Filed Pursuant to Rule No. 424(b)(3)
Registration No. 333-142602

PROSPECTUS

Berry Plastics Holding Corporation
(Successor by merger to Covalence Specialty Materials Corp.)
OFFER TO EXCHANGE
10¼% Senior Subordinated Notes due 2016
registered under the Securities Act
For
A Like Principal Amount of 10¼% Senior Subordinated Notes due 2016
($265,000,000 Aggregate Principal Amount)

Berry Plastics Holding Corporation (“Berry Holding”) hereby offers to exchange up to $265,000,000 aggregate principal amount of its 10¼% Senior Subordinated Notes due 2016 that are registered under the Securities Act of 1933, or the “exchange notes,” for an equal principal amount of its outstanding 10¼% Senior Subordinated Notes due 2016, or the “outstanding notes,” which we issued previously without registration under the Securities Act. We refer to the outstanding notes and the exchange notes collectively in this prospectus as the “notes.” The exchange notes are substantially identical to the outstanding notes, except that the exchange notes will not be subject to transfer restrictions or entitled to registration rights, and the additional interest provisions applicable to the outstanding notes in some circumstances relating to the timing of the exchange offer will not apply to the exchange notes. The outstanding notes were issued initially by Covalence Specialty Materials Holding Corp., and the exchange notes will be issued by Berry Holding and guaranteed by Berry Plastics Corporation, Aerocon, Inc., Berry Iowa Corporation, Berry Plastics Design Corporation, Berry Plastics Technical Services, Inc., Berry Sterling Corporation, CPI Holding Corporation, Knight Plastics, Inc., Packerware Corporation, Pescor, Inc., Poly-Seal Corporation, Venture Packaging, Inc., Venture Packaging Midwest, Inc., Berry Plastics Acquisition Corporation III, Berry Plastics Acquisition Corporation V, Berry Plastics Acquisition Corporation VII, Berry Plastics Acquisition Corporation VIII, Berry Plastics Acquisition Corporation IX, Berry Plastics Acquisition Corporation X, Berry Plastics Acquisition Corporation XI, Berry Plastics Acquisition Corporation XII, Berry Plastics Acquisition Corporation XIII, Berry Plastics Acquisition Corporation XV, LLC, Kerr Group, Inc., Saffron Acquisition Corporation, Setco, LLC, Sun Coast Industries, Inc., Tubed Products, LLC, Cardinal Packaging, Inc., Landis Plastics, Inc., Covalence Specialty Adhesives LLC, Covalence Specialty Coatings LLC, Rollpak Acquisition Corporation, and Rollpak Corporation, all wholly-owned subsidiaries of Berry Holding. The exchange notes will represent the same debt as the outstanding notes and Berry Holding will issue the exchange notes under the same indenture.

Terms of the Exchange Offer

•	The exchange offer expires at 5:00 p.m., New York City time, on June 12, 2007, unless extended.
•	Completion of the exchange offer is subject to certain customary conditions, which Berry Holding may waive.
•	The exchange offer is not conditioned upon any minimum principal amount of the outstanding notes being tendered for exchange.
•	You may withdraw tenders of outstanding notes at any time before the exchange offer expires.
•	All outstanding notes that are validly tendered and not withdrawn will be exchanged for exchange notes.
•	The exchange of outstanding notes for exchange notes pursuant to the exchange offer should not be a taxable event for U.S. federal income tax purposes.
•
There is no existing market for the exchange notes to be issued, and Berry Holding does not intend to apply for listing or quotation on any exchange or other securities market to be issued, and Berry Holding does not intend to apply for listing or quotation on any exchange or other securities market.

See “Risk Factors” beginning on page 22 for a discussion of the factors you should consider in connection with the exchange offer and exchange of outstanding notes for exchange notes.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE OUTSTANDING NOTES OR THE EXCHANGE NOTES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is May 14, 2007.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state or other jurisdiction where the offer is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus is accurate as of any date other than the date on the front of this prospectus.

TABLE OF CONTENTS

Prospectus Summary	1
Summary Historical and Pro Forma Financial and Other Data	14
Where You Can Find More Information About Us	17
Disclosure Regarding Forward-Looking Statements	18
Terms Used in this Prospectus	20
Risk Factors	22
Risks Related to Our Business	32
The Exchange Offer	37
Use of Proceeds	48
Capitalization	49
Unaudited Pro Forma Condensed Supplemental Combined Financial Information	50
Selected Historical Financial Data of Old Berry Holding	57
Selected Historical Financial Data of Old Covalence	59
Management’s Discussion and Analysis of Financial Condition and Results of Operations - Old Berry Holding	61
Management’s Discussion and Analysis of Financial Condition and Results of Operations - Old Covalence	73
Old Covalence Management’s Discussion and Analysis of Financial Condition and Results of Operations	83
Principal Credit Facilities of Berry Holding	104
Old Berry Holding Business	107
Old Covalence Business	119
Recent Developments	130
Management	131
Certain Relationships and Related Party Transactions	141
Principal Stockholders of Berry Plastics Group	143
Description of Other Indebtedness	145
Description of the Exchange Notes	149

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Material United States Federal Income Tax Consequences	211
Plan of Distribution	213
Legal Matters	214
Experts	214
Where You Can Find Additional Information	215
Index to Financial Statements	F-1

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Each broker-dealer that receives exchange notes for its own account pursuant to this exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. The accompanying letter of transmittal relating to the exchange offer states that by so acknowledging and delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act of 1933, as amended. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after consummation of the registered exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any resale. See “Plan of Distribution.”

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PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in this prospectus and is qualified in its entirety by the more detailed information and consolidated financial statements included elsewhere in this prospectus and incorporated by reference into this prospectus. This summary is not complete and may not contain all of the information that may be important to you. You should carefully read the entire prospectus and all information which has been incorporated by reference into the prospectus, including the “Risk Factors” section and our consolidated financial statements and notes to those statements, before making an investment decision.
The Covalence Merger

On April 3, 2007, Berry Plastics Group, Inc. (“Old Berry Group”) completed its stock-for-stock merger (the “Covalence Merger”) with Covalence Specialty Materials Holding Corp. (“Old Covalence Holding”). The resulting company retained the name Berry Plastics Group, Inc. (“Berry Group”). Immediately following the Covalence Merger, Berry Plastics Holding Corporation (“Old Berry Holding”) and Covalence Specialty Materials Corp. (“Old Covalence”) were combined as a direct subsidiary of Berry Group. The resulting company retained the name Berry Plastics Holding Corporation (“Berry Holding”). References herein to “we”, “us”, the “Company” and “Berry Plastics” refer to Berry Group and its consolidated subsidiaries, including Berry Holding, after giving effect to the transactions described in this paragraph.

The combination was accounted for as a merger of entities under common control. We believe the combination of these entities will provide us with significant opportunities for growth through increasing operational efficiencies, reducing fixed costs, optimizing manufacturing assets and improving the efficiency of capital spending. For the year-ended September 30, 2006, on a pro forma combined basis, we generated pro forma net sales of $3.2 billion.

In connection with the Covalence Merger, Berry Holding also entered into new senior secured credit facilities (the “New Berry Credit Facility”) and replaced and repaid the Old Berry Holding and Old Covalence credit facilities. The $1.6 billion senior secured credit facility has a $400 million asset based revolving credit facility including a $100 million letter of credit facility, and $1.2 billion term loan facility. Repayment of 1% of the term loan per annum must be made quarterly with the balance payable upon the final maturity date. Interest on the term and revolving loan facilities is LIBOR plus 2.0% and LIBOR plus 1.25%, respectively. The Company used available cash to fund the Covalence Merger and there were no amounts outstanding at closing on the revolving credit facility.

Overview of the Combined Company

Berry Group operates in the plastic segment of the $109 billion U.S. packaging sector, which accounted for $39 billion, or 36%, of total packaging industry sales in 2003, the most recently reported year. Plastic packaging has gained, and is expected to continue to gain, market share versus other packaging materials, driven by factors including consumer preference, weight advantages, shatter resistance and barrier properties. The product categories on which we focus utilize similar manufacturing processes, share common raw materials (principally polypropylene and polyethylene resin) and sell into end markets where customers demand innovative packaging solutions and quick and seamless design and delivery.

Berry Group’s business is comprised of two principal business segments: the “Berry Plastics Business” and the “Covalence Business”. The “Berry Plastics Business” (which we also refer to as “Berry”) is operated by Berry Plastics Corporation, and principally includes the following products: open top containers, drink cups, bottles, closures and overcaps, tubes and prescription vials. The “Covalence Business” (which we also refer to as “Covalence”) is operated by Berry Holding and principally includes the following products:  private label trash bags, stretch films, plastic sheeting, can liners, custom and plastic film products, coated and laminated products and specialty adhesive and flexible packaging application businesses.

Berry Plastics Business

Unless otherwise stated all percentages and amounts relate only to the historical Berry Plastics business and do not reflect the combined operations of Berry Group.

Overview

Berry manufactures a broad range of innovative, high-quality plastic packaging solutions using our collection of over 1,500 proprietary molds and an extensive set of internally developed processes and technologies. Berry’s principal products are sold in a diverse selection of markets, including food and beverage, healthcare, personal care, quick service and family dining restaurants, custom and retail.

Berry’s Strengths

Berry’s strengths include:

Leading positions across a broad product offering. Berry has achieved leading competitive positions in many of its major product lines including thinwall, pry-off, dairy and clear polypropylene containers; drink cups; spice and pharmaceutical bottles and prescription vials; and spirits, continuous thread and pharmaceutical closures.

Large, diverse and stable customer base. Berry sells its products to over 12,000 customers in diverse industries, including pharmaceuticals, food, dairy and health and beauty. Berry’s top 10 customers accounted for less than 27% of net sales and Berry’s largest customer accounted for less than 6% of net sales for the 12 months ending December 30, 2006 for Old Berry Holding. The average term of Berry’s relationships with Berry’s top 10 customers is 21 years.

Strong organic growth through continued focus on best-in-class technology and innovation. Berry currently owns over 1,500 proprietary molds and has pioneered a variety of production processes and new products, recent examples of which include an innovative prescription package for Target Stores, a proprietary flip-top closure for tubes and Berry’s Vent Band™ compression closure for isotonic beverages (e.g., Gatorade®).

Scale and low-cost operations drive profitability. Berry’s large, high-volume equipment and flexible, cross-facility manufacturing capabilities result in lower unit-production costs than many of Berry’s competitors as we can leverage Berry’s fixed costs, higher capacity utilization and longer production runs. Berry’s scale also enhances Berry’s purchasing power and lowers Berry’s cost of raw materials such as resin. In addition, Berry has broad distribution capabilities, which reduce shipping costs and allow for quick turnaround times to Berry’s customers. Berry’s managers are charged with meeting specific cost reduction and productivity improvement targets each year, with a material amount of their compensation tied to their performance versus these targets.

Ability to pass through changes in the price of resin. Berry has generally been able to pass through to Berry’s customers increases in costs of raw materials, especially resin, the principal raw material used in manufacturing Berry’s products. Berry has contractual price escalators/de-escalators tied to the price of resin with customers representing more than 60% of net sales that result in relatively rapid price adjustments to these customers. In addition, Berry has experienced high success rates in quickly passing through increases and decreases in the price of resin to customers without indexed price agreements.

Track record of strong, stable, free cash flow. Berry’s strong earnings, combined with Berry’s modest capital expenditure profile, limited working capital requirements and relatively low cash taxes due to various tax attributes, result in the generation of significant free cash flow.

Motivated management team with highly successful track record. Berry’s 12 senior executives possess an average of 20 years of packaging industry experience, and have combined experience of over 236 years at Old Berry Holding. This team has been responsible for developing and executing Berry’s strategy that has generated a track record of earnings growth and strong free cash flow and has successfully integrated 22 acquisitions since 1988. Members of Berry’s senior management team and other employees own, on a pro forma basis, approximately 18% of the equity of Berry Group, Berry’s parent company, on a fully diluted basis after the Covalence Merger.

Berry’s Strategy

Berry’s strategy is to maintain and enhance Berry’s market position and leverage Berry’s core strengths to increase profitability and maximize free cash flow through the continued implementation of the following:

Increase sales to Berry’s existing customers. We are expanding Berry’s product portfolio, extending existing product lines and penetrating new markets with new products, the aim of which is to provide Berry’s customers with a cost-effective, single source from which to purchase a broad range of their plastic packaging needs.

Aggressively pursue new customers. We believe that Berry’s national direct sales force, Berry’s ability to offer new customers a cost-effective, single source from which to purchase a broad range of plastic packaging products and Berry’s proven ability to design innovative new products position us well to continue to grow and diversify Berry’s customer base.

Manage costs and capital expenditures to drive free cash flow and returns on capital. We employ a team culture of continuous improvement operating under an ISO management system and employing Six Sigma throughout the organization. Berry’s principal cost-reduction strategies include (i) leveraging Berry’s scale to reduce material costs, (ii) efficiently reinvesting capital into Berry’s manufacturing processes to maintain technological leadership and achieve productivity gains, (iii) focusing on ways to streamline operations through plant and overhead rationalization, and (iv) monitoring and rationalizing the number of vendors from which we purchase materials in order to increase Berry’s purchasing power.

Selectively pursue strategic acquisitions. Berry’s industry is highly fragmented and Berry’s customers are focused on working with a small set of key vendors. Berry has a successful track record of executing and integrating acquisitions, having completed 22 acquisitions since 1988, and has developed an expertise in synergy realization. We intend to continue to apply a selective and disciplined acquisition strategy.

Covalence Business

Unless otherwise stated all percentages and amounts relate only to the historical Covalence business and do not reflect the combined operations of Berry Group.

Overview

Covalence is one of the largest manufacturers of plastic film products in the world, based upon sales volume and gross sales, and is also a producer of specialty adhesives and flexible packaging products. Covalence offers an extensive portfolio of over 200 product groups to a wide range of customers, including industrial, building products, custom, institutional, retail, flexible packaging and corrosion protection. Covalence markets its products to a diverse group of over 9,000 customers, with no single customer accounting for more than 10% of its net revenue in fiscal 2006. Covalence leverages its extrusion, lamination and coating expertise across its manufacturing processes as well as its raw material purchasing scale, to manufacture products at competitive prices. We believe that Covalence is one of the largest global purchasers of polyethylene resin, our principal raw material, buying approximately 1.3 billion pounds annually. For the 12 months ending September 29, 2006, Covalence generated net revenue of $1.8 billion, 96% of which was from North America.

Covalence is a leading manufacturer of value and private-label trash bags, stretch films, plastic sheeting, can liners, and custom and plastic film products, based upon sales volume and gross sales. Included in its product line is its best-selling Ruffies® value trash bags. We believe Covalence’s purchasing leverage has allowed it to maintain a relatively stable material spread, which is the difference between selling prices and plastic resin costs on a per-pound basis, and has positioned it to secure attractive volume growth opportunities.

Covalence is also a producer of coated and laminated products for specialty adhesive and flexible packaging applications. Covalence is a manufacturer of specialty adhesive products such as cloth tapes, through the Nashua® and Polyken® brands, pipeline corrosion protection tapes and foil tapes. Covalence believes its high-quality products, new product development, long-standing customer relationships and recognizable brand names have contributed to its position as one of the leading suppliers to many of its customers.

Covalence’s Strengths

Covalence’s strengths include:

Market Positions. Covalence maintains strong market positions across most of its primary product lines, deriving 73% of its fiscal 2006 net revenue from product lines for which Covalence is one of the market leaders, including value-brand trash bags, institutional can liners, stretch films, plastic sheeting, cloth tape and foil tapes.

Diverse Product Portfolio and Customer Base. Covalence has a diverse and stable product portfolio and customer base and serves a wide range of industries, including industrial tapes, building products, custom, institutional can liners, retail, flexible packaging and corrosion protection.

Significant Polyethylene Resin Purchaser. We believe Covalence is one of the largest purchasers of polyethylene resin in the world, purchasing approximately 1.3 billion pounds annually, which allows Covalence to source polyethylene resin on a global basis as market conditions warrant, which we believe enables Covalence to take advantage of supply and cost differentials in the global market.

Strong Free Cash Flow. We believe that Covalence’s operating characteristics and the nature of the industry in which it operates including its ability to pass increases in raw material prices through to its customers, primarily in its Plastics operating segment, together with its diversified revenue base, economies of scale and focus on maintaining industry-leading cost levels, low maintenance capital requirements, low cash taxes and moderate working capital needs, allows Covalence to generate strong free cash flow.

Covalence’s Business Strategy

Covalence’s business strategy is to increase its net revenue, profitability and free cash flow and enhance its industry positions through the continued implementation of the following:

Drive Organic Growth with New and Existing Customers. Leveraging its diverse portfolio of high-quality, competitively priced products, its high service levels, its national presence and its supply-chain management capabilities to expand its customer base and increase its sales to its existing customers.

Continue to Innovate and Develop New Products. Actively managing its new product pipeline and employing a strong team of scientists and engineers with diverse backgrounds and expertise in developing and reformulating products.

Focus on Maximization of Free Cash Flow. Continuously seeking opportunities to increase its free cash flow through managing its working capital, reducing costs and increasing volume.

Capitalize on Strategic Opportunities. Considering opportunities to leverage its capabilities across a broader range of products, expanding its customer base and broadening its served end-markets through tuck-in acquisitions as well as potential strategic acquisitions.

Recent Developments

On February 6, 2007, Covalence announced a restructuring program in its Coatings division. The planned actions relate to the exiting of two product lines, the closure of a manufacturing facility, the termination of certain employees and the relocation of certain operations. The affected product lines accounted for revenues of $20.6 million for the period from February 17 to September 29, 2006. The liability associated with this restructuring program is $11.6 million, including asset impairment charges of $8.2 million, termination benefits of $1.7 million, relocation expenses of $0.9 million and other restructuring charges of $0.8 million.

In connection with the Covalence Merger, Berry Group modified certain outstanding options held by employees of Berry Group or its subsidiaries. Such options were modified to provide (i) that each option will have an exercise price fixed at $100 per share, (ii) that each option shall vest and become exercisable over a five year period beginning in fiscal 2007 based on continued service with the Company and (iii) for accelerated vesting.

On April 10, 2007, Berry Holding sold its wholly owned subsidiary, Berry Plastics UK Ltd., to Plasticum Group N.V. for approximately $10.0 million. This business represented annual net sales of less than $9.0 million.

On April 11, 2007, Berry Holding completed its acquisition of 100% of the outstanding common stock of Rollpak Acquisition Corporation, which is the sole stockholder of Rollpak Corporation. Rollpak Corporation is a flexible film manufacturer located in Goshen, Indiana. The purchase price was funded utilizing cash on hand.

On April 26, 2007, Berry Holding announced its intention to shut down its if manufacturing facility located in Oxnard, California. Berry Holding intends to complete this shutdown prior to December 31, 2007.

The business from this facility is being moved to other existing facilities. Berry Holding does not expect the costs associated with this shutdown to be material.

Risk Factors

You should consider carefully all the information set forth in this prospectus and, in particular, you should evaluate the specific factors set forth under “Risk Factors” for risks you should consider in connection with the exchange offer.

Additional Information

Berry Holding is a Delaware Corporation. Our principal executive offices are located at 101 Oakley Street, Evansville, Indiana 47710. Our telephone number is (812) 424-2904. Our website address is located at www.berryplastics.com. The information that appears on our website is not a part of, and is not incorporated into, this prospectus.

Summary of the Exchange Offer

The following is a brief summary of the terms of the exchange offer. For a more complete description of the exchange offer, see “The Exchange Offer.”

Securities Offered	Up to $265,000,000 aggregate principal amount of the exchange notes which have been registered under the Securities Act.

The form and terms of these exchange notes are identical in all material respects to those of the outstanding notes of the same series except that:

• the exchange notes have been registered under the U.S. federal securities laws and will not bear any legend restricting their transfer;

• the exchange notes bear a different CUSIP number than the outstanding notes;

• the exchange notes will not be subject to transfer restrictions or entitled to registration rights; and

• the exchange notes will not be entitled to additional interest provisions applicable to the outstanding notes in some circumstances relating to the timing of the exchange offer. See “The Exchange Offer—Terms of the Exchange Offer; Acceptance of Tendered Notes.”

The Exchange Offer	Berry Holding is offering to exchange the exchange notes for a like principal amount of the outstanding notes.

Berry Holding will accept any and all outstanding notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on June 12, 2007. Holders may tender some or all of their outstanding notes pursuant to the exchange offer. However, outstanding notes may be tendered only in integral multiples of $1,000 in principal amount. In order to be exchanged, an outstanding note must be properly tendered and accepted. All outstanding notes that are validly tendered and not withdrawn will be exchanged. As of the date of this prospectus, there are $265,000,000 aggregate principal amount of outstanding 10¼% Series A Senior Subordinated Notes due 2016. Berry Holding will issue exchange notes promptly after the expiration of the exchange offer. See “The Exchange Offer—Terms of the Exchange Offer—Acceptance of Tendered Notes.”

Transferability of Exchange Notes
Based on interpretations by the staff of the SEC, as detailed in previous no-action letters issued to third parties, we believe that the exchange notes issued in the exchange offer may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act as long as:

• you are acquiring the exchange notes in the ordinary course of your business;

• you are not participating, do not intend to participate and have no arrangement or understanding with any person to participate in a distribution of the exchange notes; and

• you are not our “affiliate” as defined in Rule 405 under the Securities Act.

If you are an affiliate of ours, or are engaged in or intend to engage in or have any arrangement or understanding with any person to participate in the distribution of the exchange notes:

• you cannot rely on the applicable interpretations of the staff of the SEC;

• you will not be entitled to participate in the exchange offer; and

• you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

Each broker or dealer that receives exchange notes for its own account in the exchange offer for outstanding notes that were acquired as a result of market-making or other trading activities must acknowledge that it will comply with the prospectus delivery requirements of the Securities Act in connection with any offer to resell or other transfer of the exchange notes issued in the exchange offer.

Furthermore, any broker-dealer that acquired any of its outstanding notes directly from us, in the absence of an exemption therefrom,

• may not rely on the applicable interpretation of the staff of the SEC’s position contained in Exxon Capital Holdings Corp., SEC no-action letter (April 13, 1988), Morgan, Stanley & Co. Inc., SEC no-action letter (June 5, 1991) and Shearman & Sterling, SEC no-action letter (July 2, 1993); and

• must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes.

See “Plan of Distribution.”

We do not intend to apply for listing of the exchange notes on any securities exchange or to seek approval for quotation through an automated quotation system. Accordingly, there can be no assurance that an active market will develop upon completion of the exchange offer or, if developed, that such market will be sustained or as to the liquidity of any market.

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on June 12, 2007, unless Berry Holding extends the expiration date.

Exchange Date; Issuance of Exchange Notes
The date of acceptance for exchange of the outstanding notes is the exchange date, which will be the first business day following the expiration date of the exchange offer. Berry Holding will issue the exchange notes in exchange for the outstanding notes tendered and accepted in the exchange offer promptly following the exchange date. See “The Exchange Offer—Terms of the Exchange Offer; Acceptance of Tendered Notes.”

Conditions to the Exchange Offer
The exchange offer is subject to customary conditions. Berry Holding may assert or waive these conditions in our reasonable discretion. See “The Exchange Offer—Conditions to the Exchange Offer” for more information regarding conditions to the exchange offer.

Special Procedures for Beneficial Holders
If you beneficially own outstanding notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender in the exchange offer, you should contact such registered holder promptly and instruct such person to tender on your behalf. See “The Exchange Offer—Procedures for Tendering Outstanding Notes.”

Effect of Not Tendering
Any outstanding notes that are not tendered in the exchange offer, or that are not accepted in the exchange, will remain subject to the restrictions on transfer. Since the outstanding notes have not been registered under the U.S. federal securities laws, you will not be able to offer or sell the outstanding notes except under an exemption from the requirements of the Securities Act or unless the outstanding notes are registered under the Securities Act. Upon the completion of the exchange offer, Berry Holding will have no further obligations, except under limited circumstances, to provide for registration of the outstanding notes under the U.S. federal securities laws. See “The Exchange Offer—Effect of Not Tendering.”

Withdrawal Rights	You may withdraw your tender at any time before the exchange offer expires.

Interest on Exchange Notes and the Outstanding Notes
The exchange notes will bear interest from the most recent interest payment date to which interest has been paid on the outstanding notes, or, if no interest has been paid, from February 16, 2006. Interest on the outstanding notes accepted for exchange will cease to accrue upon the issuance of the exchange notes.

Acceptance of Outstanding Notes and Delivery of Exchange Notes
Subject to the conditions stated in the section “The Exchange Offer—Conditions to the Exchange Offer” of this prospectus, Berry Holding will accept for exchange any and all outstanding notes which are properly tendered in the exchange offer before 5:00 p.m., New York City time, on the expiration date. The exchange notes will be delivered promptly after the expiration date. See “The Exchange Offer—Terms of the Exchange Offer; Acceptance of Tendered Notes.”

Material United States Federal Income Tax Considerations
The exchange by a holder of outstanding notes for exchange notes to be issued in the exchange offer should not result in a taxable transaction for U.S. federal income tax purposes. See “Material United States Federal Income Tax Consequences.”

Accounting Treatment
Berry Holding will not recognize any gain or loss for accounting purposes upon the completion of the exchange offer. The expenses of the exchange offer that Berry Holding pay will be charged to expense in accordance with generally accepted accounting principles. See “The Exchange Offer—Accounting Treatment.”

Exchange Agent
Wells Fargo Bank, National Association, the trustee under the indenture, is serving as exchange agent in connection with the exchange offer. The address and telephone number of the exchange agent are listed under the heading “The Exchange Offer—Exchange Agent.”

Use of Proceeds	Berry Holding will not receive any proceeds from the issuance of exchange notes in the exchange offer. Berry Holding will pay all expenses incident to the exchange offer. See “Use of Proceeds.”

Summary of the Terms of the Exchange Notes

The form and terms of the exchange notes and the outstanding notes are identical in all material respects, except that the transfer restrictions, registration rights and additional interest provisions in some circumstances relating to the timing of the exchange offer, which are applicable to the outstanding notes, do not apply to the exchange notes. The exchange notes will evidence the same debt as the outstanding notes and will be governed by the same indenture.

Issuer	Berry Plastics Holding Corporation (successor by merger to Covalence Specialty Materials Corp.)

Securities	Up to $265,000,000 in aggregate principal amount of 10¼% Senior Subordinated Notes due 2016.

Maturity	March 1, 2016.

Interest	Annual rate: 10¼%

Payment frequency: semiannually on March 1 and September 1.

First payment: September 1, 2006.

Ranking	The exchange notes will be our general unsecured senior subordinated obligations. Accordingly, they will rank:

• junior to all of our existing and future senior debt, including all borrowings under our senior secured credit facilities and the Second Priority Fixed and Floating Rate Notes;

• effectively junior to our secured indebtedness to the extent of the value of the assets securing that debt;

• equally with all of our future senior subordinated debt;

• senior to any of our future debt that expressly provides that it is subordinated to the exchange notes; and

• effectively junior to all of the liabilities of our subsidiaries that are not guarantors.

As of December 30, 2006, we had outstanding on a combined pro forma basis:
• No borrowings outstanding under our $400 million Asset Based Revolving Line of Credit. We did have $21.4 million of outstanding letters of credit and borrowing availability of $378.6 million subject to a borrowing base.

• $1,974.6 million of secured senior indebtedness consisting primarily of first priority term B loans under the senior secured credit facilities and Second Priority Fixed and Floating Rate Notes.

• $425 million of 11% unsecured senior secured subordinated indebtedness, consisting of the senior subordinated notes.

Guarantees	The exchange notes will be guaranteed, jointly and severally, on a senior subordinated basis, by each of our domestic subsidiaries that guarantees our senior secured credit facilities.

The guarantees of the exchange notes will be general unsecured senior subordinated obligations of the exchange note guarantors. Accordingly, they will rank:

• junior to all existing and future senior debt of the exchange note guarantors, including the exchange note guarantors’ guarantees of borrowings under our senior secured credit facilities and floating rate loan,.

• effectively junior to all secured indebtedness of that guarantor to the extent of the value of the assets securing that debt;

• equally with any future senior subordinated debt of the exchange note guarantors; and

• senior to all future debt of the exchange note guarantors that expressly provides that it is subordinated to the guarantees of the exchange notes.

As of December 30, 2006, on a pro forma basis the guarantees of the notes were subordinated to $1,974.6 million of senior debt of the note guarantors, which primarily consists of guarantees of our borrowings under our senior secured credit facilities and second priority fixed and floating rate notes.

Optional Redemption
Berry Holding may redeem the exchange notes, in whole or in part, at any time on or after March 1, 2011, at the redemption prices described in “Description of the Exchange Notes—Optional Redemption,” plus accrued and unpaid interest, if any. Prior to March 1, 2011, Berry Holding may redeem the exchange notes, in whole or in part, at a price equal to 100% of the principal amount plus a “make- whole” premium, plus accrued and unpaid interest, if any, to the date of redemption.

In addition, on or before March 1, 2009, Berry Holding may redeem up to 35% of the exchange notes with the net cash proceeds from certain equity offerings at a redemption price of 100% of the principal amount of the notes redeemed. However, Berry Holding may only make such redemptions if at least 65% of the aggregate principal amount of the exchange notes issued under the indenture remains outstanding immediately after the occurrence of such redemption.

Change of Control	If Berry Holding experiences specific kinds of changes of control, Berry Holding must offer to purchase the exchange notes at 101% of their face amount, plus accrued interest.

Certain Covenants	The indenture governing the exchange notes will, among other things, limit our ability and the ability of our restricted subsidiaries to:

• borrow money or sell disqualified stock or preferred stock;

• pay dividends on or redeem or repurchase stock;

• make certain types of investments;

• sell assets;

• incur certain liens;

• restrict dividends or other payments from restricted subsidiaries;

• enter into transactions with affiliates; and

• consolidate, merge or sell all or substantially all of our assets.

These covenants contain important exceptions, limitations and qualifications. For more details, see “Description of the Exchange Notes.”

SUMMARY HISTORICAL AND PRO FORMA FINANCIAL AND OTHER DATA

The combination of Old Berry Holding and Old Covalence has been treated, for accounting purposes, as a combination of entities under common control. The audited supplemental combined financial statements presented herein reflect the results of operations of each company from the date such company was acquired by affiliates of Apollo Management, L.P. (“Apollo”).

The following table summarizes certain historical and pro forma financial and other data for Berry Holding. The summary historical and pro forma financial and other data for Berry Holding as of September 30, 2006, and for the period from February 17, 2006 to September 30, 2006 has been derived from the audited supplemental combined financial statements of Berry Holding, included elsewhere in this prospectus. The summary historical and pro forma financial and other data of Berry Holding as of and for the three months ended December 30, 2006 has been derived from the unaudited supplemental combined financial statements of Berry Holding, included elsewhere in this prospectus, and include all adjustments that management considers necessary for a fair presentation of our financial position and results of operations as of the date and for the period indicated. Results for the three months ended December 30, 2006 are not necessarily indicative of the results that may be expected for the entire year. The financial data of Berry Holding for the period from February 17, 2006 to September 30, 2006 and the three months ended December 30, 2006 includes:

•
 the results of operations of Covalence Specialty Materials Corp. for the period from February 17, 2006 to September 29, 2006 and the three months ended December 29, 2006, which reflect purchase accounting adjustments from the date of acquisition of Covalence by Apollo on February 16, 2006;

•
the results of operations of Berry Plastics Holding Corporation (Old Berry Holding) for the period from September 20, 2006 to September 30, 2006 and the three months ended December 30, 2006, which reflect purchase accounting adjustments from the date of acquisition of Old Berry Holding by Apollo on September 20, 2006.

The summary unaudited pro forma supplemental combined financial data of Berry Holding gives effect, in the manner described under “Unaudited Pro Forma Condensed Supplemental Combined Financial Information,” to the Covalence Merger, New Berry Credit Facility and the acquisition of minority interests. Our unaudited pro forma supplemental combined balance sheet as of December 30, 2006 gives pro forma effect to the New Berry Credit Facility, including the application of the net proceeds to the Company therefrom, as the New Berry Credit Facility had been funded on such date. Our unaudited pro forma supplemental combined statement of operations for the year ended September 30, 2006 and the three months ended December 30, 2006 gives pro forma effect to the Covalence Merger, New Berry Credit Facility and the acquisition of minority interests, as if they had each occurred at the beginning of the respective period as described under “Unaudited Pro Forma Condensed Supplemental Combined Financial Information.”

The pro forma adjustments relating to the minority interest acquisitions of Old Berry Holding as part of the Combinations are based on preliminary estimates of the fair value of the consideration provided, estimates of the fair values of assets acquired and liabilities assumed and available information and assumptions. In addition, both the acquisitions of Old Berry Holding and Old Covalence are preliminary and are based on certain procedures performed by independent third-party appraisers. The final determination of fair value could result in changes to the pro forma adjustments and the pro forma data included herein.

The unaudited pro forma supplemental combined financial data for the year ended and as of September 30, 2006 and the three month period ended as of December 30, 2006 is presented for informational purposes only, and does not purport to represent what our results of operations would actually have been if the transactions had occurred on the dates indicated, nor does it purport to project our results of operations or financial condition that we may achieve in the future.

You should read this summary historical and pro forma financial and other data in conjunction with “Selected Historical Financial and Other Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Berry”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Covalence” and “Unaudited Pro Forma Condensed Supplemental Combined Financial Information,” together with all of the financial statements and related notes included in this prospectus.

	Historical		Pro Forma
	Period from February 17,	Three months		Three months
	2006 to September 30, 2006	ended December 30, 2006	Year Ended September 30, 2006	Ended December 30, 2006
		(Unaudited)	(Unaudited)	(Unaudited)
Net sales	$1,138.8	$703.6	$3,173.4	$703.6
Cost of goods sold	1,022.9	617.2	2,701.4	617.6
Gross profit	115.9	86.4	472.0	86.0

Operating expenses	108.2	78.9	326.6	79.5
Operating income	7.7	7.5	145.4	6.5

Other expense (income)	(1.3)	0.1	(1.3)	0.1
Interest expense, net	46.5	59.9	236.4	59.1
Loss on extinguished debt	13.6	-	13.6	-
Loss before taxes	(51.1)	(52.5)	(103.3)	(52.7)
Income tax benefit	(18.1)	(19.5)	(38.7)	(19.8)
Minority interest	(1.8)	(2.2)	-	-
Net loss	$(31.2)	$(30.8)	$(64.6)	$(32.9)
Cash Flow Data
Cash flows provided by operating activities	$96.7	$59.8	$-	$-
Cash flows used in investing activities	(3,252.0)	(44.4)	-	-
Cash flows provided by financing activities	3,212.5	(24.7)	-	-
Other Data:
Capital expenditures	34.8	14.2	-	14.2
Bank Compliance EBITDA(b)	80.3	-	-	-
Depreciation and amortization	54.6	49.1	198.5	50.1

Ratio of earnings to fixed charges	(c)	(c)	(c)	(c)
Balance Sheet Data (at end of period)
Cash and equivalents	$83.1	$73.6	$-	$107.5
Working capital(a)	442.3	403.8	-	438.1
Total assets	3,821.4	3,658.5	-	3,900.3
Total debt	2,628.3	2,605.1	-	2,658.3
Total liabilities	3,346.6	3,215.5	-	3,302.2
Total shareholders’ equity	409.6	379.7	-	598.1
_______________________
(a) - Working Capital represents current assets less current liabilities.
(b) - Bank Compliance EBITDA is defined as Net loss before Depreciation and Amortization, Income Taxes, Interest expense (net), management fees to related parties, certain one-time, non-recurring charges, certain non-cash income or expenses, and other unusual items which are more particularly defined in our credit documents and the indenture governing the notes. Bank Compliance EBITDA is used by our lenders for debt covenant compliance purposes and by our management as one of several measures to evaluate management performance, including as a factor in determining annual bonus payments. Bank Compliance EBITDA eliminates what we believe are non-recurring expenses and certain other charges that we believe do not reflect our operations and underlying operational performance. The result, we believe, more accurately reflects the underlying performance of the Company and therefore provides our management and investors with a more meaningful metric to assess our performance over time.  Bank Compliance EBITDA is not a defined term under U.S. GAAP. Although we use Bank Compliance EBITDA as a financial measure to assess the performance of our business, the use of Bank Compliance EBITDA has important limitations, including (1) Bank Compliance EBITDA also does not represent funds available for dividends, reinvestment or other discretionary uses, or account for one-time expenses and charges; (2) Bank Compliance EBITDA does not reflect cash outlays for capital expenditures or contractual commitments; (3) Bank Compliance EBITDA does not reflect changes in or cash requirements for, working capital; (4) Bank Compliance EBITDA does not reflect the interest expense or the cash requirements necessary to service interest of principal payments, on indebtedness; (5) Bank Compliance EBITDA does not reflect income tax expense or the cash necessary to pay income taxes; (6) although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Bank Compliance EBITDA does not reflect cash requirements for such replacements; (7) Bank Compliance EBITDA does not reflect the impact of earnings or charges resulting from matters we consider not to be indicative of our ongoing operations; and (8) other companies, including other companies in our industry, may calculate Bank Compliance EBITDA differently, limiting its usefulness as a comparative measure.

Consequently, management does not, and you should not, consider Bank Compliance EBITDA as (i) an alternative to operating or net income or cash flows from operating activities, in each case determined in accordance with U.S. GAAP, (ii) an indicator of our cash flow, or (iii) a measure of liquidity.

Reconciliation of net loss to EBITDA and Bank Compliance EBITDA

Historical
Period from February 17, 2006 to September 30, 2006

Net loss	$(31.2)
Interest expense, net	46.5
Income taxes (benefit)	(18.1)
Depreciation and amortization	54.6
Loss on extinguished debt	13.6
Management fees	1.6
Inventory fair value step up	9.7
Severance costs	3.6
Bank Compliance EBITDA	$80.3

(c) - For the purposes of calculating the ratio of earnings to fixed charges, earnings represent income (loss) before income taxes plus fixed charges. Fixed charges consist of financing costs and the portion of operational rental expense which management believes is representative of interest within rent expense. The ratio of earnings to fixed charges should be read in conjunction with the financial statements and other financial data included in this prospectus. The period from February 17, 2006 to September 30, 2006, the three months ended December 30, 2006, the pro forma year ended September 30, 2006, and the pro forma three months ended have a shortfall of $51.1 million, $52.2 million, $103.3 million, and $52.7 million, respectively.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

We have filed with the SEC, a registration statement on Form S-4, which we refer to as the “exchange offer registration statement,” under the Securities Act of 1933, as amended, and the rules and regulations thereunder, which we refer to collectively as the “Securities Act,” covering the exchange notes being offered. This prospectus does not contain all the information in the exchange offer registration statement. For further information with respect to Berry Plastics Holding Corporation and the exchange offer, reference is made to the exchange offer registration statement. Statements made in this prospectus as to the contents of any contract, agreement or other documents referred to are not necessarily complete. For a more complete understanding of each contract, agreement or other document filed as an exhibit to the exchange offer registration statement, we encourage you to read the documents contained in the exhibits.

After the registration statement becomes effective, we will file annual, quarterly and current reports and other information with the SEC. You may read and copy any document we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC’s website at http://www.sec.gov.

You may obtain copies of the information and documents referenced or incorporated by reference in this prospectus at no charge by accessing the SEC’s website at http://www.sec.gov or by requesting them from us in writing or by telephone at:

Berry Plastics Holding Corporation
101 Oakley Street
Evansville, Indiana 47710
(812) 424-2904

To obtain timely delivery of any of our filings, agreements or other documents, you must make your request to us no later than ________, 2007. In the event that we extend the exchange offer, you must submit your request at least five business days before the expiration date of the exchange offer, as extended. We may extend the exchange offer in our sole discretion. See “Exchange Offer” for more detailed information.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the information incorporated by reference herein contain “forward-looking statements,” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with respect to our financial condition, results of operations and business and our expectations or beliefs concerning future events. Such statements include, in particular, statements about our plans, strategies and prospects under the headings “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Berry”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Covalence” and “Business.” The safe harbor provisions of Section 27A of the Securities Act and Section 21E of the Exchange Act of 1934 do not apply to any such statements which are made in connection with this exchange offer. You can identify certain forward-looking statements by our use of forward-looking terminology such as, but not limited to, “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “targets,” “likely,” “will,” “would,” “could” and similar expressions that identify forward-looking statements. All forward-looking statements involve risks and uncertainties. Many risks and uncertainties are inherent in our industry and markets. Others are more specific to our operations. The occurrence of the events described and the achievement of the expected results depend on many events, some or all of which are not predictable or within our control. Actual results may differ materially from the forward-looking statements contained or incorporated by reference in this prospectus. Factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements include:

•	risks associated with our substantial indebtedness and debt service;

•	changes in prices and availability of resin and other raw materials and our ability to pass on changes in raw material prices on a timely basis;

•	risks of competition, including foreign competition, in our existing and future markets;

•	risks related to our acquisition strategy and integration of acquired businesses;

•	reliance on unpatented proprietary know-how and trade secrets;

•	increases in the cost of compliance with laws and regulations, including environmental laws and regulations;

•	catastrophic loss of one of our key manufacturing facilities;

•	increases in the amounts we are required to contribute to our pension plans;

•	our ownership structure following the Acquisition;

•	reduction in net worth; and

•	the other factors discussed in the section of this prospectus titled “Risk Factors.”

We caution you that the foregoing list of important factors may not contain all of the material factors that are important to you. In addition, in light of these risks and uncertainties, the matters referred to in the forward-looking statements contained or incorporated by reference in this prospectus may not in fact occur. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

TERMS USED IN THIS PROSPECTUS

Unless otherwise indicated, in this prospectus:

•	the term “Apollo” refers to Apollo Management, L.P. and its affiliates;

•
the term “BPC Holding Corporation” refers to Berry Plastics Holding Corporation prior to the consummation of the Acquisition by Apollo and before it changed its name to Berry Plastics Holding Corporation;

•	the term “Berry Group” refers to Berry Plastics Group, Inc., a Delaware corporation; the former parent of Old Berry Holdings.

•	the term “Berry Holding” refers to Berry Plastics Holding Corporation combined together with Covalence Specialty Materials Corp.;

•
the terms “Berry Plastics Business” and “Berry” refer to the business segments operated by Berry Plastics Corporation, which includes the following products: open top containers, drink cups, bottles, closures and overcaps, tubes and prescription vials.

•
the terms “Covalence Business” and “Covalence” refer to the business segments operated by Berry Holding (successor to Covalence Specialty Materials Corp.), Covalence Adhesives LLC and Covalence Specialty Materials LLC, which include the following products:  private label trash bags, stretch films, plastic sheeting, can liners, custom and plastic film products, coated and laminated products and specialty adhesive and flexible packaging application businesses;

•
the term “exchange notes” refers to the 10¼% Senior Subordinated Notes due 2016 that are registered under the Securities Act of 1933, and which we are hereby offering to exchange for the outstanding notes;

•	the term “Goldman” refers to The Goldman Sachs Group, Inc. and its affiliates;

•	the term “Graham Partners” refers to Graham Partners, Inc. and its affiliates;

•	the term “guarantors” refers to each of the existing and future domestic subsidiaries of Holdings that will guarantee the notes;

•	the term “HDPE” refers to high density polyethylene;

•	the term “LDPE” refers to low density polyethylene;

•	the term “notes” refers to the outstanding notes and the exchange notes;

•	the term “Old Berry Holdings” refers to Berry Plastics Holding Corporation (f/k/a BPC Holding Corporation), the parent company of Berry Plastics Corporation prior to the Covalence Merger;

•	the term “Old Covalence” refers to Covalence Specialty Materials Corporation;

•	the term “outstanding notes” refers to the 10¼% Senior Subordinated Notes due 2016 which we issued previously without registration under the Securities Act.

•	the term “PE” refers to polyethylene;

•	the term “PET” refers to polyethylene terephthalate;

•	the term “PP” refers to polypropylene;

•	the term “Sponsors” refers to Apollo and Graham Partners; and

•	the terms “we,” “us” and the “Company” refer to Berry Group and its predecessors and consolidated subsidiaries, including Berry Holding;

Old Berry Holding’s fiscal years are 52- or 53-week periods ending generally on the Saturday closest to December 31. All references herein to “fiscal 2006” “fiscal 2005,” “fiscal 2004,” “fiscal 2003” and “fiscal 2002” relate to the fiscal years ended December 30, 2006, December 31, 2005, January 1, 2005, December 27, 2003, and December 28, 2002, respectively.

Old Covalence’s fiscal years are for the 52- or 53-week periods ending generally on the Friday closest to September 30. All references herein to “fiscal 2006,” “fiscal 2005,” fiscal 2004, fiscal 2003” and “fiscal 2002” relate to the fiscal years ended September 29, 2006, September 30, 2005, September 30, 2004, September 30, 2003 and September 30, 2002, respectively.

Berry Holding’s new fiscal year-end is the 52- or 53-week period ending generally on the Saturday closest to September 30. The supplemental combined financial statements for 2006 include Old Berry Holdings and Old Covalence from the dates of acquisition by Apollo.

RISK FACTORS

Investing in the notes involves a high degree of risk. You should carefully consider the following risk factors and all other information contained and incorporated by reference in this prospectus, including our financial statements and the related notes, before deciding to participate in the exchange offer. The risks described below are not the only risks facing us. Additional risks and uncertainties not currently known to us or those we currently view to be immaterial may also materially and adversely affect our business, financial condition or results of operations. If any of the following risks materialize, our business, financial condition or results of operations could be materially and adversely affected. In that case, you may lose some or all of your investment.

Risks Related to our Exchange Notes and the Exchange Offer

If you fail to exchange your outstanding notes, they will continue to be restricted securities and may become less liquid.

Outstanding notes that you do not tender or that we do not accept will, following the exchange offer, continue to be restricted securities, and you may not offer to sell them except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We will issue the exchange notes in exchange for the outstanding notes in the exchange offer only following the satisfaction of the procedures and conditions set forth in “The Exchange Offer—Procedures for Tendering Outstanding Notes.” Such procedures and conditions include timely receipt by the exchange agent of such outstanding notes and of a properly completed and duly executed letter of transmittal. Because we anticipate that most holders of the outstanding notes will elect to exchange their outstanding notes, we expect that the liquidity of the market for the outstanding notes remaining after the completion of the exchange offer will be substantially limited. Any outstanding notes tendered and exchanged in the exchange offer will reduce the aggregate principal amount at maturity of the outstanding notes. Further, following the exchange offer, if you did not tender your outstanding notes, you generally will not have any further registration rights, and such outstanding notes will continue to be subject to certain transfer restrictions.

You may find it difficult to sell your exchange notes because there is no existing trading market for the exchange notes.

The exchange notes are being offered to the holders of the outstanding notes. The outstanding notes were issued on February 16, 2006, primarily to a small number of institutional investors. There is no existing trading market for the exchange notes and there can be no assurance regarding the future development of a market for the exchange notes, or the ability of the holders of the exchange notes to sell their exchange notes or the price at which such holders may be able to sell their exchange notes. If such a market were to develop, the exchange notes could trade at prices that may be higher or lower than the initial offering price of the outstanding notes depending on many factors, including prevailing interest rates, our financial position, operating results and the market for similar securities. We do not intend to apply for listing or quotation of the exchange notes on any exchange and we do not know the extent to which investor interest will lead to the development of a trading market or how liquid that market might be. The initial purchasers of the outstanding notes are not obligated to make a market in the exchange notes, and any market-making may be discontinued at any time without notice. Therefore, there can be no assurance as to the liquidity of any trading market for the exchange notes or that an active market for the exchange notes will develop. As a result, the market price of the exchange notes, as well as your ability to sell the exchange notes, could be adversely affected.

Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of such securities. There can be no assurance that the market for the exchange notes will not be subject to similar disruptions. Any such disruptions may have an adverse effect on holders of the exchange notes.

Broker-dealers may become subject to the registration and prospectus delivery requirements of the Securities Act and any profit on the resale of the exchange notes may be deemed to be underwriting compensation under the Securities Act.

Any broker-dealer that acquires exchange notes in the exchange offer for its own account in exchange for outstanding notes which it acquired through market-making or other trading activities must acknowledge that it will comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction by that broker-dealer. Any profit on the resale of the exchange notes and any commission or concessions received by a broker-dealer may be deemed to be underwriting compensation under the Securities Act.

You may not receive the exchange notes in the exchange offer if the exchange offer procedures are not properly followed.

We will issue the exchange notes in exchange for your outstanding notes only if you properly tender the outstanding notes before expiration of the exchange offer. Neither we nor the exchange agent are under any duty to give notification of defects or irregularities with respect to the tenders of the outstanding notes for exchange. If you are the beneficial holder of outstanding notes that are held through your broker, dealer, commercial bank, trust company or other nominee, and you wish to tender such notes in the exchange offer, you should promptly contact the person through whom your outstanding notes are held and instruct that person to tender on your behalf.

Our substantial indebtedness could affect our ability to meet our obligations under the exchange notes and may otherwise restrict our activities.

We have a significant amount of indebtedness. On December 30, 2006 on a pro forma basis, we had total indebtedness of $2,658.3 million and we would have been able to borrow a further $378.6 million under the revolving portion of our senior secured credit facilities subject to a borrowing base. We are permitted by the terms of the exchange notes and our other debt instruments to incur substantial additional indebtedness, subject to the restrictions therein. Our inability to generate sufficient cash flow to satisfy our debt obligations, or to refinance our obligations on commercially reasonable terms, would have a material adverse effect on our business, financial condition and results of operations.

Our substantial indebtedness could have important consequences to you. For example, it could:

•	make it more difficult for us to satisfy our obligations under our indebtedness, including the exchange notes;

•	limit our ability to borrow money for our working capital, capital expenditures, debt service requirements or other corporate purposes;

•
require us to dedicate a substantial portion of our cash flow to payments on our indebtedness, which would reduce the amount of cash flow available to fund working capital, capital expenditures, product development and other corporate requirements;

•	increase our vulnerability to general adverse economic and industry conditions;

•	limit our ability to respond to business opportunities; and

•	subject us to financial and other restrictive covenants, which, if we fail to comply with these covenants and our failure is not waived or cured, could result in an event of default under our debt.

In addition, a substantial portion of our debt, including borrowings under our senior secured credit facilities and our Floating Rate Notes, bears interest at variable rates. If market interest rates increase, variable-rate debt will create higher debt service requirements, which could adversely affect our cash flow. While we may enter into agreements limiting our exposure to higher interest rates, any such agreements may not offer complete protection from this risk.

The exchange notes, our senior secured credit facilities and the indentures relating to our outstanding notes contain covenants that limit our flexibility and prevent us from taking certain actions.

The indenture governing the exchange notes and the agreements governing our senior secured credit facilities and our outstanding notes include a number of restrictive covenants. These covenants could adversely limit our ability to plan for or react to market conditions, meet our capital needs and execute our business strategy. These covenants, among other things, limit our ability and the ability of our restricted subsidiaries to:

•	borrow money or sell “disqualified stock” (as defined in the indenture) or preferred stock;

•	pay dividends on or redeem or repurchase stock;

•	make certain types of investments;

•	sell assets;

•	incur certain liens;

•	restrict dividends or other payments from subsidiaries;

•	enter into transactions with affiliates; and

•	consolidate or merge or sell our assets substantially as an entirety.

Our senior secured credit facilities include additional covenants and prohibit us from prepaying our other debt, including the exchange notes, while borrowings under our senior secured credit facilities are outstanding. Our senior secured revolving credit facility also requires us to maintain a fixed charge coverage ratio in certain limited circumstances. Our breach of covenants or obligations under the indentures governing our outstanding notes or our senior secured facilities, if not cured or waived, could result in event of default under the applicable debt instrument or agreement and could trigger acceleration of the related debt, which in turn could trigger defaults and accelerations under other debt instruments or agreements.

Any default under any of the indentures governing our outstanding notes or our senior credit facilities could adversely affect our growth, our financial condition and our results of operations, and our ability to make payments on the exchange notes, the senior credit facilities, our outstanding notes, and other debt of our subsidiaries. The imposition of the cross-default provisions described in the preceding paragraph could exacerbate these adverse consequences.

In addition, the lenders under our senior secured credit facilities and Second Priority Notes could foreclose on our assets. If we were unable to refinance these borrowings on favorable terms, our results of operations and financial condition could be adversely impacted by increased costs and less favorable terms, including interest rates and covenants. Any future refinancing of our senior secured credit facilities or floating rate loan is likely to contain similar restrictive covenants.

Despite our substantial indebtedness, we and our subsidiaries may still be able to incur significantly more debt. This could intensify the risks described above.

The terms of the indentures governing the exchange notes and our other outstanding notes and the terms of our senior secured credit facilities will contain restrictions on our and our subsidiaries’ ability to incur additional indebtedness, including senior secured indebtedness that will be effectively senior to the exchange notes to the extent of the assets securing such indebtedness. However, these restrictions will be subject to a number of important qualifications and exceptions, and the indebtedness incurred in compliance with these restrictions could be substantial. Accordingly, we or our subsidiaries could incur significant additional indebtedness in the future, much of which could constitute secured or senior indebtedness. As of December 30, 2006, we had $378.6 million available for additional borrowing under the revolving credit facility subject to a borrowing base, all of which is secured. In addition to the exchange notes, the senior subordinated notes and our borrowings under the senior secured credit facilities, the covenants under any other existing or future debt instruments could allow us to borrow a significant amount of additional indebtedness. The more leveraged we become, the more we, and in turn our security holders, become exposed to the risks described above under “—Our substantial indebtedness could affect our ability to meet our obligations under the exchange notes and may otherwise restrict our activities.”

We may not be able to generate sufficient cash to service all of our indebtedness, including the exchange notes, and may be forced to take other actions to satisfy our obligations under our indebtedness that may not be successful.

Our ability to pay principal and interest on the exchange notes and to satisfy our other debt obligations will depend upon, among other things:

•
our future financial and operating performance, which will be affected by prevailing economic conditions and financial, business, regulatory and other factors, many of which are beyond our control; and

•	the future availability of borrowings under our senior secured credit facilities, which depends on, among other things, our complying with the covenants in our senior secured credit facilities.

We cannot assure you that our business will generate sufficient cash flow from operations, or that future borrowings will be available to us under our senior secured credit facilities or otherwise, in an amount sufficient to fund our liquidity needs, including the payment of principal and interest on the exchange notes. See “Disclosure Regarding Forward-Looking Statements”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Berry” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Covalence”.

If our cash flows and capital resources are insufficient to service our indebtedness, we may be forced to reduce or delay capital expenditures, sell assets, seek additional capital or restructure or refinance our indebtedness, including the exchange notes. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations. Our ability to restructure or refinance our debt will depend on the condition of the capital markets and our financial condition at such time. Any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations. In addition, the terms of existing or future debt agreements, including our senior secured credit facilities and the Indentures governing the exchange notes and the senior subordinated notes, may restrict us from adopting some of these alternatives. In the absence of such operating results and resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations. We may not be able to consummate those dispositions for fair market value or at all. Furthermore, any proceeds that we could realize from any such dispositions may not be adequate to meet our debt service obligations then due.

Repayment of our debt, including the exchange notes, is dependent on cash flow generated by our subsidiaries.

Our subsidiaries own a significant portion of our assets and conduct a significant portion of our operations. Accordingly, repayment of our indebtedness, including the exchange notes, is dependent, to a significant extent, on the generation of cash flow by our subsidiaries and (if they are not guarantors of the exchange notes) their ability to make such cash available to us, by dividend, debt repayment or otherwise. Unless they are guarantors of the exchange notes, our subsidiaries do not have any obligation to pay amounts due on the exchange notes or to make funds available for that purpose. Our subsidiaries may not be able to, or may not be permitted to, make distributions to enable us to make payments in respect of our indebtedness, including the exchange notes. Each subsidiary is a distinct legal entity and, under certain circumstances, legal and contractual restrictions may limit our ability to obtain cash from our subsidiaries. While the Indenture governing the exchange notes limits the ability of our subsidiaries to incur consensual restrictions on their ability to pay dividends or make other intercompany payments to us, these limitations are subject to certain qualifications and exceptions. In the event that we do not receive distributions from our non-guarantor subsidiaries, we may be unable to make required principal and interest payments on our indebtedness, including the exchange notes.

Your right to receive payments on the exchange notes is effectively subordinated to the rights of our and the exchange note guarantors’ existing and future secured creditors. Further, your right to receive payments on the exchange notes is effectively subordinated to all our non-guarantors’ existing and future indebtedness.

Holders of our secured indebtedness and the secured indebtedness of the exchange note guarantors have claims that are effectively senior to your claims as holders of the exchange notes to the extent of the value of the assets securing that other indebtedness. The exchange notes are effectively subordinated to all that secured indebtedness. In the event of any distribution or payment of our assets in any foreclosure, dissolution, winding-up, liquidation, reorganization, or other bankruptcy proceeding, holders of secured indebtedness will have prior claim to those of our assets that constitute their collateral. Holders of the exchange notes will participate ratably with all holders of our other unsecured indebtedness that is deemed to be of the same class as the exchange note, and potentially with all of our other general creditors, based upon the respective amounts owed to each holder or creditor, in our remaining assets. In any of the foregoing events, we cannot assure you that there will be sufficient assets to pay amounts due on the exchange notes. As a result, holders of exchange notes may receive less, ratably, than holders of secured indebtedness.

As of December 30, 2006 on a pro forma basis, the aggregate amount of our secured indebtedness and the secured indebtedness of our subsidiaries was approximately $1,974.6 million, excluding approximately $21.4 million of letters of credit and approximately $378.6 million that was available for borrowing as additional secured debt under the revolving portion of our senior secured credit facilities subject to a borrowing base. We will be permitted to borrow substantial additional indebtedness, including secured indebtedness, in the future under the terms of the indenture relating to the exchange notes.

Additionally, only some of our subsidiaries guarantee the exchange notes. Our current and future foreign subsidiaries, receivables subsidiaries and subsidiaries that we designate as unrestricted subsidiaries under the indenture will not guarantee the exchange notes. In the event of a bankruptcy, liquidation or reorganization of any of our non-guarantor subsidiaries, holders of their indebtedness and their trade creditors will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to us. As of September 30, 2006, and for the period from February 17 to September 30, 2006 on a pro forma basis, our non-guarantor subsidiaries had net revenue of $109.4 million, total assets of $118.4 million and total liabilities of $76.4 million.

Your right to receive payments on the exchange notes is junior to our senior indebtedness, including that outstanding under our senior secured credit facilities and the Second Lien Notes, and possibly all of our future borrowings. Further, the guarantees of the exchange notes are junior to all of the exchange note guarantors’ senior indebtedness and possibly to all their future borrowings.

The exchange notes and the guarantees of the exchange notes are junior to all of our, and the exchange note guarantors’, existing indebtedness (other than trade payables) and all of our and their future indebtedness (other than trade payables), except any future indebtedness that expressly provides that it ranks equal with, or is subordinated in right of payment to, the exchange notes and the guarantees thereof. As a result, upon any distribution to our creditors or the creditors of the exchange note guarantors in a bankruptcy, liquidation or reorganization or similar proceeding relating to us or the exchange note guarantors or our or their property, the holders of our and the exchange note guarantors’ senior indebtedness will be entitled to be paid in full in cash before any payment may be made with respect to the exchange notes or the guarantees thereof.

In addition, all payments on the exchange notes and the guarantees thereof will be blocked in the event of a payment default on designated senior debt and may be blocked for up to 179 of 360 consecutive days in the event of certain non-payment defaults on designated senior debt.

In the event of a bankruptcy, liquidation or reorganization or similar proceeding relating to us or the exchange note guarantors, holders of the exchange notes will participate in the assets remaining after we and the exchange note guarantors have paid all of our senior debt. However, because the indenture relating to the exchange notes requires that amounts otherwise payable to holders of the exchange notes and guarantees thereof in a bankruptcy or similar proceeding be paid to holders of senior debt instead, holders of the exchange notes and guarantees thereof may receive less, ratably, than holders of trade payables in any such proceeding. In any of these cases, we and the exchange note guarantors may not have sufficient funds to pay all of our creditors and holders of exchange notes and guarantees thereof may receive less, ratably, than the holders of our senior debt.

As of December 30, 2006 on a pro forma basis, the exchange notes and the guarantees thereof were subordinated to $1,974.6 million of senior debt, excluding approximately $21.4 million of letters of credit, and approximately $378.6 million that is available for borrowing as additional senior debt under the revolving portion of our senior secured credit facilities subject to a borrowing base. We will be permitted to borrow substantial additional indebtedness, including senior debt, in the future under the terms of the indenture, the senior secured credit facilities and the floating rate loan.

If we default on our obligations to pay our other indebtedness, we may not be able to make payments on the exchange notes.

Any default under the agreements governing our indebtedness, including a default under our senior secured credit facilities that is not waived by the required lenders, and the remedies sought by the holders of such indebtedness could prohibit us from making payments of principal, premium, if any, or interest on the exchange notes and could substantially decrease the market value of the exchange notes. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, or interest on our indebtedness, or if we otherwise fail to comply with the various covenants, including financial and operating covenants, in the instruments governing our indebtedness (including our senior secured credit facilities), we could be in default under the terms of the agreements governing such indebtedness. In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest. More specifically, the lenders under the revolving credit facility could elect to terminate their commitments, cease making further loans and institute foreclosure proceedings against our assets, and we could be forced into bankruptcy or liquidation. If our operating performance declines, we may in the future need to seek waivers from the required lenders under our senior secured credit facilities to avoid being in default. If we breach our covenants under our senior secured credit facilities and seek a waiver, we may not be able to obtain a waiver from the required lenders. If this occurs, we would be in default under our senior secured credit facilities, the lenders could exercise their rights as described above, and we could be forced into bankruptcy or liquidation. See “Description of Other Indebtedness” and “Description of the Exchange Notes.”

The exchange notes will be structurally subordinated to all liabilities of our non-guarantor subsidiaries.

The exchange notes are structurally subordinated to the indebtedness and other liabilities of our subsidiaries that are not guaranteeing the exchange notes, which include two of our domestic subsidiaries and all of our non-U.S. subsidiaries. These non-guarantor subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the exchange notes, or to make any funds available therefore, whether by dividends, loans, distributions or other payments. For the period from February 17, 2006 to September 30, 2006, the subsidiaries that are not guaranteeing the exchange notes had net sales of $109.4 million and held 3% of our total assets. Any right that we or the subsidiary guarantors have to receive any assets of any of the non-guarantor subsidiaries upon the liquidation or reorganization of those subsidiaries, and the consequent rights of holders of exchange notes to realize proceeds from the sale of any of those subsidiaries’ assets, will be effectively subordinated to the claims of those subsidiaries’ creditors, including trade creditors and holders of preferred equity interests of those subsidiaries. Accordingly, in the event of a bankruptcy, liquidation or reorganization of any of our non-guarantor subsidiaries, these non-guarantor subsidiaries will pay the holders of their debts, holders of preferred equity interests and their trade creditors before they will be able to distribute any of their assets to us.

The terms of our senior secured credit facilities and the Indentures governing the exchange notes, the Second Lien Notes and the Senior Subordinated Notes may restrict our current and future operations, particularly our ability to respond to changes in our business or to take certain actions.

Our senior secured credit facilities and the indentures governing the exchange notes, the Second Lien Notes and the Senior Subordinated Notes contain, and any future indebtedness of ours would likely contain, a number of restrictive covenants that will impose significant operating and financial restrictions on us, including restrictions on our ability to, among other things:

•	incur or guarantee additional debt;

•	pay dividends and make other restricted payments;

•	create or incur certain liens;

•	make certain investments;

•	engage in sales of assets and subsidiary stock;

•	enter into transactions with affiliates;

•	transfer all or substantially all of our assets or enter into merger or consolidation transactions; and

•	make capital expenditures.

A failure to comply with the covenants contained in our senior secured credit facilities, the indentures governing the exchange notes, the Second Lien Notes and the Senior Subordinated Notes or any other existing indebtedness could result in an event of default under our senior secured credit facilities, the Indentures governing the exchange notes and the senior subordinated notes or any other existing agreements, which, if not cured or waived, could have a material adverse affect on our business, financial condition and results of operations. In the event of any default under our senior secured credit facilities, the indentures governing the exchange notes, the Second Lien Notes and the Senior Subordinated Notes or any other indebtedness, the lenders thereunder:

•	will not be required to lend any additional amounts to us;

•	could elect to declare all borrowings outstanding, together with accrued and unpaid interest and fees, to be due and payable;

•	may have the ability to require us to apply all of our available cash to repay these borrowings; or

•
may prevent us from making debt service payments under our other agreements, including the Indenture governing the exchange notes, any of which could result in an event of default under the exchange notes.

If the indebtedness under our senior secured credit facilities or our other indebtedness, including the exchange notes, were to be accelerated, there can be no assurance that our assets would be sufficient to repay such indebtedness in full. See “Description of Other Indebtedness” and “Description of the Exchange Notes.”

We may not have the ability to raise the funds necessary to finance the change-of-control offer required by the indenture governing the exchange notes.

Upon the occurrence of certain kinds of change of control events, we will be required to offer to repurchase all outstanding exchange notes at 101% of the principal amount thereof plus accrued and unpaid interest and liquidated damages, if any, to the date of repurchase. However, it is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of exchange notes or that restrictions in our senior secured credit facilities or floating rate loan will not allow such repurchases. In addition, certain important corporate events, such as leveraged recapitalizations that would increase the level of our indebtedness, would not constitute a “Change of Control” under the indenture. See “Description of the Exchange Notes—Change of Control.”

U.S. Federal and state statutes allow courts, under specific circumstances, to void the exchange notes or the guarantees thereof and require note holders to return payments received from us or the exchange note guarantors.

Under U.S. federal bankruptcy law and comparable provisions of state fraudulent-transfer laws, the exchange notes or the guarantees thereof may be voided, or claims in respect of the exchange notes or a guarantee may be subordinated to all other debts of us or that exchange note guarantor if, among other things, we or the exchange note guarantor, at the time we issued the exchange notes or it incurred the indebtedness evidenced by its guarantee:

•	issued the exchange notes or provided the guarantee with the intent of hindering, delaying or defrauding any present or future creditor; or

•	received less than reasonably equivalent value or fair consideration for the incurrence of such indebtedness or guarantee; and

•	were insolvent or rendered insolvent by reason of such incurrence; or

•	were engaged in a business or transaction for which our or the exchange note guarantor’s remaining assets constituted unreasonably small capital to carry on its business; or

•	intended to incur, or believed that we or it would incur, debts beyond our or its ability to pay such debts as they mature.

In addition, any payment by that exchange note guarantor pursuant to its guarantee could be voided and required to be returned to the exchange note guarantor or a fund for the benefit of the creditors of the exchange note guarantor.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, an entity would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets; or

•
if the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

If the exchange notes are or a guarantee is voided as a fraudulent conveyance or found to be unenforceable for any other reason, you will not have a claim against the relevant obligor and will only be our creditor or that of an exchange note guarantor whose obligations were not set aside or found to be unenforceable. In addition, the loss of a guarantee will constitute a default under the indenture, which default would cause all outstanding notes to become immediately due and payable.

On the basis of historical financial information, recent operating history and other factors, we believe that we and each exchange note guarantor, after giving effect to our issuance of the exchange notes and its guarantee of the notes, will not be insolvent, will not have unreasonably small capital for the business in which we and it are engaged and will not have incurred debts beyond our or its ability to pay such debts as they mature. We cannot assure you, however, as to what standard a court would apply in making these determinations or that a court would agree with our conclusions in this regard.

There may be no active trading market for the exchange notes, and if one develops, it may not be liquid.

The exchange notes constitute a new issue of securities for which there is no established trading market. We do not intend to list the exchange notes on any national securities exchange or to seek the admission of the exchange notes for quotation through the National Association of Securities Dealers Automated Quotation System. Although the initial purchasers have advised us that they currently intend to make a market in the exchange notes, they are not obligated to do so and may discontinue such market making activity at any time without notice. In addition, market-making activity will be subject to the limits imposed by the Securities Act and the Securities Exchange Act of 1934, as amended, or the Exchange Act, and may be limited during the exchange offer and the pendency of any shelf registration statement. Although we expect that the notes will be eligible for trading in PORTAL, there can be no assurance as to the development or liquidity of any market for the exchange notes, the ability of the holders of the exchange notes to sell their exchange notes or the price at which the holders would be able to sell their exchange notes. Future trading prices of the exchange notes will depend on many factors, including:

•	our operating performance and financial condition;

•	our ability to complete this offer to exchange the outstanding notes for the exchange notes;

•	the interest of securities dealers in making a market; and

•	the market for similar securities.

Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the exchange notes offered hereby. The market for the exchange notes, if any, may be subject to similar disruptions. Any such disruptions may adversely affect the value of your exchange notes.

RISKS RELATED TO OUR BUSINESS

Increases in resin prices or a shortage of available resin could harm our financial condition and results of operations.

To produce our products, we use large quantities of plastic resins, which account for a significant portion of our cost of goods sold. Plastic resins are subject to price fluctuations, including those arising from supply shortages and changes in the prices of natural gas, crude oil and other petrochemical intermediates from which resins are produced. Over the past several years, we have at times experienced rapidly increasing resin prices. If rapid increases in resin prices continue, our revenue and profitability may be materially and adversely affected, both in the short-term as we attempt to pass through changes in the price of resin to customers under current agreements and in the long-term as we negotiate new agreements or if our customers seek product substitution.

We source plastic resin primarily from major industry suppliers such as Basell, Chevron, Dow, ExxonMobil, Huntsman, Lyondell, Nova, Sunoco and Total. We have long-standing relationships with certain of these suppliers but have not entered into a firm supply contract with any of them. We may not be able to arrange for other sources of resin in the event of an industry-wide general shortage of resins used by us, or a shortage or discontinuation of certain types of grades of resin purchased from one or more of our suppliers. Any such shortage may materially negatively impact our competitive position versus companies that are able to better or more cheaply source resin.

We may not be able to compete successfully and our customers may not continue to purchase our products.

We face intense competition in the sale of our products and compete with multiple companies in each of our product lines. We compete on the basis of a number of considerations, including price, service, quality, product characteristics and the ability to supply products to customers in a timely manner. Our products also compete with metal, glass, paper and other packaging materials as well as plastic packaging materials made through different manufacturing processes. Some of these competitive products are not subject to the impact of changes in resin prices which may have a significant and negative impact on our competitive position versus substitute products. Our competitors may have financial and other resources that are substantially greater than ours and may be better able than us to withstand price competition. In addition, some of our customers do and could in the future choose to manufacture the products they require for themselves. Each of our product lines faces a different competitive landscape. Competition could result in our products losing market share or our having to reduce our prices, either of which would have a material adverse effect on our business and results of operations and financial condition. In addition, since we do not have long-term arrangements with many of our customers these competitive factors could cause our customers to shift suppliers and/or packaging material quickly.

We may pursue and execute acquisitions, which could adversely affect our business.

As part of our growth strategy, we plan to consider the acquisition of other companies, assets and product lines that either complement or expand our existing business and create economic value. We cannot assure you that we will be able to consummate any such transactions or that any future acquisitions will be consummated at acceptable prices and terms. We continually evaluate potential acquisition opportunities in the ordinary course of business, including those that could be material in size and scope. Acquisitions involve a number of special risks, including:

•	the diversion of management’s attention to the assimilation of the acquired companies and their employees and on the management of expanding operations;

•	the incorporation of acquired products into our product line;

•	the increasing demands on our operational systems;

•	possible adverse effects on our reported operating results, particularly during the first several reporting periods after such acquisitions are completed; and

•	the loss of key employees and the difficulty of presenting a unified corporate image.

We may become responsible for unexpected liabilities that we failed or were unable to discover in the course of performing due diligence in connection with historical acquisitions and any future acquisitions. We have typically required selling stockholders to indemnify us against certain undisclosed liabilities. However, we cannot assure you that indemnification rights we have obtained, or will in the future obtain, will be enforceable, collectible or sufficient in amount, scope or duration to fully offset the possible liabilities associated with the business or property acquired. Any of these liabilities, individually or in the aggregate, could have a material adverse effect on our business, financial condition and results of operations.

In addition, we may not be able to successfully integrate future acquisitions without substantial costs, delays or other problems. The costs of such integration could have a material adverse effect on our operating results and financial condition. In addition, although we conduct what we believe to be a prudent level of investigation regarding the businesses we purchase, in light of the circumstances of each transaction, an unavoidable level of risk remains regarding the actual condition of these businesses. Until we actually assume operating control of such business assets and their operations, we may not be able to ascertain the actual value or understand the potential liabilities of the acquired entities and their operations.

We may not be successful in protecting our intellectual property rights, including our unpatented proprietary know-how and trade secrets, or in avoiding claims that we infringed on the intellectual property rights of others.

In addition to relying on patent and trademark rights, we rely on unpatented proprietary know-how and trade secrets, and employ various methods, including confidentiality agreements with employees and consultants, to protect our know-how and trade secrets. However, these methods and our patents and trademarks may not afford complete protection and there can be no assurance that others will not independently develop the know-how and trade secrets or develop better production methods than us. Further, we may not be able to deter current and former employees, contractors and other parties from breaching confidentiality agreements and misappropriating proprietary information and it is possible that third parties may copy or otherwise obtain and use our information and proprietary technology without authorization or otherwise infringe on our intellectual property rights. Additionally, we have licensed, and may license in the future, patents, trademarks, trade secrets, and similar proprietary rights to third parties. While we attempt to ensure that our intellectual property and similar proprietary rights are protected when entering into business relationships, third parties may take actions that could materially and adversely affect our rights or the value of our intellectual property, similar proprietary rights or reputation. In the future, we may also rely on litigation to enforce our intellectual property rights and contractual rights, and, if not successful, we may not be able to protect the value of our intellectual property. Any litigation could be protracted and costly and could have a material adverse effect on our business and results of operations regardless of its outcome.

Our success depends in part on our ability to obtain, or license from third parties, patents, trademarks, trade secrets and similar proprietary rights without infringing on the proprietary rights of third parties. Although we believe our intellectual property rights are sufficient to allow us to conduct our business without incurring liability to third parties, our products may infringe on the intellectual property rights of such persons. Furthermore, no assurance can be given that we will not be subject to claims asserting the infringement of the intellectual property rights of third parties seeking damages, the payment of royalties or licensing fees and/or injunctions against the sale of our products. Any such litigation could be protracted and costly and could have a material adverse effect on our business and results of operations.

Current and future environmental and other governmental requirements could adversely affect our financial condition and our ability to conduct our business.

Our operations are subject to federal, state, local and foreign environmental laws and regulations that impose limitations on the discharge of pollutants into the air and water and establish standards for the treatment, storage and disposal of solid and hazardous wastes and require clean up of contaminated sites. While we have not been required historically to make significant capital expenditures in order to comply with applicable environmental laws and regulations, we cannot predict with any certainty our future capital expenditure requirements because of continually changing compliance standards and environmental technology. Furthermore, violations or contaminated sites that we do not know about (including contamination caused by prior owners and operators of such sites) (or newly discovered information) could result in additional compliance or remediation costs or other liabilities, which could be material. We have limited insurance coverage for potential environmental liabilities associated with historic and current operations and we do not anticipate increasing such coverage in the future. We may also assume significant environmental liabilities in acquisitions. In addition, federal, state, local and foreign governments could enact laws or regulations concerning environmental matters that increase the cost of producing, or otherwise adversely affect the demand for, plastic products. Legislation that would prohibit, tax or restrict the sale or use of certain types of plastic and other containers, and would require diversion of solid wastes such as packaging materials from disposal in landfills, has been or may be introduced in the U.S. Congress, in state legislatures and other legislative bodies. While container legislation has been adopted in a few jurisdictions, similar legislation has been defeated in public referenda in several states, local elections and many state and local legislative sessions. Although we believe that the laws promulgated to date have not had a material adverse effect on us, there can be no assurance that future legislation or regulation would not have a material adverse effect on us. Furthermore, a decline in consumer preference for plastic products due to environmental considerations could have a negative effect on our business.

The Food and Drug Administration (“FDA”) regulates the material content of direct-contact food and drug packages we manufacture pursuant to the Federal Food, Drug and Cosmetic Act. Furthermore, some of our products are regulated by the Consumer Product Safety Commission (“CPSC”) pursuant to various federal laws, including the Consumer Product Safety Act and the Poison Prevention Packaging Act. Both the FDA and the CPSC can require the manufacturer of defective products to repurchase or recall these products and may also impose fines or penalties on the manufacturer. Similar laws exist in some states, cities and other countries in which we sell products. In addition, laws exist in certain states restricting the sale of packaging with certain levels of heavy metals and imposing fines and penalties for noncompliance. Although we use FDA-approved resins and pigments in our products that directly contact food and drug products and we believe our products are in material compliance with all applicable requirements, we remain subject to the risk that our products could be found not to be in compliance with these and other requirements. A recall of any of our products or any fines and penalties imposed in connection with non-compliance could have a materially adverse effect on us. See “Business—Environmental Matters and Government Regulation.”

In the event of a catastrophic loss of one of our key manufacturing facilities, our business would be adversely affected.

While we manufacture our products in a large number of diversified facilities and maintain insurance covering our facilities, including business interruption insurance, a catastrophic loss of the use of all or a portion of one of our key manufacturing facilities due to accident, labor issues, weather conditions, natural disaster or otherwise, whether short or long-term, could have a material adverse effect on us.

Our future required cash contributions to our pension plans may increase.

Our future required cash contributions to our U.S. defined benefit pension plans may increase. In addition, if the performance of assets in our pension plans does not meet our expectations, if the Pension Benefit Guaranty Corporation, or PBGC, requires additional contributions to such plans as a result of the Acquisition, or if other actuarial assumptions are modified, our future required cash contributions could increase. Any such increases could have a material and adverse effect on our business, financial condition or results of operations.

The need to make these cash contributions may reduce the cash available to meet our other obligations, including our obligations with respect to the exchange notes, or to meet the needs of our business. In addition, the PBGC may terminate our defined benefit pension plans under limited circumstances, including in the event the PBGC concludes that its risk may increase unreasonably if such plans continue. In the event a plan is terminated for any reason while it is underfunded, we could be required to make an immediate payment to the PBGC of all or a substantial portion of such plan’s underfunding, as calculated by the PBGC based on its own assumptions (which might result in a larger pension obligation than that based on the assumptions we have used to fund such plan), and the PBGC could assert a lien on material amounts of our assets.

Our business operations could be significantly disrupted if members of our senior management team were to leave.

Our success depends to a significant degree upon the continued contributions of our senior management team. Our senior management team has extensive manufacturing, finance and engineering experience, and we believe that the depth of our management team is instrumental to our continued success. While we have entered into employment agreements with certain executive officers, the loss of any of our key executive officers in the future could significantly impede our ability to successfully implement our business strategy, financial plans, expansion of services, marketing and other objectives.

Goodwill and other intangibles represent a significant amount of our net worth, and a write-off could result in lower reported net income and a reduction of our net worth.

At December 30, 2006 on a pro forma basis, the net value of our goodwill, deferred financing fees and other intangibles was $2,284.8 million. In July 2001, the Financial Accounting Standards Board issued Statements of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets. Under this accounting standard, we are no longer required or permitted to amortize goodwill reflected on our balance sheet. We are, however, required to evaluate goodwill reflected on our balance sheet when circumstances indicate a potential impairment, or at least annually, under the impairment testing guidelines outlined in the standard. Future changes in the cost of capital, expected cash flows, or other factors may cause our goodwill to be impaired, resulting in a non-cash charge against results of operations to write-off goodwill for the amount of impairment. If a significant write-off is required, the charge would have a material adverse effect on our reported results of operations and net worth in the period of any such write-off.

We are controlled by Apollo, and its interests as an equity holder may conflict with yours as a creditor.

A majority of the common stock of our parent company, Berry Plastics Group, on a fully-diluted basis, is held by Apollo. Apollo controls Berry Plastics Group and therefore us as a wholly owned subsidiary of Berry Plastics Group. As a result, Apollo has the power to elect a majority of the members of our board of directors, appoint new management and approve any action requiring the approval of the holders of Berry Plastics Group’s stock, including approving acquisitions or sales of all or substantially all of our assets. The directors elected by Apollo have the ability to control decisions affecting our capital structure, including the issuance of additional capital stock, the implementation of stock repurchase programs and the declaration of dividends. Apollo’s interests may not in all cases be aligned with your interests as a holder of the exchange notes. For example, if we encounter financial difficulties or are unable to pay our debts as they mature, Apollo’s interests, as equity holders, might conflict with your interests as a holder of the exchange notes. Affiliates of Apollo may also have an interest in pursuing acquisitions, divestitures, financings and other transactions that, in their judgment, could enhance their equity investments, even though such transactions might involve risks to you as a holder of the exchange notes. Additionally, Apollo is in the business of investing in companies and may, from time to time, acquire and hold interests in businesses that compete directly or indirectly with us. Furthermore, Apollo has no continuing obligation to provide us with debt or equity financing or to provide us with joint purchasing or similar opportunities with its other portfolio companies. Apollo may also pursue acquisition opportunities that may be complementary to our business and, as a result, those acquisition opportunities may not be available to us.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

Old Covalence sold the outstanding notes to the initial purchasers on February 16, 2006. The initial purchasers subsequently resold the outstanding notes to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to non-U.S. persons outside the United States in reliance on Regulation S under the Securities Act. In connection with the issuance of the outstanding notes, Old Covalence entered into a registration rights agreement with the initial purchasers of the outstanding notes. The registration rights agreement requires us to register the exchange notes under the U.S. federal securities laws and offer to exchange the exchange notes for the outstanding notes. The exchange notes will be issued without a restrictive legend and generally may be resold without registration under the U.S. federal securities laws. Berry Holding is effecting the exchange offer to comply with the registration rights agreement.

Transferability of the Exchange Notes

Berry Holding is making this exchange offer in reliance on interpretations of the staff of the SEC set forth in several no-action letters. However, Berry Holding has not sought our own no-action letter. Based upon these interpretations, Berry Holding believes that you, or any other person receiving exchange notes, may offer for resale, resell or otherwise transfer such exchange notes without complying with the registration and prospectus delivery requirements of the U.S. federal securities laws, if:

•	you, or the person or entity receiving such exchange notes, is acquiring such exchange notes in the ordinary course of business;

•	neither you nor any such person or entity is participating in or intends to participate in a distribution of the exchange notes within the meaning of the U.S. federal securities laws;

•	neither you nor any such person or entity has an arrangement or understanding with any person or entity to participate in any distribution of the exchange notes;

•	neither you nor any such person or entity is our “affiliate” as such term is defined under Rule 405 under the Securities Act; and

•	you are not acting on behalf of any person or entity who could not truthfully make these statements.

To participate in the exchange offer, you must represent as the holder of outstanding notes that each of these statements is true.

Any holder of outstanding notes who is our affiliate or who intends to participate in the exchange offer for the purpose of distributing the exchange notes:

•	will not be able to rely on the interpretation of the staff of the SEC set forth in the no-action letters described above; and

•
must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the exchange notes, unless the sale or transfer is made pursuant to an exemption from those requirements.

Each broker-dealer that receives exchange notes in exchange for outstanding notes acquired for its own account through market making or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. The letter of transmittal states that by acknowledging that it will deliver, and by delivering, a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of the exchange notes received in exchange for the outstanding notes where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. Berry Holding has agreed that for a period of not less than 180 days after the expiration date for the exchange offer, Berry Holding will make this prospectus available to broker-dealers for use in connection with any such resale, if requested by the initial purchasers or by a broker-dealer that receives the exchange notes for its own account in the exchange offer in exchange for the outstanding notes, as a result of market-making activities or other trading activities.

Maturity and Interest on the Exchange Notes

Interest on the exchange notes will accrue at a per annum rate of 10¼% from the most recent date to which interest on the outstanding notes has been paid or, if no interest has been paid, from February 16, 2006.

Interest on the notes will be paid semiannually to holders of record at the close of business on February 15 and August 15 immediately preceding the interest payment date on March 1 and September 1 of each year, commencing on September 1, 2006.

The notes will mature on March 1, 2016.

Terms of the Exchange Offer; Acceptance of Tendered Notes

Upon the terms and subject to the conditions of the exchange offer, Berry Holding will accept any and all outstanding notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on June 12, 2007. The date of acceptance for exchange of the outstanding notes, and completion of the exchange offer, is the exchange date, which will be the first business day following the expiration date (unless extended as described in this prospectus). Berry Holding will issue, on or promptly after the exchange date, an aggregate principal amount of up to $265,000,000 of exchange notes in exchange for a like principal amount of outstanding notes tendered and accepted in the exchange offer. Holders may tender some or all of their outstanding notes pursuant to the exchange offer. However, outstanding notes may be tendered only in integral multiples of $1,000 in principal amount.

The form and terms of the exchange notes will be identical in all material respects to the form and terms of the outstanding notes except that:

•	the exchange notes have been registered under the U.S. federal securities laws and will not bear any legend restricting their transfer;

•	the exchange notes bear a different CUSIP number from the outstanding notes;

•	the exchange notes will not be subject to transfer restrictions or entitled to registration rights; and

•
the holders of the exchange notes will not be entitled to certain rights under the registration rights agreement, including the provisions for an increase in the interest rate on the outstanding notes in some circumstances relating to the timing of the exchange offer.

The exchange notes will evidence the same debt as the outstanding notes. Holders of exchange notes will be entitled to the benefits of the indenture.

As of the date of this prospectus, $265.0 million aggregate principal amount of the outstanding notes was outstanding. The exchange notes offered will be limited to $265.0 million in aggregate principal amount.

In connection with the issuance of the outstanding notes, Berry Holding has arranged for the outstanding notes to be issued in the form of global notes through the facilities of The Depository Trust Company, or “DTC” acting as depositary. The exchange notes will also be issued in the form of global notes registered in the name of DTC or its nominee and each beneficial owner’s interest in it will be transferable in book-entry form through DTC.

Holders of outstanding notes do not have any appraisal or dissenters’ rights in connection with the exchange offer. Outstanding notes which are not tendered for exchange or are tendered but not accepted in connection with the exchange offer will remain outstanding and be entitled to the benefits of the indenture under which they were issued, including accrual of interest, but, subject to a limited exception, will not be entitled to any registration rights under the applicable registration rights agreement. See “Effect of Not Tendering.”

Berry Holding will be deemed to have accepted validly tendered outstanding notes when and if Berry Holding has given oral or written notice to the exchange agent of our acceptance. The exchange agent will act as agent for the tendering holders for the purpose of receiving the exchange notes from us. If any tendered outstanding notes are not accepted for exchange because of an invalid tender, the occurrence of other events described in this prospectus or otherwise, Berry Holding will return the certificates for any unaccepted outstanding notes, at our expense, to the tendering holder promptly upon expiration or termination of the offer.

Holders who tender outstanding notes in the exchange offer will not be required to pay brokerage commissions or fees with respect to the exchange of outstanding notes. Tendering holders will also not be required to pay transfer taxes in the exchange offer. Berry Holding will pay all charges and expenses in connection with the exchange offer as described under the subheading “Solicitation of Tenders; Fees and Expenses.” However, Berry Holding will not pay any taxes incurred in connection with a holder’s request to have exchange notes or non-exchanged notes issued in the name of a person other than the registered holder. See “Transfer Taxes” in this section below.

Expiration Date; Extensions; Amendment

The exchange offer will expire at 5:00 p.m., New York City time, on June 12, 2007, or the “expiration date,” unless Berry Holding extends the exchange offer. To extend the exchange offer, Berry Holding will notify the exchange agent and each registered holder of any extension before 9:00 a.m. New York City time, on the next business day after the previously scheduled expiration date. Berry Holding reserves the right to extend the exchange offer, delay accepting any tendered outstanding notes or, if any of the conditions described below under the heading “Conditions to the Exchange Offer” have not been satisfied, to terminate the exchange offer. Berry Holding also reserves the right to amend the terms of the exchange offer in any manner. Berry Holding will give oral or written notice of such delay, extension, termination or amendment to the exchange agent.

If Berry Holding amends the exchange offer in a manner that Berry Holding considers material, Berry Holding will disclose such amendment by means of a prospectus supplement, and Berry Holding will extend the exchange offer for a period of five to ten business days.

If Berry Holding determines to make a public announcement of any delay, extension, amendment or termination of the exchange offer, Berry Holding will do so by making a timely release through an appropriate news agency.

If Berry Holding delays accepting any outstanding notes or terminate the exchange offer, Berry Holding promptly will pay the consideration offered, or return any outstanding notes deposited, pursuant to the exchange offer as required by Rule 14e-1(c) under the Exchange Act.

Procedures for Tendering Outstanding Notes

Berry Holding understands that the exchange agent has confirmed with DTC that any financial institution that is a participant in DTC’s system may use its Automated Tender Offer Program, or “ATOP,” to tender outstanding notes. Berry Holding further understands that the exchange agent will request, within two business days after the date the exchange offer commences, that DTC establish an account relating to the outstanding notes for the purpose of facilitating the exchange offer, and any participant may make book-entry delivery of outstanding notes by causing DTC to transfer the outstanding notes into the exchange agent’s account in accordance with ATOP procedures for transfer. Although delivery of the outstanding notes may be effected through book-entry transfer into the exchange agent’s account at DTC, unless an agent’s message is received by the exchange agent in compliance with ATOP procedures, an appropriate letter of transmittal properly completed and duly executed with any required signature guarantee and all other required documents must in each case be transmitted to and received or confirmed by the exchange agent at its address set forth below on or prior to the expiration date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under the procedures.

The term “agent’s message” means a message, transmitted by DTC and received by the exchange agent and forming part of a book-entry confirmation, stating that DTC has received an express acknowledgment from a participant tendering outstanding notes that are the subject of the book-entry confirmation and that the participant has received and agrees to be bound by the terms of the letter of transmittal and that Berry Holding may enforce such agreement against the participant. An agent’s message must, in any case, be transmitted to and received or confirmed by the exchange agent, at its address set forth under the caption “Exchange Agent” below, prior to 5:00 p.m., New York City time, on the expiration date. Delivery of documents to DTC in accordance with its procedures does not constitute delivery to the exchange agent.

Unless the tender is being made in book-entry form, to tender in the exchange offer, you must:

•	complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal;

•	have the signatures guaranteed if required by the letter of transmittal; and

•
mail or otherwise deliver the letter of transmittal or such facsimile, together with the outstanding notes and any other required documents, to the exchange agent prior to 5:00 p.m., New York City time, on the expiration date.

 By executing the letter of transmittal, you will make to us the representations set forth in the first paragraph under the heading “Transferability of the Exchange Notes.”

All tenders not withdrawn before the expiration date and the acceptance of the tender by us will constitute agreement between you and us under the terms and subject to the conditions in this prospectus and in the letter of transmittal including an agreement to deliver good and marketable title to all tendered notes prior to the expiration date free and clear of all liens, charges, claims, encumbrances, adverse claims and rights and restrictions of any kind.

The method of delivery of outstanding notes and the letter of transmittal and all other required documents to the exchange agent is at the election and sole risk of the holder. Instead of delivery by mail, you should use an overnight or hand delivery service. In all cases, you should allow for sufficient time to ensure delivery to the exchange agent before the expiration of the exchange offer. You may request your broker, dealer, commercial bank, trust company or nominee to effect these transactions for you. You should not send any note, letter of transmittal or other required document to us.

Any beneficial owner whose outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct such registered holder to tender on behalf of the beneficial owner. If the beneficial owner wishes to tender on that owner’s own behalf, the beneficial owner must, prior to completing and executing the letter of transmittal and delivering such beneficial owner’s outstanding notes, either make appropriate arrangements to register ownership of the outstanding notes in such beneficial owner’s name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

The exchange of outstanding notes will be made only after timely receipt by the exchange agent of certificates for outstanding notes, a letter of transmittal and all other required documents, or timely completion of a book-entry transfer. If any tendered notes are not accepted for any reason or if outstanding notes are submitted for a greater principal amount than the holder desires to exchange, the exchange agent will return such unaccepted or non-exchanged notes to the tendering holder promptly upon expiration or termination of the exchange offer. In the case of outstanding notes tendered by book-entry transfer, the exchange agent will credit the non-exchanged notes to an account maintained with The Depository Trust Company.

Guarantee of Signatures

Signatures on letters of transmittal or notices of withdrawal must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or another “eligible guarantor institution” within the meaning of Rule 17Ad-15 under the Exchange Act, unless the original notes tendered pursuant thereto are tendered:

•	by a registered holder who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal;

•	for the account of an eligible guarantor institution.

In the event that a signature on a letter of transmittal or a notice of withdrawal is required to be guaranteed, such guarantee must be made by:

•	a member firm of a registered national securities exchange of the National Association of Securities Dealers, Inc.;

•	a commercial bank or trust company having an office or correspondent in the United States;

•	another eligible guarantor institution.

Signature on the Letter of Transmittal; Bond Powers and Endorsements

If the letter of transmittal is signed by a person other than the registered holder of the outstanding notes, the registered holder must endorse the outstanding notes or provide a properly completed bond power. Any such endorsement or bond power must be signed by the registered holder as that registered holder’s name appears on the outstanding notes. Signatures on such outstanding notes and bond powers must be guaranteed by an “eligible guarantor institution.”

If you sign the letter of transmittal or any outstanding notes or bond power as a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation, fiduciary or in any other representative capacity, you must so indicate when signing. You must submit satisfactory evidence to the exchange agent of your authority to act in such capacity.

Determination of Valid Tenders; Our Rights under the Exchange Offer

All questions as to the validity, form, eligibility, time of receipt, acceptance and withdrawal of tendered notes will be determined by us in our sole discretion, which determination will be final and binding on all parties. Berry Holding expressly reserves the absolute right, in our sole discretion, to reject any or all outstanding notes not properly tendered or any outstanding notes the acceptance of which would, in the opinion of our counsel, be unlawful. Berry Holding also reserves the absolute right in our sole discretion to waive or amend any conditions of the exchange offer or to waive any defects or irregularities of tender for any particular note, whether or not similar defects or irregularities are waived in the case of other notes. Our interpretation of the terms and conditions of the exchange offer will be final and binding on all parties. No alternative, conditional or contingent tenders will be accepted. Unless waived, any defects or irregularities in connection with tenders of outstanding notes must be cured by the tendering holder within such time as Berry Holding determines.

Although Berry Holding intends to request the exchange agent to notify holders of defects or irregularities in tenders of outstanding notes, neither Berry Holding, the exchange agent nor any other person will have any duty to give notification of defects or irregularities in such tenders or will incur any liability to holders for failure to give such notification. Holders will be deemed to have tendered outstanding notes only when such defects or irregularities have been cured or waived. Any outstanding notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

Guaranteed Delivery Procedures

If you desire to tender outstanding notes pursuant to the exchange offer and (1) certificates representing such outstanding notes are not immediately available, (2) time will not permit your letter of transmittal, certificates representing such outstanding notes and all other required documents to reach the exchange agent on or prior to the expiration date, or (3) the procedures for book-entry transfer (including delivery of an agent’s message) cannot be completed on or prior to the expiration date, you may nevertheless tender such outstanding notes with the effect that such tender will be deemed to have been received on or prior to the expiration date if all the following conditions are satisfied:

•	you must effect your tender through an “eligible guarantor institution,” which is defined above under the heading “Guarantee of Signatures.”

•
a properly completed and duly executed notice of guaranteed delivery, substantially in the form provided by us herewith, or an agent’s message with respect to guaranteed delivery that is accepted by us, is received by the exchange agent on or prior to the expiration date as provided below; and

•
the certificates for the tendered notes, in proper form for transfer (or a book entry confirmation of the transfer of such notes into the exchange agent account at DTC as described above), together with a letter of transmittal (or a manually signed facsimile of the letter of transmittal) properly completed and duly executed, with any signature guarantees and any other documents required by the letter of transmittal or a properly transmitted agent’s message, are received by the exchange agent within three New York Stock Exchange, Inc. trading days after the date of execution of the notice of guaranteed delivery.

The notice of guaranteed delivery may be sent by hand delivery, facsimile transmission or mail to the exchange agent and must include a guarantee by an eligible guarantor institution in the form set forth in the notice of guaranteed delivery.

Withdrawal Rights

Except as otherwise provided in this prospectus, you may withdraw tendered notes at any time before 5:00 p.m., New York City time, on the expiration date. For a withdrawal of tendered notes to be effective, a written or facsimile transmission notice of withdrawal must be received by the exchange agent on or prior to the expiration of the exchange offer at the address set forth herein. Any notice of withdrawal must:

•	specify the name of the person having tendered the outstanding notes to be withdrawn;

•
identify the outstanding notes to be withdrawn (including the certificate number(s) of the outstanding notes physically delivered) and principal amount of such notes, or, in the case of notes transferred by book-entry transfer, the name and number of the account at DTC;

•
be signed by the holder in the same manner as the original signature on the letter of transmittal by which such outstanding notes were tendered, with any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee with respect to the outstanding notes register the transfer of such outstanding notes into the name of the person withdrawing the tender; and

•	specify the name in which any such notes are to be registered, if different from that of the registered holder.

If the outstanding notes have been tendered under the book entry delivery procedure described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn outstanding notes and otherwise comply with the procedures of DTC’s book entry transfer facility.

Berry Holding will determine all questions as to the validity, form and eligibility (including time of receipt) of such outstanding notes in our sole discretion, and our determination will be final and binding on all parties. Any permitted withdrawal of notes may not be rescinded. Any notes properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the exchange offer. The exchange agent will return any withdrawn notes without cost to the holder promptly after withdrawal of the notes. Holders may retender properly withdrawn notes at any time before the expiration of the exchange offer by following one of the procedures described above under the heading “Procedures for Tendering Outstanding Notes.”

Conditions to the Exchange Offer

Notwithstanding any other term of the exchange offer, Berry Holding will not be required to accept for exchange, or issue any exchange notes for, any outstanding notes, and may terminate or amend the exchange offer before expiration of the exchange offer (or, to the extent satisfaction of one of the following conditions is contingent on receipt of government regulatory approval, before acceptance of the outstanding notes), if:

•
Berry Holding determines that the exchange offer violates any law, statute, rule, regulation or interpretation by the staff of the SEC or any order of any governmental agency or court of competent jurisdiction; or

•
any action or proceeding is instituted or threatened in any court or by or before any governmental agency relating to the exchange offer which, in our judgment, could reasonably be expected to impair our ability to proceed with the exchange offer.

The conditions listed above are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any of these conditions. Berry Holding may waive these conditions in our reasonable discretion in whole or in part at any time and from time to time prior to the expiration date. The failure by us at any time to exercise any of the above rights shall not be considered a waiver of such right, and such right shall be considered an ongoing right which may be asserted at any time and from time to time.

In addition, Berry Holding will not accept for exchange any outstanding notes tendered, and no exchange notes will be issued in exchange for those outstanding notes, if at any time any stop order is threatened or issued with respect to the registration statement for the exchange offer and the exchange notes or the qualification of the indenture under the Trust Indenture Act of 1939. In any such event, Berry Holding must use commercially reasonable efforts to obtain the withdrawal or lifting of any stop order at the earliest possible moment.

Effect of Not Tendering

To the extent outstanding notes are tendered and accepted in the exchange offer, the principal amount of outstanding notes will be reduced by the amount so tendered and a holder’s ability to sell untendered outstanding notes could be adversely affected. In addition, after the completion of the exchange offer, the outstanding notes will remain subject to restrictions on transfer. Because the outstanding notes have not been registered under the U.S. federal securities laws, they bear a legend restricting their transfer absent registration or the availability of a specific exemption from registration. The holders of outstanding notes not tendered will have no further registration rights, except that, under limited circumstances, Berry Holding may be required to file a “shelf” registration statement for a continuous offer of outstanding notes.

Accordingly, the outstanding notes not tendered may be resold only:

•	to us or our subsidiaries;

•	pursuant to a registration statement which has been declared effective under the Securities Act;

•
for so long as the outstanding notes are eligible for resale pursuant to Rule 144A under the Securities Act to a person the seller reasonably believes is a qualified institutional buyer that purchases for its own account or for the account of a qualified institutional buyer to whom notice is given that the transfer is being made in reliance on Rule 144A; or

•
pursuant to any other available exemption from the registration requirements of the Securities Act (in which case Berry Holding and the trustee shall have the right to require the delivery of an opinion of counsel, certifications and/or other information satisfactory to us and the trustee), subject in each of the foregoing cases to any requirements of law that the disposition of the seller’s property or the property of such investor account or accounts be at all times within its or their control and in compliance with any applicable state securities laws.

Upon completion of the exchange offer, due to the restrictions on transfer of the outstanding notes and the absence of such restrictions applicable to the exchange notes, it is likely that the market, if any, for outstanding notes will be relatively less liquid than the market for exchange notes. Consequently, holders of outstanding notes who do not participate in the exchange offer could experience significant diminution in the value of their outstanding notes, compared to the value of the exchange notes.

Regulatory Approvals

Other than the U.S. federal securities laws, there are no U.S. federal or state regulatory requirements that Berry Holding must comply with and there are no approvals that Berry Holding must obtain in connection with the exchange offer.

Solicitation of Tenders; Fees and Expenses

Berry Holding will bear the expenses of soliciting tenders and are mailing the principal solicitation. However, our officers and regular employees and those of our affiliates may make additional solicitation by telegraph, telecopy, telephone or in person.

Berry Holding have not retained any dealer-manager in connection with the exchange offer. Berry Holding will not make any payments to brokers, dealers, or others soliciting acceptances of the exchange offer. However, Berry Holding may pay the exchange agent reasonable and customary fees for its services and may reimburse it for its reasonable out-of-pocket expenses.

Berry Holding will pay the cash expenses incurred in connection with the exchange offer. These expenses include fees and expenses of the exchange agent and trustee, accounting and legal fees and printing costs, among others.

Fees and Expenses

Berry Holding will not make any payment to brokers, dealers or others soliciting acceptances of the exchange offer. Berry Holding will pay certain other expenses to be incurred in connection with the exchange offer, including the fees and expenses of the exchange agent and certain accounting and legal fees.

Holders who tender their outstanding notes for exchange will not be obligated to pay transfer taxes. However, if:

•	exchange notes are to be delivered to, or issued in the name of, any person other than the registered holder of the outstanding notes tendered;

•	tendered outstanding notes are registered in the name of any person other than the person signing the letter of transmittal; or

•	a transfer tax is imposed for any reason other than the exchange of outstanding notes in connection with the exchange offer,

then the amount of any such transfer taxes (whether imposed on the registered holder or any other person) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption from them is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to the tendering holder.

Transfer Taxes

Berry Holding will pay all transfer taxes, if any, required to be paid by us in connection with the exchange of the outstanding notes for the exchange notes. However, holders who instruct us to register exchange notes in the name of, or request that outstanding notes not tendered or not accepted for exchange be returned to, a person other than the registered holder, will be responsible for the payment of any transfer tax arising from such transfer.

Accounting Treatment

The exchange notes will be recorded at the same carrying value as the outstanding notes as reflected in our accounting records on the date of the exchange. Accordingly, Berry Holding will not recognize any gain or loss for accounting purposes upon the completion of the exchange offer. The expenses of the exchange offer that Berry Holding pays will be charged to expense in accordance with U.S. generally accepted accounting principles.

The Exchange Agent

The Wells Fargo Bank, National Association is serving as the exchange agent for the exchange offer. ALL EXECUTED LETTERS OF TRANSMITTAL SHOULD BE SENT TO THE EXCHANGE AGENT AT THE ADDRESS LISTED BELOW. Questions, requests for assistance and requests for additional copies of this prospectus or the letter of transmittal should be directed to the exchange agent at the address or telephone number listed below.

By Registered or Certified Mail:	Wells Fargo Bank, N.A.
Corporate Trust Operations

MAC N9303-121
P.O. Box 1517
Minneapolis, MN 55480

By Overnight Courier or Regular Mail:	Wells Fargo Bank, N.A.
Corporate Trust Operations
MAC N9303-121
6th & Marquette Avenue
Minneapolis, MN 55479

By Hand Delivery:	Wells Fargo Bank, N.A.
Corporate Trust Services
608 2nd Avenue South
Northstar East Building—12th Floor
Minneapolis, MN 55402

Confirm by Telephone:	(800) 344-5128
Originals of all documents sent by facsimile should be promptly sent to the exchange agent by registered or certified mail, by hand, or by overnight delivery service.

DELIVERY TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY.

USE OF PROCEEDS

Berry Holding will not receive any proceeds from the issuance of exchange notes in the exchange offer. The net proceeds from the issuance of the outstanding notes were used to consummate the acquisition of Old Covalence by Apollo. The outstanding notes bear interest at a rate of 10¼% per year and mature on March 1, 2016. In consideration for issuing the exchange notes, Berry Holding will receive in exchange the outstanding notes of like principal amount. The outstanding notes surrendered in exchange for exchange notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the exchange notes will not result in any increase in our indebtedness. Berry Holding has agreed to bear the expenses of the exchange offer. No underwriter is being used in connection with the exchange offer.

CAPITALIZATION

The following table sets forth our cash and capitalization as of December 30, 2006 both on an actual combined basis and on a pro forma basis to give effect to the Covalence Merger. You should read this table in conjunction with the “Unaudited Pro Forma Condensed Supplemental Combined Financial Information,” “Selected Historical Financial Data”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Berry”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Covalence”, and the related notes included elsewhere in this prospectus and the supplemental combined financial statements.

	As of December 30, 2006
	Unaudited
	Actual	Pro Forma
	(in millions)
Cash	$73.6	$107.5

Long-term debt, including current portion:
Revolving Credit Facility(1)	$—	$—
First priority term loan B	—	1,200.0
Term B loans - Berry	673.3	—
Term C loans - Covalence	298.5	—
Second priority floating and fixed rate notes - Berry	750.0	750.0
Second priority floating notes - Covalence	175.0	—
11% Senior subordinated notes - Berry	425.0	425.0
10.25% senior subordinated notes - Covalence	265.0	265.0
Discount on 10.25% senior subordinated notes - Covalence	(6.3)	(6.3)
Other indebtedness - Berry	0.9	0.9
Capital leases - Berry	23.7	23.7
Total long-term debt, including current portion	2,605.1	2,658.3
Total stockholders’ equity	379.7	598.1
Total capitalization	$2,984.8	$3,256.4

(1) Prior to the Covalence Merger, each company had a $200 million revolving line of credit, and neither Old Berry Holdings nor Old Covalence had any outstanding borrowings. In connection with the Covalence Merger, a new $400 million asset based revolving line of credit was entered into by the combined company. As of December 30, 2006 on a pro forma basis, $378.6 of the asset based revolving line of credit was available for borrowing subject to a borrowing base, and $21.4 million of letters of credit were outstanding.
(2) Pro forma stockholders’ equity consists of the equity of Apollo and its affiliated funds prior to the Covalence Merger and includes the exchange of equity in Berry Holding for the minority interests outstanding as of December 30, 2006.

UNAUDITED PRO FORMA CONDENSED SUPPLEMENTAL COMBINED FINANCIAL
INFORMATION

We derived the unaudited pro forma supplemental combined financial data set forth below by the application of the pro forma adjustments to the historical combined financial statements of Berry Holding, appearing elsewhere in this prospectus. The unaudited supplemental combined balance sheet of Berry Holding as of December 30, 2006, includes Old Berry Holdings as of December 30, 2006 and Old Covalence as of December 29, 2006. The audited supplemental combined statement of operations of Berry Holding for the period from February 17, 2006 to September 30, 2006 includes (1) Old Covalence as of and for the period from February 17, 2006 (date of Apollo acquisition) through September 29, 2006 and reflect the acquisition under the purchase method of accounting; and (2) Old Berry Holdings as of and for the period from September 20, 2006 (date of Apollo acquisition) through September 30, 2006. The unaudited supplemental combined statement of operations of Berry Holding for the three months ended December 30, 2006 includes Old Berry Holdings and Old Covalence for the three months ended December 29, 2006.

The unaudited pro forma supplemental combined balance sheet as of December 30, 2006, gives pro forma effect to the following Transactions as if they each occurred on December 30, 2006:

•	the exchange by minority shareholders of their interests as part of the Covalence Merger;
•	the borrowing under our new asset based revolving line of credit and senior secured term loan, and the repayment of Berry and Covalence’s existing credit facilities.

The unaudited pro forma supplemental combined statement of operations for the year ended September 30, 2006, and for the three month period ended December 30, 2006 gives pro forma effect to the Transactions as if they occurred at the beginning of the respective period.

The pro forma adjustments relating to the minority interest acquisitions as part of the Covalence Merger are based on preliminary estimates of the fair value of the consideration provided, estimates of the fair values of assets acquired and liabilities assumed and available information and assumptions. The final determination of fair value could result in changes to the pro forma adjustments and the pro forma data included herein. The work performed by independent third-party appraisers has been considered in our estimates of the fair values reflected in these unaudited pro forma supplemental combined financial statements.

The unaudited pro forma supplemental combined financial information is presented for informational purposes only and does not purport to represent what our results of operations would actually have been if the Covalence Merger had occurred on the dates indicated nor do they purport to project our results of operations for any future period.

You should read our unaudited pro forma supplemental combined financial statements and the accompanying notes in conjunction with all of the historical financial statements and related notes included in this prospectus and other financial information appearing elsewhere in this prospectus, including information contained in “Capitalization”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Berry” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Covalence”.

BERRY PLASTICS HOLDING CORPORATION
Unaudited Pro Forma Condensed Supplemental Combined Balance Sheet
as of December 30, 2006
(dollars in millions)

					Acquisition			Pro Forma
	Combined	Refinancing			of Minority			Balance Sheet
	12/30/2006	Adjustments			Interest			12/30/2006

Cash	$73.6	$33.9	(A	)	$-			$107.5
Accounts receivable, net	292.1	-			-			292.1
Inventory	352.1	-			2.6	(F	)	354.7
Deferred income taxes	21.5	-			-			21.5
Prepaid expenses and other current assets	34.1	-			-			34.1
Total current assets	773.4	33.9			2.6			809.9

Property, plant and equipment, net	797.1	-			7.9	(F	)	805.0
Goodwill	989.2	-			106.2	(F	)	1,095.4
Deferred financing fees, net	62.7	(9.8)	(B	)	-			52.9
Intangible assets, net	1,035.5	-			101.0	(F	)	1,136.5
Other assets	0.6	-			-			0.6
Total assets	$3,658.5	$24.1			$217.7			$3,900.3

Accounts payable	$211.8	$-			$-			$211.8
Accrued expenses and other current liabilities	142.4	-			-			142.4
Current portion of long-term debt	15.4	2.2	(C	)	-			17.6
Total current liabilities	369.6	2.2			-			371.8

Long-term debt	2,589.7	51.0	(D	)	-			2,640.7
Deferred income taxes	234.2	(10.9)	(E	)	44.8	(F	)	268.1
Other long-term liabilities	22.1	-			(0.5)	(F	)	21.6
Minority Interest	63.2	-			(63.2)	(F	)	-

Stockholders’ equity	379.7	(18.2)	(E	)	236.6	(F	)	598.1
Total liabilities, minority interest and equity	$3,658.5	$24.1			$217.7			$3,900.3

(A)
Represents additional proceeds of $53.2 million from the incurrence of the new credit facility which consists of a $400 million asset based revolving line of credit and $1.2 billion term loan less pre-payment penalties of $1.8 million related to the retired credit facilities and financing fees of $17.5 million.

(B)
This adjustment represents the new deferred financing fees of $17.5 million incurred in connection with the new credit facility less the write-off of deferred financing fees of $14.3 million for the retirement of the Old Berry Holdings credit facility and $13.0 million for the Old Covalence credit facility.

(C)
- This adjustment reflects the elimination of the current portion of long-term debt for the retirement of the Berry credit facility and the Covalence credit facility offset by the current portion of the new credit facility incurred in connection with the Covalence Merger.

Current portion of Old Berry Holdings term loans	$(6.8)
Current portion of Old Covalence term loans	(3.0)
Current portion of new first lien term loan	12.0
Net adjustment	$2.2

(D)	- This adjustment reflects the incurrence of the new credit facility offset by the elimination of the Berry and Covalence credit facilities.

Old Berry Holdings revolving line of credit	$-
Old Covalence revolving line of credit	-
Old Berry Holdings term loan B	(673.3)
Old Covalence term loan C	(298.5)
Old Covalence senior secured second priority floating rate notes	(175.0)
New asset based revolving line of credit	-
New first lien term loan B	1,200.0
53.2
Less current portion of long-term debt	(2.2)
Net adjustment	$51.0

(E)
- This adjustment represents the write-off of deferred financing fees of $14.3 million for the retirement of the Old Berry Holdings credit facility and $13.0 million for the Old Covalence credit facility and the prepayment penalty of $1.8 million, net of the tax impact of $10.9 million.

(F)	- This adjustment reflects the exchange of minority interests following the combination and the step-up to fair value of the minority interest shareholders as follows:

Inventory	$2.6
Property, plant and equipment	7.9
Goodwill	106.2
Intangible assets	101.0
Deferred income taxes	(44.8)
Other long-term liabilities	0.5
Minority interests	63.2
Exchange of minority interests	$236.6

The combination of Old Berry Holdings and Old Covalence is being accounted for as a merger of entities under common control. For purposes of determining the accounting acquirer, Old Covalence has been determined to be the accounting acquirer as it was the first company acquired by funds affiliated with Apollo. The combined company has elected to take the fiscal year-end of the accounting acquirer, Old Covalence. The minority interests were exchanged at fair value as determined by the Board of Directors of each of the respective combining companies. This exchange of minority interest resulted in a step-up to fair value for the shares that were owned by Old Berry Holding’s management. The other minority interests shares were already recorded at fair value, so no further step-up was required. Berry Holdings utilized a third party appraisal to determine the value of step-up that was required to acquire Old Berry Holdings Management’s interests which resulted in a step-up of inventory, fixed assets, goodwill, intangible assets and other long-term liabilities. These adjustments are preliminary and are based on third party appraisals.

BERRY PLASTICS HOLDING CORPORATION
Unaudited Pro Forma Condensed Supplemental Combined Statement of Operations
For the year ended September 30, 2006
(dollars in millions)

		Old Berry Holdings (1)		Old Covalence (2)	Pro Forma
	Berry Holding	10/1 - 12/31/05	1/1 - 9/19/06	10/1/05 - 2/16/06	Adjustments			Pro Forma
Net sales	$1,138.8	$319.2	$1,048.5	$666.9	$-			$3,173.4
Cost of goods sold	1,022.9	252.8	839.4	579.0	7.3	(A), (B	)	2,701.4
Gross profit	115.9	66.4	209.1	87.9	(7.3)			472.0

Operating expenses	108.2	38.3	97.5	61.0	21.6	(C),(D	)	326.6
Merger expenses	-	-	70.1	-	(70.1)	(E	)	-
Operating income	7.7	28.1	41.5	26.9	41.2			145.4

Other expense (income)	(1.3)	0.3	(0.3)	-	-			(1.3)
Interest expense, net	46.5	22.0	63.8	7.6	96.5	(F	)	236.4
Loss on extinguished debt	13.6	-	34.0	-	(34.0)	(G	)	13.6
Income (loss) before taxes	(51.1)	5.8	(56.0)	19.3	(21.3)			(103.3)
Income tax expense (benefit)	(18.1)	0.7	1.0	1.6	(23.9)	(H	)	(38.7)
Minority interest	(1.8)	-	-	-	1.8	(I	)	-
Net income (loss)	$(31.2)	$5.1	$(57.0)	$17.7	$0.8			$(64.6)

(1)
The acquisition of Old Berry Holdings by Apollo occurred on September 20, 2006. The historical data with respect to Old Berry Holdings is presented in the unaudited pro forma supplemental combined statement of operations for the year ended September 30, 2006 relates to the period from October 1, 2005 to September 19, 2006. From September 20, 2006, data with respect to Old Berry Holdings is included in the Berry Holding supplemental combined financial results.

(2)
The acquisition of Old Covalence by Apollo occurred on February 16, 2006. The historical data with respect to Old Covalence is presented in the unaudited pro forma supplemental combined statement of operations for the year ended September 29, 2006 relates to the Old Covalence predecessor, Tyco Plastics & Adhesives for the period from October 1, 2005 to February 16, 2006. From February 17, 2006, data with respect to Old Covalence is included in the Berry Holding supplemental combined financial results.

(A)	This adjustment reflects the additional depreciation expense in connection with the Covalence acquisition, the Berry acquisition and the minority interest combination as follows:

Eliminate historical depreciation - Old Berry Holdings (1/1 - 9/30)	$(64.5)
Eliminate historical depreciation - Old Berry Holdings (10/1 to 12/31/05)	(21.7)
Eliminate historical depreciation - Old Covalence (2/17/06 to 9/29/06)	(29.4)
Eliminate historical depreciation - Tyco Plastics & Adhesives (10/1/05 to 2/16/06)	(14.6)
Combined Company Holding depreciation	134.9
Net adjustment	$4.7

(B)	This adjustment reflects the additional expense of $2.6 million related to the write-up of inventory to fair value in connection with exchange of the minority interests.

(C)
This adjustment reflects the additional amortization expense for definite lived intangible assets acquired in connection with the Old Covalence acquisition, the Old Berry Holdings acquisition and the minority interest combination as follows:

Eliminate historical amortization - Old Berry Holdings (1/1 - 9/30)	$(15.1)
Eliminate historical amortization - Old Berry Holdings (10/1 to 12/31/05)	(7.1)
Eliminate historical amortization - Covalence (2/17/06 to 9/29/06)	(21.7)
Eliminate historical amortization - Tyco Plastics & Adhesives (10/1/05 to 2/16/06)	(1.0)
Combined company amortization	63.6
Net adjustment	$18.7

(D)
This adjustment relates to the termination of the Old Covalence management fee agreement and the pro forma impact of the Berry Holding management fee agreement for the entire year. The management agreement requires New Berry to pay a management fee equal to 1.25% of adjusted EBITDA, or $5.3 million for the period from October 1, 2005 to September 29, 2006. This adjustment includes an increase in management fees of $2.9 million from what was previously recorded for the period from February 17, 2006 to September 30, 2006.

(E)
This adjustment represents the elimination of merger costs incurred by the selling shareholders of BPC Holding of $70.1 million to Apollo. These merger costs consisted of investment banking fees, special one time transaction bonuses, acceleration and modification of stock options in connection with the sale of BPC Holding, legal costs related to the sale and other miscellaneous expenses related to the merger incurred by the selling shareholders.

(F)
This adjustment represents the elimination of the historical interest expense of Old Berry Holdings and Old Covalence and its predecessors including the amortization of deferred financing fees and the new pro forma interest expense related to the acquisition of Berry and Covalence and the new credit facility entered into at the time of the merger. LIBOR used in our calculation of our assumed interest rates was 5.4%. This adjustment also assumes the s effective interest method amortization of $50.8 million of deferred financing fees and the amortization of $6.4 million of debt premium which are amortized using the Effective Interest Method over the life of the related debt. The adjustment is as follows:

		Interest	Pro Forma
	Amount	Rate	Interest Expense
Eliminate historical interest expense			$(139.9)
New Asset based revolving line of credit	$-	6.65%	-
New First lien term loan B	1,200.0	7.40%	88.8
Berry Second Priority Senior Secured Fixed Notes	525.0	8.75%	45.9
Berry Second Priority Senior Secured Floating Notes	225.0	9.27%	20.8
Berry 11% Senior Subordinated Notes	425.0	11.00%	46.8
Covalence 10.25% Senior Subordinated Notes	265.0	10.25%	27.2
Amortization of deferred financing fees and discount			6.9
Net adjustment			$96.5

A 0.125% increase or decrease in the variable interest rate on our variable rate borrowings would change the foregoing annual cash interest expense by $1.8 million

(G)
This adjustment relates to the tender offer and consent solicitation fees related to the retirement of the $335 million 10 ¾% Senior Subordinated Notes, write-off of premium on the 10 ¾% Senior Subordinated Notes, termination of interest rate swaps and write-off of deferred financing fees incurred by the selling shareholders in connection with the sale of BPC Holding to Apollo.

(H)
This adjustment reflects the elimination of the historic tax expense (benefit) on the income (loss) of Old Berry Holdings and Old Covalence and the new calculation of tax expense (benefit) based on a rate of 37.5% on pro-forma pre-tax loss.

(I)	This adjustment reflects the elimination of minority interest in connection with the exchange of the minority interest ownership in connection with the consummation of the Covalence Merger.

BERRY PLASTICS HOLDING CORPORATION
Unaudited Pro Forma Condensed Supplemental Combined Statement of Operations
For the three month period ended December 30, 2006
(dollars in millions)

	Combined	Pro Forma			Pro Forma
	Berry Holding	Adjustments			Berry Holding
Net sales	$703.6	$-			$703.6
Cost of goods sold	617.2	0.4	(A	)	617.6
Gross profit	86.4	(0.4)			86.0

Operating expenses	78.9	0.6	(B	)	79.5
Operating income (loss)	7.5	(1.0)			6.5

Other income	0.1	-			0.1
Interest expense, net	59.9	(0.8)	(C	)	59.1
Loss before taxes	(52.5)	(0.2)			(52.7)
Income tax benefit	(19.5)	(0.3)	(D	)	(19.8)
Minority interest	(2.2)	2.2	(E	)	-
Net loss	$(30.8)	$(2.1)			$(32.9)

(A)	This adjustment reflects the additional depreciation expense of $0.4 million related to the exchange of minority interests.

(B)	This adjustment reflects the additional amortization expense of $0.6 million for definite lived intangible assets acquired in connection with the exchange of minority interests.

(C)
This adjustment represents the elimination of the historical interest expense of Old Berry Holdings and Old Covalence and its predecessors including the amortization of deferred financing fees and the new pro forma interest expense related to the acquisition of Old Berry Holdings and Old Covalence and the new credit facility entered into at the time of the Covalence Merger. LIBOR used in our calculation of our assumed interest rates was 5.4%. This adjustment also assumes the effective interest method amortization of $50.8 million of deferred financing fees and the amortization of $6.4 million of debt premium which are amortized on the effective interest method over the life of the related debt. This adjustment results in a decrease in interest expense of $0.8 million for the three months ended December 30, 2006.

(D)
This adjustment reflects the elimination of the historic tax expense (benefit) on the income (loss) of Berry and Covalence and the new calculation of tax expense (benefit) based on a rate of 37.5% on pro-forma pre-tax loss.

(E)	This adjustment reflects the elimination of minority interest in connection with the exchange of the minority interest ownership in connection with the consummation of the Covalence Merger.

SELECTED HISTORICAL FINANCIAL DATA OF OLD BERRY HOLDING

The following selected financial data are derived from the consolidated financial statements. The data should be read in connection with the consolidated financial statements, related notes and other financial information included herein. Old Berry Holding’s fiscal year is a 52/53 week period ending generally on the Saturday closest to December 31. All references herein to “2006,” “2005,” “2004,” “2003,” and “2002,” relate to the fiscal years ended December 30, 2006, December 31, 2005, January 1, 2005, December 27, 2003, and December 28, 2002, respectively. For analysis purposes, the results under Holding’s prior ownership (“Predecessor”) have been combined with results subsequent to the Acquisition by Apollo on September 20, 2006. Old Berry Holding’s historical consolidated financial information may not be comparable to or indicative of future performance. For a discussion of certain factors that materially affect the comparability of the consolidated financial data or cause the data reflected herein not to be indicative of future financial condition or results of operations, see “Risk Factors.”

	Berry Plastics Holding Corporation
	Fiscal
	Combined Company & Old Berry Holding	Old Berry Holding	Old Berry Holding	Old Berry Holding	Old Berry Holding
	2006	2005	2004	2003	2002
	(in thousands of dollars)
Statement of Operations Data:
Net sales	1,431,764	$1,169,704	$814,213	$551,876	$494,303
Cost of goods sold	1,156,368	943,370	639,329	420,750	371,273
Gross profit	275,396	226,334	174,884	131,126	123,030
Operating expenses (a)	209,462	110,545	81,008	59,936	77,467
Operating income	65,934	115,789	93,876	71,190	45,563
Other expenses (income) (b)	(299)	1,354	—	(7)	299
Loss on extinguished debt (c)	39,916	7,045	—	250	25,328
Interest expense, net (d)	111,280	73,274	53,185	45,413	49,254

Income (loss) before income taxes	(84,963)	34,116	40,691	25,534	(29,318)
Income taxes (benefit)	(9,795)	14,325	17,740	12,486	3,298

Net income (loss)	(75,168)	19,791	22,951	13,048	(32,616)
Preferred stock dividends	—	—	—	—	6,468
Amortization of preferred stock discount	—	—	—	—	574

Net income (loss) attributable to common stockholders	$(75,168)	$19,791	$22,951	$13,048	$(39,658)

Balance Sheet Data (at end of year):
Working capital	$175,553	$201,781	$90,094	$87,571	$64,201
Fixed assets	463,977	423,444	281,972	282,977	193,132
Total assets	2,568,656	1,647,830	1,005,144	1,015,806	760,576
Total debt	1,872,874	1,160,620	697,558	751,605	609,943
Stockholders’ equity	294,187	203,388	183,891	152,591	75,163

Other Data:
Depreciation and amortization (e)	109,359	88,720	60,816	44,078	41,965
Capital expenditures	92,062	57,829	52,624	29,949	28,683

(a)  Operating expenses include $70,122 and $20,987 related to the acquisition by Apollo and prior merger during fiscal 2006 and 2002, respectively.
(b)  Other expenses (income) consist of net losses (gains) on disposal of property and equipment and unrealized losses (gains) on investment in Southern Packaging for the respective years.
(c)  In 2006, the loss on extinguished debt represents tender premiums paid and write-off of the unamortized debt premium in connection with redeeming the 10 ¾% senior subordinated notes payable, write-off of deferred financing fees associated with the senior subordinated notes payable and the old senior secured credit facility, the termination of interest rate swaps, and the write-off of financing fees for bridge financing that was arranged to fund the BPC Merger but was not utilized. In 2005, the loss on extinguished debt represents unamortized deferred financing costs on the term loan expensed as a result of an amendment to the old senior credit facility. The loss on extinguished debt in 2003 represents the legal costs associated with amending the old senior credit facility in connection with the acquisition of Landis. As a result of the retirement all of Old Berry Holding’s senior secured notes and Berry Plastics’ senior subordinated notes and the repayment of all amounts owed under Old Berry Holding’s credit facilities, $6.6 million of existing deferred financing fees and $18.7 million of prepayment fees and related charges were charged to expense in 2002 as a loss on extinguished debt.
(d)  Includes non-cash interest expense of $2,951, $1,945, $1,862, $2,318, and $2,476, in fiscal 2006, 2005, 2004, 2003, and 2002, respectively.
(e)  Depreciation and amortization excludes non-cash amortization of deferred financing fees and debt premium/discount amortization which are included in interest expense.

SELECTED HISTORICAL FINANCIAL DATA OF OLD COVALENCE

The following table presents selected historical financial data for old Covalence and Tyco Plastics & Adhesives, the predecessor, and should be read in conjunction with, and is qualified by reference to, “Management’s Discussion and Analysis of Financial Condition and Results of Operations- Covalence” and the respective financial statements and notes to the financial statements included elsewhere in this prospectus.

The selected historical financial data of Tyco Plastics & Adhesives for the years ended September 30, 2004 and 2005 and as of September 30, 2004 and 2005 have been derived from the audited financial statements of the predecessor included elsewhere in this prospectus. The selected historical financial data as of and for the year ended September 30, 2003 of the predecessor have been derived from the audited financial statement not included elsewhere in this prospectus. These financial statements were prepared in accordance with GAAP. These financial statements have been prepared on a going-concern basis, as if certain assets of Tyco Plastics & Adhesives, which we acquired on February 16, 2006, had existed as an entity separate from Tyco during the periods presented. Tyco charged the predecessor operations a portion of its corporate support costs, including engineering, legal, treasury, planning, environmental, tax, auditing, information technology and other corporate services, based on usage, actual costs or other allocation methods considered reasonable by Tyco management. Accordingly, expenses included in the financial statements may not be indicative of the level of expenses which might have been incurred had the predecessor been operating as a separate stand-alone company. See note 1 of old Covalence’s audited financial statements for a discussion of the basis of Tyco Plastics & Adhesives financial statements.

The selected historical financial data of Tyco Plastics & Adhesives as of and for the years ended September 30, 2002 has been derived from the unaudited financial statements of the Tyco Plastics & Adhesives which are not included elsewhere in this prospectus. The selected historical financial data for the period from October 1, 2005 to February 16, 2006, the period from February 17, 2006 to September 29, 2006 and as of September 30, 2005 and September 29, 2006 has been derived from our audited financial statements included elsewhere in this prospectus.

	Predecessor					Successor
($ in millions)	Year ended September 30, 2002	Year ended September 30, 2003	Year ended September 30, 2004	Year ended September 30, 2005	Period from October 1, 2005 to February 16, 2006	Period from February 17 to September 29, 2006
	(Unaudited)
Statement of Operations Data:
Net revenue(1)	$1,455.1	$1,597.8	$1,658.8	$1,725.2	$666.9	$1,092.4
Cost of sales	1,154.6	1,344.1	1,366.2	1,477.4	579.0	980.7
Gross profit	300.5	253.7	292.6	247.8	87.9	111.7
Charges and allocations from Tyco and affiliates	100.8	95.3	65.0	56.4	10.4	—
Selling, general and administrative expenses	133.3	108.3	130.2	124.6	50.0	102.6
Restructuring and impairment charges (credits), net	4.4	(0.8)	57.9	3.3	0.6	0.5
Operating income	62.0	50.9	39.5	63.5	26.9	8.6
Other income	—	—	—	—	—	(1.3)
Interest expense, net	—	6.5	6.3	4.5	2.1	49.7
Interest expense (income), net—Tyco and affiliates	(0.2)	3.6	(1.7)	11.2	5.5	—
Income (loss) before income taxes	62.2	40.8	34.9	47.8	19.3	(39.8)

	Predecessor					Successor
($ in millions)	Year ended September 30, 2002	Year ended September 30, 2003	Year ended September 30, 2004	Year ended September 30, 2005	Period from October 1, 2005 to February 16, 2006	Period from February 17 to September 29, 2006
Income tax expense (benefit)	3.2	2.9	2.4	3.8	1.6	(13.7)
Minority interest	—	0.2	0.2	—	—	—
Cumulative effect of accounting change	—	17.8	—	—	—	—
Net income (loss)	$59.0	$19.9	$32.3	$44.0	$17.7	$(26.1)
Balance Sheet Data (at period end):
Cash and cash equivalents	$4.7	$7.9	$3.7	$2.7	$4.9	$66.8
Property, plant and equipment, net	255.8	342.8	291.1	283.1	275.6	334.8
Total assets	1,403.3	1,283.3	1,215.0	1,206.7	1,279.5	1,203.7
Total long-term obligations (at end of period)	—	136.5	79.5	—	—	729.9
Shareholders’ equity	1,151.2	877.0	822.8	855.1	877.7	171.8
Cash Flow and other Financial Data:
Net cash provided by (used in) operating activities	$146.0	$123.8	$89.2	$117.3	$(119.2)	$88.8
Net cash used in investing activities	(83.9)	(13.2)	(15.5)	(29.2)	(9.1)	(950.6)
Net cash provided by (used in) financing activities	(61.5)	(106.8)	(77.7)	(89.2)	130.6	902.5
Capital expenditures	31.2	14.6	16.5	32.1	12.2	23.7

(1) Net revenue includes related party revenue of $19.0 million, $26.7 million, $25.8 million, $26.0 million and $23.4 million for the years ended September 30, 2001, 2002, 2003, 2004 and 2005, respectively, and related party revenues of $11.6 million and $0.0 million for the period from October 1, 2005 to February 16, 2006, and the period from February 17, 2006 to September 29, 2006, respectively. Additionally, revenue is presented net of certain rebates paid to customers. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Berry”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Covalence” and the notes to the respective financial statements appearing elsewhere in this prospectus.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS - OLD BERRY HOLDING

Unless the context requires otherwise, references in this Management’s Discussion and Analysis of Financial Condition and Results of Operations to “Holding” refer to Berry Plastics Holding Corporation, references to “we,” “our” or “us” refer to Berry Plastics Holding Corporation together with its wholly-owned subsidiary, Berry Plastics Corporation (“Berry”), and Berry’s wholly-owned subsidiaries. Holding is a wholly-owned subsidiary of Berry Plastics Group, Inc. (“Group”). You should read the following discussion in conjunction with the consolidated financial statements of Holding and its subsidiaries and the accompanying notes thereto, which information is included elsewhere herein. For analysis purposes, the results under Holding’s prior ownership (“Predecessor”) have been combined with results subsequent to the merger on September 20, 2006 described below. You should read the following discussion of our results of operations and financial condition with the “Unaudited Pro Forma Condensed Consolidated Financial Information,” “Selected Historical Financial Data of Berry Plastics” and the audited condensed consolidated financial statements and related notes included elsewhere, or incorporated by reference, in this prospectus. This discussion contains forward-looking statements and involves numerous risks and uncertainties, including, but not limited to, those described in the “Risk Factors” section. Our actual results may differ materially from those contained in any forward-looking statements. See “Disclosure Regarding Forward-Looking Statements.”

Merger

On September 20, 2006, BPC Acquisition Corp. merged with and into BPC Holding Corporation pursuant to an agreement and plan of merger (the “BPC Merger”), dated June 28, 2006, with BPC Holding Corporation continuing as the surviving corporation. Following the consummation of the BPC Merger, BPC Holding Corporation changed its name to Berry Plastics Holding Corporation. Pursuant to the BPC Merger, Holding is a wholly-owned subsidiary of Group, the principal stockholders of which are Apollo Investment Fund VI, L.P., AP Berry Holdings, LLC, an affiliate of Graham Partners II, L.P., and management. Apollo Investment Fund VI, L.P. and AP Berry Holdings, LLC are affiliates of Apollo Management, L.P. (the “Buyer”), which is a private investment firm. Graham Partners II, L.P. is an affiliate of Graham Partners, Inc. (“Graham”), a private equity firm.

The total amount of funds required to consummate the BPC Merger and to pay fees related to the BPC Merger was $2.4 billion. The BPC Merger was primarily funded with (1) the issuance of $750.0 million aggregate principal amount of Second Priority Notes, (2) new borrowings of $675.0 million in Term B loans, (3) the issuance of $425.0 million aggregate principal amount of senior subordinated notes, and (4) contributed equity. The seller used the proceeds received from the BPC Merger to repay the outstanding indebtedness and accrued interest of $726.9 million under the term loans from the old senior secured credit facility and $335.0 million plus accrued interest and tender fees to repurchase all of the outstanding 10 ¾% senior subordinated notes payable due 2012.

Overview

We believe we are one of the world’s leading manufacturers and suppliers of value-added plastic packaging products. We manufacture a broad range of innovative, high quality packaging solutions using our collection of over 1,500 proprietary molds and an extensive set of internally developed processes and technologies. Our principal products include open top containers, drink cups, bottles, closures and overcaps, tubes and prescription vials which we sell into a diverse selection of attractive and stable end markets, including food and beverage, healthcare, personal care, quick service and family dining restaurants, custom and retail. We sell our packaging solutions to over 8,000 active customers comprised of a favorable balance of leading national blue-chip customers as well as a collection of smaller local specialty businesses. We believe that our proprietary tools and technologies, low-cost manufacturing capabilities and significant operating and purchasing scale provide us with a competitive advantage in the marketplace. Our unique combination of leading market positions, proven management team, product and customer diversity and manufacturing and design innovation provides access to a variety of growth opportunities and has allowed us to achieve consistent organic volume growth in excess of market growth rates. Our top 10 customers represented approximately 27% of our fiscal 2006 net sales with no customer accounting for more than 6% of our fiscal 2006 net sales. The average length of our relationship with these customers was 21 years. Additionally, we operate 24 high-volume manufacturing facilities and have extensive distribution capabilities. We organize our business into two operating divisions: open top and closed top. At the end of fiscal 2006, we had approximately 6,600 employees.

Critical Accounting Policies and Estimates

We disclose those accounting policies that we consider to be significant in determining the amounts to be utilized for communicating our consolidated financial position, results of operations and cash flows in the second note to our consolidated financial statements included elsewhere herein. Our discussion and analysis of our financial condition and results of operations are based on our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of financial statements in conformity with these principles requires management to make estimates and assumptions that affect amounts reported in the financial statements and accompanying notes. Actual results are likely to differ from these estimates, but management does not believe such differences will materially affect our financial position or results of operations. We believe that the following accounting policies are the most critical because they have the greatest impact on the presentation of our financial condition and results of operations.

Allowance for Doubtful Accounts. We evaluate our allowance for doubtful accounts on a quarterly basis and review any significant customers with delinquent balances to determine future collectibility. We base our determinations on legal issues (such as bankruptcy status), past history, current financial and credit agency reports, and the experience of our credit representatives. We reserve accounts that we deem to be uncollectible in the quarter in which we make the determination. We maintain additional reserves based on our historical bad debt experience. Additionally, our allowance for doubtful accounts includes a reserve for cash discounts that are offered to some of our customers for prompt payment. We believe, based on past history and our credit policies, that our net accounts receivable are of good quality. A ten percent increase or decrease in our bad debt experience would not have a material impact on the results of operations of the Company. Our allowance for doubtful accounts was $5.4 million and $5.8 million as of December 30, 2006 and December 31, 2005, respectively.

Inventory Obsolescence. We evaluate our reserve for inventory obsolescence on a quarterly basis and review inventory on-hand to determine future salability. We base our determinations on the age of the inventory and the experience of our personnel. We reserve inventory that we deem to be not salable in the quarter in which we make the determination. We believe, based on past history and our policies and procedures, that our net inventory is salable. A ten percent increase or decrease in our inventory obsolescence experience would not have a material impact on the results of operations of the Company. Our reserve for inventory obsolescence was $8.0 million and $8.5 million as of December 30, 2006 and December 31, 2005, respectively.

Medical Insurance. We offer our employees medical insurance that is primarily self-insured by us. As a result, we accrue a liability for known claims as well as the estimated amount of expected claims incurred but not reported. We evaluate our medical claims liability on a quarterly basis, obtain an independent actuarial analysis on an annual basis and perform payment lag analysis. Based on our analysis, we believe that our recorded medical claims liability should be sufficient. A ten percent increase or decrease in our medical claims experience would not have a material impact on the results of operations of the Company. Our accrued liability for medical claims was $4.0 million and $5.1 million, including reserves for expected medical claims incurred but not reported, as of December 30, 2006 and December 31, 2005, respectively.

Workers’ Compensation Insurance. Starting in fiscal 2000, we converted the majority of our facilities to a large deductible program for workers’ compensation insurance. On a quarterly basis, we evaluate our liability based on third-party adjusters’ independent analyses by claim. Based on our analysis, we believe that our recorded workers’ compensation liability should be sufficient. A ten percent increase or decrease in our workers’ compensations claims experience would not have a material impact on the results of operations of the Company. Our accrued liability for workers’ compensation claims was $5.0 million and $4.7 million as of December 30, 2006 and December 31, 2005, respectively.

Revenue Recognition. Revenue from sales of products is recognized at the time product is shipped to the customer at which time title and risk of ownership transfer to the purchaser.

Impairments of Long-Lived Assets. In accordance with the methodology described in Statement of Financial Accounting Standards (“SFAS”) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, we review long-lived assets for impairment whenever events or changes in circumstances indicate the carrying amount of such assets may not be recoverable. Impairment losses are recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets’ carrying amounts. The impairment loss is measured by comparing the fair value of the asset to its carrying amount. No impairments were recorded in the financial statements included in this registration statement.

Goodwill and Other Indefinite Lived Intangible Assets. In accordance with the methodology described in SFAS No. 142, Goodwill and Other Intangible Assets, we review our goodwill and other indefinite lived intangible assets for impairment whenever events or changes in circumstances indicate the carrying amount of such assets may not be recoverable. Impairment losses are recorded when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets’ carrying amounts. The impairment loss is measured by comparing the fair value of the asset to its carrying amount. In addition, we annually review our goodwill and other indefinite lived intangible assets for impairment. No impairments were recorded in the financial statements included in this registration statement.

Deferred Taxes and Effective Tax Rates. We estimate the effective tax rates and associated liabilities or assets for each legal entity of ours in accordance with SFAS No. 109. We use tax-planning to minimize or defer tax liabilities to future periods. In recording effective tax rates and related liabilities and assets, we rely upon estimates, which are based upon our interpretation of United States and local tax laws as they apply to our legal entities and our overall tax structure. Audits by local tax jurisdictions, including the United States Government, could yield different interpretations from our own and cause the Company to owe more taxes than originally recorded. For interim periods, we accrue our tax provision at the effective tax rate that we expect for the full year. As the actual results from our various businesses vary from our estimates earlier in the year, we adjust the succeeding interim periods effective tax rates to reflect our best estimate for the year-to-date results and for the full year. As part of the effective tax rate, if we determine that a deferred tax asset arising from temporary differences is not likely to be utilized, we will establish a valuation allowance against that asset to record it at its expected realizable value. Our valuation allowance against deferred tax assets was $8.9 million and $6.7 million as of December 30, 2006 and December 31, 2005, respectively.

Pension. Pension benefit costs include assumptions for the discount rate, retirement age, and expected return on plan assets. Retiree medical plan costs include assumptions for the discount rate, retirement age, and health-care-cost trend rates. These assumptions have a significant effect on the amounts reported. In addition to the analysis below, see the notes to the consolidated financial statements for additional information regarding our retirement benefits. Periodically, we evaluate the discount rate and the expected return on plan assets in our defined benefit pension and retiree health benefit plans. In evaluating these assumptions, we consider many factors, including an evaluation of the discount rates, expected return on plan assets and the health-care-cost trend rates of other companies; our historical assumptions compared with actual results; an analysis of current market conditions and asset allocations; and the views of advisers. In evaluating our expected retirement age assumption, we consider the retirement ages of our past employees eligible for pension and medical benefits together with our expectations of future retirement ages. We believe our pension and retiree medical plan assumptions are appropriate based upon the above factors. A one percent increase or decrease in our health-care-cost trend rates would not have a material impact on the results of operations of the Company. Also, a one quarter percentage point change in our discount rate or expected return on plan assets would not have a material impact on the results of operations of the Company.

Based on a critical assessment of our accounting policies and the underlying judgments and uncertainties affecting the application of those policies, we believe that our consolidated financial statements provide a meaningful and fair perspective of Holding and its consolidated subsidiaries. This is not to suggest that other risk factors such as changes in economic conditions, changes in material costs, our ability to pass through changes in material costs, and others could not materially adversely impact our consolidated financial position, results of operations and cash flows in future periods.

Recently Issued Accounting Standards

In June 2006, the FASB issued Interpretation No. 48, Accounting for “Uncertainty in Income Taxes, an Interpretation of FASB Statement No. 109” (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on description, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 becomes effective on January 1, 2007, and the Company does not expect the adoption of FIN 48 to have a significant impact on the Company’s results of operations or financial position.

The Company adopted SFAS No. 154, Accounting Changes and Error Corrections—a replacement of APB Opinion No. 20 and FASB Statement No. 3, on January 1, 2006. SFAS No. 154 requires retrospective application to prior periods’ financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change or unless specific transition provisions are proscribed in the accounting pronouncements. SFAS No. 154 does not change the accounting guidance for reporting a correction of an error in previously issued financial statements or a change in accounting estimate. The adoption of SFAS No. 154 did not have an impact on our consolidated financial statements.

In September 2006, the Securities and Exchange Commission released Staff Accounting Bulletin No. 108 (“SAB 108”) which provides guidance on how the effects of the carryover or reversal of prior year misstatements should be considered in quantifying a current year misstatement. SAB 108 requires entities to quantify the effects of unadjusted errors using both a balance sheet and an income statement approach. Entities are required to evaluate whether either approach results in a quantifying misstatement that is material. The Company adopted SAB 108 effective 2006. The adoption of SAB 108 did not have an impact on our consolidated financial statements.

In September 2006, the FASB issued FASB No. 157, “Fair Value Measurements” (“FAS 157”). FAS 157 is definitional and disclosure oriented and addresses how companies should approach measuring fair value when required by GAAP; it does not create or modify any current GAAP requirements to apply fair value accounting. The standard provides a single definition for fair value that is to be applied consistently for all accounting applications, and also generally describes and prioritizes according to reliability the methods and inputs used in valuations. FAS 157 prescribes various disclosures about financial statement categories and amounts which are measured at fair value, if such disclosures are not already specified elsewhere in GAAP. The new measurement and disclosure requirements of FAS 157 are effective for the Company in the first quarter of 2008. We do not expect the adoption of FAS 157 to have a significant impact on the Company’s results of operations or financial position.

In September 2006, the Financial Accounting Standards Board issued FAS 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans-an amendment of FASB Statements No. 87, 88, 106, and 132(R)”. FAS 158 requires employers to recognize the over- or under-funded status of defined benefit plans and other postretirement plans in the statement of financial position and to recognize changes in the funded status in the year in which the changes occur through comprehensive income. In addition, FAS 158 requires employers to measure the funded status of plans as of the date of the year-end statement of financial position. The recognition and disclosure provisions of FAS 158 are effective for fiscal years ending after December 15, 2006, while the requirement to measure plan assets and benefit obligations as of a company’s year-end date is effective for fiscal years ending after December 15, 2008 (the Company currently uses the fiscal year ending date). The adoption of the recognition and disclosure provisions of FAS 158 did not have a significant impact on the Company’s results of operations or financial position, and the Company does not expect the adoption of the remaining provisions to have a material affect on the Company’s results of operations or financial position.

Acquisitions

We maintain a selective and disciplined acquisition strategy, which is focused on improving our financial performance in the long-term, enhancing our market positions and expanding our product lines or, in some cases, providing us with a new or complementary product line. Most businesses we have acquired had profit margins that are lower than that of our existing business, which results in a temporary decrease in our margins. We have historically achieved significant reductions in manufacturing and overhead costs of acquired companies by introducing advanced manufacturing processes, exiting low-margin businesses or product lines, reducing headcount, rationalizing facilities and machinery, applying best practices and capitalizing on economies of scale. In connection with our acquisitions, we have in the past and may in the future incur charges related to these reductions and rationalizations.

On April 11, 2005, a subsidiary of Berry, Berry Plastics de México, S. de R.L. de C.V., acquired all of the injection molding aerosol overcap and closure assets from Euromex Plastics, S.A. de C.V. (“Euromex”), an injection molding manufacturer located in Toluca, Mexico (the “Mexico Acquisition”), for aggregate consideration of approximately $8.2 million. The purchase was financed through borrowings under the Company’s prior revolving line of credit and cash on hand. The operations from the Mexico Acquisition are included in Berry’s operations since the acquisition date.

On June 3, 2005, Berry acquired Kerr Group, Inc. (“Kerr”), a manufacturer and marketer of closures, bottles, vials, and tubes, for aggregate consideration of approximately $455.8 million (the “Kerr Acquisition”), including direct costs associated with the acquisition. The purchase price was financed through additional term loan borrowings under an amendment to Berry’s prior senior secured credit facility and cash on hand. The operations from the Kerr Acquisition are included in Berry’s operations since the acquisition date.

Year Ended December 30, 2006
Compared to Year Ended December 31, 2005

Net Sales. Net sales increased 22% to $1,431.8 million in 2006 from $1,169.7 million in 2005. This $262.1 million increase included approximately $60.0 million or 5% due to the pass through of higher resin costs to our customers, increased base business volume of approximately $18.4 million or 2%, and acquisition volume of $183.7 million or 16%. Our resin pounds sold, excluding acquired businesses, increased by 2% in 2006 over 2005. The following discussion in this section provides a comparison by business segment. Open top net sales increased $61.2 million in 2006 primarily due to the higher selling prices noted above and base business volume growth partially offset by soft volume with certain major customers. The open top division recorded base business volume growth in several product categories with the thermoformed polypropylene drink cup product line volume increasing over 33% in 2006. Closed top net sales increased $200.9 million with the Kerr Acquisition and Euromex Acquisition providing closed top net sales of approximately $181.9 million and $1.8 million, respectively, in 2006. The increase in closed top net sales was primarily a result of the Kerr Acquisition and Euromex Acquisition, increased selling prices, and base business price adjusted volume growth in the closure, bottle, and prescription vial product categories partially offset by declines in the extruded tube and aerosol overcap businesses. The Kerr business experienced strong growth in the first five months of 2006 with $181.9 million of sales noted above as compared to $168.3 million for the same period a year ago under prior ownership.

Gross Profit. Gross profit increased $49.1 million from $226.3 million (19% of net sales) in 2005 to $275.4 million (19% of net sales) in 2006. This increase of 22% includes the combined impact of the additional sales volume driven by organic growth and the Kerr Acquisition, productivity improvement initiatives, our financial and mechanical resin hedging programs, and the timing effect of the 5% increase in net selling prices due to higher resin costs passed through to our customers. This was partially offset by increased raw material costs and increased manufacturing costs primarily due to cost inflation, as well as a $10.1 million charge to cost of goods sold for the year as a result of the write-up of inventory to net realizable value in accordance with purchase accounting from the BPC Merger. Significant productivity improvements were made in the current year, including the installation of state-of-the-art equipment at several of our facilities.

Operating Expenses. Selling expenses increased by $4.4 million to $38.5 million for 2006 from $34.1 million principally as a result of increased selling expenses associated with higher sales partially offset by cost reduction efforts. General and administrative expenses increased from $49.5 million to $61.3 million in 2006. This increase of $11.8 million can be primarily attributed to the full year’s impact of general and administrative expenses related to the Kerr Acquisition, increased accrued bonus expenses, and an increase in non-cash stock compensation expense. Research and development costs increased $1.7 million to $7.8 million in 2006 primarily as a result of the Kerr Acquisition and increased development efforts. Intangible asset amortization increased from $15.6 million in 2005 to $22.7 million for 2006, primarily as a result of intangible assets resulting from the BPC Merger and the Kerr Acquisition. In connection with the BPC Merger, the Predecessor incurred BPC Merger related expenses of approximately $70.1 million, consisting primarily of investment banking fees, bonuses to management, non-cash acceleration and modification of stock option awards, and legal costs. Other expenses were $9.1 million for 2006 compared to $5.2 million for 2005. Other expenses in 2006 and 2005 primarily relate to transition expenses as a result of the Kerr Acquisition and Euromex Acquisition.

Interest Expense, Net. Net interest expense, including amortization of deferred financing costs and debt premium, for 2006 was $111.3 million (8% of net sales) compared to $80.3 million (7% of net sales) in 2005, an increase of $31.0 million. This increase is primarily attributed to the new indebtedness incurred to finance the BPC Merger and the Kerr Acquisition and increased rates of interest on borrowings.

Loss on Extinguished Debt. As a result of extinguishing the debt in connection with the BPC Merger, the Predecessor recognized a loss on debt extinguishment of $34.0 million primarily consisting of tender premiums paid and the write off of the unamortized bond premium in connection with redeeming the 10 ¾% senior subordinated notes payable, write-off of deferred financing fees associated with the senior subordinated notes payable and the old senior secured credit facility, and the termination of interest rate swaps. In addition, the Company recorded an expense of $5.9 million related to the write-off of financing fees for bridge financing that was arranged to fund the BPC Merger but was not utilized.

Income Taxes. In 2006, we recorded an income tax benefit of $9.8 million, or an effective tax rate of 12%, compared to income tax expense of $14.3 million, or an effective tax rate of 42%, in 2005. The decrease of $24.1 million can be attributed to a decrease in net income (loss) before income taxes primarily as a result of losses associated with the BPC Merger. In 2006 for the predecessor period, the Company recorded a valuation allowance against all net operating loss carryforwards. In 2005, the effective tax rate is greater than the statutory rate due to the impact of state taxes and foreign location losses.

Net Income (Loss). We recorded a net loss of $75.2 million in 2006 compared to net income of $19.8 million in 2005 for the reasons stated above.

Year Ended December 31, 2005
Compared to Year Ended January 1, 2005

Net Sales. Net sales increased 44% to $1,169.7 million in 2005 from $814.2 million in 2004. This $355.5 million increase included approximately $89.5 million or 11% due to the pass through of higher resin costs to our customers, increased base business volume of approximately $32.7 million or 4%, and acquisition volume of $233.3 million or 29%. In 2005, we reorganized our operations into two reportable segments: rigid open top and rigid closed top. The realignment occurred in an effort to integrate the operations of acquired businesses, better service the Company’s customers, and provide a more efficient organization. Prior periods have been restated to be aligned with the new reporting structure in order to provide comparable results. Rigid open top net sales increased $116.4 million in 2005 primarily due to the higher selling prices noted above and strong base business volume growth. The rigid open top division recorded base business volume growth in several product categories with the thermoformed drink cup product line volume increasing over 40% in 2005. Rigid closed top net sales increased $239.0 million with the Kerr Acquisition and Euromex Acquisition providing rigid closed top net sales of approximately $229.1 million and $4.2 million, respectively in 2005. The increase in rigid closed top net sales was primarily a result of the Kerr Acquisition and Euromex Acquisition and increased selling prices on base business.

Gross Profit. Gross profit increased $51.4 million from $174.9 million (21% of net sales) in 2004 to $226.3 million (19% of net sales) in 2005. This increase of 29% includes the combined impact of the additional sales volume, productivity improvement initiatives, our financial and mechanical resin hedging programs, and the timing effect of the 11% increase in net selling prices due to higher resin costs passed through to our customers. This was partially offset by increased raw material costs and increased manufacturing costs primarily due to cost inflation. The decline in gross profit percentage from 21% in 2004 to 19% in 2005 can be attributed in part to the mathematical effect of the 11% increase in net selling prices due to higher resin costs passed through to our customers. Also, the historical margin percentage of the business acquired in the Kerr Acquisition was significantly less than the Company’s historical gross margin percentage, which reduced our consolidated margin percentage. In addition, an expense of

$0.7 million was charged to cost of goods sold in 2005 related to the write-up and subsequent sale of Kerr’s finished good inventory to fair market value in accordance with purchase accounting. We have continued to consolidate products and business of recent acquisitions to the most efficient tooling and plant location, providing customers with improved products and customer service.

Operating Expenses. Selling expenses increased by $7.7 million to $34.1 million for 2005 from $26.4 million principally as a result of increased selling expenses associated with higher sales partially offset by cost reduction efforts. General and administrative expenses increased from $38.5 million to $49.5 million in 2005. This increase of $11.0 million can be primarily attributed to general and administrative expenses from the Kerr Acquisition and increased accrued bonus expenses. Research and development costs increased $2.3 million to $6.1 million in 2005 primarily as a result of the Kerr Acquisition and increased development efforts. Intangible asset amortization increased from $6.5 million in 2004 to $15.6 million for 2005, primarily as a result of additional intangible assets resulting from the Kerr Acquisition. Other expenses were $5.2 million for 2005 compared to $5.8 million for 2004. Other expenses in 2005 primarily relate to transition expenses as a result of the Kerr Acquisition and Euromex Acquisition. Other expenses in 2004 include transition expenses of $4.0 million related to the Landis Acquisition and $1.8 million related to the shutdown and reorganization of facilities.

Interest Expense, Net. Net interest expense, including amortization of deferred financing costs and debt premium, for 2005 was $80.3 million (7% of net sales) compared to $53.2 million (7% of net sales) in 2004, an increase of $27.1 million. This increase is primarily attributed to a write off of unamortized deferred financing fees of $7.0 million as a result of an amendment to our senior credit facility, additional indebtedness utilized to finance the Kerr Acquisition, and increased rates of interest on borrowings.

Income Taxes. In 2005, we recorded income tax expense of $14.3 million, or an effective tax rate of 42%, compared to $17.7 million, or an effective tax rate of 44%, in 2004. The decrease of $3.4 million can be attributed to a decrease in net income before income taxes for the reasons stated above. The effective tax rate is greater than the statutory rate due to the impact of state taxes and foreign location losses.

Net Income. We recorded net income of $19.8 million in 2005 compared to $23.0 million in 2004 for the reasons stated above.

Income Tax Matters

As of December 30, 2006, Group had unused operating loss carryforwards of $231.6 million for federal and state income tax purposes which begin to expire in 2021 and $28.2 million for foreign operating loss carryforwards. Alternative minimum tax credit carryforwards of approximately $7.4 million are available to Group indefinitely to reduce future years’ federal income taxes. As a result of the BPC Merger, the unused operating loss carryforward is subject to an annual limitation. We are in the process of finalizing the computation to determine the limitation, but have preliminarily estimated the aggregate limit as a result of the acquisition by Apollo to be approximately $208.0 million per year. As part of the effective tax rate calculation, if we determine that a deferred tax asset arising from temporary differences is not likely to be utilized, we will establish a valuation allowance against that asset to record it at its expected realizable value. Our valuation allowance against deferred tax assets was $8.9 million and $6.7 million as of December 30, 2006 and December 31, 2005, respectively, related to the foreign operating loss carryforwards.

Liquidity and Capital Resources

Senior Secured Credit Facility

On September 20, 2006, the Company entered into a credit agreement and a related guarantee and collateral agreement with a syndicate of lenders. This senior secured credit facility (the “Credit Facility”) provides financing of up to $875.0 million, consisting of (1) $675.0 million in term loans and (2) a $200.0 million revolving credit facility. The interest rates per annum applicable to loans under the Credit Facility are, at the Company’s option, equal to either an alternate base rate or an adjusted LIBOR rate for a one-, two-, three- or six-month interest period, or a nine- or twelve-month period, if available from all relevant lenders, in each case, plus an applicable margin. The alternate base rate means the greater of (1) Credit Suisse’s prime rate and (2) one-half of 1.0% over the weighted average of rates on overnight Federal Funds. The Company also pays a customary commitment fee to the lenders under the revolving credit facility in respect of the unutilized commitments thereunder at a rate equal to 0.5% per annum (subject to reduction upon attainment of certain leverage ratios) and letter of credit and agency fees.

The Credit Facility requires a prepayment on outstanding term loans, subject to certain exceptions, with (1) beginning with the first full fiscal year after the closing, 50% (which percentage can be as low as 0% upon the achievement of certain leverage ratios) of excess cash flow less the amount of certain voluntary prepayments, (2) so long as our total net first lien leverage ratio is above a certain threshold, 100% of the net cash proceeds of any incurrence of debt other than excluded debt issuances, and (3) so long as the total net first lien leverage ratio is above a certain threshold, 100% of the net cash proceeds of all non-ordinary course asset sales and casualty and condemnation events, if the Company does not reinvest or commit to reinvest those proceeds in assets to be used in our business or to make certain other permitted investments within 15 months. The Company may voluntarily repay outstanding loans under the Credit Facility at any time without premium or penalty.

The term loans amortize each year in an amount equal to 1% per annum in equal quarterly installments for the first six years and nine months, with the remaining amount payable on September 20, 2013. Principal amounts outstanding under the revolving credit facility will be due and payable in full on September 20, 2012. All obligations under the Credit Facility are unconditionally guaranteed by Group and, subject to certain exceptions, each existing and future direct and indirect domestic subsidiary. All obligations under the Credit Facility and the guarantees of those obligations are secured by substantially all assets of the Company and each subsidiary guarantor subject to certain exceptions: (1) a first priority pledge of all equity interests of the Company, a pledge of 100% of the equity interests of all guarantors and a first priority pledge of 65% of the voting equity interests of certain foreign subsidiaries; and (2) a first priority security interest in substantially all tangible and intangible assets of the Company and each subsidiary guarantor.

The Credit Facility contains customary covenants that, among other things, restrict, subject to certain exceptions, the ability, and the ability of subsidiaries, to incur indebtedness, sell assets, make investments, engage in acquisitions, mergers or consolidations and make dividend and other restricted payments. In addition, the Credit Facility requires the Company to maintain the total net first lien leverage ratio below a certain ratio and also contains certain customary affirmative covenants and events of default. The Company was in compliance with all the financial and operating covenants at December 30, 2006. At December 30, 2006, there were no borrowings outstanding on the revolving credit facility. The revolving credit facility allows up to $50.0 million of letters of credit to be issued instead of borrowings. At December 30, 2006 and December 31, 2005, the Company had $14.7 million under the Credit Facility and the prior credit facility, respectively, in letters of credit outstanding. At December 30, 2006, the Company had unused borrowing capacity of $185.3 million under the revolving line of credit.

Second Priority Notes

On September 20, 2006, Holding issued $750.0 million of second priority senior secured notes (“Second Priority Notes”) comprised of (1) $525.0 million aggregate principal amount of 8 7/8% second priority fixed rate notes (“Fixed Rate Notes”) and (2) $225.0 million aggregate principal amount of second priority senior secured floating rate notes (“Floating Rate Notes”). The Second Priority Notes mature on September 15, 2014. Interest on the Fixed Rate Notes is due semi-annually on March 15 and September 15. The Floating Rate Notes bear interest at a rate of LIBOR plus 3.875% per annum, which resets quarterly. Interest on the Floating Rate Notes is payable quarterly on March 15, June 15, September 15 and December 15 of each year.

The Second Priority Notes are secured by a second priority security interest in the collateral granted to the collateral agent under the Credit Facility for the benefit of the holders and other future parity lien debt that may be issued pursuant to the terms of the indenture. These liens will be junior in priority to the liens on the same collateral securing the Credit Facility and to all other permitted prior liens. The Second Priority Notes are guaranteed, jointly and severally, on a second priority senior secured basis, by each domestic subsidiary that guarantees the Credit Facility. The Second Priority Notes contain customary covenants that, among other things, restrict, subject to certain exceptions, our ability, and the ability of subsidiaries, to incur indebtedness, sell assets, make investments, engage in acquisitions, mergers or consolidations and make dividend and other restricted payments.

On or after September 15, 2010 and 2008, the Company may redeem some or all of the Fixed Rate Notes and Floating Rate Notes, respectively, at specified redemption prices. Additionally, on or prior to September 15, 2009 and 2008, we may redeem up to 35% of the aggregate principal amount of the Fixed Rate Notes and Floating Rate Notes, respectively, with the net proceeds of specified equity offerings at specified redemption prices. If a change of control occurs, the Company must give holders of the Second Priority Notes an opportunity to sell their notes at a purchase price of 101% of the principal amount plus accrued and unpaid interest.

Senior Subordinated Notes

On September 20, 2006, the Company issued $425.0 million in aggregate principal amount of senior subordinated notes (“Senior Subordinated Notes”) to affiliates of Goldman in a private placement that is exempt from registration under the Securities Act. The Senior Subordinated Notes are unsecured, senior subordinated obligations and are guaranteed on an unsecured, senior subordinated basis by each of our subsidiaries that guarantee the Credit Facility and the Second Priority Notes. The Senior Subordinated Notes mature in 2016 and bear interest at a rate of 11% per annum. Such interest is payable quarterly in cash; provided, however, that on any quarterly interest payment date on or prior to the third anniversary of the issuance, the Company can satisfy up to 3% of the interest payable on such date by capitalizing such interest and adding it to the outstanding principal amount of the Senior Subordinated Notes.

The Senior Subordinated Notes may be redeemed at the Company’s option under circumstances and at redemption prices set forth in the indenture. Upon the occurrence of a change of control, the Company is required to offer to repurchase all of the Senior Subordinated Notes. The indenture sets forth covenants and events of default that are substantially similar to those set forth in the indenture governing the Second Priority Notes. The Senior Subordinated Notes contain additional affirmative covenants and certain customary representations, warranties and conditions.

The Company was in compliance with all the financial and operating covenants at December 30, 2006. A key financial metric utilized in the calculation in certain of the financial covenants noted above is bank compliance EBITDA. The following table reconciles our bank compliance EBITDA of $289.7 million for fiscal 2006 to net income.

Year Ended December 30, 2006
Bank compliance EBITDA	$289,731
Net interest expense	(111,280)
Depreciation	(86,678)
Amortization	(22,681)
Income tax benefit	9,795
Gain on investment in Southern Packaging	299
Loss on extinguished debt	(39,916)
Merger expense	(81,309)
Business optimization expense	(14,287)
Pro forma synergies	(14,557)
Non-cash stock compensation	(3,385)
Management fees	(900)
Net loss	$(75,168)

EBITDA represents net income (loss) before interest expense, net, income taxes and depreciation and amortization. Bank compliance EBITDA represents EBITDA as further adjusted. Bank compliance EBITDA is a financial measure used in the indentures governing the Second Priority Notes and the Senior Subordinated Notes and in our Credit Facility as a component of a coverage ratio that is used to test whether certain transactions are permitted. Adjustments to arrive at bank compliance EBITDA are permitted in calculating covenant compliance. We believe that the inclusion of these adjustments to net income (loss) applied in presenting bank compliance EBITDA are appropriate to provide additional information about certain non-cash items and about unusual items that we do not expect to continue at the same level in the future. Bank compliance EBITDA differs from the term “EBITDA” as it is commonly used. EBITDA and bank compliance EBITDA are not measures of financial performance under GAAP and may not be comparable to similarly titled measures of other companies. You should not consider our EBITDA or bank compliance EBITDA as alternatives to operation or net income (loss), determined in accordance with GAAP, as indicators of our operating performance, or as an alternative to cash flows from operating activities, determined in accordance with GAAP.

Contractual Obligations and Off Balance Sheet Transactions

Our contractual cash obligations as of December 30, 2006 are summarized in the following table.

	Payments Due by Period at December 30, 2006
	Total	< 1 year	1-3 years	4-5 years	> 5 years
Long-term debt, excluding capital leases	$1,849,187	$6,750	$13,500	$13,500	$1,815,437
Capital leases	27,049	6,799	11,372	8,878	—
Fixed interest rate payments	1,287,336	162,155	324,310	324,310	476,561
Operating leases	209,533	26,291	46,921	39,558	96,763
Purchase obligations (1)	80,757	80,757	—	—	—
Total contractual cash obligations	$3,453.862	$282,752	$396,103	$386,246	$2,388,761

(1)Represents open purchase commitments for purchases of resin and capital expenditures in the normal course of operations.

Cash Flow

Net cash provided by operating activities was $170.7 million in 2006 as compared to $101.5 million in 2005. This increase of $69.2 million can be primarily attributed to improved operating performance and improvements in working capital. Net cash provided by operating activities was $101.5 million in 2005 as compared to $75.2 million in 2004. This increase of $26.3 million can be primarily attributed to improved operating performance partially offset by increased working capital needs due to revenue growth, increased resin costs, and increased quantities of resin as a result of mechanical hedging.

Net cash used for investing activities increased from $520.0 million in 2005 to $2,382.3 million in 2006 primarily as a result of the BPC Merger in 2006 as compared to the Kerr Acquisition and Euromex Acquisition in 2005. Our capital expenditures increased in 2006 to $92.1 million in 2006 from $57.8 million in 2005 primarily as a result of additional lines to support our volume growth in thermoformed drink cups and having the full year of Kerr in 2006. Capital expenditures in 2006 included investments of $7.8 million for facility additions and renovations, production systems and offices necessary to support production operating levels throughout the company, $18.2 million for molds, $52.8 million for molding and decorating equipment, and $13.3 million for accessory equipment and systems. Net cash used for investing activities increased from $45.5 million in 2004 to $520.0 million in 2005 primarily as a result of the Kerr Acquisition and Euromex Acquisition in 2005. Capital expenditures in 2005 were $57.8 million, an increase of $5.2 million from $52.6 million in 2004. Our capital expenditure budget for 2007 is expected to be approximately $80.0 million.

Net cash provided by financing activities was $2,205.5 million in 2006 as compared to $443.2 million in 2005. The change can be primarily attributed to the financing of the BPC Merger in 2006 and the Kerr Acquisition and Euromex Acquisition in 2005 and the new debt structure following the BPC Merger in 2006. Net cash provided by financing activities was $443.2 million in 2005 as compared to cash used by financing activities of $55.7 million in 2004. The change can be primarily attributed to the Kerr Acquisition and Euromex Acquisition financing in 2005 and the voluntary prepayment of $45.0 million of the senior term loans in 2004.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS - OLD COVALENCE
 (Three Months ended December 29, 2006)

The following discussion and analysis of financial condition and results of operations includes periods prior to and following the Acquisition and should be read together with Financial Statements and the accompanying notes included in this Registration Statement. In addition, the statements in this report with respect to our expectations regarding the performance of our business and the other non-historical are forward-looking statements. These forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, the risks and uncertainties described in “Risk Factors”. Our actual results may differ materially from those contained in or implied by any forward-looking statements.

Overview

The Acquisition

On February 16, 2006, Covalence was formed through the acquisition of substantially all of the assets and liabilities of Tyco Plastics & Adhesives (“TP&A”) under a Stock and Asset Purchase Agreement dated December 20, 2005 among an affiliate of Apollo, Tyco International Group S.A. and Tyco Group S.a.r.l.

In connection with the Acquisition, affiliates of Apollo Management V, L.P. (“Apollo”) and certain members of our senior management contributed $197.5 million in cash, which was contributed to us as common equity. The total purchase price consideration paid at the closing of the Acquisition was approximately $916.1 million. The Acquisition was funded with the proceeds from:

•	The investment by affiliates of Apollo and certain members of our senior management and the subsequent contribution of the cash proceeds to us as common equity;

•	Our issuance of the $265.0 million outstanding notes;

•	Term loan borrowings under our senior secured credit facilities of $350.0 million (subsequently refinanced as described below under “Principal Credit Facilities”);

•	Borrowings under the floating rate loan of $175.0 million; and

•	Pursuant to the terms of the Stock and Asset Purchase Agreement, a favorable net working capital adjustment of $59.1 million.

Business

As of December 29, 2006, we operated in the following reportable segments:

Plastics

Covalence Specialty Materials Corp. (“Plastics”) manufactures and sells primarily polyethylene-based film products. Its principal products include trash bags, drop cloths, agricultural film, stretch film, shrink film and custom packaging film. Plastics products are used principally in the agricultural, horticultural, institutional, foodservice and retail markets.

Adhesives

Covalence Specialty Adhesives (“Adhesives”) manufactures and sells tape, adhesive and corrosion protective products. Its principal products include splicing/laminating tapes, flame-retardant tapes, vinyl-coated tapes, and a variety of other specialty tapes, including carton sealing, double-faced cloth, masking, mounting and OEM medical tapes. Adhesives products are used principally in the industrial, construction, aerospace, automotive, HVAC, medical and retail markets.

Coatings

Covalence Specialty Coatings (“Coatings”) manufactures and prints a wide variety of high-quality flexible packaging, barrier, building and material handling products in a wide range of substrates and basic weights of paper, film, foil and woven and non-woven fabrics. Coatings are used in the residential building, industrial, food packaging, healthcare and military markets.

Recent Developments

On February 6, 2007, the Company announced a restructuring program in its Coatings segment. The planned actions relate to the exiting of two product lines, the closure of a manufacturing facility, the termination of certain employees and the relocation of certain operations. The affected product lines accounted for revenues of $20.6 million for the period from February 17 to September 29, 2006. The liability associated with this restructuring program is approximately $11.6 million, including asset impairment charges of $8.2 million, termination benefits of $1.7 million, relocation expenses of $0.9 million and other restructuring charges of $0.8 million. The Company expects to recognize costs associated with the restructuring over the next eight months.

Operating Results

	Successor	Predecessor
	December 29, 2006	December 30, 2005

Net revenue, including related party revenue	$366.7	$450.2
Cost of sales	342.5	385.5
Gross profit	24.2	64.7

Charges and allocations from Parent Company and affiliates	—	10.1
Selling, general and administrative expenses	41.8	33.5
Restructuring and impairment charges (credits), net	0.2	—
Operating income (loss)	(17.8)	21.1
Other Expense	0.1	—
Interest expense	17.6	1.1
Interest income	(0.6)	—
Interest expense - Parent Company and affiliates	—	3.0
Interest income - Parent Company and affiliates	—	(0.1)
Income (loss) before income taxes	(34.9)	17.1
Income taxes	(13.1)	0.7
Net income (loss)	$(21.8)	$16.4

Discussion of Covalence Results of Operations for the Three Months Ended December 29, 2006

Net Revenue. Net revenue for the three months ended December 29, 2006 was $366.7 million. Net revenue was impacted by lower volumes caused by a mild hurricane season, weak housing starts and continued efforts by customers to minimize inventories during a period of softening polyethylene resin pricing. Included as a reduction of net revenue is $31.4 million attributable to customer rebates, sales incentives, trade promotions and coupons and $7.4 million attributable to discounts to customers and product returns.

Cost of Sales. Cost of goods sold for the three months ended December 29, 2006 was $342.5 million. Cost of goods sold reflects lower sales volumes and lower raw materials costs partially offset by a $1.6 million inventory charge in our Plastics segment due to lower production and the correction of finished goods inventory levels. In addition, cost of sales was impacted by increased depreciation costs as a result of purchase price allocations in connection with the Acquisition. Included as a reduction of cost of goods sold was $1.9 million attributable to rebates from vendors.

Gross Profit. Gross profit for the three months ended December 29, 2006 was $24.2 million. Gross profit was negatively impacted by lower sales volumes, the inventory charge described above, and the impact of purchase method of accounting attributable to the Acquisition.

Selling, General and Administration Expenses. Selling, general and administrative expenses for the three months ended December 29, 2006 were $41.8 million. Items negatively impacting selling, general and administrative expense included the increased impact of depreciation and amortization resulting from the application of the purchase method of accounting in connection with the Acquisition, executive severance expense, additional corporate support costs, and general inflation.

Operating Loss. Operating loss for the three months ended December 29, 2006 was $17.8 million. Operating loss was negatively impacted by lower volumes, higher depreciation and amortization costs resulting from the application of the purchase method of accounting in connection with the Acquisition, executive severance and additional corporate support costs.

Discussion of TP&A Results of Operations for the Three Months Ended December 30, 2005

Net Revenue. Net revenue for the three months ended December 30, 2005 was $450.2 million. Net revenue reflects pricing actions, implemented to offset polyethylene resin inflation experienced primarily in TP&A’s Plastics division. Included as a reduction of net revenue is $40.5 million attributable to customer rebates, sales incentives, trade promotions and coupons and $9.8 million attributable to discounts to customers and product returns.

Cost of Sales. Cost of goods sold for the three months ended December 30, 2005 was $385.5 million. Cost of goods sold was adversely impacted by inflation in polyethylene resin and increased freight rates resulting from higher fuel prices. The effects of these items were partially offset by the favorable impact of TP&A’s cost reduction and manufacturing efficiency programs. Included as a reduction of cost of goods sold was $3.3 million attributable to rebates from vendors.

Gross Profit. Gross profit for the three months ended December 30, 2005 was $64.7 million. Gross profit was negatively impacted by resin raw material inflation experienced by TP&A’s Plastics division and increased freight rates resulting from higher fuel prices partially offset by the pricing actions previously mentioned and the continuing benefits of TP&A’s cost reduction programs.

Selling, General and Administrative expenses and Charges and allocations from Parent Company and affiliates. Selling, general and administrative expenses and Charges and allocations from Parent Company and affiliates for the three months ended December 30, 2005 were $43.6 million. Items favorably impacting these expenses included lower Tyco administrative fees as a result of the elimination of the receivables factoring and resin purchasing programs, partially offset by stock option expense of $1.1 million following Tyco’s adoption of Statement of Financial Accounting Standards No. 123R.

Operating Income. Operating income for the three months ended December 30, 2005 was $21.1 million. Operating income was negatively impacted by resin raw material inflation experienced by TP&A’s Plastics division and increased freight rates resulting from higher fuel prices, partially offset by pricing actions previously mentioned, the continuing benefits of TP&A’s cost reduction programs and lower Tyco administrative fees in selling, general and administrative expenses.

Discussion of Covalence Results of Operations for the period from February 17, 2006 to September 29, 2006

Net Revenue. Net revenue for the period February 17, 2006 to September 29, 2006 was $1,092.4 million. Net revenue for the period was impacted by pricing actions, which had been implemented to offset inflation in raw materials, particularly in polyethylene resin, in our Plastics operating segment partially offset by lower volumes driven by a mild hurricane season and continued efforts by customers to structurally reduce inventories. Included as a reduction of Net revenue is $79.4 million attributable to customer rebates, sales incentives, trade promotions and coupons and $20.6 million attributable to discounts to customers and product returns.

Cost of Sales. Cost of goods sold for the period February 17, 2006 to September 29, 2006 was $980.7 million. Cost of goods sold was adversely impacted by inflation in raw materials of $65.9 million experienced in our Plastics segment partially offset by lower volumes. In addition, cost of sales was impacted by step up in value of inventory of $6.8 million and increased depreciation costs $8.4 million as a result of purchase price allocations in connection with the Acquisition and increased freight resulting from higher fuel prices. The effect of these items was partially offset by the favorable impact of our cost reduction and manufacturing efficiency programs. Included as a reduction of cost of goods sold was $8.7 million attributable to rebates from vendors.

Gross Profit. Gross profit for the period February 17, 2006 to September 29, 2006 was $111.7 million. Gross profit was negatively impacted by raw material inflation, experienced by our Plastics segment, and the impact of purchase method of accounting attributable to the Acquisition. Partially offsetting these costs were the continuing benefits of the Company’s cost reduction programs and the pricing actions previously mentioned.

Selling, General and Administration Expenses. Selling, general and administrative expenses for the period February 17, 2006 to September 29, 2006 were $102.6 million. Items negatively impacting selling, general and administrative expense included the increased impact of depreciation and amortization of $16.5 million from the purchase method of accounting attributable to the Acquisition executive severance expense of $3.6 million, additional corporate support costs.

Operating Income Operating income for the period February 17, 2006 to September 29, 2006 was $8.6 million. Operating income was negatively impacted by raw material inflation experienced by our Plastics segment, increase in inventory cost, higher depreciation and amortization costs resulting from purchase price allocation in connection with the Acquisition, executive severance and additional corporate support costs, partially offset by the favorable impact of our cost reduction and manufacturing efficiency

Critical Accounting Estimates

The preparation of our financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities and the reported amounts of revenue and expenses. The following accounting policies involve the application of judgments and assumptions made by management that include inherent risks and uncertainties. Actual results could differ materially from these estimates. Changes in estimates are recorded in results of operations in the period that the event or circumstances giving rise to such changes occur.

There were no significant changes to these policies or in the underlying accounting assumptions and estimates used in the above critical accounting policies from those disclosed in the Financial Statements and accompanying notes contained in the Company’s Offer to Exchange Prospectus dated February 9, 2007 filed with the Securities and Exchange Commission.

Recent Accounting Pronouncements

In December 2004, the FASB issued FASB Staff Position No. 109-1 (“FSP 109-1”), “Application of FASB Statement No. 109, Accounting for Income Taxes (“SFAS No. 109”) to the Tax Deduction on Qualified Production Activities Provided by the American Jobs Creation Act of 2004”, which provides guidance on the American Jobs Creation Act of 2004 (the “Act”). The Act provides a tax deduction for income from qualified domestic production activities. FSP 109-1 provides for the treatment of the deduction as a special deduction as described in SFAS No. 109. As such, the deduction will have no effect on existing deferred tax assets and liabilities. The impact of the deduction is to be reported in the period in which the deduction is claimed on our U.S. tax return. We plan to adopt FSP 109-1 in fiscal 2007 and expect it to decrease our effective tax rate for financial statement purposes in periods in which the deduction is claimed.

In June 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”), which is an interpretation of SFAS No. 109, “Accounting for Income Taxes.” FIN 48 provides measurement and recognition guidance related to accounting for uncertainty in income taxes. FIN 48 also requires increased disclosure with respect to the uncertainty in income taxes. The Company will adopt the provisions of FIN 48 on October 1, 2007, as required, and is currently evaluating the impact of such adoption on its financial statements.

In September 2006, the FASB issued Statement of Financial Accounting Standards (“SFAS”) No. 157, “Fair Value Measurements.” This statement establishes a standard definition for fair value, establishes a framework under generally accepted accounting principles for measuring fair value and expands disclosure requirements for fair value measurements. This statement is effective for financial statements issued for fiscal years beginning after November 15, 2007. The Company is currently assessing the impact of the statement on its financial statements.

In September 2006, the SEC issued Staff Accounting Bulletin (“SAB”) No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements.” SAB No. 108 requires that companies utilize a “dual-approach” to assessing the quantitative effects of financial statement misstatements. The dual approach includes both an income statement focused and balance sheet focused assessment. SAB No. 108 is applicable for the Company’s fiscal year ending September 28, 2007. The adoption of SAB No. 108 will not have a significant impact on the Company’s financial position or results of operations.

In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans—an Amendment of FASB Statements No. 87, 88, 106 and 132(R).” This statement requires an employer to recognize the overfunded or underfunded status of defined benefit pension and postretirement plans as an assets or liabilities in its statement of financial position. Under SFAS No. 158, unrecognized actuarial gains and losses, prior service costs and credits and any remaining unrecognized transition amounts, net of their related income tax effect, are to be reported as a component of accumulated other comprehensive income. Incremental changes in these amounts not recognized in the statements of operations in the year in which they arise are recognized as changes in other comprehensive income in the year in which the changes occur. The statement also requires an employer to measure the funded status of a plan as of the date of its year-end statement of financial position. The requirement to recognize the funded status of defined benefit pension and postretirement plans is effective for fiscal years ending after December 15, 2006 for companies with publicly traded stock, and June 15, 2007 for all other companies. The requirement to measure plan assets and benefit obligations as of the date of the employer’s fiscal year-end statement of financial position is effective for the fiscal years ending after December 15, 2008. While the Company currently measures plan assets and benefit obligations as of August at each fiscal year-end, the Company is evaluating the impact that the other aspects of this Statement will have on its combined financial statements.

Liquidity and Capital Resources

At December 29, 2006, we had cash and cash equivalents of approximately $54.1 million. Currently, we generate cash primarily from our operating activities. We have a Senior Secured Credit Facility, which provides for up to $200.0 million in revolving credit borrowings, of which $182.3 million was available for borrowing at December 29, 2006. We have not yet utilized any of the revolving credit facility for borrowings. Our principal uses of cash are operating expenses, capital expenditures, debt service and working capital needs.

Cash Flows from Operating Activities

During the three months ended December 29, 2006, we generated $30.3 million of net cash in operating activities principally due to improved accounts receivable collections and inventory turnover, partially offset by timing of payments for accounts payable. During the three months ended December 30, 2005, TP&A net cash usage was $ 126.0 million, principally due to changes in raw material purchases and payment terms as a result of the discontinuance of the resin purchasing agreement with Tyco prior to the Acquisition.

Cash Flows from Investing Activities

During the three months ended December 29, 2006 we used $40.5 million of net cash in investing activities, due to the final working capital adjustment payment made to Tyco of $30.0 million and investments in capital expenditures of $10.3 million during the period. During the three months ended December 30, 2005, TP&A used $7.3 million of net cash in investing activities principally for capital expenditures.

Cash Flows from Financing Activities

During the three months ended December 29, 2006, we used net cash of $2.0 million in our financing activities due principally to return of equity to Holdings of $1.3 million and a scheduled long-term debt payment of $0.7 million. During the three months ended December 30, 2005 cash generated from TP&A’s financing activities was $136.1 million due to the change in the resin purchasing arrangement with an affiliate of Tyco prior to the Acquisition referenced above, partially offset by the retirement of outstanding capital lease obligations.

Principal Credit Facilities

In connection with the Acquisition, the Company entered into senior secured credit facilities, which included a term loan in the amount of $350.0 million with a maturity date of February 16, 2013. On May 18, 2006, the Company refinanced its senior secured credit facilities, which now consist of a new term loan in the principal amount of $300.0 million and a new revolving credit facility which provides borrowing availability equal to the lesser of (a) $200.0 million or (b) the borrowing base, which is a function, among other things, of the Company’s accounts receivable and inventory. The term loan matures on May 18, 2013 and the revolving credit facility matures on May 18, 2012.

The borrowings under the senior secured credit facilities bear interest at a rate equal to an applicable margin plus, as determined at our option, either (a) a base rate (“Base Rate”) determined by reference to the higher of (1) the prime rate of Bank of America, N.A., as administrative agent, and (2) the U.S. federal funds rate plus 1/2 of 1% or (b) a eurodollar rate (“LIBOR”) determined by reference to the costs of funds for eurodollar deposits in dollars in the London interbank market for the interest period relevant to such borrowing adjusted for certain additional costs. As of December 29, 2006 the initial applicable margin for LIBOR rate borrowings under the revolving credit facility was 1.50% and under the term loan is 2.00%. As of December 29, 2006 the initial applicable margin for base rate borrowings under the revolving credit facility was 0% and under the term loan was 1.00%. The applicable margin for such borrowings under the revolving credit facility will be reduced if the Company achieves certain leverage ratios.

The senior secured credit facilities require minimum quarterly principal payments of $0.750 million on the term loan for the first six years and nine months, commencing in September 2006, with the remaining amount payable on May 18, 2013. In addition, the Company must prepay the outstanding term loan, subject to certain exceptions, with:

•
Beginning with the Company’s first full fiscal year after the closing, 50% (which percentage is subject to a minimum of 0% upon the achievement of certain leverage ratios) of excess cash flow (as defined in the credit agreement); and

•
100% of the net cash proceeds of all non-ordinary course asset sales and casualty and condemnation events, if the Company does not reinvest or commit to reinvest those proceeds in assets to be used in its business or to make certain other permitted investments within 15 months, subject to certain limitations.

In addition to paying interest on outstanding principal under the senior secured credit facilities, the Company is required to pay a commitment fee to the lenders under the revolving credit facilities in respect of the unutilized commitments thereunder at a rate equal to 0.25% to 0.35% per annum depending on the average daily available unused borrowing capacity. The Company also pays a customary letter of credit fee, including a fronting fee of 0.25% per annum of the stated amount of each outstanding letter of credit, and customary agency fees.

The Company may voluntarily repay outstanding loans under the senior secured credit facilities at any time without premium or penalty, other than customary “breakage” costs with respect to eurodollar loans.

The senior secured credit facilities contain various restrictive covenants that, among other things and subject to specified exceptions, prohibits the Company from prepaying other indebtedness, restricts its ability to incur indebtedness or liens, make investments or declare or pay any dividends. For the three months ended December 29, 2006, the Company has complied with all covenants.

All obligations under the senior secured credit facilities are unconditionally guaranteed by Holdings and, subject to certain exceptions, each of the Company’s existing and future direct and indirect domestic subsidiaries. The guarantees of those obligations are secured by substantially all of the Company’s assets as well as those of Holdings and each domestic subsidiary guarantor.

In connection with the Acquisition, the Company entered into the $175.0 million second priority floating rate loan. The second priority floating rate loan matures on August 16, 2013, and bears interest at a rate per annum, reset at the end of each interest period, equal to LIBOR plus 3.25% or Base Rate plus 2.25%. No principal payments are required with respect to the second priority floating rate loan prior to maturity. Voluntary prepayments under the floating rate loan are subject to a premium of 2% of any principal amount prepaid in the first year, 1% of any principal amount prepaid in the second year and no premium thereafter.

All obligations under the floating rate loan are unconditionally guaranteed by each of the Company’s existing domestic subsidiaries that guarantees debt under the Company’s senior secured credit facilities and by certain of the Company’s future domestic subsidiaries, and are secured on a second priority basis by the same assets securing the loans under the senior secured credit facilities.

The Company also issued $265.0 million of 10.25% senior subordinated notes due March 1, 2016. Included as a reduction of the balance in long term debt is the unamortized portion of the original issue discount of $6.3 million relating to this note, which is reflected on the Company’s Balance Sheet. Included in the Company’s Statement of Operations is $0.1 million of amortization of this discount using the effective interest method. The notes were exchanged in (March 2007) for substantially identical notes, except that the notes carried in exchange are not subject to transfer restrictions. The currently outstanding senior notes are senior subordinated obligations of the Company and rank junior to all other senior indebtedness of the Company that does not contain similar subordination provisions. No principal payments are required with respect to the senior subordinated notes prior to maturity.

The second priority floating rate loan agreement and the indenture relating to the outstanding notes each contain a number of covenants that, among other things and subject to certain exceptions, restrict the Company’s and the ability of restricted subsidiaries to incur indebtedness or issue disqualified stock or preferred stock, pay dividends or redeem or repurchase stock, make certain types of investments, sell assets, incur certain liens, restrict dividends or other payments from subsidiaries, enter into transactions with affiliates and consolidate, merge or sell all or substantially all of the our assets. For the period ended December 29, 2006, we have complied with all covenants. No principal payments are required with respect to the second priority floating rate loan and the outstanding notes prior to maturity.

Following the Acquisition, we have recorded these long-term debt obligations in our September 29, 2006 Balance Sheet. Included in interest expense, net on our Statement of Operations are certain transaction costs associated with the former senior secured credit facility and the senior secured credit facility.

Our ability to make scheduled payments of principal, to pay interest on, or to refinance our indebtedness or to fund planned capital expenditures will depend on our ability to generate cash in the future. This ability, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

Based on our current level of operations, we believe that cash flow from operations and available cash, together with available borrowings under our senior secured credit facilities, will be adequate to meet our short-term liquidity needs.

We cannot assure that our business will generate sufficient cash flow from operations or that future borrowings will be available to us under our senior secured credit facilities in an amount sufficient to enable us to pay our indebtedness or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness on or before maturity. In addition, upon the occurrence of certain events, such as a change of control, we could be required to repay or refinance our indebtedness. We cannot assure you that we will be able to refinance any of our indebtedness on commercially reasonable terms or at all.

Covenant Compliance

Our fixed charge coverage ratio, as defined in the senior secured revolving credit facility, is calculated based on a numerator consisting of Adjusted EBITDA less cash, taxes and capital expenditures, and a denominator consisting of interest expense and certain distributions. Our fixed charge coverage ratio, as defined in the senior secured term loan facility, the floating rate loan and the indenture relating to the senior subordinated notes, is calculated based on a numerator consisting of Adjusted EBITDA, and a denominator consisting of interest expense and certain distributions. We are required, under our debt covenant, to use a rolling four quarter Adjusted EBITDA in our calculations and to use the Predecessor’s financial information to complete this calculation.

We are required to maintain a minimum fixed charge coverage ratio of 1.0:1.0 under the senior secured revolving credit facility at any time when the aggregate unused capacity under the revolving credit facility is less than 10% of the lesser of the revolving facility commitments and the borrowing base (and for 10 business days following the date upon which availability exceeds such threshold) or during the continuation of an event of default. As of December 29, 2006, we had $182.3 million of aggregate unused borrowing capacity under the senior secured revolving credit facility. Revolving facility commitments as of December 29, 2006 were $200.0 million, and the borrowing base was $189.0 million.

Failure to maintain a fixed charge coverage ratio of 2.0:1.0 under the senior secured term loan facility, the floating rate loan and the indenture relating to the senior subordinated, and in the circumstances described above, a fixed charge coverage ratio of 1.0:1.0 under the senior secured revolving credit facility, can result in limiting our long-term growth prospects by hindering our ability to incur additional indebtedness, effect acquisitions, enter into certain significant business combinations, make distributions or redeem indebtedness.

Off-Balance Sheet Arrangements

As of December 29, 2006, we had approximately $6.7 million in letters of credit issued and outstanding. We do not have any other off-balance sheet arrangements with unconsolidated entities or related parties and, accordingly, off-balance sheet risks to our liquidity and capital resources from unconsolidated entities are limited.

Backlog

We do not reflect a production order in our backlog until we have received a purchase order. Generally, these orders are shipped within two to eight weeks of receipt of a purchase order. As a result, we do not believe our backlog is a reliable measure of future revenue.

OLD COVALENCE MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
 CONDITION AND RESULTS OF OPERATIONS - Covalence (Periods from October 1, 2005 to
February 16, 2006 (Tyco Plastics & Adhesives) and February 17, 2006 to September 29, 2006
(Covalence))

The following discussion and analysis of financial condition and results of operations includes periods prior to and following the Acquisition. In addition, the statements in the discussion and analysis with respect to our expectations regarding the performance of our business and the other non-historical statements in the discussion and analysis are forward-looking statements. These forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, the risks and uncertainties described in “Risk Factors” included elsewhere in this prospectus. Our actual results may differ materially from those contained in or implied by any forward-looking statements.

Overview

The Acquisition

On February 16, 2006, we acquired substantially all of the assets and liabilities of TP&A under a Stock and Asset Purchase Agreement dated December 20, 2005 among Holdings (an affiliate of Apollo), Tyco International Group S.A. and Tyco Group S.a.r.l. (the “Acquisition”)

In connection with the Acquisition, affiliates of Apollo and certain members of our senior management contributed $197.5 million in cash to Holdings, which was contributed to us as common equity. The total purchase price consideration paid at the closing of the Acquisition was approximately $916.1 million. The Acquisition was funded with the proceeds from:

•	The investment by affiliates of Apollo and certain members of our senior management in Holdings and the subsequent contribution of the cash proceeds to us as common equity;

•	Our issuance of the $265.0 million outstanding notes;

•	Term loan borrowings under our senior secured credit facilities of $350.0 million (subsequently refinanced as described below under “Principal Credit Facilities”);

•	Borrowings under the floating rate loan of $175.0 million; and

•	Pursuant to the terms of the Stock and Asset Purchase Agreement, a favorable net working capital adjustment of $59.1 million.

Debt Service Obligations

Because we have a significant amount of indebtedness, our ability to generate sufficient cash flow from operations to pay our debt service obligations is a principal focus of management in our business planning and budgeting. Among the important factors that affect our cash flow is the extent to which we can offset the impact of polyethylene resin costs in our Covalence Plastics business unit by maintaining a stable material spread, which is the difference between selling prices and resin costs on a per-pound basis. As discussed in more detail below under “Polyethylene Resin Costs,” our maintenance of a stable material spread is challenged in periods of rapid changes in raw material costs. In addition, our ability to generate cash flow will be affected by our ability to expand upon efficiencies resulting from the cost reduction program initiated by TP&A in fiscal 2003 and continued through fiscal 2004 and 2005, as discussed in more detail below under “Cost Reduction Program.”

During the period from February 17, 2006 to September 29, 2006, we generated cash flow from operations of $88.8 million, which enabled us to reduce the amount of our term loan from $350.0 million to $300.0 million. However, improved primary working capital items, namely inventory turnover and accounts payable, offset by an increase in accounts receivable, contributed $53.6 million to our cash flow from operations during this period. We anticipate that we will continue to generate sufficient cash flow to service our indebtedness over the next several years.

Historical Ownership by Tyco

In fiscal 2002, Tyco formally combined its plastics, adhesives and coated products businesses into one division, TP&A, in order to benefit from common manufacturing expertise, raw material purchasing scale and an overlap of customers. As a result of operating as a division of Tyco historically, TP&A’s financial statements in this prospectus include charges and allocations of certain Tyco corporate overhead totaling $95.3 million, $65.0 million and $56.4 million for fiscal 2003, 2004 and 2005, respectively and $10.4 million for the period October 1, 2005 to February 16, 2006, respectively. These charges and allocations include (i) administrative fees for an accounts receivable securitization, (ii) administrative fees for resin purchases made through a corporate procurement program, (iii) royalties and license charges for the use of certain intellectual property and other intangible assets and (iv) management fees for certain services provided to us, primarily related to corporate shared services including treasury, income tax, legal, internal audit, human resources, and risk management functions. We do not believe that these historical charges and allocations are representative of expenses that we have incurred since closing or will incur as a stand-alone entity in the future.

The accounts receivable securitization program was terminated on May 25, 2005, and the resin purchasing program was terminated in anticipation of the Acquisition with all related contracts assigned to us. The termination of the resin purchasing program on October 1, 2005 and assignment of the contracts to us did not change the volume commitments or pricing for our procurement of resin, but eliminated the administrative fees formerly assessed by Tyco for participation in the program. Inventory and accounts payable balances related to in-transit resin, which were previously held on Tyco’s balance sheet until the resin was delivered to TP&A’s facilities, have been carried on our balance sheet following the Acquisition. These inventory and accounts payable balances are equal to each other in value. In addition, the rights to intellectual property and other intangible assets that were subject to the license and royalty agreements reverted to us in conjunction with the Acquisition, and the license and royalty agreements have been terminated. Finally, management fees charged to TP&A were historically allocated to TP&A based on TP&A net revenue and not the actual headcount or hours of service dedicated to TP&A’s business. As a result, these management fees are not representative of the costs that we have incurred since closing or that we actually incur in order to replicate these services as a stand-alone entity in the future.

Business

As of September 29, 2006, we operated in the following reportable segments:

Plastics

Covalence Specialty Materials Corp. (“Plastics”) manufactures and sells primarily polyethylene-based film products. Its principal products include trash bags, drop cloths, agricultural film, stretch film, shrink film and custom packaging film. We are one of the largest producers of plastic trash bags, stretch film and plastic sheeting in the United States, utilizing over 1.3 billion pounds of polyethylene resin per year. Our Ruffies trash bags are the largest selling brand of retail trash bags in the United States. Plastics products are used principally in the agricultural, horticultural, institutional, foodservice and retail markets.

Adhesives

Covalence Specialty Adhesives (“Adhesives”) manufactures and sells tape, adhesive and corrosion protective products. Its principal products include splicing/laminating tapes, flame-retardant tapes, vinyl-coated tapes, and a variety of other specialty tapes, including carton sealing, double-faced cloth, masking, mounting and OEM medical tapes. Adhesives products are used principally in the industrial, construction, aerospace, automotive, HVAC, medical and retail markets.

Coatings

Covalence Specialty Coatings (“Coatings”) manufactures and prints a wide variety of high-quality flexible packaging, barrier, building and material handling products in a wide range of substrates and basic weights of paper, film, foil and woven and non-woven fabrics. Coatings are used in the residential building, industrial, food packaging, healthcare and military markets.

Polyethylene Resin Costs

Polyethylene resin is our primary raw material, representing the majority of our raw material expenditures. We purchase approximately 1.3 billion pounds of polyethylene resin annually. Polyethylene resins are widely available in the world market and prices are primarily a function of world supply and demand as well as movements in the cost of production inputs such as crude oil, natural gas and ethylene. Over the past three fiscal years, polyethylene resin costs have increased significantly, driven by increased demand for resin and rising prices for crude oil, natural gas and ethylene. Throughout 2005, resin prices increased by 30% to an all-time high due to rising feedstock prices and supply constraints largely driven by hurricanes Katrina and Rita. The resin supply constraints, particularly for high density polyethylene and metallocene grades of linear low density polyethylene, caused shortages of raw materials that TP&A needed to manufacture certain products to fulfill customers’ demands in the fourth calendar quarter of 2005. These shortages impacted the volume of product TP&A was able to produce and its net revenue from the sale of certain of our plastic products, particularly in certain institutional, custom and stretch film product groups. As resin supply began to normalize in December 2005, TP&A’s volume and net revenue began to return to more normalized levels. During 2006, polyethylene resin costs have fluctuated while supply has stabilized.

We seek to offset the impact of raw material cost inflation by passing those costs along to our customers and have been largely successful over time in our Plastics segment in maintaining a stable material spread, which is the difference between selling prices and resin costs. However, in periods of rapid increases in raw material costs, such as 2005, lags between raw material cost increases and the realization of price increases to customers can temporarily reduce our material spread, which, over time, we expect to normalize. As polyethylene resin prices begin to decline from their peak levels, as TP&A experienced in December 2005, our ability to further increase product prices typically becomes more limited, which can temporarily reduce margins. In addition, at the outset of a declining resin price environment, certain customers may opt to temporarily postpone a portion of their volume to benefit from potential future reductions in the price of our products. These trends typically normalize after one to two quarters. Over time, we expect to benefit from a declining resin environment both in terms of a normalization of our material spread, as our product prices fall less quickly and a reduction of the level of working capital investment required to run our business.

Polyethylene resin prices in the first calendar quarter of 2006 decreased moderately from their high levels reached in the fourth quarter of 2005 due principally to the elimination of supply constraints caused by the September 2005 Gulf of Mexico hurricanes. However, in the second calendar quarter of 2006, resin prices have started to increase as the price of resin feedstocks have continued to increase, due primarily to world oil prices. New polyethylene resin production capacity is expected to come on-line beginning in 2007 and continuing through 2010, primarily in the Middle East and Asia. CMAI estimates that a resulting increase in global production capacity will reduce the prices of polyethylene resin.

Net Revenue

We generate gross revenue through the sale of products to a wide array of customers. Provisions for certain rebates, sales incentives, trade promotions, coupons, product returns and discounts to customers are accounted for in the same period in which the related sales are recorded. Certain provisions are estimated based on historical factors. These items are subtracted from gross revenue in calculating net revenue. See “Critical Accounting Policies and Estimates—Revenue Recognition” for a further discussion of revenue.

Net revenue is impacted both by the volume of product sold and prices. Prices generally fluctuate with resin costs, in particular in our Plastics operating segment, as a result of our strategy to maintain a stable material spread. Net revenue may increase or decrease due to changes in resin costs. If we are successful in maintaining or increasing our material spread, changes in resin prices will have a minimal impact on the underlying profitability of our business over time. Given the changes in net revenue that we experience as a result of increases and decreases in our resin costs, we do not generally manage, measure or analyze our business and results on a percentage-of-sales basis, or our net revenue changes on a year-over-year percentage basis.

Other Operating Expenses

In addition to resin costs, cost of sales includes other material costs such as natural and butyl rubber, tackifying resins, raw cotton and woven and non-woven cloth and foil. Also incurred are direct labor costs, plant and related work force costs, freight costs, research and development costs, and other fixed and variable manufacturing costs. Our selling, general and administrative expenses include direct selling expenses including advertising/promotion and sales commissions as well as administrative overhead primarily consisting of personnel costs. Such expenses are associated with personnel involved in functions such as executive management, accounting, finance, information systems and technology, human resources, sales, marketing and procurement. TP&A began a cost reduction program focused on the elimination of certain manufacturing facilities, product line rationalization and reduction of personnel costs in fiscal 2003 and substantially completed such actions in fiscal 2005, for which it incurred restructuring charges. See “Cost Reduction Program” below.

Cost Reduction Program

In fiscal 2003, TP&A initiated a restructuring program to rationalize its cost structure. In the fiscal years 2004 and 2005, TP&A took the following actions:

•	closed 11 of its 48 manufacturing facilities (TP&A subsequently opened one manufacturing facility in India) and reduced the number of SKUs produced;

•	reduced headcount by approximately 12%; and

•	implemented programs designed to identify and reduce variation in our manufacturing and operations, and introduced lean manufacturing processes to reduce costs.

The plant rationalization discussed above did have an impact on TP&A’s volume and profitability in fiscal 2005 as the transition of production required TP&A to incur moving and startup costs. Currently, all affected products have been moved, and the related start-up costs have been fully incurred. In addition to these cost reduction efforts, TP&A took actions in fiscal years 2004 and 2005 to continue to improve the overall strength of its product portfolio and proactively eliminated certain SKUs. We believe we have additional opportunities to further reduce our costs and improve efficiency. Below is a summary of our restructuring activity and reserves for the actions referred to above (in millions):

	Employee Severance and Benefits	Facilities Exit Costs	Other	Non-cash Charges	Total
Balance at September 30, 2003	$0.7	$—	$—	$—	$0.7
Charges	11.1	14.2	3.4	29.2	57.9
Utilization	(8.4)	(11.0)	(3.4)	(29.2)	(52.0)
Balance at September 30, 2004	3.4	3.2	—	—	6.6
Charges, net(a)	2.4	2.4	—	—	4.8
Utilization	(3.3)	(4.6)	0.3	—	(7.6)
Transfers/reclass	(0.3)	0.6	(0.3)	—	—
Balance at September 30, 2005	2.2	1.6	—	—	3.8
Transferred to Tyco	(1.3)	—	—	—	(1.3)
Charges	—	1.5	—	—	1.5
Utilization.	(0.9)	(2.4)	—	—	(3.3)
Balance at September 29, 2006	$—	$0.7	$—	$—	$0.7

a)	During fiscal 2005, TP&A recorded a credit for previously impaired property, plant and equipment of $1.5 million, which was sold for amounts higher than previously estimated.

Effective Tax Rate

Following the Acquisition, we are being taxed at the U.S. corporate level as a C-Corporation and are recording an income tax obligation at a rate comparable to the U.S. federal and state statutory rates, which was 34%. Our effective tax rate (“ETR”) is dependent on many factors including: the impact of enacted tax laws in jurisdictions in which we operate; the amount of earnings by jurisdiction, due to varying tax rates in each country; and our ability to utilize foreign tax credits related to foreign taxes paid on foreign earnings that will be remitted to the U.S.

Prior to the Acquisition, TP&A’s business activities in the United States were historically conducted through partnership entities. These partnerships were treated as “flow-through” entities for U.S. income tax purposes, meaning that the partnerships themselves are not subject to income tax and that only the partners pay tax on their relevant share of partnership income. Accordingly, TP&A did not compute, and TP&A’s consolidated financial statements do not include, a tax provision on the income or losses of the U.S. operations. TP&A’s consolidated financial statements reflect a provision for non-U.S. income taxes based on income as if it had been subject to income tax on a separate return basis. The non-U.S. income tax provision relates to U.S. federal and provincial income taxes in Belgium, Canada, Korea and Mexico. The income tax provision was computed in accordance with SFAS No. 109 and is based on current tax rates.

Critical Accounting Estimates

The preparation of our financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities and the reported amounts of revenue and expenses. The following accounting policies involve the application of judgments and assumptions made by management that include inherent risks and uncertainties. Actual results could differ materially from these estimates. Changes in estimates are recorded in results of operations in the period that the event or circumstances giving rise to such changes occur.

Revenue Recognition. Revenue from the sales of products is recognized at the time title and risks and rewards of ownership pass (either when the products reach the free-on-board shipping point or destination depending on the contractual terms), the sales price is fixed and determinable and collection is reasonably assured. Provisions for certain rebates, sales incentives, trade promotions, coupons, product returns and discounts to customers are accounted for as reductions in determining sales in the same period the related sales are recorded. In accordance with EITF 01-9, “Accounting for Consideration Given By a Vendor to a Customer”, the Company provides for these items as reductions of revenue at the later of the date of the sale or the date the incentive is offered. These provisions are based on estimates derived from current program requirements and historical experience. To the extent that actual experience is different from management’s estimates, an adjustment to the previously recorded amount would be necessary.

Asset Valuation. Impairment assessments involve various estimates and assumptions as follows:

Long-lived assets and other identified intangible assets. We periodically evaluate the net realizable value of long-lived assets, including property, plant and equipment and amortizable intangible assets, relying on a number of factors including operating results, business plans, economic projections and anticipated future cash flows. When indicators of potential impairment are present, the carrying values of the assets are evaluated in relation to the operating performance and estimated future undiscounted cash flows of the underlying business. An impairment in the carrying value of an asset is recognized whenever identifiable anticipated future cash flows (undiscounted) from an asset are estimated to be less than its carrying value.

The amount of the impairment recognized is the difference between the carrying value of the asset and its fair value determined on a discounted cash flow basis. Fair values are based on assumptions concerning the amount and timing of estimated future cash flows and assumed discount rates, reflecting varying degrees of perceived risk. Changes to these underlying assumptions could cause us to realize impairment charges.

Goodwill. Tyco assessed TP&A’s goodwill for impairment at least annually and as triggering events occurred. In making this assessment, management relied on a number of factors including operating results, business plans, economic projections, anticipated future cash flows, and transactions and market place data. There are inherent uncertainties related to these factors and management’s judgment in applying them to the analysis of goodwill impairment.

Following the Acquisition, we did not record goodwill as the fair value of the acquired net assets exceeded the purchase price.

Recent Accounting Pronouncements

Effective January 1, 2003, Tyco adopted Statement of Financial Accounting Standards (“SFAS”) No. 146, “Accounting for Costs Associated with Exit or Disposal Activities,” which is effective for exit or disposal activities that are initiated after December 31, 2002. This statement nullifies the Financial Accounting Standards Board (“FASB”) Emerging Issues Task Force (“EITF”) Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring).” This statement requires that liabilities associated with exit or disposal activities be recognized and measured at fair value when incurred as opposed to at the date an entity commits to the exit or disposal plans. The initial adoption of this new standard did not have a material impact on TP&A’s results of operations, financial position or cash flows.

Effective January 1, 2003, Tyco adopted SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure,” which amends SFAS No. 123, “Accounting for Stock-Based Compensation” to provide transition methods for a voluntary change to measuring compensation cost in connection with employee share option plans using a fair value based method. The Statement also amends the disclosure requirements of SFAS No. 123 to require prominent disclosures about the method of accounting for compensation cost associated with employee share option plans, as well as the effect of the method used on reported results.

In January 2003, the issued FASB Interpretation (“FIN”) No. 46, “Consolidation of Variable Interest Entities” (revised December 2003 as FIN No. 46R). FIN No. 46R further explains how to identify Variable Interest Entities (“VIE”) and how to determine when a business enterprise should include the assets, liabilities, noncontrolling interest and results of VIE in its financial statements. Tyco adopted FIN No. 46R as of October 1, 2003. As a result, the predecessor reclassified two synthetic lease programs used to finance capital expenditures for manufacturing machinery and equipment as capital leases.

In December 2003, the FASB issued a revision to SFAS No. 132, “Employers’ Disclosures about Pensions and Other Postretirement Benefits,” to improve financial statement disclosure for defined benefit plans. This statement requires additional disclosures about the assets (including plan assets by category), obligations and cash flows of defined benefit pension plans and other defined benefit postretirement plans. Tyco adopted the revised SFAS No. 132 during 2004.

In November 2004, the FASB issued SFAS No. 151, “Inventory Costs, an amendment of Accounting Research Bulletin No. 43, Chapter 4.” SFAS No. 151 amends Accounting Research Bulletin No. 43, Chapter 4, to clarify that abnormal amounts of idle facility expense, freight, handling costs and wasted materials (spoilage) should be recognized as current-period charges. In addition, SFAS No. 151 requires that allocation of fixed production overhead to inventory be based on the normal capacity of the production facilities. SFAS No. 151 is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. Effective October 1, 2005, Tyco has adopted SFAS No. 151, which had no material impact on TP&A’s results of operations, financial position or cash flows.

In December 2004, the FASB issued SFAS No. 123 (Revised 2004), “Share-Based Payment” (“SFAS No. 123R”) that requires compensation costs related to share-based payment transactions to be recognized in the financial statements. The compensation cost is measured based on the grant-date fair value and is recognized over the service period. SFAS No. 123R replaces SFAS No. 123, “Accounting for Stock-Based Compensation,” and supersedes Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees.” Pro forma disclosure regarding the effect on net income as if TP&A had applied the fair value method of accounting for stock-based compensation is presented in the Employee Share Option Plans section in footnote 9 to the audited financial statements included elsewhere in this prospectus. Effective October 1, 2005, Tyco adopted the provisions of SFAS No. 123R using the modified prospective method. This method requires that compensation expense be recorded for all unvested options over the related vesting period beginning in the quarter of adoption. Tyco previously applied the intrinsic value based method prescribed in APB Opinion No. 25 in accounting for employee stock-based compensation. The adoption of SFAS 123R resulted in a pre-tax charge to earnings for TP&A of $1.7 million for the period October 1, 2005 through February 16, 2006.

In December 2004, the FASB issued FASB Staff Position No. 109-1 (“FSP 109-1”),“Application of FASB Statement No. 109, Accounting for Income Taxes (“SFAS No. 109”) to the Tax Deduction on Qualified Production Activities Provided by the American Jobs Creation Act of 2004”, which provides guidance on the American Jobs Creation Act of 2004 (the “Act”). The Act provides a tax deduction for income from qualified domestic production activities. FSP 109-1 provides for the treatment of the deduction as a special deduction as described in SFAS No. 109. As such, the deduction will have no effect on existing deferred tax assets and liabilities. The impact of the deduction is to be reported in the period in which the deduction is claimed on our U.S. tax return. We plan to adopt FSP 109-1 in fiscal 2007 and expect it to decrease our effective tax rate.

In March 2005, the FASB issued FASB Interpretation No. 47 (“FIN 47”), “Accounting for Conditional Asset Retirement Obligations.” FIN 47 clarifies that the term “conditional asset retirement obligation” as used in SFAS No. 143, “Accounting for Asset Retirement Obligations,” refers to a legal obligation to perform an asset retirement activity in which the timing and/or method of settlement are conditional on a future event that may or may not be within the control of the entity. We adopted FIN 47 in fiscal 2006 and it did not have a significant impact on our results of operations, financial position or cash flows.

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections.” SFAS No. 154 replaces Accounting Principles Board Opinion No. 20 (“APB No. 20”), “Accounting Changes,” and SFAS No. 3, “Reporting Accounting Changes in Interim Financial Statements”, and changes the requirements for the accounting for and reporting of a change in accounting principle. SFAS No. 154 requires retrospective application of changes in accounting principle to prior periods’ financial statements, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. We adopted SFAS No. 154 for the fiscal year ending

September 30, 2006 and it did not have an impact on our results of operations, financial position or cash flows.

In June 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”), which is an interpretation of SFAS No. 109, “Accounting for Income Taxes.” FIN 48 provides measurement and recognition guidance related to accounting for uncertainty in income taxes. FIN 48 also requires increased disclosure with respect to the uncertainty in income taxes. The Company will adopt the provisions of FIN 48 on October 1, 2007, as required, and is currently evaluating the impact of such adoption on its financial statements.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements.” This statement establishes a standard definition for fair value, establishes a framework under generally accepted accounting principles for measuring fair value and expands disclosure requirements for fair value measurements. This statement is effective for financial statements issued for fiscal years beginning after November 15, 2007. The Company is currently assessing the impact of the statement on its combined financial statements.

In September 2006, the SEC issued Staff Accounting Bulletin (“SAB”) No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements.” SAB No. 108 requires that companies utilize a “dual-approach” to assessing the quantitative effects of financial statement misstatements. The dual approach includes both an income statement focused and balance sheet focused assessment. SAB No. 108 is applicable for the Company’s fiscal year ending September 28, 2007. The Company has assessed the impact of the adoption of SAB No. 108. The adoption of SAB No. 108 will not have a significant impact on its financial position or results of operations.

In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of FASB Statements No. 87, 88, 106 and 132(R).” This statement requires an employer to recognize the overfunded or underfunded status of defined benefit pension and postretirement plans as an assets or liabilities in its statement of financial position. Under SFAS No. 158, unrecognized actuarial gains and losses, prior service costs and credits and any remaining unrecognized transition amounts, net of their related income tax effect, are to be reported as a component of Accumulated other comprehensive income. Incremental changes in these amounts not recognized in the statements of operations in the same year they arise are recognized in the year in which the changes occur as changes in other comprehensive income. The statement also requires an employer to measure the funded status of a plan as of the date of its year-end statement of financial position. The requirement to recognize the funded status of defined benefit pension and postretirement plans is effective for fiscal years ending after December 15, 2006 for companies with publicly traded stock, and June 15, 2007 for all other companies. The requirement to measure plan assets and benefit obligations as of the date of the employer’s fiscal year-end statement of financial position is effective for the fiscal years ending after December 15, 2008. While the Company currently measures plan assets and benefit obligations as of August at each fiscal year-end, the Company is evaluating the impact that the other aspects of this Statement will have on its combined financial statements.

Discussion of Covalence Results of Operations for the period from February 17, 2006 to September 29, 2006

Net Revenue. Net revenue for the period February 17, 2006 to September 29, 2006 was $1,092.4 million. Net revenue for the period was impacted by pricing actions, which had been implemented to offset inflation in raw materials, particularly in polyethylene resin, in our Plastics operating segment partially offset by lower volumes driven by a mild hurricane season and continued efforts by customers to structurally reduce inventories. Included as a reduction of Net revenue is $79.4 million attributable to customer rebates, sales incentives, trade promotions and coupons and $20.6 million attributable to discounts to customers and product returns.

Cost of Sales. Cost of goods sold for the period February 17, 2006 to September 29, 2006 was $980.7 million. Cost of goods sold was adversely impacted by inflation in raw materials of $65.9 million experienced in our Plastics segment partially offset by lower volumes. In addition, cost of sales was impacted by step up in value of inventory of $6.8 million and increased depreciation costs $8.4 million as a result of purchase price allocations in connection with the Acquisition and increased freight resulting from higher fuel prices. The effect of these items was partially offset by the favorable impact of our cost reduction and manufacturing efficiency programs. Included as a reduction of cost of goods sold was $8.7 million attributable to rebates from vendors.

Gross Profit. Gross profit for the period February 17, 2006 to September 29, 2006 was $111.7 million. Gross profit was negatively impacted by raw material inflation, experienced by our Plastics segment, and the impact of purchase method of accounting attributable to the Acquisition. Partially offsetting these costs were the continuing benefits of the Company’s cost reduction programs and the pricing actions previously mentioned.

Selling, General and Administration Expenses. Selling, general and administrative expenses for the period February 17, 2006 to September 29, 2006 were $102.6 million. Items negatively impacting selling, general and administrative expense included the increased impact of depreciation and amortization of $16.5 million from the purchase method of accounting attributable to the Acquisition executive severance expense of $3.6 million, additional corporate support costs.

Operating Income Operating income for the period February 17, 2006 to September 29, 2006 was $8.6 million. Operating income was negatively impacted by raw material inflation experienced by our Plastics segment, increase in inventory cost, higher depreciation and amortization costs resulting from purchase price allocation in connection with the Acquisition, executive severance and additional corporate support costs, partially offset by the favorable impact of our cost reduction and manufacturing efficiency programs.

Discussion of TP&A Results of Operations for the period from October 1, 2005 to February 16, 2006

Net Revenue. Net revenue for the period from October 1, 2005 to February 16, 2006 was $666.9 million. Net revenue for the period reflects pricing actions, implemented to offset polyethylene resin inflation experienced primarily in TP&A’s Plastics division. Included as a reduction of Net revenue is $54.8 million attributable to customer rebates, sales incentives, trade promotions and coupons and $15.4 million attributable to discounts to customers and product returns.

Cost of Sales. Cost of goods sold for the period from October 1, 2005 to February 16, 2006 was $579.0 million. Cost of goods sold was adversely impacted by inflation in polyethylene resin of $41.2 million and increased freight rates of $1.8 million resulting from higher fuel prices. The effects of these items were partially offset by the favorable impact of TP&A’s cost reduction and manufacturing efficiency programs. Included as a reduction of cost of goods sold was $5.2 million attributable to rebates from vendors.

Gross Profit. Gross profit for the period from October 1, 2005 through February 16, 2006 was $87.9 million. Gross profit was negatively impacted by resin raw material inflation experienced by

TP&A’s Plastics division and increased freight rates resulting from higher fuel prices partially offset by the pricing actions previously mentioned and the continuing benefits of TP&A’s cost reduction programs.

Selling, General and Administrative expenses. Selling, general and administrative expenses for the period from October 1, 2005 to February 16, 2006 were $50.0 million. Items favorably impacting selling, general and administrative expenses included lower Tyco administrative fees of $12.2 million as a result of the elimination of the receivables factoring and resin purchasing programs, partially offset by stock option expense of $1.7 million following Tyco’s adoption of Statement of Financial Accounting Standards No. 123R.

Operating Income. Operating income for the period from October 1, 2005 to February 16, 2006 was $26.9 million. Operating income was negatively impacted by resin raw material inflation experienced by TP&A’s Plastics division and increased freight rates resulting from higher fuel prices, partially offset by pricing actions previously mentioned, the continuing benefits of TP&A’s cost reduction programs and lower Tyco administrative fees in selling, general and administrative expenses.

Comparison of TP&A’s Results of Operations—Fiscal 2005 and Fiscal 2004

Net Revenue. Net revenue increased 4% during the twelve month period ending September 30, 2005 to $1,725.2 million from the previous year. Increase in Net revenue for the period was impacted by increase in pricing to offset inflation in polyethylene resin in the TP&A’s Plastics division and higher volume in the Adhesives segment driven by successful introduction of new products, partially offset by lower volumes in the Plastics and Coated Products division. These lower volumes resulted from a reduction in non-profitable products as well as completion of a plant rationalization program in the Plastics division. The plant rationalization program was started during the first quarter of fiscal 2004 and substantially completed in the fiscal first quarter of 2005. This program was undertaken as part of the 2004 restructuring activities and was focused on consolidating and reducing the number of production facilities. This program required the closure of less productive facilities, moving of equipment, production capability and the hiring and training of direct labor employees. Additional learning curve issues continued into the second and third fiscal quarters of 2005. Included as a reduction of Net revenue is $141.9 million and $113.1 million attributable to customer rebates, sales incentives, trade promotions and coupons and $34.8 million and $100.9 million attributable to discounts to customers and product returns.

Cost of Sales. Cost of Sales increased by 8.1 percent during the twelve month period ending September 30, 2005 to $1,477.4 million from the previous year. Increase in Cost of Sales was principally driven by inflation in raw materials of $118.5 million experienced in the Plastics division due to increase prices from polyethylene resin, higher sales volume from the Adhesives division as wells as increased freight rates and unfavorable manufacturing results as a result of completion of the plant rationalization plan, partially offset by the positive impact of TP&A’s cost reduction and manufacturing efficiency plans and lower sales volume in TP&A’s Plastics and Coated Products divisions. Included as a reduction of cost of goods sold was $14.6 million and $14.6 million attributable to rebates from vendors for fiscal 2005 and fiscal 2004, respectively.

Gross Profit. Gross Profit decreased 15.1 percent during the twelve month period ending September 30, 2005 to $247.8 million from the previous year. Decrease in Gross Profit was primarily driven by raw material inflation experienced by the Plastics division, higher freight rates, unfavorable manufacturing results, partially offset by favorable impact from TP&A’s cost reduction and manufacturing efficiency plans.

Selling, General and Administrative expenses. Selling, general and administrative expenses decreased 4.5 percent during the twelve month period ended September 30, 2005 to $124.6 million from the previous year. Decrease in Selling, General and Administrative expenses was primarily driven by one time expenses incurred in 2004 for legal settlement and adjustments in accounting for patent and trademark expense, partially offset by general inflation and increase in sales and technical marketing headcount in TP&A’s Adhesive’s division.

Restructuring expenses. Restructuring expenses decreased 94.3 percent during the twelve month period ending September 30, 2005 to $3.3 million. This decrease in restructuring expenses was a result of the completion of the previous mentioned restructuring program that was started in fiscal year 2004 and completed early fiscal year 2005.

Operating Income. Operating income increased 60.8 percent during the twelve month period ending September 30, 2005 to $63.5 million. Increase in Operating Income was driven by items previously addressed.

Interest Expense, net. Interest expense, net for fiscal 2005 was $15.7 million, an increase of $11.1 million from $4.6 million in fiscal 2004. The increase was due primarily to an increase in an inter-company liability due to Tyco offset by the expiration of a capital lease program with an affiliate of Tyco in 2005. The equipment under the lease was transferred to TP&A upon expiration of the program.

Liquidity and Capital Resources

At September 29, 2006, we had cash and cash equivalents of approximately $66.8 million. Currently, we generate cash primarily from our operating activities. We have a Senior Secured Credit Facility, which provides for up to $200.0 million in revolving credit borrowings, of which $191.9 million was available for borrowing at September 29, 2006. We have not yet utilized any of the revolving credit facility for borrowings. Our principal uses of cash are operating expenses, capital expenditures, debt service and working capital needs.

Cash Flows from Operating Activities

During the period from February 17, 2006 to September 29, 2006, we generated $88.8 million of net cash in operating activities principally due to improved inventory turnover and accounts payable terms.

TP&A net cash usage during the period from October 1, 2005 to February 16, 2006 was $ 119.2 million, principally due to changes in raw material purchases and payment terms as a result of the discontinuance of the resin purchasing agreement with Tyco prior to the Acquisition. During the period from October 1, 2005 to February 16, 2006, accounts payable and inventory experienced a one-time change due to the discontinuance of the raw materials resin purchasing program the Predecessor had with an affiliate of Tyco. Under that program, amounts payable for raw materials purchases was classified as “Due to Tyco International”. Upon termination of the program, Tyco loaned the Predecessor an amount equal to the amount classified in “Due to Tyco International” to pay the affiliate for the remaining balance due for the raw materials purchases. Following the discontinuance of this program, raw material purchases are now included as a component of “Accounts payable”.

Net cash provided by TP&A operating activities increased to $117.3 million for the year ended September 30, 2005, as compared to net cash provided by operating activities of $89.2 million for the year ended September 30, 2004. The improvement was due to a reduction in cash payments made for the fiscal 2005 restructuring plan of $7.6 million compared to the fiscal 2004 restructuring plan payments of

$22.8 million, as well as decreases in working capital (exclusive of cash). Working capital was reduced in fiscal 2005 through efforts to improve receivable and payable days outstanding, offset by an increase in the average cost of polyethylene resin. In addition, due to supply chain disruptions as a result of the hurricanes in the fall of 2005, TP&A’s inventory volume was lower than normal.

Net cash provided by TP&A’s operating activities decreased to $89.2 million for the year ended September 30, 2004, compared to net cash provided by operating activities of $123.8 million for the year ended September 30, 2003. The decrease in cash provided by operating activities was primarily due to cash payments of $22.8 million in fiscal 2004 associated with TP&A’s restructuring activities and increases in working capital (exclusive of cash).

Cash Flows from Investing Activities

During the period from February 17, 2006 to September 29, 2006, we used $950.6 million of net cash in investing activities, due to the Acquisition, net of cash acquired for $927.7 million and investments in capital expenditures of $23.7 million during the period. During the period from October 1, 2005 to February 16, 2006, TP&A used $12.1 million of net cash in investing activities for capital expenditures.

Net cash used for TP&A’s investing activities was $29.2 million for the year ended September 30, 2005, as compared to $15.5 million for the year ended September 30, 2004. The increase was due to increases in capital expenditures from $16.5 million in fiscal 2004 to $32.1 million in fiscal 2005 as a result of investments in new products in TP&A’s Plastics and Adhesives segments, safety upgrades in manufacturing facilities and replacement and upgrades to certain aged equipment.

Net cash used for TP&A’s investing activities was $15.5 million for the year ended September 30, 2004, compared to $13.2 million for the year ended September 30, 2003. The increase was due to additional replacement and upgrade capital expenditures on TP&A’s property, plant and equipment of $2.3 million.

Cash Flows from Financing Activities

During the period from February 17, 2006 to September 29, 2006, we generated net cash of approximately $902.5 million in our financing activities due principally to the issuance of long-term debt of $783.4 million and equity contributions of $197.5 million in connection with the Acquisition partially offset by voluntary prepayments of long-term debt totaling $50.0 million and a scheduled long-term debt payment of $0.7 million.

During the period from October 1, 2005 to February 16, 2006, cash generated from TP&A’s financing activities was $130.6 million due to the change in the resin purchasing arrangement with an affiliate of Tyco prior to the Acquisition described above, partially offset by the retirement of outstanding capital lease obligations.

In fiscal 2005, TP&A used $89.2 million in financing activities. These activities primarily resulted from a reduction in capital lease obligations of $61.1 million. In fiscal 2004 and 2003, TP&A used $77.7 million and $106.8 million, respectively, in financing activities as TP&A returned cash to Tyco.

Principal Credit Facilities

Senior Secured Credit Facilities

In connection with the Acquisition, we entered into a senior secured credit facilities, which included a term loan in the amount of $350.0 million with a maturity date of February 16, 2013 and a revolving credit facility of up to $175.0 million with a maturity date of February 16, 2012. On May 18, 2006, we refinanced our senior secured credit facilities, which now consist of a new term loan in the principal amount of $300.0 million and a new revolving credit facility which provides borrowing availability equal to the lesser of (a) $200.0 million or (b) the borrowing base ($243.1 million as of September 29, 2006), which is a function primarily of the value of our eligible accounts receivable and eligible inventory. The term loan matures on May 18, 2013 and the revolving credit facility matures on May 18, 2012.

The borrowings under the senior secured credit facilities bear interest at a rate equal to an applicable margin plus, as determined at our option, either (a) a base rate (“Base Rate”) determined by reference to the higher of (1) the prime rate of Bank of America, N.A., as administrative agent, and (2) the U.S. federal funds rate plus 1/2 of 1% or (b) a eurodollar rate (“LIBOR”) determined by reference to the costs of funds for eurodollar deposits in dollars in the London interbank market for the interest period relevant to such borrowing adjusted for certain additional costs. The initial applicable margin for LIBOR rate borrowings under the revolving credit facility is 1.50% and under the term loan is 2.00%. The initial applicable margin for base rate borrowings under the revolving credit facility is 0% and under the term loan is 1.00%. The applicable margin for such borrowings under the revolving credit facility will be reduced if we achieve certain leverage ratios.

The senior secured credit facilities require minimum quarterly principal payments of $0.750 million on the term loan for the first six years and nine months, commencing in September 2006, with the remaining amount payable on May 18, 2013. In addition, we must prepay the outstanding term loan, subject to certain exceptions, with:

•
beginning with our first full fiscal year after the closing, 50% (which percentage is subject to a minimum of 0% upon the achievement of certain leverage ratios) of excess cash flow (as defined in the credit agreement); and

•
100% of the net cash proceeds of all non-ordinary course asset sales and casualty and condemnation events, if we do not reinvest or commit to reinvest those proceeds in assets to be used in our business or to make certain other permitted investments within 15 months, subject to certain limitations.

In addition to paying interest on outstanding principal under the senior secured credit facilities, we are required to pay a commitment fee to the lenders under the revolving credit facilities in respect of the unutilized commitments thereunder at a rate equal to 0.25% to 0.30% per annum depending on the average daily available unused borrowing capacity. We also pay customary letter of credit fee, including a fronting fee of 0.25% per annum of the stated amount of each outstanding letter of credit, and customary agency fees.

We may voluntarily repay outstanding loans under the senior secured credit facilities at any time without premium or penalty, other than customary “breakage” costs with respect to eurodollar loans.

The senior secured credit facilities contain various restrictive covenants that, among other things and subject to specified exceptions, prohibit us from prepaying other indebtedness and restricts our ability to incur indebtedness or liens or make investments or declare or pay any dividends. For the period ended September 29, 2006, we have complied with all covenants.

All obligations under the senior secured credit facilities are unconditionally guaranteed by Holdings and, subject to certain exceptions, each of our existing and future direct and indirect domestic subsidiaries, including the Guarantors. The guarantees of those obligations are secured by substantially all of our assets as well as those of Holdings and each domestic subsidiary guarantor.

Floating Rate Loan and Outstanding Notes

Also in connection with the Acquisition, we entered into the $175.0 million floating rate loan. The floating rate loan matures on August 16, 2013, and bears interest at a rate per annum, reset at the end of each interest period, equal to LIBOR plus 3.25% or Base Rate plus 2.25%. No principal payments are required with respect to the floating rate loan prior to maturity. Voluntary prepayments under the floating rate loan are subject to a premium of 2% of any principal amount prepaid in the first year, 1% of any principal amount prepaid in the second year and no premium thereafter.

All obligations under the floating rate loan are unconditionally guaranteed by each of our existing domestic subsidiaries that guarantees debt under our senior secured credit facilities and by certain of our future domestic subsidiaries, and are secured on a second priority basis by the same assets securing the loans under the senior secured credit facilities.

We also issued $265.0 million of 10¼% senior subordinated notes due March 1, 2016, which we refer to in this prospectus as the “outstanding notes.” The unamortized portion of the original issue discount relating to the outstanding notes, totaling $6.4 million, is recorded as a reduction of the balance in long-term debt on our balance sheet. The outstanding notes are our senior subordinated obligations and rank junior to all of our other senior indebtedness that does not contain similar subordination provisions. No principal payments are required with respect to the outstanding notes prior to maturity. Because we failed to file the exchange offer registration statement by August 15, 2006, an additional 0.25% per annum of interest (for a total interest rate per annum of 10½%) on the outstanding notes accrued from August 16 until September 27, 2006, which is the date that the exchange offer registration statement was filed with the SEC, thereby curing the registration default. As of September 27, 2006, the interest rate per annum on our outstanding notes was once again 10¼%.

The second priority floating rate loan agreement and the indenture relating to the outstanding notes each contain a number of covenants that, among other things and subject to certain exceptions, restrict the our ability and the ability of its restricted subsidiaries to incur indebtedness or issue disqualified stock or preferred stock, pay dividends or redeem or repurchase stock, make certain types of investments, sell assets, incur certain liens, restrict dividends or other payments from subsidiaries, enter into transactions with affiliates and consolidate, merge or sell all or substantially all of the our assets. For the period ended September 29, 2006, we have complied with all covenants. No principal payments are required with respect to the second priority floating rate loan and the outstanding notes prior to maturity.

Following the Acquisition, we have recorded these long-term debt obligations in our September 29, 2006 Balance Sheet. Included in interest expense, net on our Statement of Operations are certain transaction costs associated with the former senior secured credit facility and the senior secured credit facility.

Our ability to make scheduled payments of principal, to pay interest on, or to refinance our indebtedness or to fund planned capital expenditures will depend on our ability to generate cash in the future. This ability, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

Based on our current level of operations, we believe that cash flow from operations and available cash, together with available borrowings under our senior secured credit facilities, will be adequate to meet our short-term liquidity needs.

We cannot assure that our business will generate sufficient cash flow from operations or that future borrowings will be available to us under our senior secured credit facilities in an amount sufficient to enable us to pay our indebtedness or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness on or before maturity. In addition, upon the occurrence of certain events, such as a change of control, we could be required to repay or refinance our indebtedness. We cannot assure you that we will be able to refinance any of our indebtedness on commercially reasonable terms or at all.

Covenant Compliance

Our fixed charge coverage ratio, as defined in the senior secured revolving credit facility, is calculated based on a numerator consisting of Adjusted EBITDA less cash taxes and capital expenditures, and a denominator consisting of interest expense and certain distributions. Our fixed charge coverage ratio, as defined in the senior secured term loan facility, the floating rate loan and the indenture, is calculated based on a numerator consisting of Adjusted EBITDA, and a denominator consisting of interest expense and certain distributions. We are required, under our debt covenant, to use a rolling four quarter Adjusted EBITDA in our calculations and to use the Predecessor’s financial information to complete this calculation. Thus the Predecessor’s Adjusted EBITDA for the period from October 1, 2005 to February 16, 2006 has been determined and included for presentation purposes.

We are required to maintain a minimum fixed charge coverage ratio of 1.0:1.0 under the senior secured revolving credit facility at any time when the aggregate unused capacity under the revolving credit facility is less than 10% of the lesser of the revolving facility commitments and the borrowing base (and for 10 business days following the date upon which availability exceeds such threshold) or during the continuation of an event of default. As of September 29, 2006, we had $191.6 million of aggregate unused borrowing capacity under the senior secured revolving credit facility. Revolving facility commitments as of September 29, 2006 were $200.0 million, and the borrowing base was $243.1 million.

Failure to maintain a fixed charge coverage ratio of 2.0:1.0 under the senior secured term loan facility, the floating rate loan and the indenture, and, in some circumstances, a fixed charge coverage ratio of 1.0:1.0 under the senior secured revolving credit facility, can result in limiting our long-term growth prospects by hindering our ability to incur additional indebtedness, effect acquisitions, enter into certain significant business combinations, make distributions or redeem indebtedness.

Adjusted EBITDA is defined as Net income adjusted for Depreciation and Amortization, Income Taxes, Interest expense (net), charges and allocations from Tyco (Predecessor periods only), Restructuring and impairment expenses, Minority interest expense, Cumulative effect of Accounting Change, management fees to related parties, certain one-time, non-recurring charges, certain non-cash income or expenses, and other unusual items which are more particularly defined in our credit documents and the indenture governing the notes. Adjusted EBITDA is used by our lenders for debt covenant compliance purposes and by our management as one of several measures to evaluate management performance, including as a factor in determining annual bonus payments. Adjusted EBITDA eliminates what we believe are non-recurring expenses and certain other charges that we believe do not reflect our operations and underlying operational performance. The result, we believe, more accurately reflects the underlying performance of the Company and therefore provides our management and investors with a more meaningful metric to assess our performance over time.

Adjusted EBITDA is not a defined term under U.S. GAAP. Although we use Adjusted EBITDA as a financial measure to assess the performance of our business, the use of Adjusted EBITDA has important limitations, including:

•	Adjusted EBITDA also does not represent funds available for dividends, reinvestment or other discretionary uses, or account for one-time expenses and charges;

•	Adjusted EBITDA does not reflect cash outlays for capital expenditures or contractual commitments;

•	Adjusted EBITDA does not reflect changes in or cash requirements for, working capital;

•	Adjusted EBITDA does not reflect the interest expense or the cash requirements necessary to service interest of principal payments, on indebtedness;

•	Adjusted EBITDA does not reflect income tax expense or the cash necessary to pay income taxes;

•
although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect cash requirements for such replacements;

•	Adjusted EBITDA does not reflect the impact of earnings or charges resulting from matters we consider not to be indicative of our ongoing operations; and

•	other companies, including other companies in our industry, may calculate Adjusted EBITDA differently, limiting its usefulness as a comparative measure.

Consequently, management does not, and you should not, consider Adjusted EBITDA as (i) an alternative to operating or net income or cash flows from operating activities, in each case determined in accordance with U.S. GAAP, (ii) an indicator of our cash flow, or (iii) a measure of liquidity. Adjusted EBITDA was not used as a Tyco measurement and thus has not been included for the fiscal years 2002 through 2004.

Reconciliation of Net Income (Loss) to Adjusted EBITDA

	Predecessor		Successor
	Year ended September 30, 2005	Period from October 1, 2005 to February 16, 2006	Period from February 17 to September 29, 2006
Net income (loss)	$44.0	$17.7	$(26.1)
Depreciation and amortization	41.6	15.6	51.0
Income taxes	3.8	1.6	(13.7)

Interest expense, net	15.7	7.6	48.4
Charges and allocations from Tyco and affiliates(a).	56.4	10.4	—
Restructuring and impairment charges (credits), net(b)	3.3	0.6	0.5
Inventory fair value step up(c)	—	—	6.8
Korean Adhesives Business(d)	0.4	0.7	0.8
Management Fee(e)	—	—	1.6
Severance costs(f)	—	—	3.6
Other, Net(g)	4.3	1.1	9.8
Adjusted EBITDA	$169.5	$55.3	$82.7

(a)
Since TP&A’s formal inception in 2002, it was charged management fees and other allocations as discussed in Note 11 to the audited financial statements. As a result of the Acquisition, the former TP&A businesses became an independent entity, which resulted in changes to some aspects of its operations, including the elimination of such charges and allocations.

(b)
Represents restructuring and severance costs for employee terminations and facility closures related to a restructuring program initiated in 2003 to rationalize TP&A’s cost structure and improve operations. For additional discussion about the restructuring program, see Note 6 to the financial statements.

(c)
Represents the $6.8 million charge the Company incurred during the Successor period in Cost of Sales relating to the sale of inventory that had been stepped up to fair value. See Note 2 to the Financial Statements for further discussion.

(d)	Relates to the Company’s Korean Adhesives operations, which is in the process of being liquidated.

(e)
Includes accrued expenses related to the management agreement we have with Apollo, pursuant to which Apollo or its affiliates provide us with management services. See “Certain Relationships and Related Party Transactions—Management Agreement with Apollo” for further discussion.

(f)	Severance Costs for the Successor period relate to the termination charges incurred attributable to the Acquisition.

(g)
Consists of bank covenant adjustment in Successor period and in the Predecessor Period consists of (i) costs savings generated by the Company’s head count reduction and cost structure rationalization program initiated in 2003 discussed on page 51, (ii) selling, general and administrative related charges and allocations for services provided by Tyco discussed on page 48, (iii) cost from Tyco’s equity-based compensation plans; (iv) the one-time write-off of certain fixed assets and accounts receivable, (v) non-recurring consulting fees in connection with TP&A’s implementation of Section 404 of the Sarbanes-Oxley Act, (vi) the elimination of income related to the reversal of aged accounts receivable credits from prior periods, (vii) the elimination of the reversals of certain tax credits and reserves established in prior periods, (viii) legal costs associated with a non-recurring litigation case, (ix) the reversal of excess workers compensation reserves and (x) one-time charges for renovations needed prior to the termination of a lease. Additionally, the adjustment includes the removal of certain distribution and overhead costs that were eliminated as a result of the Transactions.

Off-Balance Sheet Arrangements

As of September 29, 2006, we had approximately $8.1 million in letters of credit issued and outstanding. We do not have any other off-balance sheet arrangements with unconsolidated entities or related parties and, accordingly, off-balance sheet risks to our liquidity and capital resources from unconsolidated entities are limited.

Contractual Obligations and Commitments

We have commitments under certain contractual arrangements to make future payments for goods and services. These contractual arrangements secure the rights to various assets and services to be used in the future in the normal course of business. For example, we are contractually committed to make certain minimum lease payments for the use of property under operating lease agreements. In accordance with current accounting rules, the future rights and related obligations pertaining to such contractual arrangements are not reported as assets or liabilities on our Consolidated Balance Sheets. We expect to fund these contractual arrangements with cash generated from operations in the normal course of business.

The following table summarizes our contractual arrangements at September 29, 2006 and the timing and effect that such commitments are expected to have on our liquidity and cash flow in future periods.

Contractual Obligations as of September 29, 2006

	Total	Less Than 1 Year	1-3 Years ($ millions)	3-5 Years	More than 5 Years
Long-term debt obligations	$739.3	$3.0	$6.0	$6.0	$724.3
Operating lease obligations	30.7	8.3	18.2	3.0	1.2
Estimated interest	497.3	64.3	127.9	127.0	178.1
Total	$1,267.3	$75.6	$152.1	$136.0	$903.6

For September 30, 2005 TP&A contractual obligations, see TP&A’s audited combined financial statements included elsewhere in this prospectus.

Included in estimated interest on long-term debt obligations shown in the table above is interest equal to LIBOR plus the applicable margin. In the case of the Senior Subordinated notes estimated interest is equal to 10.25% per period. Excluded from the tables are recurring purchases of materials for use in production, as our raw materials procurement contracts do not require fixed or minimum quantities.

Backlog

We do not reflect a production order in our backlog until we have received a purchase order. Generally, these orders are shipped within two to eight weeks of receipt of a purchase order. As a result, we do not believe our backlog is a reliable measure of future revenue.

Legal Proceedings

In the normal course of business, we, and formerly TP&A, were liable for product performance of certain of our products. In the opinion of management, such obligations will not significantly affect our financial position, results of operation or cash flows.

We own and operate a specialty adhesives plant that was formerly owned by Tyco. As a result of inspections of this facility that occurred before and after the Acquisition, the New Jersey Department of Environmental Protection (NJDEP) has issued several administrative orders and notices of civil administrative penalty assessments for alleged noncompliance with air permits. In addition, NJDEP has advised us that additional inspections have revealed other items of noncompliance. NJDEP has asserted that penalties for all of these noncompliance matters total approximately $241,800. In addition, NJDEP has advised us that it is considering the assessment of a penalty for an allegedly noncompliant and impermissible parts washer. We believe that the use of the parts washer is permissible, and we have requested that NJDEP permit its use. We are engaged in settlement negotiations with NJDEP to resolve all of these issues, and we believe that the ultimate resolution will not have a material adverse effect on us.

At the time of the Acquisition, various claims, lawsuits and administrative proceedings arising in the ordinary course of business with respect to commercial, product liability and environmental matters were pending or threatened against TP&A. In addition to the NJDEP matter discussed above, TP&A also was involved in various stages of investigation and cleanup related to environmental remediation matters at a number of sites. As part of the Acquisition, Tyco retained the liabilities associated with these known environmental matters, which relate to the off-site disposal of hazardous materials. We retain liabilities relating to environmental matters on the acquired TP&A properties. We also retained liabilities associated with all known commercial and product liability matters. In the opinion of management, the ultimate resolution of such matters is not known and an estimate cannot be made. The Company has not recorded a reserve relating to these matters as they are not reasonably estimable and believes these will not have a material impact on the Company’s financial position, results of operations, or cash flows.

Quantitative and Qualitative Disclosures About Market Risk

Foreign Exchange Risk

Our international operations accounted for approximately 9% of our net revenue in fiscal year 2006. We are therefore exposed to movement in currency exchange rates on various types of transactions. These transactions include foreign currency denominated imports and exports of raw materials and finished goods (both intercompany and third party) and intercompany loan repayments.

We do not enter into any foreign exchange derivative transactions. We manage our level of exposure by denominating a majority of international sales and payments of related expenses in the local currencies of our business units. A 1% change in all foreign currencies against the U.S. dollar would have an insignificant effect on our results from operations.

Interest Rate Risk

Our exposure to market rate risk for changes in interest rates relates primarily to our debts. Our excess cash is invested in high-quality money market funds. We do not utilize derivative financial instruments to mitigate interest rate risk.

We maintain a blend of fixed and floating rate debt instruments. As of September 29, 2006, we had $265.0 million of fixed rate debt obligations and $474.3 million of floating rate debt obligations. The floating rate debt obligations are based primarily on the LIBOR rate, plus certain interest rate margins.

Each 25 basis points increase or decrease in interest rates would have an associated annual effect of approximately $1.2 million on our variable rate debt interest, based on the balance of such debt as of September 29, 2006.

The fair value of our debt approximates book value and it is determined from quoted market interest rates.

PRINCIPAL CREDIT FACILITIES OF BERRY HOLDING

The Company is a party to senior secured credit facilities that include a term loan in the principal amount of $1,200.0 million and a revolving credit facility which provides borrowing availability equal to the lesser of (a) $400.0 million or (b) the borrowing base, which is a function, among other things, of the Company’s accounts receivable and inventory. The term loan matures on April 3, 2015 and the revolving credit facility matures on April 3, 2013.

The borrowings under the senior secured credit facilities bear interest at a rate equal to an applicable margin plus, as determined at our option, either (a) a base rate (“Base Rate”) determined by reference to the higher of (1) the prime rate of Credit Suisse, Cayman Islands Branch, as administrative agent, in the case of the term loan facility or Bank of America, N.A., as administrative agent, in the case of the revolving credit facility and (2) the U.S. federal funds rate plus 1/2 of 1% or (b) a eurodollar rate (“LIBOR”) determined by reference to the costs of funds for eurodollar deposits in dollars in the London interbank market for the interest period relevant to such borrowing adjusted for certain additional costs. The initial applicable margin for LIBOR rate borrowings under the revolving credit facility was 1.25% and under the term loan is 2.00% . The initial applicable margin for base rate borrowings under the revolving credit facility was 0% and under the term loan was 1.00% . The applicable margin for such borrowings under the revolving credit facility will be adjusted depending on quarterly average daily unused borrowing capacity under the revolving credit facility.

The term loan facility requires minimum quarterly principal payments of $3 million for the first eight years, commencing in June 2007, with the remaining amount payable on April 3, 2015. In addition, the Company must prepay the outstanding term loan, subject to certain exceptions, with:

•
Beginning with the Company’s first fiscal year after the closing, 50% (which percentage is subject to a minimum of 0% upon the achievement of certain leverage ratios) of excess cash flow (as defined in the credit agreement); and

•
100% of the net cash proceeds of all non-ordinary course asset sales and casualty and condemnation events, if the Company does not reinvest or commit to reinvest those proceeds in assets to be used in its business or to make certain other permitted investments within 15 months, subject to certain limitations.

In addition to paying interest on outstanding principal under the senior secured credit facilities, the Company is required to pay a commitment fee to the lenders under the revolving credit facilities in respect of the unutilized commitments thereunder at a rate equal to 0.25% to 0.35% per annum depending on the average daily available unused borrowing capacity. The Company also pays a customary letter of credit fee, including a fronting fee of 0.125% per annum of the stated amount of each outstanding letter of credit, and customary agency fees.

The Company may voluntarily repay outstanding loans under the senior secured credit facilities at any time without premium or penalty, other than customary “breakage” costs with respect to eurodollar loans.

The senior secured credit facilities contain various restrictive covenants that, among other things and subject to specified exceptions, prohibit the Company from prepaying other indebtedness, and restrict its ability to incur indebtedness or liens, make investments or declare or pay any dividends.

All obligations under the senior secured credit facilities are unconditionally guaranteed by Holdings and, subject to certain exceptions, each of the Company’s existing and future direct and indirect domestic subsidiaries. The guarantees of those obligations are secured by substantially all of the Company’s assets as well as those of each domestic subsidiary guarantor.

The Company issued $750.0 million in aggregate principal amount of Second Priority Notes, comprised of $525.0 million in aggregate principal amount of 8 7/8% second priority senior secured fixed rate notes and $225.0 million in aggregate principal amount of Second Priority Notes. The Second Priority Notes will mature in 2014. The notes were exchanged for substantially identical notes, except that the notes carried in exchange are not subject to transfer restrictions. All of our Second Priority Notes are secured, senior obligations and are guaranteed on a second priority secured, senior basis by each of our subsidiaries that guarantees our senior secured credit facilities and the outstanding notes which we are hereby offering to exchange for the exchange notes. No principal payments are required with respect to the Second Priority Notes prior to maturity.

The Company issued, in a private placement exempt from the Securities Act, $425.0 million of 11% senior subordinated notes due September 15, 2016. The Senior Subordinated Notes are senior subordinated obligations of the Company and rank junior to all other senior indebtedness of the Company that does not contain similar subordination provisions. No principal payments are required with respect to the Senior Subordinated Notes prior to maturity.

The Company also issued $265.0 million of 10.25% senior subordinated notes due March 1, 2016. Included as a reduction of the balance in long term debt is the unamortized portion of the original issue discount of $6.3 million relating to this note, which is reflected on the Company’s Balance Sheet and is being amortized using the effective interest method. The currently outstanding senior notes are senior subordinated obligations of the Company and rank junior to all other senior indebtedness of the Company that does not contain similar subordination provisions. No principal payments are required with respect to the senior subordinated notes prior to maturity.

The indentures relating to the Second Priority Notes and the Company’s other outstanding notes each contain a number of covenants that, among other things and subject to certain exceptions, restrict the Company’s and the ability of restricted subsidiaries to incur indebtedness or issue disqualified stock or preferred stock, pay dividends or redeem or repurchase stock, make certain types of investments, sell assets, incur certain liens, restrict dividends or other payments from subsidiaries, enter into transactions with affiliates and consolidate, merge or sell all or substantially all of the our assets. For the period ended December 30, 2006, we have complied with all covenants.

Our ability to make scheduled payments of principal, to pay interest on, or to refinance our indebtedness or to fund planned capital expenditures will depend on our ability to generate cash in the future. This ability, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

Based on our current level of operations, we believe that cash flow from operations and available cash, together with available borrowings under our senior secured credit facilities, will be adequate to meet our short-term liquidity needs.

We cannot assure that our business will generate sufficient cash flow from operations or that future borrowings will be available to us under our senior secured credit facilities in an amount sufficient to enable us to pay our indebtedness or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness on or before maturity. In addition, upon the occurrence of certain events, such as a change of control, we could be required to repay or refinance our indebtedness. We cannot assure you that we will be able to refinance any of our indebtedness on commercially reasonable terms or at all.

Covenant Compliance

Our fixed charge coverage ratio, as defined in the senior secured revolving credit facility, is calculated based on a numerator consisting of Adjusted EBITDA less cash, taxes and capital expenditures, and a denominator consisting of interest expense and certain distributions. Our fixed charge coverage ratio, as defined in the senior secured term loan facility and the indentures relating to the Second Lien Notes, Senior Subordinated Notes and the exchange notes, is calculated based on a numerator consisting of Adjusted EBITDA, and a denominator consisting of interest expense and certain distributions. We are required, under our debt covenant, to use a rolling four quarter Adjusted EBITDA in our calculations and to use the Predecessor’s financial information to complete this calculation.

We are required to maintain a minimum fixed charge coverage ratio of 1.0:1.0 under the senior secured revolving credit facility at any time when the aggregate unused capacity under the revolving credit facility is less than 10% of the lesser of the revolving facility commitments and the borrowing base (and for 10 business days following the date upon which availability exceeds such threshold) or during the continuation of an event of default. As of December 30, 2006 on a pro forma basis we had $378.6 million of aggregate unused borrowing capacity under the senior secured revolving credit facility subject to a borrowing base.

Failure to maintain a first lien secured indebtedness ratio of 4.0 to 1.0, under the senior secured term loan facility, a fixed charge coverage ratio of 2.0:1.0 under the indentures relating to the Senior Subordinated Notes, the exchange notes and the Second Lien Notes, and unused borrowing capacity under the revolving credit facility of at least $100 million, or, if between $60 million and $100 million, a fixed charge coverage ratio of 1.0:1.0 under the senior secured revolving credit facility, can result in limiting our long-term growth prospects by hindering our ability to incur additional indebtedness, effect acquisitions, enter into certain significant business combinations, make distributions or redeem indebtedness.

OLD BERRY HOLDING BUSINESS

Unless otherwise stated all percentages and amounts relate only to the historical Berry Plastics business and do not reflect the combined operations of Berry Group.

Overview

We believe our Berry Plastics Business is one of the world’s leading manufacturers and suppliers of value-added plastic packaging products. Berry manufactures a broad range of innovative, high-quality packaging solutions using Berry’s collection of over 1,500 proprietary molds and an extensive set of internally developed processes and technologies. Berry’s principal products include open-top containers, drink cups, bottles, closures and overcaps, tubes and prescription vials which Berry sells into a diverse selection of attractive and stable end markets, including food and beverage, healthcare, personal care, quick service and family dining restaurants, custom and retail. Berry sells its packaging solutions to over 12,000 customers comprised of a favorable balance of leading national blue-chip customers as well as a collection of smaller local specialty businesses. We believe that Berry’s proprietary tools and technologies, low-cost manufacturing capabilities and significant operating and purchasing scale provide us with a competitive advantage in the marketplace. Berry’s unique combination of leading market positions, proven management team, product and customer diversity and manufacturing and design innovation provides access to a variety of growth opportunities and has allowed us to achieve consistent organic volume growth in excess of market growth rates.

Berry operates in the plastic packaging segment of the $109 billion U.S. packaging sector, which accounted for $39 billion, or 36% of the total U.S. packaging industry sales in 2003. Demand for plastic packaging products is driven by the consumption of consumer products including food, beverages, pharmaceuticals and personal-care products. The U.S. plastic packaging industry is expected to grow 5.2% per year to $65 billion in sales, or 43% of the total U.S. packaging market, by 2013. These advantages include plastic’s inherent weight benefits, shatter resistance, barrier properties, printability, strength, resistance to rust and ease of dispensing. In addition, further growth in plastic packaging has been enhanced by technological advances that continue to reduce product costs, enhance plastic performance and improve graphics characteristics.

Berry’s Strengths

We believe that Berry’s consistent financial performance is the direct result of the following competitive strengths:

Leading positions across a broad product offering. Through quality manufacturing, innovative product design, a focus on customer service and a skilled and dedicated workforce, Berry has achieved leading competitive positions in the majority of its major product lines including thinwall, pry-off, dairy and clear PP containers; drink cups; spice and pharmaceutical bottles and prescription vials; and spirits, continuous thread and pharmaceutical closures. We believe that Berry’s leading market positions enable us to attract blue-chip customers, cross-sell products, launch new products and maintain high margins relative to Berry’s competitors.

Large, diverse and stable customer base. Berry sells its products to over 12,000 customers in a diverse base of industries, including pharmaceuticals, food, dairy, and health and beauty. Berry’s top 10 customers accounted for less than 27% of net sales and Berry’s largest customer accounted for less than 6% of Berry’s net sales for fiscal 2006. Berry’s co-design capabilities and proactive approach to customer service make us an integral part of Berry’s customers’ long-term marketing and packaging decisions. This commitment to service and quality has resulted in numerous single-source and long-term relationships. For example, the average term of Berry’s relationships with its top 10 customers is 21 years. Berry has received numerous service, quality and package design awards from customers including Alberto Culver, Bayer, Clorox, Kraft and Perseco (McDonald’s).

Strong organic growth through continued focus on best-in-class technology and innovation. We believe that Berry’s manufacturing technology and expertise are among the best in the industry and that Berry is a leader in manufacturing expertise and new product innovation, as evidenced by Berry’s offering of an extensive proprietary product line of value-added plastic packaging in North America. Berry currently owns over 1,500 proprietary molds and has pioneered a variety of production processes such as what we believe to be the world’s largest deep-draw PP thermoforming system for drink cups. Other recent examples of product design successes include an innovative prescription package for Target Stores, a proprietary flip-top closure for tubes, and Berry’s Vent Band™ compression closure for isotonic beverages (e.g., Gatorade®). This skill-set has allowed us to consistently achieve annual organic volume growth in excess of market growth rates. Berry focuses its research and development efforts on high value-added products that offer unique performance characteristics and provide opportunities to achieve premium pricing and further enhance Berry’s strategic position with its customers. Berry’s sales force of over 100 dedicated professionals works collaboratively with its customers’ marketing departments in identifying and delivering new package designs.

Scale and low-cost operations drive profitability. Berry is one of the largest domestic manufacturers and suppliers of plastic packaging products and we believe Berry is one of the lowest cost manufacturers in the industry. We believe Berry’s size enables it to achieve superior operating efficiencies and financial results through several scale-driven advantages. Berry’s large, high-volume equipment and flexible, cross-facility manufacturing capabilities result in lower unit-production costs than many of Berry’s competitors since Berry can leverage its fixed costs, higher capacity utilization and longer production runs. Berry’s scale also enhances its purchasing power and lowers its cost of raw materials, such as resin. In addition, as a result of the strategic location of Berry’s 24 manufacturing facilities and Berry’s national footprint of several warehouse and distribution facilities which are located near its customers, Berry has broad distribution capabilities, which reduce shipping costs and allow for quick turnaround times to Berry’s customers. In addition, each of Berry’s over 240 managers is charged with meeting specific productivity improvement targets each year, with a material amount of their compensation tied to their performance versus these targets.

Ability to pass through changes in the price of resin. Berry has generally been able to pass through to its customers increases in costs of raw materials, especially resin, the principal raw material used in manufacturing Berry’s products. Historically, Berry has consistently grown its earnings even during periods of volatility in raw material markets. Berry has contractual price escalators/de-escalators tied to the price of resin with customers representing more than 60% of Berry’s net sales that result in relatively rapid price adjustments to these customers. In addition, Berry has experienced high success rates in quickly passing through increases and decreases in the price of resin to customers without indexed price agreements. Berry plans to pursue opportunities to purchase resin jointly with other Apollo portfolio companies which Berry anticipates should generate further benefits in terms of its ability to further manage its material.

Track record of strong, stable, free cash flow. Berry’s strong earnings, combined with its modest capital expenditure profile, limited working capital requirements and relatively low cash taxes due to various tax attributes, result in the generation of significant free cash flow. Berry has a consistent track record of generating high-free cash flow as a percentage of net sales relative to its plastic packaging peers. In addition, the capital expenditures required to support Berry’s targeted manufacturing platforms and market segments is lower than in many other areas of the plastic packaging industry.

Motivated management team with highly successful track record. We believe Berry’s management team is among the deepest and most experienced in the packaging industry. Berry’s 12 senior executives possess an average of 20 years of packaging industry experience, and have combined experience of over 236 years at Berry. The senior management team includes President and CEO Ira Boots, who has been with us for 28 years, COO Brent Beeler, and CFO Jim Kratochvil, who have each been with us for over 21 years. This team has been responsible for developing and executing Berry’s strategy that has generated a track record of earnings growth and strong, free, cash flow. In addition, management has successfully integrated 22 acquisitions since 1988, and has generally achieved significant reductions in manufacturing and overhead costs of acquired companies by introducing advanced manufacturing processes, reducing headcount, rationalizing facilities and tools, applying best practices and capitalizing on economies of scale.

Berry’s Strategy

Berry’s goal is to maintain and enhance its market position and leverage its core strengths to increase profitability and maximize free cash flow. Berry’s strategy to achieve these goals includes the following elements:

Increase sales to Berry’s existing customers. We believe Berry has significant opportunities to increase its share of the packaging purchases made by its over 12,000 existing customers, as Berry expands its product portfolio and extends its existing product lines. For example, Berry’s open-top and closed-top divisions are penetrating new markets with new products such as plastic ice cream containers, thermoformed PP containers in the prepared foods and deli packaging market, extruded bottles for shaving-can systems in the shave-gel market, and plastic pry-off containers in the home improvement market. We believe Berry’s broad and growing product lines will allow us to capitalize on the corporate consolidation occurring among Berry’s customers and the continuing consolidation of their vendor relationships. With Berry’s extensive manufacturing capabilities, product breadth and national distribution capabilities, Berry can provide its customers with a cost-effective, single source from which to purchase a broad range of their plastic packaging needs.

Aggressively pursue new customers. Berry intends to aggressively pursue new customer relationships in order to drive additional organic growth. We believe that Berry’s national direct sales force, its ability to offer new customers a cost-effective, single source from which to purchase a broad range of plastic packaging products, and its proven ability to design innovative new products all position us well to continue to grow and diversify Berry’s customer base.

Manage costs and capital expenditures to drive free cash flow and returns on capital. Berry continually focuses on reducing its costs in order to maintain and enhance its low-cost position. Berry employs a team culture of continuous improvement operating under an ISO management system and employing Six Sigma throughout the organization. Berry’s principal cost-reduction strategies include: (i) leveraging its scale to reduce material costs, (ii) efficiently reinvesting capital into its manufacturing processes to maintain technological leadership and achieve productivity gains, (iii) focusing on ways to streamline operations through plant and overhead rationalization and (iv) monitoring and rationalizing the number of vendors from which Berry purchases materials in order to increase its purchasing power. Return on capital is a key metric throughout the organization and Berry requires that capital expenditures meet certain return thresholds, which encourages prudent levels of spending on expansion and cost-saving opportunities.

Selectively pursue strategic acquisitions. In addition to the significant growth in earnings and cash flow, Berry expects to generate from organic volume growth and continued cost reductions, we believe that there is an opportunity for future growth through selective and prudent acquisitions. Berry’s industry is highly fragmented and its customers are focused on working with a small set of key vendors. Berry has a successful track record of executing and integrating acquisitions, having completed 22 acquisitions since 1988, and having developed an expertise in synergy realization. Berry intends to continue to apply a selective and disciplined acquisition strategy, which is focused on improving its financial performance in the long-term and further developing its scale and diversity in new or existing product lines.

Products, Markets and Customers

The product categories on which Berry focuses utilize similar manufacturing processes, share common raw materials (principally PP and PE resin), and sell into end markets where customers demand innovative packaging solutions and quick and seamless design and delivery. Berry organizes its business into two operating divisions: open-top and closed-top.

The following table displays Berry’s net sales by division for each of the past five fiscal years. Additional financial information about Berry’s business segments is provided in “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Berry”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Covalence” and “Notes to Consolidated Financial Statements,” which are included elsewhere in this prospectus.

($ in millions)	2002	2003	2004	2005	2006

Open-Top	$360.4	$404.6	$659.2	$775.7	$836.9
Closed-Top	133.9	147.3	155.0	394.0	594.9

Total net sales	$494.3	$551.9	$814.2	$1,169.7	$1,431.8

Open-Top

Berry’s open-top division is comprised of three product categories: containers, drink cups, and housewares. The largest end-uses for Berry’s containers are food products, building products, chemicals and dairy products. We believe that Berry offers one of the broadest product lines among U.S.-based injection-molded plastic container and drink-cup manufacturers and are a leader in thermoformed container and drink-cup offerings, which provide a superior combination of value and quality relative to competing processes. Many of Berry’s open-top products are manufactured from proprietary molds that Berry developed and owns, which results in significant switching costs to Berry’s customers. In addition to a complete product line, Berry has sophisticated printing capabilities and in-house graphic arts and tooling departments, which allow us to integrate ourselves into, and add material value to, Berry’s customers’ packaging design process. Berry’s product engineers work directly with customers to design and commercialize new drink cups and containers. In order to identify new markets and applications for existing products and opportunities to create new products, Berry relies extensively on its national sales force. Once these opportunities are identified, Berry’s sales force works with its product design engineers and artists to satisfy customers’ needs. Berry’s low-cost manufacturing capability with plants strategically located throughout the United States, and a dedication to high-quality products and customer service have allowed it to further develop and maintain strong relationships with its attractive base of franchise customers. Berry has a diverse customer base for its open-top products, and no single, open-top customer exceeded 6% of Berry’s total net sales in fiscal 2006. Berry’s primary competitors include Airlite, Huhtamaki, Letica, Polytainers, Wincup and Solo. These competitors individually only compete on certain of Berry’s open-top products, whereas Berry offers the entire selection of open-top products described below.

Containers. Berry manufactures a collection of nationally branded container products and also seeks to develop customized container products for niche applications by leveraging of Berry’s state-of-the-art design, decoration, and graphic arts capabilities. This mix allows Berry to achieve significant economies of scale, while also maintaining an attractive portfolio of specialty products. Berry’s container capacities range from 4 ounces to 5 gallons and are offered in various styles with accompanying lids, bails and handles, some of which Berry produces, as well as a wide array of decorating options. Berry has long-standing supply relationships with many of the nation’s leading food and consumer products companies, including Dean Foods, General Mills, Kraft, Kroger and Unilever.

Drink Cups. We believe that Berry is the largest provider of large-size thermoformed PP and injection-molded plastic drink cups in the United States. Berry is the leading producer of 32 ounce or larger thermoformed PP drink cups and offers a product line with sizes ranging from 12 to 44 ounces. Berry’s thermoform process uses PP instead of more expensive polystyrene in producing deep-draw drink cups to generate a cup of superior quality with a material competitive cost advantage versus thermoformed polystyrene drink cups. Additionally, Berry produces injection-molded plastic cups that range in size from 12 to 64 ounces. Primary markets for Berry’s plastic drink cups are quick service and family dining restaurants, convenience stores, stadiums, and retail stores. Many of Berry’s cups are decorated, often as promotional items, and we believe Berry has a reputation in the industry for innovative, state-of-the-art graphics. Selected drink cup customers and end users include Hardee’s, McDonald’s, Quik Trip, Subway and Yum! Brands.

Housewares. Berry’s participation in the housewares market is focused on producing semi-disposable plastic housewares and plastic garden products. Examples of Berry’s products include plates, bowls, pitchers, tumblers and outdoor flowerpots. Berry sells virtually all of its products in this market through major national retail marketers and national chain stores, such as Wal-Mart. PackerWare is Berry’s recognized brand name in these markets and PackerWare branded products are often co-branded by its customers. Berry’s strategy in this market has been to provide high value to consumers at a relatively modest price, consistent with the key price points of the retail marketers. We believe outstanding service and the ability to deliver products with a timely combination of color and design further enhance Berry’s position in this market. This focus allowed PackerWare to be named Wal-Mart’s category manager for its entire seasonal housewares department.

Closed-Top

Berry’s closed-top division is comprised of three product categories: closures and overcaps, prescription vials and bottles, and tubes. We believe that this line of products gives Berry a competitive advantage in being able to provide a complete plastic package to its customers. Berry has a number of leading positions in which Berry has been able to leverage this capability, such as prescription vial packages and Tab II® pharmaceutical packages. Berry’s design center and product development engineers, combined with its world class manufacturing facilities, give us the ability to take projects from concept to end product. Berry utilize the latest in manufacturing technology, offering several different manufacturing processes, including various forms of injection, extrusion, compression, and blow molding, as well as decoration and lining services. This allows us to match the optimal manufacturing platform with each customer’s desired package design and volume. Berry’s state-of-the-art mold designs, and its quality system, which include the latest in vision systems and process control, allow us to meet the high standards of its customers. Berry has a diverse customer base for its closed-top products, with no single customer exceeding 3% of Berry’s total net sales in fiscal 2006. Berry’s primary competitors include: Alcoa, Cebal, Graham Packaging, Owens-Illinois, Phoenix, Rexam, Seaquist and Silgan. These competitors individually compete only on certain of Berry’s closed-top products. We believe that Berry is the only industry participant that offers the entire product line of closed-top products described below.

Closures and Overcaps. Berry is a leading producer of closures and overcaps in many of its product lines, including continuous thread and child-resistant closures and aerosol overcaps. Berry currently sells its closures into numerous end markets, including pharmaceutical, vitamin and nutritional, healthcare, food and beverage, and personal care. In addition to traditional closures, Berry is a provider of a wide selection of custom closure solutions, including fitments and plugs for medical applications, cups and spouts for liquid laundry detergent, and dropper bulb assemblies for medical and personal care applications. Further, we believe that Berry is the leading domestic producer of injection-molded aerosol overcaps. Berry’s aerosol overcaps are used in a wide variety of consumer goods, including spray paints, household and personal care products, insecticides, and numerous other commercial and consumer products. We believe Berry’s technical capabilities, expertise and low cost position have allowed it to become the leading provider of closures and overcaps to a diverse set of leading companies in the markets Berry serves. Berry’s manufacturing advantage is driven by its position on the forefront of various processes, including the latest in single and bi-injection technology, molding of thermoplastic and thermoset resins, compression molding of thermoplastic resins, accurate reproduction of colors and proprietary packing technology that minimizes freight cost and warehouse space. Many of Berry’s overcaps and closures are manufactured from proprietary molds, which Berry develops and owns and which results in significant switching costs to its customers. In addition, Berry utilizes state-of-the-art lining, assembly, and decorating equipment in secondary operations. Berry has a strong reputation for quality and has received numerous “Supplier Quality Achievement Awards” from customers in different markets. Berry’s closures and aerosol overcaps customers include Bayer, Diageo, Pepsico, and S.C. Johnson.

Prescription Vials and Bottles. Berry’s prescription vial and bottle businesses target similar markets as its closure business. We believe Berry is the leading supplier of spice containers in the United States and has a leadership position in various vitamin and nutritional markets, as well as selling bottles into prescription and pharmaceutical applications. Additionally, Berry is a leading supplier in the prescription vial market, supplying a complete line of amber plastic vials with both one-piece and two-piece child-resistant closures. Berry offers a variety of personal care packages, and sees the personal care market as a strong opportunity to grow its business. While offering a set of stock bottles in the vitamin and nutritional markets, Berry’s design capabilities, along with internal engineering strength give us the ability to compete on customized designs to provide differentiation from traditional packages. Berry expects its bottle segment to experience continued growth in the healthcare product line, as the patented child-resistant and senior-friendly Tab II® product offering gains popularity. Berry’s strong product offerings in continuous threaded, child-resistant, and tamper-evident closures, make “one-stop” shopping available to many key customers. Berry offers its customers decorated bottles with hot stamping, silk screening and labeling. Berry sells these products to personal care, pharmaceutical, food and consumer product customers, including McCormick, Nature’s Bounty, John Paul Mitchell and Novartis.

Tubes. We believe that Berry is one of the largest suppliers of extruded plastic squeeze tubes in the United States. Berry offers a complete line of tubes from ½” to 2 3/16” in diameter. Berry’s focus has been to ensure that it is able to meet the increasing trend towards large diameter tubes with high-end decoration. The majority of Berry’s tubes are sold in the personal care market, focusing on products like facial/cold creams, shampoos, conditioners, bath/shower gels, lotions, sun care, hair gels and anti-aging creams. Berry also sells its tubes into the pharmaceutical and household chemical markets. We believe that Berry’s ability to provide creative package designs, with state of the art decorating, combined with complementary line closures, makes us a preferred supplier for many customers in Berry’s target markets including Kao Brands, L’Oreal and Procter & Gamble.

Marketing and Sales

Berry reaches its large and diversified base of over 8,000 active customers primarily through its direct field sales-force of over 100 dedicated professionals. Berry’s field sales, production and support staff meet with customers to understand their needs and improve its product offerings and services. While certain of these field sales representatives are focused on individual product lines, Berry’s team is encouraged to sell all of its products to serve the needs of its customers. We believe that a direct field sales force is able to better focus on target markets and customers, with the added benefit of permitting us to control pricing decisions centrally. Berry also utilizes the services of third-party manufacturing representatives to assist Berry’s direct sales force. Highly skilled customer service representatives are strategically located throughout Berry’s facilities to support the national field sales force. In addition, telemarketing representatives, marketing managers and sales/marketing executives oversee the marketing and sales efforts. Manufacturing and engineering personnel work closely with field-sales personnel and customer service representatives to satisfy customers’ needs through the production of high-quality, value-added products and on-time deliveries.

Berry’s sales force is also supported by technical specialists and its in-house graphics and design personnel. Berry’s creative services department includes computer-assisted graphic design capabilities and in-house production of photopolymer printing plates. Berry also has a centralized color matching and materials blending department that utilizes a computerized spectrophotometer to insure that colors match those requested by customers.

Manufacturing

Berry manufactures its products utilizing several primary molding methods, including: injection, thermoforming, compression, tube extrusion and blow molding. These processes begin with raw plastic pellets, which are then converted into finished products. In the injection process, the raw pellets are melted to a liquid state and injected into a multi-cavity steel mold where the resin is allowed to solidify to take the final shape of the part. In the thermoform process, the raw resin is softened to the point where sheets of material are drawn into multi-cavity molds and formed over the molds to form the desired shape. Compression molding is a high-speed process that begins with a continuously extruded plastic melt stream that is cut while remaining at molding temperature and carried to the mold cavity. Independent mold cavities close around the molten plastic, compressing it to form the part, which is cooled and ejected. In the tube extrusion process, Berry extrudes resin that is solidified in the shape of a tube and then cut to length. The tube then has the head added by using another extruder that extrudes molten resin into a steel die where the cut tube is inserted into the steel die. In blow molding Berry uses three blow-molding systems: injection, extrusion, and stretch blow. Injection blow molding involves injecting molten resin into a multiple cavity steel die and allowing it to solidify into a preform. The parts are then indexed to a blow station where high-pressure air is used to form the preform into the bottle. In extrusion blow molding, Berry extrudes molten plastic into a long tube and then aluminum dies clamp around the tube and high-pressure air is used to form the bottle. In stretch blow molding, Berry injects molten plastic into a multi-cavity steel mold where the parts are allowed to cool in the mold until they are solidified. The parts are then brought to a stretch blow-molding machine where they are reheated and then placed in aluminum dies where high pressure air is used to form the bottle.

The final cured parts are transferred from the primary molding process to corrugated containers for shipment to customers or for post-molding secondary operations (offset printing, labeling, lining, silkscreening, handle applications, etc.). We believe that Berry’s molding, handling and post-molding capabilities are among the best in the industry. Berry’s overall manufacturing philosophy is to be a low-cost producer by using (1) high-speed molding machines, (2) modern multi-cavity hot runner, cold runner and insulated runner molds, (3) extensive material handling automation and (4) sophisticated post-molding technology. Berry utilizes state-of-the-art robotic packaging processes for large volume products, which enables us to reduce breakage while lowering warehousing and shipping costs. Each plant has maintenance capability to support molding and post-molding operations. Berry has historically made, and intends to continue to make, significant capital investments in plant and equipment because of its objectives to improve productivity, maintain competitive advantages and foster continued growth. Berry’s capital expenditures for 2006 were $92.1 million, which includes a significant amount of expenditures for capacity additions and other growth opportunities across Berry’s business as well as expenditures related to cost-saving opportunities and its estimated annual level of maintenance capital expenditures of approximately $22.0 million.

Research, Product Development and Design

We believe Berry’s technology base and research and development support are among the best in the plastics packaging industry. Using three-dimensional computer-aided design technology, Berry’s full time product designers develop innovative product designs and models for the packaging market. Berry can simulate the molding environment by running unit-cavity prototype molds in small injection-molding machines for research and development of new products. Production molds are then designed and outsourced for production by various companies with which Berry has extensive experience and established relationships or built by one of Berry’s two in-house tooling divisions located in Evansville and Chicago. Berry’s engineers oversee the mold-building process from start to finish. Berry currently has a collection of over 1,500 proprietary molds. Many of Berry’s customers work in partnership with Berry’s technical representatives to develop new, more competitive products. Berry has enhanced its relationships with these customers by providing the technical service needed to develop products combined with its internal graphic arts support.

Additionally, at its technical center in Lancaster, Pennsylvania, Berry prototypes new ideas, conducts research and development of new products and processes, and qualifies production molding systems that go directly to Berry’s facilities and into production. Berry also has a complete product testing and quality laboratory at its technical center. With this combination of manufacturing simulation and quality systems support, Berry is able to improve time to market and reduce cost. Berry spent $7.8 million, $6.1 million and $3.8 million on research and development in the fiscal years 2006, 2005 and 2004, respectively.  Berry also utilizes its in-house graphic design department to develop color and styles for new products. Berry’s design professionals work directly with its customers to develop new styles and use computer-generated graphics to enable its customers to visualize the finished product.

Quality Assurance

Each plant extensively utilizes Total Quality Management philosophies, including the use of statistical process control and extensive involvement of employee teams to increase productivity. This teamwork approach to problem-solving increases employee participation and provides necessary training at all levels. Berry’s teams also utilize the Six Sigma methodology to improve internal processes and provide a systematic approach to problem solving resulting in improved customer service. The drive for team work and continuous improvement is an ongoing quality focus. All of Berry’s facilities are ISO9001/2000 certified or are working toward such certification. Certification requires a demonstrated compliance by a company with a set of shipping, trading and technology standards promulgated by the International Organization for Standardization (“ISO”). Extensive testing of parts for size, color, strength and material quality using statistical process control techniques and sophisticated technology is also an ongoing part of Berry’s quality assurance activities.

Systems

All of Berry’s facilities are on the same integrated accounting and control system that allows for consistency in reporting and efficient consolidation. This enterprise resource planning (“ERP”) system produces complete financial and operational reports and is expandable to add new features and/or locations as Berry grows. All of Berry’s facilities, excluding the Milan facility and one of the Kerr facilities, utilize the manufacturing applications of Berry’s standard ERP system. Berry also utilizes many other applications to support business processes.

Sources and Availability of Raw Materials

The most important raw material purchased by us is plastic resin. Berry purchased approximately $461.7 million of resin in fiscal 2006 with approximately 64% of its resin pounds being PP, 22% HDPE, 9% LDPE, 3% PET, and 2% other. Berry has contractual price escalators and de-escalators tied to the price of resin with customers representing more than 60% of Berry’s net sales that result in price increases/decreases to these customers in a relatively short period of time, typically quarterly. In addition, Berry has historically had success in passing through price increases and decreases in the price of resin to customers without indexed price agreements. Less than 10% of Berry’s net sales are generated from arrangements that exhibit fixed-price characteristics, and Berry has at times, and may continue to enter into, negotiated purchase agreements with resin suppliers to lock-in a level of profitability on these arrangements. Berry also opportunistically pursues resin forward hedging transactions in order to manage Berry’s resin spending and further align its costs with prices to its customers. Berry can further seek to mitigate the effect of resin price movements through its ability to accommodate raw material switching for certain products between HDPE and PP as prices fluctuate and reducing the quantity of resin in certain of its products. Berry feels that based upon the combination of the methods described above it has the ability to manage changes in resin prices as evidenced by its consistent profitability and earnings growth throughout recent periods of historically high resin volatility.

Berry’s plastic resin purchasing strategy is to deal with only high-quality, dependable suppliers, such as Basell, Chevron, Dow, ExxonMobil, Huntsman, Lyondell, Nova, Sunoco and Total. We believe that Berry has maintained strong relationships with these key suppliers and expect that such relationships will continue into the foreseeable future. The resin market is a global market and, based on Berry’s experience, we believe that adequate quantities of plastic resins will be available at market prices, but Berry can give you no assurances as to such availability or the prices thereof.

Employees

At the end of 2006, Berry had approximately 6,600 employees. Poly-Seal Corporation, a wholly owned subsidiary, and the United Steelworkers of America are parties to a collective bargaining agreement which expires in April 2009. At the end of 2006, approximately 290 employees of Poly-Seal Corporation, all of which are located in Berry’s Baltimore facility, were covered by this agreement. None of Berry’s other domestic employees are covered by collective bargaining agreements. We believe Berry’s relations with its employees are good.

Patents and Trademarks

Berry relies on a combination of patents, trade secrets, unpatented know-how, trademarks, copyrights and other intellectual property rights, nondisclosure agreements and other protective measures to protect its proprietary rights. Berry does not believe that any individual item of its intellectual property portfolio is material to its current business. Berry employs various methods, including confidentiality and non-disclosure agreements with third parties, employees and consultants, to protect its trade secrets and know-how. Berry has licensed, and may license in the future, patents, trademarks, trade secrets and similar proprietary rights to and from third parties.

Properties

We believe that Berry’s property and equipment are well maintained, in good operating condition and adequate for its present needs.

The following table sets forth Berry Plastics Business’ principal manufacturing facilities:

Location	Square Footage	Use	Owned/Leased
Evansville, IN	552,000	Headquarters and manufacturing	Owned
Evansville, IN	223,000	Manufacturing	Leased
Henderson, NV	175,000	Manufacturing	Owned
Iowa Falls, IA	100,000	Manufacturing	Owned
Charlotte, NC	150,000	Manufacturing	Owned
Lawrence, KS	424,000	Manufacturing	Owned
Suffolk, VA	110,000	Manufacturing	Owned
Monroeville, OH	350,000	Manufacturing	Owned
Woodstock, IL	170,000	Manufacturing	Owned
Streetsboro, OH	140,000	Manufacturing	Owned
Baltimore, MD	244,000	Manufacturing	Owned
Milan, Italy	125,000	Manufacturing	Leased
Chicago, IL	472,000	Manufacturing	Leased
Richmond, IN	160,000	Manufacturing	Owned
Syracuse, NY	215,000	Manufacturing	Leased
Phoenix, AZ	266,000	Manufacturing	Leased
Ahoskie, NC	150,000	Manufacturing	Owned
Bowling Green, KY	168,000	Manufacturing	Leased
Sarasota, FL	74,000	Manufacturing	Owned
Jackson, TN	211,000	Manufacturing	Leased
Anaheim, CA	248,000	Manufacturing	Leased
Cranbury, NJ	204,000	Manufacturing	Leased
Easthampton, MA	210,000	Manufacturing	Leased
Toluca, Mexico	172,000	Manufacturing	Leased
	5,313,000

 Environmental matters and government regulation

Berry’s past and present operations and its past and present ownership and operations of real property are subject to extensive and changing federal, state, local and foreign environmental laws and regulations pertaining to the discharge of materials into the environment, the handling and disposition of wastes, and cleanup of contaminated soil and ground water, or otherwise relating to the protection of the environment. We believe that Berry is in substantial compliance with applicable environmental laws and regulations. However, Berry cannot predict with any certainty that it will not in the future incur liability, which could be significant under environmental statutes and regulations with respect to non-compliance with environmental laws, contamination of sites formerly or currently owned or operated by us (including contamination caused by prior owners and operators of such sites) or the off-site disposal of regulated materials, which could be material.

Berry may from time to time be required to conduct remediation of releases of regulated materials at its owned or operated facilities. None of Berry’s pending remediation projects are expected to result in material costs. Like any manufacturer, Berry is also subject to the possibility that it may receive notices of potential liability in connection with materials that were sent to third-party recycling, treatment and/or disposal facilities under the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), and comparable state statutes, which impose liability for investigation and remediation of contamination without regard to fault or the legality of the conduct that contributed to the contamination, and for damages to natural resources. Liability under CERCLA is retroactive, and, under certain circumstances, liability for the entire cost of a cleanup can be imposed on any responsible party. No such notices are currently pending which are expected to result in material costs.

The Food and Drug Administration (“FDA”) regulates the material content of direct-contact food and drug packages, including certain packages Berry manufactures pursuant to the Federal Food, Drug and Cosmetics Act. Certain of Berry’s products are also regulated by the Consumer Product Safety Commission (“CPSC”) pursuant to various federal laws, including the Consumer Product Safety Act and the Poison Prevention Packaging Act. Both the FDA and the CPSC can require the manufacturer of defective products to repurchase or recall such products and may also impose fines or penalties on the manufacturer. Similar laws exist in some states, cities and other countries in which Berry sell its products. In addition, laws exist in certain states restricting the sale of packaging with certain levels of heavy metals, imposing fines and penalties for non-compliance. Although Berry uses FDA approved resins and pigments in its products that directly contact food and drug products and believes they are in material compliance with all such applicable FDA regulations, and we believe Berry’s products are in material compliance with all applicable requirements, Berry remains subject to the risk that its products could be found not to be in compliance with such requirements.

The plastics industry, including us, is subject to existing and potential federal, state, local and foreign legislation designed to reduce solid wastes by requiring, among other things, plastics to be degradable in landfills, minimum levels of recycled content, various recycling requirements, disposal fees and limits on the use of plastic products. In particular, certain states have enacted legislation requiring products packaged in plastic containers to comply with standards intended to encourage recycling and increased use of recycled materials. In addition, various consumer and special interest groups have lobbied from time to time for the implementation of these and other similar measures. We believe that the legislation promulgated to date and such initiatives to date have not had a material adverse effect on us. There can be no assurance that any such future legislative or regulatory efforts or future initiatives would not have a material adverse effect on us.

Legal proceedings

Berry is party to various legal proceedings involving routine claims which are incidental to its business. Although Berry’s legal and financial liability with respect to such proceedings cannot be estimated with certainty, we believe that any ultimate liability would not be material to its financial condition.

History

Imperial Plastics was established in 1967 in Evansville, Indiana. Berry Plastics, Inc. (“Old Berry”) was formed in 1983 to purchase substantially all of the assets of Imperial Plastics. In 1988, Old Berry acquired Gilbert Plastics of New Brunswick, New Jersey, a leading manufacturer of aerosol overcaps, and subsequently relocated Gilbert Plastics’ production to Old Berry’s Evansville, Indiana facility. In 1990, Berry and Holding were formed to purchase the assets of Old Berry.

Berry has continued to grow both organically and through acquisition by acquiring companies that we believed would improve Berry’s financial performance in the long-term, expand its product lines, or in some cases, provide us with a new or complementary product line. In 1992, Berry acquired the assets of the Mammoth Containers division of Genpak Corporation. In 1995, Berry acquired substantially all of the assets of Sterling Products, Inc., a producer of injection-molded plastic drink cups and lids, and Tri-Plas, Inc., a manufacturer of injection-molded containers. In 1997, Berry acquired (1) certain assets of Container Industries, Inc., a manufacturer and marketer of injection-molded industrial and pry-off containers, (2) PackerWare Corporation (“PackerWare”), a manufacturer and marketer of plastic containers, drink cups, housewares, and lawn and garden products, (3) substantially all of the assets of Virginia Design Packaging Corp., a manufacturer and marketer of injection-molded containers used primarily for food packaging, and (4) Venture Packaging, Inc., a manufacturer and marketer of injection-molded containers used in the food, dairy and various other markets. In 1998, Berry acquired all of the capital stock of Norwich Injection Moulders Limited (now known as Berry Plastics UK Limited) and substantially all of the assets of the Knight Engineering and Plastics Division of Courtaulds Packaging Inc., a manufacturer of aerosol overcaps. In 1999, Berry acquired all of the outstanding capital stock of CPI Holding Corporation, the parent company of Cardinal Packaging, Inc., a manufacturer and marketer of open-top containers. In 2000, Berry acquired all of the outstanding capital stock of (1) Poly-Seal Corporation, a manufacturer and marketer of closures and (2) Capsol S.p.a. (now known as Capsol Berry Plastics S.p.a.), a manufacturer and marketer of aerosol overcaps and closures. In 2001, Berry acquired all of the outstanding capital stock of Pescor Plastics, Inc., a manufacturer and marketer of drink cups, and in 2002, Berry acquired the Alcoa Flexible Packaging injection molding assets from Mount Vernon Plastics Corporation. In 2003, Berry acquired (1) the 400 series continuous threaded injection molded closure assets from CCL Plastic Packaging, (2) the injection molded overcap lid assets from APM Inc., and (3) all of the outstanding capital stock of Landis Plastics, Inc. (the “Landis Acquisition”), a manufacturer and marketer of open-top containers.

On April 11, 2005, a subsidiary of Berry, Berry Plastics de México, S. de R.L. de C.V., acquired all of the injection molding closure assets from Euromex Plastics, S.A. de C.V. (“Euromex”), an injection molding manufacturer located in Toluca, Mexico (“the Mexico Acquisition”). On June 3, 2005, Berry acquired Kerr Group, Inc. (“Kerr”), a manufacturer and marketer of closures, bottles, vials and tubes (the “Kerr Acquisition”).

OLD COVALENCE BUSINESS

Unless otherwise stated all percentages and amounts relate only to the historical Covalence business and do not reflect the combined operations of Berry Group.

Overview

Covalence is one of the largest manufacturers of plastic film products in the world, based upon sales volume and gross sales, and is also a producer of specialty adhesives and flexible packaging products. Covalence offers an extensive portfolio of over 200 product groups to a wide range of customers, including industrial, building products, custom, institutional, retail, flexible packaging and corrosion protection. Covalence markets its products to a diverse group of over 9,000 customers, with no single customer accounting for more than 10% of its net revenue in fiscal 2006. Covalence leverages its extrusion, lamination and coating expertise across its manufacturing processes as well as its raw material purchasing scale, to manufacture products at competitive prices. We believe that Covalence is one of the largest global purchasers of polyethylene resin, its principal raw material, buying approximately 1.3 billion pounds annually. In fiscal 2006, Covalence generated net revenue of $1.8 billion, 96% of which was from North America.

Covalence is a leading manufacturer of value and private label trash bags, stretch films, plastic sheeting, can liners, and custom and plastic film products, based upon sales volume and gross sales. Included in its product line is its best-selling Ruffies® value trash bags. We believe Covalence’s purchasing leverage has allowed it to maintain a relatively stable material spread, which is the difference between selling prices and plastic resin costs on a per pound basis, and has positioned it to secure attractive volume growth opportunities.

Covalence is also a producer of coated and laminated products for specialty adhesive and flexible packaging applications. Covalence is a manufacturer of specialty adhesive products, such as cloth tapes, through the Nashua® and Polyken® brands, pipeline corrosion protection tapes, and foil tapes. We believes its high-quality products, new product development, long-standing customer relationships and recognizable brand names have contributed to its position as one of the leading suppliers to many of its customers.

Competitive Strengths

Covalence’s competitive strengths include:

Leading Market Positions. Covalence maintains strong market positions across most of its primary product lines, deriving 73% of its fiscal 2006 net revenue from product lines for which Covalence is one of the market leaders, including value-brand trash bags, institutional can liners, stretch films, plastic sheeting, cloth tape and foil tapes. We believe these positions result from its continuing commitment to low-cost manufacturing, national distribution, product quality and customer service. Its significant market presence enhances its ability to grow its market share, attract leading customers, launch new products and maintain a stable material spread.

Diverse Product Portfolio and Customer Base. Covalence has a diverse and stable product portfolio and customer base. Covalence currently serves a wide range of industries, including industrial tapes, building products, custom, institutional can liners, retail, flexible packaging and corrosion protection. We believe its broad product offering and diverse customer base enable us to significantly reduce the potential impact of a decline in demand that might result from a heavy dependence on a single product, end-market or customer.

Significant Polyethylene Resin Purchaser. We believe that Covalence is one of the largest purchasers of polyethylene resin in the world, purchasing approximately 1.3 billion pounds annually. This position allows us to capitalize on its long-term relationships with key polyethylene resin suppliers and to strategically manage its sourcing to secure the best available prices, terms, and resin availability throughout industry cycles. Its polyethylene resin purchasing volume allows us to source polyethylene resin on a global basis as market conditions warrant, which we believe enables us to take advantage of supply and cost differentials in the global market.

Strong Free Cash Flow. Covalence is able to generate strong free cash flow due to its operating characteristics and the nature of the industry in which Covalence operates. This is due in large part to its ability to pass increases in raw material prices through to its customers, primarily in its Plastics operating segment. We believe this ability, together with its diversified revenue base, economies of scale and focus on maintaining industry-leading cost levels, combined with its low maintenance capital requirements, low cash taxes and moderate working capital needs, has resulted in the generation of strong free cash flow.

Business Strategy

Its business strategy is to increase its net revenue, profitability and free cash flow and enhance its industry positions through the continued implementation of the following:

Drive Organic Growth with New and Existing Customers. Covalence seeks to leverage its diverse portfolio of high quality, competitively priced products, its high service levels, its national presence and its supply-chain management capabilities to expand its customer base and increase its sales to its existing customers. We believe that its existing strong relationships with leading customers, such as Wal-Mart, Home Depot, Unisource and Xpedx, enable us to grow sales at a rate above the industry average.

Continue to Innovate and Develop New Products. Covalence seeks to actively manage its new product pipeline and employ a strong team of scientists and engineers with diverse backgrounds and expertise in developing and reformulating products. We believe that its manufacturing and material blending expertise, and its knowledge of its customers’ needs and preferences, will position us to continue to successfully introduce new products and increase sales and profitability.

Focus on Maximization of Free Cash Flow. Covalence is continuously seeking opportunities to increase its free cash flow through managing its working capital, reducing costs, and increasing volume. To the extent polyethylene resin prices decline, Covalence expects to have lower working capital requirements. Its maintenance capital expenditure requirements have been low, at approximately $15.0 to $20.0 million per year, and Covalence expects to continue that trend.

Capitalize on Strategic Opportunities. Many of the markets in which Covalence competes are fragmented and may consolidate. Covalence may have opportunities to leverage its capabilities across a broader range of products, expand its customer base, and broaden its served end markets through tuck-in acquisitions. Covalence will consider potential strategic acquisitions that may become available at attractive valuation levels and present opportunities for synergies. Covalence will also consider portfolio rationalization and divestiture opportunities that may become available at attractive valuation levels.

Products, Markets, and Customers

Its product portfolio includes a wide range of products that are sold to diverse product groups.

We believe that Covalence has been able to establish long-term relationships with numerous leading retailers, manufacturers, and distributors as a result of the quality and breadth of its product offering, its customer service, efficient manufacturing and national distribution footprint. For the period from February 17, 2006 to September 29, 2006, its top ten customers accounted for approximately 28% of its net revenue, with no single customer accounting for more than approximately 10% of its net revenue. Its largest customers include industry leading companies such as Wal-Mart, Home Depot, Unisource and Xpedx.

The following table provides an overview of its product subsegments and portfolio across its three operating segments:

Product Groups	Sample Products	Customers and End Users

Plastics:

Do-It-Yourself	Plastic sheeting	Wholesale distributors, hardware/home centers, paint stores, mass merchandisers, agricultural product distributors

Institutional	Can liners, food bags, meal kits	Offices, restaurants, schools, hospitals, hotels, municipalities and manufacturing facilities

Custom Films	Shrink bundling, bags, sheeting, barrier films	Converters, distributors

Stretch Films	Machine and hand-wrap stretch films	Distributors, manufacturers

Retail	Trash bags, food-contact products	Mass merchandisers, grocery stores, drug stores

Adhesives:

Tapes	Cloth, foil, splicing, laminating, flame-retardant, vinyl-coated, electrical and a variety of specialty tapes	Industrial, heating, ventilation and air conditioning, automotive, retail, medical, construction companies through distributors and directly to end users

Corrosion Protection	Heat-shrinkable sleeves, pipeline tapes, pipeline cathodic protection, epoxy coatings	Oil, gas and water supply, construction and rehabilitation contractors and through distributors

Specialty Adhesives	Single- and double-coated transfer tapes, toll coating	Medical, specialty industrial, automotive assembly end users

Coatings:

Flexible Packaging	Specialty laminated and coated products	Converters, distributors

Other	Wall sheathing, housewrap, window and floor flashings, and flexible intermediate-bulk containers,	Building and construction, agricultural, mining, resin, and dry chemicals end users

Plastics. Covalence manufactures and sells a diversified portfolio of polyethylene-based film products, including trash bags, sheeting, can liners, stretch wrap and custom films, under brand names or private labels. Covalence sells products to over 4,000 customers, with no single customer accounting for more than 14% of this operating segment’s net revenues in fiscal 2006. Its Covalence Plastics segment generated 64.6% of its net revenue during the period from February 17 to September 29, 2006. The Covalence Plastics business unit includes the following product groups:

Do-It-Yourself—Covalence sells branded and private label plastic sheeting for construction, consumer, and agricultural end users. These products are sold under leading brands such as Film-Gard® and Tufflite®. Its products also include drop cloths, painters’ plastics, greenhouse films, irrigation tubing, Ruffies®, Ruffies Pro® and private label trash bags. Its do-it-yourself products are sold primarily through wholesale outlets, hardware stores and home centers, paint stores and mass merchandisers, as well as agricultural distributors.

Institutional—Covalence sells trash-can liners, food bags and meal kits for “away from home” locations such as offices, restaurants, schools, hospitals, hotels, municipalities and manufacturing facilities. Covalence sells products under the Big City®, Hospi-Tuff®, Plas-Tuff®, Rhino-X® and Steel-Flex® brands.

Custom Films—Covalence manufactures a diverse group of niche custom films, including shrink-bundling film, used to wrap and consolidate sets of products, and barrier films for food, beverage and industrial packaging. These products are sold directly to converters and end users, as well as through distributors.

Stretch Films—Covalence produces both hand and machine-wrap stretch films, which are used by end users to wrap products and packages for storage and shipping. Covalence sells its stretch film products to distributors and retail and industrial end users under the MaxTech® and PalleTech® brands.

Retail—Covalence primarily sells branded and private label retail trash bags. Its Ruffies® brand of trash bags is a leading value brand in the United States. Private label products are manufactured to the specifications of retailers and carry their customers’ brands. For the period from February 17, 2006 to September 29, 2006, private label products represented approximately 57.1% of net revenue in the retail channel. Retail products are sold to mass merchandisers, grocery stores, and drug stores.

Adhesives. Covalence produces and sells a diverse portfolio of specialty adhesive products and provides products to end users in the industrial; oil, gas and water supply; HVAC; building and construction; retail; automotive; and medical markets. Covalence sells its products to over 4,700 customers, including retailers, distributors and end users. For fiscal 2006, no single customer accounted for more than approximately 14% of this operating segment’s net revenue. Covalence manufactures its products primarily under eight brands including Nashua® and Polyken®. Its Adhesives segment generated 21.6% of its net revenue for the period from February 17, 2006 to September 29, 2006. The Covalence Adhesives business unit includes the following product groups:

Tapes—Its products include cloth (duct), foil, stucco, laminating, packaging, wire-harness, asbestos-abatement and water-shield tapes as well as mastics and bandages. These products are sold under the NationalTM , Nashua®, and Polyken® brands in the United States. Tape products are sold primarily through distributors and directly to end users and are used predominantly in industrial, HVAC, automotive, construction and retail market applications.

Corrosion Protection Products—Its products are used in the sealing, coupling, rehabilitation and protection of pipelines. Products include heat-shrinkable coatings, single- and multi-layer sleeves, pipeline coating tapes, anode systems for cathodic protection and epoxy coatings. Its products are sold under a number of brands, including Polyken®, Powercrete®, Raychem® and Raychem Anodeflex®. These products are used in oil, gas and water supply and construction applications. Its customers primarily include contractors managing discrete construction projects around the world as well as distributors and applicators.

Specialty Adhesives—Its products are primarily sold under its PatcoTM and STGTM brand names and include transfer and coated adhesives for specialty bonding applications. Its specialty adhesive products are sold primarily to the medical, specialty industrial, and automotive assembly markets. The vast majority of its specialty adhesives are sold directly to end-use customers with whom Covalence works to develop these products for application-specific uses.

Coatings. Covalence manufactures and sells a diversified portfolio of coated and laminated products, including flexible packaging, multi-wall bags, fiber-drum packaging, housewrap, and polypropylene-based storage containers. These products are sold for use in packaging, construction, and material handling applications. Covalence sells its coated products under a number of brands, including Barricade® and R-Wrap®. In addition, a number of its construction-related products are also sold under private labels. Covalence provides products to a diverse group of end users in the food, consumer, building and construction, medical, chemical, agriculture, mining and military markets. Its customers include converters, distributors, contractors and manufacturers. Its Coatings segment generated 14.4% of its net revenue during the period from February 17, 2006 to September 29, 2006.

Manufacturing and Distribution

Covalence maintains 37 manufacturing facilities, totaling approximately 5.5 million square feet. Over its last two fiscal years, TP&A executed a plant rationalization program, closing 11 of 48 manufacturing facilities. This program eliminated fixed manufacturing costs and reduced head count by approximately 12.9%. In addition, in 2004, TP&A instituted a program focused on improving operating and manufacturing efficiency and minimizing waste throughout its organization. We believe that Covalence has opportunities to further reduce costs and improve efficiency.

Covalence continuously tests raw material and finished-good shipments to ensure that both its inputs and outputs meet its quality specifications. Additionally, Covalence performs regular audits of its products and processes throughout fabrication. Given the highly competitive industry in which Covalence competes, product quality is important to maintaining its market positions.

Its national manufacturing capabilities and broad distribution network allow us to provide a high level of service to its customers in nearly every major population center in North America. Its customer base includes many national retailers, manufacturers, and distributors which rely on us to distribute to locations throughout North America. Its broad distribution network enables us to work in conjunction with its customers to minimize their lead times and inventory levels.

Sales and Marketing

Covalence sells its products using a combination of its own sales force and independent brokers. Its scale enables us to dedicate certain sales and marketing efforts to particular products, customers or geographic regions, when applicable, which enables us to develop expertise that is valued by its customers. In addition, because Covalence serves common customers across its segments, Covalence has the ability to efficiently utilize its sales and marketing resources to minimize costs.

We believe that Covalence has differentiated itself from its competitors by building a reputation for high-quality products, customer service and innovation. Its sales team monitors customer service in an effort to ensure that Covalence remains the primary supplier for its key accounts. This strategy requires us to develop and maintain strong relationships with its customers, including end users as well as distributors and converters. Covalence has a technical sales team with significant knowledge of its products and processes, particularly in specialized products such as custom plastic films and specialty adhesives. This knowledge enables its sales and marketing team to work closely with its research and development organization and its customers to co-develop products and formulations to meet specific performance requirements. This partnership approach enables us to further expand its relationships with its existing customer base, develop relationships with new customers and increase sales of new products.

Covalence markets its products both under its brand names, as well as under its customers’ private labels. Covalence produces the leading value brand of retail trash bags (Ruffies®). Covalence also produce the Film-Gard® brand of plastic sheeting in its Plastics segment. Covalence is also a leading U.S. manufacturer of cloth tape, through the Nashua® and Polyken® brands, in its Adhesives segment. Covalence sells its coated products under a number of leading brands including Barricade® and R-Wrap®. We believe that its recognizable brand names and quality products generate significant brand loyalty among its end users.

Raw Materials

The primary raw materials used to manufacture its products include polyethylene resins, scrap film and, to a lesser degree, concentrates, additives and polystyrene resins. Polyethylene resin is its primary raw material and represents the majority of its raw material expenditures. Covalence purchases approximately 1.3 billion pounds of polyethylene resin annually. Polyethylene resin is widely available in the world market, and Covalence has a global, multi-source procurement strategy that we believe provides us with attractive terms and access to global supply. Its businesses have long-standing relationships with the largest global producers of polyethylene resin, including The Dow Chemical Company, Exxon Mobil Corporation, Equistar Chemicals, LP and Westlake Chemical Corporation, among others. We believe that its high purchasing volume and long-term relationships facilitate maximum availability of resin throughout industry cycles.

Covalence also purchases various other materials, including natural and butyl rubber, tackifying resins, chemicals and adhesives, paper and packaging materials, polyester staple, raw cotton, linerboard and kraft, woven and non-woven cloth and foil. These materials are generally available from a number of suppliers.

Research and Development

Covalence maintains a research and development staff of over 50 people, who develop new formulations and processes to meet its customers’ changing performance requirements and to help us to reduce costs. By working in partnership with its customers, its technical representatives enable its customers to improve operating efficiency and maintain quality, which we believe ultimately enhances its relationship. In addition, Covalence is able to leverage this experience to develop new product lines to sell across its customer base. Its research and development team also maintains pilot plants in its technical centers in Lexington, Massachusetts and Homer, Louisiana, where Covalence is able to experiment with new compositions and processes with a focus on minimizing waste and improving productivity. For the period from February 17 to September 29, 2006, costs associated with research and development approximated $4.7 million.

Intellectual Property

Covalence holds more than 250 issued and pending patents relating to the design, use, and manufacture of its products, and Covalence regularly applies for new patents on significant product and process developments. Covalence has registered trademarks on substantially all of its brand names, and we believe that Covalence has adequately protected its trademark position in all markets in which Covalence does business. Although Covalence vigorously seeks to protect its patents, Covalence does not believe that any single patent is material to its business.

Competition

The production and sale of polyethylene-based film products, tapes, specialty adhesives, pipeline corrosion protection products and specialty laminated and coated products are highly competitive. Manufacturers primarily compete on the basis of service, product quality, performance, product innovation and price. With regard to sales of certain niche products, its Adhesives and its Coatings segments face competitors that are larger, well-established companies with greater financial resources.

Employees

As of September 29, 2006, Covalence had approximately 7,350 full-time employees (approximately 5,800 hourly and 1,550 salaried employees) worldwide. Of those, approximately 4,700 employees were directly involved in manufacturing processes at its 37 manufacturing facilities. The majority of its employees are based in North America, and approximately 1,800 of its employees are members of labor unions. Covalence is party to eight collective-bargaining agreements. These agreements expire between 2007 and 2010. We believe that Covalence has good relations with its employees.

Environmental Matters

Covalence is subject to extensive foreign, U.S. federal, state, municipal and local laws and regulations relating to the protection of human health and the environment, including those limiting the discharge of pollutants into the environment and those regulating the treatment, storage, or disposal and remediation of releases of, and exposure to, solid and hazardous wastes and hazardous materials, such as the Clean Air Act, the Clean Water Act, the Comprehensive Environmental, Response, Compensation and Liability Act, the Resource Conservation and Recovery Act, the Occupational Health and Safety Act and the Toxic Substances Control Act. Certain environmental laws and regulations impose joint and several strict liability on responsible parties, including past and present owners and operators of sites, to clean up, or contribute to the cost of cleaning up, sites at which hazardous wastes or materials were disposed or released.

If a release of hazardous substances occurs on or from its properties or any off-site disposal location to which Covalence may have sent waste, or if contamination from prior activities is discovered at any of its current or former properties, Covalence may be held liable for cleanup costs, natural resource damages and associated transaction costs. We believe that Covalence is in compliance in all material respects with such laws and regulations, many of which provide for substantial fines and criminal sanctions for violations. Based on information presently known to us, we believe that the future cost of complying with environmental laws and regulations and liabilities associated with all known or pending claims or known environmental conditions pursuant to such laws and regulations will not have a material adverse effect on its business, financial condition or results of operation. However, Covalence cannot assure you that future events, including new or stricter environmental laws and regulations, related damage claims, the discovery of previously unknown environmental conditions requiring response action or more vigorous enforcement or a new interpretation of existing environmental laws and regulations would not require us to incur additional costs that could be material.

Properties

Covalence’s facilities are located predominantly in North America. Its principal executive offices are located in Bedminster, New Jersey. Covalence has 37 manufacturing facilities, two research-and-development facilities and 16 distribution centers and sales offices. We believe that its facilities are adequate for its current and anticipated operational needs. Of its 37 manufacturing facilities, 26 are owned, 10 are leased and one is partly owned and partly leased.

The following table provides an overview of its manufacturing facilities:

Manufacturing Facilities

Location	Operating Segment	Owned/Leased	Square Footage
Albertville, AL	Adhesives	Owned	318,000
Aurora, IL	Plastics	Leased	66,900
Battleboro, NC.	Plastics	Owned	390,654
Beaumont, TX	Plastics	Owned	42,300
Bremen, GA	Plastics	Owned	140,000
Bristol, RI.	Adhesives	Owned	23,000
Charlotte, NC	Plastics	Leased	53,095
City of Industry, CA	Plastics	Leased	189,924
Columbus, GA	Plastics	Owned	48,420
Columbus, GA	Coatings	Owned	70,000
Constantine, MI	Coatings	Owned	144,000
Coon Rapids, MN	Plastics	Owned	64,890
Covington, GA.	Plastics	Owned	306,889
Doswell, VA	Coatings	Owned	249,456
Elizabeth, NJ	Plastics	Leased	46,258
Franklin, KY	Adhesives	Owned	513,000
Greenville, SC	Plastics	Owned	70,000
Homer, LA	Coatings	Owned	186,000
Houston, TX	Adhesives	Owned	18,000

Lakeville, MN.	Plastics	Owned	200,000
Meridian, MS	Coatings	Owned	150,000
Middlesex, NJ	Adhesives	Owned	29,020
Minneapolis, MN	Plastics	Owned	200,645
Monroe, LA.	Plastics	Owned/Leased	452,500
Pryor, OK.	Plastics	Owned	198,000
Santa Fe Springs, CA	Plastics	Leased	106,000
Sioux Falls, SD.	Plastics	Owned	230,000
Sparks, NV.	Plastics	Leased	42,811
Vancouver, WA	Plastics	Leased	23,000
Victoria, TX	Plastics	Owned	190,000
Yonkers, NY	Plastics	Leased	43,000
Aarschot, Belgium	Adhesives	Leased	70,611
Altacomulco, Mexico.	Coatings	Owned	116,250
Baroda, India	Adhesives	Owned	24,196
Belleville, Canada	Plastics	Owned	46,000
San Luis Potosi, Mexico.	Coatings	Leased	114,000
Tijuana, Mexico	Adhesives	Owned	260,831

Transition Services from Tyco; Sales to Tyco

Ancillary Agreements with Tyco

Covalence entered into several agreements with Tyco in connection with the Acquisition to facilitate the transaction of the business from TP&A to us. The principal agreements that remain in effect are the following:

Tape Agreements

In connection with the Acquisition, Covalence purchased equipment and machinery used to manufacture a product line of certain tape products. Tyco Healthcare Group LP, an affiliate of Tyco, entered into a supply agreement with us under which Tyco Healthcare Group LP agreed to sell the inventory of the product line to us through February 2007. Covalence is transferring the production of these products from Tyco Healthcare Group LP’s plant to its Franklin, KY plant. After the transition of the purchased equipment and machinery to its plant, Covalence expects to manufacture these products without any assistance from Tyco Healthcare Group LP. These products generated $8.2 million of net revenue during the period from February 17, 2006 to September 29, 2006.

Healthcare Supply Agreements

Covalence entered into two supply agreements under which Tyco Healthcare Group LP agreed, subject to limited exceptions, to make us its exclusive supplier for certain adhesives products (including certain wound care products and electrode tape products) and paper polyethylene/foil surlyn laminated products, as well as a non-exclusive supplier of certain other adhesives products. Each agreement has a term ending February 2009, which may be extended for renewal periods of 12 months upon mutual consent. These products generated $9.9 million of net revenue during the period from February 17, 2006 to September 29, 2006.

Legal Proceedings

From time to time, Covalence may be a party to various legal proceedings alleging property damage, personal injury or death from the use of allegedly defective products sold by us. In the event Covalence produces a product that is alleged to contain a design or manufacturing defect, Covalence could be required to incur material costs involved in the recall of products that Covalence sold. To date, Covalence has been able to obtain insurance in amounts we believe to be appropriate to cover such liability, but, in the event that its insurance coverage is not adequate, any liability not covered by insurance could have a material adverse effect on its financial condition and results of operations. In addition, Covalence is from time to time involved in various claims and legal proceedings, including commercial, intellectual property and workers’ compensation matters. While Covalence cannot predict the outcome of pending matters with certainty, we believe that the outcome of these matters, even if determined adversely, would not have a material adverse effect on us.

RECENT DEVELOPMENTS

On February 6, 2007, Covalence announced a restructuring program in its Coatings division. The planned actions relate to the exiting of two product lines, the closure of a manufacturing facility, the termination of certain employees and the relocation of certain operations. The affected product lines accounted for revenues of $20.6 million for the period from February 17 to September 29, 2006. The liability associated with this restructuring program is $11.6 million, including asset impairment charges of $8.2 million, termination benefits of $1.7 million, relocation expenses of $0.9 million and other restructuring charges of $0.8 million.

In connection with the Covalence Merger, Berry Group modified certain outstanding options held by employees of Berry Group or its subsidiaries. Such options were modified to provide (i) that each option will have an exercise price fixed at $100 per share, (ii) that each option shall vest and become exercisable over a five year period beginning in fiscal 2007 based on continued service with the Company and (iii) for accelerated vesting.

On April 10, 2007, Berry Holding sold its wholly owned subsidiary, Berry Plastics UK Ltd., to Plasticum Group N.V. for approximately $10.0 million.  This business represented annual net sales of less than $9.0 million.

On April 11, 2007, Berry Holding completed its acquisition of 100% of the outstanding common stock of Rollpak Acquisition Corporation, which is the sole stockholder of Rollpak Corporation. Rollpak Corporation is a flexible film manufacturer located in Goshen, Indiana. The purchase price was funded utilizing cash on hand.

On April 26, 2007, Berry Holding announced its intention to shut down its manufacturing facility located in Oxnard, California. Berry Holding intends to complete this shutdown prior to December 31, 2007. The business from this facility is being moved to other existing facilities.  Berry Holding does not expect the costs associated with this shutdown to be material.

MANAGEMENT

Executive Officers, Officer and Directors

The following table provides information regarding the executive officers, officers and certain members of the board of directors of Berry Plastics Group, of which we are a wholly owned subsidiary, following the consummation of the Covalence Merger.

Name	Age	Title
Ira G. Boots	52	President, Chief Executive Officer and Director
R. Brent Beeler	53	Executive Vice President and Chief Operating Officer
James M. Kratochvil	50	Executive Vice President, Chief Financial Officer, Treasurer and Secretary
Anthony M. Civale	32	Director
Patrick J. Dalton	38	Director
Donald C. Graham	73	Director
Steven C. Graham	47	Director
Joshua J. Harris	41	Director
Robert V. Seminara	34	Director

The following table provides information regarding the executive officers, officers and certain members of the board of directors of Berry Plastics Holding Corporation following the consummation of the Acquisition.

Name	Age	Title
Ira G. Boots	52	President, Chief Executive Officer and Director
R. Brent Beeler	53	Executive Vice President and Chief Operating Officer
James M. Kratochvil	50	Executive Vice President, Chief Financial Officer, Treasurer and Secretary
Layle K. Smith	51	Executive Director - Covalence Division
Anthony M. Civale	32	Director
Robert V. Seminara	34	Director

Ira G. Boots has been President and Chief Executive Officer since June 2001 of Holdings and Berry Plastics Corporation, and a Director of Holdings and Berry Plastics Corporation since April 1992. Prior to that, Mr. Boots served as Chief Operating Officer of Berry Plastics Corporation since August 2000 and Vice President of Operations, Engineering and Product Development of Berry Plastics Corporation since April 1992. Mr. Boots was employed by our predecessor company from 1984 to December 1990 as Vice President, Operations.

R. Brent Beeler was named Executive Vice President and Chief Operating Officer of Holdings and Berry Plastics Corporation in May 2005. He formerly served as President—Containers and Consumer Products of Berry Plastics Corporation since October 2003 and has been an Executive Vice President of Holdings since July 2002. He had been Executive Vice President and General Manager—Containers and Consumer Products of Berry Plastics Corporation since October 2002 and was Executive Vice President and General Manager—Containers since August 2000. Prior to that, Mr. Beeler was Executive Vice President, Sales and Marketing of Berry Plastics Corporation since February 1996 and Vice President, Sales and Marketing of Berry Plastics Corporation since December 1990. Mr. Beeler was employed by our predecessor company from October 1988 to December 1990 as Vice President, Sales and Marketing and from 1985 to 1988 as National Sales Manager.

James M. Kratochvil has been Executive Vice President, Chief Financial Officer, Treasurer and Secretary of Holdings and Berry Plastics Corporation since December 1997. He formerly served as Vice President, Chief Financial Officer and Secretary of Berry Plastics Corporation since 1991, and as Treasurer of Berry Plastics Corporation since May 1996. He formerly served as Vice President, Chief Financial Officer and Secretary of Holdings since 1991. Mr. Kratochvil was employed by our predecessor company from 1985 to 1991 as Controller.

Layle K. Smith has been Executive Director since our acquisition of Covalence in April 2007. Prior to that, Mr. Smith had been Chief Executive Officer and Director of Covalence since June 2006. From June 2005 to June 2006, Mr. Smith served as Divisional President for Hexion Specialty Chemicals, Inc., a global manufacturer of thermoset resins. From September 2004 to May 2005, Mr. Smith served as President and Chief Operating Officer of Resolution Performance Products LLC, a company affiliated with Apollo Management, L.P., that is a global supplier of epoxy resins and a global manufacturer of versatic acids and derivatives. Resolution Performance Products LLC combined with two other entities to form Hexion Specialty Chemicals, Inc. From March 2004 to September 2004, Mr. Smith was retired. From February 2002 to February 2004, Mr. Smith was Chief Executive Officer and Director of NxtPhase Corporation, a company that develops, manufactures and markets optical sensors and digital protection/recording solutions. NxtPhase entered into receivership under Canadian law in March 2004. From December 2001 until January 2002, Mr. Smith was a self-employed consultant. From September 1998 to November 2001, Mr. Smith served in several capacities, including President, Chief Operating Officer and director, at Ballard Power Systems, a company that designs, develops and manufactures zero-emission proton exchange membrane (PEM) fuel cells. Prior to September 1998, Mr. Smith held various positions at The Dow Chemical Company, serving most recently as Business Vice President—Specialty Chemicals.

Anthony M. Civale has been a member of our Board of Directors since the consummation of the Acquisition. Mr. Civale is a Partner at Apollo, where he has worked since 1999. Prior to that time, Mr. Civale was employed by Deutsche Bank Securities in the Corporate Finance Department. Mr. Civale also serves on the board of directors of Goodman Global Holdings, Inc

Patrick J. Dalton has been a member of our Board of Directors since the consummation of the Acquisition. Mr. Dalton is a Partner and member of the Investment Committee of Apollo Investment Management, L.P., Apollo’s business development corporation, where he has worked since 2004. Prior to that time, Mr. Dalton was employed by Goldman, Sachs & Co. in the Principal Investment Area. Mr. Dalton has served, or was an observer, on the boards of directors of Berry Plastics Corporation, Playpower Inc., Pro Mach Inc., and Hanley Wood, LLC as well as a number of other private companies.

Donald C. Graham founded the Graham Group, an industrial and investment concern, and has been a member of our Board of Directors since the consummation of the Acquisition. The Graham Group is engaged in a broad array of businesses, including industrial process technology development, capital equipment production, and consumer and industrial products manufacturing. Mr. Graham founded Graham Packaging Company, in which he sold a controlling interest in 1998. The Graham Group’s three legacy industrial businesses operate in more than 80 locations worldwide, with combined sales of more than $2.75 billion. Mr. Graham currently serves on the board of directors of Western Industries, Inc., Supreme Corq LLC, National Diversified Sales, Inc., Infiltrator Systems, Inc., Touchstone Wireless Repair and Logistics LP, Nurture, Inc., Graham Engineering Corporation and Graham Architectural Products Corporation.

Steven C. Graham founded Graham Partners and has been a member of our Board of Directors since the consummation of the Acquisition. Prior to founding Graham Partners in 1998, Mr. Graham oversaw the Graham Group’s corporate finance division starting in 1988. Prior to 1988, Mr. Graham was a member of the investment banking division of Goldman, Sachs & Co., and was an Acquisition Officer for the RAF Group, a private equity investment group. Mr. Graham currently serves on the board of directors of Graham Architectural Products Corporation, Western Industries, Inc., National Diversified Sales, Inc., HB&G Building Products, Inc., Nailite International, Inc., Dynojet, Inc., Supreme Corq LLC, Line-X, LLC, Abrisa Industrial Glass, Inc., Infiltrator Systems, Inc., The Masonry Group LLC, and ICG Commerce Holdings, Inc.

Joshua J. Harris has been a member of our Board of Directors since the consummation of the Acquisition. Mr. Harris is a founding Senior Partner at Apollo and has served as an officer of certain affiliates of Apollo since 1990. Prior to that time, Mr. Harris was a member of the Mergers and Acquisitions Department of Drexel Burnham Lambert Incorporated. Mr. Harris is also a director of Hexion Specialty Chemicals, Inc., Allied Waste Industries, Inc., Metals USA, Inc., Nalco Corporation, Quality Distribution Inc., United Agri Products and Verso Paper Inc.

Robert V. Seminara has been a member of our Board of Directors since the consummation of the Acquisition. Mr. Seminara is a Partner at Apollo, where he has worked since 2003. Prior to that time, Mr. Seminara was a managing director of Evercore Partners LLC. Mr. Seminara also serves on the boards of directors of Hexion Specialty Chemicals, Inc., and World Kitchen Inc.

Board Committees

Our Board of Directors has a Compensation Committee, an Audit Committee and Executive Committee. The Compensation Committee makes recommendations concerning salaries and incentive compensation for our employees and consultants. The Audit Committee recommends the annual appointment of auditors with whom the Audit Committee reviews the scope of audit and non-audit assignments and related fees, accounting principles we use in financial reporting, internal auditing procedures and the adequacy of our internal control procedures.

Compensation Discussion and Analysis

Group has a Compensation Committee comprised of Messrs. Boots, Seminara, Civale, and Donald Graham. The annual salary and bonus paid to Messrs. Boots, Kratochvil, Beeler, Hobson, and Unfried for calendar 2006 were determined by the Compensation Committee in accordance with their respective employment agreements. All other compensation decisions with respect to officers of the Company are made by Mr. Boots pursuant to policies established in consultation with the Compensation Committee. The Company believes that executive compensation should be designed to align closely the interest of the Company, the executive officers, and its stockholders and attract, motivate reward and retain superior management talent. Berry utilizes the following guidelines pertaining to executive compensation:

•	Pay compensation that is competitive with the practices of other competing businesses
•	Pay for performance by:
•	Setting performance goals for our officers and providing a short-term incentive through a bonus plan that is based upon achievement of these goals; and
•
Providing long-term incentives in the form of stock options, in order to retain those individuals with the leadership abilities necessary for increasing long-term shareholder value while aligning with the interests of our investors

The compensation for our executive officers is primarily in the following three categories: (1) salary, (2) bonus, and (3) stock options. Berry has selected these elements because each is considered useful and/or necessary to meet one or more of the principal objectives of the business. For instance, base salary and bonus targets are set with the goal of motivating employees and adequately compensating and rewarding them on a day-to-day basis for the time spent and the services they perform, while our equity programs are geared toward providing an incentive and reward for the achievement of long-term business objectives and retaining key talent. We believes that these elements of compensation, when combined, are effective, and will continue to be effective.

The compensation program is reviewed on an annual basis. In setting individual compensation levels for a particular executive, the total compensation package is considered as well as each element individually, and the executive’s past and expected future contributions to our business.

The following table sets forth a summary of the compensation paid by us to our Chief Executive Officer and our four other most highly compensated executive officers (collectively, the “Named Executive Officers”) for services rendered in all capacities to us during calendar 2006, 2005 and 2004.

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary	Option Awards ($)	Bonus (1)	All Other Compensation		Total ($)
Ira G. Boots President and Chief Executive Officer	2006 2005 2004	$655,088 455,749 442,226	$704,178 — —	$10,291,398 299,323 214,200	$	— — —	$11,650,664 755,072 656,426
James M. Kratochvil Executive Vice President, Chief Financial Officer, Treasurer and Secretary	2006 2005 2004	$359,089 293,373 284,909	$403,332 — —	$4,543,798 192,422 137,700	$	— — —	$5,306,219 485,795 422,609
R. Brent Beeler Executive Vice President and Chief Operating Officer	2006 2005 2004	$552,788 382,828 345,995	$403,332 135,000 —	$4,359,213 236,325 156,503	$	— — —	$5,315,333 754,153 502,498
Randall J. Hobson President - Rigid Closed Top Division	2006 2005 2004	$253,075 177,805 140,374	$264,480 56,520 —	$1,023,955 95,900 66,634	$	— — —	$1,541,510 330,225 207,008
G. Adam Unfried President - Rigid Open Top Division	2006 2005 2004	$248,148 183,447 132,556	$264,480 56,520 —	$1,029,591 90,420 53,550	$	— — —	$1,542,219 330,387 186,106
(1) Amounts shown include amounts paid to Messrs. Boots, Kratochvil, Beeler, Hobson, and Unfried at the time of BPC Merger of $9,450,000, $4,050,000, $3,650,000, $700,000, and $700,000, respectively.

Employment Agreements

In connection with the BPC Merger, Berry entered into employment agreements with each of Messrs. Boots, Beeler and Kratochvil that supersede their previous employment agreements with Berry and that expire on December 31, 2011. In addition, Messrs. Hobson and Unfried entered into amendments to their existing employment agreements with Berry that extend the terms of such agreements through December 31, 2011 (each of the agreements with Messrs. Boots, Beeler, Kratochvil, Hobson and Unfried, as amended, an “Employment Agreement” and, collectively, the “Employment Agreements”). The

Employment Agreements provided for fiscal 2006 base compensation as disclosed in the “Summary Compensation Table” above. Salaries are subject in each case to annual adjustment at the discretion of the Compensation Committee of the Board of Directors of Berry Plastics Corporation. The Employment Agreements entitle each executive to participate in all other incentive compensation plans established for executive officers of Berry. Berry may terminate each Employment Agreement for “cause” or a “disability” (as such terms are defined in the Employment Agreements). Specifically, if any of Messrs. Boots, Beeler, Kratochvil, Hobson, and Unfried is terminated by Berry without ‘‘cause’’ or resigns for ‘‘good reason’’ (as such terms are defined in the Employment Agreements), that individual is entitled to: (1) the greater of (a) base salary until the later of one year after termination or (b) 1/12 of 1 year’s base salary for each year of employment up to 30 years with Berry Plastics Corporation or a predecessor in interest (excluding Messrs. Hobson and Unfried which would be entitled to (a) only) and (2) the pro rata portion of his annual bonus. Each Employment Agreement also includes customary noncompetition, nondisclosure and nonsolicitation provisions.

Mr. Smith’s employment is governed by his employment agreement with Covalence Specialty Materials Corp., entered into on May 26, 2006, which will be assumed by us as a result of the BPC Merger. The employment agreement provides for an initial term of five years. Following completion of the initial term, the term is automatically renewed for successive one-year terms unless written notice is given by either party at least 90 days prior to the expiration for the applicable term. Under the employment agreement, Mr. Smith is entitled to receive a base salary of $600,000, which may be increased annually. Mr. Smith is also eligible to receive an annual targeted bonus in an amount equal to 75% of his annual base salary, which amount may be higher or lower based on his performance. In addition, pursuant to the BPC Merger, Mr. Smith’s 91,772 options to purchase Covalence Specialty Materials Corp.common stock were converted into options to acquire Berry Plastics Group Common Stock.

Mr. Smith’s employment agreement also provides for a severance payment equal to his base salary, divided by 18 for 18 months following a termination of his employment for good reason or without cause (each, as defined in the agreement). Mr. Smith’s severance payment is increased to 24 months if his employment is terminated for “good reason” or without “cause” within one year of a change in control (each as defined in the agreement). The BPC Merger constitutes a change in control for purposes of the agreement. The employment agreement also contains confidentiality, non-solicitation and non-competition provisions.

In addition, the Named Executive Officers purchased Berry Plastics Group common stock and were granted options to purchase Berry Plastics Group Common Stock, as described elsewhere in this Registration Statement.

Grants of Plan-Based Awards for 2006

In connection with the BPC Merger, we have adopted an equity incentive plan for the benefit of certain of our employees, which we refer to as the 2006 Equity Incentive Plan. The purpose of the 2006 Equity Incentive Plan is to further our growth and success, to enable our directors, executive officers and employees to acquire shares of our common stock, thereby increasing their personal interest in our growth and success, and to provide a means of rewarding outstanding performance by such persons. See the table below for the grants to our Named Executive Officers in 2006 from this incentive plan.

Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards
Ira G. Boots (1)	9/20/06	12,141	$100	$376,371
Ira G. Boots (2)	9/20/06	12,141	$100	$315,666
Ira G. Boots (3)	9/20/06	12,141	$100	$12,141
James M. Kratochvil (1)	9/20/06	6,954	$100	$215,574
James M. Kratochvil (2)	9/20/06	6,954	$100	$180,804
James M. Kratochvil (3)	9/20/06	6,954	$100	$6,954
R. Brent Beeler (1)	9/20/06	6,954	$100	$215,574
R. Brent Beeler (2)	9/20/06	6,954	$100	$180,804
R. Brent Beeler (3)	9/20/06	6,954	$100	$6,954
Randall J. Hobson (1)	9/20/06	4,560	$100	$141,360
Randall J. Hobson (2)	9/20/06	4,560	$100	$118,560
Randall J. Hobson (3)	9/20/06	4,560	$100	$4,560
G. Adam Unfried (1)	9/20/06	4,560	$100	$141,360
G. Adam Unfried (2)	9/20/06	4,560	$100	$118,560
G. Adam Unfried (3)	9/20/06	4,560	$100	$4,560

(1) Represents options which (i) have an exercise price fixed at $100 per share, which was the fair market value of a share of Group Common Stock on the date of grant, and (ii) vest and become exercisable over a five year period, beginning in fiscal 2007 based on continued service with the Company.

(2) Represents options which (i) have an exercise price fixed at $100 per share, which was the fair market value of a share of Group Common Stock on the date of grant, and (ii) vest and become exercisable based on the achievement by Group of certain financial targets.

(3) Represents options which (i) have an exercise price that commenced at $100 per share, which was the fair market value of a share of Group Common Stock on the date of grant, and will increase at the rate of 15% per year during the term of the option starting in fiscal 2007 and (ii) vest and become exercisable over a five year period, beginning in fiscal 2007 based on continued service with the Company.

Outstanding Equity Awards at Fiscal Year-End Table

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price	Option Expiration Date
Ira G. Boots	—	36,423	$100	9/20/16
James M. Kratochvil	—	20,862	$100	9/20/16
R. Brent Beeler	—	20,862	$100	9/20/16
Randall J. Hobson	—	13,680	$100	9/20/16
G. Adam Unfried	—	13,680	$100	9/20/16

Option Exercises and Stock Vested for 2006

	Option Awards
Name	Shares Acquired on Exercise (1)	Value Realized on Exercise (1)
Ira G. Boots	80,475	$14,862,455
James M. Kratochvil	46,570	$8,683,395
R. Brent Beeler	48,259	$8,943,221
Randall J. Hobson	12,567	$2,362,964
G. Adam Unfried	8,803	$1,668,161
(1) All vested options were settled in cash for the difference between the fair value and the exercise cost in connection with the BPC Merger.

Compensation for Directors

Non-employee directors receive $12,500 per quarter plus $2,000 for each meeting they attend and are reimbursed for out-of-pocket expenses incurred in connection with their duties as directors. Non-employee directors each received 2,000 stock options in connection with the consummation of the BPC Merger. These options were vested and exercisable immediately. For each individual, 1,334 of the options and have a fixed exercise price of $100 per share, which was the fair market value at the date of grant, and the remaining 666 options have an exercise price that commenced at the fair market value of $100 per share and increases at a rate of 15% per year. For the fiscal year ended December 30, 2006, we paid $150,000 for non-employee directors’ fees as shown in the following table.

Director Compensation Table for 2006

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)	Total ($)
Anthony M. Civale	$25,000	$41,354	$66,354
Patrick J. Dalton	25,000	41,354	66,354
Donald C. Graham	25,000	41,354	66,354
Steven C. Graham	25,000	41,354	66,354
Joshua J. Harris	25,000	41,354	66,354
Robert V. Seminara	25,000	41,354	66,354

Equity Compensation Plan Information

The following table provides information as of December 30, 2006 regarding shares of common stock of Group that may be issued under our existing equity compensation plan.
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted Average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plan (excluding securities referenced in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	—	—	—

Equity compensation plans not approved by security holders (1)	500,184 (2)	100	77,068

Total	500,184	100	77,068
(1) Consists of the 2006 Equity Incentive Plan which our Board adopted in September 2006.

(2) Does not include shares of Group Common Stock already purchased as such shares are already reflected in the Company’s outstanding shares.

2006 Equity Incentive Plan

In connection with the BPC Merger, we have adopted an equity incentive plan for the benefit of certain of our employees, which we refer to as the 2006 Equity Incentive Plan. The purpose of the 2006 Equity Incentive Plan is to further our growth and success, to enable our directors, executive officers and employees to acquire shares of our common stock, thereby increasing their personal interest in our growth and success, and to provide a means of rewarding outstanding performance by such persons. Options granted under the 2006 Equity Incentive Plan may not be assigned or transferred, except to us or by will or the laws of descent or distribution. The 2006 Equity Incentive Plan terminates ten years after adoption and no options may be granted under the plan thereafter. The 2006 Equity Incentive Plan allows for the issuance of non-qualified options, options intended to qualify as “incentive stock options” within the meaning of the Internal Revenue Code of 1986, as amended, and stock appreciation rights.

The employees participating in the 2006 Equity Incentive Plan receive options and stock appreciation rights under the 2006 Equity Incentive Plan pursuant to individual option and stock appreciation rights agreements, the terms and conditions of which are substantially identical. Each option agreement provides for the issuance of options to purchase common stock of Berry Plastics Group.

As of December 30, 2006, there were outstanding options to purchase 494,720 shares of Group’s common stock and stock appreciation rights with respect to 5,464 shares of Group’s common stock.

Management Equity Buy-In

In connection with the BPC Merger, members of our management team have made equity investments in Berry Plastics Group through the purchase of common stock in Berry Plastics Group. Such members of senior management and other employees have made their equity investments in Berry Plastics Group by using a portion of the compensation they received, or would have otherwise received, in connection with the BPC Merger. The purchase price paid for their equity was based on the purchase price paid by the Sponsors. The equity securities that they have purchase are subject to restrictions on transfer, repurchase rights and other limitations set forth in a stockholders agreement. See “Certain Relationships and Related Party Transactions.” We have made, and from time to time in the future we may make, secured loans to certain of our employees who are not executive officers to finance the purchase of Berry Plastics Group common stock by such employees. In connection with the BPC Merger, Group loaned $9.8 million to non-executive management in order to purchase a portion of the common equity.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

OLD BERRY HOLDING

We make cash payments to Group to enable it to pay any (i) federal, state or local income taxes to the extent that such income taxes are directly attributable to our and our subsidiaries’ income, (ii) franchise taxes and other fees required to maintain Group’s legal existence and (iii) corporate overhead expenses incurred in the ordinary course of business and salaries or other compensation of employees who perform services for both Group and us.

In connection with the BPC Merger, Apollo and Graham and certain of our employees who invested in Group entered into a stockholders agreement which remains in effect. The stockholders agreement provides for, among other things, a restriction on the transferability of each such person’s equity ownership in us, tag-along rights, drag-along rights, piggyback registration rights and repurchase rights by us in certain circumstances.

Apollo and Graham have entered into a management agreement with Old Berry Holding and old Berry Plastics Group relating to the provision of certain financial and strategic advisory services and consulting services. We pay Apollo and Graham an annual management fee equal to the greater of $3.0 million and 1.25% of our adjusted EBITDA, as defined in the bond indenture, and reimburse Apollo and Graham for out-of-pocket expenses incurred in the performance of their obligations under the agreement. Old Berry Holding have agreed to indemnify Apollo and Graham and each of their affiliates and their directors, officers and representatives for losses relating to the services contemplated by the management agreement. The management agreement expires on December 31, 2012, subject to automatic yearly extensions unless terminated by any party upon prior notice. In addition, Apollo and Graham have the right to terminate the agreement at any time, in which case Apollo and Graham will receive additional consideration equal to the present value of $21 million less the aggregate amount of annual management fees previously paid to Apollo and Graham and the employee stockholders will receive a pro rata payment based on such amount. Old Berry Holding paid $1,500,000 in management fees for the year ended December 30, 2006, including amounts paid for a portion of fiscal 2007 services. In addition, Old Berry Holding paid Apollo and Graham a fee of $20.0 million for services rendered in connection with the BPC Merger and reimbursed Apollo and Graham for certain expenses incurred in rendering those services.

OLD COVALENCE

Purchase of Holdings Equity

Apollo and certain of our management members (including the senior executives referred to in “Management”) have made an equity investment in old Covalence through a purchase of common and preferred stock in old Covalence. Apollo, its affiliates and our management members collectively own 100% of the outstanding equity of old Covalence. See “Management—Executive Compensation”

Investor Rights Agreement

Old Covalence and each of its stockholders (including Apollo and management members who purchased equity of Old Covalence or who have stock options on old Covalence equity) entered into an investor rights agreement on February 16, 2006 which provides for, among other things, a restriction on the transferability of each such management member’s equity ownership in Old Covalence, tag-along rights, come-along rights, piggyback registration rights, repurchase rights by Old Covalence and Apollo in certain circumstances, and the grant of an irrevocable proxy to Apollo with respect to the voting rights associated with a management member’s ownership of old Covalence equity, and certain restrictions on each management member’s ability to compete with or solicit our employees or customers.

Management Agreement with Apollo

Covalence and Apollo entered into a management agreement under which Apollo advised us concerning such management matters that relate to proposed financial transactions, acquisitions and other senior management matters relating to our business, administration and policies. Covalence pays Apollo an annual management fee equal to the greater of $2.5 million or 1.5% of our EBITDA, as defined in the indenture, and reimburses Apollo for out-of-pocket expenses incurred in the performance of its obligations under the agreement.

The agreement also provides that, in the event Old Covalence determines it is advisable to retain a financial advisor in connection with certain specified type merger and acquisition, financing, recapitalization or other similar transactions, Old Covalence, as applicable, will seek to negotiate an agreement to retain Apollo to provide such services before hiring any other person. In the absence of an agreement to the contrary, in connection with any merger, acquisition, financing or similar transaction with an aggregate value of $25.0 million or more, Apollo will receive a fee equal to 1% of the aggregate transaction enterprise value paid to or provided by such entity or its stockholders in connection with the transaction.

The management agreement expires on December 31, 2012, subject to automatic yearly extensions unless terminated by any party upon prior notice. In addition, Apollo has the right to terminate the agreement at any time, in which case it will receive additional consideration equal to $17.5 million less the aggregate amount of annual fees previously paid to Apollo.  This management agreement was terminated as a result of the Covalence Merger and no fees were required to be paid in connection with the termination.

In addition, pursuant to a transaction fee agreement between Old Covalence and Apollo dated as of February 16, 2006, Covalence paid Apollo $10 million at the consummation of the Acquisition for various services performed by it and its affiliates in connection with the Transactions.

PRINCIPAL STOCKHOLDERS Of BERRY PLASTICS GROUP

We are a wholly owned subsidiary of Berry Plastics Group. The following table sets forth certain information regarding the beneficial ownership of the common stock, of Berry Plastics Group with respect to each person that is a beneficial owner of more than 5% of its outstanding common stock and beneficial ownership of its common stock by each director and each executive officer named in the Summary Compensation Table and all directors and executive officers as a group as of April 3, 2007:

Name and Address of Owner(1)	Number of Shares of Common Stock(1)	Percent of Class
Apollo Investment Fund VI, L.P.(2)	3,559,930	51.4%
Apollo Investment Fund V, L.P.	1,802,524	26.0%
AP Berry Holdings, LLC(3)	1,641,269	23.7%
Graham Berry Holdings, LP(4)	500,000	7.2%
Ira G. Boots(5)	119,395	1.7%
R. Brent Beeler(5)	68,010	* %
Layle K. Smith(5)	16,246	* %
James M. Kratochvil(5)	67,787	* %
Anthony M. Civale(6),(7)	3,531	*
Patrick J. Dalton(6),(7)	2,000	*
Donald C. Graham(6),(8)	2,000	*
Steven C. Graham(6),(8)	2,000	*
Joshua J. Harris(6),(7)	3,531	*
Robert V. Seminara(6),(7)	3,531	*
All directors and executive officers as a group (9 persons) (6)	288,031	4.2%

* Less than 1% of common stock outstanding.

(1)
The amounts and percentages of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power, which includes the power to vote or direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest. Except as otherwise indicated in these footnotes, each of the beneficial owners has, to our knowledge, sole voting and investment power with respect to the indicated shares of common stock.

(2)
Represents all equity interests of Berry Plastics Group held of record by controlled affiliates of Apollo Investment Fund V, L.P and Apollo Investment Fund VI, L.P., including AP Berry Holdings, LLC and BPC Co-Investment Holdings, LLC. Apollo Management V, L.P. and Apollo Management VI, L.P. has the voting and investment power over the shares held on behalf of Apollo. Each of Messrs. Civale, Dalton, Harris, and Seminara, who have relationships with Apollo, disclaim beneficial ownership of any shares of Berry Plastics Group that may be deemed beneficially owned by Apollo Management V, L.P. and Apollo Management VI, L.P., except to the extent of any pecuniary interest therein. Each of Apollo Management V, L.P., Apollo Management VI, L.P., AP Berry Holdings, LLC and its affiliated investment funds disclaims beneficial ownership of any such shares in which it does not have a pecuniary interest. The address of Apollo Management V, L.P., Apollo Management VI, L.P., Apollo Investment Fund V, L.P., Apollo Investment Fund VI, L.P., and AP Berry Holdings LLC is c/o Apollo Management, L.P., 9 West 57th Street, New York, New York 10019.

(3)	The address of AP Berry Holdings LLC is c/o Apollo Management, L.P., 9 West 57th Street, New York, New York 10019.

(4)
Represents all equity interests of Berry Plastics Group held of record by controlled affiliates of Graham Berry Holdings, LLC. Graham Partners II, L.P. has the voting and investment power over the shares held by Graham Berry Holdings, LLC. Each of Messrs. Steven Graham and Donald Graham, who have relationships with Graham Partners II, L.P., disclaim beneficial ownership of any shares of Berry Plastics Group that may be deemed beneficially owned by Graham Partners II, L.P. except to the extent of any pecuniary interest therein. Each of Graham Partners II, L.P. and its affiliates disclaims beneficial ownership of any such shares in which it does not have a pecuniary interest. The address of Graham Partners II, L.P. and Graham Berry Holdings, LLC is 3811 West Chester Pike, Building 2, Suite 200 Newton Square, Pennsylvania 19073.

(5)	The address of Messrs. Boots, Beeler, Smith, and Kratochvil is c/o Berry Plastics Holding Corporation, 101 Oakley Street, Evansville, Indiana 47710

(6)	Includes shares underlying options that are vested or scheduled to vest within 60 days of April 3, 2007 for each of Messrs. Civale, Dalton, Donald Graham, Steven Graham, Harris and Seminara.

(7)	The address of Messrs. Civale, Harris, Seminara and Dalton is c/o Apollo Management, L.P., 9 West 57th Street, New York, New York 10019.

(8)	The address of Messrs. Steven Graham and Donald Graham is c/o Graham Partners II, L.P. is 3811 West Chester Pike, Building 2, Suite 200 Newton Square, Pennsylvania 19073.

DESCRIPTION OF OTHER INDEBTEDNESS

First Priority Senior Secured Credit Facilities

The senior secured credit facilities are provided by a syndicate of banks and other financial institutions. The senior secured credit facilities provide financing of up to $1,600.0 million, consisting of:

•	a $1,200.0 million term loan facility that matures on April 3, 2015; and

•
a revolving credit facility with borrowing availability equal to the lesser of (a) $400.0 million or (b) the borrowing base, which is a function primarily of the value of our eligible accounts receivable and eligible inventory. The revolving credit facility matures on April 3, 2013.

The borrowing base is, at any time of determination, an amount (net of reserves) equal to the sum of:

•	85% of the net amount of eligible accounts receivable; and

•	85% of the net orderly liquidation value of eligible inventory.

The revolving credit facility includes borrowing capacity available for letters of credit and for borrowings on same-day notice, referred to as swingline loans.

As of December 30, 2006 on a pro forma basis, $378.6 million was available for borrowing under the revolving credit facility, and $21.4 million in letters of credit were outstanding.

Interest Rates and Fees

The borrowings under the senior secured credit facilities bear interest at a rate equal to an applicable margin plus, as determined at our option, either (a) a base rate (“Base Rate”) determined by reference to the higher of (1) the prime rate of Credit Suisse, Cayman Islands Branch, as administrative agent, in the case of the term loan facility or the prime rate of Bank of America, N.A., as administrative agent, in the case of the revolving credit facility and (2) the U.S. federal funds rate plus 1/2 of 1% or (b) a eurodollar rate (“LIBOR”) determined by reference to the costs of funds for eurodollar deposits in dollars in the London interbank market for the interest period relevant to such borrowing adjusted for certain additional costs. The initial applicable margin for LIBOR borrowings under the revolving credit facility is 1.25% and under the term loan is 2.00%. The initial applicable margin for Base Rate borrowings under the revolving credit facility is 0% and under the term loan is 1.00%. The applicable margin for such borrowings under the revolving credit facility will be adjusted depending on quarterly average daily unused borrowing capacity under the revolving credit facility.

In addition to paying interest on outstanding principal under the senior secured credit facilities, we are required to pay a commitment fee to the lenders under the revolving credit facility in respect of the unutilized commitments thereunder at a rate equal to 0.25% to 0.30% per annum depending on the average daily unused borrowing capacity. We also pay customary letter of credit fees, including a fronting fee of 0.125% per annum of the stated amount of each outstanding letter of credit, and customary agency fees.

Prepayments

The senior secured credit facilities requires us to prepay outstanding term loans, subject to certain exceptions, with:

•
beginning with our first fiscal year after the closing, 50% (which percentage is subject to a minimum of 0% upon the achievement of certain leverage ratios) of excess cash flow (as defined in the credit agreement); and

•
100% of the net cash proceeds of all non-ordinary course asset sales and casualty and condemnation events, if we do not reinvest or commit to reinvest those proceeds in assets to be used in our business or to make certain other permitted investments within 15 months, subject to certain limitations.

We may voluntarily repay outstanding loans under the senior secured credit facilities at any time without premium or penalty, other than customary “breakage” costs with respect to eurodollar loans.

Amortization

The term loan will amortize each year in an amount equal to 1% per annum in equal quarterly installments for the first eight years, beginning on June 30, 2007, with the remaining amount payable on April 3, 2015. Principal amounts outstanding under the revolving credit facility are due and payable in full on April 3, 2013.

Guarantee and Security

All obligations under the senior secured credit facilities are unconditionally guaranteed by Holdings and, subject to certain exceptions, each of our existing and future direct and indirect domestic subsidiaries, which we refer to collectively as “U.S. Guarantors.”

All obligations under the senior secured credit facilities, and the guarantees of those obligations (as well as any interest-hedging or other swap agreements permitted to be secured under the terms of the senior secured credit facilities) are secured by substantially all of our assets as well as those of Holdings and each U.S. Guarantor, including, but not limited to, the following, and subject to certain exceptions:

•
a pledge of our capital stock by Holdings, a pledge of 100% of the capital stock of all U.S. Guarantors and a pledge of 65% of the capital stock of certain of our foreign subsidiaries and certain other subsidiaries; and

•	a security interest in substantially all of our tangible and intangible assets as well as those of each U.S. Guarantor.

Certain Covenants and Events of Default

The senior secured credit facilities contain a number of covenants that, among other things, restrict, subject to certain exceptions, our ability, and the ability of our subsidiaries, to:

•	sell assets;

•	incur additional indebtedness;

•	repay other indebtedness (including the notes);

•	pay dividends and distributions or repurchase our capital stock;

•	create liens on assets;

•	make investments, loans, guarantees or advances;

•	make certain acquisitions;

•	engage in mergers or consolidations;

•	enter into sale-and-leaseback transactions;

•	engage in certain transactions with affiliates;

•	amend certain material agreements governing our indebtedness, including the notes;

•	amend our organizational documents;

•	change the business conducted by us and our subsidiaries;

•	change our fiscal year end; and

•	enter into agreements that restrict dividends from subsidiaries.

In addition, the revolving credit facility requires us to maintain a minimum fixed charge coverage ratio at any time when the aggregate unused revolver capacity falls below 10% of the lesser of the revolving facility commitments and the borrowing base (and for 10 business days following the date upon which availability exceeds such threshold) or during the continuation of an event of default. In that event, we must satisfy a minimum fixed charge coverage ratio requirement of 1.00:1.00. The term loan facility also requires us to use commercially reasonable efforts to maintain corporate ratings from each of Moody’s Investors Service, Inc. (“Moody’s”), and Standard & Poor’s Ratings Group, Inc. (“S&P) for the term loan facility.  The senior secured credit facilities also contain certain customary affirmative covenants and events of default.

Second Priority Notes

Pursuant to a note purchase agreement and two related indentures, we have issued $750.0 million in aggregate principal amount of second priority senior secured notes, comprised of $525.0 million in aggregate principal amount of 8 7/8% second priority senior secured fixed rate notes and $225.0 million in aggregate principal amount of second priority senior secured floating rate notes. All of our Second Priority Notes are secured, senior obligations and are guaranteed on a second priority secured, senior basis by each of our subsidiaries that guarantees our senior secured credit facilities. The Second Priority Notes will mature in 2014.

The second priority fixed rate notes bear interest at a rate of 8 7/8% per annum, payable semiannually. The second priority floating rate notes bear interest at a rate of LIBOR plus 3.875% per annum, reset quarterly. Interest on the second priority floating rate notes is payable quarterly.

The Second Priority Notes and the guarantees thereof are secured by a second priority security interest in substantially all of our and the guarantors’ property and assets that secure our senior secured credit facilities. Although the collateral securing our senior secured credit facilities includes equity interests of substantially all of our domestic subsidiaries and first-tier foreign subsidiaries, the collateral securing the Second Priority Notes does not include securities and other equity interests of our subsidiaries.

The second priority fixed rate notes may be redeemed, at our option, prior to September 14, 2010, at a price equal to 100% of the principal amount of the second priority fixed rate exchange notes redeemed, plus accrued and unpaid interest and additional interest, if any, to the redemption date, plus an “applicable premium.” On or after September 15, 2010, we may redeem some or all of the second priority fixed rate exchange notes at redemption prices set forth in the applicable indenture.

The second priority floating rate notes may be redeemed, at our option, on or after September 15 2007 at redemption prices set forth in the applicable indenture.

Upon the occurrence of a change of control, we are required to offer to repurchase all of the Second Priority Notes.

The indentures relating to the Second Priority Notes set forth covenants that limit our ability and certain of our subsidiaries’ ability to: incur or guarantee additional indebtedness, pay dividends and make other restricted payments, create restrictions on the payment of dividends or other distributions to us from our restricted subsidiaries, create or incur liens, make certain investments, engage in sales of assets and subsidiary stock, and transfer all or substantially all of our assets or enter into a merger, consolidation or acquisition transaction. Certain covenants, including the “change of control” covenant, will cease to apply at all times after the Second Priority Notes have investment grade ratings from both Moody’s and S&P, provided that no event of default has occurred and is continuing. The indentures contain events of default customary for notes of this type.

Senior Subordinated Notes

Pursuant to a note purchase agreement (the “Senior Subordinated Note Purchase Agreement”) and a related Indenture, we have issued $425.0 million in aggregate principal amount of senior subordinated notes to Goldman in a private placement that is exempt from registration under the Securities Act. The Senior Subordinated Notes are unsecured, senior subordinated obligations and are guaranteed on an unsecured, senior subordinated basis by each of our subsidiaries that guarantees our senior secured credit facilities and the outstanding notes which we are hereby offering to exchange for the exchange notes. The Senior Subordinated Notes will mature in 2016.

The Senior Subordinated Notes bear interest at a rate of 11% per annum. Such interest is payable quarterly in cash; provided, however, that on any quarterly interest payment date on or prior to the third anniversary of the issuance of the senior subordinated notes, we may elect to pay up to 3% of the interest payable on such date by capitalizing such interest and adding it to the outstanding principal amount of the Senior Subordinated Notes. After the third anniversary of the issuance of the Senior Subordinated Notes, all interest on the Senior Subordinated Notes will be payable only in cash.

The Senior Subordinated Notes may be redeemed at our option under circumstances and at redemption prices set forth in the indenture governing the senior subordinated notes. Upon the occurrence of a change of control, we are required to offer to repurchase all of the Senior Subordinated Notes. Such indenture sets forth covenants and events of default that are substantially similar to those set forth in the indenture governing the Second Priority Notes. The Senior Subordinated Note Purchase Agreement contains additional affirmative covenants and certain customary representations, warranties and conditions.

DESCRIPTION OF THE EXCHANGE NOTES

The terms of the exchange notes and the outstanding notes are identical in all material respects, except:

•	the exchange notes will have been registered under the Securities Act;

•	the exchange notes will not contain transfer restrictions and registration rights that relate to the outstanding notes; and

•
the exchange notes will not contain provisions relating to the payment of additional interest to the holders of the outstanding notes under the circumstances related to the timing of the exchange offer.

Any outstanding notes that remain outstanding after the exchange offer, together with the exchange notes issued in the exchange offer, will be treated as a single class of securities for voting purposes under the applicable indenture under which they were issued. You can find the definitions of certain terms used in this description under the subheading “Certain Definitions.” In this description, the words “Issuer” and “we”, “us” and “our” mean Berry Holding and not any of its subsidiaries. References to the “notes” refer to the original and exchange notes.

We issued $265.0 million in aggregate principal amount of the outstanding notes to the initial purchasers on February 16, 2006. The initial purchasers sold the outstanding notes to “qualified institutional buyers,” as defined in Rule 144A under the Securities Act. The terms of the exchange notes are substantially identical to the terms of the outstanding notes. However, the exchange notes are not subject to transfer restrictions, registration rights or additional interest provisions unless held by certain broker-dealers, affiliates of Berry Holding or certain other persons. See “The Exchange Offer—Transferability of the Exchange Notes.” In addition, we do not plan to list the exchange notes on any securities exchange or seek quotation on any automated quotation system. The outstanding notes are traded on Nasdaq’s PORTAL system.

For purposes of this summary, the term “notes” refers to both the outstanding notes and the exchange notes.

The following description is a summary of the material provisions of the indenture. It does not restate the indenture in its entirety. We urge you to read the indenture because it, and not this description, define your rights as holders of the notes. Copies of the indenture are available upon request to us at the address indicated under “Where You Can Find More Information About Us.” Certain defined terms used in this description but not defined below under “Certain Definitions” have the meanings assigned to them in the indenture.

The registered holder of a note will be treated as the owner of it for all purposes. Only registered holders will have rights under the indenture.

General

The outstanding notes are and the exchange notes will be issued under an indenture (the “indenture”), dated as of February 16, 2006, among the Issuer, the Note Guarantors, and Wells Fargo Bank, N.A., as Trustee. A copy of the executed indenture is filed as an exhibit to this registration statement. Copies of the indenture may be obtained from the Issuer upon request.

The following summary of certain provisions of the indenture and the notes does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the indenture, including the definitions of certain terms therein and those terms made a part thereof by the TIA. Capitalized terms used in this “Description of Notes” section and not otherwise defined have the meanings set forth in the section “Certain Definitions.”

We will issue the exchange notes with an initial aggregate principal amount of up to $265.0 million. We may issue additional notes from time to time after this offering. Any offering of additional notes is subject to the covenant described below under the caption “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.” The notes and any additional notes subsequently issued under the indenture will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase.

Principal of, premium, if any, and interest on the notes will be payable, and the notes may be exchanged or transferred, at the office or agency of the Issuer (which initially shall be the principal corporate trust office of the Trustee).

The notes will be issued only in fully registered form, without coupons, in denominations of $1,000 and any integral multiple of $1,000. No service charge will be made for any registration of transfer or exchange of notes, but the Issuer may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

Terms of the Notes

The exchange notes will be unsecured senior subordinated obligations of the Issuer and will mature on March 1, 2016. Each note will bear interest at the rate of 10.25% per annum from February 16, 2006 or from the most recent date to which interest has been paid or provided for, payable semiannually to holders of record at the close of business on February 15 or August 15 immediately preceding the interest payment date on March 1 and September 1 of each year, commencing September 1, 2006.

Optional Redemption

On or after March 1, 2011, the Issuer may redeem the notes at its option, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each holder’s registered address, at the following redemption prices (expressed as a percentage of principal amount), plus accrued and unpaid interest and additional interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on March 1 of the years set forth below:

Period	Redemption Price
2011	105.125%
2012	103.417%
2013	101.708%
2014 and thereafter	100.000%

In addition, prior to March 1, 2011, the Issuer may redeem the notes at its option, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each holder’s registered address, at a redemption price equal to 100% of the principal amount of the notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and additional interest, if any, to, the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

Notwithstanding the foregoing, at any time and from time to time on or prior to March 1, 2009, the Issuer may redeem in the aggregate up to 35% of the original aggregate principal amount of the notes (calculated after giving effect to any issuance of additional notes) with the net cash proceeds of one or more Equity Offerings (1) by the Issuer or (2) by any direct or indirect parent of the Issuer, in each case, to the extent the net cash proceeds thereof are contributed to the common equity capital of the Issuer or used to purchase Capital Stock (other than Disqualified Stock) of the Issuer from it, at a redemption price (expressed as a percentage of principal amount thereof) of 110.250%, plus accrued and unpaid interest and additional interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that at least 65% of the original aggregate principal amount of the notes (calculated after giving effect to any issuance of additional notes) must remain outstanding after each such redemption; provided, further, that such redemption shall occur within 90 days after the date on which any such Equity Offering is consummated upon not less than 30 nor more than 60 days’ notice mailed to each holder of notes being redeemed and otherwise in accordance with the procedures set forth in the indenture.

Notice of any redemption upon any Equity Offering may be given prior to the completion thereof, and any such redemption or notice may, at the Issuer’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of the related Equity Offering.

In the case of any partial redemption, selection of notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the notes are listed, or if the notes are not so listed, on a pro rata basis, by lot or by such other method as the Trustee shall deem fair and appropriate (and in such manner as complies with applicable legal requirements); provided that no notes of $1,000 or less shall be redeemed in part. If any note is to be redeemed in part only, the notice of redemption relating to such note shall state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original note. On and after the redemption date, interest will cease to accrue on notes or portions thereof called for redemption so long as the Issuer has deposited with the Paying Agent funds sufficient to pay the principal of, plus accrued and unpaid interest and additional interest (if any) on, the notes to be redeemed.

Ranking

The indebtedness evidenced by the notes will be unsecured senior subordinated Indebtedness of the Issuer, will be subordinated in right of payment, as set forth in the indenture, to all existing and future Senior Indebtedness of the Issuer, will rank pari passu in right of payment with all existing and future Pari Passu Indebtedness of the Issuer and will be senior in right of payment to all existing and future Subordinated Indebtedness of the Issuer. The notes will also be effectively subordinated to any Secured Indebtedness of the Issuer to the extent of the value of the assets securing such Secured Indebtedness. However, payment from the money or the proceeds of U.S. Government Obligations held in any defeasance trust described under “Defeasance” below is not subordinated to any Senior Indebtedness or subject to the restrictions described herein if the deposit of such money or U.S. Government Obligations into the defeasance trust did not otherwise violate the subordination provisions of the indenture.

The indebtedness evidenced by the Note Guarantees will be unsecured senior subordinated Indebtedness of the applicable Note Guarantor, will be subordinated in right of payment, as set forth in the indenture, to all existing and future Senior Indebtedness of such Note Guarantor, will rank pari passu in right of payment with all existing and future Pari Passu Indebtedness of such Note Guarantor and will be senior in right of payment to all existing and future Subordinated Indebtedness of such Note Guarantor. The Note Guarantees will also be effectively subordinated to any Secured Indebtedness of the applicable Note Guarantor to the extent of the value of the assets securing such Secured Indebtedness.

At December 30, 2006 on a pro forma basis,

(1)
the Issuer and its Subsidiaries had $1,974.6 million aggregate principal amount of Senior Indebtedness outstanding (excluding approximately $21.4 million of letters of credit and unused commitments and up to $378.6 million that may be borrowed under our revolving credit facility) subject to a borrowing base, all of which would have been Secured Indebtedness; and

(2)	the Issuer and its Subsidiaries had no Pari Passu Indebtedness outstanding (other than the notes), and no Subordinated Indebtedness outstanding.

Although the indenture contains limitations on the amount of additional Indebtedness that the Issuer and its Restricted Subsidiaries may Incur, under certain circumstances the amount of such Indebtedness could be substantial and, in any case, such Indebtedness may be Senior Indebtedness. See “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.”

A significant portion of the operations of the Issuer are conducted through its Subsidiaries. Unless the Subsidiary is a Note Guarantor, claims of creditors of such Subsidiaries, including trade creditors, and claims of preferred stockholders (if any) of such Subsidiaries generally will have priority with respect to the assets and earnings of such Subsidiaries over the claims of creditors of the Issuer, including holders of the notes. The notes, therefore, will be effectively subordinated to creditors (including trade creditors) and preferred stockholders (if any) of Subsidiaries of the Issuer that are not Note Guarantors. Although the indenture will limit the Incurrence of Indebtedness by and the issuance of Disqualified Stock and Preferred Stock of certain of the Issuer’s Subsidiaries, such limitation is subject to a number of significant qualifications. The Issuer’s Subsidiaries that are not Note Guarantors had $54.3 million of liabilities outstanding as of December 30, 2006.

“Senior Indebtedness” with respect to the Issuer or any of its Restricted Subsidiaries means all Indebtedness and any Receivables Repurchase Obligation of the Issuer or any such Restricted Subsidiary, including interest thereon (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Issuer or any Restricted Subsidiary of the Issuer at the rate specified in the documentation with respect thereto whether or not a claim for post-filing interest is allowed in such proceeding) and other amounts (including fees, expenses, reimbursement obligations under letters of credit and indemnities) owing in respect thereof, whether outstanding on the Issue Date or thereafter Incurred, unless in the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such obligations are subordinated in right of payment to any other Indebtedness of the Issuer or such Restricted Subsidiary, as applicable; provided, however, that Senior Indebtedness shall not include, as applicable:

(3)
any obligation of the Issuer to any Subsidiary of the Issuer (other than any Receivables Repurchase Obligation) or of any Subsidiary of the Issuer to the Issuer, or of any Subsidiary to the Issuer or any other Subsidiary of the Issuer,

(4)	any liability for U.S. federal, state, local or other taxes owed or owing by the Issuer or such Restricted Subsidiary,

(5)	any accounts payable or other liability to trade creditors (including guarantees thereof or instruments evidencing such liabilities),

(6)
any Indebtedness or obligation of the Issuer or any Restricted Subsidiary which is subordinate or junior in any respect to any other Indebtedness or obligation of the Issuer or such Restricted Subsidiary, as applicable, including any Pari Passu Indebtedness and any Subordinated Indebtedness,

(7)	any obligations with respect to any Capital Stock, or

(8)
any Indebtedness Incurred in violation of the indenture but, as to any such Indebtedness Incurred under the Credit Agreement, no such violation shall be deemed to exist for purposes of this clause (6) if the holders of such Indebtedness or their Representative shall have received an Officers’ Certificate to the effect that the Incurrence of such Indebtedness does not (or, in the case of a revolving credit facility thereunder, the Incurrence of the entire committed amount thereof at the date on which the initial borrowing thereunder is made would not) violate the indenture.

If any Senior Indebtedness is disallowed, avoided or subordinated pursuant to the provisions of Section 548 of Title 11 of the United States Code or any applicable state fraudulent conveyance law, such Senior Indebtedness nevertheless will constitute Senior Indebtedness.

Only Indebtedness of the Issuer or a Note Guarantor that is Senior Indebtedness will rank senior to the notes or the relevant Note Guarantee in accordance with the provisions of the indenture. The notes and each Note Guarantee will in all respects rank pari passu with all other Pari Passu Indebtedness of the Issuer and the relevant Note Guarantor, respectively.

The Issuer may not pay principal of, premium (if any) or interest on, the notes or make any deposit pursuant to the provisions described under “Defeasance” below and may not otherwise purchase, redeem or otherwise retire any notes (except that holders may receive and retain (a) Permitted Junior Securities and (b) payments made from the trust described under “Defeasance”) (collectively, “pay the notes”) if:

(1)
a default in the payment of the principal of, premium, if any, or interest on any Designated Senior Indebtedness of the Issuer occurs and is continuing or any other amount owing in respect of any Designated Senior Indebtedness of the Issuer is not paid when due, or

(2)	any other default on Designated Senior Indebtedness of the Issuer occurs and the maturity of such Designated Senior Indebtedness of the Issuer is accelerated in accordance with its terms,

unless, in either case, the default has been cured or waived and any such acceleration has been rescinded or such Designated Senior Indebtedness has been paid in full in cash.

However, the Issuer may pay the notes without regard to the foregoing if the Issuer and the Trustee receive written notice approving such payment from the Representative of the Designated Senior Indebtedness with respect to which either of the events set forth in clause (1) or (2) of the immediately preceding sentence has occurred and is continuing. During the continuance of any default (other than a default described in clause (1) or (2) of the second preceding sentence) with respect to any Designated Senior Indebtedness of the Issuer pursuant to which the maturity thereof may be accelerated immediately without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, the Issuer may not pay the notes for a period (a “Payment Blockage Period”) commencing upon the receipt by the Trustee (with a copy to the Issuer) of written notice (a “Blockage Notice”) of such default from the Representative of the Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period and ending 179 days thereafter (or earlier if such Payment Blockage Period is terminated (1) by written notice to the Trustee and the Issuer from the Person or Persons who gave such Blockage Notice; (2) by repayment in full in cash of such Designated Senior Indebtedness; or (3) because the default giving rise to such Blockage Notice is no longer continuing). Notwithstanding the provisions described in the immediately preceding sentence (but subject to the provisions contained in the first sentence of this paragraph and in the succeeding paragraph), unless the holders of such Designated Senior Indebtedness have or the Representative of such holders has accelerated the maturity of such Designated Senior Indebtedness or a payment default exists, the Issuer may resume payments on the notes after the end of such Payment Blockage Period. Not more than one Blockage Notice may be given in any consecutive 360-day period, irrespective of the number of defaults with respect to Designated Senior Indebtedness during such period. In no event, however, may the total number of days during which any Payment Blockage Period is in effect exceed 179 days in the aggregate during any 360 consecutive day period. For purposes of this paragraph, no default or event of default that existed or was continuing on the date of the commencement of any Payment Blockage Period with respect to the Designated Senior Indebtedness initiating such Payment Blockage Period shall be, or be made, the basis of the commencement of a subsequent Payment Blockage Period by the Representative of such Designated Senior Indebtedness, whether or not within a period of 360 consecutive days, unless such default or event of default shall have been cured or waived for a period of not less than 90 consecutive days (it being understood that any subsequent action or any breach of any financial covenants for a period commencing after the date of commencement of such Payment Blockage Period that, in either case, would give rise to an event of default pursuant to any provision of the Designated Senior Indebtedness under which an event of default previously existed or was continuing shall constitute a new event of default for this purpose).

Upon any payment or distribution of the assets of the Issuer upon a total or partial liquidation or dissolution or reorganization of or similar proceeding relating to the Issuer or its property, the holders of Senior Indebtedness of the Issuer will be entitled to receive payment in full in cash of the Senior Indebtedness (including interest accruing after, or which would accrue but for, the commencement of any such proceeding at the rate specified in the applicable Senior Indebtedness, whether or not a claim for such interest would be allowed) before the noteholders are entitled to receive any payment and until the Senior Indebtedness of the Issuer is paid in full in cash, any payment or distribution to which noteholders would be entitled but for the subordination provisions of the indenture will be made to holders of the Senior Indebtedness of the Issuer as their interests may appear (except that holders of notes may receive and retain (1) Permitted Junior Securities, and (2) payments made from the trust described under “Defeasance” so long as, on the date or dates the respective amounts were paid into the trust, such payments were made with respect to the notes without violating the subordination provisions described herein). If a distribution is made to noteholders that due to the subordination provisions of the indenture should not have been made to them, such noteholders are required to hold it in trust for the holders of Senior Indebtedness of the Issuer and pay it over to them as their interests may appear.

If payment of the notes is accelerated because of an Event of Default, the Issuer or the Trustee shall promptly notify the holders of the Designated Senior Indebtedness (or their Representative) of the acceleration.

By reason of such subordination provisions contained in the indenture, in the event of insolvency, creditors of the Issuer who are holders of Senior Indebtedness may recover more, ratably, than the noteholders, and creditors of the Issuer who are not holders of Senior Indebtedness or of Pari Passu Indebtedness (including the notes) may recover less, ratably, than holders of Senior Indebtedness and may recover more, ratably, than the holders of Pari Passu Indebtedness.

The indenture contains substantially similar subordination provisions relating to each Note Guarantor’s obligations under its Note Guarantee.

Note Guarantees

Each of the Issuer’s direct and indirect Restricted Subsidiaries that are Domestic Subsidiaries (unless such Subsidiary is a Receivable Subsidiary) on the Issue Date that (i) guarantee Indebtedness under the Credit Agreement or (ii) incurs any Indebtedness or issues any shares of Disqualified Stock permitted to be Incurred or issued pursuant to exceptions (a) and (b) described in “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” or not permitted to be Incurred by the provisions described in “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” will jointly and severally irrevocably and unconditionally guarantee on an unsecured senior subordinated basis (in the same manner and to the same extent that the notes are subordinated to Senior Indebtedness) the performance and punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all obligations of the Issuer under the indenture and the notes, whether for payment of principal of, premium, if any, or interest or additional interest on the notes, expenses, indemnification or otherwise (all such obligations guaranteed by such Note Guarantors being herein called the “Guaranteed Obligations”). Such Note Guarantors will agree to pay, in addition to the amount stated above, any and all expenses (including reasonable counsel fees and expenses) incurred by the Trustee or the holders in enforcing any rights under the Note Guarantees.

Each Note Guarantee will be limited in amount to an amount not to exceed the maximum amount that can be guaranteed by the applicable Note Guarantor without rendering the Note Guarantee, as it relates to such Note Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. After the Issue Date, the Issuer will cause each Restricted Subsidiary that is a Domestic Subsidiary (unless such Subsidiary is a Receivables Subsidiary) that Incurs or guarantees certain Indebtedness of the Issuer or any of its Restricted Subsidiaries or issues shares of Disqualified Stock to execute and deliver to the Trustee supplemental indentures pursuant to which such Restricted Subsidiary will guarantee payment of the notes on the same unsecured senior basis. See “Certain Covenants—Future Note Guarantors.”

Each Note Guarantee will be a continuing guarantee and shall:

(1)	remain in full force and effect until payment in full of all the Guaranteed Obligations;

(2)	subject to the next succeeding paragraph, be binding upon each such Note Guarantor and its successors; and

(3)	inure to the benefit of and be enforceable by the Trustee, the holders and their successors, transferees and assigns.

A Note Guarantee of a Note Guarantor will be automatically released upon:

(1)
(a) the sale, disposition or other transfer (including through merger or consolidation) of the Capital Stock (including any sale, disposition or other transfer following which the applicable Note Guarantor is no longer a Restricted Subsidiary), of the applicable Note Guarantor if such sale, disposition or other transfer is made in compliance with the indenture,

(b)
the Issuer designating such Note Guarantor to be an Unrestricted Subsidiary in accordance with the provisions set forth under “Certain Covenants—Limitation on Restricted Payments” and the definition of “Unrestricted Subsidiary,”

(c)
in the case of any Restricted Subsidiary which after the Issue Date is required to guarantee the notes pursuant to the covenant described under “Certain Covenants—Future Note Guarantors,” the release or discharge of the guarantee by such Restricted Subsidiary of Indebtedness of the Issuer or any Restricted Subsidiary of the Issuer or such Restricted Subsidiary or the repayment of the Indebtedness or Disqualified Stock, in each case, which resulted in the obligation to guarantee the notes, and

(d)
the Issuer’s exercise of its legal defeasance option or covenant defeasance option as described under “Defeasance,” or if the Issuer’s obligations under the indenture are discharged in accordance with the terms of the indenture; and

(2)
in the case of clause (1)(a) above, such Note Guarantor is released from its guarantees, if any, of, and all pledges and security, if any, granted in connection with, the Credit Agreement and any other Indebtedness of the Issuer or any Restricted Subsidiary of the Issuer.

A Note Guarantee also will be automatically released upon the applicable Subsidiary ceasing to be a Subsidiary as a result of any foreclosure of any pledge or security interest securing Bank Indebtedness or other exercise of remedies in respect thereof or if such Subsidiary is released from its guarantees of, and all pledges and security interests granted in connection with, the Credit Agreement and any other Indebtedness of the Issuer or any Restricted Subsidiary of the Issuer which results in the obligation to guarantee the notes.

Change of Control

Upon the occurrence of any of the following events (each, a “Change of Control”), each holder will have the right to require the Issuer to repurchase all or any part of such holder’s notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), except to the extent the Issuer has previously elected to redeem notes as described under “Optional Redemption”:

(1)
the sale, lease or transfer, in one or a series of related transactions, of all or substantially all the assets of the Issuer and its Subsidiaries, taken as a whole, to a Person other than any of the Permitted Holders; or

(2)
the Issuer becomes aware (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) of the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than any of the Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), of more than 50% of the total voting power of the Voting Stock of the Issuer or any direct or indirect parent of the Issuer; or

(3)
individuals who on the Issue Date constituted the Board of Directors of the Issuer (together with any new directors whose election by such Board of Directors of the Issuer or whose nomination for election by the stockholders of the Issuer was approved by (a) a vote of a majority of the directors of the Issuer then still in office who were either directors on the Issue Date or whose election or nomination for election was previously so approved or (b) the Permitted Holders) cease for any reason to constitute a majority of the Board of Directors of the Issuer then in office.

In the event that at the time of such Change of Control the terms of the Bank Indebtedness or other Senior Indebtedness restrict or prohibit the repurchase of notes pursuant to this covenant, then prior to the mailing of the notice to holders provided for in the immediately following paragraph but in any event within 30 days following any Change of Control, the Issuer shall:

(1)	repay in full all Bank Indebtedness and such Senior Indebtedness; or

(2)
obtain the requisite consent, if required, under the agreements governing the Bank Indebtedness and such Senior Indebtedness to permit the repurchase of the notes as provided for in the immediately following paragraph.

Within 30 days following any Change of Control, except to the extent that the Issuer has exercised its right to redeem the notes as described under “Optional Redemption,” the Issuer shall mail a notice (a “Change of Control Offer”) to each holder with a copy to the Trustee stating:

(1)
that a Change of Control has occurred and that such holder has the right to require the Issuer to purchase such holder’s notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any, to the date of purchase (subject to the right of holders of record on a record date to receive interest on the relevant interest payment date);

(2)	the circumstances and relevant facts and financial information regarding such Change of Control;

(3)	the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

(4)	the instructions determined by the Issuer, consistent with this covenant, that a holder must follow in order to have its notes purchased.

On the purchase date, the notes purchased by the Issuer under this provision will be delivered to the Trustee for cancellation, and the Issuer will pay the purchase price plus accrued and unpaid interest to the holders.

The Issuer will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by the Issuer and purchases all notes validly tendered and not withdrawn under such Change of Control Offer.

A Change of Control Offer may be made in advance of a Change of Control, and conditioned upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer. Notes repurchased by the Issuer pursuant to a Change of Control Offer will have the status of notes issued but not outstanding or will be retired and cancelled at the option of the Issuer. Notes purchased by a third party pursuant to the preceding paragraph will have the status of notes issued and outstanding.

The Issuer will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this paragraph by virtue thereof.

This Change of Control repurchase provision is a result of negotiations between the Issuer and the initial purchasers. The Issuer has no present intention to engage in a transaction involving a Change of Control, although it is possible that the Issuer could decide to do so in the future. Subject to the limitations discussed below, the Issuer could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect the Issuer’s capital structure or credit ratings.

The occurrence of events which would constitute a Change of Control would constitute a default under the Credit Agreement. Future Senior Indebtedness of the Issuer may contain prohibitions on certain events which would constitute a Change of Control or require such Senior Indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the holders of their right to require the Issuer to repurchase the notes could cause a default under such Senior Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Issuer. Finally, the Issuer’s ability to pay cash to the holders upon a repurchase may be limited by the Issuer’s then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

The definition of Change of Control includes a phrase relating to the sale, lease or transfer of “all or substantially all” the assets of the Issuer and its Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require the Issuer to repurchase such notes as a result of a sale, lease or transfer of less than all of the assets of the Issuer and its Subsidiaries taken as a whole to another Person or group may be uncertain.

Certain Covenants

The indenture contains covenants including, among others, the following:

Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock. The indenture provides that:

(1)
the Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness) or issue any shares of Disqualified Stock; and

(2)	the Issuer will not permit any of its Restricted Subsidiaries (other than a Note Guarantor) to issue any shares of Preferred Stock;

provided, however, that the Issuer and any Restricted Subsidiary that is a Note Guarantor or a Foreign Subsidiary may Incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock and any Restricted Subsidiary may issue shares of Preferred Stock, in each case if the Fixed Charge Coverage Ratio of the Issuer for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is Incurred or such Disqualified Stock or Preferred Stock is issued would have been at least 2.00 to 1.00 determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been Incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period.

The foregoing limitations will not apply to:

(a)
the Incurrence by the Issuer or its Restricted Subsidiaries of Indebtedness under the Credit Agreement and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof) up to an aggregate principal amount of $750.0 million outstanding at any one time;

(b)
the Incurrence by the Issuer, the Floating Rate Guarantors and the Note Guarantors of Indebtedness represented by the Floating Rate Loan, the Floating Rate Guarantees, the notes and the Note Guarantees;

(c)	Indebtedness existing on the Issue Date (other than Indebtedness described in clauses (a) and (b));

(d)
Indebtedness (including Capitalized Lease Obligations) Incurred by the Issuer or any of its Restricted Subsidiaries to finance (whether prior to or within 270 days after) the purchase, lease or improvement of property (real or personal) or equipment (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets (but no other material assets)) in an aggregate principal amount which, when aggregated with the principal amount of all other Indebtedness then outstanding that was Incurred pursuant to this clause (d), does not exceed the greater of $75.0 million and 4.0% of Total Assets at the time of Incurrence;

(e)
Indebtedness Incurred by the Issuer or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including without limitation letters of credit in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims; provided, however, that upon the drawing of such letters of credit, such obligations are reimbursed within 30 days following such drawing;

(f)
Indebtedness arising from agreements of the Issuer or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, Incurred in connection with the Acquisition or any other acquisition or disposition of any business, assets or a Subsidiary of the Issuer in accordance with the terms of the indenture, other than guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition;

(g)
Indebtedness of the Issuer to a Restricted Subsidiary; provided that any such Indebtedness owed to a Restricted Subsidiary that is not a Note Guarantor is subordinated in right of payment to the obligations of the Issuer under the notes; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Issuer or another Restricted Subsidiary) shall be deemed, in each case, to be an Incurrence of such Indebtedness;

(h)
shares of Preferred Stock of a Restricted Subsidiary issued to the Issuer or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary that holds such shares of Preferred Stock of another Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Issuer or another Restricted Subsidiary) shall be deemed, in each case, to be an issuance of shares of Preferred Stock;

(i)
Indebtedness of a Restricted Subsidiary to the Issuer or another Restricted Subsidiary; provided that if a Note Guarantor incurs such Indebtedness to a Restricted Subsidiary that is not a Note Guarantor such Indebtedness is subordinated in right of payment to the Note Guarantee of such Note Guarantor; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary lending such Indebtedness ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Issuer or another Restricted Subsidiary) shall be deemed, in each case, to be an Incurrence of such Indebtedness;

(j)
Hedging Obligations that are not incurred for speculative purposes: (1) for the purpose of fixing or hedging interest rate risk with respect to any Indebtedness that is permitted by the terms of the indenture to be outstanding; (2) for the purpose of fixing or hedging currency exchange rate risk with respect to any currency exchanges; or (3) for the purpose of fixing or hedging commodity price risk with respect to any commodity purchases or sales;

(k)	obligations in respect of performance, bid and surety bonds and completion guarantees provided by the Issuer or any Restricted Subsidiary in the ordinary course of business;

(l)
Indebtedness or Disqualified Stock of the Issuer or any Restricted Subsidiary of the Issuer not otherwise permitted hereunder in an aggregate principal amount, which when aggregated with the principal amount or liquidation preference of all other Indebtedness and Disqualified Stock then outstanding and Incurred pursuant to this clause (l), does not exceed $100.0 million at any one time outstanding (it being understood that any Indebtedness Incurred under this clause (l) shall cease to be deemed Incurred or outstanding for purposes of this clause (l) but shall be deemed Incurred for purposes of the first paragraph of this covenant from and after the first date on which the Issuer, or the Restricted Subsidiary, as the case may be, could have Incurred such Indebtedness under the first paragraph of this covenant without reliance upon this clause (l));

(m)
any guarantee by the Issuer or a Note Guarantor of Indebtedness or other obligations of the Issuer or any of its Restricted Subsidiaries so long as the Incurrence of such Indebtedness Incurred by the Issuer or such Restricted Subsidiary is permitted under the terms of the indenture; provided that if such Indebtedness is by its express terms subordinated in right of payment to the notes or the Note Guarantee of such Restricted Subsidiary, as applicable, any such guarantee of such Note Guarantor with respect to such Indebtedness shall be subordinated in right of payment to such Note Guarantor’s Note Guarantee with respect to the notes substantially to the same extent as such Indebtedness is subordinated to the notes or the Note Guarantee of such Restricted Subsidiary, as applicable;

(n)
the Incurrence by the Issuer or any of its Restricted Subsidiaries of Indebtedness or Disqualified Stock or Preferred Stock of a Restricted Subsidiary of the Issuer which serves to refund, refinance or defease any Indebtedness Incurred or Disqualified Stock or Preferred Stock issued as permitted under the first paragraph of this covenant and clauses (b), (c), (d), (o), (s) and (t) of this paragraph or any Indebtedness, Disqualified Stock or Preferred Stock Incurred to so refund or refinance such Indebtedness, Disqualified Stock or Preferred Stock, including any Indebtedness, Disqualified Stock or Preferred Stock Incurred to pay premiums and fees in connection therewith (subject to the following proviso, “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that such Refinancing Indebtedness:

(1)
has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is Incurred which is not less than the shorter of (x) the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being refunded or refinanced and (y) the Weighted Average Life to Maturity that would result if all payments of principal on the Indebtedness, Disqualified Stock and Preferred Stock being refunded or refinanced that were due on or after the date one year following the last maturity date of any notes then outstanding were instead due on such date one year following the last date of maturity of the notes;

(2)	has a Stated Maturity which is not earlier than the earlier of (x) the Stated Maturity of the Indebtedness being refunded or refinanced or (y) one year following the last maturity date of the notes;

(3)
to the extent such Refinancing Indebtedness refinances (a) Indebtedness junior to the notes or the Note Guarantee of such Restricted Subsidiary, as applicable, such Refinancing Indebtedness is junior to the notes or the Note Guarantee of such Restricted Subsidiary, as applicable, or (b) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness is Disqualified Stock or Preferred Stock;

(4)
is Incurred in an aggregate amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the aggregate amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced plus premium, fees and expenses Incurred in connection with such refinancing;

(5)
shall not include (x) Indebtedness of a Restricted Subsidiary of the Issuer that is not a Note Guarantor that refinances Indebtedness of the Issuer or a Restricted Subsidiary that is a Note Guarantor, or (y) Indebtedness of the Issuer or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary; and

(6)
in the case of any Refinancing Indebtedness Incurred to refinance Indebtedness outstanding under clause (d), (s) or (t), shall be deemed to have been Incurred and to be outstanding under such clause (d), (s) or (t), as applicable, and not this clause (n) for purposes of determining amounts outstanding under such clauses (d), (s) and (t);

provided, further, that subclauses (1) and (2) of this clause (n) will not apply to any refunding or refinancing of the notes or any Senior Indebtedness.

(o)
Indebtedness, Disqualified Stock or Preferred Stock of Persons that are acquired by the Issuer or any of its Restricted Subsidiaries or merged into a Restricted Subsidiary in accordance with the terms of the indenture; provided, however, that such Indebtedness, Disqualified Stock or Preferred Stock is not Incurred in contemplation of such acquisition or merger or to provide all or a portion of the funds or credit support required to consummate such acquisition or merger; provided, further, however, that after giving effect to such acquisition and the Incurrence of such Indebtedness either:

(1)	the Issuer would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first sentence of this covenant; or

(2)	the Fixed Charge Coverage Ratio would be greater than immediately prior to such acquisition;

(p)
Indebtedness Incurred by a Receivables Subsidiary in a Qualified Receivables Financing that is not recourse to the Issuer or any Restricted Subsidiary other than a Receivables Subsidiary (except for Standard Securitization Undertakings);

(q)
Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within two Business Days of its Incurrence;

(r)
Indebtedness of the Issuer or any Restricted Subsidiary supported by a letter of credit issued pursuant to the Credit Agreement, in a principal amount not in excess of the stated amount of such letter of credit;

(s)	Contribution Indebtedness;

(t)
Indebtedness of Restricted Subsidiaries that are not Note Guarantors Incurred for working capital purposes, provided, however, that the aggregate principal amount of Indebtedness Incurred under this clause (t), when aggregated with the principal amount of all other Indebtedness then outstanding and Incurred pursuant to this clause (t), does not exceed the greater of $15.0 million and 10% of the consolidated assets of the Restricted Subsidiaries that are not Note Guarantors; and

(u)
Indebtedness of the Issuer or any Restricted Subsidiary consisting of (x) the financing of insurance premiums or (y) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business.

For purposes of determining compliance with this covenant, in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock meets the criteria of more than one of the categories of permitted Indebtedness described in clauses (a) through (u) above or is entitled to be Incurred pursuant to the first paragraph of this covenant, the Issuer shall, in its sole discretion, classify or reclassify, or later divide, classify or reclassify, such item of Indebtedness in any manner that complies with this covenant; provided that all Indebtedness under the Credit Agreement outstanding on the Issue Date shall be deemed to have been Incurred pursuant to clause (a) and the Issuer shall not be permitted to reclassify all or any portion of such Indebtedness under the Credit Agreement outstanding on the Issue Date. Accrual of interest, the accretion of accreted value, the payment of interest in the form of additional Indebtedness with the same terms, the payment of dividends on Preferred Stock in the form of additional shares of Preferred Stock of the same class, accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be an Incurrence of Indebtedness for purposes of this covenant. Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be included in the determination of such amount of Indebtedness; provided that the Incurrence of the Indebtedness represented by such guarantee or letter of credit, as the case may be, was in compliance with this covenant.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term debt, or first committed or first Incurred (whichever yields the lower U.S. dollar equivalent), in the case of revolving credit debt; provided that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced.

Limitation on Restricted Payments. The indenture provides that the Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1)
declare or pay any dividend or make any distribution on account of the Issuer’s or any of its Restricted Subsidiaries’ Equity Interests, including any payment made in connection with any merger or consolidation involving the Issuer (other than (A) dividends or distributions by the Issuer payable solely in Equity Interests (other than Disqualified Stock) of the Issuer; or (B) dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly Owned Restricted Subsidiary, the Issuer or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities);

(2)	purchase or otherwise acquire or retire for value any Equity Interests of the Issuer or any direct or indirect parent of the Issuer;

(3)
make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case prior to any scheduled repayment or scheduled maturity, any Subordinated Indebtedness (other than the payment, redemption, repurchase, defeasance, acquisition or retirement of (A) Subordinated Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such payment, redemption, repurchase, defeasance, acquisition or retirement and (B) Indebtedness permitted under clauses (g) and (i) of the second paragraph of the covenant described under “Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”); or

(4)
make any Restricted Investment (all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(a)	no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

(b)
immediately after giving effect to such transaction on a pro forma basis, the Issuer could Incur $1.00 of additional Indebtedness under the provisions of the first paragraph of the covenant described under “Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; and

(c)
such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Issuer and its Restricted Subsidiaries after the Issue Date (including Restricted Payments permitted by clauses (1), (4) (only to the extent of one-half of the amounts paid pursuant to such clause), (6), (8) and (13) (only to the extent of one-half of the amounts paid pursuant to such clause) of the next succeeding paragraph, but excluding all other Restricted Payments permitted by the next succeeding paragraph), is less than the amount equal to the Cumulative Credit.

“Cumulative Credit” means the sum of (without duplication):

(1)
50% of the Consolidated Net Income of the Issuer for the period (taken as one accounting period, the “Reference Period”) from April 1, 2006 to the end of the Issuer’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit), plus

(2)
100% of the aggregate net proceeds, including cash and the Fair Market Value (as determined in accordance with the next succeeding sentence) of property other than cash, received by the Issuer after the Issue Date from the issue or sale of Equity Interests of the Issuer (excluding Refunding Capital Stock (as defined below), Designated Preferred Stock, Excluded Contributions, Disqualified Stock and the Cash Contribution Amount), including Equity Interests issued upon conversion of Indebtedness or upon exercise of warrants or options (other than an issuance or sale to a Subsidiary of the Issuer or an employee stock ownership plan or trust established by the Issuer or any of its Subsidiaries), plus

(3)	100% of the aggregate amount of contributions to the capital of the Issuer received in cash and the Fair Market Value (as determined in accordance with the next succeeding sentence) of property other than cash after the Issue Date (other than Excluded Contributions, Refunding Capital Stock, Designated Preferred Stock, Disqualified Stock and the Cash Contribution Amount), plus

(4)
the principal amount of any Indebtedness, or the liquidation preference or maximum fixed repurchase price, as the case may be, of any Disqualified Stock of the Issuer or any Restricted Subsidiary thereof issued after the Issue Date (other than Indebtedness or Disqualified Stock issued to a Restricted Subsidiary) which has been converted into or exchanged for Equity Interests in the Issuer (other than Disqualified Stock) or any direct or indirect parent of the Issuer (provided in the case of any parent, such Indebtedness or Disqualified Stock is retired or extinguished), plus

(5)
100% of the aggregate amount received by the Issuer or any Restricted Subsidiary in cash and the Fair Market Value (as determined in accordance with the next succeeding sentence) of property other than cash received by the Issuer or any Restricted Subsidiary from:

(A)
the sale or other disposition (other than to the Issuer or a Restricted Subsidiary of the Issuer) of Restricted Investments made by the Issuer and its Restricted Subsidiaries and from repurchases and redemptions of such Restricted Investments from the Issuer and its Restricted Subsidiaries by any Person (other than the Issuer or any of its Subsidiaries) and from repayments of loans or advances which constituted Restricted Investments (other than in each case to the extent that the Restricted Investment was made pursuant to clause (7) or (10) of the next succeeding paragraph),

(B)	the sale (other than to the Issuer or a Restricted Subsidiary of the Issuer) of the Capital Stock of an Unrestricted Subsidiary, or

(C)	a distribution or dividend from an Unrestricted Subsidiary, plus

(6)
in the event any Unrestricted Subsidiary of the Issuer has been redesignated as a Restricted Subsidiary or has been merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into, the Issuer or a Restricted Subsidiary of the Issuer, the Fair Market Value (as determined in accordance with the next succeeding sentence) of the Investment of the Issuer in such Unrestricted Subsidiary at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable), after taking into account any Indebtedness associated with the Unrestricted Subsidiary so designated or combined or any Indebtedness associated with the assets so transferred or conveyed (other than in each case to the extent that the designation of such Subsidiary as an Unrestricted Subsidiary was made pursuant to clause (7) or (10) of the next succeeding paragraph or constituted a Permitted Investment).

The Fair Market Value of property other than cash covered by clauses (2), (3), (4), (5) and (6) of the definition of “Cumulative Credit” shall be determined in good faith by the Issuer and

(A)	in the event of property with a Fair Market Value in excess of $7.5 million, shall be set forth in an Officers’ Certificate or

(B)	in the event of property with a Fair Market Value in excess of $15.0 million, shall be set forth in a resolution approved by at least a majority of the Board of Directors of the Issuer.

The foregoing provisions will not prohibit:

(1)	the payment of any dividend or distribution within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of the indenture;

(2)
(a)the repurchase, retirement or other acquisition of any Equity Interests (“Retired Capital Stock”) of the Issuer or any direct or indirect parent of the Issuer or Subordinated Indebtedness of the Issuer or any Note Guarantor in exchange for, or out of the proceeds of the substantially concurrent sale of, Equity Interests of the Issuer or contributions to the equity capital of the Issuer (other than any Disqualified Stock or any Equity Interests sold to a Subsidiary of the Issuer or to an employee stock ownership plan or any trust established by the Issuer or any of its Subsidiaries) (collectively, including any such contributions, “Refunding Capital Stock”); and

(b)the declaration and payment of accrued dividends on the Retired Capital Stock out of the proceeds of the substantially concurrent sale (other than to a Subsidiary of the Issuer or to an employee stock ownership plan or any trust established by the Issuer or any of its Subsidiaries) of Refunding Capital Stock;

(3)
the redemption, repurchase or other acquisition or retirement of Subordinated Indebtedness of the Issuer or any Note Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of the Issuer or a Note Guarantor which is Incurred in accordance with the covenant described under “Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” so long as

(a)
the principal amount of such new Indebtedness does not exceed the principal amount of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired for value (plus the amount of any premium required to be paid under the terms of the instrument governing the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired plus any fees incurred in connection therewith),

(b)	such Indebtedness is subordinated to the notes at least to the same extent as such Subordinated Indebtedness so purchased, exchanged, redeemed, repurchased, acquired or retired for value,

(c)
such Indebtedness has a final scheduled maturity date equal to or later than the earlier of (x) the final scheduled maturity date of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired or (y) one year following the Stated Maturity of the notes, and

(d)
such Indebtedness has a Weighted Average Life to Maturity at the time Incurred which is not less than the shorter of (x) the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired and (y) the Weighted Average Life to Maturity that would result if all payments of principal on the Subordinated Indebtedness being redeemed, repurchased, acquired or retired that were due on or after the date one year following the last maturity date of any notes then outstanding were instead due on such date one year following the last date of maturity of the notes;

(4)
the repurchase, retirement or other acquisition (or dividends to any direct or indirect parent of the Issuer to finance any such repurchase, retirement or other acquisition) for value of Equity Interests of the Issuer or any direct or indirect parent of the Issuer held by any future, present or former employee, director or consultant of the Issuer or any direct or indirect parent of the Issuer or any Subsidiary of the Issuer pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or other agreement or arrangement; provided, however, that the aggregate amounts paid under this clause (4) do not exceed $12.5 million in any calendar year (with unused amounts in any calendar year being permitted to be carried over for the two succeeding calendar years subject to a maximum payment (without giving effect to the following proviso) of $20.0 million in any calendar year); provided, further, however, that such amount in any calendar year may be increased by an amount not to exceed:

(a)
the cash proceeds received by the Issuer or any of its Restricted Subsidiaries from the sale of Equity Interests (other than Disqualified Stock) of the Issuer or any direct or indirect parent of the Issuer (to the extent contributed to the Issuer) to members of management, directors or consultants of the Issuer and its Restricted Subsidiaries or any direct or indirect parent of the Issuer that occurs after the Issue Date (provided that the amount of such cash proceeds utilized for any such repurchase, retirement, other acquisition or dividend will not increase the amount available for Restricted Payments under clause (c) of the immediately preceding paragraph); plus

(b)
the cash proceeds of key man life insurance policies received by the Issuer or any direct or indirect parent of the Issuer (to the extent contributed to the Issuer) or the Issuer’s Restricted Subsidiaries after the Issue Date;

provided that the Issuer may elect to apply all or any portion of the aggregate increase contemplated by clauses (a) and (b) above in any calendar year;

(5)
the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Stock of the Issuer or any of its Restricted Subsidiaries issued or incurred in accordance with the covenant described under “Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(6)
the declaration and payment of dividends or distributions (a) to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued after the Issue Date and (b) to any direct or indirect parent of the Issuer, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of any direct or indirect parent of the Issuer issued after the Issue Date; provided, however, that, (A) for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock, after giving effect to such issuance (and the payment of dividends or distributions) on a pro forma basis, the Issuer would have had a Fixed Charge Coverage Ratio of at least 2.00 to 1.00 and (B) the aggregate amount of dividends declared and paid pursuant to this clause (6) does not exceed the net cash proceeds actually received by the Issuer from any such sale of Designated Preferred Stock (other than Disqualified Stock) issued after the Issue Date;

(7)
Investments in Unrestricted Subsidiaries having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (7) that are at that time outstanding, not to exceed $25.0 million at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(8)
the payment of dividends on the Issuer’s common stock (or the payment of dividends to any direct or indirect parent of the Issuer, as the case may be, to fund the payment by any direct or indirect parent of the Issuer, as the case may be, of dividends on such entity’s common stock) of up to 6% per annum of the net proceeds received by the Issuer from any public offering of common stock of the Issuer or any direct or indirect parent of the Issuer;

(9)	Investments that are made with Excluded Contributions;

(10)	other Restricted Payments in an aggregate amount not to exceed $50.0 million;

(11)	the distribution, as a dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to the Issuer or a Restricted Subsidiary of the Issuer by, Unrestricted Subsidiaries;

(12)
the payment of dividends or other distributions to any direct or indirect parent of the Issuer in amounts required for such parent to pay U.S. federal, state or local income taxes (as the case may be) imposed directly on such parent to the extent such income taxes are attributable to the income of the Issuer and its Restricted Subsidiaries (including, without limitation, by virtue of such parent being the common parent of a consolidated or combined tax group of which the Issuer and/or its Restricted Subsidiaries are members);

(13)	the payment of dividends, other distributions or other amounts or the making of loans or advances by the Issuer, if applicable:

(a)
in amounts equal to the amounts required for any direct or indirect parent of the Issuer, if applicable, to pay fees and expenses (including franchise or similar taxes) required to maintain its corporate existence, customary salary, bonus and other benefits payable to, and indemnities provided on behalf of, officers and employees of any direct or indirect parent of the Issuer, if applicable, and general corporate overhead expenses of any direct or indirect parent of the Issuer, if applicable, in each case to the extent such fees and expenses are attributable to the ownership or operation of the Issuer, if applicable, and its Subsidiaries; and

(b)
in amounts equal to amounts required for any direct or indirect parent of the Issuer, if applicable, to pay interest and/or principal on Indebtedness the proceeds of which have been contributed to the Issuer or any of its Restricted Subsidiaries and that has been guaranteed by, or is otherwise considered Indebtedness of, the Issuer Incurred in accordance with the covenant described under “Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(14)	cash dividends or other distributions on the Issuer’s Capital Stock used to, or the making of loans to any direct or indirect parent of the Issuer to, fund the Transactions and the payment of fees and expenses incurred in connection with the Transactions or owed by the Issuer or any direct or indirect parent of the Issuer, as the case may be, or Restricted Subsidiaries of the Issuer to Affiliates, in each case to the extent permitted by the covenant described under “Transactions with Affiliates”;

(15)	repurchases of Equity Interests deemed to occur upon exercise of stock options if such Equity Interests represent a portion of the exercise price of such options;

(16)	purchases of receivables pursuant to a Receivables Repurchase Obligation in connection with a Qualified Receivables Financing and the payment or distribution of Receivables Fees;

(17)
the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness pursuant to the provisions similar to those described under the captions “Change of Control” and “Asset Sales”; provided that all notes tendered by holders of the notes in connection with a Change of Control or Asset Sale Offer, as applicable, have been repurchased, redeemed or acquired for value; and

(18)
any payments made, including any such payments made to any direct or indirect parent of the issuer to enable it to make payments, in connection with the consummation of the Transactions or as contemplated by the Acquisition Documents (other than payments to any Permitted Holder or any Affiliate thereof);

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (6), (7), (10) and (11), no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof.

As of the Issue Date, all of the Issuer’s Subsidiaries will be Restricted Subsidiaries. The Issuer will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Issuer and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the last sentence of the definition of “Investments.” Such designation will only be permitted if a Restricted Payment in such amount would be permitted at such time and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

Dividend and Other Payment Restrictions Affecting Subsidiaries. The indenture provides that the Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(a)
(i) pay dividends or make any other distributions to the Issuer or any of its Restricted Subsidiaries (1) on its Capital Stock; or (2) with respect to any other interest or participation in, or measured by, its profits; or (ii) pay any Indebtedness owed to the Issuer or any of its Restricted Subsidiaries;

(b)	make loans or advances to the Issuer or any of its Restricted Subsidiaries; or

(c)	sell, lease or transfer any of its properties or assets to the Issuer or any of its Restricted Subsidiaries;

except in each case for such encumbrances or restrictions existing under or by reason of:

(1)	contractual encumbrances or restrictions in effect on the Issue Date, including pursuant to the Credit Agreement and the other Senior Credit Documents;

(2)	the Floating Rate Loan, the indenture and the notes (and any exchange notes and guarantees thereof);

(3)	applicable law or any applicable rule, regulation or order;

(4)
any agreement or other instrument relating to Indebtedness of a Person acquired by the Issuer or any Restricted Subsidiary which was in existence at the time of such acquisition (but not created in contemplation thereof or to provide all or any portion of the funds or credit support utilized to consummate such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;

(5)
any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of assets of such Restricted Subsidiary pending the closing of such sale or disposition;

(6)
Secured Indebtedness otherwise permitted to be Incurred pursuant to the covenants described under “Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “Liens” that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(7)	restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(8)	customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business;

(9)	purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature discussed in clause (c) above on the property so acquired;

(10)
customary provisions contained in leases, licenses and other similar agreements entered into in the ordinary course of business that impose restrictions of the type described in clause (c) above on the property subject to such lease;

(11)
any encumbrance or restriction of a Receivables Subsidiary effected in connection with a Qualified Receivables Financing; provided, however, that such restrictions apply only to such Receivables Subsidiary;

(12)
other Indebtedness of any Restricted Subsidiary of the Issuer (i) that is a Note Guarantor that is Incurred subsequent to the Issue Date pursuant to the covenant described under “Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” or (ii) that is Incurred by a Foreign Subsidiary of the Issuer subsequent to the Issue Date pursuant to clause (d), (l) or (t) of the second paragraph of the covenant described under “Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(13)	any Restricted Investment not prohibited by the covenant described under “Limitation on Restricted Payments” and any Permitted Investment; or

(14)
any encumbrances or restrictions of the type referred to in clauses (a), (b) and (c) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (13) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Issuer, no more restrictive with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

For purposes of determining compliance with this covenant, (i) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock shall not be deemed a restriction on the ability to make distributions on Capital Stock and (ii) the subordination of loans or advances made to the Issuer or a Restricted Subsidiary of the Issuer to other Indebtedness Incurred by the Issuer or any such Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances.

Asset Sales. The indenture provides that the Issuer will not, and will not permit any of its Restricted Subsidiaries to, cause or make an Asset Sale, unless (x) the Issuer or any of its Restricted Subsidiaries, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value (as determined in good faith by the Issuer) of the assets sold or otherwise disposed of, and (y) at least 75% of the consideration therefor received by the Issuer or such Restricted Subsidiary, as the case may be, is in the form of Cash Equivalents; provided that the amount of:

(a)
any liabilities (as shown on the Issuer’s or such Restricted Subsidiary’s most recent balance sheet or in the notes thereto) of the Issuer or any Restricted Subsidiary of the Issuer (other than liabilities that are by their terms subordinated to the notes or any Note Guarantee) that are assumed by the transferee of any such assets,

(b)
any notes or other obligations or other securities or assets received by the Issuer or such Restricted Subsidiary of the Issuer from such transferee that are converted by the Issuer or such Restricted Subsidiary of the Issuer into cash within 180 days of the receipt thereof (to the extent of the cash received), and

(c)
any Designated Non-cash Consideration received by the Issuer or any of its Restricted Subsidiaries in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed the greater of 3% of Total Assets and $35.0 million at the time of the receipt of such Designated Non-cash Consideration (with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value) shall be deemed to be Cash Equivalents for the purposes of this provision.

Within 365 days after the Issuer’s or any Restricted Subsidiary of the Issuer’s receipt of the Net Proceeds of any Asset Sale, the Issuer or such Restricted Subsidiary of the Issuer may apply the Net Proceeds from such Asset Sale, at its option:

(1)
to permanently reduce Obligations under the Credit Agreement (and, in the case of revolving Obligations, to correspondingly reduce commitments with respect thereto) or other Senior Indebtedness or Pari Passu Indebtedness (provided that if the Issuer or any Note Guarantor shall so reduce Obligations under Pari Passu Indebtedness, the Issuer will equally and ratably reduce Obligations under the notes by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all holders to purchase at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any, the pro rata principal amount of notes) or Indebtedness of a Restricted Subsidiary that is not a Note Guarantor, in each case other than Indebtedness owed to the Issuer or an Affiliate of the Issuer,

(2)
to make an investment in any one or more businesses (provided that if such investment is in the form of the acquisition of Capital Stock of a Person, such acquisition results in such Person becoming a Restricted Subsidiary of the Issuer), assets, or property or capital expenditures, in each case used or useful in a Similar Business, and/or

(3)
to make an investment in any one or more businesses (provided that if such investment is in the form of the acquisition of Capital Stock of a Person, such acquisition results in such Person becoming a Restricted Subsidiary of the Issuer), properties or assets that replace the properties and assets that are the subject of such Asset Sale;

provided that (x) in the case of clauses (2) and (3) above, a binding commitment shall be treated as a permitted application of the Net Proceeds from the date of such commitment and, (y) in the event such binding commitment is later canceled or terminated for any reason before such Net Proceeds are so applied, the Issuer or such Restricted Subsidiary enters into another binding commitment within nine months of such cancellation or termination of the prior binding commitment; provided, further that the Issuer or such Restricted Subsidiary may only enter into such a commitment under clause (y) one time with respect to each Asset Sale. Pending the final application of any such Net Proceeds, the Issuer or such Restricted Subsidiary of the Issuer may temporarily reduce Indebtedness under a revolving credit facility, if any, or otherwise invest such Net Proceeds in Cash Equivalents or Investment Grade Securities. Any Net Proceeds from any Asset Sale that are not applied as provided and within the time period set forth in the first sentence of this paragraph (it being understood that any portion of such Net Proceeds used to make an offer to purchase notes, as described in clause (1) above, shall be deemed to have been invested whether or not such offer is accepted) will be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $15.0 million, the Issuer shall make an offer to all holders of notes (and, at the option of the Issuer, to holders of any Pari Passu Indebtedness) (an “Asset Sale Offer”) to purchase the maximum principal amount of notes (and such Pari Passu Indebtedness), that is an integral multiple of $1,000 that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof (or, in the event such Pari Passu Indebtedness was issued with significant original issue discount, 100% of the accreted value thereof), plus accrued and unpaid interest and additional interest, if any (or, in respect of such Pari Passu Indebtedness, such lesser price, if any, as may be provided for by the terms of such Pari Passu Indebtedness), to the date fixed for the closing of such offer, in accordance with the procedures set forth in the indenture. The Issuer will commence an Asset Sale Offer with respect to Excess Proceeds within ten (10) Business Days after the date that Excess Proceeds exceeds $15.0 million by mailing the notice required pursuant to the terms of the indenture, with a copy to the Trustee. To the extent that the aggregate amount of notes (and such Pari Passu Indebtedness) tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Issuer may use any remaining Excess Proceeds for general corporate purposes. If the aggregate principal amount of notes (and such Pari Passu Indebtedness) surrendered by holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the notes to be purchased in the manner described below. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations to the extent such laws or regulations are applicable in connection with the repurchase of the notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the indenture, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the indenture by virtue thereof.

If more notes (and such Pari Passu Indebtedness) are tendered pursuant to an Asset Sale Offer than the Issuer is required to purchase, selection of such notes for purchase will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which such notes are listed, or if such notes are not so listed, on a pro rata basis, by lot or by such other method as the Trustee shall deem fair and appropriate (and in such manner as complies with applicable legal requirements); provided that no notes of $1,000 or less shall be purchased in part. Selection of such Pari Passu Indebtedness will be made pursuant to the terms of such Pari Passu Indebtedness.

Notices of an Asset Sale Offer shall be mailed by first class mail, postage prepaid, at least 30 but not more than 60 days before the purchase date to each holder of notes at such holder’s registered address. If any note is to be purchased in part only, any notice of purchase that relates to such note shall state the portion of the principal amount thereof that has been or is to be purchased.

Transactions with Affiliates. The indenture provides that the Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction or series of transactions, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Issuer (each of the foregoing, an “Affiliate Transaction”) involving aggregate consideration in excess of $5.0 million, unless:

(a)
such Affiliate Transaction is on terms that are not materially less favorable to the Issuer or the relevant Restricted Subsidiary than those that could have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person; and

(b)
with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $20.0 million, the Issuer delivers to the Trustee a resolution adopted in good faith by the majority of the Board of Directors of the Issuer, approving such Affiliate Transaction and set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with clause (a) above.

The foregoing provisions will not apply to the following:

(1)
(a) transactions between or among the Issuer and/or any of its Restricted Subsidiaries and (b) any merger of the Issuer and any direct parent of the Issuer; provided that such parent shall have no material liabilities and no material assets other than cash, Cash Equivalents and the Capital Stock of the Issuer and such merger is otherwise in compliance with the terms of the indenture and effected for a bona fide business purpose;

(2)	Restricted Payments permitted by the provisions of the indenture described above under the covenant “Limitation on Restricted Payments” and Permitted Investments;

(3)
(x) the entering into of any agreement to pay, and the payment of, annual management, consulting, monitoring and advisory fees and expenses to the Sponsors in an aggregate amount in any fiscal year not to exceed the greater of (A) $2.5 million and (B) 1.5% of EBITDA of the Issuer and its Restricted Subsidiaries for the immediately preceding fiscal year; provided, however, that any payment not made in any fiscal year may be carried forward and paid in the following two fiscal years and (y) the payment of the present value of all amounts payable pursuant to any agreement described in clause 3(x) in connection with the termination of such agreement;

(4)
the payment of reasonable and customary fees and reimbursement of expenses paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of the Issuer or any Restricted Subsidiary or any direct or indirect parent of the Issuer;

(5)
payments by the Issuer or any of its Restricted Subsidiaries to the Sponsors made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures, which payments are (x) made pursuant to certain agreements between the Issuer and the Sponsors described in this prospectus or (y) approved by a majority of the Board of Directors of the Issuer in good faith;

(6)
transactions in which the Issuer or any of its Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Issuer or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (a) of the preceding paragraph;

(7)	payments or loans to employees or consultants which are approved by a majority of the Board of Directors of the Issuer in good faith;

(8)
any agreement as in effect as of the Issue Date or any amendment thereto (so long as any such agreement together with all amendments thereto, taken as a whole, is not more disadvantageous to the holders of the notes in any material respect than the original agreement as in effect on the Issue Date) or certain transaction specified in the indenture;

(9)
the existence of, or the performance by the Issuer or any of its Restricted Subsidiaries of its obligations under the terms of, Acquisition Documents, any stockholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Issue Date and any amendment thereto or similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Issuer or any of its Restricted Subsidiaries of its obligations under, any future amendment to any such existing agreement or under any similar agreement entered into after the Issue Date shall only be permitted by this clause (9) to the extent that the terms of any such existing agreement together with all amendments thereto, taken as a whole, or new agreement are not otherwise more disadvantageous to the holders of the notes in any material respect than the original agreement as in effect on the Issue Date;

(10)	the execution of the Transactions and the payment of all fees and expenses related to the Transactions, including fees to the Sponsors,

(11)	(a) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the indenture, which are fair to the Issuer and its Restricted Subsidiaries in the reasonable determination of the Board of Directors or the senior management of the Issuer, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party or (b) transactions with joint ventures or Unrestricted Subsidiaries entered into in the ordinary course of business;

(12)	any transaction effected as part of a Qualified Receivables Financing;

(13)	the issuance of Equity Interests (other than Disqualified Stock) of the Issuer to any Person;

(14)
the issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock option and stock ownership plans or similar employee benefit plans approved by the Board of Directors of the Issuer or any direct or indirect parent of the Issuer or of a Restricted Subsidiary of the Issuer, as appropriate, in good faith;

(15)	the entering into of any tax sharing agreement or arrangement and any payments permitted by clause (12) of the second paragraph of the covenant described under “Limitation on Restricted Payments”;

(16)	any contribution to the capital of the Issuer;

(17)	transactions permitted by, and complying with, the provisions of the covenant described under “Merger, Consolidation or Sale of All or Substantially All Assets”;

(18)
transactions between the Issuer or any of its Restricted Subsidiaries and any Person, a director of which is also a director of the Issuer or any direct or indirect parent of the Issuer; provided, however, that such director abstains from voting as a director of the Issuer or such direct or indirect parent, as the case may be, on any matter involving such other Person;

(19)	pledges of Equity Interests of Unrestricted Subsidiaries; and

(20)	any employment agreements entered into by the Issuer or any of its Restricted Subsidiaries in the ordinary course of business.

Liens. The indenture provides that the Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur or suffer to exist any Lien on any asset or property of the Issuer or such Restricted Subsidiary of the Issuer, or any income or profits therefrom, or assign or convey any right to receive income therefrom, that secures any Indebtedness of the Issuer or any Note Guarantor unless the notes are equally and ratably secured with (or on a senior basis to, in the case of obligations subordinated in right of payment to the notes) the obligations so secured until such time as such obligations are no longer secured by a Lien. The preceding sentence will not require the Issuer or any Restricted Subsidiary of the Issuer to secure the notes if the Lien consists of a Permitted Lien; provided that any Lien which is granted to secure the notes or such Note Guarantee under this covenant shall be automatically released and discharged at the same time as the release of the Lien that gave rise to the obligation to secure the notes or such Note Guarantee under this covenant.

Limitation on Other Senior Subordinated Indebtedness. The indenture provides that the Issuer will not, and will not permit any Note Guarantor to, directly or indirectly, Incur any Indebtedness

(including Acquired Indebtedness) that is subordinate in right of payment to any Indebtedness of the Issuer or any Indebtedness of any such Note Guarantor, as the case may be, unless such Indebtedness is either:

(1)	pari passu in right of payment with the notes or such Note Guarantor’s Note Guarantee, as the case may be, or

(2)	subordinate in right of payment to the notes or such Note Guarantor’s Note Guarantee, as the case may be.

Reports and Other Information. The indenture provides that notwithstanding that the Issuer may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, the Issuer will file with the SEC (and provide the Trustee and holders with copies thereof, without cost to each holder, within 15 days after it files them with the SEC),

(1)
within 90 days after the end of each fiscal year (or such shorter period as may be required by the SEC), annual reports on Form 10-K (or any successor or comparable form) containing the information required to be contained therein (or required in such successor or comparable form),

(2)
within 45 days after the end of each of the first three fiscal quarters of each fiscal year (or such shorter period as may be required by the SEC), reports on Form 10-Q (or any successor or comparable form) containing the information required to be contained therein (or required in such successor or comparable form),

(3)
promptly from time to time after the occurrence of an event required to be therein reported (and in any event within the time period specified for filing current reports on Form 8-K by the SEC), such other reports on Form 8-K (or any successor or comparable form), and

(4)	any other information, documents and other reports which the Issuer would be required to file with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act;

provided, however, that the Issuer shall not be so obligated to file such reports with the SEC if the SEC does not permit such filing, in which event the Issuer will make available such information to the Trustee and the holders, in each case within 15 days after the time the Issuer would be required to file such information with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act.

In the event that:

(a)	the rules and regulations of the SEC permit the Issuer and any direct or indirect parent of the Issuer to report at such parent entity’s level on a consolidated basis and

(b)	such parent entity of the Issuer is not engaged in any business in any material respect other than incidental to its ownership, directly or indirectly, of the capital stock of the Issuer,

such consolidated reporting at such parent entity’s level in a manner consistent with that described in this covenant for the Issuer will satisfy this covenant.

In addition, the Issuer has agreed that, for so long as any notes remain outstanding during any period when it is not subject to Section 13 or 15(d) of the Exchange Act, or otherwise permitted to furnish the SEC with certain information pursuant to Rule 12g3-2(b) of the Exchange Act, it will furnish to the holders of the notes upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Notwithstanding the foregoing, the Issuer will be deemed to have furnished such reports referred to above to the Trustee and the holders if the Issuer has filed such reports with the SEC via the EDGAR filing system and such reports are publicly available. In addition, such requirements shall be deemed satisfied prior to the commencement of the exchange offer covered by this prospectus by the filing with the SEC of the exchange offer registration statement and/or shelf registration statement in accordance with the provisions of such registration rights agreement, and any amendments thereto, with such financial information that satisfies Regulation S-X of the Securities Act and such registration statement and/or amendments thereto are filed at times that otherwise satisfy the time requirements set forth in the first paragraph of the description of this covenant.

In the event that any direct or indirect parent of the Issuer is or becomes a Note Guarantor of the notes, the indenture will permit the Issuer to satisfy its obligations in this covenant with respect to financial information relating to the Issuer by furnishing financial information relating to such direct or indirect parent; provided that the same is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such direct or indirect parent and any of its Subsidiaries other than the Issuer and its Subsidiaries, on the one hand, and the information relating to the Issuer, the Note Guarantors and the other Subsidiaries of the Issuer on a standalone basis, on the other hand.

Future Note Guarantors. The indenture provides that the Issuer will cause each Restricted Subsidiary that is a Domestic Subsidiary (unless such Subsidiary is a Receivables Subsidiary) that

(a)	guarantees any Indebtedness of the Issuer or any of its Restricted Subsidiaries, or

(b)
incurs any Indebtedness or issues any shares of Disqualified Stock permitted to be Incurred or issued pursuant to clauses (a) or (l) of the second paragraph of the covenant described under “Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” or not permitted to be Incurred by such covenant to execute and deliver to the Trustee a supplemental indenture pursuant to which such Subsidiary will guarantee payment of the notes. Each Note Guarantee will be limited to an amount not to exceed the maximum amount that can be guaranteed by that Restricted Subsidiary without rendering the Note Guarantee, as it relates to such Restricted Subsidiary, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

Each Note Guarantee shall be released in accordance with the provisions of the indenture described under “Note Guarantees.”

Merger, Consolidation or Sale of All or Substantially All Assets

The indenture provides that the Issuer may not, directly or indirectly, consolidate or merge with or into or wind up or convert into (whether or not the Issuer is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to any Person unless:

(1)
the Issuer is the surviving person or the Person formed by or surviving any such consolidation, merger, winding up or conversion (if other than the Issuer) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (the Issuer or such Person, as the case may be, being herein called the “Successor Company”); provided that in the case where the surviving Person is not a corporation, a co-obligor of the notes is a corporation;

(2)
the Successor Company (if other than the Issuer) expressly assumes all the obligations of the Issuer under the indenture and the notes pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the Trustee;

(3)
immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any of its Restricted Subsidiaries as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction) no Default or Event of Default shall have occurred and be continuing;

(4)	immediately after giving pro forma effect to such transaction, as if such transaction had occurred at the beginning of the applicable four-quarter period, either

(a)
the Successor Company would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first sentence of the covenant described under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; or

(b)
the Fixed Charge Coverage Ratio for the Successor Company and its Restricted Subsidiaries would be greater than such ratio for the Issuer and its Restricted Subsidiaries immediately prior to such transaction;

(5)
each Note Guarantor, unless it is the other party to the transactions described above, shall have by supplemental indenture confirmed that its Note Guarantee shall apply to such Person’s obligations under the indenture and the notes; and

(6)
the Issuer shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures (if any) comply with the indenture.

The Successor Company will succeed to, and be substituted for, the Issuer under the indenture and the notes. Notwithstanding the foregoing clauses (3) and (4), (a) any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to the Issuer or to another Restricted Subsidiary, and (b) the Issuer may merge with an Affiliate incorporated solely for the purpose of reincorporating the Issuer in another state of the United States, or may convert into a limited liability company, so long as the amount of Indebtedness of the Issuer and its Restricted Subsidiaries is not increased thereby.

The indenture further provides that subject to certain provisions in the indenture governing release of a Note Guarantee upon the sale or disposition of a Restricted Subsidiary of the Issuer that is a Note Guarantor, each Note Guarantor will not, and the Issuer will not permit any Note Guarantor to, consolidate or merge with or into or wind up into (whether or not such Note Guarantor is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any Person (other than any such sale, assignment, transfer, lease, conveyance or disposition in connection with the Transactions) unless:

(1)
such Note Guarantor is the surviving Person or the Person formed by or surviving any such consolidation or merger (if other than such Note Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Note Guarantor or such Person, as the case may be, being herein called the “Successor Note Guarantor”);

(2)
the Successor Note Guarantor (if other than such Note Guarantor) expressly assumes all the obligations of such Note Guarantor under the indenture and such Note Guarantors’ Note Guarantee pursuant to a supplemental indenture or other documents or instruments in form reasonably satisfactory to the Trustee; and

(3)
the Successor Note Guarantor (if other than such Note Guarantor) shall have delivered or caused to be delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the indenture.

Subject to certain limitations described in the indenture, the Successor Note Guarantor will succeed to, and be substituted for, such Note Guarantor under the indenture and such Note Guarantor’s Note Guarantee. Notwithstanding the foregoing, (1) a Note Guarantor may merge with an Affiliate incorporated solely for the purpose of reincorporating such Note Guarantor in another state of the United States, so long as the amount of Indebtedness of the Note Guarantor is not increased thereby and (2) a Note Guarantor may merge with another Note Guarantor or the Issuer.

Notwithstanding the foregoing, any Note Guarantor may consolidate or merge with or into or wind up into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets (collectively, a “Transfer”) to, (x) the Issuer or any Note Guarantor or (y) any Restricted Subsidiary of the Issuer that is not a Note Guarantor; provided that at the time of each such Transfer pursuant to clause (y) the aggregate amount of all such Transfers since the Issue Date shall not exceed 5% of the consolidated assets of the Issuer and the Note Guarantors as shown on the most recent available balance sheet of the Issuer and the Restricted Subsidiaries after giving effect to each such Transfer and including all Transfers occurring from and after the Issue Date (excluding Transfers in connection with the Transactions).

Defaults

An Event of Default is defined in the indenture as:

(1)	a default in any payment of interest on any note when due, whether or not prohibited by the provisions described under “Ranking” above, continued for 30 days,

(2)
a default in the payment of principal or premium, if any, of any note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise, whether or not prohibited by the provisions described under “Ranking” above,

(3)	the failure by the Issuer to comply with its obligations under the covenant described under “Merger, Consolidation or Sale of All or Substantially All Assets” above,

(4)
the failure by the Issuer or any of its Restricted Subsidiaries to comply with any of its agreements in the notes or the indenture (other than those referred to in clauses (1), (2) or (3) above) and such failure continues for 60 days after the notice of default is delivered to the issuer by the Trustee or holders of at least 25% in aggregate principal amount of the notes (the “breach of agreement provision”),

(5)
the failure by the Issuer or any Significant Subsidiary to pay any Indebtedness (other than Indebtedness owing to the Issuer or a Restricted Subsidiary of the Issuer) within any applicable grace period after final maturity or the acceleration of any such Indebtedness by the holders thereof because of a default, in each case, if the total amount of such Indebtedness unpaid or accelerated exceeds $20.0 million or its foreign currency equivalent (the “cross-acceleration provision”),

(6)	certain events of bankruptcy, insolvency or reorganization of the Issuer or a Significant Subsidiary (the “bankruptcy provisions”),

(7)
failure by the Issuer or any Significant Subsidiary to pay final judgments aggregating in excess of $20.0 million or its foreign currency equivalent (net of any amounts which are covered by enforceable insurance policies issued by solvent carriers), which judgments are not discharged, waived or stayed for a period of 60 days (the “judgment default provision”), or

(8)
any Note Guarantee of a Significant Subsidiary ceases to be in full force and effect (except as contemplated by the terms thereof) or any Note Guarantor denies or disaffirms its obligations under the indenture or any Note Guarantee and such Default continues for 10 days.

The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

However, a default under clause (4) will not constitute an Event of Default until the Trustee or the holders of 25% in principal amount of outstanding notes notify the Issuer of the default and the Issuer does not cure such default within the time specified in clause (4) hereof after receipt of such notice.

The Issuer is required to deliver to the Trustee, within five business days after the occurrence thereof, written notice of any event which is, or with the giving of notice or the lapse of time or both would become, an Event of Default, its status and what action the Issuer is taking or proposes to take with respect to such event.

If an Event of Default (other than a Default relating to certain events of bankruptcy, insolvency or reorganization of the Issuer) occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of outstanding notes by notice to the Issuer may declare the principal of, premium, if any, and accrued but unpaid interest on all the notes to be due and payable; provided, however, that so long as any Bank Indebtedness remains outstanding, no such acceleration shall be effective until the earlier of (1) five Business Days after the giving of written notice to the Issuer and the Representative under the Credit Agreement and (2) the day on which any Bank Indebtedness is accelerated. Upon such a declaration, such principal and interest will be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Issuer occurs, the principal of, premium, if any, and interest on all the notes will become immediately due and payable without any declaration or other act on the part of the Trustee or any holders. Under certain circumstances, the holders of a majority in principal amount of outstanding notes may rescind any such acceleration with respect to the notes and its consequences.

In the event of any Event of Default specified in clause (5) of the first paragraph above, such Event of Default and all consequences thereof (excluding, however, any resulting payment default) will be annulled, waived and rescinded, automatically and without any action by the Trustee or the holders of the notes, if within 20 days after such Event of Default arose the Issuer delivers an Officers’ Certificate to the Trustee stating that (x) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged or (y) the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default or (z) the default that is the basis for such Event of Default has been cured, it being understood that in no event shall an acceleration of the principal amount of the notes as described above be annulled, waived or rescinded upon the happening of any such events.

Subject to the provisions of the indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the holders unless such holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder may pursue any remedy with respect to the indenture or the notes unless:

(1)	such holder has previously given the Trustee notice that an Event of Default is continuing,

(2)	holders of at least 25% in principal amount of the outstanding notes have requested the Trustee to pursue the remedy,

(3)	such holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense,

(4)	the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity, and

(5)	the holders of a majority in principal amount of the outstanding notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, the holders of a majority in principal amount of outstanding notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder or that would involve the Trustee in personal liability. Prior to taking any action under the indenture, the Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

The indenture provides that if a Default occurs and is continuing and is actually known to the Trustee, the Trustee must mail to each holder of notes notice of the Default within the earlier of 90 days after it occurs or 30 days after it is actually known to a Trust Officer or written notice of it is received by the Trustee. Except in the case of a Default in the payment of principal of, premium (if any) or interest on any note, the Trustee may withhold notice if and so long as a committee of its Trust Officers in good faith determines that withholding notice is in the interests of the noteholders.

The Issuer is required to deliver to the Trustee, within 120 days after the end of each fiscal year, beginning with the fiscal year ended on December 31, 2006, an Officers’ Certificate stating that in the course of the performance by the signer of their duties as Officers of the Issuer they would normally have knowledge of any Default and whether the signer know of any Default that occurred during the previous fiscal year. The certificate identifying a Default must address the status of the Event of Default and what action the Issuer is taking or proposes to take in respect to the Event of Default.

Amendments and Waivers

Subject to certain exceptions, the indenture may be amended with the consent of the holders of a majority in principal amount of the notes then outstanding and any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the notes then outstanding. However, without the consent of each holder of an outstanding note affected, no amendment may, among other things:

(1)	reduce the amount of notes whose holders must consent to an amendment,

(2)	reduce the rate of or extend the time for payment of interest on any note,

(3)	reduce the principal of or change the Stated Maturity of any note,

(4)	reduce the premium payable upon the redemption of any note or change the time at which any note may be redeemed as described under “Optional Redemption” above,

(5)	make any note payable in money other than that stated in such note,

(6)	make any change to the subordination provisions of the indenture that adversely affects the rights of any holder,

(7)
impair the right of any holder to receive payment of principal of, premium, if any, and interest on such holder’s notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s notes,

(8)	make any change in the amendment provisions which require each holder’s consent or in the waiver provisions, or

(9)	modify any Note Guarantee in any manner adverse to the holders.

Without the consent of any holder, the Issuer and Trustee may amend the indenture to cure any ambiguity, omission, defect or inconsistency, to provide for the assumption by a successor corporation, partnership or limited liability company of the obligations of the Issuer under the indenture, to provide for uncertificated notes in addition to or in place of certificated notes (provided that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated notes are described in Section 163(f)(2)(B) of the Code), to make any change in provisions described under “Ranking” and “Note Guarantee” that would limit or terminate the benefits available to any holder of Senior Indebtedness of the issuer or a Note Guarantor, respectively, to add a Note Guarantee with respect to the notes, to secure the notes, to add to the covenants of the Issuer for the benefit of the holders or to surrender any right or power conferred upon the Issuer, to make any change that does not adversely affect the rights of any holder, to comply with any requirement of the SEC in connection with the qualification of the indenture under the TIA to effect any provision of the indenture or to make certain changes to the indenture to provide for the issuance of additional notes.

The consent of the noteholders is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

After an amendment under the indenture becomes effective, the Issuer is required to mail to the respective noteholders a notice briefly describing such amendment. However, the failure to give such notice to all noteholders entitled to receive such notice, or any defect therein, will not impair or affect the validity of the amendment.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or holder of any equity interests in the Issuer or any direct or indirect parent corporation, as such, will have any liability for any obligations of the Issuer under the notes, the indenture, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the U.S. federal securities laws.

Transfer and Exchange

A noteholder may transfer or exchange notes in accordance with the indenture. Upon any transfer or exchange, the registrar and the Trustee may require a noteholder, among other things, to furnish appropriate endorsements and transfer documents and the Issuer may require a noteholder to pay any taxes required by law or permitted by the indenture. The Issuer is not required to transfer or exchange any note selected for redemption or to transfer or exchange any note for a period of 15 days prior to a selection of notes to be redeemed. The notes will be issued in registered form and the registered holder of a note will be treated as the owner of such note for all purposes.

Satisfaction and Discharge

The indenture will be discharged and will cease to be of further effect (except as to surviving rights of registration or transfer or exchange of notes, as expressly provided for in the indenture) as to all outstanding notes when:

(1)
either (a) all the notes theretofore authenticated and delivered (except lost, stolen or destroyed notes which have been replaced or paid and notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Issuer and thereafter repaid to the Issuer or discharged from such trust) have been delivered to the Trustee for cancellation or (b) all of the notes (i) have become due and payable, (ii) will become due and payable at their stated maturity within one year or (iii) if redeemable at the option of the Issuer, are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer, and the Issuer has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the notes to the date of deposit together with irrevocable instructions from the Issuer directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

(2)	the Issuer and/or the Note Guarantors have paid all other sums payable under the indenture; and

(3)
the Issuer has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel stating that all conditions precedent under the indenture relating to the satisfaction and discharge of the indenture have been complied with.

Defeasance

The Issuer at any time may terminate all its obligations under the notes and the indenture (“legal defeasance”), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the notes, to replace mutilated, destroyed, lost or stolen notes and to maintain a registrar and paying agent in respect of the notes. In addition, the Issuer at any time may terminate its obligations under the covenants described under “Certain Covenants,” the operation of the breach of agreement provision, cross-acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries, the judgment default provision and the note guarantee default provision described under “Defaults” and the undertakings and covenants contained under “Change of Control” and “Merger, Consolidation or Sale of All or Substantially All Assets” (“covenant defeasance”). If the Issuer exercises its legal defeasance option or its covenant defeasance option, each Note Guarantor will be released from all of its obligations with respect to its Note Guarantee.

The Issuer may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Issuer exercises its legal defeasance option, payment of the notes may not be accelerated because of an Event of Default with respect thereto. If the Issuer exercises its covenant defeasance option, payment of the notes may not be accelerated because of an Event of Default specified in clause (3), (4), (5) or (6) with respect only to Significant Subsidiaries, (7) or (8) under “Defaults” or because of the failure of the Issuer to comply with the provisions of the indenture described under “Merger, Consolidation or Sale of All or Substantially All Assets.”

In order to exercise either defeasance option, the Issuer must irrevocably deposit in trust (the “defeasance trust”) with the Trustee money or U.S. Government Obligations for the payment of principal, premium (if any) and interest on notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that holders of the notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such deposit and defeasance and will be subject to U.S. federal in come tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or change in applicable U.S. federal income tax law).

Concerning the Trustee

Wells Fargo Bank, N.A. is the Trustee under the indenture and has been appointed by the Issuer as Registrar and a Paying Agent with regard to the notes.

Governing Law

The indenture provides that it and the notes will be governed by, and construed in accordance with, the laws of the State of New York.

Certain Definitions

“Acquired Indebtedness” means, with respect to any specified Person:

(1)	Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, and

(2)	Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Acquisition” means the acquisition by the Issuer of all of the outstanding right, title and interests in and to the assets (other than certain excluded assets) of, and all of the issued and outstanding shares of capital stock or partnership interests, as applicable, of, the Seller’s subsidiaries relating to the adhesives, coated products and plastics businesses and L tape product line pursuant to the terms of the Stock and Asset Purchase Agreement.

“Acquisition Documents” means the Stock and Asset Purchase Agreement and any other document entered into in connection therewith, in each case as amended, supplemented or modified from time to time.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Applicable Premium” means, with respect to any note on any applicable redemption date, the greater of:

(1)	1% of the then outstanding principal amount of the note; and

(2)	the excess of:

(a)
the present value at such redemption date of (i) the redemption price of the note, at March 1, 2011 (such redemption price being set forth in the applicable table appearing above under “Optional Redemption”) plus (ii) all required interest payments due on the note through March 1, 2011 (excluding accrued but unpaid interest), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b)	the then outstanding principal amount of the note.

“Asset Sale” means:

(1)
the sale, conveyance, transfer or other disposition (whether in a single transaction or a series of related transactions) of property or assets (including by way of a Sale/Leaseback Transaction) outside the ordinary course of business of the Issuer or any Restricted Subsidiary of the Issuer (each referred to in this definition as a “disposition”) or

(2)
the issuance or sale of Equity Interests (other than directors’ qualifying shares and shares issued to foreign nationals or other third parties to the extent required by applicable law) of any Restricted Subsidiary (other than to the Issuer or another Restricted Subsidiary of the Issuer) (whether in a single transaction or a series of related transactions), in each case other than:

(a)	a disposition of Cash Equivalents or Investment Grade Securities or obsolete or worn out equipment in the ordinary course of business;

(b)
the disposition of all or substantially all of the assets of the Issuer in a manner permitted pursuant to the provisions described above under “Merger, Consolidation or Sale of All or Substantially All Assets” or any disposition that constitutes a Change of Control;

(c)	any Restricted Payment or Permitted Investment that is permitted to be made, and is made, under the covenant described above under “Certain Covenants—Limitation on Restricted Payments”;

(d)
any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary, which assets or Equity Interests so disposed or issued have an aggregate Fair Market Value of less than $7.5 million;

(e)
any disposition of property or assets, or the issuance of securities, by a Restricted Subsidiary of the Issuer to the Issuer or by the Issuer or a Restricted Subsidiary of the Issuer to a Restricted Subsidiary of the Issuer;

(f)
any exchange of assets for assets related to a Similar Business of comparable or greater market value, as determined in good faith by the Issuer, which in the event of an exchange of assets with a Fair Market Value in excess of (1) $7.5 million shall be evidenced by an Officers’ Certificate, and (2) $15.0 million shall be set forth in a resolution approved in good faith by at least a majority of the Board of Directors of the Issuer;

(g)	foreclosure on assets of the Issuer or any of its Restricted Subsidiaries;

(h)	any sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(i)	the lease, assignment or sublease of any real or personal property in the ordinary course of business;

(j)
a sale of accounts receivable and related assets of the type specified in the definition of “Receivables Financing” to a Receivables Subsidiary in a Qualified Receivables Financing or in factoring or similar transactions;

(k)
a transfer of accounts receivable and related assets of the type specified in the definition of “Receivables Financing” (or a fractional undivided interest therein) by a Receivables Subsidiary in a Qualified Receivables Financing;

(l)	the grant in the ordinary course of business of any licenses of patents, trademarks, knowhow and any other intellectual property; and

(m)	the sale of any property in a Sale/Leaseback Transaction within six months of the acquisition of such property.

“Bank Indebtedness” means any and all amounts payable under or in respect of the Credit Agreement and the other Senior Credit Documents as amended, restated, supplemented, waived, replaced, restructured, repaid, refunded, refinanced or otherwise modified from time to time (including after termination of the Credit Agreement), including principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Issuer whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect thereof.

“Board of Directors” means, as to any Person, the board of directors or managers, as applicable, of such Person (or, if such Person is a partnership, the board of directors or other governing body of the general partner of such Person) or any duly authorized committee thereof.

“Business Day” means a day other than a Saturday, Sunday or other day on which banking institutions are authorized or required by law to close in New York State.

“Capital Stock” means:

(1)	in the case of a corporation, corporate stock;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)	in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.

“Cash Contribution Amount” means the aggregate amount of cash contributions made to the capital of the Issuer described in the definition of “Contribution Indebtedness.”

“Cash Equivalents” means:

(1)	U.S. dollars or, in the case of any Foreign Subsidiary that is a Restricted Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

(2)
securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof in each case maturing, unless such securities are deposited to defease any Indebtedness, not more than two years from the date of acquisition;

(3)
certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances, in each case with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus in excess of $250.0 million and whose long-term debt is rated “A” or the equivalent thereof by Moody’s or S&P;

(4)
repurchase obligations for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5)
commercial paper issued by a corporation (other than an Affiliate of the Issuer) rated at least “A-1” or the equivalent thereof by Moody’s or S&P and in each case maturing within one year after the date of acquisition;

(6)
readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody’s or S&P in each case with maturities not exceeding two years from the date of acquisition;

(7)
Indebtedness issued by Persons (other than the Sponsors or any of their Affiliates) with a rating of “A” or higher from S&P or “A-2” or higher from Moody’s in each case with maturities not exceeding two years from the date of acquisition; and

(8)	investment funds investing at least 95% of their assets in securities of the types described in clauses (1) through (7) above.

“Code” means the Internal Revenue Code of 1986, as amended.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum, without duplication, of:

(1)
consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted in computing Consolidated Net Income (including amortization of original issue discount, the interest component of Capitalized Lease Obligations, and net payments and receipts (if any) pursuant to interest rate Hedging Obligations and excluding amortization of deferred financing fees and expensing of any bridge or other financing fees);

(2)	consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued;

(3)	commissions, discounts, yield and other fees and charges Incurred in connection with any Receivables Financing which are payable to Persons other than the Issuer and its Restricted Subsidiaries; and

(4)	less interest income for such period.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis; provided, however, that:

(1)
any net after-tax extraordinary, nonrecurring or unusual gains or losses or income or expenses (less all fees and expenses relating thereto), including, without limitation, any severance expenses, and fees, expenses or charges related to any Equity Offering, Permitted Investment, acquisition or Indebtedness permitted to be Incurred by the indenture (in each case, whether or not successful), including any such fees, expenses, charges or change in control payments made under the Acquisition Documents or otherwise related to the Transactions, in each case, shall be excluded;

(2)
any increase in amortization or depreciation or any one-time non-cash charges resulting from purchase accounting (such as, without limitation, capitalized profit inventory) in connection with the Transactions or any acquisition that is consummated after the Issue Date shall be excluded;

(3)	the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period;

(4)	any net after-tax income or loss from discontinued operations and any net after-tax gains or losses on disposal of discontinued operations shall be excluded;

(5)
any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to business dispositions or asset dispositions other than in the ordinary course of business (as determined in good faith by the Board of Directors of the Issuer) shall be excluded;

(6)	any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of indebtedness shall be excluded;

(7)
the Net Income for such period of any Person that is not a Subsidiary of such Person, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions or other payments paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period;

(8)
solely for the purpose of determining the amount available for Restricted Payments under clause (1) of the definition of Cumulative Credit contained in “Certain Covenants—Limitation on Restricted Payments,” the Net Income for such period of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restrictions with respect to the payment of dividends or similar distributions have been legally waived; provided that the Consolidated Net Income of such Person shall be increased by the amount of dividends or other distributions or other payments actually paid in cash (or converted into cash) by any such Restricted Subsidiary to such Person, to the extent not already included therein;

(9)
an amount equal to the amount of Tax Distributions actually made to any parent of such Person in respect of such period in accordance with clause (12) of the second paragraph under “Certain Covenants—Limitation on Restricted Payments” shall be included as though such amounts had been paid as income taxes directly by such Person for such period;

(10)
any non-cash impairment charges resulting from the application of Statement of Financial Accounting Standards Nos. 142 and 144 and the amortization of intangibles arising pursuant to No. 141 shall be excluded;

(11)
any non-cash compensation expense realized from grants of stock appreciation or similar rights, stock options or other rights to officers, directors and employees of such Person or any of its Restricted Subsidiaries shall be excluded;

(12)
any (a) severance or relocation costs or expenses, (b) one-time non-cash compensation charges, (c) costs and expenses after the Issue Date related to employment of terminated employees, (d) costs or expenses realized in connection with, resulting from or in anticipation of the Transactions or (e) costs or expenses realized in connection with or resulting from stock appreciation or similar rights, stock options or other rights existing on the Issue Date of officers, directors and employees, in each case of such Person or any of its Restricted Subsidiaries, shall be excluded;

(13)	accruals and reserves that are established within 12 months after the Issue Date and that are so required to be established in accordance with GAAP shall be excluded;

(14)
solely for purposes of calculating EBITDA, (a) the Net Income of any Person and its Restricted Subsidiaries shall be calculated without deducting the income attributable to, or adding the losses attributable to, the minority equity interests of third parties in any non-wholly owned Restricted Subsidiary except to the extent of dividends declared or paid in respect of such period or any prior period on the shares of Capital Stock of such Restricted Subsidiary held by such third parties and (b) any ordinary course dividend, distribution or other payment paid in cash and received from any Person in excess of amounts included in clause (7) above shall be included;

(15)
(a)(i) the non-cash portion of “straight-line” rent expense shall be excluded and (ii) the cash portion of “straight-line” rent expense which exceeds the amount expensed in respect of such rent expense shall be included and (b) non-cash gains, losses, income and expenses resulting from fair value accounting required by Statement of Financial Accounting Standards No. 133 shall be excluded;

(16)	unrealized gains and losses relating to hedging transactions and mark-to-market of Indebtedness denominated in foreign currencies resulting from the applications of FAS 52 shall be excluded; and

(17)
solely for the purpose of calculating Restricted Payments, the difference, if positive, of the Consolidated Taxes of the Issuer calculated in accordance with GAAP and the actual Consolidated Taxes paid in cash by the Issuer during any Reference Period shall be included.

Notwithstanding the foregoing, for the purpose of the covenant described under “Certain Covenants—Limitation on Restricted Payments” only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries of the Issuer or a Restricted Subsidiary of the Issuer to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such covenant pursuant to clauses (4) and (5) of the definition of Cumulative Credit contained therein.

“Consolidated Non-cash Charges” means, with respect to any Person for any period, the aggregate depreciation, amortization and other non-cash expenses of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person for such period on a consolidated basis and otherwise determined in accordance with GAAP, but excluding any such charge which consists of or requires an accrual of, or cash reserve for, anticipated cash charges for any future period.

“Consolidated Taxes” means provision for taxes based on income, profits or capital, including, without limitation, state, franchise and similar taxes and any Tax Distributions taken into account in calculating Consolidated Net Income.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent:

(1)	to purchase any such primary obligation or any property constituting direct or indirect security therefor,

(2)	to advance or supply funds:

(a)	for the purchase or payment of any such primary obligation; or

(b)	to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(3)
to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Contribution Indebtedness” means Indebtedness of the Issuer or any Note Guarantor in an aggregate principal amount not greater than twice the aggregate amount of cash contributions (other than Excluded Contributions) made to the capital of the Issuer after the Issue Date; provided that:

(1)	such cash contributions have not been used to make a Restricted Payment,

(2)
if the aggregate principal amount of such Contribution Indebtedness is greater than one times such cash contributions to the capital of the Issuer, the amount in excess shall be Indebtedness (other than Secured Indebtedness) with a Stated Maturity later than the Stated Maturity of the notes, and

(3)
such Contribution Indebtedness (a) is Incurred within 180 days after the making of such cash contributions and (b) is so designated as Contribution Indebtedness pursuant to an Officers’ Certificate on the Incurrence date thereof.

“Credit Agreement” means (i) the credit agreement entered into in connection with, and on or prior to, the consummation of the Acquisition, as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, repaid, refunded, refinanced or otherwise modified from time to time, including any agreement or indenture extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreements or indenture or indentures or any successor or replacement agreement or agreements or indenture or indentures or increasing the amount loaned or issued thereunder or altering the maturity thereof, among the Issuer, Berry Group, the financial institutions named therein, and Bank of America, N.A., as Administrative Agent, and (ii) whether or not the credit agreement referred to in clause (i) remains outstanding, if designated by the Issuer to be included in the definition of “Credit Agreement,” one or more (A) debt facilities or commercial paper facilities, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, (B) debt securities, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances), or (C) instruments or agreements evidencing any other Indebtedness, in each case, with the same or different borrowers or issuers and, in each case, as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, replaced or refunded in whole or in part from time to time.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Designated Non-cash Consideration” means the Fair Market Value of non-cash consideration received by the Issuer or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officers’ Certificate, setting forth the basis of such valuation, less the amount of Cash Equivalents received in connection with a subsequent sale of such Designated Non-cash Consideration.

“Designated Preferred Stock” means Preferred Stock of the Issuer or any direct or indirect parent of the Issuer, as applicable (other than Disqualified Stock), that is issued for cash (other than to the Issuer or any of its Subsidiaries or an employee stock ownership plan or trust established by the Issuer or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officers’ Certificate, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (3) of the definition of Cumulative Credit contained in the covenant described under “Certain Covenants—Limitation on Restricted Payments.”

“Designated Senior Indebtedness” means, with respect to the Issuer or a Note Guarantor:

(1)	the Bank Indebtedness;

(2)	the Floating Rate Loan; and

(3)
any other Senior Indebtedness of the Issuer or such Note Guarantor which, at the date of determination, has an aggregate principal amount outstanding of, or under which, at the date of determination, the holders thereof are committed to lend up to, at least $25.0 million and is specifically designated by the Issuer or such Note Guarantor in the instrument evidencing or governing such Senior Indebtedness as “Designated Senior Indebtedness” for purposes of the indenture.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is redeemable or exchangeable), or upon the happening of any event:

(1)
matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than as a result of a change of control or asset sale; provided that the relevant asset sale or change of control provisions, taken as a whole, are no more favorable in any material respect to holders of such Capital Stock than the asset sale and change of control provisions applicable to the notes and any purchase requirement triggered thereby may not become operative until compliance with the asset sale and change of control provisions applicable to the notes (including the purchase of any notes tendered pursuant thereto)),

(2)	is convertible or exchangeable for Indebtedness or Disqualified Stock, or

(3)	is redeemable at the option of the holder thereof, in whole or in part,

in each case prior to 91 days after the maturity date of the notes; provided, however, that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock; provided, further, however, that if such Capital Stock is issued to any employee or to any plan for the benefit of employees of the Issuer or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Issuer in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability; provided, further, that any class of Capital Stock of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Capital Stock that is not Disqualified Stock shall not be deemed to be Disqualified Stock.

“Domestic Subsidiary” means a Restricted Subsidiary that is not a Foreign Subsidiary.

“EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication, to the extent the same was deducted in calculating Consolidated Net Income:

(1)	Consolidated Taxes; plus

(2)	Consolidated Interest Expense; plus

(3)	Consolidated Non-cash Charges; plus

(4)
business optimization expenses and other restructuring charges; provided that with respect to each business optimization expense or other restructuring charge, the Issuer shall have delivered to the Trustee an Officers’ Certificate specifying and quantifying such expense or charge and stating that such expense or charge is a business optimization expense or other restructuring charge, as the case may be; plus

(5)	the amount of management, monitoring, consulting and advisory fees and related expenses paid to the Sponsors (or any accruals relating to such fees and related expenses)

during such period pursuant to the terms of the agreements between the Sponsors and the Issuer and its Subsidiaries as described with particularity in this prospectus and as in effect on the Issue Date;

less, without duplication,

(6)
non-cash items increasing Consolidated Net Income for such period (excluding any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period and any items for which cash was received in a prior period).

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any public or private sale after the Issue Date of common stock or Preferred Stock of the Issuer or any direct or indirect parent of the Issuer, as applicable (other than Disqualified Stock), other than:

(1)	public offerings with respect to the Issuer’s or such direct or indirect parent’s common stock registered on Form S-8; and

(2)	any such public or private sale that constitutes an Excluded Contribution.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Contributions” means the net cash proceeds received by the Issuer after the Issue Date from:

(1)	contributions to its common equity capital, and

(2)
the sale (other than to a Subsidiary of the Issuer or to any Subsidiary management equity plan or stock option plan or any other management or employee benefit plan or agreement) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of the Issuer,

in each case designated as Excluded Contributions pursuant to an Officers’ Certificate executed by an Officer of the Issuer on or promptly after the date such capital contributions are made or the date such Capital Stock is sold, as the case may be, the cash proceeds of which are excluded from the calculation set forth in clause (3) of the definition of Cumulative Credit contained in “Certain Covenants—Limitation on Restricted Payments.”

“Fair Market Value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction.

“Fixed Charge Coverage Ratio” means, with respect to any Person for any period, the ratio of EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that the Issuer or any of its Restricted Subsidiaries Incurs or redeems any Indebtedness (other than in the case of revolving credit borrowings or revolving advances under any Qualified Receivables Financing, in which case interest expense shall be computed based upon the average daily balance of such Indebtedness during the applicable period) or issues or redeems Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such Incurrence or redemption of Indebtedness, or such issuance or redemption of Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, consolidations and discontinued operations (as determined in accordance with GAAP), in each case with respect to an operating unit of a business, and any operational changes that the Issuer or any of its Restricted Subsidiaries has both determined to make and made after the Issue Date and during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Calculation Date (each, for purposes of this definition, a “pro forma event”) shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, consolidations and discontinued operations (and the change of any associated fixed charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Issuer or any Restricted Subsidiary since the beginning of such period shall have made any Investment, acquisition, disposition, merger, consolidation, discontinued operation or operational change, in each case with respect to an operating unit of a business, that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, discontinued operation, merger, consolidation or operational change had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to any pro forma event, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Issuer. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness if such Hedging Obligation has a remaining term in excess of 12 months). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Issuer to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Issuer may designate. Any such pro forma calculation may include adjustments appropriate, in the reasonable good faith determination of the Issuer as set forth in an Officers’ Certificate, to reflect (1) operating expense reductions and other operating improvements or synergies reasonably expected to result from the applicable pro forma event (including, to the extent applicable, from the Transactions) and (2) all adjustments of the nature used in connection with the calculation of “Bank Compliance EBITDA” as set forth in footnote 2 to the “Summary Historical and Pro Forma Condensed Supplemental Combined Financial Data” under “Summary” in this prospectus to the extent such adjustments, without duplication, continue to be applicable to such four-quarter period.

“Fixed Charges” means, with respect to any Person for any period, the sum of:

(1)	Consolidated Interest Expense of such Person for such period, and

(2)	all cash dividend payments (excluding items eliminated in consolidation) on any series of Preferred Stock or Disqualified Stock of such Person and its Restricted Subsidiaries.

“Floating Rate Guarantee” means the guarantee of the Floating Rate Loan by certain Subsidiaries of the Issuer as described in this prospectus.

“Floating Rate Guarantor” means any Person that Incurs a Floating Rate Guarantee; provided that upon the release or discharge of such Person from its Floating Rate Guarantee in accordance with the Floating Rate Loan, such Person ceases to be a Floating Rate Guarantor.

“Floating Rate Loan” means the second-priority senior secured floating rate loan among the Issuer, certain Subsidiaries of the Issuer, the financial institutions named therein, and Bank of America, N.A., as Administrative Agent providing for $175.0 million of loans, as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, repaid, refunded, refinanced or otherwise modified from time to time, including any agreement or indenture extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreements or indenture or indentures or any successor or replacement agreement or agreements or indenture.

“Foreign Subsidiary” means a Restricted Subsidiary not organized or existing under the laws of the United States of America or any state or territory thereof and any direct or indirect subsidiary of such Restricted Subsidiary.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the Issue Date. For the purposes of the indenture, the term “consolidated” with respect to any Person shall mean such Person consolidated with its Restricted Subsidiaries, and shall not include any Unrestricted Subsidiary, but the interest of such Person in an Unrestricted Subsidiary will be accounted for as an Investment.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under:

(1)	currency exchange, interest rate or commodity swap agreements, currency exchange, interest rate or commodity cap agreements and currency exchange, interest rate or commodity collar agreements; and

(2)	other agreements or arrangements designed to protect such Person against fluctuations in currency exchange, interest rates or commodity prices.

“holder” or “noteholder” means the Person in whose name a note is registered on the Registrar’s books.

“Incur” means issue, assume, guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such person becomes a Subsidiary

(whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Subsidiary.

“Indebtedness” means, with respect to any Person:

(1)
the principal and premium (if any) of any indebtedness of such Person, whether or not contingent, (a) in respect of borrowed money, (b) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof), (c) representing the deferred and unpaid purchase price of any property, except any such balance that constitutes a trade payable or similar obligation to a trade creditor due within six months from the date on which it is Incurred, in each case Incurred in the ordinary course of business, which purchase price is due more than six months after the date of placing the property in service or taking delivery and title thereto, (d) in respect of Capitalized Lease Obligations, or (e) representing any Hedging Obligations, if and to the extent that any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(2)
to the extent not otherwise included, any obligation of such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the Indebtedness of another Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business);

(3)
to the extent not otherwise included, Indebtedness of another Person secured by a Lien on any asset owned by such Person (whether or not such Indebtedness is assumed by such Person); provided, however, that the amount of such Indebtedness will be the lesser of: (a) the Fair Market Value of such asset at such date of determination, and (b) the amount of such Indebtedness of such other Person; and

(4)
to the extent not otherwise included, with respect to the Issuer and its Restricted Subsidiaries, the amount then outstanding (i.e., advanced, and received by, and available for use by, the Issuer or any of its Restricted Subsidiaries) under any Receivables Financing (as set forth in the books and records of the Issuer or any Restricted Subsidiary and confirmed by the agent, trustee or other representative of the institution or group providing such Receivables Financing);

provided, however, that notwithstanding the foregoing, Indebtedness shall be deemed not to include (1) Contingent Obligations incurred in the ordinary course of business and not in respect of borrowed money; (2) deferred or prepaid revenues; (3) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller; (4) Obligations under or in respect of Qualified Receivables Financing or (5) obligations under the Acquisition Documents.

“Independent Financial Advisor” means an accounting, appraisal or investment banking firm or consultant, in each case of nationally recognized standing, that is, in the good faith determination of the Issuer, qualified to perform the task for which it has been engaged.

“Investment Grade Securities” means:

(1)	securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof (other than Cash Equivalents),

(2)	investments in any fund that invests exclusively in investments of the type described in clause (1) which fund may also hold immaterial amounts of cash pending investment and/or distribution, and

(3)
corresponding instruments in countries other than the United States customarily utilized for high quality investments and in each case with maturities not exceeding two years from the date of acquisition.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit and advances to customers and commission, travel and similar advances to officers, employees and consultants made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet of the Issuer in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of “Unrestricted Subsidiary” and the covenant described under “Certain Covenants—Limitation on Restricted Payments”:

(1)
“Investments” shall include the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of a Subsidiary of the Issuer at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Issuer shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary equal to an amount (if positive) equal to:

(a)	the Issuer’s “Investment” in such Subsidiary at the time of such redesignation less

(b)	the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and

(2)
any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer, in each case as determined in good faith by the Board of Directors of the Issuer.

“Issue Date” means the date on which the notes are originally issued.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction); provided that in no event shall an operating lease be deemed to constitute a Lien.

“Management Group” means the group consisting of the directors, executive officers and other management personnel of the Issuer or any direct or indirect parent of the Issuer, as the case may be, on the Issue Date together with (1) any new directors whose election by such boards of directors or whose nomination for election by the stockholders of the Issuer or any direct or indirect parent of the Issuer, as applicable, was approved by a vote of a majority of the directors of the Issuer or any direct or indirect parent of the Issuer, as applicable, then still in office who were either directors on the Issue Date or whose election or nomination was previously so approved and (2) executive officers and other management personnel of the Issuer or any direct or indirect parent of the Issuer, as applicable, hired at a time when the directors on the Issue Date together with the directors so approved constituted a majority of the directors of the Issuer or any direct or indirect parent of the Issuer, as applicable.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Net Proceeds” means the aggregate cash proceeds received by the Issuer or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received in respect of or upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale and any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding the assumption by the acquiring person of Indebtedness relating to the disposed assets or other consideration received in any other non-cash form), net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Non-cash Consideration (including, without limitation, legal, accounting and investment banking fees, and brokerage and sales commissions), and any relocation expenses Incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements related thereto), amounts required to be applied to the repayment of principal, premium (if any) and interest on Indebtedness required (other than pursuant to the second paragraph of the covenant described under “Certain Covenants—Asset Sales”) to be paid as a result of such transaction, and any deduction of appropriate amounts to be provided by the Issuer as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Issuer after such sale or other disposition thereof, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“Note Guarantee” means any guarantee of the obligations of the Issuer under the indenture and the notes by any Person in accordance with the provisions of the indenture.

“Note Guarantor” means any Person that Incurs a Note Guarantee; provided that upon the release or discharge of such Person from its Note Guarantee in accordance with the indenture, such Person ceases to be a Note Guarantor.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities payable under the documentation governing any Indebtedness; provided that Obligations with respect to the notes shall not include fees or indemnifications in favor of the Trustee and other third parties other than the holders of the notes.

“Officer” means the Chairman of the Board, Chief Executive Officer, President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of the Issuer.

“Officers’ Certificate” means a certificate signed on behalf of the Issuer by two Officers of the Issuer, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Issuer that meets the requirements set forth in the indenture.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Issuer or the Trustee.

“Pari Passu Indebtedness” means:

(1)	with respect to the Issuer, the notes and any Indebtedness which ranks pari passu in right of payment to the notes; and

(2)	with respect to any Note Guarantor, its Note Guarantee and any Indebtedness which ranks pari passu in right of payment to such Note Guarantor’s Note Guarantee.

“Paying Agent” means an office or agency maintained by the Issuer where the notes may be presented for payment.

“Permitted Holders” means, at any time, each of (i) the Sponsors and (ii) the Management Group. Any person or group whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of the indenture will thereafter, together with its Affiliates, constitute an additional Permitted Holder.

“Permitted Investments” means:

(1)	any Investment in the Issuer or any Restricted Subsidiary;

(2)	any Investment in Cash Equivalents or Investment Grade Securities;

(3)
any Investment by the Issuer or any Restricted Subsidiary of the Issuer in a Person that is primarily engaged in a Similar Business if as a result of such Investment (a) such Person becomes a Restricted Subsidiary of the Issuer, or (b) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, the Issuer or a Restricted Subsidiary of the Issuer;

(4)
any Investment in securities or other assets not constituting Cash Equivalents and received in connection with an Asset Sale made pursuant to the provisions of “Certain Covenants—Asset Sales” or any other disposition of assets not constituting an Asset Sale;

(5)	any Investment existing on the Issue Date;

(6)	advances to employees not in excess of $15.0 million outstanding at any one time in the aggregate;

(7)
any Investment acquired by the Issuer or any of its Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable held by the Issuer or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable, or (b) as a result of a foreclosure by the Issuer or any of its Restricted

Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(8)
Hedging Obligations permitted under clause (j) of the second paragraph of the covenant described under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(9)
any Investment by the Issuer or any of its Restricted Subsidiaries in a Similar Business (other than an Investment in an Unrestricted Subsidiary or any direct or indirect parent of the Issuer) having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (9), not to exceed the greater of (x) $50.0 million and (y) 6.5% of Total Assets at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if any Investment pursuant to this clause (9) is made in any Person that is not a Restricted Subsidiary of the Issuer at the date of the making of such Investment and such Person becomes a Restricted Subsidiary of the Issuer after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (9) for so long as such Person continues to be a Restricted Subsidiary;

(10)
additional Investments by the Issuer or any of its Restricted Subsidiaries having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (10), not to exceed the greater of (x) $50.0 million and (y) 6.5% of Total Assets at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(11)	loans and advances to officers, directors and employees for business-related travel expenses, moving expenses and other similar expenses, in each case Incurred in the ordinary course of business;

(12)
Investments the payment for which consists of Equity Interests of the Issuer (other than Disqualified Stock) or any direct or indirect parent of the Issuer, as applicable; provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under clause (3) of the definition of Cumulative Credit contained in “Certain Covenants—Limitation on Restricted Payments”;

(13)
any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of the second paragraph of the covenant described under “Certain Covenants—Transactions with Affiliates” (except transactions described in clauses (2), (6), (7) and (11)(b) of such paragraph);

(14)	Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(15)
guarantees issued in accordance with the covenants described under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “Certain Covenants—Future Note Guarantors”;

(16)
Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of intellectual property, in each case in the ordinary course of business;

(17)
any Investment in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person in connection with a Qualified Receivables Financing, including Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Receivables Financing or any related Indebtedness; provided, however, that any Investment in a Receivables Subsidiary is in the form of a Purchase Money Note, contribution of additional receivables or an equity interest;

(18)	additional Investments in joint ventures of the Issuer or any of its Restricted Subsidiaries existing on the Issue Date not to exceed $15.0 million at any one time; and

(19)
Investments of a Restricted Subsidiary of the Issuer acquired after the Issue Date or of an entity merged into, amalgamated with, or consolidated with a Restricted Subsidiary of the Issuer in a transaction that is not prohibited by the covenant described under “Merger, Consolidation or Sale of All or Substantially All Assets” after the Issue Date to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation.

“Permitted Junior Securities” shall mean unsecured debt or equity securities of the Issuer or any Note Guarantor or any successor corporation issued pursuant to a plan of reorganization or readjustment of the Issuer or any Note Guarantor, as applicable, that are subordinated to the payment of all then outstanding Senior Indebtedness of the Issuer or any Note Guarantor, as applicable, at least to the same extent that the notes are subordinated to the payment of all Senior Indebtedness of the Issuer or any Note Guarantor, as applicable, on the Issue Date, so long as to the extent that any Senior Indebtedness of the Issuer or any Note Guarantor, as applicable, outstanding on the date of consummation of any such plan of reorganization or readjustment is not paid in full in cash on such date, the holders of any such Senior Indebtedness not so paid in full in cash have consented to the terms of such plan of reorganization or readjustment.

“Permitted Liens” means, with respect to any Person:

(1)
pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(2)
Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review;

(3)	Liens for taxes, assessments or other governmental charges not yet due or payable or subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings;

(4)
Liens in favor of issuers of performance and surety bonds or bid bonds or with respect to other regulatory requirements or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(5)
minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(6)
(A) Liens securing Senior Indebtedness, and Liens on assets of a Restricted Subsidiary that is not a Note Guarantor securing Indebtedness of such Restricted Subsidiary, in each case permitted to be Incurred pursuant to the covenant described under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and (B) Liens securing Indebtedness permitted to be Incurred pursuant to clause (d), (l) or (t) of the second paragraph of the covenant described under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” (provided that in the case of clause (t), such Lien does not extend to the property or assets of any Subsidiary of the Issuer other than a Foreign Subsidiary);

(7)	Liens existing on the Issue Date;

(8)
Liens on property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, however, that such Liens may not extend to any other property owned by the Issuer or any Restricted Subsidiary of the Issuer;

(9)
Liens on property at the time the Issuer or a Restricted Subsidiary of the Issuer acquired the property, including any acquisition by means of a merger or consolidation with or into the Issuer or any Restricted Subsidiary of the Issuer; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such acquisition;

provided, further, however, that the Liens may not extend to any other property owned by the Issuer or any Restricted Subsidiary of the Issuer;

(10)
Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Issuer or another Restricted Subsidiary of the Issuer permitted to be Incurred in accordance with the covenant described under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(11)
Liens securing Hedging Obligations not incurred in violation of the indenture; provided that with respect to Hedging Obligations relating to Indebtedness, such Lien extends only to the property securing such Indebtedness;

(12)
Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(13)	leases and subleases of real property which do not materially interfere with the ordinary conduct of the business of the Issuer or any of its Restricted Subsidiaries;

(14)	Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Issuer and its Restricted Subsidiaries in the ordinary course of business;

(15)	Liens in favor of the Issuer or any Note Guarantor;

(16)	Liens on accounts receivable and related assets of the type specified in the definition of “Receivables Financing” Incurred in connection with a Qualified Receivables Financing;

(17)	deposits made in the ordinary course of business to secure liability to insurance carriers;

(18)	Liens on the Equity Interests of Unrestricted Subsidiaries;

(19)	grants of software and other technology licenses in the ordinary course of business;

(20)
Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (6)(B), (7), (8), (9), (10), (11) and (15); provided, however, that (x) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property), and (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (6)(B), (7), (8), (9), (10), (11) and (15) at the time the original Lien became a Permitted Lien under the indenture, and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement;

(21)	Liens on equipment of the Issuer or any Restricted Subsidiary granted in the ordinary course of business to the Issuer’s or such Restricted Subsidiary’s client at which such equipment is located; and

(22)	other Liens securing obligations incurred in the ordinary course of business which obligations do not exceed $20.0 million at any one time outstanding.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock” means any Equity Interest with preferential right of payment of dividends or upon liquidation, dissolution, or winding up.

“Purchase Money Note” means a promissory note of a Receivables Subsidiary evidencing a line of credit, which may be irrevocable, from the Issuer or any Subsidiary of the Issuer to a Receivables Subsidiary in connection with a Qualified Receivables Financing, which note is intended to finance that portion of the purchase price that is not paid by cash or a contribution of equity.

“Qualified Receivables Financing” means any Receivables Financing of a Receivables Subsidiary that meets the following conditions:

(1)
the Board of Directors of the Issuer shall have determined in good faith that such Qualified Receivables Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Issuer and the Receivables Subsidiary;

(2)	all sales of accounts receivable and related assets to the Receivables Subsidiary are made at Fair Market Value (as determined in good faith by the Issuer); and

(3)	the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by the Issuer) and may include Standard Securitization Undertakings.

The grant of a security interest in any accounts receivable of the Issuer or any of its Restricted Subsidiaries (other than a Receivables Subsidiary) to secure Bank Indebtedness shall not be deemed a Qualified Receivables Financing.

“Receivables Fees” means distributions or payments made directly or by means of discounts with respect to any participation interests issued or sold in connection with, and all other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Financing.

“Receivables Financing” means any transaction or series of transactions that may be entered into by the Issuer or any of its Subsidiaries pursuant to which the Issuer or any of its Subsidiaries may sell, convey or otherwise transfer to (a) a Receivables Subsidiary (in the case of a transfer by the Issuer or any of its Subsidiaries); and (b) any other Person (in the case of a transfer by a Receivables Subsidiary), or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of the Issuer or any of its Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable and any Hedging Obligations entered into by the Issuer or any such Subsidiary in connection with such accounts receivable.

“Receivables Repurchase Obligation” means any obligation of a seller of receivables in a Qualified Receivables Financing to repurchase receivables arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Receivables Subsidiary” means a Wholly Owned Restricted Subsidiary of the Issuer (or another Person formed for the purposes of engaging in Qualified Receivables Financing with the Issuer in which the Issuer or any Subsidiary of the Issuer makes an Investment and to which the Issuer or any Subsidiary of the Issuer transfers accounts receivable and related assets) which engages in no activities other than in connection with the financing of accounts receivable of the Issuer and its Subsidiaries, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Board of Directors of the Issuer (as provided below) as a Receivables Subsidiary and:

(a)
no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Issuer or any other Subsidiary of the Issuer (excluding guarantees of obligations (other than the principal of and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates the Issuer or any other Subsidiary of the Issuer in any way other than pursuant to Standard Securitization Undertakings, or (iii) subjects any property or asset of the Issuer or any other Subsidiary of the Issuer, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

(b)
with which neither the Issuer nor any other Subsidiary of the Issuer has any material contract, agreement, arrangement or understanding other than on terms which the Issuer reasonably believes to be no less favorable to the Issuer or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Issuer; and

(c)
to which neither the Issuer nor any other Subsidiary of the Issuer has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

Any such designation by the Board of Directors of the Issuer shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of the Issuer giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing conditions.

“Registrar” means an office or agency maintained by the Issuer where the notes may be presented for registration of transfer or for exchange.

“Representative” means the trustee, agent or representative (if any) for an issue of Senior Indebtedness or Designated Senior Indebtedness, as applicable; provided that if, and for so long as, such Senior Indebtedness lacks such a Representative, then the Representative for such Senior Indebtedness shall at all times constitute the holder or holders of a majority in outstanding principal amount of obligations under such Senior Indebtedness.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” means, with respect to any Person, any Subsidiary of such Person other than an Unrestricted Subsidiary of such Person. Unless otherwise indicated in this “Description of Notes,” all references to Restricted Subsidiaries shall mean Restricted Subsidiaries of the Issuer.

“Sale/Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired by the Issuer or a Restricted Subsidiary whereby the Issuer or a Restricted Subsidiary transfers such property to a Person and the Issuer or such Restricted Subsidiary leases it from such Person, other than leases between the Issuer and a Restricted Subsidiary of the Issuer or between Restricted Subsidiaries of the Issuer.

“S&P” means Standard & Poor’s Ratings Group or any successor to the rating agency business thereof.

“SEC” means the Securities and Exchange Commission.

“Secured Indebtedness” means any Indebtedness secured by a Lien.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Seller” means Tyco Group S.a.r.l., a Luxembourg company.

“Senior Credit Documents” means the collective reference to the Credit Agreement, the notes issued pursuant thereto and the guarantees thereof, and the collateral documents relating thereto, as amended, supplemented, restated, renewed, refunded, replaced, restructured, repaid, refinanced or otherwise modified from time to time.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of the Issuer within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

“Similar Business” means a business, the majority of whose revenues are derived from the activities of the Issuer and its Subsidiaries as of the Issue Date or any business or activity that is reasonably similar thereto or a reasonable extension, development or expansion thereof or ancillary thereto.

“Sponsors” means (i) one or more investment funds controlled by Apollo Management, L.P. and its Affiliates (collectively, the “Apollo Sponsors”) and (ii) any Person that forms a group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision) with any Apollo Sponsors, provided that any Apollo Sponsor (x) owns a majority of the voting power and (y) controls a majority of the Board of Directors of the Issuer.

“Standard Securitization Undertakings” means representations, warranties, covenants, indemnities and guarantees of performance entered into by the Issuer or any Subsidiary of the Issuer which the Issuer has determined in good faith to be customary in a Receivables Financing including, without limitation, those relating to the servicing of the assets of a Receivables Subsidiary, it being understood that any Receivables Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

“Stock and Asset Purchase Agreement” means the Stock and Asset Purchase Agreement, dated as of December 20, 2005, among the Seller, Covalence Specialty Materials Holding Corp. and Tyco International Group S.A., a Luxembourg corporation, as amended, supplemented or modified from time to time.

“Subordinated Indebtedness” means (a) with respect to the Issuer, any Indebtedness of the Issuer which is by its terms subordinated in right of payment to the notes, and (b) with respect to any Note Guarantor, any Indebtedness of such Note Guarantor which is by its terms subordinated in right of payment to its Note Guarantee.

“Subsidiary” means, with respect to any Person, (1) any corporation, association or other business entity (other than a partnership, joint venture or limited liability company) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, and (2) any partnership, joint venture or limited liability company of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (y) such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Tax Distributions” means any distributions described in clause (12) of the covenant entitled “Certain Covenants—Limitation on Restricted Payments.”

“TIA” means the Trust Indenture Act of 1939 (15 U.S.C. Sections 77aaa-77bbbb) as in effect on the date of the indenture.

“Total Assets” means the total consolidated assets of the Issuer and its Restricted Subsidiaries, as shown on the most recent balance sheet of the Issuer.

“Transactions” means the Acquisition and the transactions related thereto, the offering of notes being offered hereby and borrowings made pursuant to the Credit Agreement and the Floating Rate Loan and, to the extent applicable, funding in a Receivables Financing on the Issue Date.

“Treasury Rate” means, as of the applicable redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent U.S. federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to such redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such redemption date to March 1, 2011; provided, however, that if the period from such redemption date to March 1, 2011 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trust Officer” means:

(1)
any officer within the corporate trust department of the Trustee, including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such person’s knowledge of and familiarity with the particular subject, and

(2)	who shall have direct responsibility for the administration of the indenture.

“Trustee” means the party named as such in the indenture until a successor replaces it and, thereafter, means the successor.

“Unrestricted Subsidiary” means:

(1)	any Subsidiary of the Issuer that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of such Person in the manner provided below; and

(2)	any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of the Issuer may designate any Subsidiary of the Issuer (including any newly acquired or newly formed Subsidiary of the Issuer) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on any property of, the Issuer or any other Subsidiary of the Issuer that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that the Subsidiary to be so designated and its Subsidiaries do not at the time of designation have and do not thereafter Incur any Indebtedness pursuant to which the lender has recourse to any of the assets of the Issuer or any of its Restricted Subsidiaries; provided, further, however, that either:

(a)	the Subsidiary to be so designated has total consolidated assets of $1,000 or less; or

(b)	if such Subsidiary has consolidated assets greater than $1,000, then such designation would be permitted under the covenant described under “Certain Covenants—Limitation on Restricted Payments.”

The Board of Directors of the Issuer may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation:

(x)
the Issuer could Incur $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test described under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” or (2) the Fixed Charge Coverage Ratio for the Issuer and its Restricted Subsidiaries would be greater than such ratio for the Issuer and its Restricted Subsidiaries immediately prior to such designation, in each case on a pro forma basis taking into account such designation, and

(y)	no Event of Default shall have occurred and be continuing.

Any such designation by the Board of Directors of the Issuer shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors of the Issuer giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

“U.S. Government Obligations” means securities that are:

(1)	direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged, or

(2)	obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America, the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America,

which, in each case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act) as custodian with respect to any such U.S. Government Obligations or a specific payment of principal of or interest on any such U.S. Government Obligations held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligations or the specific payment of principal of or interest on the U.S. Government Obligations evidenced by such depository receipt.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness or Disqualified Stock, as the case may be, at any date, the quotient obtained by dividing (1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock multiplied by the amount of such payment, by (2) the sum of all such payments.

“Wholly Owned Restricted Subsidiary” is any Wholly Owned Subsidiary that is a Restricted Subsidiary.

“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares or shares required to be held by Foreign Subsidiaries) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of the material U.S. federal income tax consequences relating to the exchange of the outstanding notes for exchange notes in the exchange offer, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the Internal Revenue Code of 1986, as amended, Treasury Regulations, Internal Revenue Service (“IRS”) rulings and pronouncements, and judicial decisions now in effect, all of which are subject to change at any time by legislative, administrative, or judicial action, possibly with retroactive effect. We have not sought and will not seek any rulings from the IRS with respect to the statements made and the conclusions reached in the following summary, and accordingly, there can be no assurance that the IRS will not successfully challenge the tax consequences described below. This summary only applies to you if you exchange your outstanding notes for exchange notes in the exchange offer. This summary also does not discuss the effect of any state, local, foreign or other tax laws or any U.S. federal estate, gift or alternative minimum tax considerations. In addition, this summary does not describe every aspect of U.S. federal income taxation that may be relevant to you in light of your particular circumstances or if you are subject to special tax rules, including, without limitation, if you are:

•	a bank;

•	a financial institution;

•	a broker or dealer in securities or currencies;

•	a trader in securities that elects to use a mark-to-market method of accounting for securities holdings;

•	an insurance company;

•	a person whose functional currency is not the U.S. dollar;

•	a tax-exempt organization;

•	an investor in a pass-through entity holding the notes;

•	an S-corporation, a partnership or other entity treated as a partnership for tax purposes;

•	a U.S. expatriate;

•	a person holding notes as a part of a hedging, conversion or other risk-reduction transaction or a straddle for tax purposes; or

•	a foreign person or entity.

YOU ARE URGED TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE UNITED STATES FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE U.S. FEDERAL ESTATE, GIFT OR ALTERNATIVE MINIMUM TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

The exchange of the outstanding notes for the exchange notes in the exchange offer should not constitute a taxable exchange for U.S. federal income tax purposes, because the exchange notes should not be considered to differ materially in kind or extent from the outstanding notes. As a result, for U.S. federal income tax purposes (1) you should not recognize any income, gain or loss as a result of exchanging the outstanding notes for the exchange notes; (2) the holding period of the exchange notes should include the holding period of the outstanding notes exchanged therefor; and (3) the adjusted tax basis of the exchange notes should be the same as the adjusted tax basis of the outstanding notes exchanged therefor immediately before such exchange.

PLAN OF DISTRIBUTION

Each broker-dealer that receives exchange notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where the outstanding notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period ending 180 days from the date on which this registration statement is declared effective, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any resale. In addition, until , 2007, all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account in the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of these methods of resale. These resales may be made at market prices prevailing at the time of resale, at prices related to these prevailing market prices or negotiated prices. Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer and/or the purchasers of any of the exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account in the exchange offer and any broker or dealer that participates in a distribution of the exchange notes may be deemed to be an underwriter within the meaning of the Securities Act, and any profit on the resale of exchange notes and any commission or concessions received by those persons may be deemed to be underwriting compensation under the Securities Act. Any such broker-dealer must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, including the delivery of a prospectus that contains information with respect to any selling holder required by the Securities Act in connection with any resale of the exchange notes. By delivering a prospectus, however, a broker-dealer will not be deemed to admit that it is an underwriter within the meaning of the Securities Act.

Furthermore, any broker-dealer that acquired any of its outstanding notes directly from us:

•
may not rely on the applicable interpretation of the staff of the SEC’s position contained in Exxon Capital Holdings Corp., SEC no-action letter (April 13, 1988), Morgan, Stanley & Co. Inc., SEC no-action letter (June 5, 1991) and Shearman & Sterling, SEC no-action letter (July 2, 1993); and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes.

We have agreed to pay all expenses incident to the performance of our obligations in relation to the exchange offer (including the expenses of one counsel for the holder of the outstanding notes) other than commissions or concessions of any brokers or dealers. We will indemnify the holders of the exchange notes, including any broker-dealers, against various liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity of the exchange notes and guarantees offered hereby will be passed upon for us by Wachtell, Lipton, Rosen & Katz in respect of the laws of the States of Delaware and New York.

EXPERTS

The consolidated financial statements of Berry Plastics Holding Corporation, as of December 30, 2006 (Company) and December 31, 2005 (Predecessor), and the related consolidated statements of operations, stockholders’ equity, and cash flows for the periods from September 20, 2006 to December 30, 2006 (Company), January 1, 2006 to September 19, 2006 (Predecessor) and for each of the two years in the period ended, December 31, 2005, appearing in this prospectus have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated balance sheet of Covalence Specialty Materials Corp. (“the Company” and the “Successor Company”) as of September 29, 2006, and the consolidated statement of operations, equity and comprehensive income (loss), and cash flows for the period February 17, 2006 through September 29, 2006, and the combined balance sheet of Tyco Plastics and Adhesives (the “Predecessor Company” and “TP&A”) as of September 30, 2005, and the combined statements of operations, parent company equity and comprehensive income, and cash flows for the twelve months ended September 30, 2005 and 2004, and the period October 1, 2005 through February 16, 2006 included in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein (which report expresses an unqualified opinion on the financial statements, and includes an explanatory paragraph relating to certain expenses that represented allocations made from Tyco International Ltd. in the predecessor period, and includes an explanatory paragraph relating to the restatement discussed in Note 15 to the consolidated and combined financial statements) and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The supplemental combined financial statements of Berry Plastics Holding Corporation, except for Covalence Specialty Materials Corp., as of September 30, 2006, and for the period from February 17, 2006 to September 30, 2006, appearing in this prospectus have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein. The financial statements of Covalence Specialty Materials Corp. as of September 29, 2006, and for the period February 17, 2006 through September 29, 2006 (combined with those of Berry Plastics Holding Corporation) have been audited by Deloitte & Touche LLP, independent registered public accounting firm, as stated in their report included herein. The financial statements referred to above are included in reliance upon the respective reports of such firms given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

The indenture governing the notes requires us to file annual and quarterly reports and other information with the Securities and Exchange Commission. You may read and copy any reports, statements and other information we file at the Commission’s public reference room in Washington, D.C. You may request copies of the documents, upon payment of a duplicating fee, by writing the Public Reference Section of the SEC. Please call 1-800-SEC-0330 for further information on the public reference rooms. Our filings will also be available to the public from commercial document retrieval services and at the website maintained by the SEC at http://www.sec.gov.

Unless stated below, our reports and other information that we have filed, or may in the future file, with the SEC are not incorporated by reference into and do not constitute part of this prospectus.

The SEC allows us to “incorporate by reference” information into this prospectus. This means that we can disclose important information by referring to another document filed separately with the SEC. Any information incorporated by reference is considered to be part of this prospectus. This prospectus and the information that we later file with the SEC may update and supersede the information incorporated by reference. Similarly, the information that Berry Plastics Holding Corporation later files with the SEC may update and supersede the information in this prospectus.

Any person, including any beneficial owner, to whom this prospectus is delivered may request copies of this prospectus or other information concerning us, without charge, by written or telephonic request directed to us at Berry Plastics Holding Corporation,101 Oakley Street, Evansville, Indiana 47710, Telephone: (812) 424-2904 or from the SEC through the SEC’s website at the address provided above. Documents incorporated by reference are available without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents.

To obtain timely delivery of any of our filings, agreements or other documents, you must make your request to us no later than _______, 2007. In the event that we extend the exchange offer, you must submit your request at least five business days before the expiration date of the exchange offer, as extended. We may extend the exchange offer in our sole discretion. See “Exchange Offer” for more detailed information.

COVALENCE SPECIALTY MATERIALS CORP. (SUCCESSOR) AND TYCO PLASTICS AND ADHESIVES (PREDECESSOR)

Unaudited Consolidated Financial Statements

Statements of Operations for the Three Months Ended December 29, 2006 (Successor) and December 30, 2005 (Predecessor)	F-98

Balance Sheets (Successor) as of December 29, 2006 and September 29, 2006	F-99

Statements of Cash Flows for the Three Months Ended December 29, 2006 (Successor) and December 30, 2005 (Predecessor)	F-100

Statements of Equity and Comprehensive Income (Loss) (Successor) and Parent Company Equity and Comprehensive Income (Predecessor) for the Three Months Ended December 29, 2006 and December 30, 2005	F-102

Notes to Financial Statements (unaudited)	F-103

Audited Consolidated Financial Statements

Report of Independent Registered Public Accounting Firm	F-120

Statements of Operations For The Periods from February 17, 2006 to September 29, 2006, October 1, 2005 to February 16, 2006, and the Years Ended September 30, 2005 and 2004	F-122

Balance Sheets as of September 29, 2006 and September 30, 2005	F-123

Statements of Cash Flows For The Periods from February 17, 2006 to September 29, 2006, October 1, 2005 to February 16, 2006, and the Years Ended September 30, 2005 and 2004	F-125

Statements of Equity and Comprehensive Income (Loss) (Successor) Company Equity and Comprehensive Income (Predecessor) For The Periods from February 17, 2006 to September 29, 2006, October 1, 2005 to February 16, 2006, and the Years Ended September 30, 2005 and 2004
F-127

Notes to Financial Statements	F-129

W/1130219v2

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
Berry Plastics Holding Corporation

We have audited the accompanying supplemental combined balance sheet of Berry Plastics Holding Corporation as of September 30, 2006, and the related supplemental combined statement of operations, stockholders’ equity, and cash flows for the period from February 17, 2006 to September 30, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We did not audit the financial statements of Covalence Specialty Materials Corp., a combined entity, which statements as of September 29, 2006 and for the period from February 17, 2006 to September 29, 2006, reflect total assets constituting 31%, and total net loss constituting 80% of the related combined totals. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for Covalence Specialty Materials Corp., is based solely on the report of the other auditors.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit and the report of other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audit and the report of other auditors, the supplemental financial statements referred to above present fairly, in all material respects, the combined financial position of Berry Plastics Holding Corporation at September 30, 2006, and the combined results of its operations and its cash flows for the period from February 17, 2006 to September 30, 2006, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Indianapolis, Indiana
May 1, 2007

BERRY PLASTICS HOLDING CORPORATION

SUPPLEMENTAL COMBINED BALANCE SHEET

September 30, 2006

(In Millions of Dollars, except per share information)

Assets
Current assets:
Cash and cash equivalents	$83.1
Accounts receivable (less allowance for doubtful accounts of $9.6)	357.1
Inventories:
Finished goods	238.3
Raw materials and supplies	166.8
405.1
Deferred income taxes	17.0
Prepaid expenses and other current assets	41.6
Total current assets	903.9

Property and equipment:
Land	32.6
Buildings and improvements	177.1
Equipment and construction in progress	638.6
848.3
Less accumulated depreciation	31.7
816.6

Deferred financing fees, net	64.8
Goodwill	989.2
Intangible assets, net	1,046.2
Other assets	0.7

Total assets	$3,821.4

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$272.1
Accrued expenses and other current liabilities	173.5
Current portion of long-term debt	16.0
Total current liabilities	461.6

Long-term debt, less current portion	2,612.3
Deferred income taxes	249.6
Other long-term liabilities	23.1
Total liabilities	3,346.6

Minority interest	65.2

Stockholders’ equity:
Capital stock (see Note 11)	440.6
Accumulated Deficit	(31.2)
Accumulated other comprehensive income	0.2
Total stockholders’ equity	409.6
Total liabilities, minority interest and stockholders’ equity	$3,821.4

See notes to combined financial statements.

BERRY PLASTICS HOLDING CORPORATION

SUPPLEMENTAL COMBINED STATEMENT OF OPERATIONS

For the Period from February 17, 2006 to September 30, 2006

(In Millions of Dollars)

Net sales	$1,138.8
Cost of goods sold	1,022.9
Gross profit	115.9

Operating expenses	108.2
Operating income	7.7

Interest expense, net	46.5
Loss on extinguishment of debt	13.6
Other income	(1.3)
Loss before income taxes	(51.1)
Income tax benefit	(18.1)
Minority interest, net of tax	(1.8)
Net loss	$(31.2)

See notes to combined financial statements.

BERRY PLASTICS HOLDING CORPORATION

SUPPLEMENTAL COMBINED STATEMENT OF STOCKHOLDERS’ EQUITY

For the Period from February 17, 2006 to September 30, 2006

(In Millions of Dollars)

	Capital Stock	Accumulated Deficit	Accumulated Other Comprehensive Income	Total	Comprehensive Loss
Balance at inception	$—	$—	$—	$—
Contribution of equity - Covalence	190.5	—	—	190.5
Contribution of equity - Berry	356.0	—	—	356.0
Adjustment for negative minority interest - Berry	(106.2)	—	—	(106.2)
Stock-based compensation	0.3	—	—	0.3
Translation gains	—	—	0.2	0.2	$0.2
Net loss	—	(31.2)	—	(31.2)	(31.2)
Balance at September 30, 2006	$440.6	$(31.2)	$0.2	$409.6	$(31.0)

See notes to combined financial statements.

BERRY PLASTICS HOLDING CORPORATION

SUPPLEMENTAL COMBINED STATEMENT OF CASH FLOWS

For the Period from February 17, 2006 to September 30, 2006

(In Millions of Dollars)

Operating activities
Net loss	$(31.2)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	31.9
Non-cash interest expense	2.2
Loss on extinguished debt	13.6
Amortization of intangibles	22.7
Non-cash compensation	0.3
Deferred income taxes (benefit)	(20.7)
Minority interest	(1.8)
Changes in operating assets and liabilities:
Accounts receivable, net	(26.1)
Inventories	27.5
Prepaid expenses and other assets	8.0
Accounts payable, accrued expenses and other liabilities	70.3
Net cash provided by operating activities	96.7

Investing activities
Additions to property and equipment	(34.8)
Apollo Acquisition of Covalence	(927.7)
Apollo Acquisition of Berry Plastics	(2,290.3)
Proceeds from disposal of assets	0.8
Net cash used for investing activities	(3,252.0)

Financing activities
Proceeds from long-term borrowings	2,653.4
Payments on long-term borrowings	(50.7)
Contributions from shareholders	680.8
Debt financing costs	(71.0)
Net cash provided by financing activities	3,212.5
Effect of exchange rate changes on cash	(1.1)
Net increase in cash and cash equivalents	56.1
Cash and cash equivalents at beginning of period	27.0

Cash and cash equivalents at end of period	$83.1

See notes to combined financial statements.

BERRY PLASTICS HOLDING CORPORATION

FOR THE PERIOD FROM FEBRUARY 17, 2006 TO SEPTEMBER 30, 2006

NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS

1. Basis of Presentation and Summary of Significant Accounting Policies

Background

Berry Plastics Holding Corporation (“Berry” or “the Company”) manufactures and markets plastic packaging products, plastic film products, specialty adhesives and coated products. At September 30, 2006, the Company had 63 production and manufacturing facilities, with 54 located in the United States.

On March 12, 2007, Berry and Covalence Specialty Materials Corp. (“Covalence”), another controlled portfolio company of Apollo Management, L.P. (“Apollo”) signed a definitive merger agreement. On April 3, 2007, in connection with the closing of the merger, Berry Plastics Group, Inc. (“Group”), the Parent Company of Berry merged with and into Covalence Specialty Materials Holding Corporation (“Holding”), the Parent Company of Covalence and the name of the combined new parent company became Berry Plastics Group, Inc. After the completion of the merger of Group and Holding, Covalence merged into Berry, with Berry being the surviving legal entity.

In connection with the closing of the merger, Berry Plastics Holding Corporation adopted the fiscal year-end of the accounting acquirer (Covalence Specialty Materials Corp). The Company has adopted a September year-end and commencing with periodic reports after the consummation of the merger on April 3, 2007, will begin filing its periodic reports on a combined basis.

Basis of Presentation

Prior to the merger, Berry and Covalence were considered entities under the common control of Apollo affiliates as defined in Emerging Issues Task Force (“EITF”) Issue No. 02-5, Definition of Common Control in Relation to FASB Statement of Financial Accounting Standards No. 141, Business Combinations. As a result of the merger, the financial statements of these entities are being presented retroactively on a combined basis in a manner similar to a pooling of interests, and include the results of operations of each business from the date of acquisition by the Apollo affiliates.

The accompanying Berry combined financial statements include the following entities:

•	the former Covalence Specialty Materials Corp, as of September 29, 2006 and for the period from February 17, 2006 (the date of acquisition) to September 29, 2006;
•	the former Berry Plastics Holding Corporation, as of September 30, 2006 and for the period from September 20, 2006 (the date of acquisition) to September 30, 2006.
The acquisitions by affiliates of Apollo of Covalence Specialty Materials Corp. and Berry Plastics Holding Corporation have both been accounted for by the purchase method of accounting. All intercompany transactions have been eliminated. In connection with the closing of the merger on April 3, 2007, Berry replaced its existing credit facility with a new credit facility comprised of a $400 million asset based revolving line of credit and a $1.2 billion term loan (See Note 15).

The financial information presented in Berry’s financial statements as of September 30, 2006 and for the period from February 17, 2006 to September 30, 2006 reflects all expenses incurred by Group and Holding. Berry has recorded expense in their financial statements to reflect expense related to stock compensation, management fees and income taxes, as Group and Holding each files a consolidated income tax return. Capital stock in the combined company includes the capital stock (common stock and perpetual preferred stock) that was invested in Group and Holding by Apollo. All other capital stock contributed by the minority shareholders is reflected in minority interest, to the extent that it was a positive equity balance. Berry, through its wholly-owned subsidiaries operates in five primary segments: open top, closed top, plastics, adhesives and coatings. The Company’s customers are located principally throughout the United States, without significant concentration in any one region or with any one customer. The Company performs periodic credit evaluations of its customers’ financial condition and generally does not require collateral.

The Company has recorded a minority interest liability for the equity interests in the combined company that are not owned by funds affiliated and controlled by Apollo. At September 30, 2006, the minority interest liability reflects the equity interests in Group held by management and other third parties. In connection with the acquisition of Berry by Apollo on September 20, 2006, management elected to rollover shares that were owned in Berry prior to the acquisition by Apollo into the new Company and accordingly, there was no step up applied under purchase accounting for management’s ownership in accordance with EITF 88-16, Basis in Leveraged Buyout Transactions. The application of EITF 88-16 produced a negative equity balance for management. Since that negative balance is not recoverable from the management shareholders, this amount has been reflected as a reduction of Apollo’s equity in Berry at September 30, 2006. All losses that are allocable to management are being absorbed by Apollo due to the negative equity of Berry’s management. In connection with the closing of the merger on April 3, 2007, the minority ownership interests were acquired.

Revenue Recognition

Revenue from the sales of products is recognized at the time title and risks and rewards of ownership pass (either when the products reach the free-on-board shipping point or destination depending on the contractual terms), the sales price is fixed and determinable and collection is reasonably assured. Provisions for certain rebates, sales incentives, trade promotions, coupons, product returns and discounts to customers are accounted for as reductions in gross sales to arrive at net sales in the same period that the related sales are recorded. In accordance with EITF 01-9, “Accounting for Consideration Given By a Vendor to a Customer”, the Company provides for these items as reductions of revenue at the later of the date of the sale or the date the incentive is offered. These provisions are based on estimates derived from current program requirements and historical experience. Shipping, handling, purchasing, receiving, inspecting, warehousing, and other costs of distribution are presented in cost of sales in the statements of operations. The Company classifies amounts charged to its customers for shipping and handling in net revenues in its statement of operations.

Vendor Rebates and Purchases of Raw Materials

The Company receives consideration in the form of rebates from certain vendors and in accordance with EITF 02-16, “Accounting by a Customer (Including a Reseller) for Certain Consideration Received from a Vendor”, the Company accrues these as a reduction of inventory cost as earned under existing programs, and reflects as a reduction of cost of goods sold at the time that the related underlying inventory is sold to customers.

Purchases of various densities of plastic resin used in the manufacture of the Company’s products aggregated approximately $400.7 million for the period from February 17, 2006 to September 30, 2006. The largest supplier of the Company’s total resin material requirements, represented approximately 36.4% for the period from February 17, 2006 to September 30, 2006. The Company uses suppliers such as Dow Chemical, Basell, Nova, Total, Lyondell, Chevron, ExxonMobil, Sunoco, and Huntsman to meet its resin requirements.

Research and Development

Research and development costs are expensed when incurred and charged to cost of sales. The Company incurred research and development expenditures of $5.0 million for the period from February 17, 2006 to September 30, 2006.

Advertising

Advertising costs are expensed when incurred and are included in operating expenses. The Company incurred advertising costs of approximately $2.5 million for the period from February 17, 2006 to September 30, 2006.

Stock-Based Compensation

In December 2004, the FASB issued SFAS No. 123 (Revised 2004), Share-Based Payment (“SFAS 123R”), which requires that the compensation cost relating to share-based payment transactions be recognized in financial statements based on alternative fair value models. The share-based compensation cost is measured based on the fair value of the equity or liability instruments issued. As of September 30, 2006, the Company has two share-based compensation plans (“Berry Stock Option Plan” and “Covalence Stock Option Plan”) which are more fully described in Note 13. Under the Berry and the Covalence stock option plans, members of management were granted stock options at the time of closing of the respective acquisitions. The Company recorded $0.3 million for the period from February 17, 2006 to September 30, 2006 for non-cash charges for stock compensation related to amortization of the fair value of unvested stock options. The Company recognized compensation cost on new grants based upon the grant date fair value of those awards calculated under SFAS 123R. The total income tax benefit recognized in the income statement for share-based compensation arrangements for the period February 17, 2006 through September 30, 2006 was $0.1 million.

The combined company utilized a combination of the Black-Scholes and lattice-based option valuation models for estimating the fair value of the stock options. Both companies have three tranches of options which include time based, performance based and accreting options. The models allow for the use of a range of assumptions. Expected volatilities utilized in the lattice model and Black-Scholes models are based on implied volatilities from traded stocks of peer companies. Similarly, the dividend yield is based on historical experience and the estimate of future dividend yields. The risk-free interest rate is derived from the U.S. Treasury yield curve in effect at the time of grant. The lattice model incorporates exercise and post-vesting forfeiture assumptions based on an analysis of historical data. The expected life of the grants are derived from historical experience and expected behavior. The fair value for options granted have been estimated at the date of grant using a Black-Scholes or lattice option pricing model, generally with the following weighted average assumptions:

	Berry	Covalence
	Period from 9/20/06-9/30/06	Period from 2/17/06-9/30/06
Risk-free interest rate	4.5%	4.5 - 4.9%
Dividend yield	0.0%	0.0%
Volatility factor	.20	.45
Expected option life	6.0 years	3.73 - 6.86 years

Foreign Currency

For the non-U.S. subsidiaries that account in a functional currency other than U.S. Dollars, assets and liabilities are translated into U.S. Dollars using period-end exchange rates. Sales and expenses are translated at the average exchange rates in effect during the period. Foreign currency translation gains and losses are included as a component of accumulated other comprehensive income within stockholders’ equity. Gains and losses resulting from foreign currency transactions, the amounts of which are not material in any period presented, are included in net income.

Cash and Cash Equivalents

All highly liquid investments purchased with a maturity of three months or less from the time of purchase are considered to be cash equivalents.

Allowance for Doubtful Accounts

The allowance for doubtful accounts is analyzed in detail on a quarterly basis and all significant customers with delinquent balances are reviewed to determine future collectibility. The determinations are based on legal issues (such as bankruptcy status), past history, current financial and credit agency reports, and the experience of the credit representatives. Reserves are established in the quarter in which the Company makes the determination that the account is deemed uncollectible. The Company maintains additional reserves based on its historical bad debt experience. Additionally, the allowance for doubtful accounts includes a reserve for cash discounts that are offered to some customers for prompt payment. The following table summarizes the activity for the period from February 17, 2006 to September 30, 2006 for the allowance for doubtful accounts, excluding the activity related to cash discounts due to its volume.

Fair value of allowance for doubtful accounts from acquisition dates	$10.1
Charged to costs and expenses	(0.2)
Deductions and currency translation	(0.3)
Balance at September 30, 2006	$9.6

Inventories

Inventories are stated at the lower of cost or market and are valued using the first-in, first-out method. Management periodically reviews inventory balances, using recent and future expected sales to identify slow-moving and/or obsolete items. The cost of spare parts inventory is charged to manufacturing overhead expense when incurred.

Property, Plant and Equipment

Property and equipment are stated at cost. Depreciation is computed primarily by the straight-line method over the estimated useful lives of the assets ranging from 15 to 25 years for buildings and improvements and two to 10 years for machinery, equipment, and tooling. Leasehold improvements are depreciated over the shorter of the useful life of the improvement or the lease term. Repairs and maintenance costs are charged to expense as incurred. Depreciation expense totaled approximately $31.9 million for the period from February 17, 2006 to September 30, 2006.

Long-lived Assets

Long-lived assets, including Property, plant and equipment and definite lived intangible assets are reviewed for impairment in accordance with SFAS No. 144 whenever facts and circumstances indicate that the carrying amount may not be recoverable. Specifically, this process involves comparing an asset’s carrying value to the estimated undiscounted future cash flows the asset is expected to generate over its remaining life. If this process were to result in the conclusion that the carrying value of a long-lived asset would not be recoverable, a write-down of the asset to fair value would be recorded through a charge to operations. Fair value is determined based upon discounted cash flows or appraisals as appropriate. Long-lived assets that are held for sale are reported at the lower of the assets’ carrying amount or fair value less costs related to the assets’ disposition. No impairments were recorded in these financial statements.

Goodwill, Intangible Assets and Deferred Costs

Deferred financing fees are being amortized to interest expense using the effective interest method over the lives of the respective debt agreements.

Customer relationships are being amortized using the straight-line method over the estimated life of the relationships which range from 11 to 20 years. Technology intangibles are being amortized using the straight-line method over the estimated life of the technology which is 11 years. License intangibles are being amortized using the straight-line method over the life of the license which is 10 years. Patent intangibles are being amortized using the straight-line method over the shorter of the estimated life of the technology or the patent expiration date ranging from ten to twenty years, with a weighted-average life of 15 years. The Company evaluates the remaining useful life of intangible assets on a periodic basis to determine whether events and circumstances warrant a revision to the remaining useful life.

The goodwill acquired represents the excess purchase price over the fair value of the net assets acquired. These costs are reviewed annually for impairment pursuant to Statement of Financial Accounting Standards (“SFAS”) No. 142, Goodwill and Other Intangible Assets. Assets were allocated to the reporting units based on the assets for each facility within each segment. For facilities that manufacture and sell products for various segments, the assets are allocated based on the net sales of each segment.

Trademarks that are expected to remain in use, which are indefinite lived intangible assets, are reviewed for impairment annually pursuant to SFAS No. 142.

Financial Instruments and Derivative Financial Instruments

The Company’s financial instruments consist primarily of cash and cash equivalents, accounts receivable, accounts payable, long-term debt and capital lease obligations. The fair value of such instruments approximated book value at September 30, 2006.

Insurable Liabilities

The Company records liabilities for the self-insured portion of workers’ compensation, health, product, general and auto liabilities. The determination of these liabilities and related expenses is dependent on claims experience. For most of these liabilities, claims incurred but not yet reported are estimated by utilizing actuarial valuations based upon historical claims experience.

Income Taxes

The Company accounts for income taxes under the asset and liability approach, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequence of events that have been recognized in the Company’s financial statements or income tax returns. Income taxes are recognized during the year in which the underlying transactions are reflected in the Supplemental Combined Statement of Operations. Deferred taxes, with the exception of non-deductible goodwill, are provided for temporary differences between amounts of assets and liabilities as recorded for financial reporting purposes and such amounts as measured by tax laws. If the Company determines that a deferred tax asset arising from temporary differences is not likely to be utilized, the Company will establish a valuation allowance against that asset to record it at its expected realizable value. Deferred taxes have been provided related to the tax effects of the repatriation of foreign earnings. The Company’s effective tax rate (“ETR”) is dependent on many factors including: the impact of enacted tax laws in jurisdictions in which the Company operates; the amount of earnings by jurisdiction, due to varying tax rates in each country; and the Company’s ability to utilize foreign tax credits related to foreign taxes paid on foreign earnings that will be remitted to the U.S.

Comprehensive Income (Loss)

Comprehensive income (loss) is comprised of net income (loss) and other comprehensive income (losses). Other comprehensive income (losses) includes unrealized gains or losses resulting from currency translations of foreign investments and adjustments to record the minimum pension liability prior to the adoption of SFAS No. 158.

Pension

Pension benefit costs include assumptions for the discount rate, retirement age, and expected return on plan assets. Retiree medical plan costs include assumptions for the discount rate, retirement age, and health-care-cost trend rates. Periodically, the Company evaluates the discount rate and the expected return on plan assets in its defined benefit pension and retiree health benefit plans. In evaluating these assumptions, the Company considers many factors, including an evaluation of the discount rates, expected return on plan assets and the health-care-cost trend rates of other companies; historical assumptions compared with actual results; an analysis of current market conditions and asset allocations; and the views of advisers.

Use of Estimates

The preparation of the financial statements in conformity with accounting principles generally accepted in the United States requires management to make extensive use of estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities and the reported amounts of sales and expenses. Significant estimates in these financial statements include restructuring charges and credits, allowances for doubtful accounts receivable, estimates of future cash flows associated with long-lived assets, useful lives for depreciation and amortization, loss contingencies and net realizable value of inventories, revenue credits, vendor rebates, income taxes and tax valuation reserves and the determination of discount and other rate assumptions for pension and postretirement employee benefit expenses. Actual results could differ materially from these estimates. Changes in estimates are recorded in results of operations in the period that the event or circumstances giving rise to such changes occur.

Recently Issued Accounting Pronouncements

In June 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”), which is an interpretation of SFAS No. 109, “Accounting for Income Taxes.” FIN 48 provides measurement and recognition guidance related to accounting for uncertainty in income taxes. FIN 48 also requires increased disclosure with respect to the uncertainty in income taxes. The Company will adopt the provisions of FIN 48 on October 1, 2007, as required, and is currently evaluating the impact of such adoption on its supplemental combined financial statements.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements.” This statement establishes a standard definition for fair value, establishes a framework under generally accepted accounting principles for measuring fair value and expands disclosure requirements for fair value measurements. This statement is effective for financial statements issued for fiscal years beginning after November 15, 2007. The Company is currently assessing the impact of the statement on its supplemental combined financial statements.

In September 2006, the SEC issued Staff Accounting Bulletin (“SAB”) No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements.” SAB No. 108 requires that companies utilize a “dual-approach” to assessing the quantitative effects of financial statement misstatements. The dual approach includes both an income statement focused and balance sheet focused assessment. SAB No. 108 is applicable for the Company’s fiscal year ending September 30, 2007. The Company has assessed the impact of the adoption of SAB No. 108. The adoption of SAB No. 108 will not have a significant impact on its financial position or results of operations.

In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of FASB Statements No. 87, 88, 106 and 132(R)”. This statement requires an employer to recognize the overfunded or underfunded status of defined benefit pension and postretirement plans as an assets or liabilities in its statement of financial position.

Under SFAS No. 158, unrecognized actuarial gains and losses, prior service costs and credits and any remaining unrecognized transition amounts, net of their related income tax effect, are to be reported as a component of Accumulated other comprehensive income. Incremental changes in these amounts not recognized in the statements of operations in the same year they arise are recognized in the year in which the changes occur as changes in other comprehensive income.

The statement also requires an employer to measure the funded status of a plan as of the date of its year-end statement of financial position. The requirement to recognize the funded status of defined benefit pension and postretirement plans is effective for fiscal years ending after December 15, 2006 for companies with publicly traded stock, and June 15, 2007 for all other companies. The requirement to measure plan assets and benefit obligations as of the date of the employer’s fiscal year-end statement of financial position is effective for the fiscal years ending after December 15, 2008. While the Company currently measures plan assets and benefit obligations as of August of each fiscal year-end, the Company is currently evaluating the impact that the other aspects of this Statement will have on its supplemental combined financial statements.

2. Acquisition of Covalence (Successor to Tyco Plastics & Adhesives)

On February 16, 2006, substantially all of the assets and liabilities of Tyco Plastics & Adhesives were acquired by Covalence, under a Stock and Asset Purchase Agreement dated December 20, 2005 and entered into among Holding, an affiliate of Apollo Management V, L.P. and the direct parent of Covalence, Tyco International S.A. and Tyco Group S.a.r.l. Under the agreement, Covalence acquired Tyco’s businesses through the acquisition of certain equity interests of, and certain assets and liabilities held by direct and indirect operating subsidiaries of, Tyco International Ltd. (“Tyco”). The initial purchase price was $975.2 million, subject to working capital adjustments and was funded with a new $350.0 million term loan, $175.0 million of Second Priority Floating Rate Notes, $265.0 million of 10 ¼% Senior Subordinated Notes and an equity contribution of approximately $197.5 million. The Company has performed an evaluation of the fair values of the real and personal property, inventory and certain identifiable intangible assets in connection with the purchase price allocation related to the Acquisition. A valuation study was undertaken, which supports the purchase price allocation. The valuation study resulted in a fair value step-up to real and personal property, inventory and certain identifiable intangible assets. The Company recognized $6.8 million as a charge to cost of sales relating to the sale of inventory that was stepped-up to fair value for this acquisition. The Company is in the process of finalizing its purchase accounting information and, based on the valuation study and other available information, has recorded a purchase price of $916.1 million, which includes $975.2 million of original purchase price partially offset by favorable working capital adjustments from Tyco of approximately $63.6 million and $25.5 million and an unfavorable post-closing working capital adjustment of $30.0 million that is due to Tyco. As part of the Acquisition, the Company agreed to pay to Tyco a post-closing working capital adjustment not to exceed $30.0 million. As of September 30, 2006, the Company anticipated that it would be required to pay the $30.0 million to Tyco and has included this amount in its purchase accounting calculations, and such amount is reflected in its Balance Sheet as of September 30, 2006. The amount is based on the average resin price the Company paid during fiscal year 2006 and was paid on December 4, 2006. The Company’s remaining purchase accounting for the Acquisition will be finalized during the first calendar quarter of 2007. The excess of the fair value of the net assets acquired over the purchase price paid has been allocated to non current assets on a prorated basis. Covalence incurred a $3.7 million charge related to a loss on extinguished debt for bridge financing fees arranged to fund the acquisition that were not utilized. The following table summarizes the preliminary allocation of fair values of the Company’s assets acquired and liabilities assumed at the date of acquisition.

	Estimated Fair Value at February 16, 2006	Allocation of Excess Fair Value over Purchase Price	Allocation of Purchase Price at February 16, 2006
		(in millions)
Current assets	$434.6	$—	$434.6
Property, plant and equipment	345.4	(4.8)	340.6
Intangible assets.	365.8	(7.3)	358.5
Deferred financing fees and other non-current assets	24.1	—	24.1
Assets acquired	1,169.9	(12.1)	1,157.8

Current liabilities.	174.6	—	174.6
Non current liabilities	67.1	—	67.1
Liabilities assumed.	241.7	—	241.7
	$928.2	$(12.1)	$916.1

3. Acquisition of BPC Holding Corporation (Berry Plastics)

On September 20, 2006, BPC Acquisition Corp. merged with and into BPC Holding Corporation pursuant to an agreement and plan of merger, dated June 28, 2006, with BPC Holding Corporation continuing as the surviving corporation. Following the consummation of the merger, BPC Holding Corporation changed its name to Berry Plastics Holding Corporation. Pursuant to the Merger, Berry is a wholly-owned subsidiary of Group, the principal stockholders of which are Apollo Investment Fund VI, L.P., AP Berry Holdings, LLC, an affiliate of Graham Partners II, L.P., and management. Apollo Investment Fund VI, L.P. and AP Berry Holdings, LLC are affiliates of Apollo Management, L.P., which is a private investment firm. Graham Partners II, L.P. is an affiliate of Graham Partners, Inc. (“Graham”), a private equity firm.

The total amount of funds required to acquire Berry and to pay fees related to the acquisition was $2.4 billion. The acquisition was primarily funded with (1) the issuance of $750.0 million aggregate principal amount of second priority senior secured notes, (2) new borrowings of $675.0 million in Term B loans, (3) the issuance of $425.0 million aggregate principal amount of senior subordinated notes, and (4) contributed equity. Apollo and its affiliates acquired 72% of the common stock of Group. The remaining common stock was primarily held by an affiliate of Graham Partners II, L.P., which owned 10% and members of Berry’s management which owned 16%.

The acquisition has been accounted for under the purchase method of accounting, and accordingly, the purchase price has been allocated to the identifiable assets and liabilities based on estimated fair values at the acquisition date. The allocation is preliminary and is subject to change. The Company is amortizing its definite lived intangible assets over a weighted-average life of 20 years. The impact of writing up inventory to net realizable value was $10.1 million and resulted in a charge to cost of goods sold for the period from September 20 to September 30, 2006 of $2.9 million. The Company has applied the provisions of Emerging Issues Task Force 88-16, whereby, the carryover equity interests of certain management shareholders from Berry prior to the acquisition by Apollo were recorded at their historical basis. The application of these provisions has preliminarily reduced stockholders’ equity and intangibles by $173.4 million. The following table summarizes the allocation of purchase price and the estimated fair values of the assets acquired and liabilities assumed at the date of the acquisition.

September 20, 2006
Current assets	$389.3
Property and equipment	473.2
Goodwill	989.2
Customer relationships	511.9
Trademarks	182.2
Other intangibles and deferred financing fees	59.0
Total assets	2,604.8

Current liabilities	197.5
Long-term liabilities	2,103.3
Total liabilities	2,300.8
Net assets acquired	$304.0

The $304.0 million of net assets acquired consists of Apollo, Graham and management’s $428.8 million cash contribution and $31.8 million of carryover basis in rollover stock, net of the $5.9 million charge to loss on extinguished debt for bridge financing fees arranged to fund the Merger but not utilized and a $150.7 million deemed cash dividend to the selling shareholders that was required to be recognized by Emerging Issues Task Force Issue No. 88-16, Basis in Leveraged Buyout Transactions.

On June 3, 2005, Berry acquired Kerr Group, Inc. (“Kerr”) for aggregate consideration of approximately $454.8 million (the “Kerr Acquisition”), including direct costs associated with the acquisition. The operations from the Kerr Acquisition are included in Berry’s operations since the acquisition date. The purchase price was financed through additional term loan borrowings under an amendment to Berry’s prior senior secured credit facility and cash on hand. In accordance with EITF 95-3, the Company established opening balance sheet reserves of $2.7 million related to plant shutdown and severance costs, of which payments totaling $1.3 million have been made through September 30, 2006.

The pro forma financial results presented below are unaudited and assume that the Covalence (Tyco Plastics & Adhesives) Acquisition and the Berry Acquisition occurred at October 1, 2005. The information presented is for informational purposes only and is not necessarily indicative of the operating results that would have occurred had the Covalence (Tyco Plastics & Adhesives) Acquisition and the Berry Acquisition been consummated at the beginning of the respective period, nor are they necessarily indicative of future operating results. Further, the information reflects only pro forma adjustments for depreciation expense, additional interest and amortization expense, elimination of write off of deferred financing fees, minority interest and net of the applicable income tax effects.

		Unaudited
	Berry Plastics Holding Corporation - Combined	Berry Plastics - Historical	Covalence - Historical
Pro forma net sales	$3,173.4	$1,414.1	$1,759.3
Pro forma net loss	$(64.6)	$(26.8)	$(37.8)

4. Long-Term Debt

Long-term debt consists of the following at September 30, 2006:

Term loan - Berry	$675.0
Revolving line of credit - Berry	20.0
Second Priority Senior Secured Fixed Rate Notes - Berry	525.0
Second Priority Senior Secured Floating Rate Notes - Berry	225.0
11% Senior Subordinated Notes - Berry	425.0
Capital leases - Berry	25.4
Term loan - Covalence	299.3
Revolving line of credit - Covalence	—
Second Priority Floating Rate Notes - Covalence	175.0
10 ¼% Senior Subordinated Notes - Covalence	265.0
Less debt discount on 10 ¼% Notes - Covalence	6.4
2,628.3
Less current portion of long-term debt	16.0
$2,612.3

Covalence

Senior Secured Credit Facility

In connection with the Acquisition of Tyco Plastics & Adhesives, Covalence entered into a senior secured credit facility, which included a term loan in the amount of $350.0 million with a maturity date of February 16, 2013. On May 18, 2006, Covalence refinanced its senior secured credit facilities, which now consist of a new term loan in the principal amount of $300.0 million and a new revolving credit facility which provides borrowing availability equal to the lesser of (a) $200.0 million or (b) the borrowing base, which is a function, among other things, of Covalence’s accounts receivable and inventory. The term loan matures on May 18, 2013 and the revolving credit facility matures on May 18, 2012.

The borrowings under the senior secured credit facilities bear interest at a rate equal to an applicable margin plus, as determined at our option, either (a) a base rate (“Base Rate”) determined by reference to the higher of (1) the prime rate of Bank of America, N.A., as administrative agent, and (2) the U.S. federal funds rate plus 1/2 of 1% or (b) a eurodollar rate (“LIBOR”) determined by reference to the costs of funds for eurodollar deposits in dollars in the London interbank market for the interest period relevant to such borrowing adjusted for certain additional costs. The initial applicable margin for LIBOR rate borrowings under the revolving credit facility is 1.50% and under the term loan is 2.00%. The initial applicable margin for base rate borrowings under the revolving credit facility is 0% and under the term loan is 1.00%. The applicable margin for such borrowings under the revolving credit facility will be reduced if Covalence achieves certain leverage ratios.

The senior secured credit facilities require minimum quarterly principal payments of $0.750 million on the term loan for the first six years and nine months, commencing in September 2006, with the remaining amount payable on May 18, 2013. In addition, Covalence must prepay the outstanding term loan, subject to certain exceptions, with:

•
Beginning with Covalence’s first full fiscal year after the closing, 50% (which percentage is subject to a minimum of 0% upon the achievement of certain leverage ratios) of excess cash flow (as defined in the credit agreement); and

•
100% of the net cash proceeds of all non-ordinary course asset sales and casualty and condemnation events, if Covalence does not reinvest or commit to reinvest those proceeds in assets to be used in its business or to make certain other permitted investments within 15 months, subject to certain limitations.

In addition to paying interest on outstanding principal under the senior secured credit facilities, Covalence is required to pay a commitment fee to the lenders under the revolving credit facilities in respect of the unutilized commitments thereunder at a rate equal to 0.25% to 0.35% per annum depending on the average daily available unused borrowing capacity. Covalence also pays customary letter of credit fees, including a fronting fee of 0.25% per annum of the stated amount of each outstanding letter of credit, and customary agency fees.

Covalence may voluntarily repay outstanding loans under the senior secured credit facilities at any time without premium or penalty, other than customary “breakage” costs with respect to eurodollar loans.

The senior secured credit facilities contain various restrictive covenants that, among other things and subject to specified exceptions, prohibits Covalence from prepaying other indebtedness, restricts its ability to incur indebtedness or liens, make investments or declare or pay any dividends.

All obligations under the senior secured credit facilities are unconditionally guaranteed by Holdings and, subject to certain exceptions, each of Covalence’s existing and future direct and indirect domestic subsidiaries, including the Guarantors. The guarantees of those obligations are secured by substantially all of Covalence’s assets as well as those of Covalence Specialty Materials Holdings Corp. and each domestic subsidiary guarantor.

Second Priority Floating Rate Notes

Also in connection with Apollo’s acquisition of Covalence, Covalence entered into the $175.0 million floating rate loan. The second priority floating rate loan matures on August 16, 2013, and bears interest at a rate per annum, reset at the end of each interest period, equal to LIBOR plus 3.25% or Base Rate plus 2.25%. No principal payments are required with respect to the second priority floating rate loan prior to maturity. Voluntary prepayments under the floating rate loan are subject to a premium of 2% of any principal amount prepaid in the first year, 1% of any principal amount prepaid in the second year and no premium thereafter.

All obligations under the floating rate loan are unconditionally guaranteed by each of Covalence’s existing domestic subsidiaries that guarantees debt under Covalence’s senior secured credit facilities and by certain of Covalence’s future domestic subsidiaries, and are secured on a second priority basis by the same assets securing the loans under the senior secured credit facilities.

10 1/4% Senior Subordinated Notes

Covalence also issued $265.0 million of 10.25% senior subordinated notes due March 1, 2016. Included as a reduction of the balance in long term debt is the unamortized portion of the discount of $6.4 million that this note was issued at, which is reflected in the Supplemental Combined Balance Sheet. Included in the Statement of Operations is $0.2 million of amortization of this discount using the effective interest method. The notes are senior subordinated obligations of Covalence and rank junior to all other senior indebtedness of Covalence that does not contain similar subordination provisions. No principal payments are required with respect to the senior subordinated notes prior to maturity.

The second priority floating rate loan agreement and the indenture relating to the notes each contain a number of covenants that, among other things and subject to certain exceptions, restrict Covalence’s ability and the ability of its restricted subsidiaries to incur indebtedness or issue disqualified stock or preferred stock, pay dividends or redeem or repurchase stock, make certain types of investments, sell assets, incur certain liens, restrict dividends or other payments from subsidiaries, enter into transactions with affiliates and consolidate, merge or sell all or substantially all of Covalence’s assets. For the period ended September 30, 2006, Covalence has complied with all covenants. No principal payments are required with respect to the second priority floating rate loan and the senior subordinated notes prior to maturity.

As of September 30, 2006 Covalence had $191.9 million of availability under its revolving credit facility. As of September 30, 2006 Covalence had approximately $8.1 million in letters of credit issued and outstanding.

Berry Plastics

Senior Secured Credit Facility

On September 20, 2006, Berry entered into a credit agreement and a related guarantee and collateral agreement with a syndicate of lenders. This senior secured credit facility (the “Credit Facility”) provides financing of up to $875.0 million, consisting of (1) $675.0 million in term loans and (2) a $200.0 million revolving credit facility. The interest rates per annum applicable to loans under the Credit Facility are, at Berry’s option, equal to either an alternate base rate or an adjusted LIBOR rate for a one-, two-, three- or six-month interest period, or a nine- or twelve-month period, if available from all relevant lenders, in each case, plus an applicable margin. The alternate base rate means the greater of (1) Credit Suisse’s prime rate and (2) one-half of 1.0% over the weighted average of rates on overnight Federal Funds. Berry also pays a customary commitment fee to the lenders under the revolving credit facility in respect of the unutilized commitments thereunder at a rate equal to 0.5% per annum (subject to reduction upon attainment of certain leverage ratios) and letter of credit and agency fees.

The Credit Facility requires a prepayment on outstanding term loans, subject to certain exceptions, with (1) beginning with the first full fiscal year after the closing, 50% (which percentage can be as low as 0% upon the achievement of certain leverage ratios) of excess cash flow less the amount of certain voluntary prepayments, (2) so long as our total net first lien leverage ratio is above a certain threshold, 100% of the net cash proceeds of any incurrence of debt other than excluded debt issuances, and (3) so long as the total net first lien leverage ratio is above a certain threshold, 100% of the net cash proceeds of all non-ordinary course asset sales and casualty and condemnation events, if Berry does not reinvest or commit to reinvest those proceeds in assets to be used in our business or to make certain other permitted investments within 15 months. Berry may voluntarily repay outstanding loans under the Credit Facility at any time without premium or penalty.

The term loans amortize each year in an amount equal to 1% per annum in equal quarterly installments for the first six years and nine months, with the remaining amount payable on September 20, 2013. Principal amounts outstanding under the revolving credit facility will be due and payable in full on September 20, 2012. All obligations under the Credit Facility are unconditionally guaranteed by Group and, subject to certain exceptions, each existing and future direct and indirect domestic subsidiary. All obligations under the Credit Facility and the guarantees of those obligations are secured by substantially all assets of Berry and each subsidiary guarantor subject to certain exceptions: (1) a first priority pledge of all equity interests of Berry, a pledge of 100% of the equity interests of all guarantors and a first priority pledge of 65% of the voting equity interests of certain foreign subsidiaries; and (2) a first priority security interest in substantially all tangible and intangible assets of Berry and each subsidiary guarantor.

The Credit Facility contains customary covenants that, among other things, restrict, subject to certain exceptions, the ability, and the ability of subsidiaries, to incur indebtedness, sell assets, make investments, engage in acquisitions, mergers or consolidations and make dividend and other restricted payments. In addition, the Credit Facility requires Berry to maintain the total net first lien leverage ratio below a certain ratio and also contains certain customary affirmative covenants and events of default. Berry was in compliance with all the financial and operating covenants at September 30, 2006.

At September 30, 2006, there was $20.0 million outstanding on the revolving credit facility. The revolving credit facility allows up to $50.0 million of letters of credit to be issued instead of borrowings under the revolving credit facility. At September 30, 2006, Berry had $14.9 million under the Credit Facility in letters of credit outstanding. At September 30, 2006, Berry had unused borrowing capacity of $165.1 million under the revolving line of credit.

Second Priority Senior Secured Notes

On September 20, 2006, Berry issued $750.0 million of second priority senior secured notes (“Second Priority Notes”) comprised of (1) $525.0 million aggregate principal amount of 8 7/8% second priority fixed rate notes (“Fixed Rate Notes”) and (2) $225.0 million aggregate principal amount of second priority senior secured floating rate notes (“Floating Rate Notes”). The Second Priority Notes mature on September 15, 2014. Interest on the Fixed Rate Notes is due semi-annually on March 15 and September 15. The Floating Rate Notes bear interest at a rate of LIBOR plus 3.875% per annum, which resets quarterly. Interest on the Floating Rate Notes is payable quarterly on March 15, June 15, September 15 and December 15 of each year.

The Second Priority Notes are secured by a second priority security interest in the collateral granted to the collateral agent under the Credit Facility for the benefit of the holders and other future parity lien debt that may be issued pursuant to the terms of the indenture. These liens will be junior in priority to the liens on the same collateral securing the Credit Facility and to all other permitted prior liens. The Second Priority Notes are guaranteed, jointly and severally, on a second priority senior secured basis, by each domestic subsidiary that guarantees the Credit Facility. The Second Priority Notes contain customary covenants that, among other things, restrict, subject to certain exceptions, our ability, and the ability of subsidiaries, to incur indebtedness, sell assets, make investments, engage in acquisitions, mergers or consolidations and make dividend and other restricted payments.

On or after September 15, 2010 and 2008, Berry may redeem some or all of the Fixed Rate Notes and Floating Rate Notes, respectively, at specified redemption prices. Additionally, on or prior to September 15, 2009 and 2008, Berry may redeem up to 35% of the aggregate principal amount of the Fixed Rate Notes and Floating Rate Notes, respectively, with the net proceeds of specified equity offerings at specified redemption prices. If a change of control occurs, Berry must give holders of the Second Priority Notes an opportunity to sell their notes at a purchase price of 101% of the principal amount plus accrued and unpaid interest.

11% Senior Subordinated Notes

On September 20, 2006, Berry issued $425.0 million in aggregate principal amount of senior subordinated notes (“Senior Subordinated Notes”) to affiliates of Goldman, Sachs and Co. in a private placement that is exempt from registration under the Securities Act. The Senior Subordinated Notes are unsecured, senior subordinated obligations and are guaranteed on an unsecured, senior subordinated basis by each of our subsidiaries that guarantee the Berry Credit Facility and the Berry Second Priority Notes. The Senior Subordinated Notes mature in 2016 and bear interest at a rate of 11% per annum. Such interest is payable quarterly in cash; provided, however, that on any quarterly interest payment date on or prior to the third anniversary of the issuance, Berry can satisfy up to 3% of the interest payable on such date by capitalizing such interest and adding it to the outstanding principal amount of the Senior Subordinated Notes.

The Senior Subordinated Notes may be redeemed at Berry’s option under circumstances and at redemption prices set forth in the indenture. Upon the occurrence of a change of control, Berry is required to offer to repurchase all of the Senior Subordinated Notes. The indenture sets forth covenants and events of default that are substantially similar to those set forth in the indenture governing the Second Priority Notes. The Senior Subordinated Notes contain additional affirmative covenants and certain customary representations, warranties and conditions.

Future maturities of long-term debt at September 30, 2006 are as follows:

2007	$16.0
2008	14.5
2009	13.4
2010	12.4
2011	17.7
Thereafter	2,560.7
$2,634.7

Interest paid was $43.9 million for the period from February 17, 2006 to September 30, 2006.

5. Goodwill, Intangible Assets and Deferred Costs

The following table sets forth the gross carrying amount and accumulated amortization of the Company’s intangible assets:

	Gross Carrying Amount	Amortization Period
Deferred financing fees	$67.0	Respective debt
Customer relationships	624.6	11 - 20 years
Goodwill	989.2	Indefinite lived
Trademarks	182.2	Indefinite lived
Patents	15.8	12 - 20 years
Licenses	111.4	11 years
Technology	134.8	10 years
Accumulated amortization	(24.8)
	$2,100.2

Future amortization expense for definite lived intangibles at September 30, 2006 for the next five fiscal years is approximately $67.1, $67.1, $66.6, $66.3 and $65.6 million each year for fiscal 2007, 2008, 2009, 2010, and 2011, respectively.

Note 6. Lease and Other Commitments

Certain property and equipment are leased using capital and operating leases. Total capitalized lease property consists of a building and manufacturing equipment with a cost of $21.9 million and related accumulated amortization of $0.1 at September 30, 2006. Capital lease amortization is included in depreciation expense. Total rental expense from operating leases was $6.7 million for the period from February 17, 2006 to September 30, 2006.

Future minimum lease payments for capital leases and noncancellable operating leases with initial terms in excess of one year are as follows:

	At September 30, 2006
	Capital Leases	Operating Leases
2007	$7.4	$35.6
2008	5.7	31.8
2009	5.7	29.0
2010	1.7	26.4
2011	8.2	22.0
Thereafter	—	102.1
	28.7	$246.9

Less: amount representing interest	(3.3)
Present value of net minimum lease payments	$25.4

The Company is party to various legal proceedings involving routine claims which are incidental to its business. Although the Company’s legal and financial liability with respect to such proceedings cannot be estimated with certainty, the Company believes that any ultimate liability would not be material to its financial position or results of operations.

At the time of the Covalence Acquisition, under the Covalence predecessor (Tyco Plastics & Adhesives, “TP&A”), various claims, lawsuits and administrative proceedings arising in the ordinary course of business with respect to commercial, product liability and environmental matters were pending or threatened against TP&A. Additionally, TP&A was involved in various stages of investigation and cleanup related to environmental remediation matters at a number of sites. As part of the Acquisition of Covalence, the selling Tyco entities which owned TP&A retained the liabilities associated with these known environmental matters, which relate to the offsite disposal of hazardous materials. Covalence retained liabilities relating to environmental matters on the acquired properties. Covalence also retained the liabilities associated with all known commercial and product liability matters. In the opinion of management, the ultimate resolution of these matters is not known and an estimate cannot be made. The Company has not recorded a reserve for these matters as they are not reasonably estimable and believes these will not have a material impact on the Company’s financial position, results of operations, or cash flows.

The Company has various purchase commitments for raw materials, supplies and property and equipment incidental to the ordinary conduct of business.

7. Comprehensive Loss

Total comprehensive loss for the period from February 17, 2006 to September 30, 2006 is as follows:

(in millions)
Net loss	$(31.2)
Foreign currency translation adjustment.	0.2
Comprehensive loss	$(31.0)

8. Income Taxes

The Company is being taxed at the U.S. corporate level as a C-Corporation and has provided U.S. federal and state income taxes. The Company has been indemnified by Tyco for tax liabilities that may arise in the future that relate to the period prior to the Covalence Acquisition of the various entities from Tyco. Deferred taxes have been provided related to the tax effects of the repatriation of foreign earnings. The Company’s effective tax rate (“ETR”) is dependent on many factors including: the impact of enacted tax laws in jurisdictions in which the Company operates; the amount of earnings by jurisdiction, due to varying tax rates in each country; and the Company’s ability to utilize foreign tax credits related to foreign taxes paid on foreign earnings that will be remitted to the U.S.

Significant components of income tax expense (benefit) for the period ended September 30, 2006 are as follows:

Current
United States:
Federal	$—
State	—
Non-U.S.	2.6
Current income tax provision	2.6
Deferred:
United States:
Federal	(17.5)
State	(1.0)
Non-U.S.	(2.2)
Deferred income tax benefit	(20.7)
Benefit for income taxes	$(18.1)

U.S. loss from continuing operations before income taxes was $(54.5) million for the period ended September 30, 2006. Non-U.S. income from continuing operations before income taxes was $3.4 million for the period ended September 30, 2006.

The reconciliation between U.S. federal income taxes at the statutory rate and the Company’s benefit for income taxes on continuing operations for the period ended September 30, 2006 are as follows:

U.S. Federal income tax benefit at the statutory rate	$(17.9)
Adjustments to reconcile to the income tax provision:
U.S. state income tax benefit	(2.3)
Permanent differences	0.3
Change in Valuation Allowance - Foreign	1.8
Rate difference between U.S. and Foreign	(0.2)
Other	0.2
Benefit for income taxes	$(18.1)

Deferred income taxes result from temporary differences between the amount of assets and liabilities recognized for financial reporting and tax purposes. The components of the net deferred income tax liability at September 30, 2006 are as follows ($ in millions):

Deferred tax assets
Allowance for doubtful accounts	$1.9
Accrued liabilities and reserves	17.6
Amortization of tax deductible goodwill	2.0

Inventories	0.3
Net operating loss carryforward	116.9
Alternative minimum tax (AMT) credit carryforward	7.4
Others	1.9
Total deferred tax assets	148.0
Valuation allowance	(11.5)
Total deferred tax assets, net of valuation allowance	$136.5
Deferred tax liabilities :
Property and Equipment	$38.4
Intangible assets	327.3
Prepaid expenses	1.3
Foreign earnings	1.3
Others	0.8
Total deferred tax liabilities	$369.1
Net deferred tax liability	$(232.6)

As of September 30, 2006, the Company had foreign net operating loss carryforwards of approximately $39.7 million, of which $0.6 million are available to offset taxable income in future years. In the U.S. the company had approximately $262.5 million of federal net operating loss carryforwards at September 30, 2006. The federal net operating loss carryforwards will expire in future years through 2021. AMT credit carryforwards are available to Group infinitely to reduce future years’ federal income taxes.

The valuation allowance against deferred tax assets is $11.4 million, related to the foreign operating loss carryfowards that is more likely than not that the deferred tax assets will be able to be utilized against future foreign income. With the exception of Covalence Canada, the Company believes that it will not generate sufficient future taxable income to realize the tax benefits in foreign jurisdictions related to the deferred tax assets. Therefore, the company has provided a full valuation allowance against its foreign net operating losses included within the deferred tax assets other than the net operating losses related to Covalence Canada.

As a result of prior acquisitions, the unused operating loss carryforward is subject to an annual limitation. The Company is in the process of finalizing the computation to determine the limitation, but have preliminary estimated the annual limitation to be approximately $208.0 million of the non Covalence unused operating losses. In addition, the Company is in the process of determining whether the Covalence operating loss carry forward of $30.4 million may be subject to an annual limitation due to the merger.

The Company believes that it will generate sufficient future taxable income to realize the tax benefits related to the remaining net deferred tax assets. The valuation allowance was calculated in accordance with the provisions of SFAS No. 109, which requires that a valuation allowance be established or maintained when it is “more likely than not” that all or a portion of deferred tax assets will not be realized.

Deferred tax liability has been provided for federal income or withholding taxes which may be payable on the remittance of the undistributed earnings of foreign subsidiaries approximating $3.8 million at September 30, 2006, as those earnings are considered to be not permanently reinvested.

Covalence has not elected APB23 on its Foreign Subsidiaries. It is not anticipated that the Company will be able to take a Foreign Tax Credit on future repatriation of current foreign earnings from these foreign entities. Therefore, the Company has not set up deferred tax assets for the Foreign Tax Credit on future repatriation of current foreign earnings.

9. Retirement Plans

Berry Plastics

In connection with the Kerr Acquisition, Berry acquired two defined benefit pension plans which cover substantially all former employees and former union employees at Kerr’s former Lancaster facility. Berry also acquired a retiree health plan from Kerr, which covers certain healthcare and life insurance benefits for certain retired employees and their spouses. The two defined benefit plans of Kerr and the retiree health plan are all inactive plans and are included in the beginning of year totals in the table below. Berry also maintains a defined benefit pension plan covering the Poly-Seal employees under a collective bargaining agreement. Berry uses December 31 as a measurement date for the retirement plans. In connection with the acquisition of Berry by Apollo, the Company recorded an adjustment to reduce the pension benefit obligation by $1.5 million on September 20, 2006.

Berry also sponsors two defined contribution 401(k) retirement plans covering substantially all employees. Contributions are based upon a fixed dollar amount for employees who participate and percentages of employee contributions at specified thresholds. Contribution expense for these plans was $0.1 million for the period from September 20, 2006 to September 30, 2006.

Covalence

Defined Benefit Plan—Covalence sponsors a noncontributory defined benefit retirement plan, which covers approximately 70 active and inactive current and former employees. The projected benefit obligation of the plan is approximately $1.0 million and this plan is fully funded with assets of approximately $1.0 million.

Multiemployer Plan—Covalence participates in one multiemployer plan. Contributions to the plan are based on specific percentages of employee compensation.

Defined Contribution Retirement Plans—Certain employees of Covalence that are employed full-time are eligible to participate in Covalence’s 401(k) retirement plan. Participants can elect to defer a percentage of their salary through payroll deductions and direct their contributions into different funds established by Covalence. Covalence provides for matching contributions in the amount of 100% of up to 5% of salary. The expense associated with the matching contribution was $3.4 million for the period from February 17, 2006 to September 30, 2006.

Berry

The projected benefit obligations of Berry’s plans presented herein are materially consistent with the accumulated benefit obligations of such plans.

	Defined Benefit Pension Plans	Retiree Health Plan
	Berry
	Period from 9/20/06-9/30/06
Change in Projected Benefit Obligations (PBO)
PBO at beginning of period	$41.6	$ 6.9
Service cost	0.1	0.1
Interest cost	0.1	—
Benefits paid	(0.2)	(0.1)
PBO at end of period	$41.6	$ 6.9

Change in Fair Value of Plan Assets
Plan assets at beginning of period	$33.7	$ —
Actual return on plan assets	0.1	—
Company contributions	0.1	0.1
Benefits paid	(0.2)	(0.1)
Plan assets at end of period	33.7	—
Funded status	$(7.9)	$ (6.9)
Unrecognized net actuarial loss/gain	(0.4)	—
Net amount recognized	$(8.3)	$ (6.9)

Amounts recognized in the Supplemental Combined Balance Sheet consist of:
Prepaid pension	$0.2	$ —
Accrued benefit liability	(8.5)	(6.9)
Net amount recognized	$(8.3)	$ (6.9)

The following table presents significant weighted-average assumptions used to determine benefit obligation and benefit cost for the periods indicated.

	Defined Benefit Pension Plans	Retiree Health Plan
	Berry	Berry
(Percents)	Period from 9/20/06-9/30/06	Period from 9/20/06-9/30/06
Weighted-average assumptions:
Discount rate for benefit obligation	5.5	5.5

Discount rate for net benefit cost	5.6	5.0
Expected return on plan assets for net benefit costs	8.0	—

In evaluating the expected return on plan assets, Berry considered its historical assumptions compared with actual results, an analysis of current market conditions, asset allocations, and the views of advisers. Health-care-cost trend rates were assumed to increase at an annual rate of 7.5% in 2007 trending down to 4.5% in 2012 and thereafter. The trend rate is a significant factor in determining the amounts reported. A one-percentage-point change in these assumed health care cost trend rates would have the following effects, in millions of dollars:

One-Percentage Point	Increase	Decrease
Accumulated Postretirement benefit obligation	$ 0.2	$ (0.2)
Sum of service cost and interest cost	$ 0.1	$ (0.1)

The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid as follows:

	Defined Benefit Pension Plans	Retiree Health Plan
	Berry
	Period from	Period from
	9/20/06-9/30/06	9/20/06-9/30/06
2007	$ 3.4	$ 1.3
2008	3.4	1.2
2009	3.3	1.0
2010	3.3	0.8
2011	3.2	0.8
2012-2015	17.0	3.1

In 2007, Berry expects to contribute approximately $3.0 million to its retirement plans to satisfy minimum funding requirements for the year.

Net pension and retiree health benefit expense included the following components:

Berry
Period from 9/20/06-9/30/06
Components of net period benefit cost:
Defined Benefit Pension Plans

Service cost	$0.1
Interest cost	0.1
Expected return on plan assets	(0.1)
Net periodic benefit cost	$0.1

Retiree Health Benefit Plan
Interest cost	0.1
Net periodic benefit cost	$0.1

Our defined benefit pension plan asset allocations are as follows:

Berry
September 30, 2006
Asset Category
Equity securities and equity-like instruments	51%
Debt securities	47
Other	2
Total	100%

Berry’s retirement plan assets are invested with the objective of providing the plans the ability to fund current and future benefit payment requirements while minimizing annual Company contributions. The plans’ asset allocation strategy reflects a long-term growth strategy with approximately 51% allocated to growth investments and 47% allocated to fixed income investments. Berry re-addresses the allocation of its investments on an annual basis.

10. Related Party Transactions

Apollo Management Fee

Covalence is charged a management fee by Apollo Management V, L.P., an affiliate of its principal stockholder, for the provision of management consulting and advisory services provided throughout the year. The management fee is the greater of $2.5 million or 1.5% of adjusted EBITDA. In addition, Apollo has the right to terminate the agreement at any time, in which case Apollo will receive additional consideration equal to the present value of $17.5 million less the aggregate amount of annual management fees previously paid to Apollo. Berry is charged a management fee by Apollo Management VI, L.P., an affiliate of its principal stockholder and Graham Partners, for the provision of management consulting and advisory services provided throughout the year. The management fee is the greater of $3.0 million or 1.25% of adjusted EBITDA. In addition, Apollo and Graham have the right to terminate the agreement at any time, in which case Apollo and Graham will receive additional consideration equal to the present value of $21 million less the aggregate amount of annual management fees previously paid to Apollo and Graham, and the employee stockholders will receive a pro rata payment based on such amount. The Covalence fee is payable at the beginning of each fiscal year and the Berry fee is paid quarterly. The first year of the

Covalence fee was paid in February 2006 for 12 months of management fees. For the period from February 17, 2006 to September 30, 2006, the amount attributed to and expensed relative to the management fee was $3.3 million.

Apollo Transaction Fees

In connection with the acquisition of Covalence, the Company paid a fee to entities affiliated with Apollo Management, L.P. of $10.0 million for advisory and other services. In connection with the acquisition of Berry, the Company paid $18.1 million to entities affiliated with Apollo Management, L.P. and $2.3 million to entities affiliated with Graham Partners, Inc. for advisory and other services.

Transactions with other related Apollo-affiliated companies

The Company conducts reviews of all transactions between itself and companies owned by affiliates of Apollo Management V, L.P. The value of all of these transactions for the period February 17, 2006 to September 30, 2006 was less than $0.1 million. All of these transactions were conducted in the normal course of business.

Final working capital adjustment owed to Tyco

As part of the Acquisition, Covalence agreed to pay to Tyco a working capital adjustment not to exceed $30.0 million. The amount is based on the average resin price the Company pays during fiscal year 2006 and is payable no later than January 7, 2007. As of September 30, 2006, the Company anticipated that it will be required to pay the $30.0 million to Tyco and has included this amount in its purchase accounting calculations.

11. Stockholders’ Equity

As a result of the Berry Combination, the Company’s capital structure consists of 15,000,000 shares of $0.01 par value common stock authorized of which 6,906,921 were outstanding immediately subsequent to the Merger. The Company’s capital structure has been retroactively consolidated for all periods presented.

The Company’s equity at September 30, 2006 includes the addition of the historical equity balances of Covalence and Berry for the equity contributed by Apollo and its affiliates reduced for the negative equity of Berry management. The other minority shareholders interests are included in Minority Interest.

Berry has adopted an employee stock purchase program pursuant to which a number of non-executive employees had the opportunity to invest in Group on a leveraged basis. In the event that an employee defaults on a promissory note used to purchase such shares, Group’s only recourse is to the shares of Group securing the note. In this manner, non-executive management acquired 98,052 shares in the aggregate at the time of the acquisition of Berry and there is a note receivable of $9.8 million for these shares. These shares and the related notes receivable are classified in minority interest at September 30, 2006.

12. Equity Incentive Plans

2006 Equity Incentive Plan - Berry

In connection with the acquisition of Berry, Group adopted an equity incentive plan pursuant to which options to acquire up to 577,252 shares of Group’s common stock may be granted (the “2006 Equity Incentive Plan”). Options granted under the 2006 Equity Incentive Plan may not be assigned or transferred, except to Group or by will or the laws of descent or distribution. The 2006 Equity Incentive Plan terminates ten years after adoption and no options may be granted under the plan thereafter. The 2006 Equity Incentive Plan allows for the issuance of non-qualified options, options intended to qualify as “incentive stock options” within the meaning of the Internal Revenue Code of 1986, as amended, and stock appreciation rights. The employees participating in the 2006 Equity Incentive Plan receive options and stock appreciation rights under the 2006 Equity Incentive Plan pursuant to individual option and stock appreciation rights agreements, the terms and conditions of which are substantially identical. Each option agreement provides for the issuance of options to purchase common stock of Group. Options granted under the 2006 Equity Incentive Plan have an exercise price per share that either (1) is fixed at the fair market value of a share of common stock on the date of grant or (2) commences at the fair market value of a share of common stock on the date of grant and increases at the rate of 15% per year during the term. Some options granted under the plan become vested and exercisable over a five-year period based on continued service. Other options become vested and exercisable based on the achievement by the Company of certain financial targets Upon a change in control, the vesting schedule with respect to certain options accelerate for a portion of the shares subject to such options. Since Group’s common stock is not highly liquid, except in certain limited circumstances, the stock options may not be redeemable.

Information related to the 2006 Equity Incentive Plan are as follows:

Number of Shares	Weighted Average Exercise Price

Options outstanding, beginning of period	—	$ —
Options granted	500,184	100
Options exercised or cash settled	—	—
Options forfeited or cancelled	—	—
Options outstanding, end of period	500,184	$100

Option price range at end of period		$100
Options exercisable at end of period		12,000
Options available for grant at period end		77,068
Weighted average fair value of options granted during period		19

The following table summarizes information about the options outstanding at September 30, 2006:

Range of Exercise Prices	Number Outstanding at September 30, 2006	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable at December 30, 2006
$100	500,184	10 years	$100	12,000

Shares issued under the stock-based compensation plans are usually issued from shares of common stock held in treasury. Stock compensation is included in the Operating Expense line on the Supplemental Combined Statement of Operations. As of September 30, 2006, the total remaining unrecognized compensation cost related to nonvested stock options amounted to $9.5 million, which will be amortized over the weighted-average remaining requisite service period of 5 years.

In connection with the acquisition of Berry, Apollo and Graham and certain employees who invested in Berry Plastics Group entered into a stockholders agreement. The stockholders agreement provides for, among other things, a restriction on the transferability of each such person’s equity ownership in us, tag-along rights, drag-along rights, piggyback registration rights and repurchase rights by Group in certain circumstances.

2006 Equity Incentive Plan - Covalence

As of September 30, 2006, Covalence has one share-based compensation plan, which is described below. The compensation cost that has been charged against income for that plan was $0.3 million for the period February 17, 2006 through September 30, 2006. The total income tax benefit recognized in the income statement for share-based compensation arrangements for the period February 17, 2006 through September 30, 2006 was $0.1 million.

In February 2006, Covalence Specialty Materials Holding Corp. (Holdings) adopted the 2006 Long Term Incentive Plan (LTIP). Under the plan selected senior members of Covalence Specialty Materials Corp. management were offered the right to purchase common and perpetual preferred stock of Covalence Specialty Materials Holding Corp. In addition to this investment, this group received stock options in direct proportion to their investment. Members of management that choose not to invest in the Company were granted 1,000 options as part of the LTIP. In addition, under the plan Holdings may grant restricted stock to employees as well as allowing employees to purchase shares of Holdings common stock. There are 900,000 authorized shares available for grant or purchase under this plan.

All stock options received by employees under this plan have an exercise price equal to the price paid for common stock by employees and have a ten year life from date of grant. Options are split evenly between three Tranches. Tranche A options are classified as time vesting options while Tranche B and Tranche C options are classified as performance based options. Shares underlying Tranche A options generally vest in five equal annual installments on September 30 of each year, from 2006 through 2010. Shares underlying Tranche B options generally vest as in five equal installments on September 30 of each year from 2006 through 2010, if a specified EBITDA target for the respective vesting year is met. Upon change of control, shares underlying Tranche B options that have not yet been eligible to vest will vest in the same proportion as shares underlying Tranche B options previously eligible to vest will have vested. Shares underlying Tranche C options vest in full if a specified internal rate of return on Apollo’s investment in Holding’s equity is achieved.

A summary of assumptions is presented below.

2006
Expected Volatility	45.0%
Expected dividends	0.0%
Expected term (in years)	3.73-6.86
Risk-free rate	4.5%-4.9%

The fair value of each option award is estimated on the date of grant using a Black-Scholes valuation model that uses the assumptions noted in the following table. Since the Company is not publicly traded, the volatility of guideline publicly traded companies was used to estimate the expected volatility. The Company relied on the simplified method for estimating expected life outlined by the SEC in Staff Accounting Bulletin No. 107 (“SAB 107”). The simplified method specifies that early exercise will take place midway between vesting and expiration. A yield curve was constructed using the risk free interest rates based on the Constant Maturity Rates as provided by the U.S. Treasury. For this valuation the continuous rate was used with a term equal to the expected life of the options.

A summary of option activity under the Plan as of September 30, 2006 is present below:

	2006
	Shares	Weighted Average Exercise Price
Outstanding as of 2/16/2006	—	—
Granted	413,183	$10.00
Forfeited	(129,077)	$10.00
Outstanding as of 9/30/2006	284,106	$10.00
Options vested at 9/30/2006	18,958	$10.00

A summary of the status of the Company’s nonvested shares as of September 30, 2006 is present below:

	2006
	Shares	Weighted Average Fair Valuation
Nonvested at 02/16/2006	—	—
Granted	413,183	$4.68
Vested	(18,958)	$4.67
Forfeited	(129,077)	$4.68
Nonvested of 9/30/2006	265,148	$4.67

As of September 30, 2006, there was $1.0 million of total unrecognized compensation cost related to nonvested share-based compensation arrangements granted under the Plan. That cost is expected to be recognized over a period of 4.5 years.

13. Segment and Geographic Data

The Company’s reportable segments are strategic business units that operate in different industries and are managed separately. The Plastics segment manufactures polyethylene-based film, packaging products, bags and sheeting. The Adhesives segment manufactures specialty adhesive products and tapes for industrial applications, including external corrosion protection products for oil, gas and water pipelines. The Coatings segment manufactures a variety of specialty laminates and coated products principally derived from paper, film, foil and fabrics. The Open top segment manufactures containers, drink cups and houseware products. The Close top segment manufactures closures, bottles and prescription vials and tubes. More than 95% of the Company’s revenue is in North America. In addition, more than 95% of the Company’s property and equipment is located in North America. Selected information by reportable segment is presented in the following table:

February 17 to September 30, 2006
(in millions)
Net Revenue
Plastics	$705.5
Adhesives	235.5
Coatings	157.2
Open Top	27.0
Closed top	19.4
Less intercompany revenue	(5.8)
$1,138.8

Operating income
Plastics	$4.2
Adhesives	12.8
Coatings	8.4
Open Top	(0.5)
Closed top	(0.4)
Corporate expenses - Covalence	(16.8)
$7.7

September 30, 2006
(in millions)
Total Assets:
Plastics	$676.9
Adhesives	264.1
Coatings.	185.8
Open Top	1,950.8
Closed top	666.9
Corporate - Covalence	76.9
$3,821.4

14. Guarantor and Non-Guarantor Financial Information

Berry Plastics Holding Corporation, a wholly owned subsidiary of Berry Plastics Group, Inc., has Second Priority Fixed and Floating Rate Notes and 10 ¼% Senior Subordinated notes outstanding which are fully and unconditionally guaranteed by Berry Plastics Holding Corporation’s domestic subsidiaries. Separate financial statements and other disclosures concerning the Parent Company and Guarantor Subsidiaries are not presented because they are 100% wholly-owned by the Parent Company and Guarantor Subsidiaries have fully and unconditionally guaranteed such debt on a joint and several basis. The following tables present consolidating financial information for the Parent Company, Guarantor Subsidiaries and Non-Guarantor Subsidiaries of Berry Plastics. The equity method of accounting is used to reflect investments of the Parent Company in its Guarantor and Non-Guarantor Subsidiaries. The principal elimination entries eliminate investments in subsidiaries and intercompany balances and transactions.

Condensed Supplemental Combined Statement of Operations
For the Period from February 17, 2006 to September 30, 2006
($ in millions)

	Parent Company	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Total
Net revenue, including related party revenue	$666.8	$385.8	$109.4	$(23.2)	$1,138.8
Cost of sales.	619.6	329.0	93.1	(18.8)	1,022.9
Gross profit	47.2	56.8	16.3	(4.4)	115.9
Selling, general and administrative expenses.	59.9	41.0	6.8	—	107.7
Restructuring and impairment charges, net	—	0.5	—	—	0.5
Operating income	(12.7)	15.3	9.5	(4.4)	7.7
Other (income) expense	(1.4)	(5.0)	5.1	—	(1.3)
Loss on extinguished debt…	54.6	—	1.0		55.6
Interest expense, net.	1.0	3.4	0.1	—	4.5
Equity in net income of subsidiaries.	17.8	(0.3)	—	(17.5)	—
Income (loss) before income taxes.	(49.1)	16.6	3.3	(21.9)	(51.1)
Minority interest	(1.8)	—	—	—	(1.8)
Income tax expense (benefit)	(16.1)	(3.7)	1.7	—	(18.1)
Net income (loss).	$(31.2)	$20.3	$1.6	$(21.9)	$(31.2)

Condensed Supplemental Combined Balance Sheet
As of September 30, 2006
($ in millions)

	Parent Company	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Total
Assets
Current assets:
Cash and cash equivalents	$62.3	$15.0	$5.8	$—	$83.1
Accounts receivable, net of allowance for doubtful accounts	124.9	204.7	27.5	—	357.1
Inventories	158.3	222.8	24.0	—	405.1
Prepaid expenses and other current assets	10.1	35.8	12.7	—	58.6
Total current assets	355.6	478.3	70.0	—	903.9
Property, plant and equipment, net	219.4	556.5	40.7	—	816.6
Intangible assets, net	1,835.6	192.1	7.7	—	2,035.4
Investment in Subsidiaries	353.2	24.1	—	(377.3)	—
Other assets	64.9	0.6	—	—	65.5
Total Assets	$2,828.7	$1,251.6	$118.4	$(377.3)	$3,821.4
Liabilities and Equity
Current liabilities:
Accounts payable	$108.2	$147.8	$16.1	$—	$272.1
Accrued and other current liabilities	63.2	102.0	8.3	—	173.5
Long-term debt—current portion	9.8	5.9	0.3	—	16.0
Intercompany accounts, net	(468.1)	417.8	45.9	4.4	—
Total current liabilities	(286.9)	673.5	70.6	4.4	461.6
Long-term debt.	2,593.2	18.3	0.8	—	2,612.3
Deferred tax liabilities	47.4	199.1	3.1	—	249.6
Other non current liabilities	0.3	20.9	1.9	—	23.1
Total long-term liabilities	2,640.9	238.3	5.8	—	2,885.0
Total Liabilities	2,354.0	911.8	76.4	4.4	3,346.6
Commitments and contingencies
Minority interest	65.2	—	—		65.2
Contributions from Holdings	190.8	368.5	35.1	(403.6)	190.8
Stock	—	—	24.1	(24.1)	—
Additional paid-in capital	249.8	—	—	—	249.8
Retained deficit	(31.2)	(28.7)	(17.4)	46.1	(31.2)
Cumulative translation	0.1	—	0.2	(0.1)	0.2

Total Equity	409.5	339.8	42.0	(381.7)	409.6
Total Liabilities and Equity	$2,828.7	$1,251.6	$118.4	$(377.3)	$3,821.4

Condensed Supplemental Combined Statement of Cash Flows
For the Period From February 17, 2006 to September 30, 2006
($ in millions)

	Parent Company	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Total
Cash Flow from Operating Activities	$50.8	$45.1	$0.8	$—	$96.7

Cash Flow from Investing Activities
Purchase of property, plant, and equipment	(18.7)	(15.4)	(0.7)	—	(34.8)
Proceeds from disposal of assets	0.6	—	0.2	—	0.8
Acquisition of business net of cash acquired	(3,205.7)	(14.7)	2.4	—	(3,218.0)
Net cash used in investing activities	(3,223.80)	(30.1)	1.9	—	(3,252.0)

Cash Flow from Financing Activities
Issuance of long-term debt	2,653.4	—	—	—	2,653.4
Equity contributions	680.8	—	—	—	680.8
Repayment of long-term debt	(50.7)	—	—	—	(50.7)
Long-term debt financing costs	(25.2)	—	—	—	(25.2)
Long-term debt refinancing costs	(45.8)	—	—	—	(45.8)
Net cash provided by financing activities	3,212.5	—	—	—	3,212.5
Effect of currency translation on cash	—	—	(1.1)	—	(1.1)
Net increase in cash and cash equivalents	39.5	15.0	1.6	—	56.1
Cash and cash equivalents at beginning of period	22.8	—	4.2	—	27.0
Cash and cash equivalents at end of period	$62.3	$15.0	$5.8	$—	$83.1

15.  Subsequent Events

On February 6, 2007, Covalence announced a restructuring program in its Coatings division. The planned actions relate to the exiting of two product lines, the closure of a manufacturing facility, the termination of certain employees and the relocation of certain operations. The affected product lines accounted for revenues of $20.6 million for the period from February 17 to September 29, 2006. The liability associated with this restructuring program is $11.6 million, including asset impairment charges of $8.2 million, termination benefits of $1.7 million, relocation expenses of $0.9 million and other restructuring charges of $0.8 million. Covalence expects to recognize costs associated with the restructuring over the next eight months.

On April 3, 2007, in connection with the merger of Berry and Covalence, shares of Berry Plastics Group, Inc., the former parent of Berry Plastics Holding Corporation, and Covalence Specialty Materials Holding Corporation held by minority shareholders and management were exchanged for shares in the new merged company. The minority shareholders and management held ownership interests of 28% and 5% for Berry and Covalence, respectively. The acquisition of these ownership interests occurred on April 3, 2007 in connection with the closing of the transaction and was accounted for under the purchase method of accounting and pushed-down to the Company.

On April 3, 2007, the Company entered into a new senior secured credit facility (“Berry Credit Facility”) and replaced and repaid the Berry and Covalence credit facilities. The $1.6 billion senior secured credit facility has a $400 million asset based revolving credit facility and $1.2 billion term loan facility. The facility will also provide a $100 million letter of credit facility. Repayment of 1% of the term loan per annum must be made quarterly with the balance payable upon the final maturity date. Interest on the term and revolving loan facilities is LIBOR plus 2.0% and LIBOR plus 1.25%, respectively. The Company used available cash to fund the merger and there are no amounts outstanding at closing on the revolving credit facility.

On April 10, 2007, Berry Holding sold its wholly owned subsidiary, Berry Plastics UK Ltd., to Plasticum Group N.V. for approximately $10.0 million.  This business represented annual net sales of less than $9.0 million.

On April 11, 2007, Berry Plastics completed its acquisition of 100% of the outstanding common stock of Rollpak Acquisition Corporation, which is the sole stockholder of Rollpak Corporation. Rollpak Corporation is a flexible film manufacturer located in Goshen, Indiana. The purchase price was funded utilizing cash on hand.

On April 26, 2007, Berry Holding announced its intention to shut down its manufacturing facility located in Oxnard, California.  Berry Holding intends to complete this shutdown prior to December 31, 2007.  The business from this facility is being moved to other existing facilities.  Berry Holding does not expect the costs associated with this shutdown to be material.

BERRY PLASTICS HOLDING CORPORATION

COMBINED BALANCE SHEET

December 30, 2006

Unaudited

(In Millions of Dollars)

Assets
Current assets:
Cash and cash equivalents	$73.6
Accounts receivable (less allowance for doubtful accounts of $8.8)	292.1
Inventories:
Finished goods	188.5
Raw materials and supplies	163.6
352.1

Deferred income taxes	21.5
Prepaid expenses and other current assets	34.1
Total current assets	773.4

Property and equipment:
Land	35.8
Buildings and improvements	179.3
Equipment and construction in progress	647.9
863.0
Less accumulated depreciation	65.9
797.1

Deferred financing fees, net	62.7
Goodwill	989.2
Intangible assets, net	1,035.5
Other assets	0.6

Total assets	$3,658.5

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$211.8
Accrued expenses and other current liabilities	142.4
Current portion of long-term debt	15.4
Total current liabilities	369.6

Long-term debt, less current portion	2,589.7
Deferred income taxes	234.2
Other long-term liabilities	22.1
Total liabilities	3,215.6

Minority interest	63.2

Stockholders’ equity:
Capital stock	439.6
Accumulated Deficit	(62.0)
Accumulated other comprehensive income	2.1
Total stockholders’ equity	379.7
Total liabilities and stockholders’ equity	$3,658.5

See notes to combined financial statements.

BERRY PLASTICS HOLDING CORPORATION

COMBINED STATEMENT OF OPERATIONS

For the Three Months Ended December 30, 2006

Unaudited

(In Millions of Dollars)

Net sales	$703.6
Cost of goods sold	617.2
Gross profit	86.4

Operating expenses	78.9
Operating income	7.5

Interest expense, net	59.9
Other income	0.1
Loss before income taxes	(52.5)
Income tax benefit	(19.5)
Minority interest, net of tax	(2.2)
Net loss	$(30.8)

See notes to combined financial statements.

BERRY PLASTICS HOLDING CORPORATION

COMBINED STATEMENT OF STOCKHOLDERS’ EQUITY

For the Three Months Ended December 30, 2006

Unaudited

(In Millions of Dollars)

	Capital Stock	Accumulated Deficit	Accumulated Other Comprehensive Income	Total	Comprehensive Loss
Balance at September 30, 2006	$440.6	$(31.2)	$0.2	$409.6
Distributions — Covalence	(1.3)	—	—	(1.3)
Interest on notes receivable	(0.1)	—	—	(0.1)
Treasury stock purchases	(0.1)	—	—	(0.1)
Stock-based compensation	0.5	—	—	0.5
Translation gains	—	—	1.3	1.3	$1.3
Other comprehensive gains	—	—	0.6	0.6	0.6
Net loss	—	(30.8)	—	(30.8)	(30.8)
Balance at December 30, 2006	$439.6	$(62.0)	$2.1	$379.7	$(28.9)

See notes to combined financial statements.

BERRY PLASTICS HOLDING CORPORATION

COMBINED STATEMENT OF CASH FLOWS

For the Three Months Ended December 30, 2006

Unaudited

(In Millions of Dollars)

Operating activities
Net loss	$(30.8)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	33.8
Non-cash interest expense	2.2
Amortization of intangibles	15.3
Non-cash compensation	0.5
Deferred income taxes (benefit)	(19.5)
Minority interest	(2.2)
Changes in operating assets and liabilities:
Accounts receivable, net	65.3
Inventories	47.7
Prepaid expenses and other assets	7.6
Accounts payable, accrued expenses and other liabilities	(60.1)
Net cash provided by operating activities	59.8

Investing activities
Additions to property and equipment	(14.2)
Apollo acquisition of Covalence	(30.2)
Net cash used for investing activities	(44.4)

Financing activities
Payments on long-term borrowings	(23.4)
Distributions to Covalence Specialty Materials Holding Corporation	(1.3)
Net cash used for financing activities	(24.7)
Effect of exchange rate changes on cash	(0.2)
Net decrease in cash and cash equivalents	(9.5)
Cash and cash equivalents at beginning of period	83.1

Cash and cash equivalents at end of period	$73.6

See notes to combined financial statements.

BERRY PLASTICS HOLDING CORPORATION

NOTES TO COMBINED FINANCIAL STATEMENTS

For the Three Months Ended December 30, 2006

1. Basis of Presentation and Summary of Significant Accounting Policies

Background

Berry Plastics Holding Corporation (“Berry” or “the Company”) manufactures and markets plastic packaging products, plastic film products, specialty adhesives and coated products. At December 30, 2006, the Company had 63 production and manufacturing facilities, with 54 located in the United States.

On March 12, 2007, Berry and Covalence Specialty Materials Corp. (“Covalence”), another controlled portfolio company of Apollo Management, L.P. (“Apollo”) signed a definitive merger agreement. On April 3, 2007, in connection with the closing of the merger, Berry Plastics Group, Inc. (“Group”), the Parent Company of Berry merged with and into Covalence Specialty Materials Holding Corporation (“Holding”), the Parent Company of Covalence and the name of the combined new parent company became Berry Plastics Group, Inc. After the completion of the merger of Group and Holding, Covalence merger into Berry, with Berry being the surviving legal entity.

In connection with the closing of the merger, Berry Plastics Holding Corporation adopted the fiscal year-end of the accounting acquirer (Covalence Specialty Materials Corp). The Company has adopted a September year-end and commencing with periodic reports after the consummation of the merger on April 3, 2007, will begin filing its periodic reports on a combined basis.

Basis of Presentation

Prior to the merger, Berry and Covalence were considered entities under the common control of Apollo affiliates as defined in Emerging Issues Task Force (“EITF”) Issue No. 02-5, Definition of Common Control in Relation to FASB Statement of Financial Accounting Standards No. 141, Business Combinations. As a result of the merger, the financial statements of these entities are being presented retroactively on a combined basis in a manner similar to a pooling of interests, and include the results of operations of each business from the date of acquisition by the Apollo affiliates.

The accompanying Berry combined financial statements include the following entities:

•	the former Covalence Specialty Materials Corp as of December 29, 2006 and for the period from September 30, 2006 to December 29, 2006;
•	the former Berry Plastics Holding Corporation as of December 30, 2006 and for the period from October 1, 2006 to December 30, 2006.
The acquisitions by affiliates of Apollo of Berry Plastics Holding Corporation and Covalence Specialty Materials Corp. have both been accounted for by the purchase method of accounting. All intercompany transactions have been eliminated. In connection with the closing of the merger on April 3, 2007, Berry entered into a new credit facility which was comprised of a $400 million asset based revolving line of credit and a $1.2 billion term loan.

The financial presentation presented in Berry’s financial statements as of December 30, 2006 and for the three month period ended December 30, 2006 reflects all expenses incurred by Group and Holding. Berry has recorded expense in their financial statements to reflect expense related to stock compensation, management fees and income taxes, as Group and Holding each files a consolidated income tax return. Capital stock in the combined company includes the capital stock (common stock and perpetual preferred stock) that was invested in Group and Holding by Apollo. All other capital stock contributed by the minority shareholders is reflected in minority interest, to the extent that it was a positive equity balance. Berry, through its wholly-owned subsidiaries operates in five primary segments: open top, closed top, plastics, adhesives and coatings. The Company’s customers are located principally throughout the United States, without significant concentration in any one region or with any one customer. The Company performs periodic credit evaluations of its customers’ financial condition and generally does not require collateral.

The Company has recorded a minority interest liability for the equity interest in the combined company that are not owned by funds affiliated with and controlled by Apollo. At December 30, 2006, the minority interest liability reflects the equity interests in Group and Holding held by management and other third parties. In connection with the acquisition of Berry by Apollo on September 20, 2006, management elected to rollover shares that were owned in Berry prior to the acquisition by Apollo into the new Company and accordingly, there was no step up applied under purchase accounting for their ownership in accordance with EITF 88-16, Basis in Leveraged Buyout Transactions. Since Berry management has a negative equity balance that is not recoverable from the management shareholders, this amount has been reflected as a reduction of Apollo’s equity in Berry at December 30, 2006. All losses that are allocable to management are being absorbed by Apollo due to the negative equity of Berry’s management. In connection with the closing of the merger on April 3, 2007, the minority ownership interests were acquired.

The accompanying unaudited combined financial statements of Berry Plastics Holding Corporation, have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) for interim financial information and with the instructions for Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included. Operating results for the period presented is not necessarily indicative of the results of Berry Plastics Holding Corporation (“Berry”) and its wholly-owned subsidiaries. The financial presentation presented in the Berry financial statements reflects the consolidated operations and financial position including the results of Group. For further information, refer to the combined financial statements and footnotes thereto included in Berry’s Form S-4 filed in connection with the exchange offer and included in the S-4 for the period from February 17, 2006 to September 30, 2006. The historical financial statements of Covalence Specialty Materials Corporation and Berry Plastics Holding Corporation which are included in the S-4 should also be considered when reviewing the combined financial statements for the three months ended December 30, 2006.

2. Acquisitions

Covalence Acquisition

On February 16, 2006, substantially all of the assets and liabilities of Tyco Plastics & Adhesives were acquired by Covalence, under a Stock and Asset Purchase Agreement dated December 20, 2005 and entered into among Holding, an affiliate of Apollo Management V, L.P. and the direct parent of the Covalance, Tyco International S.A. and Tyco Group S.a.r.l. Under the agreement, Covalence acquired Tyco’s businesses through the acquisition of certain equity interests of, and certain assets and liabilities held by direct and indirect operating subsidiaries of, Tyco International Ltd. (“Tyco”). The initial purchase price was $975.2 million, subject to working capital adjustments and was funded with a new $350.0 million term loan, $175.0 million of Second Priority Floating Rate Notes, $265.0 million of 10 ¼% Senior Subordinated Notes and an equity contribution of approximately $197.5 million. Covalence performed an evaluation of the fair values of the real and personal property, inventory and certain identifiable intangible assets in connection with the purchase price allocation related to the Acquisition. A valuation study was undertaken, which supports the purchase price allocation. The valuation study resulted in a fair value step-up of real and personal property, inventory and certain identifiable intangible assets. Covalence recognized $6.8 million as a charge to cost of sales relating to the sale of inventory that was stepped-up to fair value during the period from February 17, 2006 to September 30, 2006. Covalence is in the process of finalizing its purchase accounting information and, based on the valuation study and other available information, has recorded a purchase price of $916.1 million, which includes $975.2 million of original purchase price partially offset by net favorable working capital adjustments from Tyco of approximately $59.1. During the first quarter, Covalence recorded a $9.0 million change to the allocation of the excess fair value over purchase price as a result of finalizing its evaluation of the fair values of the certain current assets, real and personal property, and inventories. Covalence anticipates that it will completely finalize its purchase accounting allocation for the Acquisition during the first calendar quarter of 2007. The remaining excess of the fair value of the net assets acquired over the purchase price paid has been allocated to non current assets on a prorated basis. The following table summarizes the current allocation of fair values of Covalence’s assets acquired and liabilities assumed at the date of acquisition.

	Estimated Fair Value at February 16, 2006	Allocation of Excess Fair Value over Purchase Price	Allocation of Purchase Price At February 16, 2006
	(in millions)
Current assets	$429.0	$—	$429.0
Property, plant and equipment	345.4	(1.6)	343.8
Intangible assets	364.4	(1.5)	362.9
Other non current assets	24.1	—	24.1
Assets acquired	1,162.9	(3.1)	1,159.8

Current liabilities	176.6	—	176.6
Non current liabilities	67.1	—	67.1
Liabilities assumed	243.7	—	243.7
	$919.2	$(3.1)	$916.1

Berry Acquisition

On September 20, 2006, BPC Acquisition Corp. merged with and into BPC Holding Corporation pursuant to an agreement and plan of merger, dated June 28, 2006, with BPC Holding Corporation continuing as the surviving corporation. Following the consummation of the merger, BPC Holding Corporation changed its name to Berry Plastics Holding Corporation. Berry is a wholly-owned subsidiary of Group, the principal stockholders of which are Apollo Investment Fund VI, L.P., AP Berry Holdings, LLC, an affiliate of Graham Partners II, L.P., and management. Apollo Investment Fund VI, L.P. and AP Berry Holdings, LLC are affiliates of Apollo Management, L.P. (the “Buyer”), which is a private investment firm. Graham Partners II, L.P. is an affiliate of Graham Partners, Inc. (“Graham”), a private equity firm.

The total amount of funds required to acquire Berry and to pay fees related to the acquisition was $2.4 billion. The acquisition was primarily funded with (1) the issuance of $750.0 million aggregate principal amount of second priority senior secured notes, (2) new borrowings of $675.0 million in Term B loans, (3) the issuance of $425.0 million aggregate principal amount of senior subordinated notes, and (4) contributed equity. Apollo and its affiliates own 72% of the common stock of Group. The remaining common stock is primarily held by an affiliate of Graham Partners II, L.P., which owns 10% and members of Berry’s management which own 16%.

The acquisition of Berry has been accounted for under the purchase method of accounting, and accordingly, the purchase price has been allocated to the identifiable assets and liabilities based on estimated fair values at the acquisition date. The allocation is preliminary and is subject to change. The Company is amortizing its definite lived intangible assets over a weighted-average life of 20 years. The impact of writing up inventory to net realizable value was $10.1 million which resulted in a charge to cost of goods sold for the period from October 1 to December 30, 2006 of $7.2 million. The Company has applied the provisions of Emerging Issues Task Force 88-16, whereby, the carryover equity interests of certain management shareholders from Berry prior to the acquisition by Apollo were recorded at their historical basis. The application of these provisions has preliminarily reduced stockholders’ equity and intangibles by $173.4 million. The following table summarizes the allocation of purchase price and the estimated fair values of the assets acquired and liabilities assumed at the date of the acquisition.

September 20, 2006
Current assets	$389.3
Property and equipment	473.2
Goodwill	989.2
Customer relationships	511.9
Trademarks	182.2
Other intangibles and deferred financing fees	59.0
Total assets	2,604.8

Current liabilities	197.4
Long-term liabilities	2,103.4
Total liabilities	2,300.8

Net assets acquired	$304.0

The $304.0 million of net assets acquired consists of Apollo, Graham and management’s $428.8 million cash contribution and $31.8 million of carryover basis in rollover stock, net of the $5.9 million charge to loss on extinguished debt for bridge financing fees arranged to fund the Merger but not utilized and a $150.7 million deemed cash dividend to the selling shareholders that was required to be recognized by Emerging Issues Task Force Issue No. 88-16, Basis in Leveraged Buyout Transactions.

Berry Acquisition of Kerr Group, Inc.

On June 3, 2005, Berry acquired Kerr Group, Inc. (“Kerr”) for aggregate consideration of approximately $454.8 million (the “Kerr Acquisition”), including direct costs associated with the acquisition. The operations from the Kerr Acquisition are included in Berry’s operations since the acquisition date. The purchase price was financed through additional term loan borrowings under an amendment to Berry’s prior senior secured credit facility and cash on hand. In accordance with EITF 95-3, the Company established opening balance sheet reserves of $2.7 million related to plant shutdown and severance costs, of which payments totaling $1.5 million have been made through December 30, 2006.

3. Long-Term Debt

Long-term debt consists of the following at December 30, 2006:

Term loan - Berry	$673.3

Revolving line of credit - Berry	—
Second Priority Senior Secured Fixed Rate Notes - Berry	525.0
Second Priority Senior Secured Floating Rate Notes - Berry	225.0
11% Senior Subordinated Notes - Berry	425.0
Capital leases - Berry	23.7
Other - Berry	0.9
Term loan - Covalence	298.5
Revolving line of credit - Covalence	—
Second Priority Floating Rate Notes - Covalence	175.0
10 ¼% Senior Subordinated Notes - Covalence	265.0
Less debt discount on 10 ¼% Notes - Covalence	6.3
2,605.1
Less current portion of long-term debt	15.4
$2,589.7

Covalence

Senior Secured Credit Facility

In connection with the Acquisition of Tyco Plastics & Adhesives, Covalence entered into a senior secured credit facility, which included a term loan in the amount of $350.0 million with a maturity date of February 16, 2013. On May 18, 2006, Covalence refinanced its senior secured credit facilities, which now consist of a new term loan in the principal amount of $300.0 million and a new revolving credit facility which provides borrowing availability equal to the lesser of (a) $200.0 million or (b) the borrowing base, which is a function, among other things, of Covalence’s accounts receivable and inventory. The term loan matures on May 18, 2013 and the revolving credit facility matures on May 18, 2012.

The borrowings under the senior secured credit facilities bear interest at a rate equal to an applicable margin plus, as determined at our option, either (a) a base rate (“Base Rate”) determined by reference to the higher of (1) the prime rate of Bank of America, N.A., as administrative agent, and (2) the U.S. federal funds rate plus 1/2 of 1% or (b) a eurodollar rate (“LIBOR”) determined by reference to the costs of funds for eurodollar deposits in dollars in the London interbank market for the interest period relevant to such borrowing adjusted for certain additional costs. The initial applicable margin for LIBOR rate borrowings under the revolving credit facility is 1.50% and under the term loan is 2.00%. The initial applicable margin for base rate borrowings under the revolving credit facility is 0% and under the term loan is 1.00%. The applicable margin for such borrowings under the revolving credit facility will be reduced if Covalence achieves certain leverage ratios.

The senior secured credit facilities require minimum quarterly principal payments of $0.750 million on the term loan for the first six years and nine months, commencing in September 2006, with the remaining amount payable on May 18, 2013. In addition, Covalence must prepay the outstanding term loan, subject to certain exceptions, with:

•
Beginning with Covalence’s first full fiscal year after the closing, 50% (which percentage is subject to a minimum of 0% upon the achievement of certain leverage ratios) of excess cash flow (as defined in the credit agreement); and

•
100% of the net cash proceeds of all non-ordinary course asset sales and casualty and condemnation events, if Covalence does not reinvest or commit to reinvest those proceeds in assets to be used in its business or to make certain other permitted investments within 15 months, subject to certain limitations.

In addition to paying interest on outstanding principal under the senior secured credit facilities, Covalence is required to pay a commitment fee to the lenders under the revolving credit facilities in respect of the unutilized commitments thereunder at a rate equal to 0.25% to 0.35% per annum depending on the average daily available unused borrowing capacity. Covalence also pays customary letter of credit fees, including a fronting fee of 0.25% per annum of the stated amount of each outstanding letter of credit, and customary agency fees.

Covalence may voluntarily repay outstanding loans under the senior secured credit facilities at any time without premium or penalty, other than customary “breakage” costs with respect to eurodollar loans.

The senior secured credit facilities contain various restrictive covenants that, among other things and subject to specified exceptions, prohibits Covalence from prepaying other indebtedness, restricts its ability to incur indebtedness or liens, make investments or declare or pay any dividends.

All obligations under the senior secured credit facilities are unconditionally guaranteed by Holdings and, subject to certain exceptions, each of Covalence’s existing and future direct and indirect domestic subsidiaries, including the Guarantors. The guarantees of those obligations are secured by substantially all of Covalence’s assets as well as those of Covalence Specialty Materials Holdings Corp. and each domestic subsidiary guarantor.

Second Priority Floating Rate Notes

Also in connection with Apollo’s acquisition of Covalence, Covalence entered into the $175.0 million floating rate loan. The second priority floating rate loan matures on August 16, 2013, and bears interest at a rate per annum, reset at the end of each interest period, equal to LIBOR plus 3.25% or Base Rate plus 2.25%. No principal payments are required with respect to the second priority floating rate loan prior to maturity. Voluntary prepayments under the floating rate loan are subject to a premium of 2% of any principal amount prepaid in the first year, 1% of any principal amount prepaid in the second year and no premium thereafter.

All obligations under the floating rate loan are unconditionally guaranteed by each of Covalence’s existing domestic subsidiaries that guarantees debt under Covalence’s senior secured credit facilities and by certain of Covalence’s future domestic subsidiaries, and are secured on a second priority basis by the same assets securing the loans under the senior secured credit facilities.

10 1/4% Senior Subordinated Notes

Covalence also issued $265.0 million of 10.25% senior subordinated notes due March 1, 2016. Included as a reduction of the balance in long term debt is the unamortized portion of the discount of $6.3 million that this note was issued at, which is reflected in the Supplemental Combined Balance Sheet. The notes are senior subordinated obligations of Covalence and rank junior to all other senior indebtedness of Covalence that does not contain similar subordination provisions. No principal payments are required with respect to the senior subordinated notes prior to maturity.

The second priority floating rate loan agreement and the indenture relating to the notes each contain a number of covenants that, among other things and subject to certain exceptions, restrict Covalence’s ability and the ability of its restricted subsidiaries to incur indebtedness or issue disqualified stock or preferred stock, pay dividends or redeem or repurchase stock, make certain types of investments, sell assets, incur certain liens, restrict dividends or other payments from subsidiaries, enter into transactions with affiliates and consolidate, merge or sell all or substantially all of Covalence’s assets. For the period ended December 30, 2006, Covalence has complied with all necessary covenants. No principal payments are required with respect to the second priority floating rate loan and the senior subordinated notes prior to maturity.

As of December 30, 2006 Covalence had available borrowing capacity of approximately $193.3 million under Covalence’s revolving credit facility. As of December 30, 2006 Covalence had approximately $6.7 million in letters of credit issued and outstanding.

Berry Plastics

Senior Secured Credit Facility

On September 20, 2006, Berry entered into a credit agreement and a related guarantee and collateral agreement with a syndicate of lenders. This senior secured credit facility (the “Credit Facility”) provides financing of up to $875.0 million, consisting of (1) $675.0 million in term loans and (2) a $200.0 million revolving credit facility. The interest rates per annum applicable to loans under the Credit Facility are, at Berry’s option, equal to either an alternate base rate or an adjusted LIBOR rate for a one-, two-, three- or six-month interest period, or a nine- or twelve-month period, if available from all relevant lenders, in each case, plus an applicable margin. The alternate base rate means the greater of (1) Credit Suisse’s prime rate and (2) one-half of 1.0% over the weighted average of rates on overnight Federal Funds. Berry also pays a customary commitment fee to the lenders under the revolving credit facility in respect of the unutilized commitments thereunder at a rate equal to 0.5% per annum (subject to reduction upon attainment of certain leverage ratios) and letter of credit and agency fees.

The Credit Facility requires a prepayment on outstanding term loans, subject to certain exceptions, with (1) beginning with the first full fiscal year after the closing, 50% (which percentage can be as low as 0% upon the achievement of certain leverage ratios) of excess cash flow less the amount of certain voluntary prepayments, (2) so long as our total net first lien leverage ratio is above a certain threshold, 100% of the net cash proceeds of any incurrence of debt other than excluded debt issuances, and (3) so long as the total net first lien leverage ratio is above a certain threshold, 100% of the net cash proceeds of all non-ordinary course asset sales and casualty and condemnation events, if Berry does not reinvest or commit to reinvest those proceeds in assets to be used in our business or to make certain other permitted investments within 15 months. Berry may voluntarily repay outstanding loans under the Credit Facility at any time without premium or penalty.

The term loans amortize each year in an amount equal to 1% per annum in equal quarterly installments for the first six years and nine months, with the remaining amount payable on September 20, 2013. Principal amounts outstanding under the revolving credit facility will be due and payable in full on September 20, 2012. All obligations under the Credit Facility are unconditionally guaranteed by Group and, subject to certain exceptions, each existing and future direct and indirect domestic subsidiary. All obligations under the Credit Facility and the guarantees of those obligations are secured by substantially all assets of Berry and each subsidiary guarantor subject to certain exceptions: (1) a first priority pledge of all equity interests of Berry, a pledge of 100% of the equity interests of all guarantors and a first priority pledge of 65% of the voting equity interests of certain foreign subsidiaries; and (2) a first priority security interest in substantially all tangible and intangible assets of Berry and each subsidiary guarantor.

The Credit Facility contains customary covenants that, among other things, restrict, subject to certain exceptions, the ability, and the ability of subsidiaries, to incur indebtedness, sell assets, make investments, engage in acquisitions, mergers or consolidations and make dividend and other restricted payments. In addition, the Credit Facility requires Berry to maintain the total net first lien leverage ratio below a certain ratio and also contains certain customary affirmative covenants and events of default. Berry was in compliance with all the financial and operating covenants at December 30, 2006.

At December 30, 2006, there were no borrowings outstanding on the revolving credit facility. The revolving credit facility allows up to $50.0 million of letters of credit to be issued instead of borrowings under the revolving credit facility. At December 30, 2006, Berry had $14.7 million under the Credit Facility in letters of credit outstanding. At December 30, 2006, the Company had unused borrowing capacity of $185.3 million under Berry’s revolving line of credit.

Second Priority Senior Secured Notes

On September 20, 2006, Berry issued $750.0 million of second priority senior secured notes (“Second Priority Notes”) comprised of (1) $525.0 million aggregate principal amount of 8 7/8% second priority fixed rate notes (“Fixed Rate Notes”) and (2) $225.0 million aggregate principal amount of second priority senior secured floating rate notes (“Floating Rate Notes”). The Second Priority Notes mature on September 15, 2014. Interest on the Fixed Rate Notes is due semi-annually on March 15 and September 15. The Floating Rate Notes bear interest at a rate of LIBOR plus 3.875% per annum, which resets quarterly. Interest on the Floating Rate Notes is payable quarterly on March 15, June 15, September 15 and December 15 of each year.

The Second Priority Notes are secured by a second priority security interest in the collateral granted to the collateral agent under the Credit Facility for the benefit of the holders and other future parity lien debt that may be issued pursuant to the terms of the indenture. These liens will be junior in priority to the liens on the same collateral securing the Credit Facility and to all other permitted prior liens. The Second Priority Notes are guaranteed, jointly and severally, on a second priority senior secured basis, by each domestic subsidiary that guarantees the Credit Facility. The Second Priority Notes contain customary covenants that, among other things, restrict, subject to certain exceptions, our ability, and the ability of subsidiaries, to incur indebtedness, sell assets, make investments, engage in acquisitions, mergers or consolidations and make dividend and other restricted payments.

On or after September 15, 2010 and 2008, Berry may redeem some or all of the Fixed Rate Notes and Floating Rate Notes, respectively, at specified redemption prices. Additionally, on or prior to September 15, 2009 and 2008, Berry may redeem up to 35% of the aggregate principal amount of the Fixed Rate Notes and Floating Rate Notes, respectively, with the net proceeds of specified equity offerings at specified redemption prices. If a change of control occurs, Berry must give holders of the Second Priority Notes an opportunity to sell their notes at a purchase price of 101% of the principal amount plus accrued and unpaid interest.

11% Senior Subordinated Notes

On September 20, 2006, Berry issued $425.0 million in aggregate principal amount of senior subordinated notes (“Senior Subordinated Notes”) to affiliates of Goldman, Sachs and Co. in a private placement that is exempt from registration under the Securities Act. The Senior Subordinated Notes are unsecured, senior subordinated obligations and are guaranteed on an unsecured, senior subordinated basis by each of our subsidiaries that guarantee the Credit Facility and the Second Priority Notes. The Senior Subordinated Notes mature in 2016 and bear interest at a rate of 11% per annum. Such interest is payable quarterly in cash; provided, however, that on any quarterly interest payment date on or prior to the third anniversary of the issuance, Berry can satisfy up to 3% of the interest payable on such date by capitalizing such interest and adding it to the outstanding principal amount of the Senior Subordinated Notes.

The Senior Subordinated Notes may be redeemed at Berry’s option under circumstances and at redemption prices set forth in the indenture. Upon the occurrence of a change of control, Berry is required to offer to repurchase all of the Senior Subordinated Notes. The indenture sets forth covenants and events of default that are substantially similar to those set forth in the indenture governing the Second Priority Notes. The Senior Subordinated Notes contain additional affirmative covenants and certain customary representations, warranties and conditions.

Future maturities of long-term debt at December 30, 2006 are as follows:

2007	$15.4
2008	14.3
2009	15.0
2010	9.9
2011	17.8
Thereafter	2,539.0
$2,611.4

4. Goodwill, Intangible Assets and Deferred Costs

The following table sets forth the gross carrying amount and accumulated amortization of the Company’s intangible assets:

Carrying Value
Deferred financing fees	$67.0
Customer relationships	628.2
Goodwill	989.2
Trademarks	182.2
Patents	15.8
Licenses	106.8
Technology	140.4
Accumulated amortization	(42.2)
$2,087.4

Amortization for intangibles and deferred financing fees for the quarter ended December 30, 2006 was $17.4 million.

5. Income Taxes

A reconciliation of income tax benefit, computed at the federal statutory rate, to income tax expense, as provided for in the financial statements, is as follows:

Income tax expense (benefit) computed at statutory rate	$(18.4)
State income tax expense (benefit), net of federal taxes	(2.4)
Expenses not deductible for income tax purposes	(0.2)
Change in valuation allowance	1.6
Other	(0.1)
Income tax benefit	$(19.5)

6. Employee Retirement Plans

In connection with the Kerr Acquisition in 2005, Berry acquired two defined benefit pension plans which cover substantially all former employees and former union employees at Kerr’s former Lancaster facility. Berry also acquired a retiree health plan from Kerr, which covers certain healthcare and life insurance benefits for certain retired employees and their spouses. Berry also maintains a defined benefit pension plan covering the Poly-Seal employees under a collective bargaining agreement. Berry’s defined benefit and retiree health benefit plans have a minimum pension liability of $14.3 million at December 30, 2006 which is recorded as other liabilities in the supplemental combined balance sheet. Covalence also has one defined benefit plan which is fully funded and has a projected benefit obligation of $1.0 million. Net pension and retiree health benefit expense included the following components:

Components of net period benefit cost:
Defined Benefit Pension Plans
Service cost	$-
Interest cost	0.5
Expected return on plan assets	(0.6)
Amortization of prior service cost	-
Recognized actuarial loss	-
Net periodic benefit cost	$(0.1)

Retiree Health Benefit Plan
Service cost	$-
Interest cost	0.1
Recognized actuarial loss	-
Net periodic benefit cost	$0.1

7. Contingencies
The Company is party to various legal proceedings involving routine claims which are incidental to the business. The Company is also liable in the normal course of business for product performance of certain of its products. Although the legal and financial liability with respect to such proceedings cannot be estimated with certainty, the Company believes that any ultimate liability would not be material to the Company’s financial condition or results of operations.

At the time of the Covalence Acquisition, under the Covalence predecessor (Tyco Plastics & Adhesives, “TP&A”), various claims, lawsuits and administrative proceedings arising in the ordinary course of business with respect to commercial, product liability and environmental matters were pending or threatened against TP&A. Additionally, TP&A was involved in various stages of investigation and cleanup related to environmental remediation matters at a number of sites. As part of the Acquisition of Covalence, the selling Tyco entities which owned TP&A retained the liabilities associated with these known environmental matters, which relate to the offsite disposal of hazardous materials. Covalence retained liabilities relating to environmental matters on the acquired properties. Covalence also retained the liabilities associated with all known commercial and product liability matters. In the opinion of management, the ultimate resolution of these matters is not known and an estimate cannot be made. The Company has not recorded a reserve for these matters as they are not reasonably estimable and believes these will not have a material impact on the Company’s financial position, results of operations, or cash flows.

8. Related Party Transactions

Apollo Management Fee

Covalence is charged a management fee by Apollo Management V, L.P., an affiliate of its principal stockholder, for the provision of management consulting and advisory services provided throughout the year. The management fee is the greater of $2.5 million or 1.5% of adjusted EBITDA. In addition, Apollo has the right to terminate the agreement at any time, in which case Apollo will receive additional consideration equal to the present value of $17.5 million less the aggregate amount of annual management fees previously paid to Apollo. Berry is charged a management fee by Apollo Management VI, L.P., an affiliate of its principal stockholder and Graham Partners, for the provision of management consulting and advisory services provided throughout the year. The management fee is the greater of $3.0 or 1.25% of adjusted EBITDA. In addition, Apollo and Graham have the right to terminate the agreement at any time, in which case Apollo and Graham will receive additional consideration equal to the present value of $21 million less the aggregate amount of annual management fees previously paid to Apollo and Graham, and the employee stockholders will receive a pro rata payment based on such amount. The Covalence fee is payable at the beginning of each fiscal year and the Berry fee is paid quarterly. The first year of the Covalence fee was paid in February 2006 for 12 months of management fees. For the quarter ended December 30, 2006, the Company paid $0.8 million for the management fees.

Apollo Transaction Fees

In connection with the acquisition of Covalence, the Company paid a fee to entities affiliated with Apollo Management, L.P. of $10.0 million. In connection with the acquisition of Berry, the Company paid $18.1 million to entities affiliated with Apollo Management, L.P. and $2.3 million to entities affiliated with Graham Partners, Inc. for advisory and other services.

Transactions with other related Apollo-affiliated companies

The Company conducts reviews of all transactions between itself and companies owned by affiliates of Apollo Management V, L.P. The value of all of these transactions, other than the management fee for the three months ended December 30, 2006 was less than $0.1 million. All of these other transactions were conducted in the normal course of business.

Final working capital adjustment owed to Tyco

As part of the Acquisition, Covalence agreed to pay to Tyco a working capital adjustment not to exceed $30.0 million. The amount was based on the average resin price the Company paid during fiscal year 2006. The Company paid the $30.0 million adjustment plus accrued interest to Tyco during the first quarter.

9. Comprehensive Loss

Comprehensive loss is comprised of net loss, other comprehensive income (losses), and gains or losses resulting from currency translations of foreign investments. Other comprehensive income (losses) includes unrealized gains or losses on minimum pension liability adjustments. The details of comprehensive losses are as follows:

Net loss	$(30.8)
Other comprehensive income	0.6
Currency translation income	1.3
Comprehensive losses	$(28.9)
10. Stock Compensation

In December 2004, the FASB issued SFAS No. 123 (Revised 2004), Share-Based Payment (“SFAS 123R”), which requires that the compensation cost relating to share-based payment transactions be recognized in financial statements based on alternative fair value models. The share-based compensation cost is measured based on the fair value of the equity or liability instruments issued. As of December 30, 2006, the Company has two share-based compensation plans (“Berry Stock Option Plan” & “Covalence Stock Option Plan”). Under the Berry and the Covalence stock option plans, members of management were granted stock options at the time of closing of the respective acquisitions. The Company recorded $0.5 million for the quarter ended December 30, 2006 for non-cash charges for stock compensation related to amortization of the fair value of unvested stock options. The Company recognized compensation cost on new grants based upon the grant date fair value of those awards calculated under SFAS 123R. The total income tax benefit recognized in the income statement for share-based compensation arrangements for the quarter ended December 30, 2006 was $0.2 million.

The combined company utilized a combination of the Black-Scholes and lattice-based option valuation models for estimating the fair value of the stock options. Both companies have three tranches of options which include time based, performance based and accreting options. The models allow for the use of a range of assumptions. Expected volatilities utilized in the lattice model are based on implied volatilities from traded stocks of peer companies. Similarly, the dividend yield is based on historical experience and the estimate of future dividend yields. The risk-free interest rate is derived from the U.S. Treasury yield curve in effect at the time of grant. The lattice model incorporates exercise and post-vesting forfeiture assumptions based on an analysis of historical data. The expected life of the grants are derived from historical experience and expected behavior. The fair value for options granted have been estimated at the date of grant using a Black-Scholes or lattice option pricing model, generally with the following weighted average assumptions:

	Berry	Covalence
Risk-free interest rate	4.5%	4.5 -4.9%
Dividend yield	0.0%	0.0%
Volatility factor	.20	.45
Expected option life	6.0 years	3.73 -6.83 years
11. Segment and Geographic Data

The Company’s reportable segments are strategic business units that operate in different industries and are managed separately. The Plastics segment manufactures polyethylene-based film, packaging products, bags and sheeting. The Adhesives segment manufactures specialty adhesive products and tapes for industrial applications, including external corrosion protection products for oil, gas and water pipelines. The Coatings segment manufactures a variety of specialty laminates and coated products principally derived from paper, film, foil and fabrics. The Open top segment manufactures containers, drink cups and houseware products. The Closed top segment manufactures closures, bottles and prescription vials and tubes. Selected information by reportable segment is presented in the following table:

October 1 to December 30, 2006
(in millions)
Net Revenue
Plastics	$246.1
Adhesives	73.0
Coatings	49.1
Open Top	193.7
Closed top	143.2
Less intercompany revenue	(1.5)
$703.6

Operating income
Plastics	$(8.9)
Adhesives	(0.2)
Coatings	(2.9)
Open Top	15.8
Closed top	9.5
Corporate expenses - Covalence	(5.8)
$7.5
Total Assets
Plastics	$596.0
Adhesives	235.5
Coatings	175.5
Open Top	1,550.0
Closed top	1,018.7
Corporate - Covalence	82.8
$3,658.5

12. Guarantor and Non-Guarantor Financial Information

Berry Plastics Holding Corporation, a wholly owned subsidiary of Berry Plastics Group, Inc., has Second Priority Fixed and Floating Rate Notes and 10 ¼% Senior Subordinated notes outstanding which are fully and unconditionally guaranteed by Berry Plastics Holding Corporation’s domestic subsidiaries. Separate financial statements and other disclosures concerning the Parent Company and Guarantor Subsidiaries are not presented because they are 100% wholly-owned by the Parent Company and Guarantor Subsidiaries have fully and unconditionally guaranteed such debt on a joint and several basis. The following tables present consolidating financial information for the Parent Company, Guarantor Subsidiaries and Non-Guarantor Subsidiaries of Berry Plastics. The equity method of accounting is used to reflect investments of the Parent Company in its Guarantor and Non-Guarantor Subsidiaries. The principal elimination entries eliminate investments in subsidiaries and intercompany balances and transactions.

Condensed Combined Statement of Operations
For the Period from October 1, 2006 to December 30, 2006
($ in millions)

	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total
Net revenue, including related party revenue	$237.1	430.6	$43.4	$(7.5)	$703.6
Cost of sales.	226.3	356.5	41.5	(7.1)	617.2
Gross profit	10.8	74.1	1.9	(0.4)	86.4
Selling, general and administrative expenses.	24.1	50.8	3.7	—	78.6
Restructuring and impairment charges, net	0.3	—	—	—	0.3
Operating income (loss)	(13.6)	23.3	(1.8)	(0.4)	7.5
Other (income) expense	—	—	0.1	—	0.1
Interest expense, net.	43.0	16.6	0.3	—	59.9
Equity in net income of subsidiaries.	(10.3)	2.0	—	8.3	—
Income (loss) before income taxes.	(46.3)	4.7	(2.2)	(8.7)	(52.5)
Income tax expense (benefit)	(13.3)	(6.5)	0.3	—	(19.5)
Minority interest	(2.2)	—	—	—	(2.2)
Net income (loss).	$(30.8)	$11.2	$(2.5)	$(8.7)	$(30.8)

Condensed Combined Balance Sheet
As of December 30, 2006
($ in millions)

	Parent Company	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Total
Assets
Current assets:
Cash and cash equivalents	$50.8	$18.6	$4.2	$—	$73.6
Accounts receivable, net of allowance for doubtful accounts	94.2	171.2	26.7	—	292.1
Inventories	117.8	211.5	22.8	—	352.1
Prepaid expenses and other current assets	3.2	42.3	10.1	—	55.6
Total current assets	266.0	443.6	63.8	—	773.4
Property, plant and equipment, net	220.8	531.7	44.6	—	797.1
Intangible assets, net	1,170.6	846.4	7.7	—	2,024.7
Investment in Subsidiaries	419.2	24.1	—	(443.3)	—
Other assets	62.7	0.6	—	—	63.3
Total Assets	$2,139.3	$1,846.4	$116.1	$(443.3)	$3,658.5
Liabilities and Equity
Current liabilities:
Accounts payable	$77.1	$121.9	$12.8	$—	$211.8
Accrued and other current liabilities	58.2	77.2	7.0	—	142.4
Long-term debt—current portion	9.8	5.3	0.3	—	15.4
Intercompany accounts, net	(1,067.0)	1,038.9	27.7	0.4	—
Total current liabilities	(921.9)	1,243.3	47.8	0.4	369.6
Long-term debt.	2,570.8	17.2	1.7	—	2,589.7
Deferred tax liabilities	33.6	198.0	2.6	—	234.2
Other non current liabilities	0.5	19.4	2.2	—	22.1
Total long-term liabilities	2,604.9	234.6	6.5	—	2,846.0
Total Liabilities	1,683.0	1,477.9	54.3	0.4	3,215.6
Commitments and contingencies
Minority interest	63.2	—	—	—	63.2
Contributions from Holdings	190.5	368.6	35.1	(403.7)	190.5
Stock	—	—	28.0	(28.0)	—
Additional paid-in capital	249.3	—	—	—	249.3
Retained deficit	(46.8)	(0.4)	(3.1)	(11.7)	(62.0)
Treasury stock	(0.1)	—	—	—	(0.1)
Note receivable-stockholders	(0.1)	—	—	—	(0.1)

Cumulative translation	0.3	(0.4)	1.8	(0.3)	1.4
Minimum pension liability	—	0.7	—	—	0.7
Total Equity	393.1	368.5	61.8	(443.7)	379.7
Total Liabilities and Equity	$2,139.3	$1,846.4	$116.1	$(443.3)	$3,658.5

Condensed Combined Statement of Cash Flows
For the Period from October 1, 2006 to December 30, 2006
($ in millions)

	Parent Company	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Total
Cash Flow from Operating Activities	$51.0	$10.4	$(1.6)	$—	$59.8

Cash Flow from Investing Activities
Purchase of property, plant, and equipment	(7.1)	(6.7)	(0.4)	—	(14.2)
Acquisition of business net of cash acquired	(30.2)			—	(30.2)
Net cash used in investing activities	(37.3)	(6.7)	(0.4)	—	(44.4)

Cash Flow from Financing Activities
Payments on long-term borrowings	(23.9)	(0.1)	0.6	—	(23.4)
Distributions to Covalence Specialty Materials Holding Corporation	(1.3)	—	—	—	(1.3)
Net cash provided by financing activities	(25.2)	(0.1)	0.6	—	(24.7)
Effect of currency translation on cash	—	—	(0.2)	—	(0.2)
Net increase in cash and cash equivalents	(11.5)	3.6	(1.6)	—	(9.5)
Cash and cash equivalents at beginning of period	62.3	15.0	5.8	—	83.1
Cash and cash equivalents at end of period	$50.8	$18.6	$4.2	$—	$73.6

13. Subsequent Events

On February 6, 2007, Covalence announced a restructuring program in its Coatings division. The planned actions relate to the exiting of two product lines, the closure of a manufacturing facility, the termination of certain employees and the relocation of certain operations. The affected product lines accounted for revenues of $20.6 million for the period from February 17 to September 29, 2006. The liability associated with this restructuring program is $11.6 million, including asset impairment charges of $8.2 million, termination benefits of $1.7 million, relocation expenses of $0.9 million and other restructuring charges of $0.8 million. Covalence expects to recognize costs associated with the restructuring over the next eight months.

On April 3, 2007, in connection with the merger of Berry and Covalence, shares of Berry Plastics Group, Inc., the former parent of Berry Plastics Holding Corporation, and Covalence Specialty Materials Holding Corporation held by minority shareholders and management were exchanged for shares in the new merged company. The minority shareholders and management held ownership interests of 28% and 5% for Berry and Covalence, respectively. The acquisition of these ownership interests occurred on April 3, 2007 in connection with the closing of the transaction and was accounted for under the purchase method of accounting and pushed-down to the Company.

On April 3, 2007, the Company entered into a new senior secured credit facility (“Berry Credit Facility”) and replaced and repaid the Berry and Covalence credit facilities. The $1.6 billion senior secured credit facility has a $400 million asset based revolving credit facility and $1.2 billion term loan facility. The facility will also provide a $100 million letter of credit facility. Repayment of 1% of the term loan per annum must be made quarterly with the balance payable upon the final maturity date. Interest on the term and revolving loan facilities is LIBOR plus 2.0% and LIBOR plus 1.25%, respectively. The Company used available cash to fund the merger and there are no amounts outstanding at closing on the revolving credit facility.

On April 10, 2007, Berry Holding sold its wholly owned subsidiary, Berry Plastics UK Ltd., to Plasticum Group N.V. for approximately $10.0 million.  This business represented annual net sales of less than $9.0 million.

On April 11, 2007, Berry Plastics completed its acquisition of 100% of the outstanding common stock of Rollpak Acquisition Corporation, which is the sole stockholder of Rollpak Corporation. Rollpak Corporation is a flexible film manufacturer located in Goshen, Indiana. The purchase price was funded utilizing cash on hand.

On April 26, 2007, Berry Holding announced its intention to shut down its manufacturing facility located in Oxnard, California.  Berry Holding intends to complete this shutdown prior to December 31, 2007.  The business from this facility is being moved to other existing facilities.  Berry Holding does not expect the costs associated with this shutdown to be material.

14. Recent Accounting Pronouncements

In June 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”), which is an interpretation of SFAS No. 109, “Accounting for Income Taxes.” FIN 48 provides measurement and recognition guidance related to accounting for uncertainty in income taxes. FIN 48 also requires increased disclosure with respect to the uncertainty in income taxes. The Company will adopt the provisions of FIN 48 on October 1, 2007, as required, and is currently evaluating the impact of such adoption on its financial statements.

In September 2006, the FASB issued Statement of Financial Accounting Standards (“SFAS”) No. 157, “Fair Value Measurements.” This statement establishes a standard definition for fair value, establishes a framework under generally accepted accounting principles for measuring fair value and expands disclosure requirements for fair value measurements. This statement is effective for financial statements issued for fiscal years beginning after November 15, 2007. The Company is currently assessing the impact of the statement on its financial statements.

In September 2006, the SEC issued Staff Accounting Bulletin (“SAB”) No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements.” SAB No. 108 requires that companies utilize a “dual-approach” to assessing the quantitative effects of financial statement misstatements. The dual approach includes both an income statement focused and balance sheet focused assessment. SAB No. 108 is applicable for the Company’s fiscal year ending September 28, 2007. The adoption of SAB No. 108 will not have a significant impact on the Company’s financial position or results of operations.

In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans—an Amendment of FASB Statements No. 87, 88, 106 and 132(R).” This statement requires an employer to recognize the overfunded or underfunded status of defined benefit pension and postretirement plans as an assets or liabilities in its statement of financial position. Under SFAS No. 158, unrecognized actuarial gains and losses, prior service costs and credits and any remaining unrecognized transition amounts, net of their related income tax effect, are to be reported as a component of accumulated other comprehensive income. Incremental changes in these amounts not recognized in the statements of operations in the year in which they arise are recognized as changes in other comprehensive income in the year in which the changes occur. The statement also requires an employer to measure the funded status of a plan as of the date of its year-end statement of financial position. The requirement to recognize the funded status of defined benefit pension and postretirement plans is effective for fiscal years ending after December 15, 2006 for companies with publicly traded stock, and June 15, 2007 for all other companies. The requirement to measure plan assets and benefit obligations as of the date of the employer’s fiscal year-end statement of financial position is effective for the fiscal years ending after December 15, 2008. The Company is currently evaluating the impact that this Statement will have on its financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
Berry Plastics Holding Corporation

We have audited the accompanying consolidated balance sheets of Berry Plastics Holding Corporation (a wholly owned subsidiary of Berry Plastics Group, Inc.) as of December 30, 2006 (Company) and December 31, 2005 (Predecessor), and the related consolidated statements of operations, stockholders' equity, and cash flows for the periods from September 20, 2006 to December 30, 2006 (Company), January 1, 2006 to September 19, 2006 (Predecessor), and each of the two years in the period ended December 31, 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Berry Plastics Holding Corporation at December 30, 2006 (Company), and December 31, 2005 (Predecessor), and the consolidated results of its operations and its cash flows for the periods from September 20, 2006 to December 30, 2006 (Company), January 1, 2006 to September 19, 2006 (Predecessor) and each of the two years in the period ended December 31, 2005 (Predecessor), in conformity with U.S. generally accepted accounting principles.

As discussed in Note 2 to the consolidated financial statements, effective January 1, 2006 the Company adopted Statement of Financial Accounting Standards No. 123(R), Share-Based Payment.

/s/ ERNST & YOUNG LLP

Indianapolis, Indiana
March 9, 2007

Berry Plastics Holding Corporation
Consolidated Balance Sheets
(In Thousands of Dollars, except per share information)

	Company	Predecessor
	December 30, 2006	December 31, 2005
Assets
Current assets:
Cash and cash equivalents	$19,549	$24,756
Accounts receivable (less allowance for doubtful accounts of $5,369 at December 30, 2006 and $5,766 at December 31, 2005)	145,387	140,443
Inventories:
Finished goods	111,635	101,632
Raw materials and supplies	48,885	50,716
	160,520	152,348
Deferred income taxes	21,531	22,905
Prepaid expenses and other current assets	24,416	39,037
Total current assets	371,403	379,489

Property and equipment:
Land	15,504	12,292
Buildings and improvements	83,329	92,810
Equipment and construction in progress	390,018	497,364
	488,851	602,466
Less accumulated depreciation	24,874	179,022
	463,977	423,444
Intangible assets:
Deferred financing fees, net	41,763	18,333
Customer relationships, net	504,663	255,981
Goodwill	989,181	495,258
Trademarks, net	182,200	47,065
Other intangibles, net	15,469	28,260
	1,733,276	844,897
Total assets	$2,568,656	$1,647,830

Consolidated Balance Sheets (continued)

	Company	Predecessor
	December 30, 2006	December 31, 2005
Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$89,030	$64,970
Accrued interest	26,010	20,165
Employee compensation, payroll and other taxes	37,113	43,915
Accrued expenses and other current liabilities	31,297	34,730
Current portion of long-term debt	12,400	13,928
Total current liabilities	195,850	177,708

Long-term debt, less current portion	1,860,474	1,146,692
Deferred income taxes	197,801	94,934
Other long-term liabilities	20,344	25,108
Total liabilities	2,274,469	1,444,442
Stockholders' equity:
Common stock; $.01 par value: 200,000,000 shares authorized; 4,931,011 shares issued and outstanding at December 30, 2006	49	—
Additional paid-in capital	493,581	346,943
Adjustment of the carryover basis of continuing stockholders	(173,422)	(196,603)
Notes receivable - common stock	(9,935)	(14,273)
Treasury stock: 629 shares	(63)	—
Common Stock (Predecessor)	—	34
Treasury Stock (Predecessor)	—	(3,547)
Retained earnings	(18,065)	58,969
Accumulated other comprehensive income	2,042	11,865
Total stockholders’ equity	294,187	203,388
Total liabilities and stockholders' equity	$2,568,656	$1,647,830

See notes to consolidated financial statements.

Berry Plastics Holding Corporation

Consolidated Statements of Operations
(In Thousands of Dollars)

	Company	Predecessor
	Period from 9/20/06- 12/30/06	Period from 01/01/06-09/19/06	Year ended December 31, 2005	Year ended January 1, 2005
Net sales	$383,288	$1,048,476	$1,169,704	$814,213
Cost of goods sold	316,939	839,429	943,370	639,329
Gross profit	66,349	209,047	226,334	174,884

Operating expenses:
Selling	10,253	28,255	34,145	26,361
General and administrative	17,369	43,885	49,477	38,518
Research and development	2,373	5,455	6,131	3,825
Amortization of intangibles	7,554	15,127	15,574	6,513
Merger expenses	—	70,122	—	—
Other expenses	4,325	4,744	5,218	5,791
Operating income	24,475	41,459	115,789	93,876

Other expense (income):
Unrealized loss (gain) on investment in Southern Packaging	—	(299)	1,354	—
Income before interest and taxes	24,475	41,758	114,435	93,876

Interest:
Expense	47,773	64,710	74,445	54,076
Loss on extinguished debt	5,875	34,041	7,045	—
Income	(302)	(901)	(1,171)	(891)
Income (loss) before income taxes	(28,871)	(56,092)	34,116	40,691
Income tax expense (benefit)	(10,806)	1,011	14,325	17,740
Net income (loss)	$(18,065)	$(57,103)	$19,791	$22,951

See notes to consolidated financial statements.

Berry Plastics Holding Corporation

Consolidated Statements of Changes in Stockholders' Equity
(In Thousands of Dollars)

	Common Stock	Additional Paid-In Capital	Adjustment of the carryover basis of continuing stockholders	Notes receivable - common stock	Treasury Stock	Retained Earnings (Deficit)	Accumulated Other Comprehensive Income	Total	Comprehensive Income
Predecessor:
Balance at December 27, 2003	$ 34	$344,363	$(196,603)	$(14,157)	$ (1,972)	$ 16,227	$ 4,699	$152,591

Issuance of common stock	—	53	—	—	—	—	—	53	—
Collection on notes receivable	—	—	—	73	—	—	—	73	—
Purchase of treasury stock	—	—	—	—	(192)	—	—	(192)	—
Sale of treasury stock	—	—	—	—	115	—	—	115	—
Interest on notes receivable	—	—	—	(772)	—	—	—	(772)	—
Stock-based compensation	—	585	—	—	—	—	—	585	—
Translation gain	—	—	—	—	—	—	2,743	2,743	2,743
Other comprehensive gains	—	—	—	—	—	—	5,744	5,744	5,744
Net income	—	—	—	—	—	22,951	—	22,951	22,951
Balance at January 1, 2005	34	345,001	(196,603)	(14,856)	(2,049)	39,178	13,186	183,891	31,438

Collection on notes receivable	—	—	—	1,361	—	—	—	1,361	—
Purchase of treasury stock	—	(15)	—	—	(5,498)	—	—	(5,513)	—
Sale of treasury stock	—	(195)	—	—	4,000	—	—	3,805	—
Interest on notes receivable	—	—	—	(778)	—	—	—	(778)	—
Stock-based compensation	—	2,152	—	—	—	—	—	2,152	—
Translation losses	—	—	—	—	—	—	(3,225)	(3,225)	(3,225)
Other comprehensive gains	—	—	—	—	—	—	1,904	1,904	1,904
Net income	—	—	—	—	—	19,791	—	19,791	19,791
Balance at December 31, 2005	34	346,943	(196,603)	(14,273)	(3,547)	58,969	11,865	203,388	18,470

Collection on notes receivable	—	—	—	3,234	—	—	—	3,234	—
Purchase of treasury stock	—	(204)	—	—	(827)	—	—	(1,031)	—
Sale of treasury stock	—	—	—	—	873	—	—	873	—
Interest on notes receivable	—	—	—	(488)	—	—	—	(488)	—
Stock-based compensation	—	12,638	—	—	—	—	—	12,638	—
Translation gains	—	—	—	—	—	—	2,145	2,145	2,145
Other comprehensive losses	—	—	—	—	—	—	(6,328)	(6,328)	(6,328)
Net loss	—	—	—	—	—	(57,103)	—	(57,103)	(57,103)
Redemption of predecessor stock	(34)	(359,377)	196,603	11,527	3,501	(1,866)	(7,682)	(157,328)	61,286
Balance at September 19, 2006	—	—	—	—	—	—	—	—	—

Company:
Fair value adjustment on rolled stock	—	—	(173,422)	—	—	—	—	(173,422)	—
Issuance of common stock	49	493,052	—	(9,805)	—	—	—	483,296	—
Purchase of treasury stock	—	—	—	—	(148)	—	—	(148)	—
Sale of treasury stock	—	—	—	—	85	—	—	85	—
Interest on notes receivable	—	—	—	(130)	—	—	—	(130)	—
Stock-based compensation	—	529	—	—	—	—	—	529	—
Translation gains	—	—	—	—	—	—	1,358	1,358	1,358
Other comprehensive gains	—	—	—	—	—	—	684	684	—
Net loss	—	—	—	—	—	(18,065)	—	(18,065)	(18,065)
Balance at December 30, 2006	$ 49	$493,581	$ (173,422)	$ (9,935)	$ (63)	$ (18,065)	$ 2,042	$ 294,187	$ (16,707)

See notes to consolidated financial statements.

Berry Plastics Holding Corporation

Consolidated Statements of Cash Flows
(In Thousands of Dollars)

	Company	Predecessor
	Period from 09/20/06-12/30/06	Period from 01/01/06-09/19/06	Year ended December 31, 2005	Year ended January 1, 2005
Operating activities
Net income (loss)	$(18,065)	$(57,103)	$19,791	$22,951
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	24,634	62,044	73,146	54,303
Non-cash interest expense	1,582	1,369	1,945	1,862
Loss on extinguished debt	5,875	34,041	7,045	—
Amortization of intangibles	7,554	15,127	15,574	6,513
Non-cash compensation	529	2,856	2,152	585
Unrealized loss (gain) on investment	—	(299)	1,354	—
Deferred income taxes (benefit)	(10,746)	—	12,769	16,772
Merger expenses	—	70,122	—	—
Changes in operating assets and liabilities:
Accounts receivable, net	10,562	(14,582)	(13,004)	(7,216)
Inventories	16,523	(14,214)	(8,720)	(27,200)
Prepaid expenses and other assets	2,794	3,697	309	(7,022)
Accrued interest	26,010	(10,300)	1,349	683
Payables and accrued expenses	(29,988)	40,694	(12,164)	13,002
Net cash provided by operating activities	37,264	133,452	101,546	75,233

Investing activities
Additions to property and equipment	(15,002)	(77,060)	(57,829)	(52,624)
Proceeds from disposal of property and equipment	16	71	2,223	2,986
Proceeds from working capital settlement on business acquisition	—	—	—	7,397
Investment in Southern Packaging	—	—	—	(3,236)
Acquisitions of businesses	(2,290,341)	—	(464,392)	—
Net cash used for investing activities	(2,305,327)	(76,989)	(519,998)	(45,477)

Financing activities
Proceeds from long-term borrowings	1,850,832	—	465,052	880
Payments on long-term borrowings	(3,485)	(84,845)	(12,882)	(55,996)
Proceeds from notes receivable	—	3,234	1,361	73
Issuance of common stock	483,296	—	—	53
Purchase of treasury stock	(148)	(1,031)	(5,513)	(192)
Sale of treasury stock	85	873	3,805	115
Debt financing costs	(43,348)	—	(8,637)	(641)
Net cash provided by (used for) financing activities	2,287,232	(81,769)	443,186	(55,708)
Effect of exchange rate changes on cash	380	550	(242)	24
Net increase (decrease) in cash and cash equivalents	19,549	(24,756)	24,492	(25,928)
Cash and cash equivalents at beginning of period	—	24,756	264	26,192

Cash and cash equivalents at end of period	$19,549	$—	$24,756	$264

See notes to consolidated financial statements.

Berry Plastics Holding Corporation
Notes to Consolidated Financial Statements
(In thousands of dollars, except as otherwise noted)

Note 1. Organization

Berry Plastics Holding Corporation (“Holding”, formerly BPC Holding Corporation), through its wholly-owned subsidiary Berry Plastics Corporation (“Berry” or the “Company”) and its wholly-owned subsidiaries, manufactures and markets plastic packaging products. Holding is a wholly-owned subsidiary of Berry Plastics Group, Inc. (“Group”). Holding’s fiscal year is a 52/53 week period ending generally on the Saturday closest to December 31. All references herein to “2006”, “2005,” and “2004,” relate to the fiscal years ended December 30, 2006, December 31, 2005, and January 1, 2005, respectively. Due to the merger (see Note 3), fiscal 2006 consists of two separate periods of January 1, 2006 to September 19, 2006 (Predecessor) and September 20, 2006 to December 30, 2006 (Company).

Note 2. Summary of Significant Accounting Policies

Consolidation and Business

The consolidated financial statements include the accounts of Holding and its wholly-owned subsidiary Berry Plastics Corporation, and Berry’s subsidiaries, all of which are wholly-owned. The financial presentation presented in the Holding financial statements as of December 30, 2006 and for the period from September 20, 2006 to December 30, 2006 reflects all expenses incurred by Group. Holding has recorded expense in their financial statements to reflect expense related to stock compensation, management fees and income taxes, as Group files a consolidated income tax return. In addition, the equity structure of Group has been pushed down to Holding to mirror the capital structure of Group. Intercompany accounts and transactions have been eliminated in consolidation. Holding, through its wholly-owned subsidiary Berry Plastics Corporation and its wholly owned subsidiaries, operates in two primary segments: open top and closed top. The Company's customers are located principally throughout the United States, without significant concentration in any one region or with any one customer. The Company performs periodic credit evaluations of its customers' financial condition and generally does not require collateral.

Purchases of various densities of plastic resin used in the manufacture of the Company’s products aggregated approximately $461.7 million and $385.0 million in 2006 and 2005, respectively. Dow Chemical Corporation was the largest supplier of the Company’s total resin material requirements, representing approximately 25% and 29% of such resin requirements in 2006 and 2005, respectively. The Company also uses other suppliers such as Basell, Nova, Total, Lyondell, Chevron, ExxonMobil, Sunoco, and Huntsman to meet its resin requirements.

Cash and Cash Equivalents

All highly liquid investments with maturity of three months or less at the date of purchase are considered to be cash equivalents.

Accounts Receivable

The allowance for doubtful accounts is analyzed in detail on a quarterly basis and all significant customers with delinquent balances are reviewed to determine future collectibility. The determinations are based on legal issues (such as bankruptcy status), past history, current financial and credit agency reports, and the experience of the credit representatives. Reserves are established in the quarter in which the Company makes the determination that the account is deemed uncollectible. The Company maintains additional reserves based on its historical bad debt experience. Additionally, the allowance for doubtful accounts includes a reserve for cash discounts that are offered to some customers for prompt payment. The following table summarizes the activity by period for the allowance for doubtful accounts, excluding the activity related to cash discounts due to its volume.

	Company	Predecessor
	Period from 9/20/06- 12/30/06	Period from 1/1/06- 9/19/06	Year Ended December 31, 2005	Year Ended January 1, 2005
Balance at beginning of period	$6,277	$5,766	$3,207	$2,717
Charged to costs and expenses	(1,031)	21	592	323
Allocated to other accounts (1)	—	—	1,851	—
Deductions and currency translation (2)	123	490	116	167
Balance at end of period	$5,369	$6,277	$5,766	$3,207

(1)	Primarily relates to purchase of accounts receivable and related allowance through acquisitions.
(2)	Uncollectible accounts written off, net of recoveries, and currency translation on foreign operations.

Inventories

Inventories are valued at the lower of cost (first in, first out method) or market.

Property and Equipment

Property and equipment are stated at cost. Depreciation is computed primarily by the straight-line method over the estimated useful lives of the assets ranging from 15 to 25 years for buildings and improvements and two to 10 years for machinery, equipment, and tooling. Leasehold improvements are depreciated over the shorter of the useful life of the improvement or the lease life. Repairs and maintenance costs are charged to expense as incurred.

Intangible Assets

Deferred financing fees are being amortized using the straight-line method over the lives of the respective debt agreements.

Customer relationships are being amortized using the straight-line method over the estimated life of the relationships which is 20 years.

The goodwill acquired represents the excess purchase price over the fair value of the net assets acquired in the Merger (see Note 3 below). These costs are reviewed annually for impairment pursuant to Statement of Financial Accounting Standards (“SFAS”) No. 142, Goodwill and Other Intangible Assets. Assets are allocated to reporting units (open top or closed top) based on the assets for each facility within each segment. For facilities that manufacture and sell products for both segments, the assets are allocated based on the net sales of each segment.

Trademarks that are expected to remain in use, which are indefinite lived intangible assets, are reviewed for impairment annually pursuant to SFAS No. 142.

Other intangibles, which include patents, are being amortized using the straight-line method over the estimated life of the technology ranging from ten to twenty years, with a weighted-average life of 15 years.

Long-lived Assets

Long-lived assets are reviewed for impairment in accordance with SFAS No. 144 whenever facts and circumstances indicate that the carrying amount may not be recoverable. Specifically, this process involves comparing an asset's carrying value to the estimated undiscounted future cash flows the asset is expected to generate over its remaining life. If this process were to result in the conclusion that the carrying value of a long-lived asset would not be recoverable, a write-down of the asset to fair value would be recorded through a charge to operations. Fair value is determined based upon discounted cash flows or appraisals as appropriate. Long-lived assets that are held for sale are reported at the lower of the assets’ carrying amount or fair value less costs related to the assets’ disposition. No impairments were recorded in these financial statements.

Derivative Financial Instruments

The Company has in the past used interest rate hedge instruments to manage a portion of its interest rate exposures. In 2004, the Company also entered into resin forward contracts, which became effective in 2005, to manage certain resin price exposures. These instruments are entered into to manage market risk exposures and are not used for trading purposes. The Company recognizes all derivative transactions as either assets or liabilities at fair value in the balance sheet.

Derivatives used for hedging purposes must be designated as, and effective as, a hedge of the identified risk exposure at the designation of the contract. Accordingly, changes in the market value of the derivative contract must be highly correlated with changes in the market value of the underlying hedged item at inception of the hedge and over the life of the hedge contract. The change in fair value of the effective portion of a hedge contract is deferred in other accumulated comprehensive income (loss). Any derivative instrument terminated, designated but no longer effective as a hedge, or initially not effective as a hedge would be recorded at market value and the related gains and losses would be recognized in earnings. Derivatives not designated as hedges are adjusted to fair value through the consolidated statement of operations. Management routinely reviews the effectiveness of the use of derivative instruments. Gains and losses from hedges of anticipated transactions are classified in the statement of operations upon recording the related hedge transaction in the statement of operations consistent with the accounting treatment of the items being hedged.

Foreign Currency Translation

Assets and liabilities of most foreign subsidiaries are translated at exchange rates in effect at the balance sheet date, and the statements of operations are translated at the average monthly exchange rates for the period. Translation gains and losses are recorded as a component of accumulated other comprehensive income in stockholders’ equity. Foreign currency transaction gains and losses are included in net income (loss).

Revenue Recognition

The Company recognizes revenue in accordance with SEC Staff Accounting Bulletin No. 101, “Revenue Recognition in Financial Statements” (“SAB 101”) and SEC Staff Accounting Bulletin No. 104, “Revenue Recognition” (“SAB 104”). Revenue is recognized when the title and risk of loss have passed to the customer, there is persuasive evidence of an arrangement, delivery has occurred or services have been rendered, the sales price is fixed or determinable, and collectibility is reasonably assured. Shipping and handling costs are included in cost of sales.

Stock-Based Compensation

In December 2004, the FASB issued SFAS No. 123 (Revised 2004,) Share-Based Payment (“SFAS 123R”), which requires that the compensation cost relating to share-based payment transactions be recognized in financial statements based on alternative fair value models. The share-based compensation cost is measured based on the fair value of the equity or liability instruments issued. The Company adopted SFAS 123R on January 1, 2006 using the modified prospective method and recorded $2.9 million for the period from January 1, 2006 to September, 20, 2006 and $0.5 million for the period from September 20, 2006 to December 30, 2006 of non-cash charges for stock compensation related to amortization of the fair value of unvested stock options. Under this method, the Company recognized compensation cost, on a prospective basis, for the portion of outstanding awards for which the requisite service had not yet been rendered as of January 1, 2006. In addition, the Company recognized compensation cost on new grants based upon the grant date fair value of those awards calculated under SFAS 123R. Accordingly, we have not restated prior period amounts.

In connection with the adoption of SFAS 123R, we reassessed the valuation methodology for stock options and the related input assumptions. As a result, beginning with stock options granted in 2006, the Company utilized a Black Scholes and lattice-based option valuation model for estimating the fair value of the stock options. The models allow for the use of a range of assumptions. Expected volatilities utilized in the lattice model are based on implied volatilities from traded stocks of peer companies. Similarly, the dividend yield is based on historical experience and the estimate of future dividend yields. T he risk-free interest rate is derived from the U.S. Treasury yield curve in effect at the time of grant. The lattice model incorporates exercise and post-vesting forfeiture assumptions based on an analysis of historical data. The expected life of the grants are derived from historical experience and expected behavior. The fair value for options granted by Group have been estimated at the date of grant using a Black Scholes or lattice option pricing model, generally with the following weighted average assumptions:

	Company	Predecessor
	Period from 9/20/06- 12/30/06	Period from 1/1/06- 9/19/06	Year ended December 31, 2005	Year ended January 1, 2005
Risk-free interest rate	4.5%	4.5%	4.5%	3.1%
Dividend yield	0.0%	0.0%	0.0%	0.0%
Volatility factor	.20	.25	.25	.25
Expected option life	6.0 years	5.0 years	5.0 years	5.0 years

Prior to the adoption of SFAS No. 123R, we used the intrinsic value method prescribed in APB 25 and also followed the disclosure requirements of SFAS No. 123, as amended by SFAS No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure”, (“SFAS No. 148”); which required certain disclosures on a pro forma basis as if the fair value method had been followed for accounting for such compensation. The following table presents the pro forma effect on net income as if we had applied the fair value method to measure compensation cost prior to our adoption of SFAS No. 123R:

	Predecessor	Predecessor
	Year Ended December 31, 2005	Year Ended January 1, 2005
Reported net income	$19,791	$22,951
Stock-based employee compensation expense included in reported income, net of tax	1,291	351
Total stock-based employee compensation expense determined under fair value based method, for all awards, net of tax	(2,508)	(2,294)
Pro forma net income	$18,574	$21,008

Income Taxes

The Company accounts for income taxes under the asset and liability approach, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequence of events that have been recognized in the Company's financial statements or income tax returns. Income taxes are recognized during the year in which the underlying transactions are reflected in the Consolidated Statements of Operations. Deferred taxes are provided for temporary differences between amounts of assets and liabilities as recorded for financial reporting purposes and such amounts as measured by tax laws. If the Company determines that a deferred tax asset arising from temporary differences is not likely to be utilized, the Company will establish a valuation allowance against that asset to record it at its expected realizable value.

Comprehensive Income (Loss)

Comprehensive income (loss) is comprised of net income (loss) and other comprehensive income (losses). Other comprehensive income (losses) includes unrealized gains or losses on derivative financial instruments, unrealized gains or losses resulting from currency translations of foreign investments, and adjustments to record the minimum pension liability prior to the adoption of SFAS No. 158.

Pension

Pension benefit costs include assumptions for the discount rate, retirement age, and expected return on plan assets. Retiree medical plan costs include assumptions for the discount rate, retirement age, and health-care-cost trend rates. Periodically, the Company evaluates the discount rate and the expected return on plan assets in its defined benefit pension and retiree health benefit plans. In evaluating these assumptions, the Company considers many factors, including an evaluation of the discount rates, expected return on plan assets and the health-care-cost trend rates of other companies; historical assumptions compared with actual results; an analysis of current market conditions and asset allocations; and the views of advisers. As further discussed in Note 9, the Company has adopted SFAS No. 158 effective December 30, 2006.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of any contingent assets and liabilities at the financial statement date and reported amounts of revenue and expenses during the reporting period. On an on-going basis, the Company reviews its estimates and assumptions. The Company’s estimates were based on its historical experience and various other assumptions that the Company believes to be reasonable under the circumstances. Actual results are likely to differ from those estimates under different assumptions or conditions, but management does not believe such differences will materially affect the Company's financial position or results of operations.

Reclassifications

Certain amounts in the prior year financial statements and related notes have been reclassified to conform to the current year presentation.

Impact of Recently Issued Accounting Standards

The Company adopted SFAS No. 154, Accounting Changes and Error Corrections—a replacement of APB Opinion No. 20 and FASB Statement No. 3, on January 1, 2006. SFAS No. 154 requires retrospective application to prior periods’ financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change or unless specific transition provisions are proscribed in the accounting pronouncements. SFAS No. 154 does not change the accounting guidance for reporting a correction of an error in previously issued financial statements or a change in accounting estimate. The adoption of SFAS No. 154 did not have an impact on the Company’s results of operations or financial position.

In September 2006, the FASB issued FASB No. 157, “Fair Value Measurements” (“FAS 157”). FAS 157 is definitional and disclosure oriented and addresses how companies should approach measuring fair value when required by U.S. generally accepted accounting principles (“GAAP”); it does not create or modify any current GAAP requirements to apply fair value accounting. The standard provides a single definition for fair value that is to be applied consistently for all accounting applications, and also generally describes and prioritizes according to reliability the methods and inputs used in valuations. FAS 157 prescribes various disclosures about financial statement categories and amounts which are measured at fair value, if such disclosures are not already specified elsewhere in GAAP. The new measurement and disclosure requirements of FAS 157 are effective for the Company in the first quarter of 2008. The Company does not expect the adoption of FAS 157 to have a significant impact on the Company’s results of operations or financial position.

In September 2006, the Financial Accounting Standards Board issued FAS 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans-an amendment of FASB Statements No. 87, 88, 106, and 132(R)”. FAS 158 requires employers to recognize the over- or under-funded status of defined benefit plans and other postretirement plans in the statement of financial position and to recognize changes in the funded status in the year in which the changes occur through comprehensive income. In addition, FAS 158 requires employers to measure the funded status of plans as of the date of the year-end statement of financial position. The recognition and disclosure provisions of FAS 158 are effective for fiscal years ending after December 15, 2006, while the requirement to measure plan assets and benefit obligations as of a company’s year-end date is effective for fiscal years ending after December 15, 2008 (the Company currently uses the fiscal year ending date as the measurement date). As further discussed in Note 9, the Company has adopted SFAS No. 158 effective December 30, 2006, the effect by which was not material.

In June 2006, the FASB issued Interpretation No. 48, Accounting for “Uncertainty in Income Taxes, an Interpretation of FASB Statement No. 109” (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on description, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 becomes effective on January 1, 2007, and the Company does not expect the adoption of FIN 48 to have a significant impact on the Company’s results of operations or financial position.

In September 2006, the Securities and Exchange Commission released Staff Accounting Bulletin No. 108 (“SAB 108”) which provides guidance on how the effects of the carryover or reversal of prior year misstatements should be considered in quantifying a current year misstatement. SAB 108 requires entities to quantify the effects of unadjusted errors using both a balance sheet and an income statement approach. Entities are required to evaluate whether either approach results in a quantifying misstatement that is material. The Company adopted SAB 108 effective 2006. The adoption of SAB 108 did not have an impact on the Company’s results of operations or financial position..

Note 3. The Merger

On September 20, 2006, BPC Acquisition Corp. merged with and into BPC Holding Corporation pursuant to an agreement and plan of merger (the “Merger”), dated June 28, 2006, with BPC Holding Corporation continuing as the surviving corporation. Following the consummation of the Merger, BPC Holding Corporation changed its name to Berry Plastics Holding Corporation. Pursuant to the Merger, Holding is a wholly-owned subsidiary of Group, the principal stockholders of which are Apollo Investment Fund VI, L.P., AP Berry Holdings, LLC, an affiliate of Graham Partners II, L.P., and management. Apollo Investment Fund VI, L.P. and AP Berry Holdings, LLC are affiliates of Apollo Management, L.P. (the “Buyer”), which is a private investment firm. Graham Partners II, L.P. is an affiliate of Graham Partners, Inc. (“Graham”), a private equity firm.

The total amount of funds required to consummate the Merger and to pay fees related to the Merger was $2.4 billion. The Merger was primarily funded with (1) the issuance of $750.0 million aggregate principal amount of second priority senior secured notes, (2) new borrowings of $675.0 million in Term B loans, (3) the issuance of $425.0 million aggregate principal amount of senior subordinated notes, and (4) contributed equity. The seller used the proceeds received from the Merger to repay the outstanding indebtedness and accrued interest of $726.9 million under the term loans from the old senior secured credit facility and $335.0 million plus accrued interest and tender fees to repurchase all of the outstanding 10 ¾% senior subordinated notes payable due 2012. The Buyer and its affiliates own 72% of the common stock of Group. The remaining common stock is primarily held by an affiliate of Graham Partners II, L.P., which owns 10% and members of Berry’s management which own 16%.

The Merger has been accounted for under the purchase method of accounting, and accordingly, the purchase price has been allocated to the identifiable assets and liabilities based on estimated fair values at the acquisition date. The allocation is preliminary and is subject to change. The Company is amortizing its definite lived intangible assets over a weighted-average life of 20 years. The impact of writing up inventory to net realizable value resulted in a charge to cost of goods sold for the period from September 20 to December 30, 2006 of $10.1 million. The Company has applied the provisions of Emerging Issues Task Force 88-16, whereby, the carryover equity interests of certain management shareholders from the Predecessor to the Successor were recorded at their Predecessor basis. The application of these provisions has preliminarily reduced stockholders’ equity and intangibles by $173.4 million. In connection with the Merger, the Predecessor incurred Merger related expenses of $70.1 million, consisting primarily of investment banking fees, bonuses to management, non-cash acceleration and modification of stock option awards, and legal costs. In addition, as a result of extinguishing the debt in connection with the Merger, the Predecessor recognized a loss on debt extinguishment of $34.0 million primarily consisting of tender premiums paid in connection with redeeming the 10 ¾% senior subordinated notes payable, write-off of deferred financing fees associated with the senior subordinated notes payable and the old senior secured credit facility, and the termination of interest rate swaps. The following table summarizes the allocation of purchase price and the estimated fair values of the assets acquired and liabilities assumed at the date of the acquisition.

September 20, 2006
Current assets	$389,318
Property and equipment	473,160
Goodwill	989,181
Customer relationships	511,900
Trademarks	182,200
Other intangibles	59,045
Total assets	2,604,804

Current liabilities	197,449
Long-term liabilities	2,103,357
Total liabilities	2,300,806

Net assets acquired	$303,998

The $304.0 million of net assets acquired consists of Apollo, Graham and management’s $428.8 million cash contribution and $31.8 million of carryover basis in rollover stock, net of the $5.9 million charge to loss on extinguished debt for bridge financing fees arranged to fund the Merger but not utilized and a $150.7 million deemed cash dividend to the selling shareholders that was required to be recognized by Emerging Issues Task Force Issue No. 88-16, Basis in Leveraged Buyout Transactions.

Note 4. Recent Acquisitions

On April 11, 2005, a subsidiary of Berry, Berry Plastics de México, S. de R.L. de C.V., acquired all of the injection molding closure assets from Euromex Plastics, S.A. de C.V. (“Euromex”), an injection molding manufacturer located in Toluca, Mexico (the “Mexico Acquisition”), for aggregate consideration of approximately $8.2 million. The purchase price was allocated to fixed assets ($4.1 million), inventory ($1.6 million), goodwill ($0.7 million), and other intangibles ($1.8 million). The purchase was financed through borrowings under the Company’s prior revolving line of credit and cash on hand. The operations from the Mexico Acquisition are included in Berry’s operations since the acquisition date.

On June 3, 2005, Berry acquired Kerr Group, Inc. (“Kerr”) for aggregate consideration of approximately $454.8 million (the “Kerr Acquisition”), including direct costs associated with the acquisition. The operations from the Kerr Acquisition are included in Berry’s operations since the acquisition date. The purchase price was financed through additional term loan borrowings under an amendment to Berry’s prior senior secured credit facility and cash on hand. In accordance with EITF 95-3, the Company established opening balance sheet reserves of $2.7 million related to plant shutdown and severance costs, of which payments totaling $1.0 million and $0.5 million were made in 2006 and 2005, respectively.

The pro forma financial results presented below are unaudited and assume that the Kerr Acquisition and the Merger occurred at the beginning of the respective period. Pro forma results have not been adjusted to reflect the Mexico Acquisition as they do not differ materially from the pro forma results presented below. The information presented is for informational purposes only and is not necessarily indicative of the operating results that would have occurred had the Kerr Acquisition or Merger been consummated at the beginning of the respective period, nor are they necessarily indicative of future operating results. Further, the information reflects only pro forma adjustments for additional interest and amortization expense, elimination of Berry’s write off of deferred financing fees and Merger related expenses, and the elimination of Kerr’s closing expenses, net of the applicable income tax effects.

	Unaudited
	Year ended December 30, 2006	Year ended December 31, 2005	Year ended January 1, 2005
Pro forma net sales	$1,431,764	$1,338,019	$1,189,059
Pro forma net loss	$(19,488)	$(40,322)	$(39,623)

Note 5. Intangible Assets and Deferred Costs

Intangible assets and deferred costs consist of the following:

	Company	Predecessor
	December 30, 2006	December 31, 2005
Deferred financing fees	$43,348	$24,402
Customer relationships	511,900	275,614
Goodwill	989,181	495,258
Trademarks	182,200	49,588
Technology-based	15,785	27,206
Covenants not to compete and other	—	4,613
Accumulated amortization	(9,138)	(31,784)
	$1,733,276	$844,897

The increase in the intangible assets is primarily the result of intangible assets acquired or revalued in connection with the Merger consistent with purchase accounting. Also, as a result of the Merger, the Predecessor expensed $16.1 million of unamortized deferred financing costs for the period from January 1, 2006 to September 19, 2006.

Future amortization expense for definite lived intangibles at December 30, 2006 for the next five fiscal years is approximately $32.3 million each year for fiscal 2007, 2008, 2009, 2010, and 2011, respectively.

Note 6. Long-Term Debt

Long-term debt consists of the following:

	Company	Predecessor
	December 30, 2006	December 31, 2005
Term loans	$673,313	$791,025
Revolving line of credit	—	—
Italian revolving line of credit	874	—
Second Priority Senior Secured Fixed Rate Notes	525,000	—
Second Priority Senior Secured Floating Rate Notes	225,000	—
Senior Subordinated Notes	425,000	—
Capital leases	23,687	26,896
Berry 10 ¾% Senior Subordinated Notes	—	335,000
Debt premium on 10 ¾% Notes, net	—	7,699
	1,872,874	1,160,620
Less current portion of long-term debt	12,400	13,928
	$1,860,474	$1,146,692

Senior Secured Credit Facility (Company)

On September 20, 2006, the Company entered into a credit agreement and a related guarantee and collateral agreement with a syndicate of lenders. This senior secured credit facility (the “Credit Facility”) provides financing of up to $875.0 million, consisting of (1) $675.0 million in term loans and (2) a $200.0 million revolving credit facility. The interest rates per annum applicable to loans under the Credit Facility are, at the Company’s option, equal to either an alternate base rate or an adjusted LIBOR rate for a one-, two-, three- or six-month interest period, or a nine- or twelve-month period, if available from all relevant lenders, in each case, plus an applicable margin. The alternate base rate means the greater of (1) Credit Suisse’s prime rate and (2) one-half of 1.0% over the weighted average of rates on overnight Federal Funds. The Company also pays a customary commitment fee to the lenders under the revolving credit facility in respect of the unutilized commitments thereunder at a rate equal to 0.5% per annum (subject to reduction upon attainment of certain leverage ratios) and letter of credit and agency fees.

The Credit Facility requires a prepayment on outstanding term loans, subject to certain exceptions, with (1) beginning with the first full fiscal year after the closing, 50% (which percentage can be as low as 0% upon the achievement of certain leverage ratios) of excess cash flow less the amount of certain voluntary prepayments, (2) so long as our total net first lien leverage ratio is above a certain threshold, 100% of the net cash proceeds of any incurrence of debt other than excluded debt issuances, and (3) so long as the total net first lien leverage ratio is above a certain threshold, 100% of the net cash proceeds of all non-ordinary course asset sales and casualty and condemnation events, if the Company does not reinvest or commit to reinvest those proceeds in assets to be used in our business or to make certain other permitted investments within 15 months. The Company may voluntarily repay outstanding loans under the Credit Facility at any time without premium or penalty.

The term loans amortize each year in an amount equal to 1% per annum in equal quarterly installments for the first six years and nine months, with the remaining amount payable on September 20, 2013. Principal amounts outstanding under the revolving credit facility will be due and payable in full on September 20, 2012. All obligations under the Credit Facility are unconditionally guaranteed by Group and, subject to certain exceptions, each existing and future direct and indirect domestic subsidiary. All obligations under the Credit Facility and the guarantees of those obligations are secured by substantially all assets of the Company and each subsidiary guarantor subject to certain exceptions: (1) a first priority pledge of all equity interests of the Company, a pledge of 100% of the equity interests of all guarantors and a first priority pledge of 65% of the voting equity interests of certain foreign subsidiaries; and (2) a first priority security interest in substantially all tangible and intangible assets of the Company and each subsidiary guarantor.

The Credit Facility contains customary covenants that, among other things, restrict, subject to certain exceptions, the ability, and the ability of subsidiaries, to incur indebtedness, sell assets, make investments, engage in acquisitions, mergers or consolidations and make dividend and other restricted payments. In addition, the Credit Facility requires the Company to maintain the total net first lien leverage ratio below a certain ratio and also contains certain customary affirmative covenants and events of default. The Company was in compliance with all the financial and operating covenants at December 30, 2006.
At December 30, 2006, there were no borrowings outstanding on the revolving credit facility. The revolving credit facility allows up to $50.0 million of letters of credit to be issued instead of borrowings under the revolving credit facility. At December 30, 2006 and December 31, 2005, the Company had $14.7 million under the Credit Facility and $14.7 million under the prior credit facility, respectively, in letters of credit outstanding. At December 30, 2006, the Company had unused borrowing capacity of $185.3 million under the revolving line of credit.

Second Priority Senior Secured Notes (Company)

On September 20, 2006, Holding issued $750.0 million of second priority senior secured notes (“Second Priority Notes”) comprised of (1) $525.0 million aggregate principal amount of 8 7/8% second priority fixed rate notes (“Fixed Rate Notes”) and (2) $225.0 million aggregate principal amount of second priority senior secured floating rate notes (“Floating Rate Notes”). The Second Priority Notes mature on September 15, 2014. Interest on the Fixed Rate Notes is due semi-annually on March 15 and September 15. The Floating Rate Notes bear interest at a rate of LIBOR plus 3.875% per annum, which resets quarterly. Interest on the Floating Rate Notes is payable quarterly on March 15, June 15, September 15 and December 15 of each year.

The Second Priority Notes are secured by a second priority security interest in the collateral granted to the collateral agent under the Credit Facility for the benefit of the holders and other future parity lien debt that may be issued pursuant to the terms of the indenture. These liens will be junior in priority to the liens on the same collateral securing the Credit Facility and to all other permitted prior liens. The Second Priority Notes are guaranteed, jointly and severally, on a second priority senior secured basis, by each domestic subsidiary that guarantees the Credit Facility. The Second Priority Notes contain customary covenants that, among other things, restrict, subject to certain exceptions, our ability, and the ability of subsidiaries, to incur indebtedness, sell assets, make investments, engage in acquisitions, mergers or consolidations and make dividend and other restricted payments.

On or after September 15, 2010 and 2008, the Company may redeem some or all of the Fixed Rate Notes and Floating Rate Notes, respectively, at specified redemption prices. Additionally, on or prior to September 15, 2009 and 2008, the Company may redeem up to 35% of the aggregate principal amount of the Fixed Rate Notes and Floating Rate Notes, respectively, with the net proceeds of specified equity offerings at specified redemption prices. If a change of control occurs, the Company must give holders of the Second Priority Notes an opportunity to sell their notes at a purchase price of 101% of the principal amount plus accrued and unpaid interest.

Senior Subordinated Notes (Company)

On September 20, 2006, the Company issued $425.0 million in aggregate principal amount of senior subordinated notes (“Senior Subordinated Notes”) to affiliates of Goldman, Sachs and Co. in a private placement that is exempt from registration under the Securities Act. The Senior Subordinated Notes are unsecured, senior subordinated obligations and are guaranteed on an unsecured, senior subordinated basis by each of our subsidiaries that guarantee the Credit Facility and the Second Priority Notes. The Senior Subordinated Notes mature in 2016 and bear interest at a rate of 11% per annum. Such interest is payable quarterly in cash; provided, however, that on any quarterly interest payment date on or prior to the third anniversary of the issuance, the Company can satisfy up to 3% of the interest payable on such date by capitalizing such interest and adding it to the outstanding principal amount of the Senior Subordinated Notes.

The Senior Subordinated Notes may be redeemed at the Company’s option under circumstances and at redemption prices set forth in the indenture. Upon the occurrence of a change of control, the Company is required to offer to repurchase all of the Senior Subordinated Notes. The indenture sets forth covenants and events of default that are substantially similar to those set forth in the indenture governing the Second Priority Notes. The Senior Subordinated Notes contain additional affirmative covenants and certain customary representations, warranties and conditions.

Retired Berry 10 ¾% Senior Subordinated Notes (Predecessor)

On July 22, 2002, Berry completed an offering of $250.0 million aggregate principal amount of 10 ¾% Senior Subordinated Notes due 2012 (the "2002 Notes"). The net proceeds to Berry from the sale of the 2002 Notes, after expenses, were $239.4 million. The proceeds from the 2002 Notes were used in the financing of the 2002 merger. On November 20, 2003, Berry completed an offering of $85.0 million aggregate principal amount of 10 ¾% Senior Subordinated Notes due 2012 (the "Add-on Notes"). The net proceeds to Berry from the sale of the Add-on Notes, after expenses, were $91.8 million. The proceeds from the Add-on Notes were used in the financing of the acquisition of Landis. The 2002 Notes and Add-on Notes mature on July 15, 2012. Interest was payable semi-annually on January 15 and July 15 of each year. The 2002 Notes and Add-on Notes were retired in connection with the Merger and the associated premium paid and net deferred financing fees were expensed as a loss on extinguished debt.

Retired Senior Secured Credit Facility (Predecessor)

On June 3, 2005, the Company entered into a Second Amendment to the Second Amended and Restated Credit Agreement. As a result of the second amendment to the credit facility, the Company expensed $7.0 million of unamortized deferred financing costs in 2005. On October 26, 2005, the Company entered into a Third Amendment to the Second Amended and Restated Credit Agreement (the “Retired Credit Facility”) that reduced the applicable margin on the term loan. The Retired Credit Facility provided (1) a $795.0 million term loan and (2) a $150.0 million revolving credit facility. The Retired Credit Facility was extinguished in connection with the Merger and the associated net deferred financing fees were expensed as a loss on extinguished debt.

Future maturities of long-term debt at December 30, 2006 are as follows:

2007	$12,400
2008	11,269
2009	12,048
2010	6,931
2011	14,789
Thereafter	1,815,437
$1,872,874

Interest paid was $20,181 for the period from September 20, 2006 to December 30, 2006, $83,506 for the period from January 1, 2006 to September 20, 2006, and $71,151 and $53,393 for 2005 and 2004, respectively. Interest capitalized was $887 for the period from September 20, 2006 to December 30, 2006, $1,582 for the period from January 1, 2006 to September 20, 2006, and $1,230 and $1,120 for 2005 and 2004, respectively.

Note 7. Lease and Other Commitments

Certain property and equipment are leased using capital and operating leases. In 2006 and 2005, Berry Plastics entered into various capital lease obligations with no immediate cash flow effect resulting in capitalized property and equipment of $3,341 and $11,482, respectively. Total capitalized lease property consists of a building and manufacturing equipment with a cost of $21,929 and $39,113 and related accumulated amortization of $889 and $11,132 at December 30, 2006 and December 31, 2005, respectively. Capital lease amortization is included in depreciation expense. Total rental expense from operating leases was $9,142 for the period from September 20, 2006 to December 30, 2006, $22,097 for the period from January 1, 2006 to September 20, 2006, and $23,210 and $14,879 for 2005 and 2004, respectively.

Future minimum lease payments for capital leases and noncancellable operating leases with initial terms in excess of one year are as follows:

	At December 30, 2006
	Capital Leases	Operating Leases
2007	$6,799	$26,291
2008	5,345	24,086
2009	6,027	22,835
2010	793	21,172
2011	8,085	18,386
Thereafter	—	96,763
	27,049	$209,533
Less: amount representing interest	(3,362)
Present value of net minimum lease payments	$23,687

The Company is party to various legal proceedings involving routine claims which are incidental to its business. Although the Company’s legal and financial liability with respect to such proceedings cannot be estimated with certainty, the Company believes that any ultimate liability would not be material to its financial position or results of operations.

The Company has various purchase commitments for raw materials, supplies and property and equipment incidental to the ordinary conduct of business. At December 30, 2006, the Company had committed approximately $63.8 million for resin on order that had not yet been received and $17.0 million to complete capital projects.

Note 8. Income Taxes

For financial reporting purposes, income (loss) before income taxes, by tax jurisdiction, is comprised of the following:

	Company	Predecessor
	Period from 9/20/06- 12/30/06	Period from 1/1/06- 9/19/06	Year Ended December 31, 2005	Year Ended January 1, 2005
Domestic	$(26,692)	$(50,507)	$43,519	$44,841
Foreign	(2,179)	(5,585)	(9,403)	(4,150)
	$(28,871)	$(56,092)	$34,116	$40,691

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of deferred tax assets and liabilities are as follows:

	Company	Predecessor
	December 30, 2006	December 31, 2005
Deferred tax assets:
Allowance for doubtful accounts	$1,928	$1,877
Inventory	4,825	1,918
Compensation and benefit accruals	13,235	17,114
Insurance reserves	1,543	1,557
Net operating loss carryforwards	101,658	32,843
Alternative minimum tax (AMT) credit carryforwards	7,389	6,398
Other	1,926	96
Total deferred tax assets	132,504	61,803
Valuation allowance	(8,932)	(6,741)
Deferred tax assets, net of valuation allowance	123,572	55,062
Deferred tax liabilities:
Intangibles	256,736	88,837
Property and equipment	41,506	35,888
Other	1,600	2,366
Total deferred tax liabilities	299,842	127,091
Net deferred tax liability	$(176,270)	$(72,029)

Income tax expense (benefit) consists of the following:

	Company	Predecessor
	Period from 9/20/06- 12/30/06	Period from 1/1/06- 9/19/06	Year Ended December 31, 2005	Year Ended January 1, 2005
Current:
Federal	$(341)	$287	$735	$363
Foreign	47	186	189	133
State	234	538	632	472
Total current	(60)	1,011	1,556	968
Deferred:
Federal	(9,394)	—	11,779	13,543
Foreign	—	—	—	(173)
State	(1,352)	—	990	3,402
Total deferred	(10,746)	—	12,769	16,772
Income tax expense (benefit)	$(10,806)	$1,011	$14,325	$17,740

Group has unused operating loss carryforwards of approximately $231.6 million for federal and state income tax purposes which begin to expire in 2021 and $28.2 million of foreign operating loss carryforwards. AMT credit carryforwards are available to Group infinitely to reduce future years' federal income taxes. As a result of the Merger, the unused operating loss carryforward is subject to an annual limitation. The Company is in the process of finalizing the computation to determine the limitation, but have preliminarily estimated the aggregate limit as a result of the Merger to be approximately $208.0 million per year.  The valuation allowance against deferred tax assets was $8.9 million and $6.7 million as of December 30, 2006 and December 31, 2005, respectively, related to the foreign operating loss carryforwards.

Income taxes paid during 2006, 2005, and 2004 approximated $1,010, $1,152, and $764 respectively.

A reconciliation of income tax expense (benefit), computed at the federal statutory rate, to income tax expense (benefit), as provided for in the financial statements, is as follows:

	Company	Predecessor
	Period from 9/20/06-12/30/06	Period from 1/1/06- 9/19/06	Year Ended December 31, 2005	Year Ended January 1, 2005
Income tax expense computed at statutory rate	$(10,105)	$(19,632)	$11,941	$14,244
State income tax expense, net of federal taxes	(1,554)	(3,029)	1,622	2,518
Expenses not deductible for income tax purposes	91	321	375	394
Change in valuation allowance	626	22,317	557	1,288
Other	136	1,034	(170)	(704)
Income tax expense (benefit)	$(10,806)	$1,011	$14,325	$17,740

Note 9. Pension and Other Post-retirement Benefits

In connection with the Kerr Acquisition, the Company acquired two defined benefit pension plans which cover substantially all former employees and former union employees at Kerr’s former Lancaster facility. The Company also acquired a retiree health plan from Kerr, which covers certain healthcare and life insurance benefits for certain retired employees and their spouses. The two defined benefit plans of Kerr and the retiree health plan are all inactive plans and are included in the beginning of year totals in the table below for the year ended December 31, 2005 as a result of the Kerr Acquisition on June 3, 2005. The Company also maintains a defined benefit pension plan covering the Poly-Seal employees under a collective bargaining agreement. The Company uses December 31 as a measurement date for the retirement plans. In connection with the Merger, the Company recorded an adjustment to reduce the pension benefit obligation by $1.5 million on September 20, 2006.

As disclosed in Note 1, SFAS No. 158, adopted by the Company effective December 30, 2006, requires the recognition of the overfunded or underfunded status of a defined benefit postretirement plan as an asset or liability in the balance sheet, with changes in the funded status recorded through other comprehensive income. Accordingly, the amounts presented in the table below utilize different accounting methodologies for the respective periods. The effect of adopting SFAS No. 158 was to reduce the accrued benefit liability by $1.1 million at December 30, 2006. The projected benefit obligations of the Company’s plans presented herein are materially consistent with the accumulated benefit obligations of such plans.

	Defined Benefit Pension Plans				Retiree Health Plan
	Company	Predecessor			Company	Predecessor
	Period from 9/20/06-12/30/06	Period from 1/1/06-9/19/06	Year ended December 31, 2005	Year ended January 1, 2005	Period from 9/20/06-12/30/06	Period from 1/1/06-9/19/06	Year ended December 31, 2005
Change in Projected Benefit Obligations (PBO)
PBO at beginning of period	$41,575	$42,285	$44,026	$5,639	$6,896	$7,664	$9,338
Service cost	68	204	257	269	5	11	11
Interest cost	619	1,614	1,457	352	103	283	268
Participant contributions	—	—	—	—	—	50	—
Increase due to discount rate change	176	—	—	—	—	—	—
Actuarial loss (gain)	—	6	(1,186)	42	—	(466)	(1,589)
Benefits paid	(842)	(2,534)	(2,269)	(198)	(214)	(646)	(364)
PBO at end of period	$41,596	$41,575	$42,285	$6,104	$6,790	$6,896	$7,664

Change in Fair Value of Plan Assets
Plan assets at beginning of period	$33,687	$33,681	$33,558	$4,775	$—	$—	$—
Actual return on plan assets	1,044	2,421	1,898	190	—	—	—
Company contributions	195	119	494	415	215	646	364
Benefits paid	(842)	(2,534)	(2,269)	(198)	(215)	(646)	(364)
Plan assets at end of period	34,084	33,687	33,681	5,182	—	—	—
Funded status	$(7,512)	$(7,888)	$(8,604)	$(922)	$(6,790)	$(6,896)	$(7,664)
Unrecognized net actuarial loss/gain	—	(1,854)	(645)	765	—	(1,947)	(1,589)
Unrecognized prior service cost	—	—	597	686	—	—	—
Net amount recognized	$(7,512)	$(9,742)	$(8,652)	$529	$(6,790)	$(8,843)	$(9,253)

Amounts recognized in the Consolidated Balance Sheet consist of:
Prepaid pension	$—	$204	$413	$529	—	—	—
Accrued benefit liability	(7,512)	(10,523)	(10,624)	(1,456)	(6,790)	(8,843)	(9,253)
Intangible assets	—	—	597	685	—	—	—
Accumulated other comprehensive (gains) losses before income taxes	—	577	962	771	—	—	—
Net amount recognized	$(7,512)	$(9,742)	$(8,652)	$529	$(6,790)	$(8,843)	$(9,253)

The following table presents significant weighted-average assumptions used to determine benefit obligation and benefit cost for the periods indicated.

	Defined Benefit Pension Plans				Retiree Health Plan
	Company	Predecessor			Company	Predecessor
(Percents)	Period from 9/20/06-12/30/06	Period from 1/1/06- 9/19/06	Year Ended December 31, 2005	Year Ended January 1, 2005	Period from 9/20/06-12/30/06	Period from 1/1/06- 9/19/06	Year Ended December 31, 2005
Weighted-average assumptions:
Discount rate for benefit obligation	5.5	5.5	5.5	6.3	5.5	5.5	5.5
Discount rate for net benefit cost	5.6	5.6	5.3	6.3	5.0	5.0	5.0
Expected return on plan assets for net benefit costs	8.0	8.0	8.0	8.0	—	—	—

In evaluating the expected return on plan assets, the Company considered its historical assumptions compared with actual results, an analysis of current market conditions, asset allocations, and the views of advisers. Health-care-cost trend rates were assumed to increase at an annual rate of 7.5 percent in 2007 trending down to 4.5 percent in 2012 and thereafter. The trend rate is a significant factor in determining the amounts reported. A one-percentage-point change in these assumed health care cost trend rates would have the following effects, in millions of dollars:

One-Percentage Point	Increase	Decrease
Accumulated Postretirement benefit obligation	$146	$(143)
Sum of service cost and interest cost	$10	$(10)

The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid as follows:

	Defined Benefit Pension Plans	Retiree Health Plan
2007	$3,436	$1,314
2008	3,373	1,153
2009	3,320	972
2010	3,250	840
2011	3,218	773
2012-2015	16,275	2,958

In 2007, the Company expects to contribute approximately $3.0 million to its retirement plans to satisfy minimum funding requirements for the year.

Net pension and retiree health benefit expense included the following components:

	Company	Predecessor
	Period from 9/20/06- 12/30/06	Period from 1/1/06- 9/19/06	Year Ended December 31, 2005	Year Ended January 1, 2005
Components of net period benefit cost:
Defined Benefit Pension Plans
Service cost	$68	$204	$257	$269
Interest cost	619	1,614	1,457	352
Expected return on plan assets	(704)	(1,830)	(1,692)	(399)
Amortization of prior service cost	—	73	91	94
Recognized actuarial loss	—	17	60	36
Net periodic benefit cost	$(17)	$78	$173	$352

Retiree Health Benefit Plan
Service cost	$5	$11	$11	$—
Interest cost	103	283	268	—
Amortization of net actuarial gain	—	(91)	—	—
Net periodic benefit cost	$108	$203	$279	$—

Our defined benefit pension plan asset allocations are as follows:

	Company	Predecessor
	December 30, 2006	December 31, 2005	January 1, 2005
Asset Category
Equity securities and equity-like instruments	51%	51%	60%
Debt securities	47	47	34
Other	2	2	6
Total	100%	100%	100%

The Company’s retirement plan assets are invested with the objective of providing the plans the ability to fund current and future benefit payment requirements while minimizing annual Company contributions. The plans’ asset allocation strategy reflects a long-term growth strategy with approximately 51% allocated to growth investments and 47% allocated to fixed income investments. The Company re-addresses the allocation of its investments on an annual basis.

Berry Plastics also sponsors two defined contribution 401(k) retirement plans covering substantially all employees. Contributions are based upon a fixed dollar amount for employees who participate and percentages of employee contributions at specified thresholds. Contribution expenses for these plans were $772 for the period from September 20, 2006 to December 30, 2006, $2,911 for the period from January 1, 2006 to September 20, 2006, and $2,801 and $2,020 for 2005 and 2004, respectively.

Note 10. Stockholders’ Equity

Common and Preferred Stock

On September 20, 2006, BPC Acquisition Corp. merged with and into BPC Holding Corporation pursuant to an agreement and plan of merger (the “Merger”), dated June 28, 2006, with BPC Holding Corporation continuing as the surviving corporation. Following the consummation of the Merger, BPC Holding Corporation changed its name to Berry Plastics Holding Corporation. Pursuant to the Merger, Holding is a wholly-owned subsidiary of Group. At the effective time of the Merger, each share of common stock of BPC Holding Corporation issued and outstanding immediately prior to the effective time of the Merger was converted into the right to receive cash pursuant to the terms of the merger agreement.

Notes Receivable from Management

Group has adopted an employee stock purchase program pursuant to which a number of non-executive employees had the opportunity to invest in Group on a leveraged basis. In the event that an employee defaults on a promissory note used to purchase such shares, Group’s only recourse is to the shares of Group securing the note. In this manner, non-executive management acquired 98,052 shares in the aggregate at the time of the Merger.

2006 Equity Incentive Plan

In connection with the Merger, Group adopted an equity incentive plan pursuant to which options to acquire up to 577,252 shares of Group’s common stock may be granted (the “2006 Equity Incentive Plan”). Options granted under the 2006 Equity Incentive Plan may not be assigned or transferred, except to Group or by will or the laws of descent or distribution. The 2006 Equity Incentive Plan terminates ten years after adoption and no options may be granted under the plan thereafter. The 2006 Equity Incentive Plan allows for the issuance of non-qualified options, options intended to qualify as “incentive stock options” within the meaning of the Internal Revenue Code of 1986, as amended, and stock appreciation rights. The employees participating in the 2006 Equity Incentive Plan receive options and stock appreciation rights under the 2006 Equity Incentive Plan pursuant to individual option and stock appreciation rights agreements, the terms and conditions of which are substantially identical. Each option agreement provides for the issuance of options to purchase common stock of Group. Options granted under the 2006 Equity Incentive Plan have an exercise price per share that either (1) is fixed at the fair market value of a share of common stock on the date of grant or (2) commences at the fair market value of a share of common stock on the date of grant and increases at the rate of 15% per year during the term. Some options granted under the plan become vested and exercisable over a five-year period based on continued service. Other options become vested and exercisable based on the achievement by the Company of certain financial targets Upon a change in control, the vesting schedule with respect to certain options accelerate for a portion of the shares subject to such options. Since Group’s common stock is not highly liquid, except in certain limited circumstances, the stock options may not be redeemable.

Predecessor Option Plans

Prior to the Merger, Holding maintained the BPC Holding Corporation 1996 Stock Option Plan (‘‘1996 Option Plan’’), as amended. Option agreements issued pursuant to the 1996 Option Plan generally provided that options become vested and exercisable at a rate of 10% per year based on continued service. Additional options also vested in years during which certain financial targets were attained. Notwithstanding the vesting provisions in the option agreements, all options that were scheduled to vest prior to December 30, 2006 accelerated and became vested immediately prior to the Merger.

Prior to the Merger, Holding also maintained an employee stock option plan (‘‘2002 Option Plan’’), as amended, pursuant to which options may be granted to its employees, directors and consultants. Options granted under the 2002 Option Plan had an exercise price per share that either (1) was fixed at the fair market value of a share of common stock on the date of grant or (2) commenced at the fair market value of a share of common stock on the date of grant and increased at the rate of 15% per year during the term. Generally, options had a ten-year term, subject to earlier expiration upon the termination of the option holder’s employment and other events. Some options granted under the plan became vested and exercisable over a five-year period based on continued service with Holding. Other options became vested and exercisable based on the achievement by Holding of certain financial targets, or if such targets are not achieved, based on continued service with Holding. Notwithstanding the vesting provisions in the option agreements, all options that were scheduled to vest prior to December 30, 2006 accelerated and became vested immediately prior to the Merger.

Information related to the 2006 Equity Incentive Plan and Predecessor stock option plans of Holding is as follows:

	Company		Predecessor		Predecessor		Predecessor
	December 30, 2006		September 19, 2006		December 31, 2005		January 1, 2005
	Number Of Shares	Weighted Average Exercise Price	Number Of Shares	Weighted Average Exercise Price	Number Of Shares	Weighted Average Exercise Price	Number Of Shares	Weighted Average Exercise Price
Options outstanding, beginning of period	—	$—	625,209	$113	590,156	$102	530,662	$94
Options granted	500,184	100	21,558	172	96,051	145	65,465	120
Options exercised or cash settled	—	—	(570,717)	112	(31,652)	105	(1,640)	53
Options forfeited or cancelled	—	—	(76,050)	137	(29,346)	117	(4,331)	93
Options outstanding, end of period	500,184	$100	—	—	625,209	113	590,156	102

Option price range at end of period	$100		—		$32 - $163		$32-$142
Options exercisable at end of period	12,000		—		365,265		291,879
Options available for grant at period end	77,068		—		4,216		43,489
Weighted average fair value of options granted during period	$19		$51		$45		$34

The following table summarizes information about the options outstanding at December 30, 2006:

Range of Exercise Prices	Number Outstanding At December 30, 2006	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable at December 30, 2006
$100	500,184	10 years	$100	12,000

Shares issued under the stock-based compensation plans are usually issued from shares of common stock held in treasury. Stock compensation is included in the General and administrative line on the Consolidated Statements of Operations. As of December 30, 2006, the total remaining unrecognized compensation cost related to nonvested stock options amounted to $9.0 million, which will be amortized over the weighted-average remaining requisite service period of 5 years.

Stockholders Agreements (Company)

In connection with the Merger, Apollo and Graham and certain employees who invested in Berry Plastics Group entered into a stockholders agreement. The stockholders agreement provides for, among other things, a restriction on the transferability of each such person’s equity ownership in us, tag-along rights, drag-along rights, piggyback registration rights and repurchase rights by Group in certain circumstances.

Common and Treasury Stock (Predecessor)

In connection with the Merger, all of the Predecessor’s Common and Preferred Stock was retired. The Notes receivable from management (Predecessor) and all accrued interest were repaid in connection with the Merger. Effective with the Merger, the Predecessor accelerated the vesting of a portion of unvested stock option awards. Certain of the awards were accelerated pursuant to provisions in the option agreements, while other awards were modified to accelerate the vesting. The Predecessor recognized $9.8 million in compensation expense related to this acceleration, which is included in Merger expenses in the accompanying consolidated statement of operations. The vested awards were then settled in cash at the transaction date, based upon the per share consideration received in the transaction. All remaining outstanding options of the Predecessor were cancelled upon consummation of the Merger.

Note 11. Related Party Transactions

Company

In connection with the Merger, the Company paid $18.1 million to entities affiliated with Apollo Management, L.P. and $2.3 million to entities affiliated with Graham Partners, Inc. for advisory and other services. Apollo and Graham have also entered into a management agreement with Holding and Berry Plastics Group relating to the provision of certain financial and strategic advisory services and consulting services. The Company pays Apollo and Graham an annual management fee equal to the greater of $3.0 million and 1.25% of our adjusted EBITDA, as defined in the bond indenture, and reimburse Apollo and Graham for out-of-pocket expenses incurred in the performance of their obligations under the agreement. The management agreement expires on December 31, 2012, subject to automatic yearly extensions unless terminated by any party upon prior notice. In addition, Apollo and Graham have the right to terminate the agreement at any time, in which case Apollo and Graham will receive additional consideration equal to the present value of $21 million less the aggregate amount of annual management fees previously paid to Apollo and Graham, and the employee stockholders will receive a pro rata payment based on such amount. The Company paid $1,500,000 in management fees for the year ended December 30, 2006, including amounts paid for a portion of fiscal 2007 services.

Predecessor

Prior to the Merger, Goldman Sachs Credit Partners, L.P., an affiliate of Goldman Sachs, acted as the administrative agent, joint lead arranger and joint bookrunner for the Second Amended and Restated Retired Credit Facility without separate compensation. JP Morgan Chase Bank, an affiliate of J.P. Morgan, acted as the joint lead arranger and joint bookrunner for the Second Amended and Restated Credit Facility for consideration of approximately $0.4 million. In addition, the Company entered into four resin forward contracts in the fourth quarter of 2004 ranging from 6.0 million to 33.6 million annual pounds of resin with J. Aron & Company, a division of Goldman, Sachs & Co., and entered into foreign currency transactions through its normal course of business with Goldman, Sachs & Co. In June 2005, Berry entered into two separate interest rate swap transactions, which were cancelled in the third quarter before the Merger, for $100.0 million each with an affiliate of Goldman Sachs and an affiliate of J.P. Morgan to protect a portion of the outstanding variable rate term loan debt from future interest rate volatility.

Also prior to the Merger, in connection with the Kerr Acquisition, the Company paid $2.7 million to entities affiliated with Goldman, Sachs & Co. and $1.3 million to entities affiliated with J.P. Morgan Chase & Co., for advisory and other services. Goldman Sachs and J.P. Morgan Chase Bank, an affiliate of J.P. Morgan, acted as co-syndication agents, joint lead arrangers, and joint bookrunners for the Second Amendment to the Second Amended and Restated Retired Credit Facility for consideration of $2.7 million and $2.4 million, respectively. Goldman Sachs Credit Partners, L.P., an affiliate of Goldman Sachs, acted as the co-syndication agent, joint lead arranger and joint bookrunner for the Third Amendment to the Second Amended and Restated Retired Credit Facility without separate compensation. JP Morgan Chase Bank, an affiliate of J.P. Morgan, acted as the co-syndication agent, joint lead arranger, and joint bookrunner for the Third Amendment to the Second Amended and Restated Retired Credit Facility for consideration of $0.5 million. Also, affiliates of Goldman Sachs & Co. and J.P. Morgan invest in a portion of the Company’s credit facilities in its normal course of business. In connection with the Merger, the Company paid $19.7 million to affiliates of Goldman Sachs & Co. and J.P. Morgan for advisory and other services.

Note 12. Financial Instruments

Holding’s and the Company's financial instruments generally consist of cash and cash equivalents, the investment in Southern Packaging, interest rate hedge contracts, resin hedge contracts, and long-term debt. In September 2006, the Company entered into an interest rate agreement, which expires on June 3, 2008 that caps the three month LIBOR rate at 8.0% for $230.0 million of the Company’s indebtedness. The carrying amounts of Holding’s and the Company's financial instruments approximate fair value at December 30, 2006 except for the Second Priority Notes for which the fair value exceeded the carrying value by $11.3 million.

Note 13. Accumulated Other Comprehensive Income

The accumulated balances related to each component of the other comprehensive income consist of the following:

	Company	Predecessor
	December 30, 2006	December 31, 2005
Currency translation	$1,358	$5,214
Impact of SFAS No. 158	684	—
Minimum pension liability adjustment	—	(577)
Unrealized gain on interest rate hedges	—	3,548
Unrealized gain on resin hedge contracts	—	3,680
	$2,042	$11,865

Note 14. Operating Segments

Berry organizes its operations into two reportable segments: open top and closed top. The Company evaluates performance and allocates resources to segments based on operating income before depreciation and amortization of intangibles adjusted to exclude (1) Merger expenses (2) business optimization expenses, and (3) non-cash compensation plus pro forma synergies (collectively, “Bank Compliance EBITDA”). The accounting policies of the reportable segments are the same as those described in the summary of significant accounting policies.

		Year Ended
	Company/ Predecessor	Predecessor	Predecessor
	December 30, 2006	December 31, 2005	January 1, 2005
Net sales:
Open Top	$836,847	$775,677	$659,257
Closed Top	594,917	394,027	154,956
Total net sales	1,431,764	1,169,704	814,213

Adjusted EBITDA:
Open Top	169,677	141,432	131,188
Closed Top	120,054	71,154	29,880
Total adjusted EBITDA	289,731	212,586	161,068

Total assets:
Open Top	1,550,034	858,555	789,592
Closed Top	1,018,622	789,275	215,552
Total assets	2,568,656	1,647,830	1,005,144

Goodwill, net:
Open Top	558,384	284,644	280,508
Closed Top	430,797	210,614	78,375
Total goodwill, net	989,181	495,258	358,883

Reconciliation of Bank Compliance EBITDA to net income (loss):
Bank Compliance EBITDA for reportable segments	$289,731	$212,586	$161,068
Net interest expense	(111,280)	(73,274)	(53,185)
Depreciation	(86,678)	(73,146)	(54,303)
Amortization	(22,681)	(15,574)	(6,513)
Income taxes (benefit)	9,795	(14,325)	(17,740)
Unrealized gain (loss) on investment in Southern Packaging	299	(1,354)	—
Merger expenses	(81,309)	—	—
Business optimization expense	(14,287)	(5,925)	(5,791)
Loss on extinguished debt	(39,916)	(7,045)	—
Non-cash compensation	(3,385)	(2,152)	(585)
Management fees	(900)	—	—
Pro forma synergies	(14,557)	—	—
Net income (loss)	$(75,168)	$19,791	$22,951

15. Condensed Consolidating Financial Information

Holding conducts its business through its wholly owned subsidiary, Berry. Certain of Berry’s domestic subsidiaries fully, jointly, severally, and unconditionally guarantee on a second priority basis the $750.0 million aggregate principal amount of Holding’s Second Priority Notes due 2014. Each of Holding’s subsidiaries is 100% owned, directly or indirectly, by Holding. Separate narrative information or financial statements of guarantor subsidiaries have not been included as management believes they would not be material to investors. Presented below is condensed consolidating financial information for Group, Holding, and its subsidiaries at December 30, 2006 (Company) and December 31, 2005 (Predecessor) and for the periods from September 20 ,2006 to December 30, 2006 (Company), January 1, 2006, to September 19, 2006 (Predecessor), and the years ended December 31, 2005 and January 1, 2005 (both Predecessor). The equity method has been used with respect to investments in subsidiaries.

	December 30, 2006 (Company)
	Combined Guarantor Subsidiaries	Combined Non-guarantor Subsidiaries	Consolidating Adjustments		Consolidated
Consolidating Balance Sheet
Current assets	$347,762	$23,641		$—	$371,403
Net property and equipment	437,859	26,118		—	463,977
Other noncurrent assets	1,757,348	24		(24,096)	1,733,276
Total assets	$2,542,969	$49,783	$	(24,096)	$2,568,656

Current liabilities	$187,691	$8,159		$—	$195,850
Noncurrent liabilities	2,060,219	18,400		—	2,078,619
Equity (deficit)	295,059	23,224		(24,096)	294,187
Total liabilities and equity (deficit)	$2,542,969	$49,783		$(24,096)	$2,568,656

	December 31, 2005 (Predecessor)
	Combined Guarantor Subsidiaries	Combined Non-guarantor Subsidiaries	Consolidating Adjustments	Consolidated
Consolidating Balance Sheet
Current assets	$356,663	$22,826	$—	$379,489
Net property and equipment	403,480	19,964	—	423,444
Other noncurrent assets	854,021	13,214	(22,338)	844,897
Total assets	$1,614,164	$56,004	$(22,338)	$1,647,830

Current liabilities	$168,618	$9,090	$—	$177,708
Noncurrent liabilities	1,225,951	40,783	—	1,266,734
Equity (deficit)	219,595	6,131	(22,338)	203,388
Total liabilities and equity (deficit)	$1,614,164	$56,004	$(22,338)	$1,647,830

	Period from September 20, 2006 to December 30, 2006 (Company)
	Combined Guarantor Subsidiaries	Combined Non-guarantor Subsidiaries	Consolidating Adjustments	Consolidated
Consolidating Statement of Operations
Net sales	$372,775	$10,513	$—	$383,288
Cost of goods sold	305,560	11,379	—	316,939
Gross profit	67,215	(866)	—	66,349
Operating expenses	40,955	919	—	41,874
Operating income (loss)	26,250	(1,785)	—	24,475
Loss on extinguished debt	5,875	—	—	5,875
Interest expense, net	47,077	394	—	47,471
Income tax expense (benefit)	(10,853)	47	—	(10,806)
Equity in net (income) loss from subsidiary	2,226	—	(2,226)	—
Net income (loss)	$(18,065)	$(2,226)	$2,226	$(18,065)

Consolidating Statement of Cash Flows
Net income (loss)	$(18,065)	$(2,226)	$2,226	$(18,065)
Non-cash expenses	27,714	1,714	—	29,428
Equity in net (income) loss from subsidiary	2,226	—	(2,226)	—
Changes in working capital	27,877	(1,976)	—	25,901
Net cash provided by (used for) operating activities	39,752	(2,488)	—	37,264
Net cash provided by (used for) investing activities	(2,327,975)	22,648	—	(2,305,327)
Net cash provided by (used for) financing activities	2,306,827	(19,595)	—	2,287,232
Effect of exchange rate changes on cash	—	380	—	380
Net (decrease) in cash and cash equivalents	18,604	945	—	19,549
Cash and cash equivalents at beginning of period	2	(2)	—	—
Cash and cash equivalents at end of period	$18,606	$943	$—	$19,549

	Period from January 1, 2006 to September 19, 2006 (Predecessor)
	Combined Guarantor Subsidiaries	Combined Non-guarantor Subsidiaries	Consolidating Adjustments	Consolidated
Consolidating Statement of Operations
Net sales	$1,025,159	$23,317	$—	$1,048,476
Cost of goods sold	815,271	24,158	—	839,429
Gross profit	209,888	(841)	—	209,047
Operating expenses	164,721	2,867	—	167,588
Operating income (loss)	45,167	(3,708)	—	41,459
Other income	—	(299)	—	(299)
Loss on extinguished debt	34,041	—	—	34,041
Interest expense, net	61,633	2,176	—	63,809
Income tax expense (benefit)	824	187	—	1,011
Equity in net (income) loss from subsidiary	5,772	—	(5,772)	—
Net income (loss)	$(57,103)	$(5,772)	$5,772	$(57,103)

Net income (loss)	$(57,103)	$(5,772)	5,772	$(57,103)
Non-cash expenses	182,410	2,850	—	185,260
Equity in net (income) loss from subsidiary	5,772	—	(5,772)	—
Changes in working capital	4,852	443	—	5,295
Net cash provided by (used for) operating activities	135,931	(2,479)	—	133,452
Net cash provided by (used for) investing activities	(73,404)	(3,585)	—	(76,989)
Net cash provided by (used for) financing activities	(85,652)	3,883	—	(81,769)
Effect of exchange rate changes on cash	—	550	—	550
Net (decrease) in cash and cash equivalents	(23,125)	(1,631)	—	(24,756)
Cash and cash equivalents at beginning of period	23,125	1,631	—	24,756
Cash and cash equivalents at end of period	$—	$—	$—	$—

	Year Ended December 31, 2005 ( Predecessor)
	Combined Guarantor Subsidiaries	Combined Non-guarantor Subsidiaries	Consolidating Adjustments	Consolidated
Consolidating Statement of Operations
Net sales	$1,142,453	$27,251	$—	$1,169,704
Cost of goods sold	914,956	28,414	—	943,370
Gross profit	227,497	(1,163)	—	226,334
Operating expenses	105,803	4,742	—	110,545
Operating income (loss)	121,694	(5,905)	—	115,789
Other income	—	1,354	—	1,354
Loss on extinguished debt	7,045	—	—	7,045
Interest expense (income), net	71,130	2,144	—	73,274
Income taxes	14,136	189	—	14,325
Equity in net (income) loss from subsidiary	9,592	—	(9,592)	—
Net income (loss)	$19,791	$(9,592)	$9,592	$19,791

Consolidating Statement of Cash Flows
Net income (loss)	$19,791	$(9,592)	9,592	$19,791
Non-cash expenses	108,315	5,670	—	113,985
Equity in net (income) loss from subsidiary	9,592	—	(9,592)	—
Changes in working capital	(28,819)	(3,411)	—	(32,230)
Net cash provided by (used for) operating activities	108,879	(7,333)	—	101,546
Net cash used for investing activities	(503,181)	(16,817)	—	(519,998)
Net cash provided by (used for) financing activities	417,302	25,884	—	443,186
Effect of exchange rate changes on cash	—	(242)	—	(242)
Net increase (decrease) in cash and cash equivalents	23,000	1,492	—	24,492
Cash and cash equivalents at beginning of period	127	137	—	264
Cash and cash equivalents at end of period	$23,127	$1,629	$—	$24,756

	Year Ended January 1, 2005 (Predecessor)
	Combined Guarantor Subsidiaries	Combined Non-guarantor Subsidiaries	Consolidating Adjustments	Consolidated
Consolidating Statement of Operations
Net sales	$790,555	$23,658	$—	$814,213
Cost of goods sold	616,008	23,321	—	639,329
Gross profit	174,547	337	—	174,884
Operating expenses	77,259	3,749	—	81,008
Operating income (loss)	97,288	(3,412)	—	93,876
Interest expense (income), net	52,447	738	—	53,185
Income taxes	17,781	(41)	—	17,740
Equity in net (income) loss from subsidiary	4,109	—	(4,109)	—
Net income (loss)	$22,951	$(4,109)	$4,109	$22,951

Consolidating Statement of Cash Flows
Net income (loss)	$22,951	$(4,109)	$4,109	$22,951
Non-cash expenses	76,746	3,485	—	80,231
Equity in net (income) loss from subsidiary	4,109	—	(4,109)	—
Changes in working capital	(26,944)	(1,005)	—	(27,949)
Net cash provided by (used for) operating activities	76,862	(1,629)	—	75,233
Net cash used for investing activities	(47,551)	2,074	—	(45,477)
Net cash provided by (used for) financing activities	(55,140)	(568)	—	(55,708)
Effect of exchange rate changes on cash	—	24	—	24
Net increase (decrease) in cash and cash equivalents	(25,829)	(99)	—	(25,928)
Cash and cash equivalents at beginning of period	25,956	236	—	26,192
Cash and cash equivalents at end of period	$127	$137	$—	$264

Note 16. Quarterly Financial Data (Unaudited)

The following table contains selected unaudited quarterly financial data for fiscal years 2006 and 2005.

	2006				2005
	First	Second	Third	Fourth	First	Second	Third	Fourth

Net sales	$355,964	$375,114	$363,805	$336,881	$225,310	$282,871	$342,305	$319,218
Cost of sales	284,621	299,320	297,736	274,691	184,016	233,477	273,129	252,748
Gross profit	$71,343	$75,794	$66,069	$62,190	$41,294	$49,394	$69,176	$66,470

Net income (loss)	$8,180	$9,732	$(86,286)	$(6,794)	$3,799	$1,751	$9,085	$5,156

Note 17. Subsequent Event

On March 12, 2007, Group entered into a definitive agreement whereby it agreed to merge with Covalence Specialty Materials Holding Corp. in a stock-for-stock merger. The resulting company will retain the name Berry Plastics Group, Inc. (“New Berry”). Group shareholders will own a majority of New Berry’s common stock following the merger. The merger has been approved by written consent of a majority of each company’s stockholders, and remains subject to customary closing conditions, including receipt of required regulatory approvals. Immediately following the merger, the Company and Covalence Specialty Materials Corp. (“Covalence”) will be combined as a direct subsidiary of New Berry. The Company will remain the primary obligor in respect of the Company’s Second Priority Senior

Secured Fixed Rate Notes due 2014, Second Priority Senior Secured Floating Rate Notes due 2014 and Senior Subordinated Notes due 2016. The outstanding credit facilities of Covalence and the Company are expected to be refinanced at the time of the closing with a new asset based revolver and new senior secured term loan. The Company currently expects the closing to occur in April 2007.

COVALENCE SPECIALTY MATERIALS CORP. (SUCCESSOR) AND
TYCO PLASTICS AND ADHESIVES (PREDECESSOR)

STATEMENTS OF OPERATIONS
For The Three Months Ended December 29, 2006 and December 30, 2005
(unaudited, in millions)

	Successor	Predecessor
	Three Months Ended December 29, 2006	Three Months Ended December 30, 2005

Net revenue, including related party revenue	$366.7	$450.2
Cost of sales	342.5	385.5
Gross profit	24.2	64.7

Charges and allocations from Parent Company and affiliates	—	10.1
Selling, general and administrative expenses	41.8	33.5
Restructuring and impairment charges (credits), net	0.2	—
Operating income (loss)	(17.8)	21.1
Other Expense	0.1	—
Interest expense	17.6	1.1
Interest income	(0.6)	—
Interest expense - Parent Company and affiliates	—	3.0
Interest income - Parent Company and affiliates	—	(0.1)
Income (loss) before income taxes	(34.9)	17.1
Income taxes	(13.1)	0.7
Net income (loss)	$(21.8)	$16.4

The accompanying notes are an integral part of these financial statements.

COVALENCE SPECIALTY MATERIALS CORP. (SUCCESSOR) AND
TYCO PLASTICS AND ADHESIVES (PREDECESSOR)

BALANCE SHEETS
As of December 29, 2006 and September 29, 2006
(unaudited, in millions)

	Successor
	December 29,	September 29,
	2006	2006
Assets
Current Assets:
Cash and cash equivalents	$54.1	$66.8

Accounts receivable, less allowance for doubtful accounts of $3.4, $3.3, respectively	146.7	195.7
Inventories	191.6	233.9
Prepaid expenses and other current assets	9.7	13.0
Total current assets	402.1	509.4
Property, plant and equipment, net	333.1	334.8
Intangible assets, net	333.1	337.2
Other assets	21.5	22.3
Total Assets	$1,089.8	$1,203.7

Liabilities and Equity
Current Liabilities:
Accounts payable	122.7	170.4
Accrued and other current liabilities	47.9	77.4
Long Term Debt - current	3.0	3.0
Total current liabilities	173.6	250.8
Long Term Debt	729.2	729.9
Deferred Income Tax Liabilities	36.4	49.7
Other liabilities	1.8	1.5
Total Liabilities	941.0	1,031.9

Commitments and contingencies

Contributions from Holdings	196.4	197.8
Retained Deficit	(47.9)	(26.1)
Accumulated Other Comprehensive Income	0.3	0.1
Total Equity	148.8	171.8
Total Liabilities and Equity	$1,089.8	$1,203.7

The accompanying notes are an integral part of these financial statements.

COVALENCE SPECIALTY MATERIALS CORP. (SUCCESSOR) AND
TYCO PLASTICS AND ADHESIVES (PREDECESSOR)
STATEMENTS OF CASH FLOWS
For The Three Months Ended December 29, 2006 and December 30, 2005
(unaudited, in millions)

	Successor	Predecessor
	Three Months Ended December 29, 2006	Three Months Ended December 30, 2005

Cash Flows from Operating Activities:
Net Income (loss)	$(21.8)	$16.4
Adjustments to reconcile net cash from operating activities
Depreciation and amortization	20.3	10.3
Amortization of debt issuance costs	0.8	—
Provisions for losses on accounts receivable and inventory	1.6	1.9
Deferred income taxes	(13.1)	—
Changes in assets and liabilities
Accounts receivable, net	47.2	(6.0)
Inventories	36.8	(90.9)
Prepaid expenses and other current assets	3.4	—
Other non-current assets	—	—
Accounts payable	(47.6)	55.0
Due to Tyco International, Ltd and affiliates	—	(109.9)
Accrued and other current liabilities	2.6	(3.7)
Income taxes	0.2	0.8
Other, net	(0.1)	0.1
Net cash provided by (used in) operating activities	30.3	(126.0)

Cash Flows from Investing Activities:
Purchase of property, plant and equipment	(10.3)	(8.6)
Proceeds from disposal of assets	—	1.3
Acquisition of business, net of cash acquired	(30.2)	—
Net cash used in investing activities	(40.5)	(7.3)
Cash Flows from Financing Activities:
Return of equity to Holdings	(1.3)	—
Repayment of long-term debt	(0.7)	—
Change in book overdraft	—	1.1
Change in Predecessor parent company investment	—	135.0
Net cash provided by (used in) financing activities	(2.0)	136.1

Effect of currency translation on cash	(0.5)	(0.3)
Net increase (decrease) in cash and cash equivalents	(12.7)	2.5

COVALENCE SPECIALTY MATERIALS CORP. (SUCCESSOR) AND
TYCO PLASTICS AND ADHESIVES (PREDECESSOR)
STATEMENTS OF CASH FLOWS
For The Three Months Ended December 29, 2006 and December 30, 2005
(unaudited, in millions)

	Successor	Predecessor
	Three Months Ended December 29, 2006	Three Months Ended December 30, 2005
Cash and cash equivalents, beginning of period	66.8	2.7
Cash and cash equivalents, end of period	$54.1	$5.2

Supplementary Cash Flow Information:
Interest paid	10.7	0.2
Income taxes paid	0.1	0.4

The accompanying notes are an integral part of these financial statements.

COVALENCE SPECIALTY MATERIALS CORP. (SUCCESSOR) AND
TYCO PLASTICS AND ADHESIVES (PREDECESSOR)

STATEMENTS OF EQUITY AND COMPREHENSIVE INCOME (LOSS) AND
PARENT COMPANY EQUITY AND COMPREHENSIVE INCOME
For The Three Months Ended December 29, 2006 and December 30, 2005
(unaudited, in millions)

STATEMENT OF PARENT COMPANY EQUITY AND COMPREHENSIVE INCOME
 (PREDECESSOR)

	Total Parent Company Equity	Parent Company Investment	Currency Translation	Minimum Pension Liability	Comprehensive Income
Balance at September 30, 2005 (Predecessor)	$855.1	$895.0	$(25.5)	$(14.4)
Comprehensive income:
Net income	16.4	16.4	—	—	$16.4
Currency translation	(3.9)	—	(3.9)	—	(3.9)
Total comprehensive income					$12.5
Net transfers to parent	8.2	8.2	—	—
Balance at December 30, 2005 (Predecessor)	$875.8	$919.6	$(29.4)	$(14.4)

STATEMENT OF EQUITY AND COMPREHENSIVE INCOME (LOSS) (SUCCESSOR)

	Total Equity	Retained Deficit	Contributions from Holdings	Currency Translation	Comprehensive Income

Balance at September 29, 2006 (Successor)	$171.8	$(26.1)	$197.8	$0.1
Comprehensive loss:
Net loss	(21.8)	(21.8)	—	—	$(21.8)
Currency translation	0.2	—	—	0.2	0.2
Total comprehensive loss					$(21.6)
Compensation expense	(0.1)	—	(0.1)	—
Contributions from Holdings	(1.3)	—	(1.3)	—
Balance at December 29, 2006 (Successor)	$148.8	$(47.9)	$196.4	$0.3

The accompanying notes are an integral part of these financial statements.

COVALENCE SPECIALTY MATERIALS CORP. (SUCCESSOR) AND
TYCO PLASTICS AND ADHESIVES (PREDECESSOR)

NOTES TO FINANCIAL STATEMENTS (UNAUDITED, IN MILLIONS)

1. Basis of Presentation and Summary of Significant Accounting Policies

Basis of Presentation—The accompanying financial statements (the “financial statements”) are presented for Covalence Specialty Materials Corp. (the “Successor” or the “Company”) on a consolidated basis, and Tyco Plastics & Adhesives (the “Predecessor”) on a combined basis. The financial statements of the Successor and Predecessor herein consist of the combined operations of the following formerly wholly-owned operating units of Tyco: Tyco Plastics (“Plastics”), Tyco Adhesives (“Adhesives”) and Ludlow Coated Products (“Coatings”). These financial statements present the consolidated financial position, results of operations and cash flows of the Successor as a stand-alone entity and combined financial position, results of operations and cash flows of the Predecessor as a subsidiary of Tyco, including adjustments, allocations and related party transactions and have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”). All intercompany transactions have been eliminated. The Predecessor financial statements presented may not be indicative of the results that would have been achieved had the Predecessor operated as a separate, stand-alone entity.

The financial statements have been prepared in accordance with the instructions to Form 10-Q under the Securities Exchange Act of 1934, as amended. These financial statements should be read in conjunction with the Company’s Financial Statements and accompanying notes contained in the Company’s Offer to Exchange Prospectus dated February 9, 2007 filed with the Securities and Exchange Commission.

The financial statements included herein are unaudited, in the opinion of management, such financial statements include all adjustments, consisting of normal recurring adjustments, necessary to summarize fairly the Company’s financial position, results of operations and cash flows for the interim period. The results reported in these financial statements should not be taken as indicative of results that may be expected for the entire year.

The Acquisition—On February 16, 2006, substantially all of the assets and liabilities of the Predecessor were acquired by the Company, under a Stock and Asset Purchase Agreement dated December 20, 2005 and entered into among Covalence Specialty Materials Holding Corp. (“Holdings”), an affiliate of Apollo Management V, L.P. and the direct parent of the Company, Tyco International S.A. and Tyco Group S.a.r.l. Under the agreement, the Successor acquired Predecessor’s businesses through the acquisition of certain equity interests of, and certain assets and liabilities held by direct and indirect operating subsidiaries of, Tyco International Ltd. (the “Acquisition”). See Note 2 for further discussion. Tyco International Ltd. and its subsidiaries, excluding the Predecessor, are referred to herein as “Tyco.”

Use of Estimates—The preparation of the financial statements in conformity with U.S. GAAP requires management to make extensive use of estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities and the reported amounts of sales and expenses. Significant estimates in these financial statements include restructuring charges and credits, allowances for doubtful accounts receivable, estimates of future cash flows associated with long-lived assets, useful lives for depreciation and amortization, loss contingencies and net realizable value of inventories, revenue credits, vendor rebates, income taxes and tax valuation reserves and the determination of discount and other rate assumptions for pension and postretirement employee benefit expenses. Actual results could differ materially from these estimates. Changes in estimates are recorded in results of operations in the period that the event or circumstances giving rise to such changes occur.

Recent Accounting Pronouncements—In December 2004, the Financial Accounting Standards Board (“FASB”) issued FASB Staff Position No. 109-1 (“FSP 109-1”), “Application of FASB Statement No. 109, Accounting for Income Taxes (“SFAS No. 109”) to the Tax Deduction on Qualified Production Activities Provided by the American Jobs Creation Act of 2004”, which provides guidance on the American Jobs Creation Act of 2004 (the “Act”). The Act provides a tax deduction for income from qualified domestic production activities. FSP 109-1 provides for the treatment of the deduction as a special deduction as described in Statement of Financial Accounting Standards (“SFAS”) No. 109. As such, the deduction will have no effect on existing deferred tax assets and liabilities. The impact of the deduction is to be reported in the period in which the deduction is claimed on our U.S. tax return. We plan to adopt FSP 109-1 in fiscal 2007 and expect it to decrease our effective tax rate for financial statement purposes in periods in which the deduction is claimed.

In June 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”), which is an interpretation of SFAS No. 109, “Accounting for Income Taxes.” FIN 48 provides measurement and recognition guidance related to accounting for uncertainty in income taxes. FIN 48 also requires increased disclosure with respect to the uncertainty in income taxes. The Company will adopt the provisions of FIN 48 on October 1, 2007, as required, and is currently evaluating the impact of such adoption on its financial statements.

In September 2006, the FASB issued Statement of Financial Accounting Standards (“SFAS”) No. 157, “Fair Value Measurements.” This statement establishes a standard definition for fair value, establishes a framework under generally accepted accounting principles for measuring fair value and expands disclosure requirements for fair value measurements. This statement is effective for financial statements issued for fiscal years beginning after November 15, 2007. The Company is currently assessing the impact of the statement on its financial statements.

In September 2006, the SEC issued Staff Accounting Bulletin (“SAB”) No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements.” SAB No. 108 requires that companies utilize a “dual-approach” to assessing the quantitative effects of financial statement misstatements. The dual approach includes both an income statement focused and balance sheet focused assessment. SAB No. 108 is applicable for the Company’s fiscal year ending September 28, 2007. The adoption of SAB No. 108 will not have a significant impact on the Company’s financial position or results of operations.

In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans—an Amendment of FASB Statements No. 87, 88, 106 and 132(R).” This statement requires an employer to recognize the overfunded or underfunded status of defined benefit pension and postretirement plans as an assets or liabilities in its statement of financial position. Under SFAS No. 158, unrecognized actuarial gains and losses, prior service costs and credits and any remaining unrecognized transition amounts, net of their related income tax effect, are to be reported as a component of accumulated other comprehensive income. Incremental changes in these amounts not recognized in the statements of operations in the year in which they arise are recognized as changes in other comprehensive income in the year in which the changes occur. The statement also requires an employer to measure the funded status of a plan as of the date of its year-end statement of financial position. The requirement to recognize the funded status of defined benefit pension and postretirement plans is effective for fiscal years ending after December 15, 2006 for companies with publicly traded stock, and June 15, 2007 for all other companies. The requirement to measure plan assets and benefit obligations as of the date of the employer’s fiscal year-end statement of financial position is effective for the fiscal years ending after December 15, 2008. The Company currently measures plan assets and benefit obligations as of August at each fiscal year-end, and is evaluating the impact that the other aspects of this Statement will have on its financial statements.

2. Acquisition Purchase Price Allocation

The Company has performed an evaluation of the fair values of the real and personal property, inventory and certain identifiable intangible assets in connection with the purchase price allocation related to the Acquisition. A valuation study was undertaken, which supports the purchase price allocation. The valuation study resulted in a fair value step-up of real and personal property, inventory and certain identifiable intangible assets. The Company recognized $6.8 million as a charge to cost of sales relating to the sale of inventory that was stepped-up to fair value. The Company is in the process of finalizing its purchase accounting information and, based on the valuation study and other available information, has recorded a purchase price of $916.1 million, which includes $975.2 million of original purchase price partially offset by net favorable working capital adjustments from Tyco of approximately $59.1. During the three months ended December 29, 2006, the company recorded a $9.0 million change to the allocation of the excess fair value over purchase price as a result of finalizing its evaluation of the fair values of the certain current assets, real and personal property, and inventories. The Company anticipates that it will completely finalize its purchase accounting allocation for the Acquisition during the first calendar quarter of 2007. The remaining excess of the fair value of the net assets acquired over the purchase price paid has been allocated to non current assets on a prorated basis. The following table summarizes the current allocation of fair values of the Company’s assets acquired and liabilities assumed at the date of acquisition.

	Estimated Fair Value at February 16, 2006	Allocation of Excess Fair Value over Purchase Price	Allocation of Purchase Price at February 16, 2006
		(in millions)
Current assets	$429.0	$—	$429.0
Property, plant and equipment	345.4	(1.6)	343.8
Intangible assets	364.4	(1.5)	362.9
Other non current assets	24.1	—	24.1
Assets acquired	1,162.9	(3.1)	1,159.8

Current liabilities	176.6	—	176.6
Non current liabilities	67.1	—	67.1
Liabilities assumed	243.7	—	243.7
	$919.2	$(3.1)	$916.1

3. Long-Term Debt

In connection with the Acquisition, the Company entered into senior secured credit facilities, which included a term loan in the amount of $350.0 million with a maturity date of February 16, 2013. On May 18, 2006, the Company refinanced its senior secured credit facilities, which now consist of a new term loan in the principal amount of $300.0 million and a new revolving credit facility which provides borrowing availability equal to the lesser of (a) $200.0 million or (b) the borrowing base, which is a function, among other things, of the Company’s accounts receivable and inventory. The term loan matures on May 18, 2013 and the revolving credit facility matures on May 18, 2012.

The borrowings under the senior secured credit facilities bear interest at a rate equal to an applicable margin plus, as determined at our option, either (a) a base rate (“Base Rate”) determined by reference to the higher of (1) the prime rate of Bank of America, N.A., as administrative agent, and (2) the U.S. federal funds rate plus 1/2 of 1% or (b) a eurodollar rate (“LIBOR”) determined by reference to the costs of funds for eurodollar deposits in dollars in the London interbank market for the interest period relevant to such borrowing adjusted for certain additional costs. As of December 29, 2006 the applicable margin for LIBOR rate borrowings under the revolving credit facility was 1.50% and under the term loan is 2.00%. As of December 29, 2006 the applicable margin for base rate borrowings under the revolving credit facility was 0% and under the term loan was 1.00%. The applicable margin for such borrowings under the revolving credit facility will be reduced if the Company achieves certain leverage ratios.

The senior secured credit facilities require minimum quarterly principal payments of $0.750 million on the term loan for the first six years and nine months, commencing in September 2006, with the remaining amount payable on May 18, 2013. In addition, the Company must prepay the outstanding term loan, subject to certain exceptions, with:

•
Beginning with the Company’s first full fiscal year after the closing, 50% (which percentage is subject to a minimum of 0% upon the achievement of certain leverage ratios) of excess cash flow (as defined in the credit agreement); and

•
100% of the net cash proceeds of all non-ordinary course asset sales and casualty and condemnation events, if the Company does not reinvest or commit to reinvest those proceeds in assets to be used in its business or to make certain other permitted investments within 15 months, subject to certain limitations.

In addition to paying interest on outstanding principal under the senior secured credit facilities, the Company is required to pay a commitment fee to the lenders under the revolving credit facilities in respect of the unutilized commitments thereunder at a rate equal to 0.25% to 0.35% per annum depending on the average daily available unused borrowing capacity. The Company also pays a customary letter of credit fee, including a fronting fee of 0.25% per annum of the stated amount of each outstanding letter of credit, and customary agency fees.

The Company may voluntarily repay outstanding loans under the senior secured credit facilities at any time without premium or penalty, other than customary “breakage” costs with respect to eurodollar loans.

The senior secured credit facilities contain various restrictive covenants that, among other things and subject to specified exceptions, prohibits the Company from prepaying other indebtedness, restricts its ability to incur indebtedness or liens, make investments or declare or pay any dividends.

All obligations under the senior secured credit facilities are unconditionally guaranteed by Holdings and, subject to certain exceptions, each of the Company’s existing and future direct and indirect domestic subsidiaries. The guarantees of those obligations are secured by substantially all of the Company’s assets as well as those of Holdings and each domestic subsidiary guarantor.

In connection with the Acquisition, the Company entered into the $175.0 million second priority floating rate loan. The second priority floating rate loan matures on August 16, 2013, and bears interest at a rate per annum, reset at the end of each interest period, equal to LIBOR plus 3.25% or Base Rate plus 2.25%. No principal payments are required with respect to the second priority floating rate loan prior to maturity. Voluntary prepayments under the floating rate loan are subject to a premium of 2% of any principal amount prepaid in the first year, 1% of any principal amount prepaid in the second year and no premium thereafter.

All obligations under the floating rate loan are unconditionally guaranteed by each of the Company’s existing domestic subsidiaries that guarantees debt under the Company’s senior secured credit facilities and by certain of the Company’s future domestic subsidiaries, and are secured on a second priority basis by the same assets securing the loans under the senior secured credit facilities.

The Company also issued $265.0 million of 10.25% senior subordinated notes due March 1, 2016. Included as a reduction of the balance in long term debt is the unamortized portion of the original issue discount of $6.3 million relating to the notes, which is reflected on the Company’s Balance Sheet. Included in the Successor Statement of Operations is $0.1 million of amortization of this discount using the effective interest method. On February 9, 2007, the Company commenced an Offer to Exchange the notes for substantially identical notes, except that the notes we issued in exchange are not subject to transfer restrictions. The Offer to Exchange is scheduled to expire on March 12, 2007. The currently outstanding senior notes are senior subordinated obligations of the Company and rank junior to all other senior indebtedness of the Company that does not contain similar subordination provisions. No principal payments are required with respect to the senior subordinated notes prior to maturity.

The second priority floating rate loan agreement and the indenture relating to the notes each contain a number of covenants that, among other things and subject to certain exceptions, restrict the Company’s ability and the ability of its restricted subsidiaries to incur indebtedness or issue disqualified stock or preferred stock, pay dividends or redeem or repurchase stock, make certain types of investments, sell assets, incur certain liens, restrict dividends or other payments from subsidiaries, enter into transactions with affiliates and consolidate, merge or sell all or substantially all of the Company’s assets. No principal payments are required with respect to the second priority floating rate loan and the senior subordinated notes prior to maturity.

The Company’s weighted-average rate of interest on total debt was 8.72% for the three months ended December 29, 2006. Outstanding long-term debt on December 29, 2006 and maturities are as follows:

	Payments Due by Period
	Total	Less than 1 year	1-3 years	4-5 years	More than 5 years
	(in millions)
Term Loan	$298.5	$3.0	$6.0	$6.0	$283.5
Second Lien Floating Rate Loan	175.0	—	—	—	175.0
Senior Subordinated Notes	265.0	—	—	—	265.0
Total	$738.5	$3.0	$6.0	$6.0	$723.5

As of December 29, 2006 the Company had approximately $6.7 million in letters of credit issued and outstanding.

4. Other Intangible Assets

The following table sets forth the gross carrying amount and accumulated amortization of the Company’s intangible assets:

	December 29, 2006 Successor			September 29, 2006 Successor
(in millions)	Gross Carrying Amount	Accumulated Amortization	Weighted Average Amortization Period	Gross Carrying Amount	Accumulated Amortization	Weighted Average Amortization Period
Contracts and related customer relationships	$116.3	$9.2	11 years	$112.7	$6.4	11 years
Technology	140.4	11.2	11 years	134.8	7.9	11 years
Licenses	106.8	10.0	10 years	111.4	7.4	10 years
Total	$363.5	$30.4	11 years	$358.9	$21.7	11 years

Intangible asset amortization expense was as follows:

	Successor	Predecessor
(in millions)	Three months ended December 29, 2006	Three months ended December 30, 2005
Intangible asset amortization expense	$8.7	$0.7

The amortization expense for the remainder of fiscal 2007 is expected to be $26.3 million. The estimated aggregate amortization expense on intangible assets owned by the Company at December 29, 2006 is expected to be as follows:

Fiscal Year	Estimated Aggregate Amortization Expense (in millions)
2008	$35.4
2009	34.6
2010	34.6
2011	33.6
2012	33.3

5. Restructuring and Impairment Charges

Activity for the restructuring reserves is as follows ($ in millions):

	Employee Severance and Benefits	Facilities Exit Costs	Other	Non-cash Charges	Total
Balance at September 30, 2005	$2.2	$1.6	$—	$—	$3.8
Charges	—	0.3	—	—	0.3
Utilization	(0.9)	(0.9)	—	—	(1.8)
Balance at December 30, 2005	$1.3	$1.0	$—	$—	$2.3

	Employee Severance and Benefits	Facilities Exit Costs	Other	Non-cash Charges	Total
Balance at September 29, 2006	$—	$0.7	$—	$—	$0.7
Charges, net	—	0.1	—	—	0.1
Utilization	—	(0.2)	—	—	(0.2)
Balance at December 29, 2006	$—	$0.6	$—	$—	$0.6

At December 29, 2006, $0.6 million of restructuring reserves remained on the unaudited Balance Sheet, which was included in accrued and current liabilities and non-current accrued liabilities.

6. Income Taxes

The Company’s effective tax rate from continuing operations for the three months ended December 29, 2006 is a benefit of 37.8%. This rate differs from the Federal statutory rate of 35% primarily due to state and foreign income taxes and losses in foreign jurisdictions for which no benefit has been recognized. The Company has assumed that all foreign earnings will be repatriated and that the associated foreign income taxes will be deducted and not claimed as credits.

With the exception of Covalence Korea, the Company believes that sufficient future taxable income will be generated to realize the tax benefits related to deferred tax assets. Therefore, the Company has not provided a valuation allowance against its deferred tax assets other than amounts related to Covalence Korea.

Prior to the Acquisition, the Predecessor’s business activities in the United States were historically conducted through partnership entities. These partnerships were treated as “flow-through” entities for U.S. income tax purposes, meaning that the partnerships themselves were not subject to income tax and that only the partners pay tax on their relevant share of partnership income. Accordingly, the Predecessor did not compute, and the Company’s financial statements do not include, a tax provision on the income or losses of the U.S. operations. The Predecessor’s financial statements reflect a provision for non-U.S. income taxes based on income as if the Predecessor had been subject to income tax on a separate return basis. The Predecessor’s non-U.S. income tax provision relates to U.S. federal and provincial income taxes in Belgium, Canada, Korea and Mexico. The income tax provision was computed in accordance with SFAS No. 109 and is based on current tax rates.

7. Contingencies

In the normal course of business, the Company is, and the Predecessor was, liable for product performance of certain of its products. In the opinion of management, such obligations will not significantly affect the Company’s financial position, results of operations or cash flows.

At the time of the Acquisition, under the Predecessor, various claims, lawsuits and administrative proceedings arising in the ordinary course of business with respect to commercial, product liability and environmental matters were pending or threatened against the Predecessor. Additionally, the Predecessor was involved in various stages of investigation and cleanup related to environmental remediation matters at a number of sites. As part of the Acquisition, Tyco retained the liabilities associated with these known environmental matters, which relate to the offsite disposal of hazardous materials. The Company retained liabilities relating to environmental matters on the acquired Predecessor properties. The Company also retained the liabilities associated with all known commercial and product liability matters. In the opinion of management, the ultimate resolution of these matters is not known and an estimate cannot be made. The Company has not recorded a reserve for these matters as they are not reasonably estimable and are not expected to have a material impact on the Company’s financial position, results of operations, or cash flows.

8. Related Party Transactions

Apollo Management Fee—The Company is charged a management fee by Apollo Management V, L.P., an affiliate of Holdings’ principal stockholder, for the provision of management consulting and advisory services provided throughout the year. The management fee is the greater of $2.5 million or 1.5% of adjusted EBITDA. For fiscal 2006, the Company paid $2.5 million for the management fee.

Transactions with other related Apollo-affiliated companies—The Company conducts reviews of all transactions between itself and companies owned by affiliates of Apollo Management V, L.P. The value of all of these transactions, other than the management fee for the three months ended December 29, 2006 was less than $0.1 million. All of these other transactions were conducted in the normal course of business.

Final working capital adjustment owed to Tyco—As part of the Acquisition, the Company agreed to pay to Tyco a working capital adjustment not to exceed $30.0 million. The amount was based on the average resin price the Company paid during fiscal year 2006. During the three months ended December 29, 2006, the Company paid the $30.0 million adjustment plus accrued interest to Tyco.

Pursuant to the Acquisition, the following Related Party Transactions were terminated by the Predecessor.

Due to Tyco International Ltd. and affiliates—Amounts due to Tyco and its affiliates were primarily comprised of the funding requirements in connection with resin payables. This amount was settled with Tyco immediately prior to the Acquisition.

Sales—The Predecessor sold certain of its manufactured products (consisting primarily of medical adhesive bandages and, to a lesser extent, coated products) to other subsidiaries of Tyco, at prices which approximated fair value. These sales were $5.9 million for the three months ended December 30, 2005.

Allocation of expenses—Prior to the Acquisition, Tyco allocated expenses to the Predecessor related to certain management and administrative services provided, as well as for the use of certain patents and trade names. Management services were primarily related to corporate shared services including treasury, income tax, legal, internal audit, human resources and risk management functions. The related management fees, as well as royalties and licensing fees for the use of patents and trade names, were generally allocated based on the Predecessor’s net revenue. Administrative fees for the accounts receivable securitization program and purchasing services were generally allocated based on the Predecessor’s level of participation in the program.

Management believes that all allocations were made on a reasonable basis; however, these fees are not necessarily representative of the costs that would have been incurred by the Predecessor if it was operating on a stand-alone basis.

9. Segment and Geographic Data

The Company’s reportable segments are strategic business units that operate in different industries and are managed separately. The Plastics segment manufactures polyethylene-based film, packaging products, bags and sheeting. The Adhesives segment manufactures specialty adhesive products and tapes for industrial applications, including external corrosion protection products for oil, gas and water pipelines. The Coated Products segment manufactures a variety of specialty laminates and coated products principally derived from paper, film, foil and fabrics. Certain corporate expenses were allocated to each of the Predecessor’s reportable segment operating income, based generally on net revenue. Selected information by reportable segment is presented in the following table:

	Successor	Predecessor
(in millions)	Three Months Ended December 29, 2006	Three Months Ended December 30, 2005
Net revenue:
Plastics	$246.1	$305.4
Adhesives	73.0	87.6
Coatings	49.1	60.3
Less: intercompany revenue	(1.5)	(3.1)
	$366.7	$450.2

Operating income (loss):
Plastics	$(8.9)	$16.5
Adhesives	(0.2)	4.0
Coatings	(2.9)	2.1
Corporate Expenses	(5.8)	(1.5)
	$(17.8)	$21.1
Depreciation & amortization:
Plastics	$10.8	$6.5
Adhesives	5.3	2.5
Coatings	3.7	1.3
Corporate	0.5	0.0
	$20.3	$10.3
Capital expenditures, net:
Plastics	$7.0	$3.9
Adhesives	2.0	1.3
Coatings	0.8	1.5
Corporate	0.5	0.6
	$10.3	$7.3
Net revenue:
United States	$332.8	$415.4
North America excluding U.S.	17.5	18.5
Europe	15.6	12.3
Asia	0.8	4.0
	$366.7	$450.2

	Successor	Successor
	December 29, 2006	September 29, 2006
Total assets:
Plastics	$596.0	$676.9
Adhesives	235.5	264.1
Coatings	175.5	185.8
Corporate	82.8	76.9
	$1,089.8	$1,203.7

Long-lived assets:
United States	$314.9	$315.9
North America excluding U.S.	16.2	16.9
Europe	1.0	1.0
Asia	1.0	1.0
	$333.1	$334.8

10. Supplementary Balance Sheet Information

Selected supplementary balance sheet information at December 29, 2006 and September 29, 2006 are detailed in the following tables, and reflect the impact of the evaluation of the fair values of the real and personal property, inventory and certain identifiable intangible assets in connection with the purchase price allocation related to the Acquisition as follows:

	Successor	Successor
(in millions)	December 29, 2006	September 29, 2006
Inventories:
Purchased Materials and Manufactured Parts	$114.7	$112.2
Work in Process	14.7	13.8
Finished Goods	62.2	107.9
Total Inventories	$191.6	$233.9

Prepaid expenses and other current assets:
Prepaid Taxes	$2.3	$2.3
Prepaid Insurance	0.9	0.8
Rent and Deposits	1.0	1.0
Other	5.5	8.9
Prepaid expenses and other current assets:	$9.7	$13.0

Property, plant and equipment:
Land	$20.3	$20.3
Buildings	93.1	92.3
Machinery and equipment	238.2	233.3
Property under capital leases	0.2	0.2
Leasehold improvements	2.9	2.7
Construction in progress	19.4	15.2
Accumulated depreciation	(41.0)	(29.2)
Property, plant and equipment, net:	$333.1	$334.8

Accrued and other current liabilities:
Accrued Salaries & Wages	$3.7	$4.9
Accrued Vacation & Holidays.	2.9	3.7
Accrued Bonus	2.3	5.1
Sales Commission Payable.	1.9	2.3
Accrued Taxes	2.6	4.1
Accrued Restructuring.	0.3	0.3
Accrued Insurance.	5.8	5.7
Accrued Interest.	9.4	3.4
Accrued purchase price adjustment.	0.6	31.2
Other Accrued Expenses	18.4	16.7
Accrued and other current liabilities	$47.9	$77.4

11. Guarantor and Non-Guarantor Financial Information

The Company has Senior Subordinated notes outstanding, which are fully and unconditionally guaranteed by its U.S. Subsidiaries (the “Guarantor Subsidiaries”). Separate financial statements and other disclosures concerning the Company and Guarantor Subsidiaries are not presented because the Guarantor Subsidiaries are 100% wholly-owned by the Company and that the Guarantor Subsidiaries have fully and unconditionally guaranteed the obligations under the Senior Subordinated notes on a joint and several basis. The following tables present consolidating financial information for the Parent Company, Guarantor Subsidiaries and subsidiaries of the Company other than the Guarantor Subsidiaries (the “Non-Guarantor Subsidiaries”). The equity method of accounting is used to reflect investments of the Parent Company in its Guarantor and Non-Guarantor Subsidiaries. The principal elimination entries eliminate investments in subsidiaries and intercompany balances and transactions.

Condensed Statement of Operations
For the three months ended December 29, 2006 (Successor)
($ in millions)

	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total
Net revenue, including related party revenue	$237.1	$103.2	$33.9	$(7.5)	$366.7
Cost of sales	226.3	92.1	31.2	(7.1)	342.5
Gross profit	10.8	11.1	2.7	(0.4)	24.2
Selling, general and administrative expenses	24.1	14.8	2.9	—	41.8
Restructuring and impairment charges, net	0.2	—	—	—	0.2
Operating income	(13.5)	(3.7)	(0.2)	(0.4)	(17.8)
Other income	—	—	(0.1)	—	(0.1)
Equity in net income (loss) of subsidiaries	(4.7)	—	—	4.7	—
Interest expense, net	17.0	—	—	—	17.0
Income (loss) before income taxes	(35.2)	(3.7)	(0.3)	4.3	(34.9)
Income tax benefit	(13.4)	—	0.3	—	(13.1)
Net income (loss)	$(21.8)	$(3.7)	$(0.6)	$4.3	$(21.8)

Condensed Statement of Operations
For the three months ended December 30, 2005 (Predecessor)
($ in millions)

	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total
Net revenue, including related party revenue	$295.6	$121.8	$34.9	$(2.1)	$450.2
Cost of sales	256.5	102.5	28.1	(1.6)	385.5
Gross profit	39.1	19.3	6.8	(0.5)	64.7
Charges and allocations from Tyco International, Ltd. and affiliates	7.1	3.0	—	—	10.1
Selling, general and administrative expenses	20.1	11.1	2.3	—	33.5
Restructuring and impairment charges	—	—	—	—	—
Operating income	11.9	5.2	4.5	(0.5)	21.1
Other income	—	1.4	(1.4)	—	—
Equity in net income of subsidiaries	9.8	—	—	(9.8)	—
Interest expense (income), net	5.3	(1.2)	(0.1)	—	4.0
Income (loss) before income taxes	16.4	7.8	3.2	(10.3)	17.1
Income tax expense	—	—	0.7	—	0.7
Net income (loss)	$16.4	$7.8	$2.5	$(10.3)	$16.4

Condensed Balance Sheet
As of December 29, 2006 (Successor)
($ in millions)

	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total
Assets
Current assets:
Cash and cash equivalents	$50.8	$—	$3.3	$—	$54.1
Accounts receivable, net of allowance for doubtful accounts	94.2	37.1	15.4	—	146.7
Inventories	117.8	57.2	16.6	—	191.6
Prepaid expenses and other current assets	3.2	1.7	4.8	—	9.7
Total current assets	266.0	96.0	40.1	—	402.1
Property, plant and equipment, net	220.8	93.8	18.5	—	333.1
Intangible assets, net	148.2	177.2	7.7	—	333.1
Investment in Subsidiaries	419.2	—	—	(419.2)	—
Other assets	20.9	0.6	—	—	21.5
Total Assets	$1,075.1	$367.6	$66.3	$(419.2)	$1,089.8
Liabilities and Equity
Current liabilities:
Accounts payable	$77.1	$38.8	$6.8	$—	$122.7
Accrued and other current liabilities	31.7	10.9	5.3	—	47.9
Long-term debt—current portion	3.0	—	—	—	3.0
Intercompany accounts, net	51.2	(64.2)	12.6	0.4	—
Total current liabilities	163.0	(14.5)	24.7	0.4	173.6
Long-term debt	729.2	—	—	—	729.2
Deferred tax liabilities	33.6	0.6	2.2	—	36.4
Other non current liabilities	0.5	0.3	1.0	—	1.8
Total long-term liabilities	763.3	0.9	3.2	—	767.4
Total Liabilities	926.3	(13.6)	27.9	0.4	941.0
Commitments and contingencies
Contributions from Holdings	196.4	368.6	35.1	(403.7)	196.4
Subsidiary stock	—	—	3.9	(3.9)	—
Retained deficit	(47.9)	12.6	(0.9)	(11.7)	(47.9)
Cumulative translation	0.3	—	0.3	(0.3)	0.3
Total Equity	148.8	381.2	38.4	(419.6)	148.8
Total Liabilities and Equity	$1,075.1	$367.6	$66.3	$(419.2)	$1,089.8

Condensed Balance Sheet
As of September 29, 2006 (Successor)
($ in millions)

	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total
Assets
Current assets:
Cash and cash equivalents	$62.3	$0.1	$4.4	$—	$66.8
Accounts receivable, net of allowance for doubtful accounts	124.9	52.4	18.4	—	195.7
Inventories	158.3	57.8	17.8	—	233.9
Prepaid expenses and other current assets	6.0	1.6	5.4	—	13.0
Total current assets	351.5	111.9	46.0	—	509.4
Property, plant and equipment, net	219.4	96.4	19.0	—	334.8
Intangible assets, net	146.7	182.8	7.7	—	337.2
Investment in Subsidiaries	353.2	—	—	(353.2)	—
Other assets	21.7	0.6	—	—	22.3
Total Assets	$1,092.5	$391.7	$72.7	$(353.2)	$1,203.7
Liabilities and Equity
Current liabilities:
Accounts payable	$108.2	$52.3	$9.9	$—	$170.4
Accrued and other current liabilities	57.3	14.8	5.3	—	77.4
Long-term debt—current portion	3.0	—	—	—	3.0
Intercompany accounts, net	(25.4)	(9.2)	30.2	4.4	—
Total current liabilities	143.1	57.9	45.4	4.4	250.8
Long-term debt	729.9	—	—	—	729.9
Deferred tax liabilities	47.4	(0.4)	2.7	—	49.7
Other non current liabilities	0.3	0.5	0.7	—	1.5
Total long-term liabilities	777.6	0.1	3.4	—	781.1
Total Liabilities	920.7	58.0	48.8	4.4	1,031.9
Commitments and contingencies
Contributions from Holdings	197.8	368.5	35.1	(403.6)	197.8
Retained deficit	(26.1)	(34.8)	(11.3	46.1	(26.1)
Cumulative translation	0.1	—	0.1	(0.1)	0.1
Total Equity	171.8	333.7	23.9	(357.6)	171.8
Total Liabilities and Equity	$1,092.5	$391.7	$72.7	$(353.2)	$1,203.7

Condensed Statement of Cash Flows
For the three months ended December 29, 2006 (Successor)
($ in millions)

	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total
Cash Flow from Operating Activities	$27.8	$2.3	$0.2	$—	$30.3

Cash Flow from Investing Activities
Purchase of property, plant, and equipment	(7.1)	(2.4)	(0.8)	—	(10.3)
Acquisition of business net of cash acquired	(30.2)	—	—	—	(30.2)
Net cash used in investing activities	(37.3)	(2.4)	(0.8)	—	(40.5)

Cash Flow from Financing Activities
Return of equity to Holdings	(1.3)	—	—	—	(1.3
Repayment of long-term debt	(0.7)	—	—	—	(0.7)
Net cash provided by financing activities	(2.0)	—	—	—	(2.0)
Effect of currency translation on cash	—	—	(0.5)	—	(0.5)
Change in cash and cash equivalents	(11.5)	(0.1)	(1.1)	—	(12.7)
Cash and cash equivalents, beginning of period	62.3	0.1	4.4	—	66.8
Cash and cash equivalents, end of period	$50.8	$—	$3.3	$—	$54.1

Condensed Statement of Cash Flows
For the three months ended December 30, 2005 (Predecessor)
($ in millions)

	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total
Cash Flow from Operating Activities	$(120.8)	$(7.1)	$1.9	$—	(126.0)

Cash Flow from Investing Activities
Purchase of property, plant, and equipment	(5.6)	(2.8)	(0.2)	—	(8.6)
Proceeds from disposal of assets	1.3	—	—	—	1.3
Net cash used in investing activities	(4.3)	(2.8)	(0.2)	—	(7.3)

Cash Flow from Financing Activities
Change in Predecessor Parent Company Investment	126.4	7.4	1.2	—	135.0
Change in book overdraft	(1.3)	2.4	—	—	1.1
Net cash provided by financing activities	125.1	9.8	1.2	—	136.1
Effect of currency translation on cash	—	—	(0.3)	—	(0.3)
Change in cash and cash equivalents	—	(0.1)	2.6	—	2.5
Cash and cash equivalents, beginning of period	—	0.1	2.6	—	2.7
Cash and cash equivalents, end of period	$—	$—	$5.2	$—	$5.2

12. Subsequent Events

The Company’s parent company, Covalence Specialty Materials Holding Corp. (“Holdings”), has agreed to merge with Berry Plastics Group, Inc. (“Berry”) in a stock-for-stock merger. The resulting company will retain the name Berry Plastics Group, Inc. (“New Berry”). Berry shareholders will own a majority of the combined company’s common stock following the merger. The merger has been approved by written consent of a majority of each company’s shareholders, and remains subject to customary closing conditions, including receipt of required regulatory approvals. Immediately following the merger, the Company and Berry Plastics Holding Corporation (“Berry Opco”) will be combined as a direct subsidiary of New Berry (the resulting company referred to as “New Berry Opco”). Pursuant to a supplemental indenture, New Berry Opco will become the successor obligor of the Company’s senior subordinated notes. The company’s senior secured credit facilities (both first and second lien facilities) are expected to be replaced with a new asset-based revolver and new senior secured term loan. The Company currently expects the closing to occur in April 2007.

COVALENCE SPECIALTY MATERIALS CORP.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Directors of
Covalence Specialty Materials Corp.
Bedminster, New Jersey

We have audited the accompanying consolidated balance sheet of Covalence Specialty Materials Corp. and subsidiaries (the “Successor Company”) as of September 29, 2006, and the related consolidated statements of operations, equity and comprehensive income (loss), and cash flows for the period from February 17, 2006 through September 29, 2006. We have also audited the accompanying combined balance sheet of Tyco Plastics and Adhesives (the “Predecessor Company”) as of September 30, 2005, and the related combined statements of operations, parent company equity and comprehensive income, and cash flows for the period October 1, 2005 through February 16, 2006, and each of the two years in the period ended September 30, 2005. These financial statements are the responsibility of the Successor Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Predecessor Company and the Successor Company are not required to have, nor were we engaged to perform, audits of their internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Predecessor or Successor Companies’ internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Covalence Specialty Materials Corp. and subsidiaries as of September 29, 2006 and the consolidated results of their operations and their cash flows for the period February 17, 2006 through September 29, 2006, in conformity with accounting principles generally accepted in the United States of America. Also, such combined financial statements present fairly, in all material respects, the combined financial position of Tyco Plastics and Adhesives as of September 30, 2005, and the combined results of their operations and their cash flows for the period October 1, 2005 through February 16, 2006, and each of the two years in the period ended September 30, 2005, in conformity with accounting principles generally accepted in the United States of America.

Certain expenses of the Predecessor Company represent allocations made from Tyco International Ltd. The accompanying combined financial statements of the Predecessor Company were prepared from the separate records maintained by the Predecessor Company and may not necessarily be indicative of the conditions that would have existed or the results of operations if the Predecessor Company had been operated as an unaffiliated company.

As discussed in Note 15 to the consolidated and combined financial statements, the accompanying guarantor and non-guarantor financial information has been restated.

/s/ DELOITTE & TOUCHE LLP
Parsippany, New Jersey
December 22, 2006
(February 7, 2007 as to the effects of the restatement discussed in Note 15)

COVALENCE SPECIALTY MATERIALS CORP. (SUCCESSOR) AND
TYCO PLASTICS AND ADHESIVES (PREDECESSOR)

STATEMENTS OF OPERATIONS
For The Periods from February 17, 2006 to September 29, 2006, October 1, 2005
to February 16, 2006, and the Years Ended September 30, 2005 and 2004
(in millions)

	Successor	Predecessor
	February 17 to September 29, 2006	October 1, 2005 to February 16, 2006	Twelve Months Ended September 30, 2005	Twelve Months Ended September 30, 2004
Net revenue, including related party revenue (see Note 11)	$1,092.4	$666.9	$1,725.2	$1,658.8
Cost of Sales	980.7	579.0	1,477.4	1,366.2
Gross Profit	111.7	87.9	247.8	292.6
Charges and allocations from Tyco International, Ltd. And affiliates	—	10.4	56.4	65.0
Selling, general and administrative expenses	102.6	50.0	124.6	130.2
Restructuring and impairment charges, net	0.5	0.6	3.3	57.9
Operating Income	8.6	26.9	63.5	39.5
Other Income	1.3	—	—	—
Interest expense, net	49.7	2.1	4.5	6.3
Interest expense (income), net—Tyco International Ltd. And affiliates	—	5.5	11.2	(1.7)
Income (loss) before income taxes	(39.8)	19.3	47.8	34.9
Income tax expense (benefit)	(13.7)	1.6	3.8	2.4
Minority interest	—	—	—	0.2
Net income (loss)	$(26.1)	$17.7	$44.0	$32.3

The accompanying notes are an integral part of these financial statements.

COVALENCE SPECIALTY MATERIALS CORP. (SUCCESSOR) AND TYCO PLASTICS AND ADHESIVES (PREDECESSOR) BALANCE SHEETS As of September 29, 2006 and September 30, 2005 (in millions)

	September 29, 2006	September 30, 2005
	Successor	Predecessor
Assets
Current assets:
Cash and cash equivalents	$66.8	$2.7
Accounts receivable, net of allowance for doubtful accounts, of $3.3 and $4.3 million, respectively	195.7	196.1
Inventories	233.9	159.7
Prepaid expenses and other assets	13.0	15.9
Total current assets	509.4	374.4
Property, plant and equipment, net	334.8	283.1
Goodwill	—	531.7
Intangible assets, net	337.2	15.1
Other assets	22.3	2.4
Total Assets	$1,203.7	$1,206.7
Liabilities, Equity and Predecessor’s Parent Company Equity
Current liabilities:
Accounts payable	170.4	94.4
Accrued and other current liabilities	77.4	37.2
Long-term debt—current portion	3.0	—
Due to Tyco International, Ltd. and affiliates	—	111.8
Capital Lease Obligations—current portion	—	79.5
Total current liabilities	250.8	322.9
Long-term debt (see Note 3)	729.9	—
Deferred tax liabilities	49.7	2.7
Other non current liabilities	1.5	23.3
Total long-term liabilities	781.1	26.0
Total Liabilities	1,031.9	348.9

COVALENCE SPECIALTY MATERIALS CORP. (SUCCESSOR) AND
TYCO PLASTICS AND ADHESIVES (PREDECESSOR)

BALANCE SHEETS
As of September 29, 2006 and September 30, 2005
(in millions)

September 29, 2006	September 30, 2005
Successor	Predecessor
Minority Interest	—	2.7
Commitments and contingencies (see Note 9)
Contributions from Holdings	197.8	—
Predecessor Parent Company Investment	—	895.0
Retained deficit	(26.1)	—
Cumulative translation	0.1	(25.5)
Minimum pension liability	—	(14.4)
Total Equity and Parent Company Investment	171.8	855.1
Total Liabilities, Equity and Parent Company Investment	$1,203.7	$1,206.7

The accompanying notes are an integral part of these financial statements.

COVALENCE SPECIALTY MATERIALS CORP. (SUCCESSOR) AND
TYCO PLASTICS AND ADHESIVES (PREDECESSOR)
STATEMENTS OF CASH FLOWS
For The Periods from February 17, 2006 to September 29, 2006,
October 1, 2005 to February 16, 2006,
and the Years Ended September 30, 2005 and 2004
(in millions)

	Successor	Predecessor
	February 17 to September 29, 2006	October 1, 2005 to February 16, 2006	Twelve Months Ended September 30, 2005	Twelve Months Ended September 30, 2004
Cash Flows from Operating Activities:
Net Income (loss)	$(26.1)	$17.7	$44.0	$32.3
Adjustments to reconcile net cash from operating activities
Depreciation and amortization	51.1	15.6	41.6	45.2
Amortization of debt issuance costs	2.1	—	—	—
Provisions for losses on accounts receivable and inventory	1.0	3.5	5.3	2.0
Deferred income taxes	(16.4)	1.2
(Gain) loss on disposal of fixes assets	—	(3.0)	0.5	3.0
Non-cash restructuring	—	0.3	(1.2)	29.2
Other non-cash Items	0.3	—	0.9	(0.8)
Changes in assets and liabilities
Accounts receivable, net	(21.2)	17.0	(11.1)	(11.4)
Inventories	21.9	(94.3)	3.3	20.3
Prepaid expenses and other current assets	6.2	(11.0)	—	—
Other non-current assets	3.2	—	—	—
Accounts payable	52.9	44.3	26.1	(7.5)
Due to Tyco International, Ltd and affiliates	—	(106.7)	28.1	(14.1)
Accrued and other current liabilities	16.0	(5.8)	(21.2)	(13.5)
Income taxes	2.7	1.6	(2.1)	1.6
Other, net	(4.9)	0.4	3.1	2.9
Net cash provided by (used in) operating activities	88.8	(119.2)	117.3	89.2
Cash Flows from Investing Activities:
Purchase of property, plant and equipment	(23.7)	(12.2)	(32.1)	(16.5)
Proceeds from disposal of assets	0.8	3.1	2.9	1.0
Acquisition of business, net of cash acquired	(927.7)	—	—	—
Net cash used in investing activities	(950.6)	(9.1)	(29.2)	(15.5)

COVALENCE SPECIALTY MATERIALS CORP. (SUCCESSOR) AND
TYCO PLASTICS AND ADHESIVES (PREDECESSOR)
STATEMENTS OF CASH FLOWS
For The Periods from February 17, 2006 to September 29, 2006,
October 1, 2005 to February 16, 2006,
and the Years Ended September 30, 2005 and 2004
(in millions)

Successor	Predecessor
February 17 to September 29, 2006	October 1, 2005 to February 16, 2006	Twelve Months Ended September 30, 2005	Twelve Months Ended September 30, 2004
Cash Flows from Financing Activities:
Issuance of long-term debt	783.4	—	—	—
Equity contributions	197.5	—	—	—
Repayment of long-term debt	(50.7)	—	—	—
Long-term debt financing costs	(23.7)	—	—	—
Long-term debt refinancing costs	(4.0)	—	—	—
Change in book overdraft	—	(14.2)	(12.1)	13.4
Payments of capital lease obligations	—	(79.4)	(61.1)	(3.8)
Change in Predecessor parent company investment	—	224.2	(13.2)	(87.1)
Other, net			(2.8)	(0.2)
Net cash provided by (used in) financing activities	902.5	130.6	(89.2)	(77.7)
Effect of currency translation on cash	(0.9)	(0.2)	0.1	(0.2)
Net increase (decrease) in cash and cash equivalents	39.8	2.1	(1.0)	(4.2)
Cash and cash equivalents at beginning of period	27.0	2.7	3.7	7.9
Cash and cash equivalents at end of period	66.8	4.8	2.7	3.7
Supplementary Cash Flow Information:
Interest paid	38.0	0.6	5.4	6.4
Income taxes paid	—	0.8	3.8	1.6

The accompanying notes are an integral part of these financial statements.

COVALENCE SPECIALTY MATERIALS CORP. (SUCCESSOR) AND
TYCO PLASTICS AND ADHESIVES (PREDECESSOR)

STATEMENTS OF EQUITY AND COMPREHENSIVE INCOME (LOSS) (SUCCESSOR) AND
PARENT COMPANY EQUITY AND COMPREHENSIVE INCOME (PREDECESSOR)
For The Periods from February 17, 2006 to September 29, 2006, October 1, 2005 to
February 16, 2006,
and the Years Ended September 30, 2005 and 2004
(in millions)

	Total Parent Company Equity	Parent Company Investment	Currency Translation	Minimum Pension Liability	Comprehensive Income
Balance at September 30, 2003	$877.0	$910.0	$(23.4)	$(9.6)
Comprehensive income:
Net income	32.3	32.3	—	—	32.3
Currency translation	(5.7)	—	(5.7)	—	(5.7)
Minimum pension liability	(2.4)	—	—	(2.4)	(2.4)
Total comprehensive income					$24.2
Net transfers to parent	(78.4)	(78.4)	—	—
Balance at September 30, 2004	822.8	863.9	(29.1)	(12.0)
Comprehensive income:
Net income	44.0	44.0	—	—	$44.0
Currency translation	3.6	—	3.6	—	3.6
Minimum pension liability	(2.4)	—	—	(2.4)	(2.4)
Total comprehensive income					$45.2
Net transfers to parent	(12.9)	(12.9)	—	—
Balance at September 30, 2005	855.1	895.0	(25.5)	(14.4)
Comprehensive income:
Net income	17.7	17.7	—	—	$17.7
Currency translation	1.7	—	1.7	—	1.7
Minimum pension liability	—	—	—	—	—
Total comprehensive income					$19.4
Net transfers to parent	224.2	224.2	—	—
Balance at February 16, 2006 (Predecessor)	$1,098.7	$1,136.9	$(23.8)	$(14.4)

COVALENCE SPECIALTY MATERIALS CORP. (SUCCESSOR) AND
TYCO PLASTICS AND ADHESIVES (PREDECESSOR)

STATEMENTS OF EQUITY AND COMPREHENSIVE INCOME (LOSS) (SUCCESSOR) AND
PARENT COMPANY EQUITY AND COMPREHENSIVE INCOME (PREDECESSOR)
For The Periods from February 17, 2006 to September 29, 2006, October 1, 2005 to
February 16, 2006,
and the Years Ended September 30, 2005 and 2004
(in millions)

	Total Equity	Retained Deficit	Contributions from Holdings	Currency Translation	Minimum Pension Liability	Comprehensive Loss
Comprehensive loss:
Net loss	(26.1)	(26.1)	—	—	—	$(26.1)
Currency translation	0.1	—	—	0.1	—	0.1
Minimum pension liability	—	—	—	—	—	—
Total comprehensive loss			—			$(26.0)
Compensation expense	0.3	—	0.3	—	—	—
Contributions from Holdings	197.5	—	197.5
Balance at September 29, 2006 (Successor)	$171.8	$(26.1)	$197.8	$0.1	$—

The accompanying notes are an integral part of these financial statements.

COVALENCE SPECIALTY MATERIALS CORP. (SUCCESSOR) AND
TYCO PLASTICS AND ADHESIVES (PREDECESSOR)

NOTES TO FINANCIAL STATEMENTS
For The Periods from February 17, 2006 to September 29, 2006, October 1, 2005
to February 16, 2006, and the Years Ended September 30, 2005 and 2004

1. Basis of Presentation and Summary of Significant Accounting Policies

Basis of Presentation—The accompanying financial statements are presented for Covalence Specialty Materials Corp. (the “Successor” or the “Company”) on a consolidated basis, and Tyco Plastics & Adhesives (the “Predecessor”) on a combined basis. The financial statements of the Successor and Predecessor herein consist of the combined operations of the formerly wholly-owned operating units of Tyco: Tyco Plastics (“Plastics”), Tyco Adhesives (“Adhesives”) and Ludlow Coated Products (“Coatings”). These financial statements present the consolidated financial position, results of operations and cash flows of the Successor as a stand-alone entity and combined financial position, results of operations and cash flows of the Predecessor as a subsidiary of Tyco, including adjustments, allocations and related party transactions (see Note 11) and have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”). All intercompany transactions have been eliminated. The Predecessor financial statements presented may not be indicative of the results that would have been achieved had the Predecessor operated as a separate, stand-alone entity.

Recent Developments—On February 16, 2006, substantially all of the assets and liabilities of the Predecessor were acquired by the Company, under a Stock and Asset Purchase Agreement dated December 20, 2005 and entered into between Covalence Specialty Materials Holding Corp. (“Holdings”), an affiliate of Apollo Management V, L.P. and the direct parent of the Company, Tyco International S.A. and Tyco Group S.a.r.l. Under the agreement, the Successor acquired Predecessor’s businesses through the acquisition of certain equity interests of, and certain assets and liabilities held by direct and indirect operating subsidiaries of Tyco International Ltd. (the “Acquisition”). See Note 2 for further discussion. Tyco International Ltd. and its subsidiaries, excluding the Predecessor, are referred to herein as “Tyco.”

Revenue Recognition—Revenue from the sales of products is recognized at the time title and risks and rewards of ownership pass (either when the products reach the free-on-board shipping point or destination depending on the contractual terms), the sales price is fixed and determinable and collection is reasonably assured. Provisions for certain rebates, sales incentives, trade promotions, coupons, product returns and discounts to customers are accounted for as reductions in gross sales to arrive at net sales in the same period that the related sales are recorded. In accordance with EITF 01-9, “Accounting for Consideration Given By a Vendor to a Customer,” the Company provides for these items as reductions of revenue at the later of the date of the sale or the date the incentive is offered. These provisions are based on estimates derived from current program requirements and historical experience.

Shipping and Handling Costs—Shipping, handling, purchasing, receiving, inspecting, warehousing, and other costs of distribution are presented in cost of sales in the statements of operations. The Company classifies amounts charged to its customers for shipping and handling in net revenues on its statements of operations.

Vendor Rebates—The Company receives consideration in the form of rebates from certain vendors and in accordance with EITF 02-16, “Accounting by a Customer (Including a Reseller) for Certain Consideration Received from a Vendor,” the Company accrues these as a reduction of inventory cost as earned under existing programs, and reflected as a reduction of cost of goods sold at the time that the related underlying inventory is sold to customers.

Concentrations—No one customer individually comprised more than 9% of net revenue of the Successor or the Predecessor in each of the periods presented.

Research and Development—Research and development expenditures are expensed when incurred and charged to cost of sales summarized as follows:

	Successor	Predecessor
	February 17 to September 29, 2006	October 1 2005 to February 16, 2006	Twelve Months Ended September 30, 2005	Twelve Months Ended September 30, 2004
		(in millions)
Research and development	$4.7	$3.1	$8.0	$6.7

Advertising—Advertising costs are expensed when incurred and are included in selling, general and administrative expenses as follows:

	Successor	Predecessor
	February 17 to September 29, 2006	October 1 2005 to February 16, 2006	Twelve Months Ended September 30, 2005	Twelve Months Ended September 30, 2004
		(in millions)
Advertising Costs	$2.5	$1.1	$3.1	$2.9

Employee Share Option Plans

Successor—As of September 29, 2006, the Company has one share-based compensation plan, which is described in Note 12. The compensation cost that has been charged against income for those plans was $0.3 million for the period February 17, 2006 through September 29, 2006. The total income tax benefit recognized in the income statement for share-based compensation arrangements for the period February 17, 2006 through September 29, 2006 was $0.1 million.

In February 2006, Covalence Specialty Materials Holding Corp. (Holdings) adopted the 2006 Long Term Incentive Plan (LTIP). Under the plan selected senior members of Covalence Specialty Materials Corp. management were offered the right to purchase common and perpetual preferred stock of Covalence Specialty Materials Holding Corp. In addition to this investment, this group received stock options in direct proportion to their investment. Members of management that choose not to invest in the Company were granted 1,000 options as part of the LTIP. In addition, under the plan Holdings may grant restricted stock to employees as well as allowing employees to purchase shares of Holdings common stock. There are 900,000 authorized shares available for grant or purchase under this plan.

Predecessor—Prior to the Acquisition, Tyco had granted options to purchase Tyco common shares to certain of the Predecessor’s employees. Following the Acquisition, the expense and liability related to these stock options have remained with Tyco. No options to purchase the Predecessor’s stock have been granted. Effective October 1, 2005, the Predecessor adopted SFAS No. 123R, “Share-Based Payment,” which requires compensation costs related to share-based transactions, including employee stock options, to be recognized in the financial statements based on fair value. The Predecessor adopted

SFAS No. 123R using the modified prospective application transition method. Under this method, compensation cost is recognized for the unvested portion of share-based payments granted prior to October 1, 2005 and all share-based payments granted subsequent to September 30, 2005 over the related vesting period. Prior to the first fiscal quarter of 2006, the Predecessor applied the intrinsic value based method prescribed in Accounting Principles Board Opinion No. 25 in accounting for employee stock based compensation. Prior period results have not been restated. Due to the adoption of SFAS No. 123R, the Predecessor’s results from October 1, 2005 to February 16, 2006 include incremental share-based compensation expense totaling $2.0 million.

Foreign Currency—For the Successor’s and Predecessor’s non-U.S. subsidiaries that account in a functional currency other than U.S. Dollars, assets and liabilities are translated into U.S. Dollars using period-end exchange rates. Sales and expenses are translated at the average exchange rates in effect during the period. Foreign currency translation gains and losses are included as a component of accumulated other comprehensive income within Equity and the Predecessor Parent Company Investment. Gains and losses resulting from foreign currency transactions, the amounts of which are not material in any period presented, are included in net income.

Cash and Cash Equivalents—All highly liquid investments purchased with a maturity of three months or less from the time of purchase are considered to be cash equivalents.

Allowance for Doubtful Accounts—The allowance for doubtful accounts receivable reflects the best estimate of probable losses inherent in the Company’s Accounts receivable portfolio determined on the basis of historical experience, specific allowances for known troubled accounts and other currently available evidence.

Inventories—Inventories are stated at the lower of cost or market and are valued using the first-in, first-out method. Management periodically reviews inventory balances, using recent and future expected sales to identify slow-moving and/or obsolete items. The cost of spare parts inventory is charged to manufacturing overhead expense when incurred.

Property, Plant and Equipment, Net—Property, plant and equipment, net is recorded at cost less accumulated depreciation. Depreciation expense was recorded as follows:

	Successor	Predecessor
	February 17 to September 29, 2006	October 1 2005 to February 16, 2006	Twelve Months Ended September 30, 2005	Twelve Months Ended September 30, 2004
		(in millions)
Depreciation expense	$29.4	$14.6	$39.0	$43.2

Maintenance and repair expenditures are charged to expense when incurred. Depreciation is calculated using the straight-line method over the estimated useful lives of the related assets as follows:

Buildings and related improvements	6 to 50 years
Leasehold improvements	Lesser of remaining term of the lease or economic useful life
Other machinery, equipment and furniture and fixtures	2 to 10 years

Long-Lived Assets—The Company periodically evaluates, and the Predecessor evaluated the net realizable value of long-lived assets, including property, plant and equipment and amortizable intangible assets, relying on a number of factors including operating results, business plans, economic projections and anticipated future cash flows. When indicators of potential impairment are present, the carrying values of the assets are evaluated in relation to the operating performance and estimated future undiscounted cash flows of the underlying business. An impairment in the carrying value of an asset is recognized whenever anticipated future cash flows (undiscounted) from an asset are estimated to be less than its carrying value. The amount of the impairment recognized is the difference between the carrying value of the asset and its fair value determined on a discounted basis. Fair values are based on assumptions concerning the amount and timing of estimated future cash flows and assumed discount rates, reflecting varying degrees of perceived risk.

Goodwill—The Predecessor assessed goodwill for impairment at least annually and as triggering events occurred. In making this assessment, management relied on a number of factors including operating results, business plans, economic projections, anticipated future cash flows, and transactions and marketplace data. There are inherent uncertainties related to these factors and management’s judgment in applying them to the analysis of goodwill impairment.

Following the consummation of Acquisition, the Company did not record goodwill as the fair value of the acquired net assets exceeded the purchase price. See Note 2 for further discussion.

Intangible Assets, Net—Contracts and related customer relationships, as well as intellectual property consisting primarily of patents and trademarks, are being amortized on a straight-line basis over three to fifteen years. The Company evaluates and the Predecessor formerly evaluated the remaining useful life of intangible assets on a periodic basis to determine whether events and circumstances warrant a revision to the remaining useful life.

Debt Issuance Costs—The costs related to the issuance of debt are capitalized and amortized to interest expense using the effective interest method.

Financial Instruments—The Company’s financial instruments consist primarily of cash and cash equivalents, accounts receivable, accounts payable, long-term debt and capital lease obligations. The fair value of such instruments approximated book value at September 29, 2006 and September 30, 2005. The Company does not currently engage in any hedging activities and has no derivative instruments. As a result of the Acquisition, the Company incurred long-term debt obligations (see Note 3).

Insurable Liabilities—The Company records liabilities for its workers’ compensation, product, general and auto liabilities. The determination of these liabilities and related expenses is dependent on claims experience. For most of these liabilities, claims incurred but not yet reported are estimated by utilizing actuarial valuations based upon historical claims experience.

Income Taxes—Following the Acquisition, the Company is being taxed at the U.S. corporate level as a C-Corporation and has provided U.S. federal and state income taxes for the period from February 17, 2006 to September 29, 2006. The Company has been indemnified by Tyco for tax liabilities that may arise in the future that relate to prior to the Acquisition, February 16, 2006. Deferred taxes have been provided related to the tax effects of the repatriation of foreign earnings. The Company’s effective tax rate (“ETR”) is dependent on many factors including: the impact of enacted tax laws in jurisdictions in which the Company operates; the amount of earnings by jurisdiction, due to varying tax rates in each country; and the Company’s ability to utilize foreign tax credits related to foreign taxes paid on foreign earnings that will be remitted to the U.S.

Parent Company Investment—Prior to the Acquisition, the Predecessor received short-term funding from Tyco to meet its periodic cash flow operating needs. Cash disbursements and collections, advances, loans and repayments between Tyco and the Predecessor have been reflected in the Predecessor Parent Company Investment account in the accompanying financial statements. Net interest earned or paid on advances between Tyco and the Predecessor are reflected in the accompanying Statements of Operations. Interest expense associated with Tyco’s general corporate debt has not been allocated to the Predecessor’s operations in the financial statements presented herein.

Use of Estimates—The preparation of the financial statements in conformity with GAAP requires management to make extensive use of estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities and the reported amounts of sales and expenses. Significant estimates in these financial statements include restructuring charges and credits, allowances for doubtful accounts receivable, estimates of future cash flows associated with long-lived assets, useful lives for depreciation and amortization, loss contingencies and net realizable value of inventories, revenue credits, vendor rebates, income taxes and tax valuation reserves and the determination of discount and other rate assumptions for pension and postretirement employee benefit expenses. Actual results could differ materially from these estimates. Changes in estimates are recorded in results of operations in the period that the event or circumstances giving rise to such changes occur.

Recently Issued Accounting Pronouncements—In December 2003, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation (“FIN”) No. 46, “Consolidation of Variable Interest Entities” (revised December 2003 as FIN No. 46R). FIN No. 46R further explains how to identify Variable Interest Entities (“VIE”) and how to determine when a business enterprise should include the assets, liabilities, noncontrolling interest and results of VIE in its financial statements. The Company adopted FIN No. 46R as of October 1, 2003. As a result, the Company reclassified two synthetic lease programs used to finance capital expenditures for manufacturing machinery and equipment as capital leases.

In December 2003, the FASB issued a revision to Statement of Financial Accounting Standards (“SFAS”) No. 132, “Employers’ Disclosures about Pensions and Other Postretirement Benefits,” to improve financial statement disclosure for defined benefit plans. This statement requires additional disclosures about the assets (including plan assets by category), obligations and cash flows of defined benefit pension plans and other defined benefit postretirement plans. The Company adopted the revised SFAS No. 132 during 2004. See Note 10 for further discussion of retirement plans.

In November 2004, the FASB issued SFAS No. 151, “Inventory Costs, an amendment of ARB No. 43, Chapter 4.” SFAS No. 151 amends Accounting Research Bulletin No. 43, Chapter 4, to clarify that abnormal amounts of idle facility expense, freight, handling costs and wasted materials (spoilage) should be recognized as current-period charges. In addition, SFAS No. 151 requires that allocation of fixed production overhead to inventory be based on the normal capacity of the production facilities. SFAS No. 151 is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. The adoption of SFAS No. 151 did not have an impact on the Company’s results of operations, financial position or cash flows.

In December 2004, the FASB issued SFAS No. 123 (Revised 2004), “Share-Based Payment” (“SFAS No. 123R”) that will require compensation costs related to share-based payment transactions to be recognized in the financial statements. The compensation cost will be measured based on the grant-date fair value and will be recognized over the service period. SFAS No. 123R replaces SFAS No. 123, “Accounting for Stock-Based Compensation,” and supersedes Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees.” Pro forma disclosure regarding the effect on net income as if the Company had applied the fair value method of accounting for stock-based compensation is presented in the Employee Share Option Plans section above. Effective October 1, 2005, the Company has adopted the provisions of SFAS No. 123R using the modified prospective method. This method requires that compensation expense be recorded for all unvested options over the related vesting period beginning in the quarter of adoption. The Company previously applied the intrinsic value based method prescribed in APB Opinion No. 25 in accounting for employee stock-based compensation. The adoption of SFAS No. 123R is expected to result in a pre-tax charge to earnings of approximately $4-$5 million.

In June 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”), which is an interpretation of SFAS No. 109, “Accounting for Income Taxes.” FIN 48 provides measurement and recognition guidance related to accounting for uncertainty in income taxes. FIN 48 also requires increased disclosure with respect to the uncertainty in income taxes. The Company will adopt the provisions of FIN 48 on October 1, 2007, as required, and is currently evaluating the impact of such adoption on its financial statements.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements.” This statement establishes a standard definition for fair value, establishes a framework under generally accepted accounting principles for measuring fair value and expands disclosure requirements for fair value measurements. This statement is effective for financial statements issued for fiscal years beginning after November 15, 2007. The Company is currently assessing the impact of the statement on its combined financial statements.

In September 2006, the SEC issued Staff Accounting Bulletin (“SAB”) No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements.” SAB No. 108 requires that companies utilize a “dual-approach” to assessing the quantitative effects of financial statement misstatements. The dual approach includes both an income statement focused and balance sheet focused assessment. SAB No. 108 is applicable for the Company’s fiscal year ending September 28, 2007. The Company has assessed the impact of the adoption of SAB No. 108. The adoption of SAB No. 108 will not have a significant impact on its financial position or results of operations.

In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of FASB Statements No. 87, 88, 106 and 132(R).” This statement requires an employer to recognize the overfunded or underfunded status of defined benefit pension and postretirement plans as an assets or liabilities in its statement of financial position. Under SFAS No. 158, unrecognized actuarial gains and losses, prior service costs and credits and any remaining unrecognized transition amounts, net of their related income tax effect, are to be reported as a component of Accumulated other comprehensive income. Incremental changes in these amounts not recognized in the statements of operations in the same year they arise are recognized in the year in which the changes occur as changes in other comprehensive income.

The statement also requires an employer to measure the funded status of a plan as of the date of its year-end statement of financial position. The requirement to recognize the funded status of defined benefit pension and postretirement plans is effective for fiscal years ending after December 15, 2006 for companies with publicly traded stock, and June 15, 2007 for all other companies. The requirement to measure plan assets and benefit obligations as of the date of the employer’s fiscal year-end statement of financial position is effective for the fiscal years ending after December 15, 2008. While the Company currently measures plan assets and benefit obligations as of August at each fiscal year-end, the Company is evaluating the impact that the other aspects of this Statement will have on its combined financial statements.

2. Acquisition Purchase Price Allocation

The Company has performed an evaluation of the fair values of the real and personal property, inventory and certain identifiable intangible assets in connection with the purchase price allocation related to the Acquisition. A valuation study was undertaken, which supports the purchase price allocation. The valuation study resulted in a fair value step-up to real and personal property, inventory and certain identifiable intangible assets. The Company recognized $6.8 million as a charge to cost of sales relating to the sale of inventory that was stepped-up to fair value. The Company is in the process of finalizing its purchase accounting information and, based on the valuation study and other available information, has recorded a purchase price of $916.1 million, which includes $975.2 million of original purchase price partially offset by favorable working capital adjustments from Tyco of approximately $63.6 million and $25.5 million and an unfavorable post-closing working capital adjustment of $30.0 million that is due to Tyco. As part of the Acquisition, the Company agreed to pay to Tyco a post-closing working capital adjustment not to exceed $30.0 million. As of September 29, 2006, the Company anticipated that it would be required to pay the $30.0 million to Tyco and has included this amount in its purchase accounting calculations, and such amount is reflected in its Balance Sheet as of September 29, 2006. The amount is based on the average resin price the Company paid during fiscal year 2006 and was paid on December 4, 2006. The Company’s remaining purchase accounting for the Acquisition will be finalized during the first calendar quarter of 2007. The excess of the fair value of the net assets acquired over the purchase price paid has been allocated to non current assets on a prorated basis. The following table summarizes the preliminary allocation of fair values of the Company’s assets acquired and liabilities assumed at the date of acquisition.

	Estimated Fair Value at February 16, 2006	Allocation of Excess Fair Value over Purchase Price	Allocation of Purchase Price At February 16, 2006
		(in millions)
Current assets	$434.6	$—	$434.6
Property, plant and equipment	345.4	(4.8)	340.6
Intangible assets	365.8	(7.3)	358.5
Other non current assets	24.1	—	24.1
Assets acquired	1,169.9	(12.1)	1,157.8

Current liabilities	174.6	—	174.6
Non current liabilities	67.1	—	67.1
Liabilities assumed	241.7	—	241.7
	$928.2	$(12.1)	$916.1

3. Long-Term Debt

In connection with the Acquisition, the Company entered into a senior secured credit facilities, which included a term loan in the amount of $350.0 million with a maturity date of February 16, 2013. On May 18, 2006, the Company refinanced its senior secured credit facilities, which now consist of a new term loan in the principal amount of $300.0 million and a new revolving credit facility which provides borrowing availability equal to the lesser of (a) $200.0 million or (b) the borrowing base, which is a function, among other things, of the Company’s accounts receivable and inventory. The term loan matures on May 18, 2013 and the revolving credit facility matures on May 18, 2012.

The borrowings under the senior secured credit facilities bear interest at a rate equal to an applicable margin plus, as determined at our option, either (a) a base rate (“Base Rate”) determined by reference to the higher of (1) the prime rate of Bank of America, N.A., as administrative agent, and (2) the U.S. federal funds rate plus 1/2 of 1% or (b) a eurodollar rate (“LIBOR”) determined by reference to the costs of funds for eurodollar deposits in dollars in the London interbank market for the interest period relevant to such borrowing adjusted for certain additional costs. The initial applicable margin for LIBOR rate borrowings under the revolving credit facility is 1.50% and under the term loan is 2.00%. The initial applicable margin for base rate borrowings under the revolving credit facility is 0% and under the term loan is 1.00%. The applicable margin for such borrowings under the revolving credit facility will be reduced if the Company achieves certain leverage ratios.

The senior secured credit facilities require minimum quarterly principal payments of $0.750 million on the term loan for the first six years and nine months, commencing in September 2006, with the remaining amount payable on May 18, 2013. In addition, the Company must prepay the outstanding term loan, subject to certain exceptions, with:

•
Beginning with the Company’s first full fiscal year after the closing, 50% (which percentage is subject to a minimum of 0% upon the achievement of certain leverage ratios) of excess cash flow (as defined in the credit agreement); and

•
100% of the net cash proceeds of all non-ordinary course asset sales and casualty and condemnation events, if the Company does not reinvest or commit to reinvest those proceeds in assets to be used in its business or to make certain other permitted investments within 15 months, subject to certain limitations.

In addition to paying interest on outstanding principal under the senior secured credit facilities, the Company is required to pay a commitment fee to the lenders under the revolving credit facilities in respect of the unutilized commitments thereunder at a rate equal to 0.25% to 0.35% per annum depending on the average daily available unused borrowing capacity. The Company also pays customary letter of credit fee, including a fronting fee of 0.25% per annum of the stated amount of each outstanding letter of credit, and customary agency fees.

The Company may voluntarily repay outstanding loans under the senior secured credit facilities at any time without premium or penalty, other than customary “breakage” costs with respect to eurodollar loans.

The senior secured credit facilities contain various restrictive covenants that, among other things and subject to specified exceptions, prohibits the Company from prepaying other indebtedness, restricts its ability to incur indebtedness or liens, make investments or declare or pay any dividends. For the period ended September 29, 2006, the Company has complied with all covenants.

All obligations under the senior secured credit facilities are unconditionally guaranteed by Holdings and, subject to certain exceptions, each of the Company’s existing and future direct and indirect domestic subsidiaries, including the Guarantors. The guarantees of those obligations are secured by substantially all of the Company’s assets as well as those of Covalence Specialty Materials Holdings Corp. and each domestic subsidiary guarantor.

Also in connection with the Acquisition, the Company entered into the $175.0 million floating rate loan. The second priority floating rate loan matures on August 16, 2013, and bears interest at a rate per annum, reset at the end of each interest period, equal to LIBOR plus 3.25% or Base Rate plus 1.00%. No principal payments are required with respect to the second priority floating rate loan prior to maturity. Voluntary prepayments under the floating rate loan are subject to a premium of 2% of any principal amount prepaid in the first year, 1% of any principal amount prepaid in the second year and no premium thereafter.

All obligations under the floating rate loan are unconditionally guaranteed by each of the Company’s existing domestic subsidiaries that guarantees debt under the Company’s senior secured credit facilities and by certain of the Company’s future domestic subsidiaries, and are secured on a second priority basis by the same assets securing the loans under the senior secured credit facilities.

The Company also issued $265.0 million of 10.25% senior subordinated notes due March 1, 2016. Included as a reduction of the balance in long term debt is the unamortized portion of the discount of $6.4 million that this note was issued at, which is reflected on the Company’s Balance Sheet, accordingly. Included in the Successor Statement of Operations is $0.2 million of amortization of this discount using the effective interest method. The notes are senior subordinated obligations of the Company and rank junior to all other senior indebtedness of the Company that does not contain similar subordination provisions. No principal payments are required with respect to the senior subordinated notes prior to maturity.

The second priority floating rate loan agreement and the indenture relating to the notes each contain a number of covenants that, among other things and subject to certain exceptions, restrict the Company’s ability and the ability of its restricted subsidiaries to incur indebtedness or issue disqualified stock or preferred stock, pay dividends or redeem or repurchase stock, make certain types of investments, sell assets, incur certain liens, restrict dividends or other payments from subsidiaries, enter into transactions with affiliates and consolidate, merge or sell all or substantially all of the Company’s assets. For the period ended September 29, 2006, the Company has complied with all necessary covenants. No principal payments are required with respect to the second priority floating rate loan and the senior subordinated notes prior to maturity.

Following the Acquisition, the Company has recorded these long-term debt obligations in its September 29, 2006 Balance Sheet. The Company’s weighted-average rate of interest on total debt was 8.4% for the period February 17, 2006 to September 29, 2006. Included in interest expense, net on the Company’s Statement of Operations are certain transaction costs associated with the former senior secured credit facility and the senior secured credit facility.

Remaining long-term debt and maturities are as follows:

	Payments Due by Period
	Total	Less than 1 year	1-3 years	4-5 years	More Than 5 years
	(in millions)
Term Loan	$299.3	$3.0	$6.0	$6.0	$284.3
Second Lien Floating Rate Loan	175.0	—	—	—	175.0
Senior Subordinated Notes	265.0	—	—	—	265.0
Total	$739.3	$3.0	$6.0	$6.0	$724.3

Included in the Company’s Balance Sheet as of September 29, 2006 as a reduction in Long-term debt is approximately $6.4 million relating to the unamortized balance of the discount on the Senior Subordinated Notes.

As of September 29, 2006 the Company had $191.9 million of availability under its revolving credit facility. As of September 29, 2006 the Company had approximately $8.1 million in letters of credit issued and outstanding.

4. Other Intangible Assets

The following table sets forth the gross carrying amount and accumulated amortization of the Company’s intangible assets:

	September 29, 2006 Successor			September 30, 2005 Predecessor
(in millions)	Gross Carrying Amount	Accumulated Amortization	Weighted Average Amortization Period	Gross Carrying Amount	Accumulated Amortization	Weighted Average Amortization Period
Contracts and related customer relationships	$112.7	$6.4	11 years	$17.3	$10.9	15 years
Technology	134.8	7.9	11 years	8.7	3.5	25 years
Licenses	111.4	7.4	10 years	3.9	0.6	24 years
Other	—	—		1.1	0.9	5 years
Total	$358.9	$21.7	11 years	$31.0	$15.9	24 years

Intangible asset amortization expense was as follows:

	Successor	Predecessor
	February 17 to September 29, 2006	October 1 2005 to February 16, 2006	Twelve Months Ended September 30, 2005	Twelve Months Ended September 30, 2004
Intangible asset amortization expense	$21.7	$1.0	$2.6	$2.0

The estimated aggregate amortization expense on intangible assets currently owned by the Company is expected to be as follows:

Fiscal Year	Estimated Aggregate Amortization Expense (in millions)
2007	$34.8
2008	34.8
2009	34.3
2010	34.0
2011	33.3

5. Accumulated Comprehensive Income (Loss)

Total comprehensive income (loss) for the periods is as follows:

	Successor	Predecessor
(in millions)	February 17 to September 29, 2006	October 1 2005 to February 16, 2006	Twelve Months Ended September 30, 2005	Twelve Months Ended September 30, 2004
Net income (loss)	$(26.1)	$17.7	$44.0	$32.3
Minimum pension liability	—	—	(2.4)	(2.4)
Foreign currency translation adjustment	0.1	1.7	3.6	(5.7)
Accumulated comprehensive income (loss)	$(26.0)	19.4	45.2	24.2

6. Restructuring and Impairment Charges

During 2005, the Predecessor recorded restructuring charges of $4.8 million consisting of $2.4 million employee severance and benefits and $2.4 million of facility exit costs. There are no additional expenses expected as a result of these actions. In addition, during 2005, the Predecessor recorded a credit for previously impaired property, plant and equipment of $1.5 million, which was sold for amounts higher than previously estimated.

Activity for the restructuring reserves is as follows ($ in millions):

	Employee Severance and Benefits	Facilities Exit Costs	Other	Non- cash Charges	Total
Balance at September 30, 2003	$0.7	$—	$—	$—	$0.7
Charges	11.1	14.2	3.4	29.2	57.9
Utilization	(8.4)	(11.0)	(3.4)	(29.2)	(52.0)
Transfers/reclass	—	—	—	—	—
Balance at September 30, 2004	3.4	3.2	—	—	6.6
Charges	2.4	2.4	—	—	4.8
Utilization	(3.3)	(4.6)	0.3	—	(7.6)
Transfers/reclass	(0.3)	0.6	(0.3)	—	—
Balance at September 30, 2005	$2.2	$1.6	$—	$—	$3.8
Transfers to Tyco	(1.3)	—	—	—	(1.3)
Charges	—	1.5	—	—	1.5
Utilization	(0.9)	(2.4)	—	—	(3.3)
Balance at September 29, 2006	$—	$0.7	$—	$—	$0.7

At September 29, 2006, $0.7 million of restructuring reserves remained on the Balance Sheet, which was included in accrued and current liabilities and non-current accrued liabilities. Pursuant to the Acquisition, the balance of $1.3 million attributed to employee severance was transferred to Tyco.

During 2004, the Predecessor recorded restructuring charges of $31.7 million. These charges related to restructuring plans to exit 18 facilities primarily in the United States and included the termination of approximately 1,553 employees. In addition, during 2004, the Company recorded charges for the impairment of property, plant and equipment of $26.2 million related to the Predecessor’s decision to close certain facilities as discussed above. These Restructuring activities related to actions primarily in the Company’s Plastics Segment of $5.8 million, $3.8 million, and $0.7 million as of September 30, 2004, September 30, 2005 and September 29, 2006 and are included in the corresponding year end amounts above.

7. Income Taxes (Successor)

Following the Acquisition, the Company is being taxed at the U.S. corporate level as a C-Corporation and has provided U.S. federal and state income taxes for the period from February 17, 2006 to September 29, 2006. The Company has been indemnified by Tyco for tax liabilities that may arise in the future that relate to the period prior to the Acquisition. Deferred taxes have been provided related to the tax effects of the repatriation of foreign earnings. The Company’s effective tax rate (“ETR”) is dependent on many factors including: the impact of enacted tax laws in jurisdictions in which the Company operates; the amount of earnings by jurisdiction, due to varying tax rates in each country; and the Company’s ability to utilize foreign tax credits related to foreign taxes paid on foreign earnings that will be remitted to the U.S.

Significant components of income tax benefit for the period ended September 29, 2006 are as follows ($ in millions):

2006
Current
United States:
Federal	$—
State	—
Non-U.S.	2.7
Current income tax provision	2.7
Deferred:
United States:
Federal	(13.7)
State	(1.7)
Non-U.S.	(1.0)
Deferred income tax benefit	(16.4)
$(13.7)

U.S. loss from continuing operations before income taxes was $43.3 million for the period ended September 29, 2006. Non-U.S. income from continuing operations before income taxes was $3.5 million for the period ended September 29, 2006.

The reconciliation between U.S. federal income taxes at the statutory rate and the Company’s benefit for income taxes on continuing operations for the period ended September 29, 2006 are as follows ($ in millions):

2006
U.S. Federal income tax benefit at the statutory rate	$(13.9)
Adjustments to reconcile to the income tax provision:
U.S. state income tax (benefit) provision, net	(1.7)
Permanent differences	0.3
Foreign losses not recognized	0.5
Rate difference between U.S. and Foreign	(0.1)
Foreign earnings	1.2
Benefit for income taxes	$(13.7)

Deferred income taxes result from temporary differences between the amount of assets and liabilities recognized for financial reporting and tax purposes. The components of the net deferred income tax liability at September 29, 2006 are as follows ($ in millions):

2006
Deferred tax assets:
Property, plant, and equipment	$6.1
Accrued liabilities and reserves	2.2
Net operating loss	15.1
Amortization of tax deductible goodwill	2.1
Others	0.1
Total deferred tax assets	$25.6
Deferred tax liabilities:
Inventories	$1.4
Intangible assets	67.6
Prepaid expenses	1.3
Allowance for doubtful accounts	0.1
Foreign earnings	1.3
Others	0.5
Total deferred tax liabilities	$72.2
Net deferred tax liability before valuation allowance	46.6
Valuation allowance	3.1
Net deferred tax liability	$49.7

As of September 29, 2006, the Company had foreign net operating loss carryforwards of approximately $12.9 million, of which $0.6 million are available to offset taxable income in future years. In the U.S. the company had approximately $29.2 million of federal and $30.4 million of state net operating loss carryforwards at September 29, 2006. The federal net operating loss carryforwards will expire in future years through 2026.

With the exception of Covalence Korea and Covalence India, the Company believes that it will generate sufficient future taxable income to realize the tax benefits related to the deferred tax assets. Therefore, the company has not provided any valuation allowance against its deferred tax assets other than related to Korea and India.

A full valuation allowance has been established on the deferred tax assets resulting from current year losses from Korea and India due to the Company’s current assessment that it is more-likely-than-not that the deferred tax assets will not be utilized. Covalence Korea has started a liquidation process. Covalence India is in start-up stage. Therefore, any net operating loss generated this year from these two jurisdictions is more-likely-than-not not to be utilized in future years.

The Company believes that it will generate sufficient future taxable income to realize the tax benefits related to the remaining net deferred tax assets. The valuation allowance was calculated in accordance with the provisions of SFAS No. 109, which requires that a valuation allowance be established or maintained when it is “more likely than not” that all or a portion of deferred tax assets will not be realized.

Deferred tax liability has been provided for federal income or withholding taxes which may be payable on the remittance of the undistributed earnings of foreign subsidiaries approximating $3.8 million at September 29, 2006, as those earnings are considered to be not permanently reinvested.

The Company has not elected APB23. It is not anticipated that the Company will be able to take a Foreign Tax Credit on future repatriation of current foreign earnings. Therefore, the Company has not set up deferred tax assets for the Foreign Tax Credit on future repatriation of current foreign earnings.

Prior to the Acquisition, the Predecessor’s business activities in the United States were historically conducted through partnership entities. These partnerships were treated as “flow-through” entities for U.S. income tax purposes, meaning that the partnerships themselves are not subject to income tax and that only the partners pay tax on their relevant share of partnership income. Accordingly, the Predecessor did not compute, and the Company’s financial statements do not include, a tax provision on the income or losses of the U.S. operations. The Predecessor’s financial statements reflect a provision for non-U.S. income taxes based on income as if the Predecessor had been subject to income tax on a separate return basis. The Predecessor’s non-U.S. income tax provision relates to U.S. federal and provincial income taxes in Belgium, Canada, Korea and Mexico. The income tax provision was computed in accordance with SFAS No. 109 and is based on current tax rates.

8. Income Taxes (Predecessor)

Under the Predecessor, business activities in the U.S. were conducted through partnership entities. See Note 7 for further discussion.

The reconciliation between U.S. federal income taxes at the statutory rate and the Company’s provision for income taxes are as follows ($ in millions):

	October 1, 2005 to February 16, 2006	2005	2004
Notional U.S. federal income tax expense at the statutory rate	$6.8	$16.7	$12.2
Adjustments to reconcile to the Company’s income tax provision:
U.S. partnership income taxed at the partner level	(6.8)	(15.4)	(10.6)
Non-U.S. earnings	1.6	0.6	0.7
Other		1.9	0.1
Provision for income taxes	1.6	3.8	2.4
Deferred provision (benefit)	—	2.0	(0.7)
Current provision	$1.6	$1.8	$3.1

For 2005, other is primarily related to routine reconciliations of the non-U.S. income taxes provided in prior years to the income tax returns actually filed.

The provisions for income taxes for the period from October 1, 2005 to February 16, 2006, and the fiscal years 2005 and 2004 include $1.6 million, $3.8 million and $2.4 million, respectively, for non-U.S. income taxes. The non-U.S. component of income before income taxes was $3.9 million, $3.8 million and $4.5 million for October 1, 2005 to February 16, 2006, 2005 and 2004, respectively.

Deferred income taxes result from temporary differences between the amount of assets and liabilities recognized for financial reporting and tax purposes.

The components of the net deferred tax liability are as follows ($ in millions):

2005
Deferred tax assets:
Tax loss and credit carryforwards	$3.2
Inventories	—
Postretirement benefits	0.5
Accrued liabilities and reserves	0.4
$4.1
Deferred tax liabilities:
Property, plant and equipment	$1.3
Intangible assets	1.7
Other	1.0
$4.0
Net deferred tax asset before valuation allowance	$0.1
Valuation allowance	2.8
Net deferred tax liability	$(2.7)

At September 30, 2005, the Company had $11.1 million of net operating loss carryforwards in Korea and Mexico. These will expire in future years through 2015.

The valuation allowance for deferred tax assets of $2.8 million at September 30, 2005 relates principally to the uncertainty of the utilization of net operating loss carryforwards and realization of other deferred tax assets in Korea. The Company believes that it will generate sufficient future taxable income to realize the tax benefits related to the remaining net deferred tax assets. The valuation allowance was calculated in accordance with the provisions of SFAS No. 109, which requires that a valuation allowance be established or maintained when it is “more likely than not” that all or a portion of deferred tax assets will not be realized.

9. Commitments and Contingencies

The Predecessor participated in two of Tyco’s capital lease programs used to finance capital expenditures for manufacturing machinery and equipment, of which one expired in December 2004 and the other was retired by Tyco prior to the Acquisition.

The Company has facility, vehicle and equipment operating leases that expire at various dates through the year 2012. Rental expense under these leases was as follows:

	Successor	Predecessor
	February 17 to September 29, 2006	October 1, 2005 to February 16, 2006	Twelve months ended September 30, 2005	Twelve months ended September 30, 2004
Rental expense	$ 5.7	$ 2.6	$ 10.2	$ 13.1

The following is a schedule of future annual minimum lease payments as of September 29, 2006:

(in millions)	Operating Leases
2007	$8.3
2008	7.4
2009	5.9
2010	4.9
2011	3.0
Thereafter	1.2
Total minimum lease payments	$30.7

In the normal course of business, the Company is, and the Predecessor was, liable for product performance of certain of its products. In the opinion of management, such obligations will not significantly affect the Company’s financial position, results of operations or cash flows.

At the time of the Acquisition, under the Predecessor, various claims, lawsuits and administrative proceedings arising in the ordinary course of business with respect to commercial, product liability and environmental matters were pending or threatened against the Predecessor. Additionally, the Predecessor was involved in various stages of investigation and cleanup related to environmental remediation matters at a number of sites. As part of the Acquisition, Tyco retained the liabilities associated with these known environmental matters, which relate to the offsite disposal of hazardous materials. The Company retained liabilities relating to environmental matters on the acquired Predecessor properties. The Company also retained the liabilities associated with all known commercial and product liability matters. In the opinion of management, the ultimate resolution of these matters is not known and an estimate cannot be made. The Company has not recorded a reserve for these matters as they are not reasonably estimable and believes these will not have a material impact on the Company’s financial position, results of operations, or cash flows.

10. Retirement Plans

The Predecessor had a number of noncontributory and contributory defined benefit retirement plans covering certain of its U.S. and non-U.S. employees, designed in accordance with conditions and practices in the countries concerned. With the exception of one defined benefit plan and one multiemployer benefit plan that remain with the Company, these plans were not included as part of the net assets acquired in connection with the Acquisition, and as such, remained with Tyco. For the period February 17, 2006 to September 29, 2006 the expense attributable to these plans, that remained with the Company, was less than $0.1 million.

Covalence Specialty Materials Corp. Retirement Plans (Successor)

Defined Benefit Plan—The Company sponsors a noncontributory defined benefit retirement plan, which covers approximately 70 active and inactive current and former employees.

Multiemployer Plan—The Company participates in one multiemployer plan. Contributions to the plan are based on specific percentages of employee compensation.

Defined Contribution Retirement Plans—Certain employees of the Company that are employed full-time are eligible to participate in the Company’s 401(k) retirement plan. Participants can elect to defer a percentage of their salary through payroll deductions and direct their contributions into different funds established by the Company. The Company provides for matching contributions in the amount of 100% of up to 5% of salary. The expense associated with the matching contribution was $3.4 million for the period from February 17, 2006 to September 29, 2006.

Tyco Plastics & Adhesives Retirement Plans (Predecessor)

Measurement Date—In 2005, the Predecessor changed the measurement date for its pension and postretirement benefit plans from September 30 to August 31 to allow management adequate time to evaluate and report the actuarial information in its Financial Statements. Accordingly, all amounts presented as of and for the year ended September 30, 2005 reflect an August 31 measurement date, while prior years reflect a September 30 measurement date. The Predecessor had accounted for the change in measurement date as a change in accounting principle. The effects of this change in measurement date did not have a material effect on net periodic benefit costs.

Defined Benefit Pension Plans—The Predecessor had a number of noncontributory and contributory defined benefit retirement plans covering certain of its U.S. and non-U.S. employees, designed in accordance with conditions and practices in the countries concerned. Net periodic pension benefit cost is based on periodic actuarial valuations which use the projected unit credit method of calculation and was charged to the Statements of Operations on a systematic basis over the expected average remaining service lives of current participants. Contribution amounts were determined based on the advice of professionally qualified actuaries in the countries concerned. The benefits under the defined benefit plans were based on various factors, such as years of service and compensation.

The net periodic benefit cost for all U.S. and non-U.S. defined benefit pension plans for the years ended September 30, 2005 and 2004 was as follows ($ in millions):

	U.S. Plans		Non-U.S. Plans
	2005	2004	2005	2004
Service Cost	$0.3	$0.3	$0.3	$0.3
Interest Cost	2.0	1.9	0.2	0.1
Expected return on plan assets	(2.1)	(1.6)	(0.1)	(0.1)
Amortization of net actuarial loss	0.8	0.6	—	—
Curtailment/settlement loss	—	—	0.3	0.5
Net periodic benefit costs	$1.0	$1.2	$0.7	$0.8
Weighted-average assumptions used to determine net pension costs during the period:
Discount rate	6.00%	6.00%	5.68%	6.15%
Expected return on plan assets	8.00%	8.00%	6.75%	6.40%
Rate of compensation increase	4.25%	4.30%	3.62%	3.82%

The following table represents the changes in benefit obligation, plan assets and the net amount recognized on the Predecessor’s Balance Sheets for all U.S. and non-U.S. defined benefit plans at September 30, 2005 ($ in millions):

	U.S. Plans	Non-U.S. Plans
Change in benefit obligation:	2005	2005
Benefit obligation at beginning of year	$34.6	$2.4
Service cost	0.3	0.3
Interest cost	2.0	0.2
Actuarial loss	4.2	0.2
Benefits and administrative expenses paid	(3.7)	(0.1)
Plan settlements and curtailments	—	(0.1)
Currency translation	—	—
Benefit obligation at end of year	$37.4	$2.9

	U.S. Plans	Non-U.S. Plans
Change in plan assets:	2005	2005
Fair value of plan assets at beginning of year	$27.0	$1.1
Actual return on plan assets	3.0	0.1
Employer contributions	—	0.6
Plan settlements and curtailments	—	(0.3)
Benefits and administrative expenses paid	(3.7)	(0.1)
Currency translation	—	—
Fair value of plan assets at end of year	$26.3	$1.4

	U.S. Plans	Non-U.S. Plans
Change in plan assets:	2005	2005
Funded status	$(11.1)	$(1.5)
Unrecognized net actuarial loss	14.4	0.2
Unrecognized prior service cost	—	0.2
Net amount recognized	$3.3	$(1.1)
Amounts recognized on the Combined Balance Sheets:
Accrued benefit liability	$(11.1)	$(1.1)
Accumulated other comprehensive income	14.4	—
Net amount recognized	$3.3	$(1.1)
Weighted-average assumptions used to determine pension benefit obligations at year end:
Discount rate	5.25%	4.96%
Rate of compensation increase	4.00%	3.51%

In determining the expected return on plan assets, the Predecessor considered the relative weighting of plan assets by class and individual asset class performance expectations as provided by its external advisors.

The Predecessor’s investment strategy for its pension plans was to manage the plans on a going-concern basis. Investment policy was to achieve a superior return on assets, subject to a prudent level of portfolio risk, for the purpose of enhancing the security of benefits for participants. For U.S. pension plans, this policy targeted a 60% allocation to equity securities and a 40% allocation to debt securities. Various asset allocation strategies were in place for non-U.S. pension plans, with a weighted-average target allocation of 38% to equity securities, 47% to debt securities and 15% to other asset classes, including cash equivalents and insurance contracts. However, the majority of the non-U.S. plans were unfunded.

Pension plans have the following weighted-average asset allocations at September 30, 2005:

	U.S. Plans	Non-U.S. Plans
	2005	2005
Asset Category:
Equity securities	59%	31%
Debt securities	38%	55%
Insurance contracts	—	14%
Cash and cash equivalents	3%	—
Total	100%	100%

Although the Predecessor did not buy or sell any Tyco stock as a direct investment for its pension funds, due to external investment management of the funds, the plans may have indirectly held Tyco stock. The aggregate amount of the shares would not be considered material relative to the total fund assets.

The Predecessor’s funding policy was to make contributions in accordance with the laws and customs of the various countries in which it operates as well as to make discretionary voluntary contributions from time-to-time.

The accumulated benefit obligation for all U.S. plans as of September 30, 2005 was $37.5 million. The accumulated benefit obligation for all non-U.S. plans as of September 30, 2005 was $1.9 million.

The accumulated benefit obligation and fair value of plan assets for U.S. pension plans with accumulated benefit obligations in excess of plan assets were $37.5 million and $26.3 million, respectively, at September 30, 2005.

The accumulated benefit obligation and fair value of plan assets for non-U.S. pension plans with accumulated benefit obligations in excess of plan assets were $1.9 million and $1.4 million, respectively, at September 30, 2005.

Defined Contribution Retirement Plans—Certain employees of the Predecessor that were employed full-time were eligible to participate in Tyco’s 401(k) retirement plan. Participants elected to defer a percentage of their salary through payroll deductions and direct their contributions into different funds established by Tyco. The Predecessor provided for matching contributions in the amount of 100% of up to 5% of salary. The expense associated with the matching contribution was $6.1 million and $3.7 million for 2005 and 2004, respectively. Certain employees of the Company were also eligible to participate in Tyco’s Supplemental Executive Retirement Plan (“SERP”). This plan was nonqualified and restored the employer match that certain employees lost due to IRS limits on eligible compensation under the defined contribution plan. Expense related to the SERP was $0.2 million for 2005 and 2004.

Deferred Compensation Plans—Certain employees of the Company participated in Tyco’s nonqualified deferred compensation plans, which permitted eligible employees to defer a portion of their compensation. A record keeping account was set up for each participant and the participant choose from a variety of measurement funds for the deemed investment of their accounts. The measurement funds corresponded to a number of funds in Tyco’s 401(k) plans and the account balance fluctuated with the investment returns on those funds. Deferred compensation expense was $0.3 million in 2005 and $0.2 million in 2004. Total deferred compensation liabilities were $3.2 million at September 30, 2005.

Postretirement Benefit Plans—Net periodic postretirement benefit cost for the years ended September 30, 2005 and 2004, was as follows ($ in millions):

	2005	2004
Interest cost	$0.1	$0.3
Amortization of net actuarial loss	—	0.1
Net periodic postretirement benefit cost	$0.1	$0.4
Weighted-average discount rate used to determine net postretirement benefit cost during the period	5.5%	5.5%

The components of the accrued postretirement benefit obligations, all of which are unfunded, at September 30, 2005 were as follows ($ in millions):

2005
Change in benefit obligation:
Benefit obligation at beginning of year	$5.3
Interest cost	0.1
Actuarial gain	(0.9)
Benefits paid	(0.3)
Benefit obligation at end of year	$4.2
Change in plan assets:
Employer contributions	$0.3
Benefits paid	(0.3)
Fair value of plan assets at end of year	$—
Funded status	$(4.2)
Unrecognized net loss	0.9
Unrecognized prior service cost	—
Accrued postretirement benefit cost	$3.3
Weighted-average discount rate used to determine postretirement benefit obligation at year end	4.75%

For measurement purposes, for the years ended September 30, 2005 and 2004, composite annual rates of increase in the per capita cost of covered health care benefits were assumed to be 11.6% and 11.5%, respectively. At September 30, 2005 and 2004, the composite annual rate of increase in health care benefit costs was assumed to decrease gradually to 5.0% by the year 2013 and remain at that level thereafter.

A one-percentage-point change in assumed healthcare cost trend rates would have the following effects ($ in millions):

	1-Percentage- Point Increase	1-Percentage- Point Decrease
Effect on total of service and interest cost	$ —	$ —
Effect on postretirement benefit obligation	0.5	(0.2)

In December 2003, the US enacted into law the “Medicare Prescription Drug, Improvement and Modernization Act of 2003” (the Act). The Act introduces a prescription drug benefit under Medicare (Medicare Part D), as well as a U.S. federal subsidy to sponsors of retiree health care benefit plans that provide a benefit that is at least actuarially equivalent to Medicare Part D. Certain of the Company’s retiree medical programs already provided prescription drug coverage for retirees over age 65 that were at least as generous as the benefits provided under Medicare. This Act reduced the Predecessor’s obligation in these instances. The Predecessor included the effects of the Act in its Financial Statements by reducing net periodic benefit cost by $0.3 million for the year ended September 30, 2005, and reflecting an actuarial gain which reduced its accumulated post retirement benefit obligation by approximately $2.7 million at September 30, 2005.

11. Related Party Transactions

Apollo Management Fee—The Company is charged a management fee by Apollo Management V, L.P., an affiliate of its principal stockholder, for the provision of management consulting and advisory services provided throughout the year. The management fee is the greater of $2.5 million or 1.5% of adjusted EBITDA. The fee is payable at the beginning of each fiscal year. For fiscal 2006, the Company paid $2.5 million for the management fee.

Transactions with other related Apollo-affiliated companies—The Company conducts reviews of all transactions between itself and companies owned by affiliates of Apollo Management V, L.P. The value of all of these transactions for the period February 17, 2006 to September 29, 2006 was less than $0.1 million. All of these transactions were conducted in the normal course of business.

Final working capital adjustment owed to Tyco—As part of the Acquisition, the Company agreed to pay to Tyco a working capital adjustment not to exceed $30.0 million. The amount is based on the average resin price the Company pays during fiscal year 2006 and is payable no later than January 7, 2007. As of September 29, 2006, the Company anticipated that it will be required to pay the $30.0 million to Tyco and has included this amount in its purchase accounting calculations.

Pursuant to the Acquisition, the following Related Party Transactions were terminated by the Predecessor.

Due to Tyco International Ltd. and affiliates—Balance due to Tyco at September 30, 2005 of $111.8 million was primarily comprised of the funding requirements in connection with resin payables. This amount was settled with Tyco immediately prior to the Acquisition.

Sales—The Predecessor sold certain of its manufactured products (consisting primarily of medical adhesive bandages and, to a lesser extent, coated products) to other subsidiaries of Tyco, at prices which approximate fair value. These sales were $11.6 million, $23.4 million, and $26.0 million for the period October 1, 2005 to February 16, 2006, and the years ended September 30, 2005 and 2004, respectively.

Securitization Program—The Predecessor participated in a Tyco accounts receivable securitization program through May 27, 2005, on which date Tyco terminated the program. Under this program, Tyco sold participating interests in accounts receivable to investors who, in turn, purchased and received ownership and security interests in those receivables. As collections reduced accounts receivable included in the pool, each participant (including the Predecessor) sold new receivables. Under the provisions of the program agreement, Tyco charged the Predecessor an administrative fee based on its participation in the program. This administrative fee is included in Charges and Allocations from Tyco International, Ltd. and affiliates in the Statements of Operations. Such charges aggregated $2.0 million and $13.8 million during the three and nine months ended July 1, 2005.

Allocation of expenses—Prior to the Acquisition, Tyco allocated expenses to the Predecessor related to certain management and administrative services provided, as well as for the use of certain patents and trade names. Management services were primarily related to corporate shared services including treasury, income tax, legal, internal audit, human resources and risk management functions. The related management fees, as well as royalties and licensing fees for the use of patents and trade names, were generally allocated based on the Predecessor’s net revenue. Administrative fees for the accounts receivable securitization program and purchasing services were generally allocated based on the Predecessor’s level of participation in the program.

Management believes that all allocations were made on a reasonable basis; however, these fees are not necessarily representative of the costs that would have been incurred by the Predecessor if it was operating on a stand-alone basis.

12. Stock Based Compensation and Share Plans

Under the Predecessor periods, Tyco adopted FAS 123R on October 1, 2005 to account for its stock based compensation. Stock based compensation for the period October 1, 2005 through February 16, 2006 was $1.7 million.

Covalence Specialty Materials Corp. Share Plan (Successor)

As of September 29, 2006, the Company has one share-based compensation plan, which is described below. The compensation cost that has been charged against income for those plans was $0.3 million for the period February 17, 2006 through September 29, 2006. The total income tax benefit recognized in the income statement for share-based compensation arrangements for the period February 17, 2006 through September 29, 2006 was $0.1 million.

In February 2006, Covalence Specialty Materials Holding Corp. (Holdings) adopted the 2006 Long Term Incentive Plan (LTIP). Under the plan selected senior members of Covalence Specialty Materials Corp. management were offered the right to purchase common and perpetual preferred stock of Covalence Specialty Materials Holding Corp. In addition to this investment, this group received stock options in direct proportion to their investment. Members of management that choose not to invest in the Company were granted 1,000 options as part of the LTIP. In addition, under the plan Holdings may grant restricted stock to employees as well as allowing employees to purchase shares of Holdings common stock. There are 900,000 authorized shares available for grant or purchase under this plan.

All stock options received by employees under this plan have an exercise price equal to the price paid for common stock by employees and have a ten year life from date of grant. Options are split evenly between three Tranches. Tranche A options are classified as time vesting options while Tranche B and Tranche C options are classified as performance based options. Shares underlying Tranche A options generally vest in five equal annual installments on September 30 of each year, from 2006 through 2010. Shares underlying Tranche B options generally vest as in five equal installments on September 30 of each year from 2006 through 2010, if a specified EBITDA target for the respective vesting year is met. Upon change of control, shares underlying Tranche B options that have not yet been eligible to vest will vest in the same proportion as shares underlying Tranche B options previously eligible to vest will have vested. Shares underlying Tranche C options vest in full if a specified internal rate of return on Apollo’s investment in Holding’s equity is achieved.

The fair value of each option award is estimated on the date of grant using a Black-Scholes valuation model that uses the assumptions noted in the following table. Since the Company is not publicly traded, the volatility of guideline publicly traded companies was used to estimate the expected volatility. The Company relied on the simplified method for estimating expected life outlined by the SEC in Staff Accounting Bulletin No. 107 (“SAB 107”). The simplified method specifies that early exercise will take place midway between vesting and expiration. A yield curve was constructed using the risk free interest rates based on the Constant Maturity Rates as provided by the U.S. Treasury. For this valuation the continuous rate was used with a term equal to the expected life of the options.

A summary of assumptions is presented below.

2006
Expected Volatility	45.0%
Expected dividends	0.0%
Expected term (in years)	3.73-6.86
Risk-free rate	4.5%-4.9%

A summary of option activity under the Plan as of September 29, 2006 is present below:

	2006
	Shares	Weighted Average Exercise Price
Outstanding as of 2/16/2006	0	—
Granted	413,183	$10.00
Forfeited	(129,077)	$10.00
Outstanding as of 9/29/2006	284,106	$10.00
Options vested at 9/29/2006	18,958	$10.00

A summary of the status of the Company’s nonvested shares as of September 29, 2006 is present below:

	2006
	Shares	Weighted Average Fair Valuation
Nonvested at 02/16/2006	0	—
Granted	413,183	$4.68
Vested	(18,958)	$4.67
Forfeited	(129,077)	$4.68
Nonvested of 9/29/2006	265,148	$4.67

As of September 29, 2006, there was $1.0 million of total unrecognized compensation cost related to nonvested share-based compensation arrangements granted under the Plan. That cost is expected to be recognized over a period of 4.5 years.

Tyco Share Plans (Predecessor)

As an operating unit of Tyco, the Predecessor had no employee share option plans; however certain employees of the Predecessor have been granted share options under the Tyco International Ltd. 2004 Stock and Incentive Plan (the “2004 Plan”) which replaced the Tyco International Ltd. Long Term Incentive Plan, as amended as of May 12, 1999 (the “LTIP I Plan”), the Tyco International Ltd. Long Term Incentive Plan II (the “LTIP II Plan”), as well as Tyco International Ltd. 1994 Restricted Stock Ownership Plan for Key Employees (the “1994 Plan”) for all awards effective on and after March 25, 2004. The 2004 Plan provided for the award of stock options, stock appreciation rights, annual performance bonuses, long term performance awards, restricted units, restricted stock, promissory stock and other stock-based awards (collectively, “Awards”) for eligible employees of the Predecessor. The 1994 Plan provided for the issuance of restricted stock grants to officers and non-officer employees.

The LTIP I Plan reserved common shares for issuance to Tyco’s directors, executives and managers as share options. This plan is administered by the Compensation Committee of the Board of Directors of Tyco, which consisted exclusively of independent directors. The LTIP II Plan was a broad based option plan for non-officer employees, the terms and conditions of which are similar to the LTIP I Plan.

Restricted Shares—Common shares were awarded by Tyco subject to certain restrictions. Conditions of vesting was determined at the time of grant. The 2004 Plan indicates that, unless otherwise stated, the stock vested in equal annual installments over a period of four years. However, the majority of Tyco’s restricted share grants cliff vested after three years. All restrictions on the stock lapsed upon normal retirement, death or disability of the employee.

For grants which vested based on certain specified performance criteria, the fair market value of the shares at the date of vesting was expensed over the period of performance, once achievement of criteria was deemed probable. For grants that vest through passage of time, the fair market value of the shares at the time of the grant was amortized (net of income tax benefit) to expense over the period of vesting. Recipients of all restricted shares had the right to vote such shares and receive dividends.

Share Options—Options were granted to purchase common shares at prices which were equal to or greater than the market price of the common shares on the date the option was granted. Conditions of vesting were determined at the time of grant. The 2004 Plan indicated that, unless otherwise stated, the options became exercisable in equal annual installments over a period of four years and generally expired 10 years after the date of grant. However, the majority of Tyco’s stock option grants vested in equal annual installments over three years.

Share option activity for the Predecessor’s employees under all Tyco plans from September 30, 2003 to September 30, 2005 is as follows:

	Outstanding	Weighted- Average Exercise Price
At September 30, 2003	2,534,035	28.75
Granted	513,800	27.62
Exercised	(387,071)	18.63
Cancelled	(389,281)	36.03
At September 30, 2004	2,271,483	28.97
Granted	470,595	35.80
Exercised	(289,709)	14.93
Transfers out	(90,300)	22.00
Cancelled	(226,348)	36.80
At September 30, 2005	2,135,721	31.84

The following table summarizes information about Tyco share options outstanding and exercisable by Predecessor employees as of September 30, 2005:

		Options Outstanding		Options Exercisable
Range of Exercise Prices	Number	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life— Years	Number	Weighted Average Exercise Price
$ 2.33 to $ 9.16	2,720	$7.27	0.5	2,720	$7.27
10.16 to 19.90	378,973	15.07	6.7	207,487	15.95
20.13 to 29.51	656,083	26.44	7.1	381,044	25.67
30.67 to 39.03	668,917	35.73	7.6	218,690	35.72
41.20 to 49.48	268,786	44.55	5.3	268,786	44.55
50.50 to 56.28	142,760	50.89	4.6	142,760	50.89
At 102.14	17,482	102.14	4.8	17,482	102.14
Total	2,135,721	31.84	6.8	1,238,969	33.86

On the dates of grant using the Black-Scholes option-pricing model and assumptions set forth below, the estimated weighted-average fair value of Tyco options granted during 2005 and 2004 was $10.97 and $10.77, respectively.

The following weighted-average assumptions were used for the years ended September 30, 2005 and 2004:

	2005	2004
Expected stock price volatility	33%	47%
Risk free interest rate	4.09%	2.52%
Expected annual dividend per share	$ 0.40	$ 0.05
Expected life of options (years)	4.5	4.0

Employee Stock Purchase Plans—Substantially all full-time employees of the Predecessor’s U.S. subsidiaries and employees of certain qualified non-U.S. subsidiaries were eligible to participate in Tyco’s employee share purchase plan. Eligible employees authorized payroll deductions to be made for the purchase of shares. The Predecessor matches a portion of the employee contribution by contributing an additional 15% of the employee’s payroll deduction. All shares purchased under the plan were purchased on the open market by a designated broker.

Tyco also maintains two other employee stock purchase plans for the benefit of employees of certain qualified non-U.S. subsidiaries. Under one plan, eligible employees were granted options to purchase shares at the end of three years of service at 85% of the market price at the time of grant. All shares purchased under the other plan were purchased on the open market.

The total compensation cost for all stock-based compensation awards was $2.4 million and $0.9 million for 2005 and 2004, respectively.

13. Segment and Geographic Data

The Company’s reportable segments are strategic business units that operate in different industries and are managed separately. The Plastics segment manufactures polyethylene-based film, packaging products, bags and sheeting. The Adhesives segment manufactures specialty adhesive products and tapes for industrial applications, including external corrosion protection products for oil, gas and water pipelines. The Coated Products segment manufactures a variety of specialty laminates and coated products principally derived from paper, film, foil and fabrics. Certain corporate expenses were allocated to each of the Predecessor’s reportable segment’s operating income, based generally on net revenue. Selected information by reportable segment is presented in the following table:

	Successor	Predecessor
	February 17 to September 29, 2006	October 1, 2005 to February 16, 2006	Twelve Months ended September 30, 2005	Twelve Months ended September 30, 2004
(in millions)
Net Revenue
Plastics	$705.5	$449.5	$1,129.2	$1,060.3
Adhesives	235.5	128.7	340.4	321.2
Flexible Packaging	157.2	92.7	268.4	286.1
Less intercompany revenue	(5.8)	(4.0)	(12.8)	(8.8)
	$1,092.4	$666.9	$1,725.2	$1,658.8
Operating income
Plastics	4.2	22.8	34.4	5.9
Adhesives	12.8	5.6	25.2	24.1
Flexible Packaging	8.4	4.1	12.6	26.1
Corporate expenses	(16.8)	(5.6)	(8.7)	(16.6)
	$8.6	$26.9	$63.5	$39.5
Depreciation & amortization
Plastics	$27.6	$9.6	$25.4	$27.3
Adhesives	13.4	3.9	10.7	12.1
Flexible Packaging	9.2	2.0	5.3	5.8
Corporate	0.9	0.1	0.2	—
	$51.1	$15.6	$41.6	$45.2

	Successor	Predecessor
	February 17 to September 29, 2006	October 1, 2005 to February 16, 2006	Twelve Months ended September 30, 2005	Twelve Months ended September 30, 2004
(in millions)
Capital expenditures, net
Plastics	$17.5	$4.5	$16.2	$12.5
Adhesives	3.7	2.1	8.4	1.7
Flexible Packaging	1.3	1.9	3.9	1.3
Corporate	0.3	0.6	0.7	—
	22.8	9.1	29.2	15.5
Net Revenue
United States	$981.9	$616.7	$1,600.6	$1,566.9
North America excluding U.S.	61.3	26.6	54.5	36.4
Europe.	41.2	17.7	55.6	41.7
Asia.	8.0	5.9	14.5	13.8
	$1,092.4	$666.9	$1,725.2	$1,658.8

	September 29, 2006	September 30, 2005
	Successor	Predecessor
(in millions)
Total Assets:
Plastics	$676.9	$715.6
Adhesives	264.1	250.4
Flexible Packaging	185.8	239.6
Corporate	76.9	1.1
	$1,203.7	$1,206.7
Long-lived assets:
United States	$315.9	$208.1
North America excluding U.S.	16.9	15.7
Europe	1.0	56.1
Asia	1.0	3.2
	$334.8	$283.1

14. Supplementary Balance Sheet Information

Selected supplementary balance sheet information at September 29, 2006 and September 30, 2005 are detailed in the following tables, and included in the balances at September 29, 2006 is the impact of the evaluation of the fair values of the real and personal property, inventory and certain identifiable intangible assets in connection with the purchase price allocation related to the Acquisition as follows:

	September 29, 2006	September 30, 2005
(in millions)	Successor	Predecessor
Inventories
Purchased Materials and Manufacturing Parts	$112.2	$80.3
Work in Process	13.8	12.1
Finished Goods	107.9	67.3
Total Inventories.	$233.9	$159.7
Prepaid expenses and other current assets
Prepaid Taxes	$2.3	$4.9
Prepaid Insurance	0.8	0.1
Rent and Deposits.	1.0	1.0
Inventory Parts	—	8.4
Other.	8.9	1.5
Prepaid expenses and other current assets	$13.0	$15.9
Property, plant and equipment
Land	$20.3	$7.9
Buildings	92.3	111.7
Machinery and Equipment	233.3	323.4
Property Under Capital Leases	0.2	61.4
Leasehold Improvements	2.7	7.2
Construction In Progress	15.2	14.3
Accumulated Depreciation	(29.2)	(242.8)
	$334.8	$283.1

	September 29, 2006	September 30, 2005
(in millions)	Successor	Predecessor
Accrued and other current liabilities
Accrued Salaries & Wages	$4.9	$4.9
Accrued Vacation & Holidays.	3.7	3.5
Accrued Bonus	5.1	4.4
Sales Commission Payable.	2.3	3.5
Accrued Taxes	4.1	2.9
Accrued Restructuring.	0.3	3.1
Accrued Insurance.	5.7	4.3
Accrued Interest.	3.4	0.9
Accrued purchase price adjustment.	31.2	—
Other Accrued Expenses	16.7	9.7
Accrued and other current liabilities	$77.4	$37.2

15. Guarantor and Non-Guarantor Financial Information (Restated)

Covalence Specialty Materials Corp., a wholly owned subsidiary of Covalence Specialty Materials Holdings Corp., Senior Subordinated notes outstanding which are fully and unconditionally guaranteed by Covalence Specialty Materials Corp. (the “Parent Company”) and the U.S. Subsidiaries of Covalence Specialty Materials Corp. (the “Guarantor Subsidiaries”). Separate financial statements and other disclosures concerning the Parent Company and Guarantor Subsidiaries are not presented because they are 100% wholly-owned by the Company and that the Parent Company and Guarantor Subsidiaries have fully and unconditionally guaranteed such debt on a joint and several basis. The following tables present consolidating financial information for the Parent Company, Guarantor Subsidiaries and Non-Guarantor Subsidiaries of Covalence Specialty Materials Corp. The equity method of accounting is used to reflect investments of the Parent Company in its Guarantor and Non-Guarantor Subsidiaries. The principal elimination entries eliminate investments in subsidiaries and intercompany balances and transactions. Subsequent to the filing of its Registration Statement on Form S-4 the Company restated its previously reported financial information to correctly present the financial information of the Parent Company and Guarantor Subsidiaries separately in accordance with Rule 3-10(f) of Regulation S-X.

Condensed Statement of Operations
For the period from February 17, 2006 to September 29, 2006 (Successor)
($ in millions)

	Parent Company (Restated)	Guarantor Subsidiaries (Restated)	Non- Guarantor Subsidiaries	Eliminations	Total
Net revenue, including related party revenue	$666.8	$340.5	$108.3	$(23.2)	$1,092.4
Cost of sales	619.6	287.9	92.0	(18.8)	980.7
Gross profit	47.2	52.6	16.3	(4.4)	111.7
Selling, general and administrative expenses.	59.9	36.1	6.6	—	102.6
Restructuring and impairment charges, net	—	0.5	—	—	0.5
Operating income	(12.7)	16.0	9.7	(4.4)	8.6
Other (income) expense	(1.4)	(5.0)	5.1	—	(1.3)
Interest expense, net	48.7	—	1.0	—	49.7
Equity in net income of subsidiaries	17.8	—	—	(17.8)	—
Income (loss) before income taxes.	(42.2)	21.0	3.6	(22.2)	(39.8)
Income tax expense (benefit)	(16.1)	0.7	1.7	—	(13.7)
Net income (loss).	$(26.1)	$20.3	$1.9	$(22.2)	$(26.1)

Condensed Statement of Operations
For the period From October 1, 2005 to February 16, 2006 (Predecessor)
($ in millions)

	Parent Company (Restated)	Guarantor Subsidiaries (Restated)	Non- Guarantor Subsidiaries	Eliminations	Total
Net revenue, including related party revenue	$420.4	$196.3	$52.8	$(2.6)	$666.9
Cost of sales	369.6	168.5	43.1	(2.2)	579.0
Gross profit	50.8	27.8	9.7	(0.4)	87.9
Charges and allocations from Tyco International, Ltd. and affiliates	1.3	9.1	—	—	10.4
Selling, general and administrative expenses	28.7	17.6	3.7	—	50.0
Restructuring and impairment charges, net	0.6	—	—	—	0.6
Operating income	20.2	1.1	6.0	(0.4)	26.9
Other (income) expense.	7.9	(9.6)	1.7	—	—
Interest expense, net	1.6	0.1	0.4	—	2.1
Interest expense, net—Tyco International Ltd. and affiliates	7.8	(2.3)	—	—	5.5
Equity in net income of subsidiaries	14.8	—	—	(14.8)	—
Income (loss) before income taxes	17.7	12.9	3.9	(15.2)	19.3
Income tax expense	—	—	1.6	—	1.6
Net income (loss)	$17.7	$12.9	$2.3	$(15.2)	$17.7

Condensed Statement of Operations
For the year ended September 30, 2005 (Predecessor)
($ in millions)

	Parent Company (Restated)	Guarantor Subsidiaries (Restated)	Non- Guarantor Subsidiaries	Eliminations	Total
Net revenue, including related party revenue	$1,053.1	$549.4	$129.1	$(6.4)	$1,725.2
Cost of sales	914.6	460.2	107.9	(5.3)	1,477.4
Gross profit	138.5	89.2	21.2	(1.1)	247.8
Charges and allocations from Tyco International, Ltd. and affiliates	45.5	10.0	0.9	—	56.4
Selling, general and administrative expenses	63.5	51.5	9.6	—	124.6
Restructuring and impairment charges, net	2.9	0.1	0.3	—	3.3
Operating income	26.6	27.6	10.4	(1.1)	63.5
Other (income) expense	6.1	(12.9)	6.8	—	—
Interest expense (income), net.	(3.3)	8.1	(0.3)	—	4.5
Interest expense, net—Tyco International Ltd. and affiliates	12.1	(1.0)	0.1	—	11.2
Equity in net income of subsidiaries	35.2	—	—	(35.2)	—
Income (loss) before income taxes	46.9	33.4	3.8	(36.3)	47.8
Income tax expense	2.9	—	0.9	—	3.8
Net income (loss)	$44.0	$33.4	$2.9	$(36.3)	$44.0

Condensed Statement of Operations
For the year ended September 30, 2004 (Predecessor)
($ in millions)

	Parent Company (Restated)	Guarantor Subsidiaries (Restated)	Non- Guarantor Subsidiaries	Eliminations	Total
Net revenue, including related party revenue	$1,018.4	$554.0	$94.7	$(8.3)	$1,658.8
Cost of sales	858.4	440.6	73.2	(6.0)	1,366.2
Gross profit	160.0	113.4	21.5	(2.3)	292.6
Charges and allocations from Tyco International, Ltd. and affiliates	26.4	38.6	—	—	65.0
Selling, general and administrative expenses	91.5	28.7	10.0		130.2
Restructuring and impairment charges, net	44.5	11.7	1.7		57.9
Operating income	(2.4)	34.4	9.8	(2.3)	39.5
Other (income) expense	1.4	(4.9)	3.5	—	—
Interest expense, net	3.9	2.4	—	—	6.3
Interest expense, net—Tyco International Ltd. and affiliates	3.4	(5.9)	0.8	—	(1.7)
Equity in net income of subsidiaries	40.5	—	—	(40.5)	—
Income (loss) before income taxes	29.4	42.8	5.5	(42.8)	34.9
Income tax expense (benefit).	(3.0)	1.6	3.8	—	2.4
Minority Interest	0.1	0.1	—	—	0.2
Net income (loss)	$32.3	$41.1	$1.7	$(42.8)	$32.3

Condensed Balance Sheet
As of September 29, 2006 (Successor)
($ in millions)

	Parent Company (Restated)	Guarantor Subsidiaries (Restated)	Non- Guarantor Subsidiaries	Eliminations	Total
Assets
Current assets:
Cash and cash equivalents	$62.3	$0.1	$4.4	$—	$66.8
Accounts receivable, net of allowance for doubtful accounts	124.9	52.4	18.4	—	195.7
Inventories	158.3	57.8	17.8	—	233.9
Prepaid expenses and other current assets	6.0	1.6	5.4	—	13.0
Total current assets	351.5	111.9	46.0	—	509.4
Property, plant and equipment, net	219.4	96.4	19.0	—	334.8
Intangible assets, net	146.7	182.8	7.7	—	337.2
Investment in Subsidiaries	353.2	—	—	(353.2)	—
Other assets	21.7	0.6	—	—	22.3
Total Assets	$1,092.5	$391.7	$72.7	$(353.2)	$1,203.7
Liabilities, Equity and Predecessor’s Parent Company Equity
Current liabilities:
Accounts payable	$108.2	$52.3	$9.9	$—	$170.4
Accrued and other current liabilities	57.3	14.8	5.3	—	77.4
Long-term debt—current portion	3.0	—	—	—	3.0
Intercompany accounts, net	(25.4)	(9.2)	30.2	4.4	—
Total current liabilities	143.1	57.9	45.4	4.4	250.8
Long-term debt.	729.9	—	—	—	729.9
Deferred tax liabilities	47.4	(0.4)	2.7	—	49.7
Other non current liabilities	0.3	0.5	0.7	—	1.5
Total long-term liabilities	777.6	0.1	3.4	—	781.1
Total Liabilities	920.7	58.0	48.8	4.4	1,031.9
Commitments and contingencies
Contributions from Holdings	197.8	368.5	35.1	(403.6)	197.8
Retained deficit	(26.1)	(34.8)	(11.3)	46.1	(26.1)
Cumulative translation	0.1	—	0.1	(0.1)	0.1
Minimum pension liability	—	—	—	—	—
Total Equity	171.8	333.7	23.9	(357.6)	171.8
Total Liabilities and Equity	$1,092.5	$391.7	$72.7	$(353.2)	$1,203.7

Condensed Balance Sheet
As of September 30, 2005 (Predecessor)
($ in millions)

	Parent Company (Restated)	Guarantor Subsidiaries (Restated)	Non- Guarantor Subsidiaries	Eliminations	Total
Assets
Current assets:
Cash and cash equivalents	$—	$0.1	$2.6	$—	$2.7
Accounts receivable, net of allowance for doubtful accounts	127.1	51.8	17.2	—	196.1
Inventories	94.6	49.0	16.1	—	159.7
Prepaid expenses and other current assets	5.8	5.5	4.6	—	15.9
Total current assets.	227.5	106.4	40.5	—	374.4
Property, plant and equipment, net.	166.5	96.2	20.4	—	283.1
Goodwill	319.4	202.8	9.5	—	531.7
Intangible assets, net	—	13.7	1.4	—	15.1
Investment in Subsidiaries	587.7	—	—	(587.7)	—
Other assets	0.5	1.1	0.8	—	2.4
Total Assets	$1,301.6	$420.2	$72.6	$(587.7)	$1,206.7
Liabilities, Equity and Predecessor’s Parent Company Equity
Current liabilities:
Accounts payable	$45.1	$41.9	$7.4	$—	$94.4
Accrued and other current liabilities	11.4	18.5	7.3	—	37.2
Due to Tyco International, Ltd. and affiliates	326.4	(217.3)	1.6	1.1	111.8
Capital Lease Obligations—current portion	59.4	20.1	—	—	79.5
Total current liabilities	442.3	(136.8)	16.3	1.1	322.9
Other non current liabilities	2.0	22.6	1.4	—	26.0
Total long-term liabilities	2.0	22.6	1.4	—	26.0
Total liabilities	444.3	(114.2)	17.7	1.1	348.9
Minority Interest	2.2	0.5	—	—	2.7
Commitments and contingencies
Predecessor Parent Company Investment	895.0	574.6	52.9	(627.5)	895.0
Cumulative translation	(25.5)	(26.3)	2.0	24.3	(25.5)
Minimum pension liability	(14.4)	(14.4)	—	14.4	(14.4)
Total Parent Company Investment	855.1	533.9	54.9	(588.8)	855.1
Total Liabilities Parent Company Investment	$1,301.6	$420.2	$72.6	$(587.7)	$1,206.7

Condensed Statement of Cash Flows
For the Period From February 17, 2006 to September 29, 2006 (Successor)
($ in millions)

	Parent Company (Restated)	Guarantor Subsidiaries (Restated)	Non- Guarantor Subsidiaries	Eliminations	Total
Cash Flow from Operating Activities	$82.8	$4.4	$1.6	$—	$88.8

Cash Flow from Investing Activities
Purchase of property, plant, and equipment	(18.7)	(4.3)	(0.7)	—	(23.7)
Proceeds from disposal of assets	0.6	—	0.2	—	0.8
Acquisition of business net of cash acquired	(927.7)	—	—	—	(927.7)
Net cash used in investing activities	(945.8)	(4.3)	(0.5)	—	(950.6)

Cash Flow from Financing Activities
Issuance of long-term debt	783.4	—	—	—	783.4
Equity contributions	197.5	—	—	—	197.5
Repayment of long-term debt	(50.7)	—	—	—	(50.7)
Long-term debt financing costs	(23.7)	—	—	—	(23.7)
Long-term debt refinancing costs	(4.0)	—	—	—	(4.0)
Net cash provided by financing activities	902.5	—	—	—	902.5
Effect of currency translation on cash	—	—	(0.9)	—	(0.9)
Net increase in cash and cash equivalents	39.5	0.1	0.2	—	39.8
Cash and cash equivalents at beginning of period	22.8	—	4.2	—	27.0
Cash and cash equivalents at end of period	$62.3	$0.1	$4.4	$—	$66.8

Condensed Statement of Cash Flows
For the Period From October 1, 2005 to February 16, 2006 (Predecessor)
($ in millions)

	Parent Company (Restated)	Guarantor Subsidiaries (Restated)	Non- Guarantor Subsidiaries	Eliminations	Total
Cash Flow from Operating Activities	$(126.2)	$3.8	$3.2	$—	$(119.2)

Cash Flow from Investing Activities
Purchase of property, plant, and equipment	(9.2)	(2.8)	(0.2)	—	(12.2)
Proceeds from disposal of assets	3.0	—	0.1	—	3.1
Purchase accounting assets and liabilities	—	—	—	—	—
Net cash used in investing activities	(6.2)	(2.8)	(0.1)	—	(9.1)

Cash Flow from Financing Activities
Payments of capital lease obligations	(59.4)	(20.0)	—	—	(79.4)
Long-term debt refinancing costs	—	—	—	—	—
Change in book overdraft	(9.8)	(4.4)	—	—	(14.2)
Payments of capital lease obligations	—	—	—	—	—
Change in Predecessor parent company investment	203.8	24.4	(4.0)	—	224.2
Distributions to minority interests	(2.2)	(0.6)	2.8	—	—
Net cash (used in) provided by financing activities	132.4	(0.6)	(1.2)	—	130.6
Effect of currency translation on cash	—	—	(0.2)	—	(0.2)
Net increase in cash and cash equivalents	—	0.4	1.7	—	2.1
Cash and cash equivalents at beginning of period	—	0.1	2.6	—	2.7
Cash and cash equivalents at end of period	$—	$0.5	$4.3	$—	$4.8

Condensed Statement of Cash Flows
For the Year Ended September 30, 2005 (Predecessor)
($ in millions)

	Parent Company (Restated)	Guarantor Subsidiaries (Restated)	Non- Guarantor Subsidiaries	Eliminations	Total
Cash Flow from Operating Activities	$27.2	$62.0	$28.1	$—	$117.3

Cash Flow from Investing Activities
Purchase of property, plant, and equipment	(17.3)	(11.8)	(3.0)	—	(32.1)
Proceeds from disposal of assets	2.9	—	—	—	2.9
Purchase accounting assets and liabilities	—	—	—	—	—
Net cash used in investing activities	(14.4)	(11.8)	(3.0)	—	(29.2)

Cash Flow from Financing Activities
Payment of capital lease obligations	(31.0)	(30.0)	(0.1)	—	(61.1)
Long-term debt refinancing costs	—	—	—	—	—
Change in book overdraft	(13.2)	1.1	—	—	(12.1)
Change in Predecessor parent company investment	32.3	(20.0)	(25.5)	—	(13.2)
Distributions to minority interests	(1.4)	(1.5)	0.1	—	(2.8)
Net cash used in financing activities	(13.3)	(50.4)	(25.5)	—	(89.2)
Effect of currency translation on cash	—	—	0.1	—	0.1
Net decrease in cash and cash equivalents	(0.5)	(0.2)	(0.3)	—	(1.0)
Cash and cash equivalents at beginning of period	0.5	0.3	2.9	—	3.7
Cash and cash equivalents at end of period	$—	$0.1	$2.6	$—	$2.7

Condensed Statement of Cash Flows
For the Year Ended September 30, 2004 (Predecessor)
($ in millions)

	Parent Company (Restated)	Guarantor Subsidiaries (Restated)	Non- Guarantor Subsidiaries	Eliminations	Total
Cash Flow from Operating Activities	$11.5	$64.4	$13.3	$—	$89.2

Cash Flow from Investing Activities
Purchase of property, plant, and equipment	(12.8)	(3.1)	(0.6)	—	(16.5)
Proceeds from disposal of assets	—	1.4	(0.4)	—	1.0
Purchase accounting assets and liabilities	—	—	—	—	—
Net cash used in investing activities	(12.8)	(1.7)	(1.0)	—	(15.5)

Cash Flow from Financing Activities
Payments of capital lease obligations	(1.8)	(2.0)	—	—	(3.8)
Change in book overdraft	16.1	(2.7)	—	—	13.4
Change in Predecessor parent company investment	(12.4)	(62.1)	(12.6)	—	(87.1)
Distributions to minority interests	(0.2)	—	—	—	(0.2)
Net cash (used in) provided by financing activities	1.7	(66.8)	(12.6)	—	(77.7)
Effect of currency translation on cash	—	—	(0.2)	—	(0.2)
Net decrease in cash and cash equivalents	0.4	(4.1)	(0.5)	—	(4.2)
Cash and cash equivalents at beginning of period	0.1	4.4	3.4	—	7.9
Cash and cash equivalents at end of period	$0.5	$0.3	$2.9	$—	$3.7

Berry Plastics Holding Corporation

(successor by merger to Covalence Specialty Materials Corp.)

OFFER TO EXCHANGE

10 ¼% Senior Subordinated Notes due 2016

registered under the Securities Act

For

A Like Principal Amount of 10 ¼% Senior Subordinated Notes due 2016

($265,000,000 Aggregate Principal Amount)

___________________________________________________________

Prospectus

___________________________________________________________

Dated May 14, 2007